UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FG New America Acquisition Corp.

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED JUNE 21, 2021

FG NEW AMERICA ACQUISITION CORP.

105 S. Maple Street

Itasca, Illinois 60143

Dear Stockholders of FG New America Acquisition Corp.:

We cordially invite you to attend a special meeting in lieu of the 2021 annual meeting of the stockholders of FG New America Acquisition Corp., a Delaware corporation (“FGNA”, “we,” “us,” “our” or the “Company”), which will be held on [●], [●], 2021, at [●], Eastern time at https://www.cstproxy.com/fgnewamerica/2021 (the “special meeting”). In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, the Company has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting https://www.cstproxy.com/fgnewamerica/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

On February 9, 2021, the Company, Opportunity Financial, LLC, a Delaware limited liability company (“OppFi”), OppFi Shares, LLC, a Delaware limited liability company (“OFS”) and Todd Schwartz, in his capacity as the representative of the members of OppFi immediately prior to the Closing (as defined below) (“Members’ Representative”), entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “business combination.”

At the special meeting, you will be asked to consider and vote upon a proposal (the “Business Combination Proposal”) to adopt the Business Combination Agreement and approve the business combination. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A. The aggregate consideration payable at the closing of the business combination (the “Closing”) to the members of OppFi immediately prior to the Closing (the “Members”) is approximately $743,000,000, subject to the purchase price adjustments as set forth in the Business Combination Agreement (the “Company Equity Value”). The Closing is expected to take place as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Business Combination Agreement.

Following the consummation of the business combination, the Company will be organized in an “Up-C” structure, in which substantially all of the assets of the combined company will be held by OppFi and its subsidiaries, and the Company’s only assets will be its equity interests in OppFi. In order to effectuate the Up-C structure, pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for common units of OppFi (the “OppFi Units”), the Company will contribute to OppFi cash (the “Cash Consideration”) and the number of shares of newly issued Class V common stock, par value $0.0001 per share, of the Company (the “Class V voting stock”) equal to the number of Retained OppFi Units (as defined below), which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS.

At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders (as defined below) and the Class B Common Stock Conversion (as defined below)). The Members will, immediately following the Closing, retain an aggregate number of OppFi Units (such OppFi Units retained by the Members, the “Retained OppFi Units”) equal to (a) (i) (A) OppFi’s equity value (i.e., $743,000,000), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, if any, minus (E) the Cash Consideration, divided by (ii) $10, plus (b) the Earnout Units (as defined below).

In connection with the Closing, on the date of the Closing (the “Closing Date”), 25,500,000 Retained OppFi Units (the “Earnout Units”) held by the Members and an equal number of shares of Class V voting stock distributed to OFS in connection with the business combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A common stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to outstanding warrants to purchase Class A Common Stock or issuance of any shares under the Incentive Plan or ESPP Plan, the Company is expected to own, directly or indirectly, approximately 26.3% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi A&R LLCA (as defined and discussed below) and all remaining OppFi Units will be owned by the Members. In addition, the Members, via OFS, are expected to hold a controlling voting interest in the Company after the Closing and will therefore have the ability to control OppFi.

In connection with the Closing, pursuant to the terms and conditions of our current charter (as defined below) and the Amended Sponsor Letter (as defined below), all then-outstanding shares of Class B common stock, par value $0.0001 per share, of the Company (the “Class B common stock”) will be converted into shares of Class A Common Stock on a one-for-one basis and into an aggregate of 5,943,750 shares of Class A common stock (the “Class B Common Stock Conversion”).

Pursuant to the Business Combination Agreement, the “Cash Consideration” to be paid by the Company at the Closing will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing (following any redemptions of Class A common stock by the Company’s public stockholders), less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing and $15,000,000, exceed (b) the amount of all cash, cash equivalents, deposits and marketable securities held by OppFi on the Closing Date (such amount, as adjusted, the “Available Closing Date Cash”). The Cash Consideration payable to the Members will be paid from cash available to us from the trust account (the “trust account”) that holds the proceeds (including interest) of our initial public offering that closed on October 2, 2020 (our “IPO”), and after giving effect to taxes payable, any redemptions that may be elected by any of our public stockholders for their pro rata share of the aggregate amount of funds on deposit in the trust account.

Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the OppFi A&R LLCA (such exchange rights, as further described in the OppFi A&R LLCA, the “Exchange Rights”), in each case as more fully described in the Investor Rights Agreement to be entered into at Closing, substantially in the form attached to this proxy statement as Annex J; provided that, such lock-up applicable to Earnout Units shall not end prior to the date that such Earnout Units are earned in accordance with the Business Combination Agreement. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company.

At the special meeting, you will be asked to consider and vote upon:

1.	the Business Combination Proposal;

2.	a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of more than 20% of the Company’s issued and outstanding common stock (i) pursuant to the Business Combination Agreement and (ii) upon the exchange of the Retained OppFi Units pursuant to the terms of the OppFi A&R LLCA, in each case, that may result in a Member owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules (the “NYSE Proposal”);

3.

a proposal to approve the Company’s proposed second amended and restated certificate of incorporation (the “proposed charter”), substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination (the “Charter Proposal”);

4.

proposals to approve and adopt, on a non-binding advisory basis, certain material differences between the Company’s amended and restated certificate of incorporation (as amended through the date of this proxy statement, the “current charter”) and the proposed charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (collectively, the “Advisory Charter Proposals”):

a.

to provide that special meetings of stockholders of the Company may be called, at any time when the SCG Holders (as defined in the accompanying proxy statement) beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders (“Advisory Charter Proposal A”);

b.

to provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock (“Advisory Charter Proposal B”); and

c.

to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded (“Advisory Charter Proposal C”);

d.

to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following the Closing of the business combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the board of directors of the Company (the

“Board”) approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws” (“Advisory Charter Proposal D”);

e.

to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders) (“Advisory Charter Proposal E”);

f.

to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class (“Advisory Charter Proposal F”);

g.	to change the name of the new public entity to “OppFi Inc.” from “FG New America Acquisition Corp.” (“Advisory Charter Proposal G”); and

h.

to, upon completion of the business combination, increase the authorized capital stock from 401,000,000 shares, consisting of 380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”), to [•] shares, which would consist of [•] shares of common stock, including (i) [•] shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), (ii) [•] shares of Class B common stock, par value $0.0001 per share (“Class B common stock”) and, together with the Class A Common Stock, the “Economic Common Stock”), and (iii) [•] shares of Class V common stock, par value $0.0001 per share (the “Class V voting stock”) and [•] shares of preferred stock by creating an additional [•] shares of common stock and [•] shares of preferred stock (“Advisory Charter Proposal H”);

5.

a proposal to approve the Incentive Plan (as defined in the accompanying proxy statement), substantially in the form attached to the accompanying proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal” and, collectively with the Business Combination Proposal, the NYSE Proposal and the Charter Proposal, the “condition precedent proposals”);

6.

a proposal to approve, assuming the condition precedent proposals are approved and adopted, the ESPP (as defined in the accompanying proxy statement), substantially in the form attached to the accompanying proxy statement as Annex F, including the authorization of the initial share reserve under the ESPP (the “ESPP Proposal”);

7.

a proposal to consider and vote upon a proposal to elect seven directors to serve staggered terms on the Board until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified (the “Director Election Proposal”); and

8.

a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals (the “Adjournment Proposal”). The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully.

Our publicly traded common stock, units and warrants are currently listed on the NYSE under the symbols “FGNA,” “FGNA.U” and “FGNA WS,” respectively. Upon the Closing, we intend to change our name from “FG New America Acquisition Corp.” to “OppFi Inc.” and we have applied to continue the listing of our common stock and warrants on the NYSE under the symbols “OPFI” and “OPFI WS,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Pursuant to the current charter, we are providing our public stockholders with the opportunity to redeem, upon the Closing, shares of Class A Common stock then held by them (“public shares”) for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest earned on funds held in the trust account (which interest shall be net of taxes payable), by the total number of then outstanding public shares, subject to the limitations described herein. For illustrative purposes, based on the fair value of marketable securities held in our trust account of $243,386,835 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.24. Public stockholders may elect to redeem their shares even if they vote for the business combination.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and warrants (the “public warrants”) prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to [●], Eastern time, on [●], 2021, (a) submit a written request to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through the Depository Trust Company.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company. We have no specified maximum redemption threshold under the current charter, other than the aforementioned 15% threshold and the limitation that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination. Every share of Class A common stock that is redeemed by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $243,386,835 as of March 31, 2021. The Business Combination Agreement provides that OppFi’s obligation to consummate the business combination is conditioned on the availability at Closing of at least $200,000,000 in cash, after the repayment of redemptions, if any. This condition to Closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived in writing by OppFi. If, as a result of redemptions of public shares by our public stockholders, this condition is not met (or waived), then OppFi may elect not to consummate the business combination. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to their public shares.

FG New America Investors LLC (the “Sponsor”) and our officers and directors (the “initial stockholders”) have agreed to waive their redemption rights with respect to any shares they may hold in connection with the consummation of the business combination, and the Class B common stock, par value $0.0001 per share (the “founder shares”), will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor and our officers and directors as a group beneficially own approximately 21.2% of our issued and outstanding shares of common stock, including all of the founder shares. The initial stockholders have agreed to vote any shares of common stock owned by them in favor of the business combination. The founder shares are subject to transfer restrictions as described further herein. In connection with the signing of the Business Combination Agreement, the initial stockholders agreed to waive their right to convert their founder shares at the time of the business combination into shares of Class A common stock in accordance with the terms of the current charter at a ratio of more than one-to-one. As of the Closing, assuming no redemptions, the initial stockholders will beneficially own approximately 5.6% of the total number of all shares of common stock outstanding after consummation of the business combination.

We are providing the accompanying proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Information about the special meeting, the business combination and other related business to be considered by the Company’s stockholders at the special meeting is included in the accompanying proxy statement. Whether or not you plan to attend the special meeting, we urge all of our stockholders to read the accompanying proxy statement, including the Annexes and the accompanying financials statements of the Company and OppFi, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 59 of the accompanying proxy statement.

After careful consideration, our Board has unanimously approved the Business Combination Agreement and the business combination, and unanimously recommends that our stockholders vote “FOR” the adoption of the Business Combination Agreement and approval of the business combination, “FOR” each of the director nominees and “FOR” all of the other proposals presented to our stockholders in the accompanying proxy statement. When you consider our Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Approval of the Business Combination Proposal, the NYSE Proposal, the Advisory Charter Proposals (each of which is a non-binding vote), the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Approval of the Charter Proposal requires the affirmative vote of a majority of our outstanding shares entitled to vote thereon at the special meeting.

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. If the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are approved, we will elect seven directors to our Board, each to serve staggered terms until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, commencing at the Closing of the transaction. Alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals, and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.

Your vote is very important. Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement to make sure that your shares are represented at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. Even if you have voted by proxy, you may still vote during the special meeting by visiting https://www.cstproxy.com/fgnewamerica/2021. To participate in the special meeting, you will need the 12-digit control number assigned by Continental Stock Transfer & Trust Company included on your proxy card or obtained from them via email. Unless waived by the parties to the Business Combination Agreement, the Closing is conditioned upon the approval of the condition precedent proposals. The election of seven director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card, and do not attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record and you attend the special meeting and wish to vote during the special meeting, you may withdraw your proxy and vote at the special meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Board, we would like to thank you for your support of FG New America Acquisition Corp. and look forward to a successful completion of the business combination.

[●], 2021	Sincerely,

Joseph H. Moglia Chairman

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement is dated [●], 2021, and is expected to be first mailed to our stockholders on or about [●], 2021.

NOTICE OF SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING

OF STOCKHOLDERS OF FG NEW AMERICA ACQUISITION CORP.

TO BE HELD ON [●], 2021

To the Stockholders of FG New America Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of the stockholders of FG New America Acquisition Corp., a Delaware corporation (the “Company”), will be held on [●], [●], 2021, at [●], Eastern time at https://www.cstproxy.com/fgnewamerica/2021 (the “special meeting”). You are cordially invited to attend the special meeting to conduct the following items of business:

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Proposal No. 1 — Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of February 9, 2021 (a copy of which is attached to this proxy statement as Annex A) (as amended, the “Business Combination Agreement”), by and among the Company, Opportunity Financial, LLC, a Delaware limited liability company (“OppFi”), OppFi Shares, a Delaware limited liability company (“OFS”) and Todd Schwartz, in his capacity as the member’s representative (the “Members’ Representative), and approve the other transactions contemplated thereby (the “business combination” and such proposal, the “Business Combination Proposal”);

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Proposal No. 2 — NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement and (ii) upon the exchange of the Retained OppFi Units pursuant to the terms of the OppFi A&R LLCA, in each case, that may result in a Member owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules;

•

Proposal No. 3 — Charter Proposal — To consider and vote upon proposal to approve the Company’s proposed second amended and restated certificate of incorporation (the “proposed charter”), substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination (the “Charter Proposal”);

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Proposal No. 4 — Advisory Charter Proposals — To consider and act upon the following proposals to approve and adopt, on a non-binding advisory basis, certain material differences between the Company’s amended and restated certificate of incorporation (as amended through the date of this proxy statement, the “current charter”) and the proposed charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as eight separate sub-proposals (collectively, the “Advisory Charter Proposals”):

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Advisory Charter Proposal A — to provide that special meetings of stockholders of the Company may be called, at any time when the SCG Holders (as defined in the accompanying proxy statement) beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders (“Advisory Charter Proposal A”);

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Advisory Charter Proposal B — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock (“Advisory Charter Proposal B”);

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Advisory Charter Proposal C — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded (“Advisory Charter Proposal C”);

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Advisory Charter Proposal D — to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following the Closing of the business combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws” (“Advisory Charter Proposal D”);

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Advisory Charter Proposal E — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders) (“Advisory Charter Proposal E”);

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Advisory Charter Proposal F — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class (“Advisory Charter Proposal F”);

•	Advisory Charter Proposal G — to change the name of the new public entity to “OppFi Inc.” from “FG New America Acquisition Corp.” (“Advisory Charter Proposal G”); and

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Advisory Charter Proposal H — to, upon completion of the business combination, increase the authorized capital stock from 401,000,000 shares, consisting of 380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to [●] shares, which would consist of [●] shares of common stock, including (i) [●] shares of Class A common stock, (ii) [●] shares of Class B common stock, and (iii) [●] shares of Class V voting stock and [●] shares of preferred stock by creating an additional [●] shares of common stock and [●] shares of preferred stock (“Advisory Charter Proposal H”);

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Proposal No. 5 — Incentive Plan Proposal — To consider and vote upon a proposal to approve the Incentive Plan, substantially in the form attached to the accompanying proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal” and, collectively with the Business Combination Proposal, the NYSE Proposal and the Charter Proposal, the “condition precedent proposals”);

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Proposal No. 6 — ESPP Proposal — To consider and vote upon a proposal to approve, assuming the condition precedent proposals are approved and adopted, the ESPP, substantially in the form attached to the accompanying proxy statement as Annex F, including the authorization of the initial share reserve under the ESPP (the “ESPP Proposal”);

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Proposal No. 7 — Director Election Proposal — a proposal to consider and vote upon a proposal to elect seven directors to serve staggered terms on the Board until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified; and

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Proposal No. 8 — Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals (the “Adjournment Proposal”). The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements of the Company and OppFi.

In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, the Company has determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting https://www.cstproxy.com/fgnewamerica/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement. The record date for the special meeting is [●], 2021. Only stockholders of record at the close of business on that date may vote at the special meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to the current charter, we are providing our public stockholders with the opportunity to redeem, upon the Closing, shares of Class A common stock then held by them (“public shares”) for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest earned on funds held in the trust account (which interest shall be net of taxes payable), by the total number of then outstanding public shares, subject to the limitations described herein. For illustrative purposes, based on the fair value of marketable securities held in our trust account of $243,386,835 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.24. Public stockholders may elect to redeem their shares even if they vote for the business combination.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and warrants (the “public warrants”) prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to [●], Eastern time, on [●], 2021, (a) submit a written request to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through the Depository Trust Company.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company. We have no specified maximum redemption threshold under the current charter, other than the aforementioned 15% threshold and the limitation that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination. Every share of Class A common stock that is redeemed by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $243,386,835 as of

March 31, 2021. The Business Combination Agreement provides that OppFi’s obligation to consummate the business combination is conditioned on the availability at Closing of at least $200,000,000 in cash, after the repayment of redemptions, if any. This condition to Closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived in writing by OppFi. If, as a result of redemptions of public shares by our public stockholders, this condition is not met (or waived), then OppFi may elect not to consummate the business combination. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our public stockholders exercise their redemption rights with respect to public shares.

The initial stockholders have agreed to waive their redemption rights with respect to any shares they may hold in connection with the consummation of the business combination, and the Class B common stock, par value $0.0001 per share (the “founder shares”), will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the initial stockholders as a group beneficially own approximately 21.2% of our issued and outstanding shares of common stock, including all of the founder shares. The initial stockholders have agreed to vote any shares of the common stock owned by them in favor of the business combination. The founder shares are subject to transfer restrictions. In connection with the signing of the Business Combination Agreement, the initial stockholders agreed to waive their right to convert their founder shares at the time of the business combination into shares of Class A common stock in accordance with the terms of the current charter at a ratio of more than one-to-one. As of the Closing, assuming no redemptions, the initial stockholders will beneficially own approximately 5.6% of the total number of all shares of common stock outstanding after consummation of the business combination.

Unless waived by the parties to the Business Combination Agreement, the Closing is conditioned upon the approval of the condition precedent proposals. The election of seven directors to staggered terms as part of the Director Election Proposal is conditioned on the approval of the condition precedent proposals. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.

Approval of the Business Combination Proposal, the NYSE Proposal, the Advisory Charter Proposals (each of which is a non-binding vote), the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Approval of the Charter Proposal requires the affirmative vote of a majority of our outstanding shares entitled to vote thereon at the special meeting.

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. If the condition precedent proposals, including the Business Combination Proposal and Charter Proposal, are approved, we will elect seven directors to our Board, each to serve staggered terms until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, commencing at the Closing of the transaction. Alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.

Our Board unanimously recommends that you vote “FOR” each of these proposals and “FOR” each of the director nominees.

[●], 2021	By Order of the Board of Directors,

Joseph H. Moglia Chairman

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “FGNA” refer to FG New America Acquisition Corp., and the term “post-combination company” refers to OppFi Inc. following the consummation of the business combination.

In this proxy statement:

“$15 Exercise Price Warrants” means the 1,512,500 warrants issued in a concurrent private placement at the time of the IPO to the Founder Holders, each exercisable to purchase one share of Class A common stock at $15.00 per share.

“Adjournment Proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals.

“Advisory Charter Proposal A” means the non-binding advisory charter proposal to provide that special meetings of stockholders of the Company may be called, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders.

“Advisory Charter Proposal B” means the non-binding advisory charter proposal to provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

“Advisory Charter Proposal C” means the non-binding advisory charter proposal to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded.

“Advisory Charter Proposal D” means the non-binding advisory charter proposal to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following the Closing of the Business Combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”.

“Advisory Charter Proposal E” means the non-binding advisory charter proposal to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

“Advisory Charter Proposal F” means the non-binding advisory charter proposal to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class.

“Advisory Charter Proposal G” means the non-binding advisory charter proposal to change the name of the new public entity to “OppFi Inc.” from “FG New America Acquisition Corp.”

“Advisory Charter Proposal H” means the non-binding advisory charter proposal to, upon completion of the business combination, increase the authorized capital stock from 401,000,000 shares, consisting of

380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to [●] shares, which would consist of [●] shares of common stock, including (i) [     ] shares of Class A common stock, (ii) [     ] shares of Class B common stock, and (iii) [     ] shares of Class V voting stock and [●] shares of preferred stock by creating an additional [     ] shares of common stock and [     ] shares of preferred stock.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise.

“Alliance Advisors” means Alliance Advisors, proxy solicitor to the Company.

“Board” means the board of directors of the Company.

“business combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 9, 2021, by and among the Company, OppFi, OFS and Todd Schwartz, in his capacity as the Members’ Representative, a copy of which is attached to this proxy statement as Annex A.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement (a copy of which is attached to this proxy statement as Annex A) and approve the transactions contemplated thereby.

“Cash Consideration” means an amount equal to (a) the Available Closing Date Cash (as defined in the Business Combination Agreement), minus (b) the Closing Cash Shortfall (as defined in the Business Combination Agreement), if any.

“Charter Proposal” means the proposal to approve the proposed charter, substantially in the form attached to this proxy statement as Annex C, in connection with the business combination.

“Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock Conversion” means, in connection with the Closing, the conversion of all then-outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis.

“Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company.

“Class V voting stock” means the shares of Class V common stock, par value $0.0001 per share, of the Company.

“Closing” means the closing of the business combination.

“Closing Date” means the closing date of the business combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“common stock” means, prior to the Closing, the shares of Class A common stock and Class B common stock and, after the Closing, the shares of Class A common stock and Class V voting stock of the post-combination company.

“Company” means FG New America Acquisition Corp., a Delaware corporation.

“Company Equity Value” means approximately $743,000,000, subject to the purchase price adjustments as set forth in the Business Combination Agreement.

“condition precedent proposals” means the Business Combination Proposal, the NYSE Proposal, the Charter Proposal and the Incentive Plan Proposal.

“current bylaws” means the bylaws of the Company that are currently in effect.

“current charter” means our amended and restated certificate of incorporation, originally filed with the Secretary of State of the State of Delaware on June 24, 2020 and amended and restated on September 29, 2020, substantially in the form attached to this proxy statement as Annex B.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Election Proposal” means the proposal to consider and vote upon a proposal to elect seven directors to serve staggered terms on the Board until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified.

“DTC” means the Depository Trust Company.

“Earnout Units” means the 25,500,000 Retained OppFi Units held by the Members at the Closing.

“Earnout Voting Shares” means the 25,500,000 shares of Class V voting stock to be issued to one of the Members at Closing.

“Economic Common Stock” means Class A common stock together with Class B common stock.

“ESPP” means the OppFi Inc. 2021 Employee Stock Purchase Plan.

“ESPP Proposal” means the proposal to approve the ESPP Plan, substantially in the form attached to this proxy statement as Annex F, including the authorization of the initial share reserve under the ESPP Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rights” means, beginning on the nine month anniversary of the Closing, the rights of the Members to exchange each Retained OppFi Unit, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the OppFi A&R LLCA.

“Founder Holders” means each of the Sponsor, D. Kyle Cerminara, Larry G. Swets, Jr., Joseph Moglia, Nicholas Rudd, Hassan Baqar and Robert Weeks.

“founder shares” means the 5,943,750 shares of Class B common stock that are currently owned by the Founder Holders.

“founder warrants” means the 3,848,750 warrants issued in a concurrent private placement at the time of the IPO to our Founder Holders (and/or their designees), each exercisable to purchase one share of Class A common stock at $11.50 per share.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, or any self-regulated organization or other non-governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the incentive compensation plan for eligible service providers of the Company and its subsidiaries that will be in place at the Closing.

“Incentive Plan Proposal” means the proposal to approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” means the Investor Rights Agreement to be entered into at the Closing by and among the Company, the Founder Holders, the Members, the Members’ Representative and certain other parties will enter into an Investor Rights Agreement, pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement, substantially in the form attached to this proxy statement as Annex J.

“IPO” means the Company’s initial public offering, consummated on October 2, 2020, through the sale of 23,775,000 units at $10.00 per unit (including 1,275,000 units that were issued upon the partial exercise of the IPO underwriters’ overallotment option, which closed on October 14, 2020).

“IPO underwriters” means Piper and ThinkEquity.

“Members” means the members of OppFi immediately prior to the Closing.

“NYSE Proposal” means the proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination (i) pursuant to the terms of the Business Combination Agreement and (ii) upon the exchange of the Retained OppFi Units pursuant to the terms of the OppFi A&R LLCA, in each case, that may result in a Member owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules.

“NYSE” means the New York Stock Exchange.

“OFS” means OppFi Shares, LLC, a Delaware limited liability company.

“Opinion” means the fairness opinion of ThinkEquity, attached to this proxy statement as Annex K.

“OppFi” means Opportunity Financial, LLC, a Delaware limited liability company.

“OppFi A&R LLCA” means the Third Amended and Restated Limited Liability Company Agreement to be entered into at the Closing by and among the Company, OppFi and the Members, which will, among other things, permit the issuance and ownership of OppFi Units as contemplated to be issued and owned upon the consummation of the business combination, designate the Company as the sole manager of OppFi, provide for the Exchange Rights, otherwise amend and restate the rights and preferences of the OppFi Units and set forth the rights and preferences of the OppFi Units, and establish the ownership of the OppFi Units by the persons or entities indicated in the OppFi A&R LLCA, in each case, as more fully described in the OppFi A&R LLCA, substantially in the form attached to this proxy statement as Annex I.

“OppFi Units” means the common units of OppFi.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Piper” means Piper Sandler & Co.

“preferred stock” means shares of preferred stock, par value $0.0001 per share of the Company.

“private placement securities” means the private units (including the underlying private shares and private warrants), the founder warrants, the $15 Exercise Price Warrants (including the underlying shares of Class A common stock) underlying securities and the Underwriter Units (including the underlying Underwriter Shares and Underwriter Warrants).

“private placement shares” means the private shares and the Underwriter Shares.

“private placement units” means the private units and the Underwriter Units.

“private placement warrants” means the founder warrants, the private warrants, the $15 Exercise Price Warrants and the Underwriter Warrants.

“private shares” means the shares of Class A common stock issued to our Sponsor as part of the private units.

“private units” means the units issued to our Sponsor in a concurrent private placement at the time of the IPO, with each private unit consisting of one private share and one-half of one private warrant.

“private warrants” means the warrants issued to our Sponsor as part of the private units.

“proposed bylaws” means the proposed amended and restated bylaws of the Company, substantially in the form attached to this proxy statement as Annex D, which will become the post-business combination company’s bylaws upon the Closing.

“proposed charter” means the proposed second amended and restated certificate of incorporation of the Company, substantially in the form attached to this proxy statement as Annex C, which will become the post-business combination company’s certificate of incorporation upon the approval of the Charter Proposal, assuming the consummation of the business combination.

“public shares” means shares of Class A common stock included in the units issued in the Company’s IPO.

“public stockholders” means holders of public shares, including the Sponsor to the extent the Sponsor holds public shares, provided, that, the Sponsor will be considered a public stockholder only with respect to any public shares held by it.

“public warrants” means the warrants included in the units issued in the Company’s IPO, each of which is exercisable for one share of Class A common stock, in accordance with its terms.

“Related Agreements” means the proposed charter, the Tax Receivable Agreement, OppFi A&R LLCA, Amended Sponsor Letter and Investor Rights Agreement.

“Retained OppFi Units” means the aggregate number of OppFi Units retained by the Members immediately following the Closing equal to (a) (i) (A) OppFi’s equity value (i.e., $743,000,000), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, if any, minus (E) the Cash Consideration, divided by (ii) $10, plus (b) the Earnout Units. The Retained OppFi Units will be identical to the new OppFi Units issued to the Company in connection with the Closing except that the holders of the Retained OppFi Units will receive one share of Class V voting stock for each Retained OppFi Unit held by them at Closing and, beginning on the nine-month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the OppFi A&R LLCA. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company.

“SCG” means Schwartz Capital Group.

“SCG Holder” means each of the affiliates of SCG and the Schwartz Family, and any of their respective Permitted Transferees as defined in the Investor Rights Agreement (other than pursuant to clause (e) of the definition thereof or for purposes of Article II of the Investor Rights Agreement pursuant to clause (g) of the definition thereof) that beneficially own shares of Class A common stock and the Class V voting stock, including any shares of the Class A common stock and the Class V voting stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A common stock and the Class V voting stock.

“SCG Holders’ Representative” means Todd Schwartz, as representative of the SCG Holders, or any other party designated by a majority-in-intertest of the SCG Holders.

“Schwartz Family” means the several trusts and entities affiliated with SCG and the Schwartz family.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting in lieu of the 2020 annual meeting of the stockholders of the Company that is the subject of this proxy statement.

“Sponsor” means FG New America Investors LLC.

“Tax Receivable Agreement” means the tax receivable agreement to be entered into simultaneously with the Closing by and among the Company, OppFi, the Members and the Members’ Representative, which will provide for, among other things, payment by the Company to the Members of 90% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained OppFi Units for Class A Common Stock or cash (as more fully described in the Tax Receivable Agreement), substantially in the form attached to this proxy statement as Annex G.

“TGS Trust” means TGS Revocable Trust, whose sole trustee is Todd Schwartz.

“ThinkEquity” means ThinkEquity, a division of Fordham Financial Management, Inc.

“Transfer Agent” means Continental Stock Transfer & Trust Company, in its capacity as transfer agent for the Company.

“trust account” means the trust account of the Company that holds the proceeds from the Company’s IPO and the private placement of the private placement units.

“units” means the public units of the Company, each consisting of one share of Class A common stock and one public warrant of the Company, whereby each public warrant entitles the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share of Class A common stock, sold in the IPO.

“Underwriter Shares” means the shares of Class A common stock issued as part of the Underwriter Units.

“Underwriter Units” means the units issued to the IPO underwriters in a concurrent private placement at the time of the IPO.

“Underwriter Warrants” means the warrants issued as part of the Underwriter Units.

“Warrant Agreement” means the Warrant Agreement, dated September 29, 2020, by and between the Company and Continental Stock Transfer & Trust Company, in its capacity as warrant agent for the Company.

“Working Capital Loans” means funds that the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company as may be required in order to finance transaction costs in connection with the business combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our or OppFi’s business, as applicable, and the timing and ability for us to complete the business combination. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to OppFi has been provided by OppFi and its management team, and forward-looking statements include statements relating to OppFi’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Specifically, forward-looking statements may include statements relating to:

•	the benefits of the business combination;

•	the future financial performance of the post-business combination company following the business combination;

•	expansion plans and opportunities; and

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other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against OppFi or the Company following announcement of the business combination and transactions contemplated thereby;

•	the inability to complete the business combination due to the failure to obtain approval of the stockholders of the Company, or other conditions to closing in the Business Combination Agreement;

•	the Company’s inability to consummate another initial business combination if it is unable to consummate the business combination;

•	the inability to obtain or maintain the listing of the post-combination company’s common stock on the NYSE following the business combination;

•	the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

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the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the inability to integrate OppFi and the Company businesses, and the inability of the combined business to grow and manage growth profitably;

•	the unpredictability of the effects of COVID-19;

•	costs related to the business combination;

•	changes in applicable laws or regulations;

•	the inability to profitably expand into new markets;

•	the possibility that OppFi or the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties indicated in this proxy statement, including those set forth under the section entitled “Risk Factors.”

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Certain Defined Terms.”

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FG New America Acquisition Corp., a Delaware corporation, which we refer to as “we,” “us,” “our,” or the “Company,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

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There are currently 30,300,125 shares of common stock issued and outstanding, consisting of (i) 23,775,000 public shares, (ii) 5,943,750 founder shares held by the Founder Holders, (iii) 462,500 private shares held by the Sponsor and (iv) 118,875 Underwriter Shares held by the IPO underwriters. There are currently no shares of Company preferred stock issued and outstanding. In addition, we issued 23,775,000 public warrants to purchase Class A common stock (originally sold as part of the units issued in our IPO) as part of our IPO along with 581,375 private placement units, of which 462,500 private units were issued to the Sponsor and 118,875 Underwriter Units issued to the IPO underwriters, 3,848,750 warrants to purchase Class A common stock issued to the Sponsor (the “founder warrants”) and 1,512,500 warrants to purchase Class A common stock at $15.00 per share issued to the Sponsor (the “$15 Exercise Price Warrants”) in a private placement concurrently with our IPO. The warrants will become exercisable 30 days after the completion of the business combination, but the Company will not be obligated to deliver any shares upon exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and these warrants will expire five years after the completion of the business combination or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third business day before the Company sends the notice of redemption to the warrantholders. The private placement warrants, however, are non-redeemable so long as they are held by the Sponsor, the IPO underwriters or their permitted transferees. In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. If a business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to any such Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be converted into warrants of the post-business combination company at a price of $1.00 per warrant. The warrants would be identical to the founder warrants. As of the date of this proxy statement, the Company does not have any Working Capital Loans outstanding. For more information regarding the Company’s warrants, please see the section entitled “Description of Securities.”

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OppFi is a Delaware limited liability company formed on December 3, 2015. OppFi is headquartered in Chicago, Illinois. OppFi is a leading mission-driven financial technology platform that powers banks to offer accessible lending products and a top-rated experience to everyday consumers. OppFi partners with banks to facilitate short-term lending options for everyday consumers who lack access to mainstream financial products. OppFi’s artificial intelligence, or AI, enabled financial technology platform focuses on helping these everyday consumers who lack access to traditional credit products to build a better financial path. Consumers on OppFi’s platform benefit from higher approval rates and a highly automated, transparent, efficient, and fully digital experience. OppFi’s bank partners benefit from its turn-key, outsourced marketing, data science, and proprietary technology to digitally acquire, underwrite and service these everyday consumers. Since inception, OppFi has facilitated more than $2.3 billion in loan issuances covering over 1.5 million loans.

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The aggregate consideration payable at the Closing to the Members is the Company Equity Value. The Closing is expected to take place as soon as practicable after the special meeting, subject to the satisfaction or waiver of the closing conditions in the Business Combination Agreement.

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Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for common units of OppFi (the “OppFi Units”), the Company will contribute to OppFi cash (the “Cash Consideration”) and the number of shares of newly issued Class V common stock, par value $0.0001 per share, of the Company (the “Class V voting stock”) equal to the number of Retained OppFi Units (as defined below), which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS. At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders (as defined below) and the Class B Common Stock Conversion (as defined below)). The Members will, immediately following the Closing, retain an aggregate number of OppFi Units (such OppFi Units retained by the Members, the “Retained OppFi Units”) equal to (a) (i) (A) OppFi’s equity value (i.e., $743,000,000), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, if any, minus (E) the Cash Consideration, divided by (ii) $10, plus (b) the Earnout Units (as defined below). In connection with the Closing, on the date of the Closing (the “Closing Date”), 25,500,000 Retained OppFi Units (the “Earnout Units”) held by the Members and an equal number of shares of Class V voting stock distributed to OFS in connection with the business combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by OppFi and its subsidiaries, and the Company’s only direct assets will consist of OppFi Units. Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A Common Stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to outstanding warrants to purchase Class A Common Stock or issuance of any shares under the Incentive Plan or ESPP Plan, the Company is expected to own, directly or indirectly, approximately 26.3% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi A&R LLCA (as defined and discussed below) and all remaining OppFi Units will be owned by the Members. In addition, the Members, via OFS, are expected to hold a controlling voting interest in the Company after the Closing and will therefore have the ability to control OppFi. In connection with the Closing, pursuant to the terms and conditions of the current charter, and the Amended Sponsor Letter (as defined below), all then-outstanding shares of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) will be converted into shares of Class A Common Stock on a one-for-one basis and into an aggregate of 5,943,750 shares of Class A Common Stock (the “Class B Common Stock Conversion”). Pursuant to the Business Combination Agreement, the “Cash Consideration” to be paid by the Company at the Closing will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing (following any redemptions of Class A Common Stock by the Company’s public stockholders), less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing and $15,000,000, exceed (b) the amount of all cash, cash equivalents, deposits and marketable securities held by OppFi on the Closing Date (such amount, as adjusted, the “Available Closing Date Cash”). Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the OppFi A&R LLCA (such exchange rights, as further described in the OppFi A&R LLCA, the “Exchange Rights”). For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company. For more information about the Business Combination Agreement, please see the section entitled “Proposal No. 1 —The Business Combination Proposal — The Business Combination Agreement.”

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We anticipate that, upon completion of the business combination, taking into account estimated adjustments for cash on hand and working capital, the approximate ownership interests of the Company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
FGNA’s Public Stockholders(2)	20.7%	17.0%
Initial Stockholders(3)	5.6%	5.6%
Members(4)	73.7%	77.4%

(1)

Assumes that holders of 4,238,199 public shares exercise their redemption rights in connection with the Closing for $43,386,835 at a redemption price of approximately $10.24 per share (based on $243,386,835 held in trust as of March 31, 2021).

(2)	Includes 118,875 Underwriter Shares held by the IPO underwriters.
(3)

Includes shares of common stock held by the Sponsor and the Company’s current officers and directors, including founder shares, which will convert into shares of Class A common stock at the Closing on a one-for-one basis.

(4)

Represents the number of shares of Class V voting stock to be issued to OFS that corresponds to the number of Retained OppFi Units held by the Members at a value of $10 per share, including 25,500,000 Earnout Voting Shares to be issued to OFS in connection with the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal— The Business Combination Agreement — Earnout”.

The ownership percentages set forth above do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E. Founder shares will be converted into shares of common stock at the Closing on a one-for-one basis. For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information.”

If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants, private placement warrants, founder warrants and $15 Exercise Price Warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation.

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Our management and Board considered various factors in determining whether to approve the Business Combination Agreement and the business combination. For more information about our decision-making process, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Our Board’s Reasons for the Approval of the Business Combination.”

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Pursuant to the current charter, in connection with the business combination, holders of our public shares may elect to have their Class A common stock redeemed for cash at the applicable redemption price per share calculated in accordance with the current charter. As of March 31, 2021, this would have amounted to approximately $243,386,835 in the aggregate. If a holder exercises his, her, or its redemption rights, then the holder will exchange his, her, or its public shares for cash and will no longer own shares of the post-combination company and will not participate in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for his, her, or its public shares only if he, she, or it properly demands redemption and delivers his, her, or its shares (either physically or electronically) to the Transfer Agent at least two business days prior to the special meeting. Please see the section entitled “Special Meeting of Stockholders — Redemption Rights.”

•	In addition to voting on the Business Combination Proposal, stockholders are being asked to vote on the following proposals at the special meeting:

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Proposal No. 2 — NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement and (ii) upon the exchange of the Retained OppFi Units pursuant to the terms of the OppFi A&R LLCA, in each case, that may result in a Member owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules;

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Proposal No. 3 — Charter Proposal — To consider and vote upon a proposal to approve the proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination;

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Proposal No. 4 — Advisory Charter Proposals — To consider and act upon the following proposals to approve and adopt, on a non-binding advisory basis, certain material differences between the current charter and the proposed charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:

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Advisory Charter Proposal A — to provide that special meetings of stockholders of the Company may be called, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders;

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Advisory Charter Proposal B — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock;

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Advisory Charter Proposal C — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded;

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Advisory Charter Proposal D — to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following the Closing of the Business Combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;

•

Advisory Charter Proposal E — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders);

•

Advisory Charter Proposal F — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class;

•	Advisory Charter Proposal G — to change the name of the new public entity to “OppFi Inc.” from “FG New America Acquisition Corp.”; and

•

Advisory Charter Proposal H — to, upon completion of the business combination, increase the authorized capital stock from 401,000,000 shares, consisting of 380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to [●] shares, which would consist of [●] shares of common stock, including (i) [    ] shares of Class A common stock, (ii) [    ] shares of Class B common stock, and (iii) [    ] shares of Class V voting stock and [●] shares of preferred stock by creating an additional [    ] shares of common stock and [    ] shares of preferred stock;

•

Proposal No. 5 — Incentive Plan Proposal — To consider and vote upon a proposal to approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan;

•

Proposal No. 6 — ESPP Proposal — To consider and vote upon a proposal to approve the ESPP, substantially in the form attached to this proxy statement as Annex F, including the authorization of the initial share reserve under the ESPP;

•

Proposal No. 7 — Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve staggered terms on the Board until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified; and

•

Proposal No. 8 — Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.

Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The NYSE Proposal,” “Proposal No. 3 — The Charter Proposal,” “Proposal No. 4 — The Advisory Charter Proposals,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The ESPP Proposal,” “Proposal No. 7 — The Director Election Proposal” and “Proposal No. 8 — The Adjournment Proposal.” The business combination is conditioned on the approval of the condition precedent proposals at the special meeting. The election of seven director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals. Alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.

•

Upon the Closing, we anticipate increasing the initial size of our Board from five to seven directors. If the conditions precedent proposals are approved, the business combination is consummated, our board size is increased and the director nominees are elected to fill the vacant positions pursuant to the Director Election Proposal, our Board will consist of seven directors. Please see the section entitled “Management after the Business Combination.”

•

Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the Closing is subject to a number of conditions set forth in the Business Combination Agreement including, among others, the receipt of certain stockholder approvals contemplated by this proxy statement. For more information about the closing conditions to the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

•

The Business Combination Agreement may be terminated at any time prior to the consummation of the business combination upon agreement of the parties thereto, or by the Company or OppFi in specified circumstances. For more information about the termination rights under the Business Combination Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Termination.”

•	The business combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•

In considering the recommendation of our Board to vote for the proposals presented at the special meeting, including the Business Combination Proposal, and for each of the director nominees, you should be aware that aside from their interests as stockholders, the Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from, or in addition to, the interests of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the business combination and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the special meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid $25,000 for the founder shares and those securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $[●] based on the closing price of our Class A common stock on the NYSE on [●], 2021, but, given the restrictions on those shares, we believe those shares have less value;

•

the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 2, 2022;

•

the fact that the Sponsor paid $4,625,000 for its 462,500 private units, $3,848,750 for its 3,848,750 founder warrants and $151,250 for its 1,512,500 $15 Exercise Price Warrants, and if a business combination is not consummated by October 2, 2022, the proceeds from the sale of the private units, founder warrants and $15 Exercise Price Warrants will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private units, private shares, private warrants, founder warrants and $15 Exercise Price Warrants will be worthless;

•

the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•

the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 2, 2022; and

•	the fact that at the Closing we will enter into the Investor Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the business combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the business combination and the voting procedures for the special meeting, which will be held on [●], [●], 2021, at [●], Eastern time, at https://www.cstproxy.com/fgnewamerica/2021.

Q:	Why am I receiving this proxy statement?

A:

Our stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the business combination, among other proposals. We have entered into the Business Combination Agreement, pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, at the Closing, (x) in exchange for OppFi Units, the Company will contribute to OppFi cash (the “Cash Consideration”) and the number of shares of newly issued Class V voting stock equal to the number of Retained OppFi Units, each of which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS. In addition, at the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A Common Stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion). The Members will retain the remaining OppFi Units. Upon the Closing, the Company will be organized in an umbrella partnership C-corporation, or “Up-C” structure, in which substantially all of the assets of the Company will be held indirectly through OppFi and all of the business of the Company will be conducted through OppFi. The Company’s only direct assets will consist of the OppFi Units. You are being asked to vote on the business combination between us and OppFi. The aggregate consideration payable at the Closing to the Members is the Company Equity Value. Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for common units of OppFi, the Company will contribute to OppFi cash and the number of shares of newly issued Class V voting stock equal to the number of Retained OppFi Units, which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS. At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion). The Members will, immediately following the Closing, retain an aggregate number of OppFi Units equal to (i) (A) OppFi’s equity value (i.e., $743,000,000), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, minus (E) the Cash Consideration, divided by (ii) $10. In connection with the Closing, on the Closing Date, 25,500,000 Retained OppFi Units held by the Members and an equal number of shares of Class V voting stock distributed to OFS in connection with the business combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by OppFi and its subsidiaries, and the Company’s only direct assets will consist of OppFi Units. Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A Common Stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to outstanding warrants to purchase Class A Common Stock or issuance of any shares under the Incentive Plan or ESPP Plan, the Company is expected to own, directly or indirectly, approximately 26.3% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi A&R LLCA and all remaining OppFi Units will be owned by the Members. In addition, the Members, via OFS, are expected to hold a controlling voting interest in the Company after the Closing and will therefore have the ability to control OppFi. In connection with the Closing, pursuant to the terms and conditions of the current charter, and the Amended Sponsor Letter, all then-outstanding shares of Class B common stock will be converted into shares of Class A Common Stock on a one-for-one basis and into an aggregate of 5,943,750 shares of Class A Common Stock. Pursuant to the Business Combination Agreement, the “Cash Consideration” to be paid by the Company at the Closing will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing (following any redemptions of Class A Common Stock by the Company’s public stockholders), less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing and $15,000,000, exceed (b) the amount of all cash, cash equivalents, deposits and marketable securities held by OppFi on the Closing Date. Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the OppFi A&R LLCA. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

This proxy statement and its Annexes contain important information about the business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [●], [●], 2021, at [●], Eastern time at https://www.cstproxy.com/fgnewamerica/2021.

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the Board determined that the special meeting will be a virtual meeting conducted exclusively via live webcast. The Board believes that this is the right choice for the Company and its stockholders at this time, as it permits stockholders to attend and participate in the special meeting while safeguarding the health and safety of the Company’s stockholders, directors and management team. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/fgnewamerica/2021. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at [●], Eastern time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust

Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Q:	What are the specific proposals on which I am being asked to vote at the special meeting?

A:	The Company’s stockholders are being asked to approve the following proposals:

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Proposal No. 1 — Business Combination Proposal — To approve and adopt the Business Combination Agreement (a copy of which is attached to this proxy statement as Annex A) and to approve the business combination;

•

Proposal No. 2 — NYSE Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable the NYSE listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement and (ii) upon the exchange of the Retained OppFi Units pursuant to the terms of the OppFi A&R LLCA, in each case, that may result in a Member owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules;

•

Proposal No. 3 — Charter Proposal — To consider and vote upon a proposal to approve the proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination;

•

Proposal No. 4 — Advisory Charter Proposals — To consider and act upon the following proposals to approve and adopt, on a non-binding advisory basis, certain material differences between the current charter and the proposed charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:

•

Advisory Charter Proposal A — to provide that special meetings of stockholders of the Company may be called, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders;

•

Advisory Charter Proposal B — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock;

•

Advisory Charter Proposal C — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded;

•

Advisory Charter Proposal D — to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following the Closing of the Business Combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;

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Advisory Charter Proposal E — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders);

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Advisory Charter Proposal F — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class;

•	Advisory Charter Proposal G — to change the name of the new public entity to “OppFi Inc.” from “FG New America Acquisition Corp.”; and

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Advisory Charter Proposal H — to, upon completion of the business combination, increase the authorized capital stock from 401,000,000 shares, consisting of 380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to [●] shares, which would consist of [●] shares of common stock, including (i) [●] shares of Class A common stock, (ii) [●] shares of Class B common stock, and (iii) [●] shares of Class V voting stock and [●] shares of preferred stock by creating an additional [●] shares of common stock and [●] shares of preferred stock;

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Proposal No. 5 — Incentive Plan Proposal — To consider and vote upon a proposal to approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan; and

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Proposal No. 6 — ESPP Proposal — To consider and vote upon a proposal to approve the ESPP, substantially in the form attached to this proxy statement as Annex F, including the authorization of the initial share reserve under the ESPP; and

•

Proposal No. 7 — Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve staggered terms on the Board until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified; and

•

Proposal No. 8 — Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.

Q:	Are the proposals conditioned on one another?

A:

Yes. The business combination is conditioned on the approval of the condition precedent proposals at the special meeting. The election of seven director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement. It is important for you to note that if the condition precedent proposals do not receive the requisite vote for approval and are not waived by the parties to the Business Combination Agreement, then we will not consummate the business combination. If we do not consummate the business combination and fail to complete an initial business combination by October 2, 2022, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Q:	Why is the Company providing stockholders with the opportunity to vote on the business combination?

A:

Under the current charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of our business combination. The adoption of the Business Combination Agreement is required under Delaware law and the approval of the business combination is required under the current charter. In addition, such approval is also a condition to the Closing under the Business Combination Agreement.

Q:	What revenues and profits/losses has OppFi generated in the last two years?

A:

For the fiscal years ended December 31, 2020 and 2019, OppFi generated revenues of approximately $291 million and $229 million, respectively, with net income of approximately $77.5 million and $33.0 million for those same periods.

For additional information, please see the sections entitled “Summary Historical Financial Information of OppFi” and “OppFi Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q:	What will happen in the business combination?

A:

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the Closing, (x) in exchange for OppFi Units, the Company will contribute to OppFi the Cash Consideration and the number of shares of newly issued Class V voting stock equal to the number of Retained OppFi Units, each of which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS. In addition, at the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A Common Stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion). The Members will retain the remaining OppFi Units. Upon the Closing, the Company will be organized in an umbrella partnership C-corporation, or “Up-C” structure, in which substantially all of the assets of the Company will be held indirectly through OppFi and all of the business of the Company will be conducted through OppFi. The Company’s only direct assets will consist of the OppFi Units.

Q:	Following the business combination, will the Company’s securities continue to trade on a stock exchange?

A:

Yes. We have applied to continue the listing of the post-combination company’s common stock and warrants on the NYSE under the symbols “OPFI” and “OPFI WS,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

Q:	How has the announcement of the business combination affected the trading price of Class A common stock?

A:

On February 9, 2021, the trading date before the public announcement of the business combination, the Company’s units, Class A common stock and warrants closed at $11.85, $10.70 and $2.05, respectively. On [●], 2021, the trading date immediately prior to the date of this proxy statement, the Company’s units, Class A common stock and warrants closed at $[●], $[●] and $[●], respectively.

Q:	How will the business combination impact the shares of the Company outstanding after the business combination?

A:

After the business combination, assuming no redemptions, the amount of common stock outstanding will increase to approximately 115,125,572 shares of common stock. Additional shares of common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including the issuance of shares of common stock upon exercise of the public warrants, private placement warrants and options issued in connection with the business combination after the business combination. The issuance and sale of these shares in the public market could adversely impact the market price of our common stock, even if our business is doing well.

Q:	Is the business combination the first step in a “going private” transaction?

A:

No. The Company does not intend for the business combination to be the first step in a “going private” transaction. One of the primary purposes of the business combination is to provide a platform for OppFi to access the U.S. public markets.

Q:	Will the management of OppFi change in the business combination?

A:

We anticipate that all of the executive officers of OppFi will remain with the post-combination company. Assuming the condition precedent proposals are approved, the current directors of the Company will resign at the time of the business combination. Todd Schwartz, Ted Schwartz, David Vennettilli, Jared Kaplan, Jocelyn Moore, Greg Zeeman and Christina Favilla will be appointed to serve as directors of the post-combination company upon completion of the business combination. Pursuant to the terms of Investor Rights Agreement, of the seven directors to be appointed to our board, five will be designated by the SCG Holders’ Representative. Please see the section entitled “Management After the Business Combination” for additional information.

Q:	What equity stake will current stockholders of the Company hold in the post-combination company after the closing?

A:

We anticipate that, upon completion of the business combination, taking into account estimated adjustments for cash on hand and working capital, the approximate ownership interests of the company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
FGNA’s Public Stockholders(2)	20.7%	17.0%
Initial Stockholders(3)	5.6%	5.6%
Members(4)	73.7%	77.4%

(1)

Assumes that holders of 4,238,199 public shares exercise their redemption rights in connection with the Closing for $43,386,835 at a redemption price of approximately $10.24 per share (based on $243,386,835 held in trust as of March 31, 2021).

(2)	Includes 118,875 Underwriter Shares held by the IPO underwriters.
(3)

Includes shares of common stock held by the Sponsor and the Company’s current officers and directors, including founder shares, which will convert into shares of Class A common stock at the Closing on a one-for-one basis.

(4)

Represents the number of shares of Class V voting stock to be issued to OFS that corresponds to the number of Retained OppFi Units held by the Members at a value of $10 per share, including 25,500,000 Earnout Voting Shares to be issued to OFS in connection with the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Earnout”.

The ownership percentages set forth above do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, or ESPP Plan, substantially in the form attached to this proxy statement as Annex F or (iii) the Earnout Units.

If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information” for further information.

Q:	Will the Company obtain new financing in connection with the business combination?

A:	No, we do not currently intend to seek new financing in connection with the business combination.

Q:	What conditions must be satisfied to complete the business combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by the stockholders of the Company of the condition precedent proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

Q:	Why is the Company proposing the NYSE Proposal?

A:

We are proposing the NYSE Proposal in order to comply with the applicable listing rules of the NYSE, which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of common stock outstanding before the issuance of stock or securities. Because we may issue 20% or more of our outstanding common stock or 20% or more of the voting power as Stock Consideration, in each case outstanding before the Closing, we are required to obtain stockholder approval of such issuance pursuant to NYSE listing rules. For more information, please see the section entitled “Proposal No. 2 — The NYSE Proposal.”

If the NYSE Proposal is adopted, (i) 84,825,447 shares of Class V voting stock will be issued to OFS pursuant to the terms of the Business Combination Agreement, which will represent approximately 73.7% of the 115,125,572 shares of our common stock outstanding following the business combination, assuming (a) none of the Company’s public shareholders exercise redemption rights with respect to their public shares, (b) the Earnout Voting Shares are included, (c) taking into account adjustments for cash on hand or working capital and (d) no exercise of the Company’s outstanding warrants, and (ii) up to 84,825,447 shares of Class A Common Stock are issuable in the future to the Members who exchange their Retained OppFi Units for Class A Common Stock and forfeit an equal number of shares of Class V Voting Stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the OppFi A&R LLCA.

Q:	Why is the Company proposing the Charter Proposal?

A:

We are proposing the Charter Proposal in order to approve the proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C. In the judgment of the Board, the proposed charter is necessary to address the needs of the post-business combination company.

Pursuant to Delaware law and the Business Combination Agreement, we are required to submit the Charter Proposals to the Company’s stockholders for approval. Please see the section entitled “Proposal No. 3 — The Charter Proposal” for more information.

Q:	Why is the Company proposing the Advisory Charter Proposals?

A:

We are requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the proposed charter that materially affect stockholder rights, which are those amendments that will be made to the current charter as reflected in the proposed charter if the Charter Proposal is approved.

This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. Please see the section entitled “Proposal No. 4 — The Advisory Charter Proposals” for additional information.

Q:	Why is the Company proposing the Incentive Plan Proposal?

A:

The purpose of the Incentive Plan is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company. Please see the section entitled “Proposal No. 5 — The Incentive Plan Proposal” for additional information.

Q:	Why is the Company proposing the ESPP Proposal?

A:

The purpose of the ESPP is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company. Please see the section entitled “Proposal No. 6 — The ESPP Proposal” for additional information.

Q:	Why is the Company proposing the Director Election Proposal?

A:

Upon consummation of the transaction, our Board anticipates increasing its initial size from five directors to seven directors. Our stockholders are being asked to elect seven directors to serve staggered terms on our Board until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal; alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement or removal.

The Company believes it is in the best interests of stockholders to allow stockholders to vote upon the election of newly appointed directors. Please see the section entitled “Proposal No. 7 — The Director Election Proposal” for additional information.

Q:	Why is the Company proposing the Adjournment Proposal?

A:

We are proposing the Adjournment Proposal to allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals. Please see the section entitled “Proposal No. 8 — The Adjournment Proposal” for additional information.

Q:	What happens if I sell my shares of Class A common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of Class A common stock because you will no longer be able to deliver them for cancellation upon consummation of the business combination. If you transfer your shares of Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:

Approval of the Business Combination Proposal, the NYSE Proposal, the Advisory Charter Proposals (each of which is a non-binding vote), the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Approval of the Charter Proposal requires the affirmative vote of a majority of our outstanding shares entitled to vote thereon at the special meeting.

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.

Q:	What happens if the Business Combination Proposal is not approved?

A:	If the Business Combination Proposal is not approved and we do not consummate a business combination by October 2, 2022, the Company will be required to dissolve and liquidate its trust account.

Q:	May the Company, the Sponsor or the Company’s directors or officers or their affiliates purchase shares in connection with the business combination?

A:

The Sponsor or the Company’s or OppFi’s directors, officers or advisors, or any of their respective affiliates, may purchase public shares in privately negotiated transactions or in the open market prior to the special meeting, although they are under no obligation to do so. Any such purchases that are completed after the record date for the special meeting may include an agreement with a selling stockholder that the stockholder, for so long as he, she or it remains the record holder of the shares in question, will vote in favor of the proposals presented at the special meeting and/or will not exercise its redemption rights with respect to the shares so purchased. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals to be voted upon at the special meeting are approved by the requisite number of votes. If such purchases do occur, the purchasers may seek to purchase shares from stockholders who would otherwise have voted against the Business Combination Proposal and elected to redeem their shares for a portion of the trust account. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the trust account. Any public shares held by or subsequently purchased by our affiliates may be voted in favor of the Business Combination Proposal and the other proposals presented at the special meeting. None of the Sponsor, the Company’s, directors, officers, advisors or their affiliates may make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act.

Q:	What is an “Up-C” Structure?

A:

Our corporate structure following the business combination, as described under the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an IPO either directly or through a business combination with a special purpose acquisition company, such as the Company. The Up-C structure will allow the Members to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “passthrough” entity, for United States federal income (and certain state and local) tax purposes following the business combination. One of these benefits is that, for United States federal income (and certain state and local) purposes, future taxable income of OppFi that is allocated to the Members will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level. See the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “Description of Securities.”

Q:	How many votes do I have at the special meeting?

A:

Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of December 31, 2020, the record date for the special meeting. As of the close of business on the record date, there were 24,356,375 outstanding shares of our Class A common stock and 5,943,750 shares of Class B common stock issued and outstanding.

Q:	What constitutes a quorum at the special meeting?

A:

A majority of the issued and outstanding shares of common stock entitled to vote as of the record date at the special meeting must be present, in person (which would include presence at the virtual special meeting) or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. Shares held by the Sponsor and our officers and directors, who currently as a group beneficially own approximately 21.2% of our issued and outstanding shares of common stock, will count towards this quorum. In the absence of a quorum, the chairman of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 15,150,063 shares of our common stock would be required to achieve a quorum.

Q:	How will the Sponsor and the Company’s directors and officers vote?

A:

Prior to our IPO, we entered into agreements with the Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal. None of the Sponsor, directors or officers has purchased any shares of our common stock during or after our IPO. As of the date of this proxy statement, neither we nor the Sponsor, directors or officers have entered into any agreement, and are not currently in negotiations, to purchase shares prior to the consummation of the business combination. Currently, the Sponsor and our officers and directors as a group beneficially own approximately 21.2% of our issued and outstanding shares of common stock, including all of the founder shares, and will be able to vote all of those shares at the special meeting.

Q:	What interests do the Sponsor and the Company’s current officers and directors have in the business combination?

A:

The Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Q:	Did the Board obtain a third-party fairness opinion in determining whether or not to proceed with the business combination?

A:

Yes. On February 7, 2021, at a meeting of our Board held to evaluate the proposed business combination, ThinkEquity delivered its written fairness opinion (the “Opinion”), to the effect that, as of that date and based on and subject to various assumptions, limitations, and qualifications described in the Opinion, the consideration to be paid by FGNA in connection with the business combination is fair, from a financial point of view. ThinkEquity served as one of the IPO Underwriters and currently serves as financial advisor to FGNA. In such roles, ThinkEquity has and will receive compensation from FGNA. For additional information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinion of ThinkEquity” and the opinion of ThinkEquity attached as Annex K hereto.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite vote at the special meeting, then the Business Combination Proposal will be approved and, assuming the approval of the other condition precedent proposals and the satisfaction or waiver of the other conditions to closing, the business combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon at the special meeting, then the Business Combination Proposal will fail and we will not consummate the business combination. If we fail to complete an initial business combination by October 2, 2022, then we will be required to dissolve and liquidate the trust account by returning the then-remaining funds in that account to our public stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (which interest shall be net of taxes), by (ii) the total number of then-outstanding public shares; provided, that, the Company will not redeem any shares of Class A common stock issued in the IPO to the extent that the redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination. The Sponsor and our directors and officers have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the trust account of $243,386,835 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.24.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 5:00 p.m., Eastern time, on [●], 2021, (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

Additionally, shares properly tendered for redemption will only be redeemed if the business combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes) (less up to $100,000 of interest to pay dissolution expenses) in connection with the liquidation of the trust account, unless we complete an alternative business combination prior to October 2, 2022.

Q:	Can the Sponsor redeem its founder shares in connection with consummation of the business combination?

A:

No. The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to their founder shares, private shares and any public shares they may hold in connection with the consummation of our business combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A public stockholder, together with any affiliate of the stockholder or any other person with whom the stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO without the prior consent of the Company. Accordingly, all shares in excess of 15% owned by a holder will not be redeemed for cash without the prior consent of the Company. On the other hand, a public stockholder who holds less than 15% of the public shares of Class A common stock may redeem all of the public shares held by the stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 15% of the shares sold in our IPO) for or against our business combination restricted. We have no specified maximum redemption threshold under the current charter, other than the aforementioned 15% threshold. Every share of Class A common stock that is redeemed by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $243,386,835 as of March 31, 2021. In no event will we redeem shares of our Class A common stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination.

Q:	Is there a limit on the total number of shares that may be redeemed?

A:

Yes. The current charter provides that we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Business Combination Agreement. Other than this limitation, the current charter does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreement provides that OppFi’s obligation to consummate the business combination is conditioned on the availability at Closing of at least $200,000,000 in cash, after the repayment of redemptions, if any. If the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus the amounts required to satisfy closing cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the business combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of common stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the NYSE rules.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i)(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and (ii) prior to 5:00 p.m., Eastern time, on [●], 2021, (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

The Transfer Agent’s address is as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of common stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her, or its or any other person with whom he, she, or it is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash without the prior consent of the Company.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allow at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the proposal to approve the business combination at the special meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s Deposit/Withdrawal At Custodian (DWAC) system, at the stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights depends on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own (including through the ownership of the warrants). Please see the section entitled “Proposal No. 1 — The Business Combination Proposal —United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax considerations of an exercise of redemption rights. We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights in your particular facts and circumstances.

Q:	If I am a Company warrant holder, can I exercise redemption rights with respect to my public warrants?

A:	No. The holders of our public warrants have no redemption rights with respect to our public warrants.

Q:	Do I have appraisal rights if I object to the business combination?

A:	No. Appraisal rights are not available to holders of our common stock in connection with the business combination.

Q:	What happens to the funds held in the trust account upon consummation of the business combination?

A:

If the business combination is consummated, the funds held in the trust account will be used to: (i) pay the Cash Consideration; (ii) pay our stockholders who properly exercise their redemption rights; and (iii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Business Combination Agreement in connection with the business combination.

Q:	What happens if the business combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights. If we fail to complete an initial business combination by October 2, 2022, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled “Risk Factors — Risks Related to the Company and the Business Combination.”

The Sponsor has waived any right to any liquidation distribution with respect to these shares and the underwriters of our IPO agreed to waive their rights to their deferred underwriting commission held in the trust account if we do not complete our initial business combination within the required period. In addition, if we fail to complete a business combination by October 2, 2022, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q:	When is the business combination expected to be completed?

A:

The Closing is expected to take place as soon as practicable after the special meeting, subject to the satisfaction or waiver of the conditions described below in the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.” The Business Combination Agreement may be terminated by the Company or OppFi if the Closing has not occurred by August 9, 2021.

For a description of the conditions to the completion of the business combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes, and to consider how the business combination will affect you as a stockholder.

You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	Voting of Shares by Holders of Record

If you were the record holder of shares of our common stock as of the record date, you may submit your proxy to vote such shares by mail or at the special meeting.

Voting by Mail

•

To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

•	If you vote by mail, your proxy card must be received no later than [●], 2021.

Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the special meeting, please vote by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting.

Voting at the Special Meeting

We encourage you to vote by mail. If you attend the special meeting, you may also submit your vote at the special meeting via the special meeting website at https://www.cstproxy.com/fgnewamerica/2021, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. If your proxy is properly completed and submitted, and if you do not revoke it prior to or at the special meeting, your shares will be voted at the special meeting in the manner set forth in proxy statement or as otherwise specified by you. Again, your paper proxy card must be received by mail no later than 11:59 p.m., Eastern time, on [•], 2021.

Voting of Shares Held in Street Name

If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee. See the section entitled “Special Meeting of Stockholders — Voting Your Shares — Beneficial Owners” for more information.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:

If your shares are registered directly in your name with the Company’s Transfer Agent, you are considered the stockholder of record with respect to those shares, and the proxy materials are being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” The proxy materials are being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all of the proposals presented to the stockholders at this special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum. A broker non-vote will have the same effect as a vote “AGAINST” the condition precedent proposals and the Adjournment Proposal. A broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders and “FOR” each of the director nominees. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:

If you are a stockholder of record of our common stock as of the close of business on the record date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the special meeting. Please note that if you are a beneficial owner of our common stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q:	May I change my vote after I have returned my proxy card or voting instruction form?

A:	Yes. If you are a holder of record of our common stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the special meeting by:

•

delivering a signed written notice of revocation to our Secretary at FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the special meeting?

A:

The Company will pay the cost of soliciting proxies for the special meeting. The Company has engaged Alliance Advisors to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay Alliance Advisors a fee of $12,500, plus disbursements, and will reimburse Alliance Advisors for its reasonable out-of-pocket expenses and indemnify Alliance Advisors and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, Illinois 60143

Attn: Hassan Baqar

Telephone: (847) 791-6817

You may also contact our proxy solicitor at:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Telephone: (855) 200-8127

Email: FGNA@allianceadvisors.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements of the Company and OppFi, to fully understand the business combination (as described below) before voting on the proposals to be considered at the special meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 336 of this proxy statement.

Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by the Company’s public stockholders; and (ii) no inclusion of any shares of Class A common stock issuable upon the exercise of the Company’s warrants.

Parties to the Business Combination

The Company

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses. The Company was incorporated in Delaware on June 24, 2020.

The Company’s securities are traded on the NYSE under the ticker symbols “FGNA”, “FGNA.U” and “FGNA WS”. The Company has applied to continue the listing of its common stock and warrants on the NYSE under the symbols “OPFI” and “OPFI WS,” respectively, upon the Closing. The Company’s units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

The mailing address of the Company’s principal executive office is 105 S. Maple Street, Itasca, Illinois 60143.

OFS

OFS is a Delaware limited liability company formed on February 9, 2021. OFS was formed to facilitate the organization of the Company in an “Up-C” structure following the consummation of the business combination and to facilitate voting control by the SCG Holders following the consummation of the business combination. OFS will hold shares of Class V Voting Stock received by OppFi in connection with the business combination. TGS Trust beneficially owns 100% of the limited liability company interests of OFS.

The mailing address of OFS’ principal executive office is 130 E. Randolph Street, Suite 3300, Chicago, IL 60601.

OppFi

OppFi is a Delaware limited liability company formed on December 3, 2015. OppFi is headquartered in Chicago, Illinois. OppFi is a leading mission-driven financial technology platform that powers banks to offer accessible lending products and a top-rated experience to everyday consumers. OppFi partners with banks to facilitate short-term lending options for everyday consumers who lack access to mainstream financial products. OppFi’s artificial intelligence, or AI, enabled financial technology platform focuses on helping these everyday consumers who lack access to traditional credit products to build a better financial path. Consumers on OppFi’s platform benefit from higher approval rates and a highly automated, transparent, efficient, and fully digital experience. OppFi’s bank partners benefit from its turn-key, outsourced marketing, data science, and proprietary technology to digitally acquire, underwrite and service these everyday consumers. Since inception, OppFi has facilitated more than $2.3 billion in loan issuances covering over 1.5 million loans.

The mailing address of OppFi’s principal executive office is 130 E. Randolph Street, Suite 3300, Chicago, IL 60601.

For more information about OppFi, please see the sections entitled “Information About OppFi,” “OppFi Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

The Business Combination Proposal

On February 9, 2021, the Company, OppFi , OFS and Todd Schwartz, in his capacity as the members’ representative, entered into the Business Combination Agreement. For more information about the business combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal.” A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

Consideration to the Members in the Business Combination

The aggregate consideration payable at the Closing to the Members is the Company Equity Value. Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for common units of OppFi, the Company will contribute to OppFi cash and the number of shares of newly issued Class V voting stock equal to the number of Retained OppFi Units, which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS. At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion). The Members will, immediately following the Closing, retain an aggregate number of OppFi Units equal to (i) (A) OppFi’s equity value (i.e., $743,000,000), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, minus (E) the Cash Consideration, divided by (ii) $10. In connection with the Closing, on the Closing Date, 25,500,000 Retained OppFi Units held by the Members and an equal number of shares of Class V voting stock distributed to OFS in connection with the business combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by OppFi and its subsidiaries, and the Company’s only direct assets will consist of OppFi Units. Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A common stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to outstanding warrants to purchase Class A common stock or issuance of any shares under the Incentive Plan or ESPP Plan, the Company is expected to own, directly or indirectly, approximately 26.3% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi A&R LLCA and all remaining OppFi Units will be owned by the Members. In addition, the Members, via OFS, are expected to hold a controlling voting interest in the Company after the Closing and will therefore have the ability to control OppFi. In connection with the Closing, pursuant to the terms and conditions of the current charter, and the Amended Sponsor Letter, all then-outstanding founder shares will be converted into shares of Class A common stock on a one-for-one basis and into an aggregate of 5,943,750 shares of Class A common stock. Pursuant to the Business Combination Agreement, the “Cash Consideration” to be paid by the Company at the Closing will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing (following any redemptions of Class A common stock by the Company’s public stockholders), less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business

Combination Agreement as of the Closing and $15,000,000, exceed (b) the amount of all cash, cash equivalents, deposits and marketable securities held by OppFi on the Closing Date. Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the OppFi A&R LLCA. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company. For more information about the consideration to the Members, please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Related Agreements

Tax Receivable Agreement

Simultaneously with the Closing, the Company, OppFi, the Members and the Members’ Representative will enter into a tax receivable agreement, which will provide for, among other things, payment by the Company to the Members of 90% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained OppFi Units for Class A common stock or cash (as more fully described in the Tax Receivable Agreement).

Amendment to the Sponsor Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company, the Sponsor, the Company, OppFi and the Members’ Representative will enter into an amendment to a letter agreement entered into on September 29, 2020 in connection with the Company’s initial public offering (the “Letter Agreement”), pursuant to which, among other things, the Founder Holders agreed to waive any and all anti-dilution rights described in the current charter or otherwise with respect to the shares of Class A common stock (that formerly constituted shares of Class B common stock held by the Founder Holders) held by the Founder Holders that may be implicated by the business combination such that the Class B Common Stock Conversion will occur as discussed herein (and as more fully described in the Amended Sponsor Letter).

Investor Rights Agreement

At the Closing, the Company, the Founder Holders, the Members, the Members’ Representative and certain other parties will enter into an Investor Rights Agreement, pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement.

Amended and Restated Limited Liability Company Agreement of OppFi

At the Closing, the Company, OppFi and the Members will enter into the OppFi A&R LLCA, which will, among other things, permit the issuance and ownership of OppFi Units as contemplated to be issued and owned upon the consummation of the business combination, designate the Company as the sole manager of OppFi, provide for the Exchange Rights, otherwise amend and restate the rights and preferences of the OppFi Units and set forth the rights and preferences of the OppFi Units, and establish the ownership of the OppFi Units by the persons or entities indicated in the OppFi A&R LLCA, in each case, as more fully described in the OppFi A&R LLCA.

Organizational Structure

The following diagram illustrates the ownership structure of the post-combination company immediately following the business combination, The percentages of voting and economic interests in the Company and OppFi described below assume no redemptions of the Company’s public shares:

*	Prior to the Closing, the SCG Holders directly control OppFi. Following the Closing, the SCG Holders will indirectly control the Company through TGS Trust’s control of OFS.

We anticipate that, upon completion of the business combination, taking into account estimated adjustments for cash on hand and working capital, the approximate number of shares outstanding of the Company will be as set forth in the table below:

	Assuming No Redemptions					Assuming Maximum Redemptions (1)
	Number of Class A Shares	Percentage of Outstanding Class A Shares	Number of Class V Shares	Percentage of Outstanding Class V Shares	Number of Class A and Class V Shares	Number of Class A Shares	Percentage of Outstanding Class A Shares	Number of Class V Shares	Percentage of Outstanding Class V Shares	Number of Class A and Class V Shares
FGNA’s Public Stockholders (2)	23,863,483	78.8%	—	—	23,863,483	19,625,284	75.3%	—	—	19,625,284
Sponsor (3)	6,436,642	21.2%	—	—	6,436,642	6,436,642	24.7%	—	—	6,436,642
OppFi Shares LLC (4)	—	—	84,825,447	100.0%	84,825,447	—	—	89,164,131	100.0%	89,164,131
Members (5)	—	—	—	—	—	—	—	—	—	—

Total	30,300,125	100.0%	84,825,447	100.0%	115,125,572	26,061,926	100.0%	89,164,131	100.0%	115,226,057

(1)

Assumes that holders of 4,238,199 public shares exercise their redemption rights in connection with the Closing for $43,386,835 at a redemption price of approximately $10.24 per share (based on $243,386,835 held in trust as of March 31, 2021).

(2)	Includes 118,875 shares of Class A common stock held by the IPO underwriters.
(3)

Includes shares of common stock held by the Sponsor and the Company’s current officers and directors, including founder shares, which will convert into shares of Class A common stock at the Closing on a one-for-one basis.

(4)

Represents the number of shares of Class V voting stock to be issued to OFS that corresponds to the number of Retained OppFi Units held by the Members at a value of $10 per share, including 25,500,000 Earnout Voting Shares to be issued to OFS in connection with the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Earnout”.

(5)

Immediately following the Closing, the Members will not directly hold shares of the Company. Rather, the Up-C structure allows the Members to retain their equity ownership in OppFi through the Retained OppFi Units and an equivalent number of voting interests in the Company in the form of shares of Class V voting stock will be distributed to OFS and held by OFS. Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the OppFi A&R LLCA. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company. For more information about the Business Combination Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”

We anticipate that, upon completion of the business combination, taking into account estimated adjustments for cash on hand and working capital, the approximate number of OppFi Units outstanding will be as set forth in the table below:

	Assuming No Redemptions		Assuming Maximum Redemptions (1)
	Number of OppFi Units	Percentage of Outstanding OppFi Units	Number of OppFi Units	Percentage of Outstanding OppFi Units
FGNA	30,300,125	26.3%	26,061,926	22.6%
Members (2)	84,825,447	73.7%	89,164,131	77.4%

Total	115,125,572	100.0%	115,226,057	100.0%

(1)

Assumes that holders of 4,238,199 public shares exercise their redemption rights in connection with the Closing for $43,386,835 at a redemption price of approximately $10.24 per share (based on $243,386,835 held in trust as of March 31, 2021).

(2)	Includes 25,500,000 Earnout Units. See the section entitled “Proposal No. 1 — The Business Combination Proposal— The Business Combination Agreement — Earnout”.

Redemption Rights

Pursuant to the current charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest (which interest shall be net of taxes payable), by (ii) the total number of then-outstanding public shares. As of March 31, 2021, this would have amounted to approximately $10.24 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 5:00 p.m., Eastern time, on [●], 2021, (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

Notwithstanding the foregoing, a holder of public shares, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company.

If a holder exercises his, her or its redemption rights, then that holder will be exchanging his, her or its public shares for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for its public shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Special Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on the Company’s Public Float

We anticipate that, upon completion of the business combination, taking into account estimated adjustment for cash on hand and working capital, the approximate ownership interests of the Company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
FGNA’s Public Stockholders(2)	20.7%	17.0%
Initial Stockholders(3)	5.6%	5.6%
Members(4)	73.7%	77.4%

(1)

Assumes that holders of 4,238,199 public shares exercise their redemption rights in connection with the Closing for $43,386,835 at a redemption price of approximately $10.24 per share (based on $243,386,835 held in trust as of March 31, 2021).

(2)	Includes 118,875 Underwriter Shares held by the IPO underwriters.
(3)

Includes shares of common stock held by the Sponsor and the Company’s current officers and directors, including founder shares, which will convert into shares of Class A common stock at the Closing on a one-for-one basis.

(4)

Represents the number of shares of Class V voting stock to be issued to OFS that corresponds to the number of Retained OppFi Units held by the Members at a value of $10 per share, including 25,500,000 Earnout Voting Shares to be issued to OFS in connection with the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Earnout”.

The ownership percentages set forth above do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, or ESPP Plan, substantially in the form attached to this proxy statement as Annex F. Founder shares will be converted into shares of Class A common stock at the Closing on a one-for-one basis. For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information.”

If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants and private placement warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. The issuance of 20% or more of our outstanding shares of common stock in connection with the Business Combination Agreement requires stockholder approval of the NYSE Proposal.

For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”

Board of Directors of the Company Following the Business Combination

Upon approval of the condition precedent proposals and consummation of the business combination, our Board anticipates increasing its initial size from five directors to seven directors, with Class I directors having a term that expires at the next annual meeting of stockholders following the effectiveness of the proposed charter, Class II directors having a term that expires at the second annual meeting of stockholders following the effectiveness of the proposed charter and Class III directors having a term that expires at the third annual meeting of stockholders following the effectiveness of the proposed charter, or in each case until his or her successor is elected and qualified, or until their earlier resignation, removal or death. Pursuant to the terms of the Investor Rights Agreement, of the seven directors to be elected to our Board, five will be designated by the SCG Holders’ Representative.

The Advisory Charter Proposals

The Advisory Charter Proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on the Company. Upon the Closing and assuming the approval at the special meeting of the Charter Proposal, the current charter will be amended to reflect various differences between it and the proposed charter, including some that materially affect stockholder rights.

Please see the section entitled “Proposal No. 4 — The Advisory Charter Proposals” for more information.

Other Proposals

In addition, at the special meeting the stockholders of the Company will be asked to vote on:

•

A proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the business combination;

•	A proposal to approve the Company’s proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination;

•	A proposal to approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan;

•	A proposal to approve the ESPP, substantially in the form attached to this proxy statement as Annex F, including the authorization of the initial share reserve under the ESPP;

•

A proposal to consider and vote upon a proposal to elect seven directors to serve staggered terms on the Board until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified; and

•

A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.

Please see the sections entitled “Proposal No. 2 — The NYSE Proposal,” “Proposal No. 3 — The Charter Proposal,” “Proposal No. 5 — The Incentive Plan Proposal,” “Proposal No. 6 — The ESPP Proposal,” “Proposal No. 7 — The Director Election Proposal” and “Proposal No. 8 — The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The special meeting will be a virtual meeting conducted exclusively via live webcast starting at [•], Eastern time, on [•], [•], 2021, or at such other date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. You may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/fgnewamerica/2021 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Registering for the Special Meeting

Pre-registration at https://www.cstproxy.com/fgnewamerica/2021 is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by [•], 2021. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only special meeting, go to https://www.cstproxy.com/fgnewamerica/2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

Only stockholders of record at the close of business on [●], 2021, the record date for the special meeting, will be entitled to vote at the special meeting. You are entitled to one vote for each share of common stock that you owned as of the close of business on the record date.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 30,300,125 shares of common stock outstanding and entitled to vote, of which 24,356,375 are shares of Class A common stock and 5,943,750 are shares of Class B common stock held by the Founder Holders.

Accounting Treatment

The business combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, FGNA will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the business combination, the Members are expected to have a majority of the voting power of the combined company, OppFi will comprise all of the ongoing operations of the combined company, OppFi will comprise a majority of the governing body of the combined company, and OppFi’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of OppFi issuing shares for the net assets of FGNA, accompanied by a recapitalization. The net assets of FGNA will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the business combination will be those of OppFi.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the business combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. The Company has engaged Alliance Advisors to assist in the solicitation of proxies.

If a stockholder grants a proxy, he, she or it may still vote his, her or its shares at the special meeting or if he, she or it revokes its proxy before the special meeting. A stockholder may also change his, her or its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of Stockholders — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the business combination, stockholders should be aware that aside from their interests as stockholders, the Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from, or in addition to, those of our other stockholders. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

These interests include, among other things:

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid $25,000 for the founder shares and those securities will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $[●] based on the closing price of our Class A common stock on the NYSE on [●], 2021, but, given the restrictions on those shares, we believe those shares have less value;

•

the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 2, 2022;

•

the fact that the Sponsor paid $4,625,000 for its 462,500 private units, $3,848,750 for its 3,848,750 founder warrants and $151,250 for its 1,512,500 $15 Exercise Price Warrants, and if a business combination is not consummated by October 2, 2022, the proceeds from the sale of the private units, founder warrants and $15 Exercise Price Warrants will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private units, private shares, private warrants, founder warrants and $15 Exercise Price Warrants will be worthless;

•

the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•

the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 2, 2022; and

•	the fact that at the Closing we will enter into the Investor Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.

Reasons for the Approval of the Business Combination

We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Board considered and evaluated several factors in evaluating and negotiating the business combination and the Business Combination Agreement. For additional information relating to the Board’s evaluation of the transaction and the factors it considered in connection therewith, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Our Board’s Reasons for the Approval of the Business Combination.”

Conditions to Closing of the Business Combination

The respective obligations of the Company and OppFi to consummate the business combination are subject to the satisfaction or written waiver by both the Company and OppFi, of each of the following conditions, among others:

•	No applicable law being in effect that makes the consummation of the business combination illegal and no governmental order in effect preventing the consummation of the business combination; and

•	The approval of the condition precedent proposals at the special meeting.

The obligations of the Company to affect the business combination are subject to fulfillment, on or prior to the Closing Date, of certain conditions (any or all of which may be waived in writing by the Company), including, among others:

•

The representations and warranties of OppFi set forth in the Business Combination Agreement (other than certain fundamental representations), in each case, without giving effect to any materiality or “Material Adverse Effect” (as defined in the Business Combination Agreement) qualifiers contained therein, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

•

Certain fundamental representations and warranties of OppFi, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, must be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct in all material respects as of such date);

•	OppFi must have performed or complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with on or prior to the Closing Date;

•	From the date of the Business Combination Agreement until the Closing Date, there must not have been a Material Adverse Effect;

•

The Recapitalization (as defined in the Business Combination Agreement) must have been effectuated as described in the Business Combination Agreement and in compliance with the terms and conditions of OppFi’s limited liability company agreement; and

•	The approval by the Board of OppFi, which was received on February 9, 2021;

The obligations of OppFi to effect the business combination are subject to fulfillment, on or prior to the Closing Date, of certain conditions (any or all of which may be waived in writing by OppFi), including, among others:

•

The representations and warranties of the Company set forth in the Business Combination Agreement (other than certain fundamental representations), in each case, without giving effect to any materiality or “Buyer Material Adverse Effect” (as defined in the Business Combination Agreement) qualifiers contained therein, must be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Buyer Material Adverse Effect;

•

Certain fundamental representations and warranties of the Company, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, must be true and correct in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties must be true and correct in all material respects as of such date);

•	The Company must have performed or complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with on or prior to the Closing Date;

•	The Company must have a minimum of $200,000,000 in cash held in the trust account after giving effect to Company’s share redemptions; and

•	The proposed charter must have been filed with the Secretary of State of the State of Delaware, and the Company must have adopted the proposed bylaws.

Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination” for additional information.

Regulatory Matters

At any time before or after consummation of the business combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division of the Department of Justice (“Antitrust Division”), the U.S. Federal Trade Commission (“FTC”), any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor OppFi is aware of any material regulatory approvals or actions that are required for completion of the business combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy (which would include presence at the virtual special meeting).

Approval of the Business Combination Proposal, the NYSE Proposal, the Advisory Charter Proposals (each of which is a non-binding vote), the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Approval of the Charter Proposal requires the affirmative vote of a majority of our outstanding shares entitled to vote thereon at the special meeting. The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.

The Closing is conditioned on, among other things, the approval of the condition precedent proposals at the special meeting. The election of seven director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement. It is important for you to note that if the condition precedent proposals do not receive the requisite vote for approval and are not waived by the parties to the Business Combination Agreement, we will not consummate the business combination. If we do not consummate the business combination and fail to complete an initial business combination by October 2, 2022, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to our public stockholders.

Opinion of ThinkEquity

On February 7, 2021, at a meeting of FGNA’s board of directors held to evaluate the proposed business combination, ThinkEquity delivered its written Opinion to the board, to the effect that, as of that date and based on and subject to various assumptions, limitations, and qualifications described in the opinion, the consideration to be paid by FGNA in connection with the business combination is fair, from a financial point of view.

The full text of the Opinion describes the assumptions made, matters considered, and limitations on the review undertaken by ThinkEquity. This opinion is attached as Annex K and is incorporated into this proxy statement by reference.

Holders of Company common stock are encouraged to read ThinkEquity’ opinion carefully in its entirety. ThinkEquity provided the Opinion for the use and benefit of and was rendered to the Company’s board of directors. The Opinion is not intended and does not constitute a recommendation as to any action that the Company’s board should take in connection with the business combination or as to how any FGNA stockholder should vote with respect to the business combination. ThinkEquity did not express any views on any other terms of the business combination or any opinion about the fairness of the amount or nature of the compensation to any of FGNA’s officers, directors, or employees, or class of such persons, relative to the compensation to the FGNA’s public stockholders. ThinkEquity expressed no opinion as to the structure, terms, or effect of any other aspect of the business combination, including, without limitation, the tax, accounting or regulatory consequences thereof. Specifically, ThinkEquity was not requested to opine as to, and the Opinion does not in any manner address, the relative merits of the business combination as compared to any alternative business strategy that might exist. ThinkEquity did not engage in negotiations and is not aware of any alternative transactions. As such, the Opinion is not an opinion as to the merits of the business combination relative to any alternative transaction or business strategy (including liquidation). ThinkEquity served as one of the IPO Underwriters and currently serves as financial advisor to FGNA. In such roles, ThinkEquity has and will receive compensation from FGNA. For additional information, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Opinion of ThinkEquity”.

Recommendation to our Stockholders

Our Board believes that each of the Business Combination Proposal, the NYSE Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals and “FOR” each of the director nominees.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Summary of Risk Factors

In evaluating the business combination and the proposals to be considered and voted on at the special meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 58 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and OppFi to complete the business combination, and (ii) the business, cash flows, financial condition and results of operations of the post-business combination company following consummation of the business combination.

These risk factors include, but are not limited to, the following:

•

OppFi is a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses and difficulties, and makes it difficult to evaluate OppFi’s future prospects.

•	OppFi’s revenue growth rate and financial performance in recent periods may not be indicative of future performance and such growth may slow over time.

•

The COVID-19 pandemic has harmed OppFi’s growth rate and could continue to harm its growth rate and its business, financial condition and results of operations, including the credit risk of OppFi’s customers.

•	If OppFi fails to effectively manage its growth, OppFi’s business, financial condition and results of operations could be adversely affected.

•	OppFi may not be able to maintain or increase its profitability in the future.

•	OppFi may experience fluctuations in its quarterly operating results.

•

If OppFi is unable to continue to improve its AI and machine learning-based risk models or if these models contain errors or are otherwise ineffective, OppFi’s growth prospects, business, financial condition and results of operations would be adversely affected.

•

Loans originated by OppFi’s bank partner FinWise accounted for approximately 62.6% and 53.2% of the net originations facilitated by the OppFi platform during the years ended December 31, 2020 and 2019, respectively, and similar percentages of OppFi’s net revenues. If FinWise were to cease or limit operations with OppFi or if OppFi is unable to attract and onboard new bank partners, its business, financial condition and results of operations could be adversely affected.

•	OppFi’s sales and onboarding process of new bank partners could take longer than expected, leading to fluctuations or variability in expected revenues and results of operations.

•	OppFi’s business may be adversely affected by economic conditions and other factors that it cannot control.

•	Decreased demand for loans as a result of increased savings or income could result in a loss of revenues or decline in profitability if OppFi is unable to successfully adapt to such changes.

•

OppFi’s AI models have not yet been extensively tested during down-cycle economic conditions. If its AI models do not accurately reflect a borrower’s credit risk in such economic conditions, the performance of loans facilitated on the OppFi platform may be worse than anticipated.

•

OppFi’s business is subject to a wide range of laws and regulations, many of which are evolving, and changes in such laws and regulations, and/or failure or perceived failure to comply with such laws and regulations, could harm its business, financial condition and results of operations.

•

Substantially all of OppFi’s revenue is derived from a single loan product, and it is thus particularly susceptible to fluctuations in the unsecured personal loan market. OppFi also does not currently offer a broad suite of products that bank partners may find desirable. Although OppFi intends to broaden the suite of products that it offers, its Salary Tap product was only recently launched and OppFi has not yet launched its OppFi Card product, which it currently intends to launch in the second half of 2021. If OppFi is unable to diversify the products that it offers or successfully launch its Salary Tap and OppFi Card products, OppFi’s business, financial condition and results of operations could be adversely affected.

•

If OppFi is unable to maintain diverse and robust sources of capital to fund loans originated by it on its platform in certain states or fund its purchase of participation rights in the economic interests of loans originated by OppFi’s bank partners on its platform, then OppFi’s growth prospects, business, financial condition and results of operations could be adversely affected.

•

As a private company, OppFi has not endeavored to establish and maintain public-company-quality internal controls over financial reporting. If OppFi fails to establish and maintain proper and effective internal controls over financial reporting, as a public company, the post-combination company’s ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in financial reporting and the trading price of the post-combination company’s common stock may decline.

•	It may be difficult and costly to protect OppFi’s intellectual property rights, and OppFi may not be able to ensure their protection.

•

If loans originated by OppFi or loans originated by OppFi’s bank partners and facilitated by the OppFi platform were found to violate the laws of one or more states, whether at origination or after sale by the originating bank partner, such loans may be unenforceable or otherwise impaired, OppFi or other program participants may be subject to, among other things, fines, judgments and penalties, and/or OppFi’s commercial relationships may suffer, each of which would adversely affect OppFi’s business, financial condition and results of operations.

•

If loans facilitated through OppFi’s platform for one or more bank partners were subject to successful challenge that the bank partner was not the “true lender,” such loans may be unenforceable, subject to rescission, or otherwise impaired, OppFi or other program participants may be subject to fines, judgments and penalties, and/or OppFi’s commercial relationships may suffer, each of which would adversely affect OppFi’s business, financial condition and results of operations.

•	Litigation, regulatory actions and compliance issues could subject OppFi to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.

•

The Sponsor, certain members of our Board and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.

•

Our public stockholders may experience dilution as a consequence of the issuance of common stock as consideration in the business combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the post-combination company.

•	Other risk factors listed in the “Risk Factors” section.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table contains summary historical financial data as of and for the year ended December 31, 2020, and as of and for the three months ended March 31, 2021. The statements of operations data for the year ended December 31, 2020 and the three months ended March 31, 2021, and the balance sheet data as of December 31, 2020 and March 31, 2021, are derived from the audited and unaudited financial statements of the Company, respectively, which are included elsewhere in this proxy statement. The information below is only a summary and should be read in conjunction with the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About the Company” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement.

	Year ended December 31, 2020	Three months ended March 31, 2021
	(from inception to year-end)
Statement of Operations Data:
General and administrative expenses	$190,470	$1,810,996
Net income (loss)	(8,038,450)	(3,086,017)
Loss per share – basic and diluted	$(1.15)	$(0.33)
Statement of Cash Flow Data:
Net cash used in operating activities	$(278,454)	$(556,281)
Net cash used in investing activities	(243,380,833)	(6,001)
Net cash provided by financing activities	244,796,972	—

	As of December 31, 2020	As of March 31, 2021
Balance Sheet Data:
Total cash	$1,137,685	$575,403
Total assets	244,746,983	244,174,740
Total liabilities	22,571,751	25,085,525
Total stockholders’ equity	5,000,010	5,000,010

SUMMARY HISTORICAL FINANCIAL INFORMATION OF OPPFI

The following table sets forth summary consolidated financial and other data for OppFi. The financial data as of and for the years ended December 31, 2020 and 2019 have been derived from our audited consolidated financial statements included in this proxy statement. The financial data as of and for the three months ended March 31, 2021 and 2020 have been derived from our unaudited consolidated financial statements included in this proxy statement and include adjustments management considers necessary for a fair presentation under generally accepted accounting principles. Results from past periods are not necessarily indicative of results that may be expected for any future period.

The summary consolidated financial results are not indicative of our expected future operating results. The following summary consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other detailed information included in this proxy statement.

	Three months ended March 31,		Year Ended December 31,
	2021 (unaudited)	2020 (unaudited)	2020	2019	2018
	(in thousands)
Statement of Operations Data:
Revenue	$84,257	$74,653	$291,014	$229,122	$114,249
Provision	(7)	(32,000)	(90,787)	(114,254)	(58,416)
Change in fair value of finance receivables	(22,389)	—	—	—	—

Net Revenue	$61,861	$42,653	$200,227	$114,868	$55,833
Expenses	($37,477)	($25,756)	($122,711)	($81,873)	(46,100)

Net Income	$24,384	$16,897	$77,516	$32,995	$9,733

	31-Mar-21 (unaudited)	As of December 31,
		2020	2019	2018
		(in thousands)
Balance Sheet Data:
Cash and restricted cash	$95,965	$45,657	$35,979	$23,199
Finance receivables	269,868	222,243	237,014	130,435
Total assets	$385,167	$285,843	$286,629	$162,396
Total debt	$168,712	$158,105	$223,896	$133,910
Total liabilities	191,052	186,510	249,181	148,525
Total members’s equity	$194,115	$99,332	$37,448	$13,871

	Three months ended March 31,		Year Ended December 31,
	2021 (unaudited)	2020 (unaudited)	2020	2019	2018
	(in thousands)
Statement of Cash Flows Data:
Net cash provided by operating activities	$45,356	$49,131	$192,112	$148,919	$63,035
Net cash (used in) investing activities	(4,642)	(26,455)	(98,312)	(214,150)	(123,614)
Net cash provided by (used in) financing activities	9,594	(6,579)	(84,121)	78,010	72,827

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the business combination and the proposals to be voted on at the special meeting. The following risk factors apply to the business and operations of OppFi and its consolidated subsidiaries and will also apply to the business and operations of the post-combination company following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risk Factors Related to the Post-Combination Company

Unless otherwise indicated or the context otherwise requires, references in this “Risk Factors Related to the Post-Combination Company” section to “we”, “us” and “our” generally refer to OppFi in the present tense or the post-combination company from and after the business combination.

Risks Related to Our Business and Industry

We are a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses and difficulties, and makes it difficult to evaluate our future prospects.

We were founded in 2012 and have experienced rapid growth in recent years. Our limited operating history may make it difficult to make accurate predictions about our future performance. Assessing our business and future prospects may also be difficult because of the risks and difficulties we face. These risks and difficulties include our ability to:

•	improve the effectiveness and predictiveness of our AI models;

•	maintain and increase the volume of loans facilitated by our lending platform;

•	enter into new and maintain existing bank partnerships;

•

successfully maintain diverse and robust sources of capital to fund loans originated by us on our platform in certain states or fund our purchase of participation rights in the economic interests of loans originated by our bank partners on our platform;

•	successfully fund a sufficient quantity of our borrower loan demand with low cost bank funding to help keep interest rates offered to borrowers competitive;

•	successfully build our brand and protect our reputation from negative publicity;

•	increase the effectiveness of our marketing strategies, including our direct consumer marketing initiatives;

•	continue to expand the number of potential borrowers;

•	successfully adjust our proprietary AI models, products and services in a timely manner in response to changing macroeconomic conditions and fluctuations in the credit market;

•	comply with and successfully adapt to complex and evolving regulatory environments.

•	protect against increasingly sophisticated fraudulent borrowing and online theft;

•

successfully compete with companies that are currently in, or may in the future enter, the business of providing online lending services to financial institutions or consumer financial services to borrowers;

•	enter into new markets and introduce new products and services;

•	effectively secure and maintain the confidentiality of the information received, accessed, stored, provided and used across our systems;

•	successfully obtain and maintain funding and liquidity to support continued growth and general corporate purposes;

•	attract, integrate and retain qualified employees; and

•	effectively manage and expand the capabilities of our operations teams, outsourcing relationships and other business operations.

If we are not able to timely and effectively address these risks and difficulties as well as those described elsewhere in this “Risk Factors” section, our business and results of operations may be harmed.

Our revenue growth rate and financial performance in recent periods may not be indicative of future performance and such growth may slow over time.

We have grown rapidly over the last several years, and our recent revenue growth rate and financial performance may not be indicative of our future performance. For the three months ended March 31, 2021 and the years ended December 31, 2019 and 2020, our revenue was approximately $84 million, $229 million and $291 million, respectively, representing year-over-year revenue growth of approximately 27% from 2019 to 2020. You should not rely on our revenue for any previous quarterly or annual period as any indication of our revenue or revenue growth in future periods. As we grow our business, our revenue growth rates may slow, or our revenue may decline, in future periods for a number of reasons, which may include slowing demand for our platform offerings and services, increasing competition, a decrease in the growth of the overall credit market, changes in the regulatory environment, which could lead to increasing regulatory costs and challenges, and our failure to capitalize on growth opportunities. Further, we believe our growth over the last several years has been driven in large part by our AI models and our continued improvements to our AI models. Future incremental improvements to our AI models may not lead to the same level of growth as in past periods. In addition, we believe our growth over the last several years has been driven in part by our ability to rapidly streamline and automate the loan application and origination process on our platform. The Auto-Approval Rate on our platform was 6.5% in 2018 and increased to 25.7% in 2020.6 We expect the Auto-Approval Rate on our platform to level off and remain relatively constant in the long term, and to the extent we expand our loan offerings beyond unsecured personal loans, we expect that such percentage may decrease in the short term. As a result of these factors, our revenue growth rates may slow, and our financial performance may be adversely affected.

The COVID-19 pandemic has harmed our growth rate and could continue to harm our growth rate and our business, financial condition and results of operations, including the credit risk of OppFi’s customers.

The COVID-19 pandemic has caused extreme societal, economic and financial market volatility, resulting in business shutdowns, an unprecedented reduction in economic activity and significant dislocation to businesses, the capital markets and the broader economy. In particular, the impact of the COVID-19 pandemic on the finances of borrowers on our platform has been profound, as many have been, and will likely continue to be, impacted by unemployment, reduced earnings and/or elevated economic disruption and insecurity.

[6]	See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on how we define Auto Approval Rate.

The magnitude and duration of the resulting decline in business activity cannot currently be estimated with any degree of certainty and has had several effects on our business and results of operations, including, among other things:

•	decreased origination volumes on our platform, in part due to the government stimulus program;

•

the potential for increased losses for new and existing originations caused by applying our current AI models to changing economic conditions, including a rapid rise in U.S. unemployment and the effects of government stimulus programs, which had positive effects on the credit performance of loans facilitated on our platform during the year ended December 31, 2020; and

•	restricted sales operations and marketing efforts, and a reduction in the effectiveness of such efforts in some cases.

The COVID-19 pandemic may lead to a continued economic downturn, which could adversely affect demand for our platform and services, in addition to prolonging the foregoing challenges in our business.

In response to the impact of the COVID-19 pandemic, we have undertaken a number of initiatives to support borrowers on our platform who have suffered income loss or other hardships as a result of the pandemic. We worked with our bank partners to offer revised hardship and temporary relief plans to support borrowers impacted by the COVID-19 pandemic and adjust credit and underwriting processes and standards. While these changes to our hardship and temporary relief plans were designed to help borrowers impacted by the COVID-19 pandemic, the changes were implemented quickly, could cause economic losses to OppFi, and may not have had all the intended effects or desired impact. COVID-19 has also had serious impacts on the health of many customers, who may therefore be unable to repay their loans. We continue to actively monitor the situation, assess possible implications to our business and take appropriate actions in an effort to mitigate the adverse consequences of the COVID-19 pandemic. However, there can be no assurances that the initiatives we take will be sufficient or successful.

We have also taken precautionary measures intended to reduce the risk of the virus spreading to our employees, vendors and the communities in which we operate, including temporarily closing our physical office and virtualizing, postponing, or canceling bank partner, employee, or industry events, which may negatively impact our business. Furthermore, as a result of the COVID-19 pandemic, we have required all employees who are able to do so to work remotely until further notice. It is possible that widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and on third-party service providers who perform critical services for us, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. If a natural disaster, power outage, connectivity issue, or other event occurs that impacts our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.

Further, in response to the market conditions caused by the COVID-19 pandemic, we made certain operational changes, including reductions in our sales and marketing activities and certain operational expenses. We continue to evaluate market and other conditions and may make additional changes or implement additional operational changes, in the future.

The extent to which the COVID-19 pandemic continues to impact our business and results of operations will also depend on future developments that are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the disease, the duration and spread of the outbreak, the scope of travel restrictions imposed in geographic areas in which we operate, mandatory or voluntary business closures, the impact on businesses and financial and capital markets, and the extent and effectiveness of actions taken throughout the world to contain the virus or treat its impact, including the effectiveness and availability of recently approved vaccines. An extended period of economic disruption as a result of the COVID-19 pandemic could have a material negative impact on our business, results of operations and financial condition, though the full extent and duration is uncertain. To the extent the COVID-19 pandemic continues to adversely affect our business and financial results, it is likely to also have the effect of heightening many of the other risks described in this “Risk Factors” section.

If we fail to effectively manage our growth, our business, financial condition and results of operations could be adversely affected.

Over the last several years, we have experienced rapid growth and fluctuations in our business and the Total Net Originations on our platform, and we expect to continue to experience growth and fluctuations in the future. Total Net Originations on our platform were approximately $289.1 million in 2018, $496.5 million in 2019 and $483.4 million in 2020, representing a growth rate of approximately 71.7% from 2018 to 2019 and a growth rate of approximately -2.7% from 2019 to 2020. Total Net Originations on our platform were approximately $99.8 million for the three months ended March 31, 2021, representing a growth rate of approximately -19.6% from the prior year period.7 This rapid growth has placed, and may continue to place, significant demands on our management, processes and operational, technological and financial resources. Our ability to manage our growth effectively and to integrate new employees and technologies into our existing business will require us to continue to retain, attract, train, motivate and manage employees and expand our operational, technological and financial infrastructure. Continued growth could strain our ability to develop and improve our operational, technological, financial and management controls, enhance our reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain user satisfaction. Any of the foregoing factors could negatively affect our business, financial condition and results of operations.

We may not be able to maintain or increase our profitability in the future.

For the years ended December 31, 2018, 2019 and 2020, we experienced Net Income of approximately $9.7 million, $33.0 million and $77.5 million, respectively, representing an increase of approximately 239% from the year ended December 31, 2018 to the year ended December 31, 2019, and an increase of approximately 135% from the year ended December 31, 2019 to the year ended December 31, 2020. For the three months ended March 31, 2021, we experienced Net Income of approximately $24.4 million, representing an increase of approximately 44.3% from the prior year period. We intend to continue to expend significant funds to continue to develop and improve our proprietary AI models, improve our marketing efforts to increase the number of borrowers on our platform, enhance the features and overall user experience of our platform, expand the types of loan offerings on our platform and otherwise continue to grow our business, and we may not be able to increase our revenue enough to offset these significant expenditures. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and unforeseen expenses, difficulties, complications and delays, macroeconomic conditions and other unknown events. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from maintaining or improving profitability on a consistent basis. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition and results of operations could be adversely affected.

We may experience fluctuations in our quarterly operating results.

Our quarterly results of operations, including the levels of our revenue, net income and other key metrics, are likely to vary significantly in the future, and period-to-period comparisons of our results of operations may not be meaningful. Accordingly, the results for any one quarter are not necessarily an accurate indication of future performance. Our quarterly financial results may fluctuate due to a variety of factors, many of which are outside of our control. Factors that may cause fluctuations in our quarterly financial results include:

•	our ability to improve the effectiveness and predictiveness of our Artificial Intelligence (“AI”) models;

•	our ability to maintain relationships with existing bank partners and our ability to attract new bank partners;

[7]	See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on how we define Total Net Originations.

•	our ability to maintain or increase loan volumes, and improve loan mix and the channels through which the loans, bank partners and loan funding are sourced;

•	general economic conditions, including economic slowdowns, recessions and tightening of credit markets, including due to the economic impact of the COVID-19 pandemic;

•	improvements to our AI models that negatively impact transaction volume, such as lower approval rates;

•	the timing and success of new products and services;

•	the effectiveness of our direct marketing and other marketing channels;

•

the amount and timing of operating expenses related to maintaining and expanding our business, operations and infrastructure, including acquiring new and maintaining existing bank partners and investors and attracting borrowers to our platform;

•	our cost of borrowing money and access to loan and participation right funding sources;

•	the number and extent of loans facilitated on our platform that are subject to loan modifications and/or temporary assistance due to disasters or emergencies;

•	the number and extent of prepayments of loans facilitated on our platform;

•	changes in the fair value of assets and liabilities on our balance sheet;

•	network outages or actual or perceived security breaches;

•	our involvement in litigation or regulatory enforcement efforts (or the threat thereof) or those that impact our industry generally;

•	the length of the onboarding process related to acquisitions of new bank partners;

•	changes in laws and regulations that impact our business; and

•	changes in the competitive dynamics of our industry, including consolidation among competitors or the development of competitive products by larger well-funded incumbents.

In addition, we experience significant seasonality in the demand for loans on our platform, which is generally lower in the first quarter. This seasonal slowdown is primarily attributable to high loan demand around the holidays in the fourth quarter and the general increase in borrowers’ available cash flows in the first quarter, including cash received from tax refunds, which temporarily reduces borrowing needs. While our growth has obscured this seasonality in our overall financial results, we expect our results of operations to continue to be affected by such seasonality in the future. In light of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

If we are unable to continue to improve our AI models or if our AI models contain errors or are otherwise ineffective, our growth prospects, business, financial condition and results of operations would be adversely affected.

Our ability to attract customers to the OppFi platform and increase the number of loans facilitated on the OppFi platform will depend in large part on our ability to effectively evaluate a borrower’s creditworthiness and likelihood of default and, based on that evaluation, offer competitively priced loans and higher approval rates. Further, our overall operating efficiency and margins will depend in large part on our ability to maintain a high degree of automation in the loan application process and achieve incremental improvements in the degree of automation. If our AI models fail to adequately predict the creditworthiness of borrowers due to the design of our models or programming or other errors, and our AI models do not detect and account for such errors, or any of the other components of our credit decision process fails, we and our bank partners may experience higher than forecasted loan losses. Any of the foregoing could result in sub-optimally priced loans, incorrect approvals or denials of loans, or higher than expected loan losses, which in turn could adversely affect our ability to attract new borrowers and bank partners to our platform, increase the number of loans facilitated on the OppFi platform or maintain or increase the average size of loans facilitated on our platform.

Our AI models also target and optimize other aspects of the lending process, such as borrower acquisition, fraud detection, default timing, loan stacking, prepayment timing and fee optimization, and our continued improvements to such models have allowed us to facilitate loans inexpensively and virtually instantly, with a high degree of consumer satisfaction and with an insignificant impact on loan performance. However, such applications of our AI models may prove to be less predictive than we expect, or than they have been in the past, for a variety of reasons, including inaccurate assumptions or other errors made in constructing such models, incorrect interpretations of the results of such models and failure to timely update model assumptions and parameters. Additionally, such models may not be able to effectively account for matters that are inherently difficult to predict and beyond our control, such as macroeconomic conditions, credit market volatility and interest rate fluctuations, which often involve complex interactions between a number of dependent and independent variables and factors. Material errors or inaccuracies in such AI models could lead us to make inaccurate or sub-optimal operational or strategic decisions, which could adversely affect our business, financial condition and results of operations.

Additionally, errors or inaccuracies in our AI models could result in any person exposed to the credit risk of loans facilitated on the OppFi platform, whether it be us, our bank partners or our sources of capital, experiencing higher than expected losses or lower than desired returns, which could impair our ability to retain existing or attract new bank partners and sources of capital, reduce the number, or limit the types, of loans bank partners and sources of capital are willing to fund, and limit our ability to increase commitments under our credit facilities. Any of these circumstances could reduce the number of loans facilitated on the OppFi platform and harm our ability to maintain diverse and robust sources of capital and could adversely affect our business, financial condition and results of operations.

Continuing to improve the accuracy of our AI models is central to our business strategy. While we believe that continuing to improve the accuracy of our AI models is key to our long-term success, those improvements could, from time to time, lead us to reevaluate the risks associated with certain borrowers, which could in turn cause us to lower approval rates or increase interest rates for any borrowers identified as a higher risk, either of which could negatively impact our growth and results of operations in the short term.

If our existing bank partners were to cease or limit operations with us or if we are unable to attract and onboard new bank partners, our business, financial condition and results of operations could be adversely affected.

In the year ended December 31, 2020, approximately 65% of our net originations were generated from loans originated by our bank partners and facilitated by the OppFi platform, approximately 96% of which was generated by our bank partner FinWise. For the three months ended March 31, 2021, approximately 76% of our net originations were generated from loans originated by our bank partners and facilitated by the OppFi platform, approximately 84% of which was generated by our bank partner FinWise. Our bank partner First Electronic Bank (“FEB”) began originating loans on our platform in May 2020 and our bank partner Capital Community Bank (“CCB”) began originating loans on our platform in October 2020. If any of our bank partners were to suspend, limit, or cease their operations or otherwise terminate their relationships with us, the number of loans facilitated through our platform could decrease and our revenue and revenue growth rates could be adversely affected. Our sales and onboarding process with new bank partners can be long and unpredictable. If we are unable to timely onboard our bank partners, or if our bank partners are not willing to work with us to complete a timely onboarding process, our results of operations could be adversely affected.

We have entered into separate agreements with each of our three bank partners. Our agreements with our bank partners are nonexclusive, generally have 60-month terms and certain agreements automatically renew, subject to certain early termination provisions and minimum fee amounts, and do not include any minimum origination obligations or origination limits. Our agreement with FinWise began on October 31, 2017 and will continue until February 1, 2023, with an automatic renewal provision for two additional three-year terms following the initial term, unless earlier terminated pursuant to the terms of the agreement. Our bank partners could decide to stop working with us, ask to modify their agreement terms in a cost prohibitive manner when their agreement is up for renewal or enter into exclusive or more favorable relationships with our competitors. In addition, regulators may require that they terminate or otherwise limit their business with us; impose regulatory pressure limiting their ability to do business with us; or directly examine and assess our records, risk controls and compliance programs as they relate to our interactions with bank partners (and thereafter limit or prohibit future business between that bank partner and us). If the bank partners listed above or any of our future bank partners were to stop working with us, suspend, limit, or cease their operations, or otherwise terminate their relationship with us, the number of loans facilitated through our platform could decrease and our revenue and revenue growth rates could be adversely affected. We could in the future have disagreements or disputes with any of our bank partners, which could negatively impact or threaten our relationship with them. In our agreements with bank partners, we make certain representations and warranties and covenants concerning our compliance with specific policies of a bank partner, our compliance with certain procedures and guidelines related to laws and regulations applicable to our bank partners, as well as the services to be provided by us. If those representations and warranties were not accurate when made or if we fail to perform a covenant, we may be liable for any resulting damages, including potentially any losses associated with impacted loans, and our reputation and ability to continue to attract new bank partners would be adversely affected. Additionally, our bank partners may engage in mergers, acquisitions or consolidations with each other, our competitors or with third parties, any of which could be disruptive to our existing and prospective relationships with our bank partners.

Our bank partner FinWise accounts for a substantial portion of the total number of loans facilitated by our platform and our revenue, and if it was to cease or limit operations with us, our business, financial condition and results of operations could be adversely affected.

FinWise, a Utah-chartered bank, originates a majority of the loans facilitated by our platform. Loans originated by our bank partner FinWise accounted for approximately 64.2%, 62.6% and 53.2% of the net originations facilitated by the OppFi platform during the three months ended March 31, 2021 and the years ended December 31, 2020 and 2019, respectively, and similar percentages of our net revenues. FinWise retains a certain portion of the economic interests in these originated loans on its own balance sheet and sells participation rights in the remainder of the economic interests in these originated loans to us, which we in turn sell to our special purpose finance entities. Our program arrangement with FinWise began on October 31, 2017 and has a term of five years. After the initial term, the agreement will be automatically extended for two renewal periods of three years each. Either party may choose to not renew by providing the other party 180 days’ notice prior to the end of the initial term or any renewal term. In addition, even during the term of our arrangement, FinWise could choose to reduce the volume of loans facilitated on the OppFi platform that it chooses to originate. We or FinWise may terminate our arrangement immediately upon a material breach and failure to cure such breach within a cure period, if any representations or warranties are found to be false and such error is not cured within a cure period, bankruptcy or insolvency of either party, receipt of an order or judgement by a governmental entity, a material adverse effect, or in certain change of control situations. If we are unable to continue to increase the number of other bank partners on our platform or if FinWise or one of our other bank partners were to suspend, limit or cease their operations or otherwise terminate their relationship with us, our business, financial condition and results of operations would be adversely affected.

The sales and onboarding process of new bank partners could take longer than expected, leading to fluctuations or variability in expected revenues and results of operations.

Our sales and onboarding process with new bank partners can be long and typically takes between three to six months. As a result, our revenues and results of operations may vary significantly from period to period. Prospective bank partners are often cautious in making decisions to implement our platform and related services because of the risk management alignment and regulatory uncertainties related to their use of our AI models, including their oversight, model governance and fair lending compliance obligations associated with using such models. In addition, prospective banks undertake an extensive diligence review of our platform, compliance and servicing activities before choosing to partner with us. Further, the implementation of our AI underwriting model often involves adjustments to the bank partner’s software and/or hardware platform or changes in their operational procedures, which may involve significant time and expense to implement. Delays in onboarding new bank partners can also arise while prospective bank partners complete their internal procedures to approve expenditures and test and accept our applications. Consequently, we face difficulty predicting the quarter in which new bank partners will begin using our platform and the volume of fees we will receive, which can lead to fluctuations in our revenues and results of operations.

Our business may be adversely affected by economic conditions and other factors that we cannot control.

Uncertainty and negative trends in general economic conditions, including significant tightening of credit markets, historically have created a difficult operating environment for our industry. Many factors, including factors that are beyond our control, may impact our results of operations or financial condition and our overall success by affecting a borrower’s willingness to incur loan obligations or willingness or capacity to make payments on their loans. These factors include interest rates, unemployment levels, conditions in the housing market, immigration policies, gas prices, energy costs, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics.

Many new consumers on the OppFi platform have limited or no credit history. Accordingly, such borrowers have historically been, and may in the future become, disproportionately affected by adverse macroeconomic conditions, such as the disruption and uncertainty caused by the COVID-19 pandemic. In addition, major medical expenses, divorce, death or other issues that affect borrowers could affect a borrower’s willingness or ability to make payments on their loans. If borrowers default on loans facilitated on our platform, the cost to service these loans may also increase without a corresponding increase in our servicing fees or other related fees and the value of the loans held on our balance sheet could decline. Higher default rates by these borrowers may lead to lower demand by our bank partners and institutional investors to fund loans facilitated by our platform, which would adversely affect our business, financial condition and results of operations.

During periods of economic slowdown or recession, our sources of capital may reduce the level of participation rights in loans originated by our bank partners on our platform that they will fund our purchase of, or the amounts of loans originated by us that they will fund, or demand terms that are less favorable to us to compensate for any increased risks. A reduction in the volume of the loans that can be facilitated by our platform due to our sources of capital would adversely affect our business, financial condition and results of operations.

For example, the COVID-19 pandemic and other related adverse economic events led to a significant increase in unemployment, comparable, and at times surpassing, the unemployment rates during the peak of the financial crisis in 2008. There can be no assurance that levels of unemployment or underemployment will improve in the near term. The increase in the unemployment rate could increase the delinquency rate of loans facilitated on the OppFi platform or increase the rate of borrowers declaring bankruptcy. If we are unable to improve our AI platform to account for events like the COVID-19 pandemic and the resulting rise in unemployment, or if our AI platform is unable to more successfully predict the creditworthiness of potential borrowers compared to other lenders, then our business, financial condition and results of operations could be adversely affected.

In addition, personal loans are dischargeable in a bankruptcy proceeding involving a borrower without the need for the borrower to file an adversary claim. The discharge of a significant amount of personal loans facilitated by our platform could adversely affect our business, financial condition and results of operations, including by causing our bank partners to stop working with us, suspend, limit, or cease their operations, or otherwise terminate their relationship with us.

Furthermore, the COVID-19 pandemic has caused some borrowers on our platform to request a temporary extension or modification of the payment schedules of their loans under the temporary relief or loan modification programs, or hardship programs, offered by us and/or our bank partners. If a large number of borrowers seek to participate in such hardship programs, the investment returns of us, our bank partners and our capital sources could decline. Further, if the rate of borrowers that participate in such hardship programs is greater than those experienced by our competitors, then our bank partners and our capital sources may become less interested in utilizing the OppFi platform or investing in loans facilitated on the OppFi platform, respectively, which could negatively impact our funding strategy, significantly increase our cost of obtaining loan funding and adversely affect our business, financial condition and results of operations.

Decreased demand for loans as a result of increased savings or income could result in a loss of revenues or decline in profitability if we are unable to successfully adapt to such changes.

The demand for the loan products facilitated on the OppFi platform in the markets we serve could decline due to a variety of factors, such as regulatory restrictions that reduce borrower access to particular products, the availability of competing or alternative products, or changes in borrowers’ financial conditions, particularly increases in income or savings, such as recent government stimulus programs. For instance, an increase in state or federal minimum wage requirements, or a decrease in individual income tax rates, could decrease demand for our loans. Additionally, a change in focus from borrowing to saving would reduce demand. Should we fail to adapt to a significant change in borrowers’ demand for, or access to, the loan products facilitated on the OppFi platform, our revenues could decrease significantly. Even if we make adaptations or introduce new products to fulfill borrower demand, borrowers may resist or may reject products whose adaptations make them less attractive or less available. Such decreased demand could have a material adverse effect on our business, prospects, results of operations, financial condition or cash flows.

Our AI models have not yet been extensively tested during down-cycle economic conditions. If our AI models do not accurately reflect a borrower’s credit risk in such economic conditions, the performance of loans facilitated on the OppFi platform may be worse than anticipated.

The performance of loans facilitated by our platform is significantly dependent on the effectiveness of our proprietary AI models used to evaluate a borrower’s credit profile and likelihood of default. While our AI models have been refined and updated to account for the COVID-19 pandemic, the bulk of the data gathered and the development of our AI models have largely occurred during a period of sustained economic growth, and our AI models have not been extensively tested during a down-cycle economy or recession and have not been tested at all during a down-cycle economy or recession without significant levels of government assistance. For example, during the year ended December 31, 2020, despite the outbreak and effects of the COVID-19 pandemic, our AI models indicated that the credit risk of OppFi loan applicants remained flat during this period and government stimulus programs had positive effects on the credit performance of loans facilitated on our platform during this period. There is no assurance that our AI models can continue to accurately predict loan performance under adverse economic conditions. If our AI models are unable to accurately reflect the credit risk of loans under such economic conditions, our bank partners, capital sources and we may experience greater than expected losses on such loans, which would harm our reputation and erode the trust we have built with our bank partners and capital sources. In addition, the fair value of the loans on our balance sheet may decline. Any of these factors could adversely affect our business, financial condition and results of operations.

Substantially all of our revenue is derived from a single loan product, and we are thus particularly susceptible to fluctuations in the unsecured personal loan market. We also do not currently offer a broad suite of products that bank partners may find desirable.

While we recently expanded the type of loan products offered on our platform to include Salary Tap, our payroll deduction secured installment loan product, and plan to introduce our OppFi Card credit card product, the vast majority of loan originations facilitated through our platform are currently unsecured personal installment loans. The market for unsecured personal loans has grown rapidly in recent years, and it is unclear to what extent such market will continue to grow, if at all. A wide variety of factors could impact the market for unsecured personal loans, including macroeconomic conditions, competition, regulatory developments and other developments in the credit market. For example, FICO has recently changed its methodology in calculating credit scores in a manner that potentially penalizes borrowers who take out personal loans to pay off or consolidate credit card debt. This change could negatively affect the overall demand for personal loans. Our success will depend in part on the continued growth of the unsecured personal loan market, and if such market does not further grow or grows more slowly than we expect, our business, financial condition and results of operations could be adversely affected.

In addition, bank partners may in the future seek partnerships with competitors that are able to offer them a broader array of credit products. Over time, in order to preserve and expand our relationships with our existing bank partners, and enter into new bank partnerships, it may become increasingly important for us to be able to offer a wider variety of products than we currently provide. We are also susceptible to competitors that may intentionally underprice their loan products, even if such pricing practices lead to losses. Such practices by competitors would negatively affect the overall demand for personal loans facilitated on our platform.

Further, because such personal loans are unsecured, there is a risk that borrowers will not prioritize repayment of such loans, particularly in any economic downcycle. For example, the economic downcycle resulting from the COVID-19 pandemic may cause borrowers to incur additional debt. To the extent borrowers have or incur other indebtedness that is secured, such as a mortgage, a home equity line of credit or an auto loan, borrowers may choose to repay obligations under such secured indebtedness before repaying their loans facilitated on the OppFi platform. In addition, borrowers may not view loans facilitated on the OppFi platform, which were originated through an online platform, as having the same significance as other credit obligations arising under more traditional circumstances, such as loans originated by banks or other commercial financial institutions on other platforms. Any of the forgoing could lead to higher default rates and decreased demand by our bank partners and capital sources to fund loans facilitated by our platform, which would adversely affect our business, financial condition and results of operations.

For the years ended December 31, 2018, 2019 and 2020, and the three months ended March 31, 2021, we experienced default rates, which we refer to as net charge-offs as a percentage of average receivables, of 37.2%, 42.2%, 35.6% and 30.1%, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on net charge-offs as a percentage of average receivables. When a loan facilitated on our platform is charged off, the cost to service these loans may increase without a corresponding increase in our servicing fees or other related fees and the value of the loans held on our balance sheet may decline. Higher default rates may also lead to lower demand by our bank partners and capital sources to fund loans facilitated by our platform, which would adversely affect our business, financial condition and results of operations.

We are also more susceptible to the risks of changing and increased regulations and other legal and regulatory actions targeted towards the unsecured personal loan market. It is possible that regulators may view unsecured personal loans as high risk for a variety of reasons, including that borrowers will not prioritize repayment of such loans due to the unsecured nature of such loans or because existing laws and regulations may not sufficiently address the benefits and corresponding risks related to financial technology as applied to consumer lending. Further, courts and/or regulators could change their interpretation or application of state and federal consumer financial protection laws for the unsecured personal loan product class given hardships borrowers experience or actual or perceived lack of borrower disclosure or understanding of loan terms. If we are unable to manage the risks associated with the unsecured personal loan market, our business, financial condition and results of operations could be adversely affected.

We are continuing to develop new loan products and services offerings, and if we are unable to manage the related risks, our growth prospects, business, financial condition and results of operations could be adversely affected.

We recently began offering Salary Tap, our payroll deduction secured installment loan product. We are continuing to invest in developing new loan products and service offerings, such as credit cards, mortgages, mobile banking and point-of-sale loans. New initiatives are inherently risky, as each involves unproven business strategies, new regulatory requirements and new financial products and services with which we, and in some cases our bank partners, have limited or no prior development or operating experience.

We cannot be sure that we will be able to develop, commercially market and achieve market acceptance of any new products and services that we may offer. In addition, our investment of resources to develop new products and services may either be insufficient or result in expenses that are excessive in light of revenue actually derived from these new products and services. If the profile or behavior of loan applicants using any new products and services is different from that of those currently served by our existing loan products, our AI models may not be able to accurately evaluate the credit risk of such borrowers, and our bank partners and capital sources may in turn experience higher levels of delinquencies or defaults. Failure to accurately predict demand or growth with respect to our new products and services could have an adverse impact on our reputation and business, and there is always risk that new products and services will be unprofitable, will increase our costs, decrease operating margins or take longer than anticipated to achieve target margins. In addition, any new products or services may raise new and potentially complex regulatory compliance obligations, which would increase our costs and may cause us to change our business in unexpected ways. Further, our development efforts with respect to these initiatives could distract management from current operations and will divert capital and other resources from our existing business.

We may also have difficulty with securing adequate funding for any such new loan products and services, and if we are unable to do so, our ability to develop and grow these new offerings and services will be impaired. If we are unable to effectively manage the foregoing risks, our growth prospects, business, financial condition and results of operations could be adversely affected.

Our reputation and brand are important to our success, and if we are unable to continue developing our reputation and brand, our ability to retain existing and attract new bank partners, our ability to attract borrowers to our platform and our ability to maintain and improve our relationship with regulators of our industry could be adversely affected.

We believe maintaining a strong brand and trustworthy reputation is critical to our success and our ability to attract borrowers to our platform, attract new bank partners and maintain good relations with regulators and existing bank partners. Factors that affect our brand and reputation include: perceptions of artificial intelligence, our industry and our company, including the quality and reliability of our AI-enabled underwriting platform; the accuracy of our AI models; perceptions regarding the application of artificial intelligence to consumer lending specifically; our loan funding programs; changes to the OppFi platform; our ability to effectively manage and resolve borrower complaints; collection practices; privacy and security practices; litigation; regulatory activity; and the overall user experience of our platform. Negative publicity or negative public perception of these factors, even if inaccurate, could adversely affect our brand and reputation.

For example, consumer advocacy groups, politicians and certain government and media reports have, in the past, advocated governmental action to prohibit or severely restrict consumer loan arrangements where banks contract with a third-party platform such as ours to provide origination assistance services to bank customers. Such criticism has frequently been levied in the context of payday loan marketers, though other entities operating programs through which loans similar to loans facilitated on the OppFi platform are originated have also faced criticism. The perceived improper use of a bank charter by these entities has been challenged by both governmental authorities and private litigants, in part because of the higher rates and fees a bank is permitted to charge consumers in certain payday and small-dollar lending programs relative to non-bank lenders. Bank regulators have also required banks to exit third-party programs that the regulators determined involved unsafe and unsound practices or present other risks to the bank. We believe the payday or “small-dollar” loans that have been subject to more frequent criticism and challenge are fundamentally different from loans facilitated on the OppFi platform in many ways, including that loans facilitated on the OppFi platform typically have lower interest rates, longer terms and amortize over their life. If we are nevertheless associated with such payday or small-dollar consumer loans, or if we are associated with increased criticism of non-payday loan programs involving relationships between bank originators and non-bank lending platforms and program managers, demand for loans facilitated on the OppFi platform could significantly decrease, which could cause our bank partners to reduce their origination volumes or terminate their arrangements with us, impede our ability to attract new bank partners or delay the onboarding of bank partners, impede our ability to attract capital sources or reduce the number of potential borrowers who use our platform. Any of the foregoing could adversely affect our results of operations and financial condition.

Any negative publicity or public perception of loans facilitated on the OppFi platform or other similar consumer loans or the consumer lending service we provide may also result in us being subject to more restrictive interpretation or application of laws and regulations and potential investigations and enforcement actions. We may also become subject to additional lawsuits, including class action lawsuits, or other challenges such as government enforcement or arbitration, against our bank partners or us for loans originated by our bank partners on our platform or loans we service or have serviced, which we have been subject to in the past. See the section titled “—We have been in the past and may in the future be subject to federal and state regulatory inquiries regarding our business” for more information. If there are changes in the laws or in the interpretation or enforcement of existing laws affecting consumer loans similar to those offered on our platform, or our marketing and servicing of such loans, or if we become subject to such lawsuits, our business, financial condition and results of operations would be adversely affected.

Artificial intelligence and related technologies are subject to public debate and heightened regulatory scrutiny. Any negative publicity or negative public perception of artificial intelligence could negatively impact demand for our platform, hinder our ability to attract new bank partners. From time to time, certain advocacy groups have made claims that unlawful or unethical discriminatory effects may result from the use of AI technology by various companies. Such claims, whether or not accurate, and whether or not concerning us or our AI-enabled underwriting platform, may harm our ability to attract prospective borrowers to our platform, retain existing and attract new bank partners and achieve regulatory acceptance of our business.

Harm to our reputation can also arise from many other sources, including employee or former employee misconduct, misconduct by outsourced service providers or other counterparties, failure by us or our bank partners to meet minimum standards of service and quality, and inadequate protection of borrower information and compliance failures and claims. If we are unable to protect our reputation, our business, financial condition and results of operations would be adversely affected.

If we do not compete effectively in our target markets, our business, results of operations and financial condition could be harmed.

The consumer lending market is highly competitive and increasingly dynamic as new entrants and emerging technologies continue to enter into the marketplace. With the introduction of new technologies and the influx of new entrants, competition may persist and intensify in the future, which could have an adverse effect on our operations or business.

Our inability to compete effectively could result in reduced loan volumes, reduced average size of loans facilitated on our platform, reduced fees, increased marketing and borrower acquisition costs or the failure of the

OppFi platform to achieve or maintain more widespread market acceptance, any of which could have an adverse effect on our business and results of operations.

Consumer lending is a broad and competitive market, and we compete to varying degrees with other sources of unsecured consumer credit. This can include banks, non-bank lenders including retail-based lenders and other financial technology lending platforms. Because personal loans often serve as a replacement for credit cards, we also compete with the convenience and ubiquity that credit cards represent. Many of our competitors operate with different business models, such as lending-as-a-service or point-of-sale lending, have different cost structures or regulatory obligations, or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, economic, technological and other developments, including utilizing new data sources or credit models. We may also face competition from banks or companies that have not previously competed in the consumer lending market, including companies with access to vast amounts of consumer-related information that could be used in the development of their own credit risk models. Our current or potential competitors may be better at developing new products due to their large and experienced data science and engineering teams, who are able to respond more quickly to new technologies. Many of our current or potential competitors have significantly more resources, such as financial, technical and marketing resources, than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. We face competition in areas such as compliance capabilities, commercial financing terms and costs of capital, interest rates and fees (and other financing terms) available to consumers from our bank partners, approval rates, model efficiency, speed and simplicity of loan origination, ease-of-use, marketing expertise, service levels, products and services, technological capabilities and integration, borrower experience, brand and reputation. Our competitors may also have longer operating histories, lower costs of capital, more extensive borrower bases, more diversified products and borrower bases, operational efficiencies, more versatile or extensive technology platforms, greater brand recognition and brand loyalty, broader borrower and partner relationships, more extensive and/or more diversified source of capital than we have, and more extensive product and service offerings than we have. Furthermore, our existing and potential competitors may decide to modify their pricing and business models to compete more directly with us. Our ability to compete will also be affected by our ability to provide our bank partners with a commensurate or more extensive suite of loan products than those offered by our competitors. In addition, current or potential competitors, including financial technology lending platforms and existing or potential bank partners, may also acquire or form strategic alliances with one another, which could result in our competitors being able to offer more competitive loan terms due to their access to lower-cost capital. Such acquisitions or strategic alliances among our competitors or potential competitors could also make our competitors more adaptable to a rapidly evolving regulatory environment. To stay competitive, we may need to increase our regulatory compliance expenditures or our ability to compete may be adversely affected.

Our industry is driven by constant innovation. We utilize artificial intelligence and machine learning, which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. There can be no assurance that research, data accumulation and development by other companies will not result in AI models that are superior to our AI models or result in products superior to those we develop or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services. If we are unable to compete with such companies or fail to meet the need for innovation in our industry, the use of the OppFi platform could stagnate or substantially decline, or our loan products could fail to maintain or achieve more widespread market acceptance, which could harm our business, results of operations and financial condition.

If we are unable to manage the risks associated with fraudulent activity, our brand and reputation, business, financial condition and results of operations could be adversely affected.

Fraud is prevalent in the financial services industry and is likely to increase as perpetrators become more sophisticated. Although we have not experienced any material business or reputational harm as a result of fraudulent activity in the past, we are subject to the risk of fraudulent activity associated with borrowers and third parties handling borrower information. In the event of losses arising out of fraudulent loan applications, we may also be contractually obligated to indemnify our bank partners or capital sources for such losses. Fraud rates could also increase in a downcycle economy. We use several identity and fraud detection tools, including tools provided by third-party vendors and our proprietary AI models, to predict and otherwise validate or authenticate applicant-reported data and data derived from third-party sources. We have historically had very low levels of fraud rates, with fraudulent applications representing less than 0.1% of all approved loans over the past three years. However, the possibility of fraudulent or other malicious activities and human error or malfeasance cannot be eliminated entirely and will evolve as new and emerging technology is deployed, including the increasing use of personal mobile and computing devices that are outside of our network and control environments. Moreover, if our efforts are insufficient to accurately detect and prevent fraud, the level of fraud-related losses of loans facilitated on the OppFi platform could increase, which would decrease confidence in our platform. In addition, our bank partners, our sources of capital or we may not be able to recover amounts disbursed on loans made in connection with inaccurate statements, omissions of fact or fraud, which could erode the trust in our brand and negatively impact our ability to attract new bank partners and our sources of capital.

High profile fraudulent activity also could negatively impact our brand and reputation. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase our costs and also negatively impact our brand and reputation. Further, if there is any increase in fraudulent activity that increases the need for human intervention in screening loan application data, the level of automation on our platform could decline and negatively affect our unit economics. If we are unable to manage these risks, our business, financial condition and results of operations could be adversely affected.

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain and motivate our personnel, our business, financial condition and results of operations could be adversely affected.

Our success significantly depends on the continued service of our senior management team, including Jared Kaplan, our President and Chief Executive Officer, Shiven Shah, our Chief Financial Officer, and other highly skilled personnel. Our success also depends on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization.

Competition for highly skilled personnel, including engineering and data analytics personnel, is extremely intense, including in Chicago where our headquarters is located. We have experienced, and expect to continue to face, difficulty identifying and hiring qualified personnel in many areas, especially as we pursue our growth strategy. Further, as a result of the COVID-19 pandemic, a large and increasing number of companies have adopted permanent work-from-home policies, which further increases the challenges associated with hiring and retaining qualified personnel. We may not be able to hire or retain such personnel at compensation or flexibility levels consistent with our existing compensation and salary structure and policies. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In particular, candidates making employment decisions, specifically in high-technology industries, often consider the value of any equity they may receive in connection with their employment. Any significant volatility in the price of the combined company’s stock after the business combination may adversely affect our ability to attract or retain highly skilled technical, financial and marketing personnel.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements. While we are in the process of training their replacements, the quality of our services and our ability to serve our bank partners, investors and borrowers whose loans we service may suffer, resulting in an adverse effect on our business.

Security breaches of borrowers’ confidential information that we store may harm our reputation, adversely affect our results of operations and expose us to liability.

We are increasingly dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, process, transmit and store large amounts of sensitive information, including personal information, credit information and other sensitive data of borrowers and potential borrowers. It is critical that we do so in a manner designed to maintain the confidentiality, integrity and availability of such sensitive information. We have made commitments to our bank partners as it relates to data security and information technology. We also have arrangements in place with certain of our third-party vendors that require us to share consumer information. We have outsourced elements of our operations (including elements of our information technology infrastructure) to third parties, and as a result, we manage a number of third-party vendors who may have access to our computer networks and sensitive or confidential information. In addition, many of those third parties may in turn subcontract or outsource some of their responsibilities to other third parties. As a result, our information technology systems, including the functions of third parties that are involved or have access to those systems, is large and complex, with many points of entry and access. While all information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures, the size, complexity, accessibility and distributed nature of our information technology systems, and the large amounts of sensitive information stored on those systems, make such systems potentially vulnerable to unintentional or malicious, internal and external attacks. Any vulnerabilities can be exploited from inadvertent or intentional actions of our employees, third-party vendors, bank partners, loan investors or by malicious third parties. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, “hacktivists,” nation states and others. In addition to the extraction of sensitive information, such attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information and systems. In addition, the prevalent use of mobile devices increases the risk of data security incidents. Further, our shift to a remote working environment due to the COVID-19 pandemic could increase the risk of a security breach. Significant disruptions of our, our bank partners’ and third-party vendors’ and/or other business partners’ information technology systems or other similar data security incidents could adversely affect our business operations and result in the loss, misappropriation, or unauthorized access, use or disclosure of, or the prevention of access to, sensitive information, which could result in financial, legal, regulatory, business and reputational harm to us.

Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our vendors may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many governments have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity following a breach, which may cause borrowers and potential borrowers to lose confidence in the effectiveness of our data security measures on our platform. Any security breach, whether actual or perceived, would harm our reputation and ability to attract new borrowers to our platform.

We also face indirect technology, cybersecurity and operational risks relating to the borrowers, bank partners, investors, vendors and other third parties with whom we do business or upon whom we rely to facilitate or enable our business activities, including vendors, payment processors, and other parties who have access to confidential information due to our agreements with them. In addition, any security compromise in our industry, whether actual or perceived, or information technology system disruptions, whether from attacks on our technology environment or from computer malware, natural disasters, terrorism, war and telecommunication and electrical failures, could interrupt our business or operations, harm our reputation, erode borrower confidence, negatively affect our ability to attract new borrowers, or subject us to third-party lawsuits, regulatory fines or other action or liability, which could adversely affect our business and results of operations.

Like other financial services firms, we have been and continue to be the subject of actual or attempted unauthorized access, mishandling or misuse of information, computer viruses or malware, and cyber-attacks that could obtain confidential information, destroy data, disrupt or degrade service, sabotage systems or cause other damage, distributed denial of service attacks, data breaches and other infiltration, exfiltration or other similar events.

While we regularly monitor data flow inside and outside the company, attackers have become very sophisticated in the way they conceal access to systems, and we may not be aware that we have been attacked. Any event that leads to unauthorized access, use or disclosure of personal information or other sensitive information that we or our vendors maintain, including our own proprietary business information and sensitive information such as personal information regarding borrowers, loan applicants or employees, could disrupt our business, harm our reputation, compel us to comply with applicable federal and/or state breach notification laws and foreign law equivalents, subject us to time consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require us to verify the correctness of database contents, or otherwise subject us to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to us and result in significant legal and financial exposure and/or reputational harm. In addition, any failure or perceived failure by us or our vendors to comply with our privacy, confidentiality or data security-related legal or other obligations to our bank partners or other third parties, actual or perceived security breaches, or any security incidents or other events that result in the unauthorized access, release or transfer of sensitive information, which could include personally identifiable information, may result in governmental investigations, enforcement actions, regulatory fines, litigation, or public statements against us by advocacy groups or others, and could cause our bank partners and other third parties to lose trust in us or we could be subject to claims by our bank partners and other third parties that we have breached our privacy- or confidentiality-related obligations, which could harm our business and prospects. Moreover, data security incidents and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above. There can be no assurance that our security measures intended to protect our information technology systems and infrastructure will successfully prevent service interruptions or security incidents. For example, in December 2018, we were made aware of a software error by a vendor that displayed mismatched consumer data on a prepopulated form, which affected fewer than 100 participants on our platform. The vendor system was patched and we made changes to our systems designed to prevent similar issues in the future. However, we cannot provide any assurance that similar vulnerabilities will not arise in the future as we continue to expand the features and functionalities of our platform and introduce new loan products on our platform, and we expect to continue investing substantially to protect against security vulnerabilities and incidents.

We maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will continue to be available on economically reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that an insurer will not deny coverage as to any future claim, or that any insurer will be adequately covered by reinsurance or other risk mitigants or that any insurer will offer to renew policies at an affordable rate or offer such coverage at all in the future. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition and results of operations.

If we are unable to manage the risks related to our loan servicing and collections obligations, our business, financial condition and results of operations could be adversely affected.

Loans facilitated on the OppFi platform are not secured by any collateral, guaranteed or insured by any third party or backed by any governmental authority. As a result, we are limited in our ability to collect on such loans on behalf of ourselves and our bank partners if a borrower is unwilling or unable to repay them. We handle in-house substantially all of the servicing activities for loans facilitated on our platform, including collection activities, which requires that we hire and train significant numbers of servicing personnel. For more information about our collections procedures and experience handling collections, see the section titled “Information about OppFi—Customer Advocates and Collections Arrangements.” Our need for servicing personnel may vary over time and there is no assurance that we will be able to hire and train appropriate servicing personnel when necessary. For example, during periods of increased delinquencies caused by economic downturns or otherwise, it is important that our servicing personnel are proactive and consistent in contacting a borrower to bring a delinquent balance current and ultimately avoid the related loan becoming charged off, which in turn makes it extremely important that the servicing personnel are properly staffed and trained to take prompt and appropriate action. If the servicing personnel are unable to maintain a high quality of service, or fulfill their servicing obligations at all due to resource constraints resulting from the increased delinquencies, it could result in increased delinquencies and charge-offs on the loans, which could decrease fees payable to us, cause our bank partners to decrease the volume of loans facilitated on the OppFi platform and erode trust in our platform.

In addition, loan servicing is a highly regulated activity. Errors in our servicing activities or failures to comply with our servicing obligations could affect our internal and external reporting of the loans that we service, adversely affect our business and reputation and expose us to liability to borrowers, bank partners or capital sources. In addition, the laws and regulations governing these activities are subject to change. For example, during the COVID-19 pandemic certain states prohibited or restricted collection activities. If we are unable to comply with such laws and regulations, we could lose one or more of our licenses or authorizations, become subject to greater scrutiny by regulatory agencies, or become subject to sanctions or litigation, which may have an adverse effect on our ability to perform our servicing obligations or make our platform available to borrowers in particular states. Any of the foregoing could adversely affect our business, financial condition and results of operations.

In addition, we charge our bank partners and capital sources a fixed percentage servicing fee based on the outstanding balance of loans serviced. If we fail to efficiently service such loans and the costs incurred exceed the servicing fee charged, our results of operations would be adversely affected.

Borrowers may prepay a loan at any time without penalty, which could reduce our servicing fees and deter our bank partners and investors from investing in loans facilitated by our platform.

Borrowers may decide to prepay all or a portion of the remaining principal amount on loans facilitated by our platform at any time without penalty. If the entire or a significant portion of the remaining unpaid principal amount of a loan is prepaid, we would not receive a servicing fee or we would receive a significantly lower servicing fee associated with such prepaid loan. Prepayments may occur for a variety of reasons. If prepayments increase, the amount of our servicing fees would decline, which could harm our business and results of operations. If a significant volume of prepayments occur that our AI models do not accurately predict, returns targeted by us, our bank partners and our capital sources would be adversely affected and our ability to attract new bank partners and capital sources would be negatively affected.

Our marketing efforts and brand promotion activities may not be effective, which could adversely affect our ability to grow our business.

Promoting awareness of our platform is important to our ability to grow our business, attract new bank partners and increase the number of potential borrowers on our platform. We believe that the importance of brand recognition will increase as competition in the consumer lending industry expands. Successful promotion of our brand will depend largely on the effectiveness of marketing efforts and the overall user experience of our bank partners and potential borrowers on the OppFi platform, which factors are outside our control. The marketing channels that we employ may also become more crowded and saturated by other lending platforms, which may decrease the effectiveness of our marketing campaigns and increase borrower acquisition costs. Also, the methodologies, policies and regulations applicable to marketing channels may change. For example, internet search engines could revise their methodologies, which could adversely affect borrower volume from organic ranking and paid search. Search engines may also implement policies that restrict the ability of companies such as us to advertise their services and products, which could prevent us from appearing in a favorable location or any location in the organic rankings or paid search results when certain search terms are used by the consumer.

Our brand promotion activities may not yield increased revenues. If we fail to successfully build trust in our platform and the performance and predictability of loans facilitated on the OppFi platform, we may lose existing bank partners to our competitors or be unable to attract new bank partners and capital sources, which in turn would harm our business, results of operations and financial condition. Even if our marketing efforts result in increased revenue, we may be unable to recover our marketing costs through increases in loan volume, which could result in a higher borrower acquisition cost per account. Any incremental increases in loan servicing costs, such as increases due to greater marketing expenditures, could have an adverse effect on our business, financial condition and results of operations.

Unfavorable outcomes in legal proceedings may harm our business and results of operations.

We are, and may in the future become, subject to litigation, claims, examinations, investigations, legal and administrative cases and proceedings, whether civil or criminal, or lawsuits by governmental agencies or private parties, which may affect our results of operations. These claims, lawsuits, and proceedings could involve labor and employment, discrimination and harassment, commercial disputes, intellectual property rights (including patent, trademark, copyright, trade secret, and other proprietary rights), class actions, general contract, tort, defamation, data privacy rights, antitrust, common law fraud, government regulation, or compliance, alleged securities and law violations or other investor claims, and other matters. Due to the consumer-oriented nature of our business and the application of certain laws and regulations, participants in our industry are regularly named as defendants in litigation alleging violations of federal and state laws and regulations and liability for common law torts, including fraud. Many of these legal proceedings involve alleged violations of consumer protection laws. In addition, we are, and may in the future become, subject to litigation, claims, examinations, investigations, legal and administrative cases and proceedings related to the loans facilitated on the OppFi platform.

In particular, lending programs that involve originations by a bank in reliance on origination-related services being provided by non-bank lending platforms and/or program managers are subject to potential litigation and government enforcement claims based on “rent-a-charter” or “true lender” theories, particularly where such programs involve the subsequent sale of such loans or interests therein to the platform. See “–If loans facilitated through our platform for one or more bank partners were subject to successful challenge that the bank partner was not the “true lender,” such loans may be unenforceable, subject to rescission or otherwise impaired, we or other program participants may be subject to fines, judgments and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations” below. In addition, loans originated by banks (which are exempt from certain state requirements), followed by the sale, assignment, or other transfer to non-banks of such loans or interests therein are subject to potential litigation and government enforcement claims based on the theory that transfers of loans from banks to non-banks do not transfer the ability to enforce contractual terms such as interest rates and fees which banks may charge, but non-banks may not. See “–If loans originated by us or loans originated by our bank partners were found to violate the laws of one or more states, whether at origination or after sale by the originating bank partner, loans facilitated through our platform may be unenforceable or otherwise impaired, we or other program participants may be subject to, among other things, fines, judgments and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations” below. If we were subject to such litigation or enforcement, then any unfavorable results of pending or future legal proceedings may result in contractual damages, usury related claims, fines, penalties, injunctions, the unenforceability, rescission or other impairment of loans originated on our platform or other censure that could have an adverse effect on our business, results of operations and financial condition. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition, reputation and results of operations.

Recent financial, political and other events may increase the level of regulatory scrutiny on financial technology companies. Regulatory bodies may enact new laws or promulgate new regulations or view matters or interpret laws and regulations differently than they have in the past, or commence investigations or inquiries into our business practices. Any such investigations or inquiries, whether or not accurate or warranted, or whether concerning us or one of our competitors, could negatively affect our brand and reputation and the overall market acceptance of and trust in our platform. Any of the foregoing could harm our business, financial condition and results of operations.

We may evaluate and potentially consummate acquisitions, which could require significant management attention, consume our financial resources, disrupt our business and adversely affect our financial results.

Our success will depend, in part, on our ability to grow our business. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified acquisitions. In the future, we may acquire, assets or businesses. The risks we face in connection with acquisitions include:

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	utilization of our financial resources for acquisitions or investments that may fail to realize the anticipated benefits;

•	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

•	coordination of technology, product development and sales and marketing functions and integration of administrative systems;

•	transition of the acquired company’s borrowers to our systems;

•	retention of employees from the acquired company;

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regulatory risks, including maintaining good standing with existing regulatory bodies or receiving any necessary approvals, as well as being subject to new regulators with oversight over an acquired business;

•	attracting financing;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

•	potential write-offs of loans or intangibles or other assets acquired in such transactions that may have an adverse effect on our results of operations in a given period;

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liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property or increase our risk for liability; and

•	litigation, regulatory criticisms, customer claims or other liabilities in connection with the acquired company.

Our failure to address these risks or other problems encountered in connection with any future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and harm our business generally. Future acquisitions could also result in dilutive issuances of the combined company’s equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the write-off of goodwill, any of which could harm our financial condition.

Our business is subject to the risks of natural disasters and other catastrophic events, and to interruption by man-made problems, any of which could have an adverse effect on our business, results of operations and financial condition.

Significant natural disasters or other catastrophic events, such as earthquakes, fires, hurricanes, blizzards, or floods (many of which are becoming more acute and frequent as a result of climate change), or interruptions by strikes, crime, terrorism, epidemics, pandemics, cyber-attacks, computer viruses, internal or external system failures, telecommunications failures, power outages or increased risk of cybersecurity breaches due to a swift transition to remote work brought about by a catastrophic event, could have an adverse effect on our business, results of operations and financial condition. For example, the outbreak of the COVID-19 pandemic beginning in early 2020 has had a significant impact on the global economy and consumer confidence. If the outbreak persists or worsens, it could continue to adversely impact the economy and consumer confidence, and could negatively impact our operations and our platform, each of which could seriously harm our business. In addition, it is possible that continued widespread remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, or otherwise cause operational failures due to changes in our normal business practices necessitated by the outbreak and related governmental actions. There is no guarantee that we will be as effective while working remotely because our team is dispersed, employees may have less capacity to work due to increased personal obligations (such as childcare, eldercare, or caring for family members who become sick), may become sick themselves and be unable to work, or may be otherwise negatively affected, mentally or physically, by the COVID-19 pandemic and prolonged social distancing. Additionally, remote work arrangements may make it more difficult to scale our operations efficiently, as the recruitment, onboarding and training of new employees may be prolonged or delayed. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in privacy, data protection, data security, and fraud risks.

In addition, acts of war and other armed conflicts, disruptions in global trade, travel restrictions and quarantines, terrorism and other civil, political and geo-political unrest could cause disruptions in our business and lead to interruptions, delays or loss of critical data. Any of the foregoing risks may be further increased if our business continuity plans prove to be inadequate and there can be no assurance that both personnel and non-mission critical applications can be fully operational after a declared disaster within a defined recovery time. If our personnel, systems or data centers are impacted, we may suffer interruptions and delays in our business operations. In addition, to the extent these events impact the ability of borrowers to timely repay their loans, our business could be negatively affected.

We may not maintain sufficient business interruption or property insurance to compensate us for potentially significant losses, including potential harm to our business that may result from interruptions in our ability to provide our financial products and services.

Risks Related to Our Financial Reporting and Risk Management

If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires our management to make estimates and assumptions that affect the amounts reported and disclosed in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to fair value determinations, stock-based compensation and consolidation of variable interest entities, as well as tax matters. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of the combined company’s common stock.

Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, or changes to existing standards, and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial condition, and profit and loss, or cause an adverse deviation from our revenue and operating profit and loss target, which may negatively impact our results of operations.

As a private company, we have not endeavored to establish and maintain public-company-quality internal control over financial reporting. If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our common stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following completion of the business combination, the report by management on internal control over financial reporting will be on OppFi’s financial reporting and internal controls (as accounting acquirer). However, as an emerging growth company, an attestation of the independent registered public accounting firm will initially not be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, the combined company may need to upgrade OppFi’s legacy information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff.

If OppFi is unable to hire the additional accounting and finance staff necessary to comply with these requirements, it may need to retain additional outside consultants. If OppFi or, if required, its independent registered public accounting firm, are unable to conclude that its internal control over financial reporting is effective, investors may lose confidence in its financial reporting, which could negatively impact the price of its securities.

OppFi cannot assure you that there will not be material weaknesses in its internal control over financial reporting now or in the future. OppFi has not previously been required to conduct such an internal control evaluation and assessment. Any failure to maintain internal control over financial reporting could severely inhibit OppFi’s ability to accurately report its financial condition, results of operations or cash flows. If OppFi is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines that OppFi has a material weakness in its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its common stock could decline, and it could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in OppFi’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.

If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business.

Our risk management processes and procedures seek to appropriately balance risk and return and mitigate risks. We have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including credit risk, market risk, liquidity risk, strategic risk, operational risk, cybersecurity risk and reputational risk. Credit risk is the risk of loss that arises when a loan obligor fails to meet the terms of a loan repayment obligation, the loan enters default, and if uncured results in financial loss of remaining principal and interest to the investor. Our exposure to credit risk mainly arises from our lending activities. Market risk is the risk of loss due to changes in external market factors, such as interest rates, asset prices, and foreign exchange rates. Liquidity risk is the risk that financial condition or overall safety and soundness are adversely affected by an inability, or perceived inability, to meet obligations (e.g., current and future cash flow needs) and support business growth. We actively monitor our liquidity position. Strategic risk is the risk from changes in the business environment, ineffective business strategies, improper implementation of decisions or inadequate responsiveness to changes in the business and competitive environment.

Our management is responsible for defining the priorities, initiatives, and resources necessary to execute our strategic plan, the success of which is regularly evaluated by the board of directors. Operational risk is the risk of loss arising from inadequate or failed internal processes, controls, people (e.g., human error or misconduct) or systems (e.g., technology problems), business continuity or external events (e.g., natural disasters), compliance, reputational, regulatory, or legal matters and includes those risks as they relate directly to us, fraud losses attributed to applications and any associated fines and monetary penalties as a result, transaction processing, or employees, as well as to third parties with whom we contract or otherwise do business. Operational risk is one of the most prevalent forms of risk in our risk profile. We strive to manage operational risk by establishing policies and procedures to accomplish timely and efficient processing, obtaining periodic internal control attestations from management, conducting internal process risk control self-assessments and audit reviews to evaluate the effectiveness of internal controls.

In order to be effective, among other things, our enterprise risk management capabilities must adapt and align to support any new product or loan features, capability, strategic development, or external change. Cybersecurity risk is the risk of a malicious technological attack intended to impact the confidentiality, availability, or integrity of our systems and data, including, but not limited to, sensitive client data. Our technology and information security teams rely on a layered system of preventive and detective technologies, practices, and policies to detect, mitigate, and neutralize cybersecurity threats. In addition, our information security team and third-party consultants regularly assesses our cybersecurity risks and mitigation efforts. Cyberattacks can also result in financial and reputational risk.

Reputational risk is the risk arising from possible negative perceptions of us, whether true or not, among our current and prospective members, counterparties, employees, and regulators. The potential for either enhancing or damaging our reputation is inherent in almost all aspects of business activity. We manage this risk through our commitment to a set of core values that emphasize and reward high standards of ethical behavior, maintaining a culture of compliance, and by being responsive to member and regulatory requirements.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face and our ability to attract and retain bank partners. Additionally, our business may be affected by reductions in consumer borrowing, spending and investing from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.

Risks Related to Our Intellectual Property and Platform Development

It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to operate our platform depends, in part, upon our proprietary technology. We may be unable to protect our proprietary technology effectively, which would allow competitors to duplicate our AI models or AI-enabled underwriting platform and adversely affect our ability to compete with them. We rely on a combination of copyright, trade secret, trademark laws and other rights, as well as confidentiality procedures, contractual provisions and our information security infrastructure to protect our proprietary technology, processes and other intellectual property. We do not currently have patent protection on our intellectual property. The steps we take to protect our intellectual property rights may be inadequate. For example, a third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and there can be no guarantee that any such efforts would be successful. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely impact our business.

Our proprietary technology, including our AI models, may actually or may be alleged to infringe upon third-party intellectual property, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. If we are unsuccessful, such claim or litigation could result in a requirement that we pay significant damages or licensing fees, or we could in some circumstances be required to make changes to our business to avoid such infringement, which would negatively impact our financial performance. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business operations.

Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as ours. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of our management and employees. In addition, although in some cases a third party may have agreed to indemnify us for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.

Furthermore, our technology may become obsolete or inadequate, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our models and systems to compete with other technologies as they develop. If we cannot protect our proprietary technology from intellectual property challenges, or if our technology becomes obsolete or inadequate, our ability to maintain our model and systems, facilitate loans or perform our servicing obligations on the loans could be adversely affected.

Any significant disruption in our platform could prevent us from processing loan applicants and servicing loans, reduce the effectiveness of our AI models and result in a loss of bank partners or borrowers.

In the event of a system outage or other event resulting in data loss or corruption, our ability to process loan applications, service loans or otherwise facilitate loans on our platform would be adversely affected. We also rely on facilities, components, and services supplied by third parties, including data center facilities and cloud storage services. We host our platform using Amazon Web Services, or AWS, a provider of cloud infrastructure services. In the event that our AWS service agreement is terminated, or there is a lapse of service, interruption of internet service provider connectivity or damage to AWS data centers, we could experience interruptions in access to our platform as well as delays and additional expense in the event we must secure alternative cloud infrastructure services. Any interference or disruption of our technology and underlying infrastructure or our use of third-party services could adversely affect our relationships with our bank partners and the overall user experience of our platform. Also, as our business grows, we may be required to expand and improve the capacity, capability and reliability of our infrastructure. If we are not able to effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and infrastructure to reliably support our business, our business, financial condition and results of operations could be adversely affected.

Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses incurred. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage or other event resulting in data loss or corruption. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, subject us to liability and cause borrowers to abandon our business, any of which could adversely affect our business, results of operations and financial condition.

Our platform and internal systems rely on software that is highly technical, and if our software contains undetected errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage high volumes of data. The software in which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in failure to accurately predict a loan applicant’s creditworthiness, failure to comply with applicable laws and regulations, approval of sub-optimally priced loans, incorrectly displayed interest rates to applicants or borrowers, or incorrectly charged interest to borrowers or fees to bank partners or capital sources, failure to detect fraudulent activity on our platform, a negative experience for consumers or bank partners, delayed introductions of new features or enhancements, or failure to protect borrower data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of consumers or bank partners, increased regulatory scrutiny, fines or penalties, loss of revenue or liability for damages, any of which could adversely affect our business, financial condition and results of operations.

Some aspects of our business processes include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

We incorporate open source software into processes supporting our business. Such open source software may include software covered by licenses like the GNU General Public License and the Apache License. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that limits our use of the software, inhibits certain aspects of our systems and negatively affects our business operations.

Some open source licenses contain requirements that we make source code available at no cost for modifications or derivative works we create based upon the type of open source software we use.

We may face claims from third parties claiming ownership of, or demanding the release or license of, such modifications or derivative works (which could include our proprietary source code or AI models) or otherwise seeking to enforce the terms of the applicable open source license. If portions of our proprietary AI models are determined to be subject to an open source license, or if the license terms for the open source software that we incorporate change, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our model or change our business activities, any of which could negatively affect our business operations and potentially our intellectual property rights. If we were required to publicly disclose any portion of our proprietary models, it is possible we could lose the benefit of trade secret protection for our models.

In addition to risks related to license requirements, the use of open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open source software. Many of the risks associated with the use of open source software cannot be eliminated and could adversely affect our business.

Risks Related to Our Dependence on Third Parties

We rely on strategic relationships with loan aggregators to attract applicants to our platform, and if we cannot maintain effective relationships with loan aggregators or successfully replace their services, or if loan aggregators begin offering competing products, our business could be adversely affected.

A significant number of consumers that apply for a loan on Opploans.com learn about and access Opploans.com through the website of a loan aggregator, typically with a hyperlink from such loan aggregator’s website to a landing page on our website. For example, in 2019 and 2020, approximately 16.5% and 13.5%, respectively, of OppFi’s gross loan issuances were derived from traffic from our top three loan aggregators. For the three months ended March 31, 2021, approximately 12.6% of OppFi’s gross loan issuances were derived from traffic from our top three loan aggregators. Our agreements with these loan aggregators generally provide that either party may terminate the agreement immediately upon a material breach of any provision of the agreement or at any time, with or without cause, by providing advance written notice. Even during the term of the agreements, loan aggregators may not be required to display offers from lenders on Opploans.com or prohibited from working with our competitors or from offering competing services. For example, one of our loan aggregators, Credit Karma, recently began directing more customer traffic to a program that hosts and aggregates the credit models of other loan providers directly on its platform for the purpose of giving credit offers. To date, OppFi has opted not to participate in this program. In November 2020, we experienced a reduction in the number of loan applicants directed to the OppFi platform by Credit Karma and a corresponding decrease in the number of loans originated on our platform, and we may experience additional reductions in traffic from Credit Karma in the future. If traffic from our top loan aggregators continues to decrease in the future as a result of this program or for other reasons, our loan originations and results of operations would be adversely affected. There is also no assurance that our top loan aggregators will continue to contract with us on commercially reasonable terms or at all.

While we are planning to move towards more direct acquisition channels, we anticipate that we will continue to depend in significant part on relationships with loan aggregators to maintain and grow our business. Our current agreements with these loan aggregators do not require them to display offers from lenders on Opploans.com nor prohibit them from working with our competitors or from offering competing services. Further, there is no assurance that a loan aggregator will renew its contract with us on commercially reasonable terms or at all. Our competitors may be effective in providing incentives to loan aggregators to favor their products or services or in reducing the volume of loans facilitated through our platform. Loan aggregators may not perform as expected under our agreements with them, and we may have disagreements or disputes with them, which could adversely affect our brand and reputation. If we cannot successfully enter into and maintain effective strategic relationships with loan aggregators, our business could be adversely affected.

In addition, the limited information such loan aggregators collect from applicants does not always allow us to offer rates to applicants that we would otherwise be able to through direct applicant traffic to Opploans.com. Typically, the rates offered to borrowers who come to Opploans.com directly are lower and more competitive than those rates offered through aggregators. In the event we do not successfully optimize direct traffic, our ability to attract borrowers would be adversely affected.

Such loan aggregators also face litigation and regulatory scrutiny for their part in the consumer lending ecosystem, and as a result, their business models may require fundamental change or may not be sustainable in the future. For example, loan aggregators are increasingly required to be licensed as loan brokers or lead generators in many states, subjecting them to increased regulatory supervision and more stringent business requirements. While we require loan aggregators to make certain disclosures in connection with our bank partners’ offers and restrict how loan aggregators may display such loan offers, loan aggregators may nevertheless alter or even remove these required disclosures without notifying us, which may result in liability to us. Further, we do not have control over any content on loan aggregator websites, and it is possible that our brand and reputation may be adversely affected by being associated with such content. An unsatisfied borrower could also seek to bring claims against us based on the content presented on a loan aggregator’s website. Such claims could be costly and time consuming to defend and could distract management’s attention from the operation of the business.

Our proprietary AI models rely in part on the use of loan applicant and borrower data and other third-party data, and if we lose the ability to use such data, or if such data contain inaccuracies, our business could be adversely affected.

We rely on our proprietary AI models, which are statistical models built using a variety of data-sets. Our AI models rely on a wide variety of data sources, including data collected from applicants and borrowers, credit bureau data and our credit experience gained through monitoring the payment performance of borrowers over time. Under our agreements with our bank partners, we receive licenses to use data collected from loan applicants and borrowers. If we are unable to access and use data collected from applicants and borrowers, data received from credit bureaus, repayment data collected as part of our loan servicing activities, or other third-party data used in our AI models, or our access to such data is limited, our ability to accurately evaluate potential borrowers, detect fraud and verify applicant data would be compromised. Any of the foregoing could negatively impact the accuracy of our pricing decisions, the degree of automation in our loan application process and the volume of loans facilitated on our platform.

Third-party data sources on which we rely include the consumer reporting agencies regulated by the CFPB and other alternative data sources. Such data is electronically obtained from third parties and used in our AI models to price applicants and in our fraud model to verify the accuracy of applicant-reported information. Data from national credit bureaus and other consumer reporting agencies and other information that we receive from third parties about an applicant or borrower may be inaccurate or may not accurately reflect the applicant or borrower’s creditworthiness for a variety of reasons, including inaccurate reporting by creditors to the credit bureaus, errors, staleness or incompleteness. For example, loan applicants’ credit scores may not reflect such applicants’ actual creditworthiness because the credit scores may be based on outdated, incomplete, or inaccurate consumer reporting data, including, as a consequence of us utilizing credit reports for a specific period of time after issuance before such reports are deemed to be outdated. Similarly, the data taken from an applicant’s credit report may also be based on outdated, incomplete or inaccurate consumer reporting data. Although we use numerous third-party data sources and multiple credit factors within our proprietary models, which helps mitigate this risk, it does not eliminate the risk of an inaccurate individual report.

Further, although we attempt to verify the income, employment and education information provided by certain selected applicants, we cannot guarantee the accuracy of applicant information. Our fraud model relies in part on data we receive from a number of third-party verification vendors, data collected from applicants, and our experience gained through monitoring the performance of borrowers over time. Information provided by borrowers may be incomplete, inaccurate or intentionally false. Applicants may also misrepresent their intentions for the use of loan proceeds. We do not verify or confirm any statements by applicants as to how loan proceeds are to be used after loan funding. If an applicant supplied false, misleading or inaccurate information and our fraud detection processes do not flag the application, repayments on the corresponding loan may be lower, in some cases significantly lower, than expected, leading to losses for the bank partner or investor.

In addition, if third party data used to train and improve our AI models is inaccurate, or access to such third-party data is limited or becomes unavailable to us, our ability to continue to improve our AI models would be adversely affected. Any of the foregoing could result in sub-optimally and inefficiently priced loans, incorrect approvals or denials of loans, or higher than expected loan losses, which could adversely affect our business, financial condition and results of operations.

We rely on third-party vendors and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

Our success depends in part on our relationships with third-party vendors. In some cases, third-party vendors are one of a limited number of sources. For example, we rely on national consumer reporting agencies, such as Clarity Services, Inc., a part of Experian, for a large portion of the data used in our AI models. In addition, we rely on third-party verification technologies and services that are critical to our ability to maintain a high level of automation on our platform. In addition, because we are not a bank, we cannot belong to or directly access the Automated Clearing House (“ACH”) payment network. As a result, we rely on one or more banks with access to the ACH payment network to process collections on loans facilitated on the OppFi platform. See the section titled “—Regulators and payment processors are scrutinizing certain online lenders’ access to the ACH system to disburse and collect loan proceeds and repayments, and any interruption or limitation on our ability to access this critical system would materially adversely affect our business. Most of our vendor agreements are terminable by either party without penalty and with little notice. If any of our third-party vendors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable timeframe. We also rely on other software and services supplied by vendors, such as communications, analytics and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to quality standards or safety concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third parties into our platform. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive loan products or service offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our platform and service offerings, which could adversely affect our business, financial condition and results of operations.

Failure by our third-party vendors or our failure to comply with legal or regulatory requirements or other contractual requirements could have an adverse effect on our business.

We have significant vendors that provide us with a number of services to support our platform. If any third-party vendors fail to comply with applicable laws and regulations or comply with their contractual requirements, including failure to maintain adequate systems addressing privacy and data protection and security, we could be subject to regulatory enforcement actions and suffer economic and reputational harm that could harm our business. Further, we may incur significant costs to resolve any such disruptions in service or failure to provide contracted services, which could adversely affect our business.

The CFPB and each of the prudential bank regulators that supervise our bank partners have issued guidance stating that institutions under their supervision may be held responsible for the actions of the companies with which they contract. As a service provider to those supervised entities, we must ensure we have implemented an adequate vendor management program. We or our bank partners could be adversely impacted to the extent we or our vendors fail to comply with the legal requirements applicable to the particular products or services being offered. Our use of third-party vendors is subject to increasing regulatory attention.

The CFPB and other regulators have also issued regulatory guidance that has focused on the need for financial institutions to perform increased due diligence and ongoing monitoring of third-party vendor relationships, thus increasing the scope of management involvement in connection with using third-party vendors. Moreover, if regulators conclude that we or our bank partners have not met the heightened standards for oversight of our third-party vendors, our bank partners could terminate their relationship with us or we or our bank partners could be subject to enforcement actions, civil monetary penalties, supervisory orders to cease and desist or other remedial actions, which could have an adverse effect on our business, financial condition and results of operations.

If loans originated by us or loans originated by our bank partners were found to violate the laws of one or more states, whether at origination or after sale of participations rights by the originating bank partner, loans facilitated through our platform may be unenforceable or otherwise impaired, we or other program participants may be subject to, among other things, fines, judgments and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations.

When establishing the interest rates and structures (and the amounts and structures of certain fees constituting interest under federal banking law, such as origination fees, late fees and non-sufficient funds fees) that are charged to borrowers on loans originated on our platform, our bank partners rely on certain authority under federal law to export the interest rate requirements of the state where each bank partner is located to borrowers in other states. Further, certain of our bank partners and capital sources rely on the ability of subsequent holders to continue charging such rate and fee structures and enforce other contractual terms agreed to by our bank partners that are permissible under federal and applicable state banking laws following the acquisition of the loans. The current annual percentage rates of the loans facilitated through our platform typically range from approximately 30% to 160%. In some states, the interest rates of certain loans facilitated on the OppFi platform exceed the maximum interest rate permitted for consumer loans made by non-bank lenders to borrowers residing in, or that have nexus to, such states. In addition, the rate structures for loans facilitated on the OppFi platform may not be permissible in all states for non-bank lenders and/or the amount or structures of certain fees charged in connection with loans facilitated on the OppFi platform may not be permissible in all states for non-bank lenders.

Usury, fee, and disclosure related claims involving loans facilitated on the OppFi platform may be raised in multiple ways. Program participants may face litigation, government enforcement or other challenge, for example, based on claims that bank lenders did not establish loan terms that were permissible in the state they were located or did not correctly identify the home or host state in which they were located for purposes of interest exportation authority under federal law. Alternatively, we or our capital sources may face litigation, government enforcement, or other challenge, for example, based on claims that rates and fees were lawful at origination and through any period during which the originating bank partner retained the loan and interests therein, but that subsequent purchasers were unable to enforce the loan pursuant to its contracted-for terms, or that certain disclosures were not provided at origination because while such disclosures are not required of banks they may be required of non-bank lenders.

In Madden v. Midland Funding, LLC, 786 F.3d 246 (2d Cir. 2015), cert. denied, 136 S.Ct. 2505 (June 27, 2016), for example, the United States Court of Appeals for the Second Circuit held that the non-bank purchaser of defaulted credit card debt could not rely on preemption standards under the National Bank Act applicable to the originator of such debt in defense of usury claims. Madden addressed circumstances under which a defaulted extension of credit under a consumer credit card account was assigned, following default, to a non-bank debt buyer that then attempted to collect the loan and to continue charging interest at the contracted-for rate. The debtor filed a suit claiming, among other claims, that the rate charged by the non-bank collection entity exceeded the usury rates allowable for such entities under New York usury law. Reversing a lower court decision, the Second Circuit held that preemption standards under the National Bank Act applicable to the bank that issued the credit card were not available to the non-bank debt buyer as a defense to usury claims. Following denial of a petition for rehearing by the Second Circuit, the defendant sought review by the United States Supreme Court. Following the United States Supreme Court’s request that the Solicitor General file a brief setting forth the government’s position on whether the Supreme Court should hear the case in 2016, the Solicitor General filed its brief recommending that the petition for a writ of certiorari be denied for certain vehicle suitability reasons, although the Solicitor General’s brief concluded that the Second Circuit’s decision was substantively incorrect as a matter of law. The Supreme Court denied certiorari on June 27, 2016, such that the Second Circuit’s decision remains binding on federal courts in the Second Circuit (which include all federal courts in New York, Connecticut, and Vermont). Upon remand to the District Court for consideration of additional issues, including whether a choice of law provision in the debtor’s credit card agreement was enforceable to displace New York usury law and class certification, the parties settled the matter in 2019.

The scope and validity of the Second Circuit’s Madden decision remain subject to challenge and clarification. For example, the Colorado Administrator of the Colorado Uniform Consumer Credit Code, or the UCCC, reached a settlement with respect to complaints against two online lending platforms whose business includes the use of bank partners and sale of loans to investors. The complaints included, among other claims, allegations, grounded in the Second Circuit’s Madden decision, that the rates and fees for certain loans could not be enforced lawfully by non-bank purchasers of bank-originated loans. Under the settlement, these banks and nonbank partners committed to, among other things, limit the annual percentage rates, or APR, on loans to Colorado consumers to 36% and take other actions to ensure that the banks were in fact the true lenders. The nonbanks also agreed to obtain and maintain a Colorado lending license. In Colorado, this settlement should provide a helpful model for what constitutes an acceptable bank partnership model. However, the settlement may also invite other states to initiate their own actions, and set their own regulatory standards through enforcement.

As noted above, federal prudential regulators have also taken actions to address the Madden decision. On May 29, 2020, the OCC issued a final rule clarifying that, when a national bank or savings association sells, assigns, or otherwise transfers a loan, interest permissible before the transfer continues to be permissible after the transfer. That rule took effect on August 3, 2020. As discussed further below, the OCC also has issued a rule pertaining to the “true lender” issue. Similarly, the FDIC finalized on June 25, 2020 its 2019 proposal declaring that the interest rate for a loan is determined when the loan is made, and will not be affected by subsequent events. On July 29, 2020, California, New York and Illinois filed suit in the U.S. District Court for the Northern District of California to enjoin enforcement of the OCC rule (Case No. 20-CV-5200) and, similarly in the same court, on August 20, 2020 California, Illinois, Massachusetts, Minnesota, New Jersey, New York, North Carolina, and the District of Columbia sought to enjoin enforcement of the FDIC rule (Case No. 20-CV-5860), in each case related to permissible interest rates post-loan transfer on the grounds that the OCC and FDIC exceeded their authority when promulgating those rules.

There are factual distinctions between our program and the circumstances addressed in the Second Circuit’s Madden decision, as well as the circumstances in the Colorado UCCC settlement and similar cases. As noted above, there are also bases on which the Madden decision’s validity might be subject to challenge or the Madden decision may be addressed by federal regulation or legislation. Nevertheless, there can be no guarantee that a Madden-like claim will not be brought successfully against us or other OppFi program participants.

If a borrower or any state agency were to successfully bring a claim against us, our bank partners or our capital sources for a state usury law or fee restriction violation and the rate or fee at issue on the loan was impermissible under applicable state law, we, our bank partners or our capital sources may face various commercial and legal repercussions, including that such parties would not receive the total amount of interest expected, and in some cases, may not receive any interest or principal, may hold loans that are void, voidable, rescindable, or otherwise impaired or may be subject to monetary, injunctive or criminal penalties. Were such repercussions to apply to us, we may suffer direct monetary loss or may be a less attractive candidate for bank partners or capital sources to enter into or renew relationships; and were such repercussions to apply to our bank partners, such parties could be discouraged from using our platform. We may also be subject to payment of damages in situations where we agreed to provide indemnification, as well as fines and penalties assessed by state and federal regulatory agencies. Litigation or enforcement decisions might also affect our decision to continue operating in any particular state.

If loans facilitated through our platform for one or more bank partners were subject to successful challenge that the bank partner was not the “true lender,” such loans may be unenforceable, subject to rescission or otherwise impaired, we or other program participants may be subject to fines, judgments and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations.

Loans facilitated on the OppFi platform by our bank partners are originated in reliance on the fact that our bank partners are the “true lenders” for such loans. That true lender status determines various loan program details, including that we do not hold licenses required solely for being the party that extends credit to consumers, and that loans facilitated on the OppFi platform by our bank partners may involve interest rates and structures (and certain fees and fees structures) permissible at origination only because the loan terms and lending practices are permissible only when the lender is a bank, and/or the disclosures provided to borrowers would be accurate and compliant only if the lender is a bank. Many state consumer financial regulatory requirements, including usury restrictions (other than the restrictions of the state in which a bank partner originating a particular loan is located) and many licensing requirements and substantive requirements under state consumer credit laws, are treated as inapplicable loans facilitated on the OppFi platform by our bank partners based on principles of federal preemption or express exemptions provided in relevant state laws for certain types of financial institutions or loans they originate.

Certain recent litigation and regulatory enforcement has challenged, or is currently challenging, the characterization of bank partners as the “true lender” in connection with programs involving origination and/or servicing relationships between a bank partner and non-bank lending platform or program manager. As noted above, the Colorado Administrator has entered into a settlement agreement with certain banks and nonbanks that addresses this true lender issue. Specifically, the settlement agreement sets forth a safe harbor indicating that a bank is the true lender if certain specific terms and conditions are met. However, other states and consumers could also bring lawsuits based on these types of relationships. For example, on April 5, 2021, the Washington, DC Attorney General filed a lawsuit against us for allegedly deceptively marketing high-cost loans with interest rates above the Washington, DC usury cap. The usury claim is based on an allegation that OppFi, which is not licensed in Washington, DC because a license is not required to service bank loans in the district, and not its partner bank, FinWise, originated these loans, and is therefore in violation of the district’s usury laws. While we deny such allegations and intend to vigorously defend the matter, FinWise has ceased originating loans in Washington D.C. and as a result, we have ceased doing business in Washington, DC with FinWise and there can be no assurance as to the ultimate disposition of the action. Moreover, regardless of the merits of the claim, litigation is often expensive, time-consuming, disruptive to our operations, distracting to management and may involve payment of damages. The Washington, DC Attorney General previously filed a similar lawsuit on June 5, 2020 against online lender Elevate for allegedly deceptively marketing high-cost loans with interest rates above the Washington, DC usury cap. We have also been the subject of state attorneys general inquires of a similar nature in other states, including Montana and Washington state, as well as the California Department of Business Oversight, and the subject of litigation filed on behalf of putative classes of customers in California and Washington.

We note that the OCC issued on October 27, 2020, a final rule to address the “true lender” issue for lending transactions involving a national bank. For certain purposes related to federal banking law, including the ability of a national bank to “export” interest-related requirements from the state from which they lend, the rule would treat a national bank as the “true lender” if it is named as the lender in the loan agreement or funds the loan. It remains possible that the rule could be challenged by state regulators or private parties, or rescinded or otherwise limited by a future administration. In addition, the OCC rule does not apply to state-chartered banks and there can be no assurance that the FDIC will issue a similar rule applicable to state-chartered banks.

We, bank partners and similarly situated parties could become subject to challenges like that presented by the Colorado settlement and, if so, we could face penalties and/or loans facilitated on the OppFi platform by our bank partners may be void, voidable, or otherwise impaired in a manner that may have adverse effects on our operations (directly, or as a result of adverse impact on our relationships with our bank partners, institutional investors or other commercial counterparties). However, we are also taking steps to confirm that our business model conforms with the requirements of the Colorado safe harbor.

There can be no assurance that the Colorado Administrator or other regulators or customers will not make assertions similar to those made in its present actions with respect to the loans facilitated by our platform in the future. It is also possible that other state agencies or regulators could make similar assertions. If a court or a state or federal enforcement agency were to deem OppFi, rather than our bank partners, the “true lender” for loans originated on our platform by our bank partners, and if for this reason (or any other reason) the loans were deemed subject to and in violation of certain state consumer finance laws, we could be subject to fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas) and other penalties or consequences, and the loans could be rendered void or unenforceable in whole or in part, any of which could have a material adverse effect on our business.

Regulators and payment processors are scrutinizing certain online lenders’ access to the ACH system to disburse and collect loan proceeds and repayments, and any interruption or limitation on our ability to access this critical system would materially adversely affect our business.

When making loans, we typically use the ACH system to deposit loan proceeds into borrowers’ bank accounts. This includes loans originated by our bank partners. These loans also depend on the ACH system to collect amounts due by withdrawing funds from borrowers’ bank accounts when the borrower has provided authorization to do so. ACH transactions are processed by banks, and if these banks cease to provide ACH processing services or are not allowed to do so, we would have to materially alter, or possibly discontinue, some or all of our business if alternative ACH processors or other payment mechanisms are not available.

In the past, heightened regulatory scrutiny by the U.S. Department of Justice, the FDIC and other regulators has caused some banks and ACH payment processors to cease doing business with consumer lenders who are operating legally, without regard to whether those lenders are complying with applicable laws, simply to avoid the risk of heightened scrutiny or even litigation. These actions have reduced the number of banks and payment processors who provide ACH payment processing services and could conceivably make it increasingly difficult to find bank partners and payment processors in the future and/or lead to significantly increased costs for these services. If we are unable to maintain access to needed services on favorable terms, we would have to materially alter, or possibly discontinue, some or all of our business if alternative processors are not available.

If we lost access to the ACH system because our payment processor was unable or unwilling to access the ACH system on our behalf, we would experience a significant reduction in borrower loan payments. Although we would notify borrowers that they would need to make their loan payments via physical check, debit card or other method of payment a large number of borrowers would likely go into default because they are expecting automated payment processing. Similarly, if regulatory changes limited our access to the ACH system or reduced the number of times ACH transactions could be re-presented, we would experience higher losses.

Risks Related to Our Regulatory Environment

Litigation, regulatory actions and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.

In the ordinary course of business, we have been named as a defendant in various legal actions, including class action lawsuits and other litigation. Generally, this litigation arises from the dissatisfaction of a consumer with the products or services offered on our platform. All such legal actions are inherently unpredictable and, regardless of the merits of the claims, litigation is often expensive, time-consuming, disruptive to our operations, and distracting to management. In addition, certain actions may include claims for indeterminate amounts of damages. Our involvement in any such matter also could cause significant harm to our or our bank partners’ reputations and divert management attention from the operation of our business, even if the matters are ultimately determined in our favor. If resolved against us, legal actions could result in significant verdicts and judgments, injunctive relief, equitable relief, and other adverse consequences that may affect our financial condition and how we operate our business, including our decision to continue operating in certain states.

In addition, a number of participants in the consumer financial services industry, including OppFi, have been the subject of putative class action lawsuits, state attorney general actions and other state regulatory actions, federal regulatory enforcement actions, including actions relating to alleged unfair, deceptive or abusive acts or practices, violations of state licensing and lending laws, including state usury and disclosure laws and allegations of noncompliance with various state and federal laws and regulations relating to originating, servicing and collecting consumer finance loans and other consumer financial services and products. The current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in us undertaking significant time-consuming and expensive operational and compliance improvement efforts, which may delay or preclude our or our bank partners’ ability to provide certain new products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how we conduct our business and, in turn, have a material adverse effect on our business. In particular, legal proceedings brought under state consumer protection statutes or under several of the various federal consumer financial protection statutes may result in a separate fine assessed for each statutory and regulatory violation or substantial damages from class action lawsuits, potentially in excess of the amounts we earned from the underlying activities.

Some of our agreements used in the course of our business include arbitration clauses. If our arbitration agreements were to become unenforceable for any reason, we could experience an increase to our consumer litigation costs and exposure to potentially damaging class action lawsuits, with a potential material adverse effect on our business and results of operations.

We contest our liability and the amount of damages, as appropriate, in each pending matter. The outcome of pending and future matters could be material to our results of operations, financial condition and cash flows, and could materially adversely affect our business.

In addition, from time to time, through our operational and compliance controls, we identify compliance issues that require us to make operational changes and, depending on the nature of the issue, result in financial remediation to impacted borrowers. These self-identified issues and voluntary remediation payments could be significant, depending on the issue and the number of borrowers impacted, and could generate litigation or regulatory investigations that subject us to additional risk.

We are subject to or facilitate compliance with a variety of federal, state, and local laws, including those related to consumer protection and loan financings, and if we fail to comply with such laws, our business could be adversely affected.

We must comply with regulatory regimes or facilitate compliance with regulatory regimes on behalf of our bank partners that are independently subject to federal and/or state oversight by bank regulators, including those applicable to our referral and marketing services, consumer credit transactions, loan servicing and collection activities and the purchase and sale of whole loans and other related transactions. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other federal and state laws may apply to the origination, servicing and collection of loans originated on our platform or the purchase and sale of whole loans or participation rights. In particular, certain laws, regulations and rules we or our bank partners are subject to include:

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state lending laws and regulations that require certain parties to hold licenses or other government approvals or filings in connection with specified activities, and impose requirements related to loan disclosures and terms, fees and interest rates, credit discrimination, credit reporting, servicemember relief, debt collection, repossession, unfair or deceptive business practices and consumer protection, as well as other state laws relating to privacy, information security, conduct in connection with data breaches and money transmission;

•	the Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions, require creditors to comply with certain lending practice restrictions, limit the ability of a creditor to impose certain loan terms and impose disclosure requirements in connection with credit card origination;

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the Equal Credit Opportunity Act and Regulation B promulgated thereunder, and similar state fair lending laws, which prohibit creditors from discouraging or discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act;

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the Fair Credit Reporting Act and Regulation V promulgated thereunder, imposes certain obligations on users of consumer reports and those that furnish information to consumer reporting agencies, including obligations relating to obtaining consumer reports, using consumer reports, taking adverse action on the basis of information from consumer reports, addressing risks of identity theft and fraud and protecting the privacy and security of consumer reports and consumer report information;

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Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service, and analogous state laws prohibiting unfair, deceptive or abusive acts or practices;

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the Credit Practices Rule which prohibits lenders from using certain contract provisions that the Federal Trade Commission has found to be unfair to consumers, requires lenders to advise consumers who co-sign obligations about their potential liability if the primary obligor fails to pay and prohibits certain late charges;

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the Fair Debt Collection Practices Act and similar state debt collection laws, which provide guidelines and limitations on the conduct of third-party debt collectors (and some limitation on creditors collecting their own debts) in connection with the collection of consumer debts;

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the Gramm-Leach-Bliley Act and Regulation P promulgated thereunder, which includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy notices and practices with respect to information sharing with affiliated and unaffiliated entities as well as to safeguard personal borrower information, and other privacy laws and regulations;

•	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

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the Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations, requires creditors to reduce the interest rate to 6% on loans to military members under certain circumstances, and imposes restrictions on enforcement of loans to servicemembers, so that the military member can devote his or her full attention to military duties;

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the Military Lending Act, which requires those who lend to “covered borrowers”, including members of the military and their dependents, to only offer Military APRs (a specific measure of all-in-cost-of-credit) under 36%, prohibits arbitration clauses in loan agreements, and prohibits certain other loan agreement terms and lending practices in connection with loans to military servicemembers, among other requirements, and for which violations may result in penalties including voiding of the loan agreement;

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the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including a prohibition on a creditor requiring a consumer to repay a credit agreement in preauthorized (recurring)

electronic fund transfers and disclosure and authorization requirements in connection with such transfers;

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the Telephone Consumer Protection Act and the regulations promulgated thereunder, which impose various consumer consent requirements and other restrictions in connection with telemarketing activity and other communication with consumers by phone, fax or text message, and which provide guidelines designed to safeguard consumer privacy in connection with such communications;

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the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 and the Telemarketing Sales Rule and analogous state laws, which impose various restrictions on marketing conducted use of email, telephone, fax or text message;

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the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures and which require creditors and loan servicers to obtain a consumer’s consent to electronically receive disclosures required under federal and state laws and regulations;

•	the Right to Financial Privacy Act and similar state laws enacted to provide the financial records of financial institution customers a reasonable amount of privacy from government scrutiny;

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the Bank Secrecy Act and the USA PATRIOT Act, which relate to compliance with anti-money laundering, borrower due diligence, transaction monitoring and reporting and record-keeping policies and procedures;

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the Executive Orders and regulations promulgated by the Office of Foreign Assets Control under the U.S. Treasury Department related to the administration and enforcement of sanctions against foreign jurisdictions and persons that threaten U.S. foreign policy and national security goals, primarily to prevent targeted jurisdictions and persons from accessing the U.S. financial system;

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federal and state securities laws, including, among others, the Securities Act of 1933, as amended, or the Securities Act, the Exchange Act, the Investment Advisers Act of 1940, as amended, or the Investment Advisers Act of 1940 (referred to as the IAA) and the Investment Company Act of 1940, as amended, or the Investment Company Act, rules and regulations adopted under those laws, and similar state laws and regulations, which govern how we offer, sell and transact in our loan financing products; and

•	other state-specific and local laws and regulations.

We may not always have been, and may not always be, in compliance with these and other applicable laws, regulations and rules. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility. Additionally, Congress, the states and regulatory agencies, as well as local municipalities, could further regulate the consumer financial services industry in ways that make it more difficult or costly for us to offer our platform and related services or facilitate the origination of loans for our bank partners. These laws also are often subject to changes that could severely limit the operations of our business model. For example, in 2019, a bill was introduced in the U.S. Senate that would create a national cap of the lesser of 15% APR or the maximum rate permitted by the state in which the consumer resides, and in 2021, the Illinois legislature passed a law setting an interest rate cap of 36% on most consumer loans. Although the proposed national rate cap may never be enacted into law, if such a bill were to be enacted, it would greatly restrict the number of loans that could be funded through our platform. Further, changes in the regulatory application or judicial interpretation of the laws and regulations applicable to financial institutions also could impact the manner in which we conduct our business. The regulatory environment in which financial institutions operate has become increasingly complex, and following the financial crisis that began in 2008 and the financial distress experienced by many consumer as a result of the COVID-19 pandemic, supervisory efforts to apply relevant laws, regulations and policies have become more intense. Additionally, states are increasingly introducing and, in some cases, passing laws that restrict interest rates and APRs on loans similar to the loans made on our platform. For example, California has enacted legislation to create a “mini-CFPB,” which could increase its oversight over bank partnership relationships and strengthen state consumer protection authority of state regulators to police debt collections and unfair, deceptive or abusive acts and practices. Additionally, voter referendums have been introduced and, in some cases, passed restrictions on interest rates and/or APRs. If such legislation or bills were to be propagated, or state or federal regulators seek to restrict regulated financial institutions such as our bank partners from engaging in business with OppFi in certain ways, our bank partners’ ability to originate loans in certain states could be greatly reduced, and as a result, our business, financial condition and results of operations would be adversely affected.

Where applicable, we seek to comply with state broker, credit service organization, small loan, finance lender, servicing, collection, money transmitter and similar statutes. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations, become subject to greater scrutiny by other state regulatory agencies, face other sanctions or be required to obtain a license in such jurisdiction, which may have an adverse effect on our ability to continue to facilitate loans, perform our servicing obligations or make our platform available to consumers in particular states, which may harm our business. Further, failure to comply with the laws and regulatory requirements applicable to our business and operations may, among other things, limit our ability to collect all or part of the principal of or interest on loans facilitated on the OppFi platform. In addition, non-compliance could subject us to damages, revocation of required licenses, class action lawsuits, administrative enforcement actions and civil and criminal liability, all of which would harm our business.

Internet-based loan origination processes may give rise to greater risks than paper-based processes and may not always be allowed under state law.

We use the internet to obtain application information and distribute certain legally required notices to applicants and borrowers, and to obtain electronically signed loan documents in lieu of paper documents with actual borrower signatures. These processes may entail greater risks than would paper-based loan origination processes, including risks regarding the sufficiency of notice for compliance with consumer protection laws, risks that borrowers may challenge the authenticity of loan documents, and risks that despite internal controls, unauthorized changes are made to the electronic loan documents. In addition, our software could contain “bugs” that result in incorrect calculations or disclosures or other non-compliance with federal or state laws or regulations. If any of those factors were to cause any loans, or any of the terms of the loans, to be unenforceable against the borrowers, or impair our ability to service loans, the performance of the underlying promissory notes could be adversely affected.

If we are found to be operating without having obtained necessary state or local licenses, our business, financial condition and results of operations could be adversely affected.

Certain states have adopted laws regulating and requiring licensing by parties that engage in certain activities regarding consumer finance transactions, including facilitating and assisting such transactions in certain circumstances. Furthermore, certain states and localities have also adopted laws requiring licensing for consumer debt collection or servicing and/or purchasing or selling consumer loans. While we believe we have obtained all necessary licenses, the application of some consumer finance licensing laws to our platform and the related activities we perform is unclear. In addition, state licensing requirements may evolve over time, including, in particular, recent trends toward increased licensing requirements and regulation of parties engaged in loan solicitation activities. States also maintain licensing requirements pertaining to the transmission of money, and certain states may broadly interpret such licensing requirements to cover loan servicing and the transmission of funds to investors. If we were found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, we could be subject to fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), criminal penalties and other penalties or consequences, and the loans originated by our bank partners on our platform could be rendered void or unenforceable in whole or in part, any of which could have a material adverse effect on our business.

The CFPB has sometimes taken expansive views of its authority to regulate consumer financial services, creating uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business.

The CFPB, which commenced operations in July 2011, has broad authority to create and modify regulations under federal consumer financial protection laws and regulations, such as the Truth in Lending Act and Regulation Z, ECOA and Regulation B, the Fair Credit Reporting Act, the Electronic Funds Transfer Act and Regulation E, among other regulations, and to enforce compliance with those laws. The CFPB supervises banks, thrifts and credit unions with assets over $10 billion and examines certain of our bank partners. Further, the CFPB is charged with the examination and supervision of certain participants in the consumer financial services market, including short-term, small dollar lenders, and larger participants in other areas of financial services. The CFPB is also authorized to prevent “unfair, deceptive or abusive acts or practices” through its rulemaking, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including our loan products. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus. The CFPB may also request reports concerning our organization, business conduct, markets and activities and conduct on-site examinations of our business on a periodic basis if the CFPB were to determine or suspect, as a result of information provided through its complaint system, that we were engaging in activities that pose risks to consumers.

Only one online lending platform has ever received a no-action letter from the CFPB with respect to ECOA compliance as it pertains to underwriting applicants for unsecured non-revolving credit, and there continues to be uncertainty about the future of the CFPB and as to how its strategies and priorities, including in both its examination and enforcement processes, will impact our business and our results of operations going forward. In addition, evolving views regarding the use of alternative variables and machine learning in assessing credit risk and/or stated focus of the new Administration and CFPB leadership on fair lending could result in the CFPB taking actions that result in requirements to alter or cease offering affected financial products and services, making them less attractive and restricting our ability to offer them. The CFPB could also implement rules that restrict our effectiveness in servicing our financial products and services.

Although we have committed resources to enhancing our compliance programs, any actions by the CFPB (or other regulators) against us, our bank partners or our competitors could discourage the use of our services or those of our bank partners, which could result in reputational harm, a loss of bank partners, borrowers or capital sources, or discourage the use of our or their services and adversely affect our business. If the CFPB changes regulations or modifies through supervision or enforcement past regulatory guidance or interprets existing regulations in a different or stricter manner than they have been interpreted in the past by us, the industry or other regulators, our compliance costs and litigation exposure could increase materially. This is particularly true with respect to the application of ECOA and Regulation B to credit risk models that rely upon alternative variables and machine learning, an area of law where regulatory guidance is currently uncertain and still evolving, and for which there are not well-established regulatory norms for establishing compliance. If future regulatory or legislative restrictions or prohibitions are imposed that affect our ability to offer certain of our products or that require us to make significant changes to our business practices, and if we are unable to develop compliant alternatives with acceptable returns, these restrictions or prohibitions could have a material adverse effect on our business. If the CFPB, or another regulator, were to issue a consent decree or other similar order against us or our competitors, this could also directly or indirectly affect our results of operations.

We have been in the past and may in the future be subject to federal and state regulatory inquiries regarding our business, which may cause significant harm to our reputation, lead to investigations and enforcement actions from regulatory agencies or litigants, and divert management attention and resources from the operation of our business.

We have, from time to time in the normal course of our business, received, and may in the future receive or be subject to, inquiries or investigations by state and federal regulatory agencies and bodies such as the CFPB, state attorneys general, state financial regulatory agencies and other state or federal agencies or bodies regarding the OppFi platform, including the marketing of loans for lenders, underwriting and pricing of consumer loans for our bank partners, our fair lending compliance program and licensing and registration requirements. We have addressed these inquiries directly and engaged in open dialogue with regulators. For example, the CFPB has issued a civil investigative demand, or CID, to us, as a result of a consumer complaint, the stated purpose of which is to determine whether our lending practices violated any consumer financial laws with respect to the Military Lending Act. We have responded to the CFPB to refute the number of affected consumers. We intend to cooperate with the CFPB in this investigation and impacted consumers were already provided with redress whereby we either adjusted the applicable consumer’s interest rate so that the Military Annual Percentage Rate (MAPR) was less than 36%, with past payments reallocated to principal or refunded, as appropriate, or forgave the loan and corrected any negative credit reporting. The number of potentially affected loans is less than 0.01% of all loans facilitated through the our platform since our inception.

We have also received inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where we have determined that we are not required to obtain such a license or be registered with the state, and we expect to continue to receive such inquiries. Any such inquiries or investigations could involve substantial time and expense to analyze and respond to, could divert management’s attention and other resources from running our business, and could lead to public enforcement actions or lawsuits and fines, penalties, injunctive relief, and the need to obtain additional licenses that we do not currently possess. Our involvement in any such matters, whether tangential or otherwise and even if the matters are ultimately determined in our favor, could also cause significant harm to our reputation, lead to additional investigations and enforcement actions from other agencies or litigants, and further divert management attention and resources from the operation of our business. As a result, the outcome of legal and regulatory actions arising out of any state or federal inquiries we receive could be material to our business, results of operations, financial condition and cash flows and could have a material adverse effect on our business, financial condition or results of operations.

The collection, processing, storage, use and disclosure of personal data could give rise to liabilities as a result of existing or new governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

We receive, transmit and store a large volume of personally identifiable information and other sensitive data from applicants and borrowers. There are federal, state and foreign laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and sensitive data. Specifically, cybersecurity and data privacy issues, particularly with respect to personally identifiable information are increasingly subject to legislation and regulations to protect the privacy and security of personal information that is collected, processed and transmitted. For example, the Gramm-Leach-Bliley Act includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy notices and practices with respect to information sharing with affiliated and unaffiliated entities as well as to safeguard personal borrower information. In addition, the California Consumer Privacy Act, or the CCPA, which went into effect on January 1, 2020, requires, among other things, that covered companies provide disclosures to California consumers and afford such consumers new abilities to opt-out of certain sales or retention of their personal information by us. The CCPA has been amended on multiple occasions and the California attorney general approved final regulations on August 14, 2020. Although the regulations will bring some clarity regarding compliance with the CCPA, aspects of the CCPA and its interpretation remain unclear. We cannot fully predict the impact of the CCPA on our business or operations, but it may require us to further modify our data infrastructure and data processing practices and policies and to incur additional costs and expenses in an effort to continue to comply. In addition, California voters approved Proposition 24 in the November 2020 election to create the California Privacy Rights Act, which amends and purports to strengthen the CCPA and will create a state agency to enforce privacy laws. Additionally, other U.S. states are proposing and enacting laws and regulations that impose obligations similar to the CCPA or that otherwise involve significant obligations and restrictions. Compliance with current and future borrower privacy data protection and information security laws and regulations could result in higher compliance, technical or operating costs. Further, any actual or perceived violations of these laws and regulations may require us to change our business practices, data infrastructure or operational structure, address legal claims and regulatory investigations and proceedings and sustain monetary penalties and/or other harms to our business. We could also be adversely affected if new legislation or regulations are adopted or if existing legislation or regulations are modified such that we are required to alter our systems or change our business practices or privacy policies.

As the regulatory framework for artificial intelligence and machine learning technology evolves, our business, financial condition and results of operations may be adversely affected.

The regulatory framework for artificial intelligence and machine learning technology is evolving and remains uncertain. It is possible that new laws and regulations will be adopted in the United States, or existing laws and regulations may be interpreted in new ways, that would affect the operation of our platform and the way in which we use artificial intelligence and machine learning technology, including with respect to fair lending laws. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operations.

If we are required to register under the Investment Company Act, our ability to conduct business could be materially adversely affected.

The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. In general, an “investment company” is a company that holds itself out as an investment company or holds more than 40% of the total value of its assets (minus cash and government securities) in “investment securities.” We believe we are not an investment company. We do not hold ourselves out as an investment company. We understand, however, that the loans held on our balance sheet could be viewed by the SEC or its staff as “securities,” which could in turn cause the SEC or its staff to view Opportunity Financial, LLC or an affiliate as an “investment company” subject to regulation under the Investment Company Act. We believe that we have never been an investment company because, among other reasons, we are primarily engaged in the business of providing an AI-based lending platform to banks. If we were ever deemed to be in non-compliance with the Investment Company Act, we could also be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties, cease-and-desist orders or other adverse consequences, as well as private rights of action, any of which could materially adversely affect our business.

Anti-money laundering, anti-terrorism financing, anti-corruption and economic sanctions laws could have adverse consequences for us.

We maintain a compliance program designed to enable us to comply with all applicable anti-money laundering and anti-terrorism financing laws and regulations, including the Bank Secrecy Act and the USA PATRIOT Act and U.S. economic sanctions laws administered by the Office of Foreign Assets Control. This program includes policies, procedures, processes and other internal controls designed to identify, monitor, manage and mitigate the risk of money laundering and terrorist financing and engaging in transactions involving sanctioned countries persons and entities. These controls include procedures and processes to detect and report suspicious transactions, perform borrower due diligence, respond to requests from law enforcement, and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. We are also subject to anti-corruption and anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, and the U.S. Travel Act, which prohibit companies and their employees and agents from promising, authorizing, making, or offering improper payments or other benefits to government officials and others in the private sector in order to influence official action, direct business to any person, gain any improper advantage, or obtain or retain business. We have implemented an anti-corruption policy to ensure compliance with these anti-corruption and anti-bribery laws. No assurance is given that our programs and controls will be effective to ensure compliance with all applicable anti-money laundering and anti-terrorism financing and anti-corruption laws and regulations, and our failure to comply with these laws and regulations could subject us to significant sanctions, fines, penalties, contractual liability to our bank partners or institutional investors, and reputational harm, all of which could harm our business.

Risks Related to Loan Funding and Indebtedness

Our warehouse facilities expose us to certain risks, and we can provide no assurance that we will be able to access the whole loan sales markets, or secured warehouse credit facilities, in the future, which may require us to seek more costly financing.

We have funded, and may in the future fund, certain loans on our balance sheet and our purchase of participation rights in loans originated by our bank partners by selling such loans or participation interests to warehouse special purpose entities, or SPEs, which loan and participation rights sales are partially financed with associated warehouse credit facilities from financial institutions. Concurrently, the SPE borrows money from financial institutions pursuant to credit and security agreements. The lines of credit borrowed by the SPEs are each secured by the pool of loans and participation rights owned by the applicable SPE.

During periods of financial disruption, such as the financial crisis that began in 2008 and the COVID-19 pandemic that began in early 2020, the credit market constrained, and this could continue or occur again in the future. In addition, other matters, such as (i) accounting standards applicable to the foregoing transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions, could result in decreased investor demand, or increased competition from other institutions that undertake similar transactions. In addition, compliance with certain regulatory requirements, including the Dodd-Frank Act, the Investment Company Act and the so-called “Volcker Rule,” may affect the type of transactions that we are able to complete.

If it is not possible or economical for us to engage in whole loan or participation rights sales in the future, we would need to seek alternative financing to support our loan funding programs and to meet our existing debt obligations. Such funding may not be available on commercially reasonable terms, or at all. If the cost of such loan funding mechanisms were to be higher than that of our whole loan and participation right sales, the fair value of the loans and participation rights would likely be reduced, which would negatively impact our results of operations. If we are unable to access such financing, our ability to originate loans and acquire participation rights in loans originated by our bank partners and our results of operations, financial condition and liquidity would be materially adversely affected.

If we are unable to maintain diverse and robust sources of capital, our growth prospects, business, financial condition and results of operations could be adversely affected.

Our business depends on maintaining diverse and robust sources of capital to originate loans facilitated on the OppFi platform in certain states and to acquire participation rights in loans that our bank partners originate using the OppFi platform. We currently have committed financing agreements with two non-banks lenders and one commercial bank. We cannot be sure that these funding sources will continue to be available on reasonable terms or at all beyond the current maturity dates of our existing credit facilities. See the section “OppFi Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources” for more information.

Events of default or breaches of financial, performance or other covenants, or worse than expected performance of certain pools of loans underpinning our credit facilities, could reduce or terminate our access to funding from such facilities. Loan performance is dependent on a number of factors, including the predictiveness of our AI models and social and economic conditions. The availability and capacity of sources of capital also depends on many factors that are outside of our control, such as credit market volatility and regulatory reforms. In the event that we do not maintain adequate sources of capital, we may not be able to maintain the necessary levels of funding to retain current loan volume, which could adversely affect our business, financial condition and results of operations.

In connection with our credit facilities, we make representations and warranties concerning the loans or participation rights sold, and if such representations and warranties are not accurate when made, we could be required to repurchase such loans or participation rights.

Under our credit facilities we make numerous representations and warranties concerning the characteristics of the loans facilitated on the OppFi platform, or participation rights with respect thereto, sold and transferred in connection with such transactions, including representations and warranties that the loans meet the eligibility requirements of those facilities. If those representations and warranties were not accurate when made, we may be required to repurchase the underlying loans or participation rights. Failure to repurchase so-called ineligible receivables when required could constitute an event of default or termination event under our credit facilities. Historically, we have not had to repurchase loans or participations rights as a result of inaccurate representations or warranties related to loans facilitated on the OppFi platform. While only a small number of loans or participation rights have been historically repurchased by us, there can be no assurance that we would have adequate cash or other qualifying assets available to make such repurchases if and when required. Such repurchases could be limited in scope, relating to small pools of loans or participation rights, or significant in scope, across multiple pools of loans or participation rights. If we were required to make such repurchases and if we do not have adequate liquidity to fund such repurchases, our business, financial condition and results of operations could be adversely affected.

We rely on borrowings under our corporate and warehouse credit facilities to fund certain aspects of our operations, and any inability to meet our obligations as they come due or to comply with various covenants could harm our business.

Our corporate credit facilities consist of term loans and revolving loan facilities that we have drawn on to finance our operations and for other corporate purposes. As of December 31, 2020, we had approximately $136 million outstanding principal under these term loans and revolving credit facilities. These borrowings are generally secured by all the assets of the company that have not otherwise been sold or pledged to secure our structured finance facilities, such as assets belonging to our SPEs. These credit agreements contain operating and financial covenants, including customary limitations on the incurrence of certain indebtedness and liens, restrictions on certain transactions and limitations on distributions and stock repurchases. We have in the past, and may in the future, fail to comply with certain operating or financial covenants in our credit agreements, requiring a waiver from our lenders. Our ability to comply with or renegotiate these covenants may be affected by events beyond our control, and breaches of these covenants could result in a default under such agreements and any future financial agreements into which we may enter. If we were to default on our credit obligations and such defaults were not waived, our lenders may require repayment of any outstanding debt and terminate their agreements with us.

In addition, we, through our SPEs, have entered into warehouse credit facilities to partially finance the origination of loans by us on our platform or the purchase of participation rights in loans originated by our bank partners through our platform, which credit facilities are secured by the loans or participation rights. We generally hold these loans or participation rights on our balance sheet until we can liquidate them. As of December 31, 2020, outstanding borrowings under these warehouse credit facilities were $112 million, and $136 million of loans purchased were pledged as collateral. As of March 31, 2021, outstanding borrowings under these warehouse credit facilities were $98 million, and $115 million of loans purchased were pledged as collateral. See the section titled “OppFi Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources for more information about our term loans and revolving loan facilities.

Our warehouse credit facilities impose operating and financial covenants on the SPEs, and under certain events of default, the lenders could require that all outstanding borrowings become immediately due and payable or terminate their agreements with us. We have in the past, and may in the future, fail to comply with certain operating or financial covenants in our credit facilities, requiring waivers from our lenders. If we are unable to repay our obligations at maturity or in the event of default, the borrowing SPEs may have to liquidate the loans or participation rights held as collateral at an inopportune time or price or, if the lender liquidated the loans or participation rights, the SPE, and in certain situations OppFi, would have to pay any amount by which the original purchase price exceeded their sale price. An event of default would negatively impact our ability to originate loans on our platform and purchase participation rights in loans originated by our bank partners on our platform and require us to rely on alternative funding sources, which might increase our costs or which might not be available when needed. If we were unable to arrange new or alternative methods of financing on favorable terms, we might have to curtail our lending programs, which could have an adverse effect on our and our bank partners’ ability or willingness to originate new loans, which in turn would have an adverse effect on our business, results of operations and financial condition.

Some of our borrowings carry a floating rate of interest linked to the London Inter-bank Offered Rate, or LIBOR. On July 27, 2017, the United Kingdom Financial Conduct Authority, or the FCA, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, while the FCA and the submitting LIBOR banks have indicated they will support the LIBOR indices through 2021 to allow for an orderly transition to an alternative reference rate, it is possible that beginning in 2022, LIBOR will no longer be available as a reference rate. In particular, the interest rate of borrowings under our credit facilities are predominately based upon LIBOR. While these agreements generally include alternative rates to LIBOR, if a change in indices results in interest rate increases on our debt, debt service requirements will increase, which could adversely affect our cash flow and results of operations. We do not expect a materially adverse change to our financial condition or liquidity as a result of any such changes or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere.

We may need to raise additional funds in the future, including through equity, debt or convertible debt financings, to support business growth and those funds may not be available on acceptable terms, or at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new loan products, enhance our AI models, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity, debt or convertible debt financings to secure additional funds. If we raise additional funds by issuing equity securities or securities convertible into equity securities, the combined company’s stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders.

If we are unable to obtain adequate financing or on terms satisfactory to us when we require it, we may be unable to pursue certain business opportunities and our ability to continue to support our business growth and to respond to business challenges could be impaired and our business may be harmed.

Risks Related to Taxes

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value added or similar taxes and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, financial condition and results of operations.

The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipts tax, to platform businesses is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and as a result amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.

In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. For example, on November 6, 2018, voters in San Francisco approved “Proposition C,” which authorizes San Francisco to impose additional taxes on businesses in San Francisco that generate a certain level of gross receipts. Such taxes would adversely affect our financial condition and results of operations.

We may face various indirect tax audits in various U.S. jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may raise questions about or challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. For example, after the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have adopted, or started to enforce, laws that may require the calculation, collection and remittance of taxes on sales in their jurisdictions, even if we do not have a physical presence in such jurisdictions. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could harm our business, financial condition and results of operations. Although we have reserved for potential payments of possible past tax liabilities in our financial statements, if these liabilities exceed such reserves, our financial condition will be harmed.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely impact our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Changes in U.S. tax laws could have a material adverse effect on our business, financial condition and results of operations.

The Tax Act contains significant changes to U.S. tax law, including a reduction in the corporate tax rate and a transition to a new territorial system of taxation. The primary impact of the new legislation on our provision for income taxes was a reduction of the future tax benefits of our deferred tax assets as a result of the reduction in the corporate tax rate. The impact of the Tax Act will likely be subject to ongoing technical guidance and accounting interpretation, which we will continue to monitor and assess. As we expand the scale of our business activities, any changes in the U.S. taxation of such activities may increase our effective tax rate and harm our business, financial condition and results of operations.

Risks Related to the Company and the Business Combination

The Sponsor has agreed to vote in favor of the business combination, regardless of how our public stockholders vote.

The Sponsor owns shares representing approximately 21.2% of our outstanding shares of common stock and has agreed to vote its shares in favor of an initial business combination. Our current charter provides that if we seek stockholder approval of our initial business combination, the agreement by our initial stockholders to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite stockholder approval for the initial business combination.

The Sponsor, certain members of our Board and our officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.

When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our directors and have interests in the business combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid $25,000 for the founder shares and these shares will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $[●] based on the closing price of our Class A common stock on the NYSE on [●], 2021, but, given the restrictions on these shares, we believe these shares have less value;

•

the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 2, 2022;

•

the fact that the Sponsor paid $4,625,000 for its 462,500 private units, $3,848,750 for its 3,848,750 founder warrants and $151,250 for its 1,512,500 $15 Exercise Price Warrants, and if a business combination is not consummated by October 2, 2022, the proceeds from the sale of the private units, founder warrants and $15 Exercise Price Warrants will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private units, private shares, private warrants, founder warrants and $15 Exercise Price Warrants will be worthless;

•

the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•	the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working

Capital Loans, if any, if an initial business combination is not consummated by October 2, 2022; and

•	the fact that at the Closing we will enter into the Investor Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.

The Sponsor holds a significant number of shares of our common stock. They will lose their entire investment in us if a business combination is not completed.

The Sponsor beneficially owns approximately 17.0% of the Company’s issued and outstanding shares, including 4,693,750 founder shares. The founder shares will be worthless if we do not complete a business combination by October 2, 2022. In addition, the Sponsor holds an aggregate of 462,500 private units (consisting of 462,500 private shares and 231,250 private warrants), 3,848,750 founder warrants and 1,512,500 $15 Exercise Price Warrants that will also be worthless if we do not complete a business combination by October 2, 2022.

The founder shares are identical to the shares of Class A common stock included in the units, except that (i) the founder shares are subject to certain transfer restrictions, (ii) the Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their founder shares and public shares owned in connection with the completion of our business combination, (b) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our business combination by October 2, 2022 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our business combination by October 2, 2022) and (iii) the founder shares are automatically convertible into shares of our Class A common stock at the time of our business combination, as described herein.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting OppFi, completing a business combination with OppFi and may influence their operation of the post-combination company following the business combination.

The Sponsor and our directors or officers or their affiliates may elect to purchase shares from public stockholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A common stock.

The Sponsor or the Company’s or OppFi’s directors, officers or advisors, or any of their respective affiliates, may purchase public shares in privately negotiated transactions or in the open market prior to the special meeting, although they are under no obligation to do so. Any such purchases that are completed after the record date for the special meeting may include an agreement with a selling stockholder that the stockholder, for so long as he, she or it remains the record holder of the shares in question, will vote in favor of the Business Combination Proposals and/or will not exercise its redemption rights with respect to the shares so purchased. The purpose of the share purchases and other transactions would be to increase the likelihood that the proposals to be voted upon at the special meeting are approved by the requisite number of votes. If these purchases do occur, the purchasers may seek to purchase shares from stockholders who would otherwise have voted against the Business Combination Proposal and elected to redeem their shares for a portion of the trust account. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the trust account. Any public shares held by or subsequently purchased by our affiliates may be voted in favor of the Business Combination Proposal. This may result in the completion of our business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to these reporting requirements.

In addition, if these purchases are made, the public “float” of our Class A common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on the NYSE or another national securities exchange or reducing the liquidity of the trading market for our Class A common stock.

Our public stockholders may experience dilution as a consequence of the issuance of common stock as consideration in the business combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the post-combination company.

We anticipate that, upon completion of the business combination, assuming no redemptions and taking into account estimated adjustments for cash on hand and working capital: (i) the Company’s public stockholders will retain an ownership interest of approximately 20.7% in the post-combination company (not including shares beneficially owned by the Sponsor); (ii) the Sponsor will own approximately 5.6% of the post-combination company; and (iii) the Members will own approximately 73.7% of the post-combination company. These levels of ownership interest assume that no shares are elected to be redeemed. The ownership percentage with respect to the post-combination company following the business combination does not take into account (a) warrants to purchase common stock that will remain outstanding immediately following the business combination; or (b) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, or the ESPP, substantially in the form attached to this proxy statement as Annex F. Founder shares will be converted into shares of Class A common stock at the Closing on a one-for-one basis. In addition, the ownership percentage for the Company’s public stockholders includes the Underwriter Shares that are held by the IPO underwriters. Please see the section entitled “Unaudited Pro Forma Combined Financial Information” for further information. To the extent that any shares of common stock are issued upon exercise of the public warrants or the private placement warrants or the Incentive Plan, current stockholders may experience substantial dilution. This dilution could, among other things, limit the ability of our current stockholders to influence management of the post-combination company through the election of directors following the business combination.

There can be no assurance that our common stock that will be issued in connection with the business combination will be approved for listing on the NYSE following the Closing, or that we will be able to comply with the continued listing standards of the NYSE.

Our Class A common stock, units and public warrants are currently listed on the NYSE. Our continued eligibility for listing may depend on, among other things, the number of our shares that are redeemed. If, after the business combination, the NYSE delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock, units and public warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities, including in connection with our initial business combination.

Resales of the shares of common stock included in the Stock Consideration could depress the market price of our common stock.

There may be a large number of shares of common stock sold in the market following the completion of the business combination or shortly thereafter. The shares held by the Company’s public stockholders will be freely tradeable, and the shares held by the Members will be freely tradeable on the nine month anniversary of the Closing.

Assuming no redemptions, there will be approximately 115,125,572 shares of common stock outstanding after the business combination, including 25,500,000 Earnout Voting Shares to be issued to OFS in connection with the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. We also intend to register all shares of common stock that we may issue under the Incentive Plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

These sales of shares of common stock or the perception of these sales may depress the market price of our common stock.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by October 2, 2022. If we are unable to effect a business combination by October 2, 2022, we will be forced to liquidate and our warrants will expire worthless.

We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by October 2, 2022. Unless we amend the current charter to extend the life of the Company and certain other agreements into which we have entered, if we do not complete an initial business combination by October 2, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per unit in the IPO. In addition, if we fail to complete an initial business combination by October 2, 2022, there will be no redemption rights or liquidating distributions with respect to our public warrants or the private placement warrants, which will expire worthless, unless we amend the current charter to extend the life of the Company and certain other agreements into which we have entered.

Even if we consummate the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of our warrants may be amended.

The exercise price for our warrants is $11.50 per share of Class A common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Our ability to effect the business combination successfully and to be successful thereafter will depend on the efforts of our key personnel, including the key personnel of OppFi whom we expect to stay with OppFi following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.

Our ability to effectuate our business combination successfully is dependent upon the efforts of our key personnel, including the key personnel of OppFi. Although some of our key personnel may remain with the Company in senior management or advisory positions following our business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of OppFi will remain in place.

In addition, the officers and directors of an initial business combination candidate may resign upon completion of our initial business combination. The departure of an initial business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business. The role of an initial business combination candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an initial business combination candidate’s management team will remain associated with the initial business combination candidate following our initial business combination, it is possible that members of the management of an initial business combination candidate will not wish to remain in place. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

OppFi’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of OppFi’s officers could adversely effect on OppFi’s business, financial condition, or operating results. OppFi does not maintain key-man life insurance on any of its officers. The services of these personnel may not continue to be available to OppFi.

The Company and OppFi will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on the Company and OppFi. These uncertainties may impair our or OppFi’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or OppFi’s business could be harmed.

We may waive one or more of the conditions to the business combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the business combination, to the extent permitted by the current charter and bylaws and applicable laws. We may not waive the condition that our stockholders approve the business combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreement, would require the Company to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of OppFi’s business, a request by OppFi to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would adversely affect OppFi’s business and would entitle the Company to terminate the Business Combination Agreement. In any of these circumstances, it would be in the discretion of the Company, acting through its Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for the Company and our stockholders and what he may believe is best for himself or his affiliates in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the business combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the business combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

We will incur significant transaction and transition costs in connection with the business combination.

We have incurred and expect to incur significant, non-recurring costs in connection with consummating the business combination and operating as a public company following the consummation of the business combination. We may incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by OppFi, subject to OppFi retaining a minimum of $15.0 million in cash on its balance sheet at the Closing of the business combination; any excess transaction fees, expenses and costs will be paid by us. Fees, expenses and costs paid by OppFi will increase the equity value of OppFi for purposes of the business combination.

The transaction expenses as a result of the business combination are currently estimated at approximately $32,876,000.

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of the trust account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination by October 2, 2022, our public stockholders may receive only approximately $10.00 per share on the liquidation of the trust account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that the Sponsor is unable to indemnify (as described below)) and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.24 per share.

Our placing of funds in the trust account may not protect those funds from third party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the Company under the circumstances. Plante & Moran, PLLC, our independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with us waiving claims to the monies held in the trust account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the approximately $10.24 per public share initially held in the trust account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of  (i) approximately $10.24 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than approximately $10.24 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than approximately $10.24 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) approximately $10.24 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than approximately $10.24 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below approximately $10.24 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in the proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Following the consummation of the business combination, our only significant asset will be our ownership interest in OppFi and the ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

Following the consummation of the business combination, we will have no direct operations and no significant assets other than our ownership interest in OppFi. We will depend on OppFi for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our common stock. The financial condition and operating requirements of OppFi may limit our ability to obtain cash from OppFi. The earnings from, or other available assets of, OppFi may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

Subsequent to our completion of our business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on OppFi, we cannot assure you that this diligence will identify all material issues that may be present in OppFi’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of OppFi’s and our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance the initial business combination or thereafter. Accordingly, any stockholders or warrant holders who choose to remain stockholders or warrant holders following the business combination could suffer a reduction in the value of their securities. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy materials or tender offer documents, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

We have no operating or financial history and our results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement.

We are a blank check company and we have no operating history and no revenues. This proxy statement includes unaudited pro forma combined financial statements for the post-combination company. The unaudited pro forma combined statement of operations of the post-combination company combines the historical audited results of operations of the Company for the year ended December 31, 2020, with the historical audited results of operations of OppFi for the year ended December 31, 2020 and 2019 and gives pro forma effect to the business combination as if it had been consummated on January 1, 2020. The unaudited pro forma combined balance sheet of the post-combination company combines the historical balance sheets of the Company as of December 31, 2020 and of OppFi as of December 31, 2020 and gives pro forma effect to the business combination as if it had been consummated on December 31, 2020.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”

The proposed charter includes a forum selection clause, which could discourage claims or limit stockholders’ ability to make a claim against us, our directors, officers, other employees or stockholders.

The current charter includes, and the proposed charter will also include, a forum selection clause. The proposed charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any: (i) derivative action or proceeding brought on behalf of the Company; (ii) action asserting a claim of breach of fiduciary duty owed by any of the post-combination company’s directors, officers or other employees of the post-combination company to the post-combination company or its stockholders; (iii) action asserting a claim against the post-combination company, its directors, officers or employees arising pursuant to any provision of the DGCL or the proposed charter or proposed bylaws; or (iv) action asserting a claim against the post-combination company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following the determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Unless the post-combination company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. This forum selection clause may also discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the exclusive forum.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our domestic tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; and

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could adversely affect our financial condition and results of operations.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the business combination, the price of our securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for our securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the business combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NYSE for any reason, and are quoted on the OTC

Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the Closing may decline. The market values of our securities at the time of the business combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for OppFi’s stock and trading in the shares of our Class A common stock has not been active. Accordingly, the valuation ascribed to OppFi and our Class A common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for our securities develops and continues, the trading price of our securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could adversely effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the post-combination company’s securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the post-combination company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the post-combination company;

•	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any major change in our Board or management;

•	sales of substantial amounts of common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the post-combination company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After the business combination, assuming no redemptions, the Sponsor will beneficially own approximately 5.6% of our common stock. The Founder Holders entered into a letter agreement with us, pursuant to which they have agreed not to transfer, assign or sell any of their founder shares (except to certain permitted transferees) until (i) with respect to 50% of the founder shares, the earlier of  (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the founder shares, twelve months after the date of the consummation of our initial business combination; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any founder shares. At the Closing, the Company will enter into the Investor Rights Agreement, substantially in the form attached as Annex J to this proxy statement, with the Founder Holders, the Members, the Members’ Representative and certain other parties, pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of our products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity relating to products we serve;

•	changes in consumer preferences and competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about the post-combination company, its business, or its market, or if they change their recommendations regarding our common stock adversely, then the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the post-combination company. If no securities or industry analysts commence coverage of the post-combination company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the post-combination company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the post-combination company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may be unable to obtain additional financing to fund the operations and growth of the post-combination company.

We may require additional financing to fund the operations or growth of the post-combination company. We cannot assure you that such financing will be available on acceptable terms, if at all. We may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could adversely affect the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after our initial business combination. If we are unable to complete our initial business combination, our public stockholders may only receive approximately $10.24 per share (based on the trust account balance as of March 31, 2021) on the liquidation of our trust account, and our warrants will expire worthless. Furthermore, under certain circumstances our public stockholders may receive less than $10.24 per share (based on the trust account balance as of March 31, 2021) upon the liquidation of the trust account.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, including our ability to negotiate and complete our initial business combination and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, we are required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could adversely affect our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could adversely affect our business, including our ability to negotiate and complete our initial business combination and results of operations.

In connection with the business combination, we will be a “controlled company” within the meaning of NYSE rules and, as a result, will be exempt from certain corporate governance requirements.

Upon the consummation of the business combination, we anticipate that Schwartz Capital Group and its affiliates will hold capital stock representing a majority of our outstanding voting power. So long as Schwartz Capital Group and its affiliates maintains holdings of more than 50% of the voting power of our capital stock, we will be a “controlled company” within the meaning of NYSE corporate governance standards. Under these standards, a company need not comply with certain corporate governance requirements, including the requirements that:

•	a majority of our board of directors consist of “independent directors” as defined under NYSE rules;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•

we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, or otherwise have director nominees selected by vote of a majority of the independent directors; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

If we are eligible to do so following the consummation of the business combination, we intend to rely on certain of these exemptions. As a result, our board of directors would not be required to consist of a majority of independent directors and our compensation committee and nominating and corporate governance committee would not consist entirely of independent directors and will not be subject to annual performance evaluations. If we are no longer eligible to rely on the controlled company exception, we will comply with all applicable NYSE corporate governance requirements, but we will be able to rely on phase-in periods for certain of these requirements in accordance with NYSE rules. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all NYSE corporate governance requirements.

Schwartz Capital Group and its affiliates will have significant influence or control over the post-combination company and their interests may conflict with those of other stockholders.

Following the completion of the business combination, Schwartz Capital Group and its affiliates are collectively expected to hold between 59% and 62% of the post-combination company’s total voting power of all then outstanding shares of common stock, voting together as a single class, assuming no redemptions and assuming maximum redemptions, respectively, and in each case assuming full achievement of certain earnout targets pursuant to the terms of the Business Combination Agreement but without giving effect to outstanding warrants to purchase Class A common stock or issuance of any shares under the Incentive Plan or ESPP Plan. As such, Schwartz Capital Group and its affiliates will have significant influence over the election of the members of the post-combination company’s board of directors and thereby may significantly influence the post-combination company’s policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, the incurrence or modification of debt, amendments to our certificate of incorporation and bylaws, and the entering into of extraordinary transactions, and Schwartz Capital Group’s interests may not in all cases be aligned with those of other stockholders.

In the event of a conflict between the post-combination company’s interests and the interests of Schwartz Capital Group, we have adopted policies and procedures, specifically a Code of Ethics and a Related Party Transactions Policy, to identify, review, consider and approve such conflicts of interest. In general, if an affiliate of a director, executive officer or significant stockholder, including Schwartz Capital Group and its affiliates, intends to engage in a transaction involving the post-combination company, that director, executive officer or significant stockholder must report the transaction for consideration and approval by the post-combination company’s audit committee. However, there are no assurances that our efforts and policies to eliminate the potential impacts of conflicts of interest will be effective.

We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws, and registration may not be in place when an investor desires to exercise warrants, thus precluding the investor from being able to exercise his, her or its warrants except on a cashless basis. If the issuance of the shares upon exercise of warrants is not registered, qualified or exempt from registration or qualification, the holder of the warrant will not be entitled to exercise the warrant and such warrant may have no value and expire worthless.

We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Class A common stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange and is not a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement, and if we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants if we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and there is no exemption available.

If you exercise your public warrants on a “cashless basis,” you will receive fewer shares of Class A common stock from the exercise than if you were to exercise your warrants for cash.

There are circumstances in which the exercise of the public warrants may be required or permitted to be made on a cashless basis. First, if a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrantholders may, until there is an effective registration statement, exercise warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another exemption. Second, if our common stock is at any time of any exercise of a warrant not listed on a national securities exchange and is not a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement, and if we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Third, if we call the public warrants for redemption, our management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” is the average reported last sale price of the common stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of common stock from the exercise than if you were to exercise the warrants for cash.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants have been issued under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Class A common stock purchasable upon exercise of a warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect registration or qualification. We will use our best efforts to register or qualify the shares of common stock under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued warrants to purchase 11,887,500 shares of Class A common stock as part of our IPO and concurrently with our IPO, we issued 581,375 private units, with each private unit consisting of one share of Class A common stock and one-half of warrant to purchase one share of Class A common stock at a price of $11.50 per share, 3,848,750 founder warrants and 1,512,500 $15 Exercise Price Warrants. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the trust account or vote as a class with the common stock on a business combination. We expect to issue approximately 84,825,447 shares of Class V voting stock to OFS upon consummation of the business combination, which will represent approximately 73.7% of the 115,125,572 shares of our common stock outstanding following the business combination, assuming (a) none of the Company’s public shareholders exercise redemption rights with respect to their public shares, (b) the Earnout Voting Shares are included, (c) taking into account adjustments for cash on hand or working capital and (d) no exercise of the Company’s outstanding warrants. The shares of common stock issued to the Members and additional shares of our common stock issued upon exercise of our warrants will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of shares in the public market could adversely affect the market price of our common stock.

The private placement warrants are identical to the warrants sold as part of the units issued in our IPO except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the business combination and (iii) they may be exercised by the holders on a cashless basis.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by October 2, 2022 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following October 2, 2022 if we do not complete our business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution.

We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of that date. Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares if we do not complete our initial business combination by October 2, 2022 is not considered a liquidating distribution under Delaware law and the redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, by paying public stockholders from the trust account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

Anti-takeover provisions contained in the proposed charter and proposed bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The proposed charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions are described in the Section titled “Proposal No. 4 — The Advisory Charter Proposals.”

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30th, and (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Staff at the SEC issued a statement (the “Statement”) discussing the accounting implications of certain terms that are common in warrants issued by special purpose acquisition companies (“SPACs”). In light of the Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, the Company’s management evaluated the terms of the Warrant Agreement entered into in connection with the Company’s initial public offering and concluded that the Company’s public warrants, $15 Exercise Price Warrants, private warrants and Underwriter Warrants (together, the “Warrants”) include provisions that, based on the Statement, preclude the Warrants from being classified as components of equity. As a result, the Company has classified the Warrants as liabilities. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of our Warrants and that such gains or losses could be material.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following the issuance of the SEC Statement, on April 22, 2021, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020. See “—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect amisstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the period ended December 31, 2020. See “—Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such restatement, we identified a material weakness in our internal controls over financial reporting.

As a result of such material weakness, the restatement described above, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this Annual Report, we have no knowledge of any such litigation or dispute arising due to restatement or material weakness of our internal controls over financial reporting. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

Our initial business combination may be adversely affected by the recent coronavirus (COVID-19) outbreak.

On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate our initial business combination could be adversely affected. Furthermore, we may be unable to complete our initial business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our initial business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue, our ability to consummate our initial business combination, or the operations of a target business with which we ultimately consummate our initial business combination, may be adversely affected.

Our only principal asset following the business combination will be our interest in OppFi, and accordingly we will depend on distributions from OppFi to pay distributions, taxes, other expenses, and make any payments required to be made by us under the Tax Receivable Agreement.

Upon consummation of the business combination, we will be a holding company and will have no material assets other than our ownership of the OppFi Units. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay our taxes, operating expenses, and pay any dividends in the future, if any, will be dependent upon the financial results and cash flows of OppFi. There can be no assurance that OppFi will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants under debt instruments, will permit such distributions. If OppFi does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

OppFi will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated, for U.S. federal income tax purposes, to the holders of OppFi Units. Accordingly, we will be required to pay U.S. federal income taxes on our allocable share of the net taxable income of OppFi. Under the terms of the OppFi A&R LLCA, OppFi is obligated to make tax distributions to holders of OppFi Units (including us) calculated at certain assumed rates. In addition to tax expenses, we will also incur expenses related to our operations, including our payment obligations under the Tax Receivable Agreement, which could be significant and some of which will be reimbursed by OppFi (excluding payment obligations under the Tax Receivable Agreement). We intend to cause OppFi to make ordinary distributions and tax distributions to the holders of OppFi Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed below, OppFi’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of OppFi and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in OppFi’s debt agreements, or any applicable law, or that would have the effect of rendering OppFi insolvent. To the extent we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, provided, however, that nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although OppFi generally will not be subject to any entity-level U.S. federal income tax, it may be liable under certain federal income tax legislation for adjustments to its tax return, absent an election to the contrary. In the event OppFi’s calculations of taxable income are incorrect, OppFi and/or its members, including us, in later years may be subject to material liabilities pursuant to this federal income tax legislation and its related guidance.

We anticipate that the distributions we receive from OppFi may, in certain periods, exceed our actual liabilities and our obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A common stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We may, if necessary, undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding OppFi Units, to maintain one-for-one parity between OppFi Units held by us and shares of our Class A common stock.

We may be unable to obtain forgiveness of the PPP Loan, in whole or in part, in accordance with the provisions of the CARES Act, which could adversely affect our financial condition..

On April 13, 2020, we received loan proceeds of approximately $6.4 million pursuant to the Paycheck Protection Program (“PPP”) under the CARES Act, administered by the Small Business Administration (the “SBA”). We used the PPP money on permitted purposes under the CARES Act and related regulations, including but not limited to retaining current employees, maintaining payroll and making lease and utility payments. The PPP Loan is evidenced by a promissory note, dated as of April 13, 2020, issued by BMO Harris Bank National Association, which contains customary events of default relating to, among other things, payment defaults and breaches of representations and warranties. The PPP Loan is scheduled to mature on April 13, 2022 (the “Maturity Date”), bears interest at a rate of 1.00% per annum, and is subject to the standard terms and conditions applicable to loans administered by the SBA under the CARES Act.

Commencing December 2020, we were required to pay regular monthly payments in an amount equal to one month’s accrued interest under the PPP Loan. All interest which accrues during the initial six months of the loan period will be deferred and payable on the Maturity Date. The amounts outstanding under the PPP Loan may be prepaid by us at any time prior to maturity without penalty. Under the CARES Act, as amended in June 2020, loan forgiveness is generally available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the 8-week period beginning on the date of the first disbursement of the PPP Loan. The amount of the PPP Loan eligible to be forgiven may be reduced in certain circumstances, including as a result of certain headcount or salary reductions. We will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, and we cannot provide any assurance that we will be eligible for loan forgiveness, that we will apply for forgiveness, or that any amount of the PPP Loan will ultimately be forgiven by the SBA.

In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, the maintenance of our workforce, our need for additional funding to continue operations, and our ability to access alternative forms of capital in the current market environment in light of the uncertainty resulting from the COVID-19 pandemic. Following this analysis, we believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan is consistent with the broad objectives of the CARES Act. The certification described above did not contain any objective criteria and is subject to interpretation.

On April 23, 2020, the SBA issued new guidance that indicated that borrowers “must make this certification in good faith, taking into account their current business activity and their ability to access other sources of liquidity sufficient to support their ongoing operations in a manner that is not significantly detrimental to the business.” After being made aware of this new guidance, we conducted additional analysis and determined that we still satisfied the eligibility criteria and had made the certification in good faith. Once again, though, this guidance did not contain any objective criteria and is subject to interpretation.

Under PPP, all or a portion of the PPP Loan is eligible for forgiveness if we were eligible for the PPP Loan, use the loan proceeds for eligible expenses and otherwise satisfy PPP requirements. While we believe we are eligible for the PPP Loan, in the event it was determined that we were not eligible for the PPP Loan, it is possible we would be required to repay the PPP Loan on an accelerated basis, rather than over two years provided under the PPP Loan, and at a higher interest rate than 1.000% per annum. If we were to be audited and receive an adverse finding in such audit, some or all of the PPP Loan might not be forgiven and we could be required to return or repay some or all of the PPP Loan, together with interest on the loan, which could reduce our liquidity, and potentially subject us to fines and penalties

Pursuant to the Tax Receivable Agreement, we will be required to pay to the Members and/or the exchanging holders of Retained OppFi Units, as applicable, 90% of the net income tax savings that we realize as a result of increases in tax basis in OppFi’s assets related to the transactions contemplated under the Business Combination Agreement and the future exchange of the Retained OppFi Units for shares of Class A common stock (or cash) pursuant to the OppFi A&R LLCA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

In connection with the business combination, the Members will be deemed for U.S. federal (and applicable state and local) income tax purposes to sell to us OppFi Units for the Cash Consideration and may in the future exchange their OppFi Units, together with the cancelation of an equal number of shares of Class V voting stock, for shares of our Class A common stock (or cash) pursuant to the OppFi A&R LLCA, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. These sales and exchanges are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of OppFi. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions allocable to us and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future had such sales and exchanges never occurred.

At the Closing of the business combination, we will enter into the Tax Receivable Agreement, which generally provides for the payment by us of 90% of certain net tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained OppFi Units for Class A common stock (or cash) pursuant to the OppFi A&R LLCA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are our obligation and not of OppFi. The actual increase in our allocable share of OppFi’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments we will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition.

Any payments we make under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may (i) exceed the actual tax benefits we realize or (ii) be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Members and the exchanging holders will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by the IRS or other taxing authorities. Rather, excess payments made to such holders will be applied against and reduce any future cash payments otherwise required to be made by us, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) certain changes of control in us or OppFi occur (as described in the Tax Receivable Agreement), (iii) we, in certain circumstances, fail to make a payment required to be made pursuant to the Tax Receivable Agreement by the applicable final payment date, which non-payment continues for 30 days following such final payment date or (iv) we materially breach any of our material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii), which breach continues without cure for 30 days following receipt by us of written notice thereof and written notice of acceleration is received by us thereafter (except that in the case that the Tax Receivable Agreement is rejected in a case commenced under bankruptcy laws, no written notice of acceleration is required), in the case of clauses (iii) and (iv), unless certain liquidity exceptions apply, our obligations under the Tax Receivable Agreement will accelerate and we will be required to make a lump-sum cash payment to the Members and/or other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that we realize subsequent to such payment because such payment would be calculated assuming, among other things, that we would have certain assumed tax benefits available to us and that we would be able to use the assumed and potential tax benefits in future years.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Increases in our income tax rates, changes in income tax laws or disagreements with tax authorities can adversely affect our business, financial condition or results of operations.

Increases in our income tax rates or other changes in income tax laws in the United States or any particular jurisdiction in which we operate could reduce our after-tax income from such jurisdiction and adversely affect our business, financial condition or results of operations. Existing tax laws in the United States have been and could in the future be subject to significant change. For example, in December 2017, the Tax Cuts and Jobs Act (“TCJA”) was signed into law in the United States which provided for significant changes to then-existing tax laws and subsequent legislation (such as the enactment of the Coronavirus Aid, Relief, and Economic Security Act in March 2020) modifying certain TCJA provisions and additional guidance issued by the IRS pursuant to the TCJA may continue to impact us in future periods. Additional changes in the U.S. tax regime, including changes in how existing tax laws are interpreted or enforced, can adversely affect our business, financial condition or results of operations.

We will also be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which we operate, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from our historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete an initial business combination with which a substantial majority of our stockholders do not agree.

The current charter does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (such that we are not subject to the SEC’s “penny stock” rules). However, the Business Combination Agreement provides that OppFi’s obligation to consummate the business combination is conditioned on the availability at Closing of at least $200,000,000 in cash, after the repayment of redemptions, if any. As a result, we may be able to complete our initial business combination even though a substantial portion of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or our or OppFi’s directors, officers or advisors, or any of their respective affiliates. As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement) at the special meeting.

If the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the initial business combination or redeem any shares, all shares of Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of our Class A common stock issued in the IPO, you (or, if a member of such a group, all of the members of the group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of our Class A common stock issued in the IPO without the prior consent of the Company.

The current charter provides that a public stockholder, together with any affiliate of that stockholder or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of Class A common stock included in the units sold in our IPO (the “excess shares”) without the prior consent of the Company. In order to determine whether that stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether the stockholder is acting in concert or as a group with any other stockholder. These certifications, together with other public information relating to stock ownership available to the Company at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any excess shares will reduce your influence over our ability to consummate the initial business combination and you could suffer a material loss on your investment in us if you sell these excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to any excess shares if we consummate the initial business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in our IPO and, in order to dispose of excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of the excess shares will appreciate over time following the initial business combination or that the market price of our Class A common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including any excess shares) for or against the initial business combination is not restricted by this limitation on redemption.

There is no guarantee that your decision whether to redeem your shares for a pro rata portion of the trust account will put you in a better future economic position.

We can give no assurance as to the price at which you may be able to sell you public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not redeemed your shares. Similarly, if you do not redeem your shares, you will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that you can sell your shares in the future for a greater amount than the redemption price set forth in this proxy statement. You should consult your own tax and/or financial advisor for assistance on how this may affect your individual situation.

Stockholders of the Company who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A common stock for a pro rata portion of the funds held in our trust account.

Public stockholders who wish to redeem their shares for a pro rata portion of the trust account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the special meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker,

DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allow at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Stockholders electing to redeem their shares will receive their pro rata portion of the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our business combination, or fails to comply with the procedures for tendering its shares, the shares may not be redeemed.

If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, that stockholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that we are furnishing to holders of our public shares in connection with our business combination describes the various procedures that must be complied with in order to validly redeem public shares. If a stockholder fails to comply with these procedures, its shares may not be redeemed.

Tax Risks Related to the Structure After the Business Combination

Although we may be entitled to tax benefits relating to additional tax depreciation or amortization deductions as a result of the tax basis step-up we receive in connection with the exchanges of Retained OppFi Units into our Class A Common Stock and related transactions, we will be required to pay the Members 90% of these tax benefits under the Tax Receivable Agreement.

Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the OppFi A&R LLCA (which is attached to this proxy statement as Annex I). The deemed exchanges in the business combination and any exchanges pursuant to the OppFi A&R LLCA, are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of OppFi. These increases in tax basis may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future, although the Internal Revenue Service (“IRS”) or any applicable foreign, state or local tax authority may challenge all or part of that tax basis increase, and a court could sustain such a challenge.

In connection with the business combination, we will enter into the Tax Receivable Agreement, which generally provides for the payment by us to holders of Retained OppFi Units of 90% of certain tax benefits, if any, that we realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the Tax Receivable Agreement, including income or franchise tax benefits attributable to payments under the Tax Receivable Agreement. These payment obligations pursuant to the Tax Receivable Agreement are the obligation of the Company and not of OppFi. The actual increase in our allocable share of OppFi’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of shares of our Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our income. Because none of the foregoing factors are known at this time, we cannot determine the amounts (if any) that would be payable under the Tax Receivable Agreement. However, we expect that as a result of the possible size and frequency of the exchanges and the resulting increases in the tax basis of the tangible and intangible assets of OppFi, the payments that we expect to make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of the Company by the holders of units. See “Proposal No. 1—The Business Combination Proposal—Tax Receivable Agreement.”

The Members will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against payments otherwise to be made, if any, after the determination of such excess. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

In certain cases, payments under the Tax Receivable Agreement may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that, in the event that we exercise our right to early termination of the Tax Receivable Agreement, or in the event of a change of control of the Company or we are more than 90 days late in making of a payment due under the Tax Receivable Agreement, the Tax Receivable Agreement will terminate, and we will be required to make a lump-sum payment to the Members equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The change of control payment to the Members could be substantial and could exceed the actual tax benefits that we receive as a result of acquiring units from owners of OppFi because the amounts of such payments would be calculated assuming that we would have been able to use the potential tax benefits each year for the remainder of the amortization periods applicable to the basis increases, and that tax rates applicable to us would be the same as they were in the year of the termination.

Decisions made in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the other holders of Retained OppFi Units under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of holders of Retained OppFi Units to receive payments under the Tax Receivable Agreement.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement or if distributions to us by OppFi are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid taxes and other expenses. Furthermore, our obligations to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the Tax Receivable Agreement. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise which may have a material adverse effect on our financial condition.

We may not be able to realize all or a portion of the tax benefits that are expected to result from the acquisition of Retained OppFi Units from OppFi Members.

Pursuant to the Tax Receivable Agreement, the Company will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in OppFi’s assets as a result of (i) the business combination and (ii) the exchange of Retained OppFi Units that were received in connection with the business combination, for shares of Class A Stock pursuant to the OppFi A&R LLCA attached to this proxy statement as Annex I and (B) certain other related transactions with the Members. The amount of any such tax savings attributable to the payment of cash to the Members in the business combination and the exchanges contemplated by the Exchange Agreement will be paid 90% to the Members and retained 10% by the Company. Any such amounts payable will only be due once the relevant tax savings have been realized by the Company. Our ability to realize, and benefit from, these tax savings depends on a number of assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient to fully utilize such tax benefits or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders’ equity could be negatively affected.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The Company is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the proposed transaction. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

The unaudited pro forma combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined financial information presents the pro forma effects of the proposed transaction.

FG New America Acquisition Corp. is a blank check company incorporated in Delaware on June 24, 2020. The Company was formed for the purpose of merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transactions with one or more businesses or entities.

The registration statement for the IPO was declared effective September 29, 2020 and on October 2, 2020 the Company consummated the IPO. Following the closing of the IPO and the private placements of private placement units, Underwriter Units, founder warrants and $15 Exercise Price Warrants on October 2, 2020, as well as the closing of the over-allotment option on October 14, 2020, an amount of $243,375,000 from the net proceeds of the sale of units in the IPO (including proceeds from the partial exercise of the over-allotment option) and the sale of private placement units, Underwriter Units, founder warrants and $15 Exercise Price Warrants was placed in the trust account.

The Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined balance sheet as of March 31, 2021 assumes that the proposed transaction occurred on March 31, 2021. The unaudited pro forma combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 assumes that the proposed transaction had been completed on January 1, 2020.

Management has made significant estimates and assumptions in its determination of the pro forma transaction accounting adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the proposed transaction.

The unaudited pro forma transaction accounting adjustments reflecting the completion of the proposed transaction are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited pro forma transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma transaction accounting adjustments and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the proposed transaction based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The pro forma combined financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the proposed transaction occurred on the dates indicated. The pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of the Company was derived from the unaudited financial statements of the Company as of March 31, 2021 and for the period from January 1, 2021 to March 31, 2021 and from the audited financial statements of the Company as of December 31, 2020, and for the period from June 24, 2020 (inception) to December 31, 2020, included elsewhere in this proxy statement. The historical financial information of OppFi was derived from unaudited consolidated financial statements as of and for the three months ended March 31, 2021 and from audited consolidated financial statements as of and for the year ended December 31, 2020, included elsewhere in this proxy statement. The unaudited pro forma combined financial information is qualified in its entirety by reference to, and should be read together with the Company’s and OppFi’s audited and unaudited financial statements and related notes, the sections titled “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “OppFi Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this proxy statement.

Description of the Proposed Transaction

Pursuant to the Business Combination Agreement the aggregate consideration payable at the Closing to the Members is approximately $743,000,000, subject to the purchase price adjustments as set forth in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for the OppFi Units, the Company will contribute to OppFi the Cash Consideration and the number of shares of newly issued Class V voting stock equal to the number of Retained OppFi Units, which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS.

At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion). The Members will, immediately following the Closing, retain the Retained OppFi Units equal to (i) (A) OppFi’s equity value of $743,000,000, plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, minus (E) the Cash Consideration, divided by (ii) $10.

In connection with the Closing, on the Closing Date, 25,500,000 Earnout Units held by the Members and an equal number of shares of Class V voting stock distributed to OFS in connection with the proposed transaction, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

But for restrictions related to a lock-up (transfer restrictions) and forfeiture (earnout criteria), as such restrictions are more specifically set forth in the Investor Rights Agreement and/or the OppFi A&R LLCA, as applicable, the Earnout Units have all other economic and voting rights of the other units of OppFi. Additionally, the corresponding Earnout Voting Shares provide voting rights to the holders. With respect to transfers, the Earnout Units are subject to a lock-up until the later of the end of the Lock-Up Period applicable to other OppFi units or until such Earnout Units are earned in accordance with the Business Combination Agreement. With respect to distributions (other than tax distributions, which in respect of such Earnout Units are treated the same as any other OppFi unit in accordance with the OppFi A&R LLCA) in relation to the Earnout Units, such distributions (other than tax distributions) are held back until the Earnout Units are earned. If an Earnout Unit is not earned, and therefore forfeited, related distributions are distributed to the other holders of units at such time.

Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by OppFi and its subsidiaries, and the Company’s only direct assets will consist of OppFi Units. Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A common stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to outstanding warrants to purchase Class A Common Stock or issuance of any shares under the Incentive Plan or ESPP Plan, the Company is expected to own, directly or indirectly, approximately 26.3% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi A&R LLCA and all remaining OppFi Units will be owned by the Members. In addition, the Members, via OFS, are expected to hold a controlling voting interest in the Company after the Closing and will therefore have the ability to control OppFi.

In connection with the Closing, pursuant to the terms and conditions of the Current Certificate of Incorporation, and the Amended Sponsor Letter, all then-outstanding founder shares will be converted into shares of Class A Common Stock on a one-for-one basis and into an aggregate of 5,943,750 shares of Class A common stock.

Pursuant to the Business Combination Agreement, the Cash Consideration will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A common stock by the Company’s current stockholders, less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing and $15,000,000, exceed (b) the Available Closing Date Cash.

Beginning on the nine-month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the OppFi A&R LLCA. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company.

The Cash Consideration payable to the Members will be paid from cash available to us from the trust account that holds the proceeds (including interest) of our initial public offering that closed on October 2, 2020, and after giving effect to taxes payable, any redemptions that may be elected by any of our public stockholders for their pro rata share of the aggregate amount of funds on deposit in the trust account.

For the purpose of unaudited pro forma combined financial information, the following summarizes the aggregate considerations issuable in the proposed transaction in the form of Cash Consideration and Retained OppFi Units:

Total Consideration:

Scenario	Total Consideration[1]	Cash Consideration	Shares[2]
Assuming no redemptions	$958,088,435	$243,386,835	84,825,447
Assuming maximum redemptions	$958,088,435	$200,000,000	89,164,131

[1]

Pursuant to the terms of the Business Combination Agreement and using the historical balance sheet of OppFi at March 31, 2021, total consideration for the purposes of unaudited pro forma combined financial information is calculated as (A) OppFi’s equity value of $743,000,000, plus (B) the Company Cash Amount of $77,510,403, plus (C) $16,130,902 representing the amount by which the Working Capital is greater than the Target Working Capital Amount, plus (D) $121,447,130 representing fair value of the 25,500,000 Earnout Voting Shares as of March 31, 2021.

[2]

Represents the number of shares of Class V voting stock to be issued to OFS that corresponds to the number of Retained OppFi Units held by the Members at a value of $10 per share, including 25,500,000 Earnout Voting

Shares to be issued to OFS in connection with the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal— The Business Combination Agreement — Earnout”.

Accounting for the Proposed Transaction

Business combinations in which the legal acquirer is not the accounting acquirer are commonly referred to as “reverse acquisitions” and can represent asset acquisitions, capital transactions and business combinations. A reverse acquisition occurs when the entity that issues securities (the legal acquirer) is identified as the acquiree for accounting purposes and the entity whose equity interests are acquired (the legal acquiree) is identified as the acquirer for accounting purposes. Reverse acquisitions are accounted for in accordance with Subtopic 805-40 of Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805-40”). The business combination will be accounted for as a reverse acquisition for which OppFi was determined to be the accounting acquirer based on the following factors:

(i)	The Members combined will retain the largest and controlling voting interest in post-combination company.

(ii)	OppFi’s former management will represent the management of the post-combination company.

(iii)	The Members retain the ability to elect the majority of the members of the post-combination company’s board of directors.

(iv)	OppFi is larger as compared to the Company based on assets, revenues or earnings.

Other factors were evaluated but are not considered to have a material impact on the determination of OppFi as the accounting acquirer. The proposed transaction will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, the Company, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and OppFi will be treated as the accounting acquirer. As the same entity controls the target company and post transaction public reporting entity, for accounting purposes, the proposed transaction will be treated as the equivalent of a capital transaction in which OppFi is issuing units for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the proposed transaction will be those of OppFi.

Basis of Unaudited Pro Forma Presentation

The unaudited pro forma combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Company’s Class A common stock:

Assuming No Redemptions: This presentation assumes that none of the holders of public shares exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

Assuming Maximum Redemptions: This presentation assumes that the holders of 4,238,199 public shares exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account. This scenario gives effect to Company’s public shares redemptions of 4,238,199 shares for aggregate redemption payments of $43,386,835. The Business Combination Agreement includes as a condition to closing the proposed transaction that, at the closing, the Company will have a minimum of $200,000,000 in cash held in the trust account after giving effect to Company’s share redemptions.

Accounting Policies and Reclassifications

Based on management’s initial analysis of the accounting policies of the Company and OppFi, there were no significant differences identified that would have an impact on the unaudited pro forma combined financial information or that would require adjustments to the unaudited pro forma combined financial statements. Upon completion of the proposed transaction, management will perform a comprehensive review of the accounting policies of the Company and OppFi. As a result of the comprehensive review, management may identify differences between the accounting policies of these entities which, when conformed, could have a material impact on the financial statements of the post-combination company.

The following unaudited pro forma combined balance sheet as of March 31, 2021 and the unaudited pro forma combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of the Company and OppFi. The unaudited pro forma transaction accounting adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information.

FG New America Acquisition Corp.

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2021

(in thousands)

	FGNA (Historical)	OppFi (Historical)	Transaction Accounting Adjustments Assuming No Redemptions		Proforma Combined Assuming No Redemptions	Transaction Accounting Adjustments Assuming Maximum Redemptions		Proforma Combined Assuming Maximum Redemptions
ASSETS
Cash and cash equivalents	$574	$76,935	$243,387	A	$42,633	$200,000	A	$42,633
			(34,876)	C		(34,876)	C
			(243,387)	D		(200,000)	D
Restricted cash	—	19,030	—		19,030	—		19,030
Finance receivable	—	269,868	—		269,868	—		269,868
Prepaid expenses	215		—		215	—		215
Debt issuance costs	—	2,188	—		2,188	—		2,188
Other assets	—	5,754	—		5,754	—		5,754
Marketable securities held in trust account	243,387	—	(243,387)	A	—	(243,387)	A	—
Property, equipment and software, net	—	11,392	—		11,392	—		11,392

Total Assets	$244,176	$385,167	$(278,263)		$351,080	$(278,263)		$351,080

Unaudited Pro Forma Combined Balance Sheet (continued)

As of March 31, 2021

(in thousands)

	FGNA (Historical)	OppFi (Historical)	Transaction Accounting Adjustments Assuming No Redemptions		Proforma Combined Assuming No Redemptions	Transaction Accounting Adjustments Assuming Maximum Redemptions		Proforma Combined Assuming Maximum Redemptions
LIABILITIES
Accounts payable	$1,369	$521	$(1,180)	C	$710	$(1,180)	C	$710
Accrued expenses	—	21,819	(1,309)	J	20,510	(1,309)	J	20,510
Secured borrowing payable	—	15,854	—		15,854	—		15,854
Senior debt, net	—	146,504	—		146,504	—		146,504
Warrant liabilities	23,717	—	—		23,717	—		23,717
Other debt	—	6,354	—		6,354	—		6,354

Total liabilities	25,086	191,052	(2,489)		213,649	(2,489)		213,649
Class A common stock subject to possible redemption, 20,914,123 shares at redemption value	214,089	—	(214,089)	B	—	(214,089)	B	—

Stockholders’ Equity:
Common stock	1	—	2	B	12	2	B	12
			6	F		6	F
			3	M		3	M
Preferred units	—	6,660	(6,660)	F	—	(6,660)	F	—
Additional paid-in capital	16,124	401	214,087	B	213,940	(43,387)	A	165,467
			(34,876)	C		214,087	B
			(11,124)	E		(34,876)	C
			1,309	J		(11,124)	E
			6,654	F		1,309	J
			(101,260)	K		6,654	F
			1,180	C		(106,346)	K
			121,445	M		1,180	C
						121,445	M
Accumulated (deficit) earnings	(11,124)	187,054	(243,387)	D	(177,781)	(200,000)	D	(134,394)
			11,124	E		11,124	E
			(121,448)	M		(121,448)	M

Total stockholders’ equity	5,001	194,115	(162,945)		36,171	(168,031)		31,085
Noncontrolling interests	—	—	101,260	K	101,260	106,346	K	106,346

Total equity	5,001	194,115	(61,685)		137,431	(61,685)		137,431

Total Liabilities, Stockholder’s Equity and Noncontrolling Interests	$244,176	$385,167	$(278,263)		$351,080	$(278,263)		$351,080

FG New America Acquisition Corp.

Unaudited Pro Forma Combined Statement of Operations

For the three months Ended March 31, 2021

(in thousands, except share and per share data)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2021	Transaction Accounting Adjustments Assuming No Redemptions		Three Months Ended March 31, 2021	Transaction Accounting Adjustments Assuming Maximum Redemptions		Three Months Ended March 31, 2021
	FGNA (Historical)	OppFi (Historical)			Pro Forma Combined Assuming No Redemptions			Pro Forma Combined Assuming Maximum Redemptions
Interest and loan related income, net	$—	$84,103	$—		$84,103	$—		$84,103
Other income	—	154	—		154	—		154

Total revenue	—	84,257	—		84,257	—		84,257
Provision for credit losses on finance receivables	—	7	—		7	—		7
Change in fair value of finance receivables	—	22,389	—		22,389	—		22,389

Net Revenue	—	61,861	—		61,861	—		61,861
Expenses:
Salaries and employee benefits	—	14,272	—		14,272	—		14,272
Interest expense and amortized debt issuance costs	—	4,471	—		4,471	—		4,471
Interest expense - related party	—	137	—		137	—		137
Direct marketing costs	—	7,483			7,483			7,483
Technology costs	—	2,147			2,147			2,147
Depreciation and amortization	—	2,164	—		2,164	—		2,164
Professional fees	—	2,206			2,206			2,206
Payment processing fees	—	1,628			1,628			1,628
Occupancy	—	880	—		880	—		880
Management fees - related party	—	175	—		175	—		175
General, administrative and other	1,811	1,914	(1,811)	G	1,914	(1,811)	G	1,914

Total Expenses	1,811	37,477	(1,811)		37,477	(1,811)		37,477

(Loss) / Income from Operations	(1,811)	24,384	1,811		24,384	1,811		24,384
Change in fair value of warrant liabilities	(1,281)	—	—		(1,281)	—		(1,281)
Investment income on trust account	6	—	(6)	H	—	(6)	H	—

Net (loss)/income before taxes	(3,086)	24,384	1,805		23,103	1,805		23,103
Provision for income taxes	—	—	1,520	I	1,520	1,306	I	1,306

Net (loss)/income	$(3,086)	$24,384	$285		$21,583	$499		$21,797
Net (loss)/income attributable to noncontrolling interest	—	—	15,902	L	15,902	16,867	L	16,867

Net (loss)/income attributable to common stockholders	$(3,086)	$24,384	$(15,617)		$5,681	$(16,368)		$4,930

Basic weighted average shares outstanding					30,300,125			26,061,926
Fully diluted weighted average shares outstanding					30,300,125			26,061,926

Basic net income per share					$0.19			$0.19
Fully diluted net income per share					$0.19			$0.19

FG New America Acquisition Corp.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except share and per share data)

	For the Period from June 24, 2020 (Inception) to December 31, 2020	Year Ended December 31, 2020	Transaction Accounting Adjustments Assuming No Redemptions		Year Ended December 31, 2020	Transaction Accounting Adjustments Assuming Maximum Redemptions		Year Ended December 31, 2020
	FGNA (Historical)	OppFi (Historical)			Pro Forma Combined Assuming No Redemptions			Pro Forma Combined Assuming Maximum Redemptions
Interest and loan related income, net	$—	$290,225	$—		$290,225	—		$290,225
Other income	—	789	—		789	—		789

Total revenue	—	291,014	—		291,014	—		291,014
Total provision	—	90,787	—		90,787	—		90,787

Net Revenue	—	200,227	—		200,227	—		200,227
Expenses:
Salaries and employee benefits	—	44,196	—		44,196	—		44,196
Interest expense and amortized debt issuance costs	—	20,667	—		20,667	—		20,667
Interest expense - related party	—	562	—		562	—		562
Direct marketing costs	—	18,643			18,643			18,643
Technology costs	—	7,623			7,623			7,623
Depreciation and amortization	—	6,732	—		6,732	—		6,732
Professional fees	—	6,569			6,569			6,569
Payment processing fees	—	4,123			4,123			4,123
Occupancy	—	3,091	—		3,091	—		3,091
Management fees - related party	—	700	—		700	—		700
Formation Costs	1	—	(1)	G	—	(1)	G	—
General, administrative and other	190	9,805	(190)	G	9,805	(190)	G	9,805

Total Expenses	191	122,711	(191)		122,711	(191)		122,711

(Loss) / Income from Operations	(191)	77,516	191		77,516	191		77,516
Change in fair value of warrant liabilities	(7,853)	—	—		(7,853)	—		(7,853)
Investment income on trust account	6	—	(6)	H	—	(6)	H	—

Net (loss)/income before taxes	(8,038)	77,516	185		69,663	185		69,663
Provision for income taxes	—	—	4,665	I	4,665	4,009	I	4,009

Net (loss)/income	$(8,038)	$77,516	$(4,480)		$64,998	$(3,824)		$65,654
Net (loss)/income attributable to noncontrolling interest	—	—	$47,590	L	$47,590	$50,543	L	$50,543

Net (loss)/income attributable to common stockholders	$(8,038)	$77,516	$(52,070)		$17,409	$(54,367)		$15,111

FG New America Acquisition Corp.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except share and per share data)

	For the Period from June 24, 2020 (Inception) to December 31, 2020	Year Ended December 31, 2020	Transaction Accounting Adjustments Assuming No Redemptions	Year Ended December 31, 2020	Transaction Accounting Adjustments Assuming Maximum Redemptions	Year Ended December 31, 2020
	FGNA (Historical)	OppFi (Historical)		Pro Forma Combined Assuming No Redemptions		Pro Forma Combined Assuming Maximum Redemptions
Basic weighted average shares outstanding - excluding Class V voting stock pertaining to Earnout Units				30,300,125		26,062,408
Fully diluted weighted average shares outstanding - excluding Class V voting stock pertaining to Earnout Units				30,300,125		26,062,408
Basic net income per share - excluding Class V voting stock pertaining to Earnout Units				$0.57		$0.58
Fully diluted net income per share - excluding Class V voting stock pertaining to Earnout Units				$0.57		$0.58

Adjustments to Unaudited Pro Forma Combined Financial Information

The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed transaction, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company.

There were no intercompany balances or transactions between the Company and OppFi as of the dates and for the periods of these unaudited pro forma combined financial statements.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined consolidated statements of operations are based upon the number of shares outstanding, assuming the proposed transaction occurred on January 1, 2020.

The unaudited pro forma transaction accounting adjustments included in the unaudited pro forma combined balance sheet as of March 31, 2021, and the unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020, are as follows:

Adjustments to Unaudited Pro Forma Combined Balance Sheet

A.

Represents the reclassification of cash and investments held in the trust account that becomes available at the proposed transaction under the no redemptions scenario, as well as the reclassification of cash and investments held in the trust account that becomes available at the business combination after redemptions under the maximum redemptions scenario.

B.	Represents the reclassification of $214.089 million of Class A common stock subject to possible redemption to permanent equity.

C.

Represents the pro forma transaction accounting adjustments for preliminary estimated transaction costs estimated to be incurred in aggregate by FGNA and OppFi of approximately $10.9 million and $24.0 million, respectively, for legal, financial advisory, insurance and other professional fees as part of the proposed transaction.

D.	Represents the pro forma transaction accounting adjustments for Cash Consideration to be paid to the Members in exchange for the OppFi Units, as defined herein.

E.	Represents the elimination of FGNA’s historical accumulated deficit at reverse acquisition.

F.

Represents the pro forma transaction accounting adjustments to eliminate the OppFi Preferred Units as a result of the Recapitalization (as defined in the Business Combination Agreement), pursuant to which all classes of equity held by the Members will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of OppFi Units in the amounts determined in accordance with the OppFi A&R LLCA, the result of which will be that the Members will collectively hold a single class of equity interests in OppFi as of immediately prior to the Closing.

J.

Represents the pro forma transaction accounting adjustments for the cashless exercise of the outstanding warrant to purchase 511,459 OppFi Preferred Units at March 31, 2021, which warrant provides for automatic cashless exercise immediately prior to, and conditioned upon, the Closing of the business combination.

K.

Represents the proforma transaction accounting adjustment for the noncontrolling interest of the Retained OppFi unit holders, which is calculated as combined pro forma total equity of $137.4 million multiplied by 73.7% and 77.4% assuming no redemptions and maximum redemptions, respectively, representing the percentage of outstanding OppFi Units retained by the Members.

M.

Represents the proforma transaction accounting adjustment for the issuance of 25,500,000 Earn Out Voting shares at fair value to be issued to OFS in connection with the Closing which are subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

G.	Represents pro forma transaction accounting adjustment to eliminate historical expenses incurred by FGNA, which will not be recurring after the completion of the proposed transaction.

H.	Represents pro forma transaction accounting adjustment to eliminate interest income earned on FGNA’s trust account, which will not be recurring after the completion of the proposed transaction.

I.

Represents pro forma income tax provision at a rate of 25% reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, net of federal benefit, of 4%, based on applicable law in effect on December 31, 2020 and March 31, 2021, and applied to pre-tax income after deducting the approximately 74% of pass-through income to Opportunity Financial, LLC members in the no redemptions scenario and 77% of pass-through income to Opportunity Financial, LLC members in the maximum redemptions scenario.

L.	Represents pro forma transaction accounting adjustment to reflect net income attributable to the retained OppFi unit holders as a noncontrolling interest.

Net Income Per Share

Represents the net income/ loss per share calculated using the historical weighted average shares outstanding of the Company, giving effect to the Retained OppFi Units as participating securities (“shares”), assuming the shares were outstanding since January 1, 2020. As the proposed transaction and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income / loss per share assumes that the shares currently outstanding as well as issuable relating to the proposed transaction have been outstanding for the entire period presented. When assuming maximum redemption, this calculation is adjusted to eliminate such shares for the entire period. The calculation excludes Company warrants of 17,539,437 with strike prices of $11.50 and $15.00 as they are anti-dilutive.

	Three months ended March 31, 2021
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net income (loss) attributable to common shareholders (in thousands)	$5,681	$4,930
Weighted average common shares outstanding, basic	30,300,125	26,061,926
Weighted average common shares outstanding, diluted	30,300,125	26,061,926
Net income per share, basic	$0.19	$0.19
Net income per share, diluted	$0.19	$0.19

Weighted average common shares calculation:
Total outstanding shares pre business combination	30,300,125	30,300,125
Total pro forma common shares to be issued pursuant to the Business Combination Agreement, including 25,500,000 Earnout Voting Shares	84,825,447	89,164,131
Share redemptions	—	(4,238,199)
Noncontrolling interests	(84,825,447)	(89,164,131)

Weighted average common shares outstanding, basic	30,300,125	26,061,926

Weighted average common shares outstanding, diluted	30,300,125	26,061,926

	Year Ended December 31, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net income (loss) attributable to common shareholders (in thousands)	$17,409	$15,112
Weighted average common shares outstanding, basic	30,300,125	26,062,408
Weighted average common shares outstanding, diluted	30,300,125	26,062,408
Net income per share, basic	$0.57	$0.58
Net income per share, diluted	$0.57	$0.58

Weighted average common shares calculation:
Total outstanding shares pre business combination	30,300,125	30,300,125
Total pro forma common shares to be issued pursuant to the Business Combination Agreement including 25,500,000 Earnout Voting Shares	84,825,447	89,164,131
Share redemptions	—	(4,237,717)
Noncontrolling interests	(84,825,447)	(89,164,131)

Weighted average common shares outstanding, basic	30,300,125	26,062,408

Weighted average common shares outstanding, diluted	30,300,125	26,062,408

COMPARATIVE SHARE INFORMATION

The following table sets forth the per share data of the Company on a stand-alone basis and the unaudited pro forma combined per share data for the three months ended March 31, 2021 and for the year ended December 31, 2020, (1) assuming no Company stockholders exercise redemption rights with respect to their common stock upon the consummation of the business combination; and (2) assuming that Company stockholders exercise their redemption rights with respect to a maximum of 4,238,199 shares of common stock upon consummation of the business combination as of March 31, 2021 and 4,237,717 shares of common stock upon consummation of the business combination as of December 31, 2020.

The pro forma combined book value information reflects the business combination and related transactions as if they had occurred on March 31, 2021 or on December 31, 2020. For pro forma combined information, the weighted average shares outstanding and net income per share information give pro forma effect to the business combination and related transactions as if they had occurred on January 1, 2020.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of the Company and OppFi and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined net income per share information below does not purport to represent the net income per share which would have occurred had the companies been combined during the periods presented, nor net income per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company and OppFi would have been had the companies been combined during the periods presented.

	OppFi		FGNA		Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
	(in thousands, except share and per share amounts)
Three Months Ended March 31, 2021
Net income (loss) attributable to common stockholders	$24,384		$(3,086)		$5,681	$4,930
Stockholders’ Equity	$194,115		$5,000		$36,171	$31,084
Weighted average shares outstanding, basic	N/A	(1)	9,386,002	(2)	30,300,125	26,061,926
Weighted average shares outstanding, diluted	N/A	(1)	9,386,002	(2)(3)	30,300,125	26,061,926
Basic net income (loss) per share	N/A	(1)	$(0.33)		$0.19	$0.19
Diluted net income (loss) per share	N/A	(1)	$(0.33	)(3)	$0.19	$0.19
Stockholders’ equity per share	N/A	(1)	$0.53	(4)	$1.19	$1.19

	OppFi			FGNA		Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
	(in thousands, except share and per share amounts)
Year Ended December 31, 2020
Net income (loss) attributable to common stockholders		$77,516		$(8,038)		$17,409	$15,112
Stockholders’ equity		$99,332		$5,000		$18,132	$15,582
Weighted average shares outstanding, basic		N/A	(1)	7,016,091	(2)	30,300,125	26,062,408
Weighted average shares outstanding, diluted		N/A	(1)	7,016,091	(2)(3)	30,300,125	26,062,408
Basic net income (loss) per share	$	N/A	(1)	$(1.15)		$0.57	$0.58
Diluted net income (loss) per share	$	N/A	(1)	(1.15	)(3)	$0.57	$0.58
Stockholders’ equity per share	$	N/A	(1)	$0.55	(4)	$0.60	$0.60

(1)

Per unit information for OppFi is excluded as the company would not report outstanding shares as in its LLC structure as of December 31, 2020 and March 31, 2021 and footnotes of the December 31, 2020 audit report.

(2)	Excludes an aggregate of 10,107,945 weighted average shares subject to possible redemption at December 31, 2020 and 20,914,123 weighted average shares subject to redemption at March 31, 2021.

(3)	In the periods when net loss is incurred, no impact of dilutive securities is included in the calculation of weighted average number of common shares outstanding.

(4)

Excludes the effect of 21,215,577 shares of Class A common stock classified as held for redemption as of December 31, 2020 and 20,914,123 shares of Class A common stock classified as held for redemption as of March 31, 2021.

SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is being provided to our stockholders as part of a solicitation of proxies by the Board for use at the special meeting in lieu of the 2021 annual meeting of our stockholders to be held on [●], [●], 2021, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the special meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about [●], 2021 to all stockholders of record of the Company as of December 31, 2020, the record date for the special meeting. Stockholders of record who owned common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting. On the record date, there were [●] shares of common stock outstanding.

Date, Time and Place of Special Meeting

The special meeting will be a virtual meeting conducted exclusively via live webcast starting at [●], Eastern time, on [●], [●], 2021, or another date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. You may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting https://www.cstproxy.com/fgnewamerica/2021 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Registering for the Special Meeting

Pre-registration at https://www.cstproxy.com/fgnewamerica/2021 is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by [●], 2021. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only special meeting, go to https://www.cstproxy.com/fgnewamerica/2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the special meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on [●], 2021, which is the record date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 30,300,125 shares of common stock outstanding, of which 24,356,375 are shares of Class A common stock and 5,943,750 are founder shares held by the Founder Holders.

Proposals at the Special Meeting

At the special meeting, our stockholders will vote on the following proposals:

•	Proposal No. 1 — Business Combination Proposals — To approve and adopt the Business Combination Agreement and to approve the business combination;

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Proposal No. 2 — NYSE Proposals — To approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement and (ii) upon the exchange of the Retained OppFi Units pursuant to the terms of the OppFi A&R LLCA, in each case, that may result in a Member owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules;

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Proposal No. 3 — Charter Proposals — To consider and vote upon a proposal to approve the proposed charter, substantially in the form attached to the accompanying proxy statement as Annex C, in connection with the business combination;

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Proposal No. 4 — Advisory Charter Proposals — To consider and act upon the following proposals to approve and adopt, on a non-binding advisory basis, certain material differences between the current charter and the proposed charter, which are being presented in accordance with the requirements of the SEC as eight separate sub-proposals:

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Advisory Charter Proposal A — to provide that special meetings of stockholders of the Company may be called, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders;

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Advisory Charter Proposal B — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock;

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Advisory Charter Proposal C — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded;

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Advisory Charter Proposal D — to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following the Closing of the Business Combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;

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Advisory Charter Proposal E — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders);

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Advisory Charter Proposal F — to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class;

•	Advisory Charter Proposal G — to change the name of the new public entity to “OppFi Inc.” from “FG New America Acquisition Corp.”; and

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Advisory Charter Proposal H — to, upon completion of the business combination, increase the authorized capital stock from 401,000,000 shares, consisting of 380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to [●] shares, which would consist of [●] shares of common stock, including (i) [●] shares of Class A common stock, (ii) [●] shares of Class B common stock, and (iii) [●] shares of Class V voting stock and [●] shares of preferred stock by creating an additional [●] shares of common stock and [●] shares of preferred stock;

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Proposal No. 5 — Incentive Plan Proposal — To approve the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, including the authorization of the initial share reserve under the Incentive Plan;

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Proposal No. 6 — ESPP Proposal — To approve the ESPP, substantially in the form attached to this proxy statement as Annex F, including the authorization of the initial share reserve under the ESPP; and

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Proposal No. 7 — Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve staggered terms on the Board until immediately following the 2022, 2023 and 2024 annual meetings of our stockholders, as applicable, and until their respective successors are duly elected and qualified; alternatively, in the event the condition precedent proposals are not approved, to elect two directors to serve as Class I directors on the Board for a term of three years expiring at the annual meeting of stockholders to be held in 2024 or until each such director’s successor has been duly elected and qualified; and

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Proposal No. 8 — Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals. The Adjournment Proposal will only be presented at the special meeting if there are not sufficient votes to approve the condition precedent proposals.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF

THESE PROPOSALS AND “FOR” EACH OF THE DIRECTOR NOMINEES.

Vote of the Company’s Sponsor, Directors and Officers

Prior to our IPO, we entered into agreements with the Sponsor and our directors and officers, pursuant to which each agreed to vote any shares of common stock owned by them in favor of an initial business combination. These agreements apply to the Sponsor, as it relates to the founder shares and the requirement to vote all of the founder shares in favor of the Business Combination Proposal and for all other proposals presented to our stockholders in this proxy statement.

The Sponsor and our directors and officers have waived any redemption rights, including with respect to shares of Class A common stock purchased in our IPO or in the aftermarket, in connection with business combination. The founder shares held by the Sponsor have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by October 2, 2022. However, the Sponsor is entitled to redemption rights upon our liquidation with respect to any public shares it may own.

Quorum and Required Vote for Proposals for the Special Meeting

Approval of the Business Combination Proposal, the NYSE Proposal, the Advisory Charter Proposals (each of which is a non-binding vote), the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Approval of the Charter Proposal requires the affirmative vote of a majority of our outstanding shares entitled to vote thereon at the special meeting.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.

Unless waived by the parties to the Business Combination Agreement, the Closing is conditioned upon the approval of the condition precedent proposals. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.

It is important for you to note that, if the condition precedent proposals do not receive the requisite vote for approval and are not waived by the parties to the Business Combination Agreement, we will not consummate the business combination. If we do not consummate the business combination and fail to complete an initial business combination by October 2, 2022, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Stockholders

Our Board believes that each of the condition precedent proposals to be presented at the special meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals and “FOR” each of the director nominees.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain of its affiliates and certain members of our Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the special meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that the Sponsor paid $25,000 for the founder shares and those shares will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $[●] based on the closing price of our Class A common stock on the NYSE on [●], 2021, but, given the restrictions on those shares, we believe those shares have less value;

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the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 2, 2022;

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the fact that the Sponsor paid $4,625,000 for its 462,500 private units, $3,848,750 for its 3,848,750 founder warrants and $151,250 for its 1,512,500 $15 Exercise Price Warrants, and if a business combination is not consummated by October 2, 2022, the proceeds from the sale of the private units, founder warrants and $15 Exercise Price Warrants will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private units, private shares, private warrants, founder warrants and $15 Exercise Price Warrants will be worthless;

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the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

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the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 2, 2022; and

•	the fact that at the Closing we will enter into the Investor Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.

Broker Non-Votes and Abstentions

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions and broker non-votes will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the condition precedent proposals and the Adjournment Proposal will have the same effect as a vote “AGAINST” any such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting and a broker non-vote on any of the Advisory Charter Proposals and the Director Election Proposal will have no effect on the outcome of any such proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. A broker non-vote will have the same effect as a vote “AGAINST” the condition precedent proposals and the Adjournment Proposal. A broker non-vote on any of the Advisory Charter Proposals and the Director Election

Proposal will have no effect on the outcome of any such proposal. None of the proposals at the special meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the special meeting.

Voting Your Shares — Stockholders of Record

If you are a stockholder of record, you may vote by mail or at the special meeting. Each share of our common stock that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the special meeting. Your one or more proxy cards show the number of shares of our common stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the special meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the NYSE Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Proposals, “FOR” the election of each of the director nominees, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 11:59 p.m., Eastern time, on [●], 2021.

Voting at the Special Meeting. If you attend the special meeting, you may also submit your vote at the special meeting via the special meeting website at https://www.cstproxy.com/fgnewamerica/2021, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. See “— Registering for the Special Meeting” above for further details on how to attend the special meeting.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the special meeting, you will need to obtain a legal proxy from your bank, broker, or other nominee and e-mail a copy (a legible photograph is sufficient) of the legal proxy to proxy@continentalstock.com. You will then be issued a 12-digit meeting control number that will allow you to register to attend and participate in the special meeting. Please see “— Registering for the Special Meeting” above for further details on how to attend the special meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at the special meeting by doing any one of the following:

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delivering a signed written notice of revocation to our Secretary at FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

No Additional Matters

The special meeting has been called only to consider the approval of the Business Combination Proposal, the NYSE Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. Under our current bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may contact Alliance Advisors, our proxy solicitor, at:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Telephone: (855) 200-8127

Email: FGNA@allianceadvisors.com

Redemption Rights

Pursuant to our current charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the transaction, including interest earned on the funds held in the trust account (which interest shall be net of taxes), by (ii) the total number of then-outstanding public shares. If demand is properly made and the business combination is consummated, these shares, immediately prior to the business combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the business combination, less franchise and income taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the trust account of $243,386,835 as of March 31, 2021, the estimated per share redemption price would have been approximately $10.24.

In order to exercise your redemption rights, you must:

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(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

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prior to [●], Eastern time, on [●], 2021, (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

The Transfer Agent’s address is as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either (i) tender their certificates to our Transfer Agent or (ii) deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at the stockholder’s option, in each case prior to deadline for submitting redemption requests set forth in these proxy materials. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the business combination is approved.

Holders of outstanding units must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

If you hold units registered in your own name, you must deliver the certificate for those units to Continental Stock Transfer & Trust Company, our Transfer Agent, with written instructions to separate those units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct the nominee to separate your units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our Transfer Agent. The written instructions must include the number of units to be split and the nominee holding your units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

Each redemption of shares of Class A common stock by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $243,386,835 as of March 31, 2021. The Business Combination Agreement provides that OppFi’s obligation to consummate the business combination is conditioned on the availability at Closing of at least $200,000,000 in cash, after the repayment of redemptions, if any. This condition to closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived in writing by OppFi. If, as a result of redemptions of public shares by our public stockholders, this condition is not met (or waived), then OppFi may elect not to consummate the business combination. In addition, in no event will we redeem shares of our Class A common stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A common stock as they may receive higher proceeds from the sale of their Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Class A common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our Class A common stock will cease to be outstanding immediately prior to the business combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and we do not consummate an initial business combination by October 2, 2022, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in the account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the business combination.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has engaged Alliance Advisors to assist in the solicitation of proxies for the special meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay Alliance Advisors a fee of $12,500, plus disbursements, reimburse Alliance Advisors for its reasonable out-of-pocket expenses and indemnify Alliance Advisors and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreement and approve the business combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

We may consummate the business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination at the special meeting.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel), because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement.

General; Structure of the Business Combination

On February 9, 2021, the Company entered into the Business Combination Agreement with OppFi, OFS and the Members’ Representative. The Business Combination Agreement provides that, among other things: (i) the Founder Holders will waive any and all anti-dilution rights described in the current charter or otherwise with respect to the shares of Class A common stock (that formerly constituted shares of Class B common stock held by the Founder Holders) held by the Founder Holders that may be implicated by the business combination, (ii) the parties will effectuate the Class B Common Stock Conversion as discussed herein (and as more fully described in the Amended Sponsor Letter), (iii) OppFi will effectuate a recapitalization, pursuant to which all classes of equity held by the Members will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of OppFi Units in the amounts determined in accordance with the OppFi A&R LLCA, the result of which will be that the Members will collectively hold a single class of equity interests in OppFi as of immediately prior to the Closing (the “Recapitalization”), (iv) OppFi and the Members’ Representative will adopt the OppFi A&R LLCA to, among other things, reflect the recapitalization, to permit the issuance and ownership of OppFi Units as more fully set forth in the Business Combination Agreement, designate the Company as the sole manager of OppFi, otherwise amend and restate the rights and preferences of the OppFi Units and set forth the rights and preferences of the OppFi Units, and establish the ownership of the OppFi Units, as set forth in the OppFi A&R LLCA, (v) the Members will subject the Earnout Units and an equal number of shares of Class V voting stock to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement, (vi) the Company will acquire a number of OppFi Units equal to the number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion) in exchange for (x) the Cash Consideration, (y) that number of shares of Class V voting stock equal to the number of Retained OppFi Units (including the Earnout

Units) and (z) certain rights under the Related Agreements, in each case, in accordance with the terms of the Business Combination Agreement, (vii) the Members, the Members’ Representative, OppFi and the Company will enter into the Tax Receivable Agreement, substantially in the form attached to the Business Combination Agreement, and (viii) the Members, the Members’ Representative, the Founder Holders and OppFi will enter into the Investor Rights Agreement, substantially in the form attached to the Business Combination Agreement.

Following the consummation of the business combination, the Company will be organized in an “Up-C” structure, in which substantially all of the assets of the combined company will be held by OppFi and its subsidiaries, and the Company’s only assets will be its OppFi Units.

Post-Business Combination Ownership Structure

We anticipate that, upon completion of the Business Combination, taking into account estimated adjustments for cash on hand and working capital the voting interests in the Company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares (1)
Company Public Stockholders (2)	20.7%	17.0%
Initial Stockholders (3)	5.6%	5.6%
Members (4)	73.7%	77.4%

(1)

Assumes that holders of 4,238,199 public shares exercise their redemption rights in connection with the Closing for $43,386,835 at a redemption price of approximately $10.24 per share (based on $243,386,835 held in trust as of March 31, 2021).

(2)	Includes 118,875 Underwriter Shares held by the IPO underwriters.
(3)

Includes shares of common stock held by the Sponsor and the Company’s current officers and directors, including founder shares, which will convert into shares of Class A common stock at the Closing on a one-for-one basis.

(4)

Represents the number of shares of Class V voting stock to be issued to OFS that corresponds to the number of Retained OppFi Units held by the Members at a value of $10 per share, including 25,500,000 Earnout Voting Shares to be issued to OFS in connection with the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal— The Business Combination Agreement — Earnout”.

The ownership percentages set forth above do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, or ESPP Plan, substantially in the form attached to this proxy statement as Annex F. Founder shares will be converted into shares of Class A common stock at the Closing on a one-for-one basis.

If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants, private placement warrants, founder warrants and $15 private warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. The issuance of 20% or more of our outstanding shares of common stock in connection with the Business Combination Agreement requires stockholder approval of the NYSE Proposal.

For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial

Information.” In addition, following the Business Combination, the ownership of the Company and OppFi will change based on the exercise of the rights set forth in the OppFi A&R LLCA and the achievement of certain earnout targets. For additional information on the OppFi A&R LLCA, please see the section entitled “Related Agreements — OppFi A&R LLCA” below. For additional information on the earnout targets, please see the section entitled “Earnout” below.

Consideration to be Received in the Business Combination

The aggregate consideration payable or issuable by the Company in exchange for the OppFi Units is comprised of: (i) the Cash Consideration, (ii) that number of shares of Class V voting stock equal to the number of Retained OppFi Units (including the Earnout Units), (iii) rights related to the Earnout Units and (iv) certain other rights under the Related Agreements.

The aggregate consideration payable or issuable by the Company is subject to a post-Closing purchase price adjustment in respect of actual Closing Date cash and working capital (the “Post-Closing Adjustment”). The Post-Closing Adjustment shall be effectuated in OppFi Units. In the event that the Post-Closing Adjustment is positive: (i) OppFi will issue an amount of OppFi Units to the Members (pro rata) equal to such positive Post-Closing Adjustment Amount divided by ten dollars ($10.00), rounded up to the next whole Company Unit and (ii) the Company will issue to OFS a corresponding number of shares of Class V voting stock, as such calculations are more fully set forth in the Business Combination Agreement. In the event that the Post-Closing Adjustment is negative: (i) OppFi will redeem an amount of OppFi Units from the Members (pro rata) equal to such negative Post-Closing Adjustment Amount divided by ten dollars ($10.00), rounded up to the next whole Company Unit and (ii) OFS shall forfeit a corresponding number of shares of Class V voting stock, as such calculations are more fully set forth in the Business Combination Agreement.

Earnout

The Earnout Units will be issued to the Members as of the Closing Date, subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement; given the Up-C structure, an equal number of shares (25,500,000) of the Class V voting stock (the “Earnout Voting Shares”) will be simultaneously distributed to OFS in connection with the business combination.

Restrictions and Achievement of Earnout Targets.

The Earnout Units and the Earnout Voting Shares are nontransferable until earned upon the achievement of certain triggering events, as follows (and as more fully described in the Business Combination Agreement):

•

One-third of each of the Earnout Units and the Earnout Voting Shares shall be earned and no longer be subject to earnout restrictions if the Company volume weighted average price for 20 out of 30 consecutive trading days equals or exceeds $12.00 within 3 years of the Closing Date;

•

One-third of each of the Earnout Units and the Earnout Voting Shares shall be earned and no longer be subject to earnout restrictions if the Company volume weighted average price for 20 out of 30 consecutive trading days equals or exceeds $13.00 within 3 years of the Closing Date;

•

One-third of each of the Earnout Units and the Earnout Voting Shares shall be earned and no longer be subject to earnout restrictions if the Company volume weighted average price for 20 out of 30 consecutive trading days equals or exceeds $14.00 within 3 years of the Closing Date; and

•

if a definitive agreement with respect to a change of control (as defined in the Business Combination Agreement) is entered into on or prior to the 3rd anniversary of the Closing Date, then, effective as of immediately prior to closing of such Change of Control, (A) one-third of each of the Earnout Units and the Earnout Voting Shares shall be earned and no longer subject to the earnout restrictions if the price per share payable to the holders of Company Class A common stock in connection with such change of control is equal to or exceeds $12.00, (B) an additional one-third of each of the Earnout Units and the Earnout Voting Shares shall be earned and no longer subject to the earnout restrictions if the price per share payable to the holders of Company Class A common stock in connection with such change of control is equal to or exceeds $13.00, and (C) an additional one-third of each of the Earnout Units and the Earnout Voting Shares shall be earned and no longer subject to the earnout restrictions if the price per share payable to the holders of Company Class A common stock in connection with such change of control is equal to or exceeds $14.00.

Closing of the Business Combination

The Closing will take place at 9:00 a.m. eastern time on (a) the third (3rd) business day after the conditions set described below under the subsection entitled “Conditions to Obligations of the Parties” have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at closing, but subject to the satisfaction or waiver of such conditions) or such other date as the parties mutually agree.

Conditions to the Closing of the Business Combination

Conditions to the Obligations of Each Party

The obligations of each party to the Business Combination Agreement to consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

•	There shall not be any applicable law in effect that makes the consummation of the business combination illegal or any order in effect preventing the consummation of the business combination.

•	The vote of the Company stockholders set forth in this Proxy Statement to the extent required to approve the Business Combination Agreement and the transactions contemplated thereby and hereby.

Conditions to the Obligations of the Company

The obligations of the Company to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction, or written waiver by the Company, of each of the following conditions:

•

The representations and warranties of OppFi, in most instances disregarding qualifications relating to materiality or material adverse effect, must be true and correct as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) to the extent such failure of the representation and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in the Business Combination Agreement), (ii) in limited cases, to the extent such failure of the representation and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on OppFi and its subsidiaries, taken as a whole, or (iii) in limited cases, in all material respects.

•	OppFi shall have performed or complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by OppFi, on or prior to the Closing.

•	OppFi must deliver a customary closing certificate certifying, among other things, that the conditions in the first and second bullet points above have been satisfied with respect to OppFi.

•	There shall not have been a Material Adverse Effect (as defined in the Business Combination Agreement) since the date of the Business Combination Agreement.

•	The OppFi Board and its Founder (as defined in the Business Combination Agreement) shall have approved the Business Combination Agreement and the transactions contemplated thereby and hereby.

•

The Recapitalization of OppFi, the result of which will be that, as of Closing, the Members will all hold a single class of OppFi Units, shall be effectuated as described in the Business Combination Agreement and in compliance with OppFi’s existing limited liability company agreement.

•	OppFi must deliver a customary closing certificate certifying, among other things, that the conditions in the first and second bullet points above have been satisfied with respect to the Company.

•	OppFi must deliver duly executed counterparts to the Related Agreements and other customary documents.

Conditions to the Obligations of OppFi

The obligations of OppFi to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction, or written waiver by OppFi of each of the following conditions:

•

The representations and warranties of the Company, in most instances disregarding qualifications contained therein relating to materiality or material adverse effect, must be true and correct as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) to the extent such failure of the representation and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect (as defined in the Business Combination Agreement) or (ii) in all material respects.

•

The Company shall have performed or complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by the Company on or prior to the Closing.

•

The Company must deliver a customary closing certificate certifying, among other things, that the conditions in the first and second bullet points above have been satisfied with respect to the Company.

•	The Company must deliver duly executed counterparts to the Related Agreements and other customary documents.

•	Cash in the Company’s trust account less amounts required to satisfy redemptions shall not be less than $200,000,000.

•	The proposed charter shall have been filed with the Secretary of State of the State of Delaware and the Company shall have adopted the proposed bylaws.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination

Each party to the Business Combination Agreement agreed to use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, clearances and approvals from all governmental entities or other parties that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement (including those required by applicable OppFi licenses and permits).

Termination

The Business Combination Agreement may be terminated, and the transactions contemplated thereby abandoned, at any time prior to the Closing as follows:

(a) by the mutual written consent of the Company and OppFi;

(b) by the Company or OppFi by written notice to the other if any applicable law is in effect making the consummation of the business combination illegal or any final, non-appealable order is in effect permanently preventing the consummation of the business combination.

(c) by the Company or OppFi by written notice to the other if the consummation of the business combination has not occurred on or before August 9, 2021 (the “Outside Date”).

(d) by OppFi if the Company breaches in any material respect its representations or warranties in the Business Combination Agreement or breaches or fails to perform in any material respect its agreements or covenants contained therein, which breach or failure to perform (i) would render a condition precedent to OppFi’s obligations to consummate the transactions not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by OppFi, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after receipt of such written notice and OppFi has not waived in writing such breach or failure; and

(e) by the Company if OppFi breaches in any material respect its representations or warranties in the Business Combination Agreement or breaches or fails to perform in any material respect its agreements or covenants contained therein, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to OppFi by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such written notice and the Company has not waived in writing such breach or failure.

Generally, the foregoing termination rights are subject to exceptions and the complete terms more fully set forth in the Business Combination, including the concept that generally the right to terminate shall not be available to a party whose breach of or failure to perform any of its representations, warranties, covenants, agreements, or other obligations contained in this Agreement has been the cause of the above circumstances.

In the event the Business Combination Agreement is validly terminated, all further obligations of the parties under the Business Combination Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, expenses, and general provisions), and no party will have any further liability to any other party except for liability for arising out of or incurred as a result of such party’s fraud or willful and material breach of the Business Combination Agreement. The Business Combination Agreement does not provide for the payment of any termination fee by any party in the event that the Business Combination Agreement is terminated.

Effect of Termination

In the event of proper termination by either party, the Business Combination Agreement will become null and void, without any liability on the part of the parties or any other person, and all rights and obligations of each party shall cease except that:

•	The confidentiality obligations set forth in the merger agreement will survive;

•	the requirement to obtain consent of the other party to issue any press or other public release or public announcement concerning the Business Combination Agreement will survive;

•

the rights of the parties to bring actions against each other for any liability arising out of or incurred as a result of its fraud or its willful and material breach of the Business Combination Agreement will survive; and

•	the fees and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

Fees and Expenses

Upon Closing, the Company has agreed to pay, without limitation, (i) all fees, costs and expenses incurred by or attributable to OppFi and its subsidiaries, its Members, its Members’ Representative or the Company; (ii) only to the extent the Company is or becomes obligated to pay, has paid, or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of the Business Combination Agreement, the Related Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of a Business Combination with OppFi, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (iii) only to the extent OppFi or one of its subsidiaries is obligated to pay, has paid, or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of OppFi or one of its subsidiaries, the Members, or the Members’ Representative through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of the Business Combination Agreement, the Related Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with OppFi’s pursuit of the transactions contemplated by the Business Combination Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, which for purposes of clarification shall be deemed to include legal fees of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to TCS Group, LLC; (iv) any liability of OppFi or any of its subsidiaries in the nature of compensation under any sale, change-of-control, “stay around,” retention, severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of OppFi or any of its subsidiaries, in whole or in part, as a result of or in connection with the transactions contemplated by the Business Combination Agreement or the Related Agreements; (v) all fees, costs and expenses paid or payable pursuant to the purchase of a director and officer liability tail policy and (vi) all transfer taxes.

Interim Operations Pending the Closing

Interim Operating Covenants (OppFi)

From the date of the Business Combination Agreement until the earlier of: (1) the date the Business Combination Agreement is terminated in accordance with its terms and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed) in writing and except (u) in the ordinary course of business, (v) as specifically contemplated by the Business Combination Agreement or the Related Agreements (including the Recapitalization), (w) as expressly permitted by OppFi’s disclosure letter, (x) as required by any law or order (including any COVID-19 measures) applicable to any of OppFi or its subsidiaries or the assets, or operation of the business, of any of them, (y) as required by any contract in effect as of the date of the Business Combination Agreement to which OppFi or any of its subsidiaries is party or by which any of OppFi its subsidiaries’ assets or properties are bound, or (z) to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of OppFi or its subsidiaries’ businesses of COVID-19 or any COVID-19 actions or COVID-19 measures (in each case with respect to this clause (z) in connection with or in response to COVID-19), OppFi shall, and shall cause the other of its subsidiaries to, conduct and operate their business in all material respects in the ordinary course of business and use its commercially reasonable efforts in the ordinary course of business to preserve their existing relationships with governmental entities, material customers, suppliers and distributors, and OppFi shall not, and shall cause its subsidiaries not to:

•	amend or otherwise modify any of the governing documents of OppFi or any of its subsidiaries in any manner that would be adverse to the Company;

•	make any material changes to its accounting policies, methods or practices, other than as required by GAAP;

•

sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities or pursuant to any existing OppFi employee benefit plans), convey or otherwise dispose of (A) any equity interests of OppFi or any of its subsidiaries or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating OppFi or any of its subsidiaries to issue, deliver or sell any equity interests of OppFi or any of its subsidiaries;

•	adjust, split, combine or reclassify any of its equity interests;

•

(A) incur, assume, guarantee, receive or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or any PPP loans (other than (1) additional indebtedness under existing credit facilities or refinancings, replacements, or extensions thereof, (2) capital leases entered into in the ordinary course of business, (3) the existing OppFi PPP loan, and (4) other indebtedness incurred in the ordinary course of business or as expressly set forth on OppFi’s disclosure letter, not to exceed $100,000,000 in the aggregate, or (B) make any advances or capital contributions to, or investments in, any person, other than OppFi or any of its subsidiaries;

•

commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures in an amount not to exceed $1,000,000;

•

enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any material contract or material lease or enter into any contract that if entered into prior to date of the Business Combination Agreement would be a Material Contract or Material Lease (as such terms are defined in the Business Combination Agreement);

•

acquire the business, properties or assets, including equity interests of another person, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $10,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

•

propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material lien, any of the material rights or material assets owned by, or leased or licensed to, any OppFi or any of its subsidiaries, except for (A) Permitted Liens, (B) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(v) and (C) as required or contemplated by the Business Combination Agreement;

•

compromise, commence or settle any pending or threatened proceeding (A) involving payments (exclusive of attorney’s fees) by OppFi or any of its subsidiaries not covered by insurance in excess of $1,000,000 in any single instance or in excess of $2,500,000 in the aggregate, (B) granting injunctive or other equitable remedy against OppFi or any of its subsidiaries that would reasonably be expected to a Material Adverse Effect (as defined in the Business Combination Agreement), (C) which imposes any restrictions on the operations of businesses of OppFi or any of its subsidiaries that would reasonably be expected to a Material Adverse Effect, or (D) by the equityholders of OppFi or any other Person which relates to the transactions contemplated by the Business Combination Agreement;

•

except as required under applicable Law or the terms of any OppFi employee benefit plan existing as of the date of the Business Combination Agreement, (A) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of OppFi or any of its subsidiaries, other than increases to any such individuals who are not directors or officers of OppFi or any of its subsidiaries that do not exceed ten percent (10%) individually or five percent (5%) in the aggregate, (B) become a party to, establish, materially amend (other than as part of an annual renewal for health and/or welfare benefits) commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any OppFi employee benefit plan, (C) grant any new awards or equity interests under any OppFi employee benefit plan, (D) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of OppFi or any of its subsidiaries, (E) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or such terminated employee or consultant does receive, annual base compensation (or annual base wages or fees) in excess of $350,000, or (F) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of OppFi or any of its subsidiaries under the WARN Act;

•

(A) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any liens (other than permitted liens as more expressly set forth in the Business Combination Agreement), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, OppFi or any of its subsidiaries, other than (1) inventory or products in the ordinary course of business, (2) assets with an aggregate fair market value less than $1,000,000, (3) pursuant to non-exclusive licenses of owned intellectual property granted by OppFi or any of its subsidiaries to customers in the ordinary course of business, (4) immaterial owned intellectual property, or (5) in connection with the incurrence of indebtedness that is permitted to be incurred under the Business Combination Agreement; or (B) subject any owned intellectual property to copyleft terms;

•

fail to take any action required to maintain any material insurance policies of OppFi or any of its subsidiaries in force (other than (A) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (A) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, or (C) actions expressly set forth on OppFi’s disclosure letter);

•

except to the extent required by applicable law, (a) make, change or revoke any material election relating to taxes, (b) change (or request to change) any method of accounting for tax purposes, (c) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (d) consent to any extension or waiver of the statutory period of limitations applicable to any tax matter, (e) file any amended material tax return, (f) fail to timely file (taking into account valid extensions) any income tax return and other material tax return required to be filed, (g) fail to pay any material amount of taxes as it becomes due and payable, (h) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (i) surrender any right to claim any refund of a material amount of taxes, (j) initiate any discussion, voluntary disclosure or examination with any taxing authority regarding taxes or tax returns with respect to OppFi or any of its subsidiaries, or (K) take any action or fail to take any action that would reasonably be expected to prevent, impair or impede the tax treatment contemplated by the Business Combination Agreement;

•	amend, modify, terminate or waive any material right under any company permit; or

•	agree or commit to do any of the foregoing.

Nothing contained in the Business Combination Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct the Company or any operations of any OppFi or any of its subsidiaries prior to the Closing. Prior to the Closing, OppFi and its subsidiaries shall exercise, consistent with the terms and conditions of the Business Combination Agreement, control over their respective businesses and operations.

Interim Operations Covenants (the Company)

During the Pre-Closing Period, unless OppFi shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed) in writing and except as contemplated by the Business Combination Agreement or the Related Agreements or as expressly set forth on the Company’s disclosure letter, the Company shall not:

•	conduct any activities or enter into any contracts directed toward or in contemplation of an alternative business combination;

•

amend or otherwise modify the (A) trust agreement, (b) founder warrants purchase agreement, dated September 29, 2020, by and among the Company and the Sponsor, (C) $15 exercise price warrants purchase agreement, dated September 29, 2020, by and among the Company and the Sponsor, (D) private placement units purchase agreement, dated September 29, 2020, by and among and the Company and the Sponsor, or (E) Company governing documents;

•	withdraw any of the trust amount, other than as permitted by the Company governing documents or the trust agreement;

•	make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

•

except to the extent required by applicable law, (a) make, change or revoke any material election relating to taxes, (b) change (or request to change) any method of accounting for tax purposes, (c) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (d) consent to any extension or waiver of the statutory period of limitations applicable to any tax matter, (e) file any amended material tax return, (f) fail to timely file (taking into account valid extensions) any income tax return and other material tax return required to be filed, (g) fail to pay any material amount of taxes as it becomes due and payable, (h) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (i) surrender any right to claim any refund of a material amount of taxes, (j) initiate any discussion, voluntary disclosure or examination with any taxing authority regarding taxes or tax returns with respect to the Company, or (k) take any action or fail to take any action that would reasonably be expected to prevent, impair or impede the tax treatment contemplated by the Business Combination Agreement;

•

other than in connection with a redemption, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (a) any of its equity interests, or (b) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the company to issue, deliver or sell any equity interests of Company, other than contracts for indebtedness from the sponsor or its affiliates or any director or officer of the Company or the Sponsor incurred in order to finance working capital and tax expenses needs and expenses in an amount not to exceed $1,500,000;

•	other than the redemptions of Company shares, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Company;

•

adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of Company Class B common stock into shares Company Class A common stock pursuant to the Company governing documents) any of its equity interests;

•	reduce the exercise price of any Company warrant;

•

incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, material liabilities, debts or obligations other than contracts for indebtedness from the Sponsor or its affiliates or any director or officer of the Company or the Sponsor incurred in order to finance working capital and tax expenses needs and expenses in an amount not to exceed $1,500,000;

•

enter into any transaction or Contract with the Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Company to the Sponsor, Company’s officers or directors, or any affiliate of the Sponsor or Company’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the business combination;

•

compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by Company not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (B) granting material injunctive or other equitable remedy against the Company, (C) which imposes any material restrictions on the operations of businesses of the Company, or (D) by the public stockholders or any other person which relates to the transactions contemplated by the Business Combination Agreement; or

•	agree or commit to do any of the foregoing.

Nothing contained in the Business Combination Agreement shall be deemed to give the Members or OppFi, directly or indirectly, the right to control or direct the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of the Business Combination Agreement, control over its business.

Additional Covenants

Mutual Covenants

The parties made certain mutual covenants in the Business Combination Agreement including:

•	notifying each other of any developments which would cause or would reasonably be expected to result in a failure of a closing condition to be satisfied;

•

keeping each other apprised of the status of matters related to the completion of the Business Combination, and using commercially reasonable efforts to resolve any objections as may be asserted by any governmental entity with respect to the Business Combination;

•	cooperation on certain tax matters; and

•	jointly making public statements about the Business Combination and cooperating with each other to prepare and make certain SEC filings (including the preparation of this proxy statement).

Company Covenants

The Company made certain other covenants in the Business Combination Agreement, including:

•	ensuring that its shares of Class A common stock and warrants remain listed on NYSE;

•	approving, subject to stockholder approval, an incentive equity plan with terms mutually agreeable to the Company and OppFi;

•	ceasing all existing discussions or negotiation with any person with respect to any alternative acquisition and refrain from entering into new negotiation or discussions for alternative acquisitions;

•	approving, subject to stockholder approval, the A&R Charter and the amended and restated bylaws in the form attached to the Business Combination Agreement;

•	releasing certain affiliates of OppFi from certain pre-Closing actions;

•

maintaining indemnification for current and former directors and officers of OppFi and its subsidiaries and obtaining a 6-year run-off director and officer insurance policy for pre-Closing officers and directors of OppFi and its subsidiaries;

•	providing the Company access to OppFi’s books, records and tax returns after the Closing; and

•	changing the Company’s name in connection with the Closing to “OppFi Inc.”.

OppFi Covenants

OppFi made certain other covenants in the Business Combination Agreement, including:

•	providing the Company with reasonable access to OppFi’s books and records and to furnish financial and operating information as the Company may reasonably request;

•	ceasing all existing discussions or negotiation with any person with respect to any alternative acquisition and refrain from entering into new negotiation or discussions for alternative acquisitions;

•	releasing certain affiliates of the Company and the Sponsor from certain pre-Closing actions; and

•	following the closing, refraining from disclosing or using certain confidential information of OppFi.

Trust Account

Subject to the satisfaction or waiver of the Closing conditions (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the trustee (which notice the Company shall provide to the trustee in accordance with the terms of the trust agreement), at the Closing and subject to the terms of the trust agreement and the Charter, the Company will (i) cause the documents, opinions and notices required to be delivered to the trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the trustee to pay as and when due (x) all amounts payable to stockholders of the Company who have validly elected to redeem their shares of Class A common stock pursuant to the Charter and direct and use its best efforts to cause the trustee to pay as and when due the deferred underwriting fees to the underwriters of the Company’s initial public offering pursuant to the terms of the trust agreement, except to the extent that such deferred underwriting fees is waived, and (y) pay all amounts payable pursuant to the Business Combination Agreement.

Trust Account Waiver

The Company has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the trust account (or distributions therefrom to the Company’s public stockholders or to the underwriters of the Company’s initial public offering in respect of their deferred underwriting commissions held in the trust account, in each case as set forth in the trust agreement), and has waived any claims it had or may have at any time against or with respect to the trust account (or distributions therefrom to the Company’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including the Business Combination Agreement) among the Company and OppFi and agreed not seek recourse against the trust account (or distributions therefrom to the Company’s public stockholders or to the underwriters of the Company’s initial public offering in respect of their deferred underwriting commissions held in the trust account, in each case as set forth in the trust agreement) for any reason whatsoever.

Specific Performance

Each party to the Business Combination Agreement agreed that each other party will be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) in the event of breaches of or the failure to perform the provisions of the Business Combination Agreement and to enforce specifically the Business Combination Agreement and the terms and provisions thereof in any proceeding, in addition to any other remedy to which such party may be entitled.

Representations and Warranties

The Business Combination Agreement contains usual and customary representations and warranties for transactions of this nature by the parties thereto.

The Company makes customary representations and warranties regarding itself, including in relation to: organization, authority, enforceability; capitalization, brokerage; trust account; the Company’s SEC filings; information supplied; this proxy statement; litigation; listing; investment company; contracts, no defaults; non-contravention; business activities; investment intent; tax matters; compliance with laws; inspections; title to property and takeover statutes.

OppFi makes representations and warranties regarding itself and its subsidiaries, including relating to: organization, authority, enforceability; non-contravention; capitalization; financial statements, no undisclosed liabilities; no material adverse effect; absence of certain developments; real property; tax matters; contracts; intellectual property; data security and data privacy; litigation; brokerage; labor maters; employee benefit plans; insurance; compliance with laws and permits; title to and sufficiency of assets; no bankruptcy; anti-money laundering compliance and affiliate transactions.

No Survival of Representations and Warranties or Pre-Closing Covenants

Other than claims against a party that committed fraud with respect to the making of its applicable representation and warranty in the Business Combination Agreement, the representations and warranties set forth in the Business Combination Agreement and all covenants that are to be fully performed prior to the Closing.

Amendment to the Purchase Agreement

No amendment of any provision of the Business Combination Agreement shall be valid unless the same shall be in writing and signed by the Company, OppFi and the Members’ Representative. No waiver of any provision or condition of the Business Combination Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant under the Business Combination Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Under the Business Combination Agreement, any such amendment or waiver may occur after the approval of the proposals set forth in this proxy statement.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into in connection with the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. A form of the Incentive Plan is attached to this proxy statement as Annex E. A form of the ESPP is attached to this proxy statement as Annex F. A form of the Tax

Receivable Agreement is attached to this proxy statement as Annex G. A form of the Amended Sponsor Letter is attached to this proxy statement as Annex H. A form of the OppFi A&R LLCA is attached to this proxy statement as Annex I. A form of the Investor Rights Agreement is attached to this proxy statement as Annex J. Stockholders and other interested parties are urged to read the form of Investor Rights Agreement and form of Incentive Plan in their entirety prior to voting on the proposals presented at the special meeting.

Tax Receivable Agreement

Simultaneously with the Closing, the Company, OppFi, the Members and the Members’ Representative will enter into a tax receivable agreement, which will provide for, among other things, payment by the Company to the Members of 90% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained OppFi Units for Class A common stock or cash (as more fully described in the Tax Receivable Agreement).

Amendment to the Sponsor Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company, the Sponsor, the Company, OppFi and the Members’ Representative will enter into an amendment to a letter agreement (the “Amended Sponsor Letter”) entered into on September 29, 2020 in connection with the Company’s initial public offering (the “Letter Agreement”), pursuant to which, among other things, the Founder Holders agreed to waive any and all anti-dilution rights described in the current charter or otherwise with respect to the shares of Class A common stock (that formerly constituted shares of Class B common stock held by the Founder Holders) held by the Founder Holders that may be implicated by the business combination such that the Class B Common Stock Conversion will occur as discussed herein (and as more fully described in the Amended Sponsor Letter).

Investor Rights Agreement

At the Closing, the Company, the Founder Holders, the Members, the Members’ Representative and certain other parties will enter into an Investor Rights Agreement, pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement.

Amended and Restated Limited Liability Company Agreement of OppFi

At the Closing, the Company, OppFi and the Members will enter into the OppFi A&R LLCA, which will, among other things, permit the issuance and ownership of OppFi Units as contemplated to be issued and owned upon the consummation of the business combination, designate the Company as the sole manager of OppFi, provide for the Exchange Rights, otherwise amend and restate the rights and preferences of the OppFi Units and set forth the rights and preferences of the OppFi Units, and establish the ownership of the OppFi Units by the persons or entities indicated in the OppFi A&R LLCA, in each case, as more fully described in the OppFi A&R LLCA.

Background of the Business Combination

We are a blank check company that was incorporated in Delaware on June 24, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. The business combination is the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and board of directors. The terms of the business combination were the result of extensive arms-length negotiations between our management team and our legal advisors and OppFi and OppFi’s legal and financial advisors. The following is a brief description of the background of these negotiations, the business combination and related transactions.

The prospectus for our IPO states that we intended to use the following general criteria for potential target companies as guidelines:

•	Low risk of technological obsolescence;

•	Public market-ready scale;

•	Strong management team;

•	Differentiated products or services;

•	Recurring revenues;

•	Strong cash flow conversion;

•	Long-term organic growth;

•	Attractive competitive dynamics;

•	Consolidation opportunities to scale; and

•	High barrier to entry.

On October 2, 2020, the Company consummated its IPO of 22,500,000 units. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant of the Company, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $225,000,000. In connection with the IPO, the IPO Underwriters were granted an option to purchase up to an additional 3,375,000 units to cover over-allotments, if any. On October 14, 2020, the IPO Underwriters partially exercised the over-allotment option and purchased an additional 1,275,000 units, generating gross proceeds of $12,750,000.

Simultaneously with the closing of our IPO, the Company completed the private sale to the Sponsor of an aggregate of (i) 462,500 private units at a purchase price of $10.00 per private unit, generating gross proceeds to the Company of $4,625,000, (ii) 3,848,750 founder warrants at a purchase price of $1.00 per founder warrant, generating gross proceeds to the Company of $3,848,750 and (ii) 1,512,500 $15 Exercise Price Warrants at a purchase price of $0.10 per $15 Exercise Price Warrant, generating gross proceeds to the Company of $151,250. Each private unit consists of one share of Class A common stock and one-half of one private warrant, with each whole private warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. In addition, simultaneously with the closing of our IPO, the Company completed the private placement of an aggregate of 112,500 Underwriter Units to the IPO Underwriters. Each Underwriter Unit consists of one share of Class A common stock and one-half of one Underwriter Warrant, with each whole Underwriter Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. In connection with the partial exercise of IPO Underwriters’ over-allotment option on October 14, 2020, the Company also issued an additional 6,375 Underwriter Units to the IPO Underwriters.

Prior to the closing of the IPO, on July 13, 2020, the Company issued an aggregate of 6,468,750 founder shares to the Sponsor for an aggregate purchase price of $30,000 in cash. On August 7, 2020, the Sponsor transferred an aggregate of 1,250,000 founder shares to members of the Company’s management and board of directors, resulting in the Sponsor holding 5,218,750 founder shares. In connection with the partial exercise of the IPO Underwriters’ over-allotment option, the Sponsor forfeited an aggregate of 525,000 founder shares, resulting in the Sponsor holding 4,693,750 founder shares.

The net proceeds from our IPO and the issuance of the private placement securities (other than limited funds held outside the trust for the purposes detailed in the Company’s filings with the SEC) were deposited in a trust account established for the benefit of the Company’s public stockholders.

Prior to the consummation of our IPO, neither we, nor anyone on our behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with us.

Following our IPO, we searched for business combination candidates. As part of the search process, we contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.

During that period, our management team:

•

evaluated approximately 23 companies as possible targets (each a “Potential Target” and collectively, the “Potential Targets”) to establish if the Potential Target fit the acquisition criteria stated above;

•	entered into confidentiality agreements with 11 Potential Targets (including OppFi), which included customary terms;

•	submitted one non-binding indication of interest to a Potential Target, which was not fully executed; and

•	submitted five non-binding letters of intent to Potential Targets (including OppFi), of which only the one with OppFi was fully executed.

FGNA submitted an indication of interest with a Potential Target in the insurance sector. The opportunity was introduced to FGNA management through a mutual contact of the two entities. After engaging with the Potential Target, conducting preliminary due diligence using the available data, and assessing the opportunity internally, we extended an indication of interest to the Potential Target. Discussions ceased with this Potential Target when they informed FGNA that they planned to pursue other opportunities.

FGNA submitted a letter of intent with a Potential Target operating in the online brokerage sector. The opportunity was sourced by FGNA management directly with Potential Target’s executive management, as well as a re-introduction through mutual former colleague of both parties. After extensive dialogue with Potential Target’s management, conducting preliminary due diligence on materials provided by the Potential Target, FGNA extended a letter of intent. Discussions with this Potential Target ceased because the Potential Target told FGNA that they intended to pursue a transaction with another company they believed fit better with their overall strategic initiatives.

FGNA submitted a letter of intent with a Potential Target in the insurance sector. The opportunity was introduced to FGNA management through a member of FGNA’s capital markets advisor. After engaging with the Potential Target’s management team and assessing the opportunity with our capital markets advisors, we extended a letter of intent to the Potential Target. Discussions with this Potential Target ceased because they informed FGNA that they determined that they were not yet ready to go public.

FGNA submitted a letter of intent with a Potential Target in the legaltech sector. The opportunity was introduced to FGNA management through a mutual contact of the two entities. After engaging with Potential Target and assessing the opportunity, we extended a letter of intent to the Potential Target. Discussions with this Potential Target ceased because they informed FGNA that they determined that they were not yet ready to go public.

FGNA submitted a letter of intent with a Potential Target operating an alternative assets platform. The opportunity was introduced to FGNA management through an institution acting as advisor to the Potential Target. After several meetings with the Potential Target and reviewing preliminary due diligence materials provided by Potential Target, FGNA extended a letter of intent. FGNA decided to cease discussions with this Potential Target because the negotiations and progress of the transaction documents with OppFi were already in advanced stages and management determined it was appropriate to focus exclusively on the business combination with OppFi.

On October 20, 2020, representatives of Moelis & Company, OppFi’s financial advisor, contacted FGNA to ask if the Company had interest in a potential target with high growth characteristics in the consumer lending space. On October 21, 2020, representatives of Moelis and the Company spoke briefly about the opportunity and discussed various reasons why Moelis and OppFi thought to contact the Company, as well as the mechanics of negotiating and executing a non-disclosure agreement between the parties. On October 22, 2020, representatives of Moelis shared a non-disclosure agreement with the Company. On October 25, 2020, representatives of the Company returned comments on the non-disclosure agreement to Moelis. Following further negotiations, on October 30, 2020, the non-disclosure agreement was executed by the Company and OppFi.

On October 30, 2020, representatives of Moelis shared a confidential information presentation with representatives of the Company. On November 6, 2020, Mr. Larry G. Swets, our Chief Executive Officer and director, Mr. D. Kyle Cerminara, our President and director, Mr. Nicholas S. Rudd, our director, and Mr. Jared Kaplan, the Chief Executive Officer of OppFi, Mr. Shiven Shah, the Chief Financial Officer of OppFi, and representatives of Moelis held an introductory meeting to discuss their respective businesses, provide a background on special purpose acquisition companies and better understand OppFi’s willingness to go public through a special purpose acquisition company. On November 9, 2020, Mr. Rudd further discussed the opportunity with representatives of Moelis, which included sentiment from the representatives of Moelis that the post-combination company might have between a $700 million and $800 million valuation.

On November 14, 2020, representatives of Moelis shared additional financial information on OppFi with the Company as part of the Company’s due diligence efforts.

On November 17, 2020, Mr. Rudd again spoke with representatives of Moelis and discussed the timing of the Company potentially extending a letter of intent, as well as qualitative feedback on the process.

On November 23, 2020, Mr. Cerminara spoke with Mr. Kaplan regarding details of a potential letter of intent, including the use of proceeds and the valuation of OppFi.

On November 24, 2020, Mr. Cerminara and Mr. Rudd spoke with representatives of Moelis about extending a letter of intent to OppFi and discussed potential valuation and multiples. On November 25, 2020, Mr. Rudd, on behalf of the Company, extended an initial letter of intent to OppFi to combine with the Company, which letter of intent valued the equity of OppFi at $550 million, reflecting a multiple of approximately nine times OppFi’s then-estimated 2020 adjusted earnings before taxes of $60.6 million, calculated in accordance with Accounting Standards Update (ASU) No. 2016-13, Topic 326, Financial Instruments – Credit Losses current expected credit losses (“CECL”) methodology. The initial letter of intent provided for approximately $100 million in cash proceeds to be distributed to OppFi’s members, plus 50% of any remaining cash in the Company’s trust account following any redemptions by the Company’s public stockholders and 50% of any proceeds from any private investment in the Company, with the remaining consideration to be in the form of Class A common stock, based on a $10 per share stock price, which shares would be subject to a 12 month lock-up.

On November 30, 2020, a call was held between Mr. Cerminara, Mr. Rudd and representatives of Moelis to solicit feedback on the initial letter of intent. The representatives of Moelis informed the representatives of the Company that OppFi’s estimated 2020 adjusted earnings before taxes had improved from those previously provided to the Company and offered to, and did, share updated figures shortly after the call. The multiple between earnings before taxes and equity value was not at issue during the call. On November 30, 2020, another call was held between Mr. Cerminara, Mr. Rudd, Mr. Kaplan and representatives of Moelis to solicit feedback and discuss the initial letter of intent.

On December 3, 2020, the Company extended a second version of the letter of intent to OppFi, which letter of intent valued the equity of OppFi at $600 million to reflect the updated 2020 adjusted earnings before taxes figure of $75 million, but an eight times multiple, and included the addition of 10 million shares of Class A common stock to be issued to the members of OppFi as earn out shares, 50% of which shares would be earned if the per-share price of the Company’s Class A common stock closes at each of $12.00 and $14 or higher for any for any 20 out of 30 consecutive trading days over the first 24 months following the Closing.

On December 7, 2020, representatives of Moelis shared with representatives of the Company a counterproposal to the Company’s second letter of intent, which provided for an increase in multiple from eight times to ten times and an increase in cash proceeds to be distributed to OppFi’s members from approximately $100 million, plus 50% of remaining proceeds, to approximately $200 million to $243 million, reflecting all of the funds remaining in the Company’s trust account following any redemptions by the Company’s public stockholders.

On December 8, 2020, a call was held between Mr. Swets, Mr. Cerminara, Mr. Rudd, Mr. Kaplan and representatives of Moelis to clarify certain terms of the letter of intent.

On December 10, 2020, the Company extended a third version of the letter of intent to OppFi reflecting the updated valuation of $743 million in equity value as a function of the increase in multiple from eight to ten times, as well as an increase in the number of earn out shares from 10 million to 25.5 million and an increase in cash proceeds to be distributed to OppFi’s members as previously proposed by OppFi.

On December 16, 2020, the Company extended the fourth version of the letter of intent to OppFi to reflect a change in structure of the earn out shares to the terms reflected in the Business Combination Agreement. On December 21, 2020, the fourth version of the letter of intent was executed.

On December 26, 2020, Mr. Rudd reached out to representatives of Moelis regarding the establishment of a virtual data room to facilitate due diligence of OppFi by the Company and its advisors, which virtual data room was established by OppFi and Moelis. On December 31, 2020, Mr. Joseph Moglia, the Company’s Chairman, and Mr. Cerminara and Mr. Theodore Schwartz, a director of OppFi, and Mr. Kaplan held a group call to introduce Mr. Moglia and Mr. Schwartz.

During January 2021 and through the signing of the Business Combination Agreement on February 9, 2021, the Company and its advisors conducted further legal, business and financial due diligence on OppFi based on information made available in the virtual data room and pursuant to calls and meetings held between representatives of the parties.

On January 7, 2021, representatives of OppFi provided the Company with a proposal to structure the business combination in an “Up-C” structure. This structure was discussed between the Company and OppFi and their respective advisors, White & Case, LLP (“W&C”), counsel to the Company, and DLA Piper LLP (US) (“DLA”), counsel to OppFi. The Company and OppFi believed that the Up-C structure was advantageous to both the Company and the members of OppFi and agreed to proceed with documenting the proposed business combination consistent with such structure.

On January 20, 2021, DLA provided an initial draft of the Business Combination Agreement, based on the letter of intent, to W&C. Between January 20, 2021 and February 9, 2021, W&C and the Company, on the one hand, and DLA and OppFi, on the other hand, exchanged drafts of the Business Combination Agreement and the other transaction documents, including the OppFi A&R LLCA, the Investor Rights Agreement, the Tax Receivable Agreement, the proposed charter and the proposed bylaws, and engaged in negotiations of such documents and agreements. The negotiations also included representatives of SCG and its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, with respect to certain matters, including the terms of the Investor Rights Agreement, the Tax Receivable Agreement, the proposed charter and the proposed bylaws and whether the Company will be a “controlled company” within the meaning of the NYSE rules. The various revised drafts reflected the parties’ respective positions on, among other matters (i) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement and the related ancillary documents, (ii) the Company’s post-closing governance, including whether the Company will be a “controlled company” within the meaning of the NYSE rules and the corresponding composition of the Company’s board of directors post-closing, (iii) aspects of the Up-C structure, including the percentage of the net income tax savings to be paid to the holders of Retained OppFi Units, (iv) the terms of the lock-up applicable to the Sponsor and Mr. Moglia and (v) the closing condition relating to available cash at closing (after taking into account redemptions by the Company’s public stockholders). For further information related to the final resolution of the foregoing items, please see the sections entitled “The Business Combination Agreement” and “Related Agreements.”

On February 7, 2021, a fairness opinion was finalized by ThinkEquity, a division of Fordham Financial Management, Inc., and distributed to the Company’s board of directors for their review. ThinkEquity received a fee from FGNA prior to finalizing and delivering the fairness opinion, no part of which was conditioned upon the conclusion expressed in the fairness opinion. Also on February 7, 2021, the Company’s board of directors held a meeting, with representatives of W&C in attendance, to approve the business combination. The fairness opinion was reviewed and discussed at this meeting. While the board of directors performed its own independent analysis and valuation for the purposes of the transaction and was not required to engage a third-party for a fairness opinion, the board of directors determined to engage ThinkEquity to provide a fairness opinion to provide an additional level of comfort of the transaction value. Prior to the meeting and in connection with the engagement of ThinkEquity in this role, the board of directors was made aware of certain conflicts of interest in relation to ThinkEquity’s engagement, including the fact that: (i) ThinkEquity was an IPO Underwriter in FGNA’s initial public offering and in such role it received underwriting compensation in the form of cash and 59,437 Underwriter Units, as well as a right of first refusal to act as exclusive financial advisors, investment bankers, book-runners, underwriters and/or placement agents in certain future transactions of FGNA (including the business combination), and that such Underwriter Units and right of first refusal would expire if the business combination or another business combination is not consummated within the allotted time, (ii) in accordance with the terms of the underwriting agreement entered into in connection with FGNA’s IPO (the “Underwriting Agreement”) and the Advisory Agreement, ThinkEquity is entitled to deferred financial advisory fees of $2,580,313 (which amount includes ThinkEquity’s participation in 50% of the financial advisory fees being re-allocated pursuant to the discretion afforded to FGNA in the Underwriting Agreement) as well as reimbursement for their expenses of to $10,000, in each case, contingent upon and to be paid in connection with the closing of the business combination, and (iii) ThinkEquity was paid a fee in connection with their delivery of a fairness opinion. Following the discussions at the meeting, the board of directors unanimously voted in favor of approving the Business Combination Agreement and the transactions contemplated thereby.

On February 9, 2021, the Business Combination Agreement and the other ancillary transaction agreements were executed. On February 10, 2021, the Company and OppFi issued a press release announcing the execution of the Business Combination Agreement. On February 10, 2021 and February 11, 2021, the Company filed Current Reports on Form 8-K with the SEC attaching the Business Combination Agreement, related transaction agreements, the press release and investor presentation.

Opinion of ThinkEquity

On February 7, 2021, at a meeting of FGNA’s board of directors held to evaluate the proposed business combination, ThinkEquity delivered its written Opinion to the board, to the effect that, as of that date and based on and subject to various assumptions, limitations, and qualifications described in the opinion, the consideration to be paid by FGNA in connection with the business combination is fair, from a financial point of view.

The full text of the Opinion describes the assumptions made, matters considered, and limitations on the review undertaken by ThinkEquity. This opinion is attached as Annex K and is incorporated into this proxy statement by reference.

Holders of Company common stock are encouraged to read ThinkEquity’ opinion carefully in its entirety. ThinkEquity provided the Opinion for the use and benefit of and was rendered to the Company’s board of directors. The Opinion is not intended and does not constitute a recommendation as to any action that the Company’s board should take in connection with the business combination or as to how any FGNA stockholder should vote with respect to the business combination. ThinkEquity did not express any views on any other terms of the business combination or any opinion about the fairness of the amount or nature of the compensation to any of FGNA’s officers, directors, or employees, or class of such persons, relative to the compensation to the FGNA’s public stockholders. ThinkEquity expressed no opinion as to the structure, terms, or effect of any other aspect of the business combination, including, without limitation, the tax, accounting or regulatory consequences thereof. Specifically, ThinkEquity was not requested to opine as to, and the Opinion does not in any manner address, the relative merits of the business combination as compared to any alternative business strategy that might exist. ThinkEquity did not engage in negotiations and is not aware of any alternative transactions. As such, the Opinion is not an opinion as to the merits of the business combination relative to any alternative transaction or business strategy (including liquidation).

The following summary of ThinkEquity’s Opinion is qualified in its entirety by reference to the full text of the Opinion.

In arriving at its Opinion, ThinkEquity, among other things:

•	reviewed historical and projected financial information prepared by OppFi and FGNA management concerning OppFi;

•	reviewed publicly available non-financial information concerning OppFi;

•	conducted discussions with FGNA and OppFi senior management concerning OppFi’s historical financial results, business prospects and projected financial information;

•	reviewed the signed letter of intent proposing the business combination (the “LOI”) and analyzed the value of the consideration;

•

conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as ThinkEquity deemed appropriate in arriving at the Opinion, including discounted cash flow analyses;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations ThinkEquity considered relevant in evaluating those of OppFi; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as ThinkEqutiy deemed appropriate in arriving at the Opinion.

In arriving at the Opinion, ThinkEquity assumed and relied upon the accuracy and completeness of the financial and other information that ThinkEquity used, without assuming any responsibility for the independent verification of the information, and further relied upon the assurances of FGNA management that they were not aware of any facts or circumstances that would make the information inaccurate or misleading. ThinkEquity also assumed that obtaining all regulatory approvals and third party consents, including the approval by FGNA’s stockholders, if applicable, required for the consummation of the business combination would not have a materially adverse impact on FGNA or on the anticipated benefits of the business combination. In addition, ThinkEquity assumed that the business combination would be consummated in accordance with the terms set forth in the LOI, without any waiver, amendment, or delay of any material terms or conditions thereof. In arriving at the Opinion, ThinkEquity did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of OppFi, nor was ThinkEquity furnished with any such evaluations or appraisals, other than draft financial statements of OppFi. ThinkEquity relied upon the assurances of FGNA management that the audited financial statements of OppFi would not materially differ from the draft versions. The Opinion is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date hereof, without independent verification.

In connection with rendering its opinion to the Company’s board of directors, ThinkEquity performed a variety of financial and comparative analyses summarized below. The following summary is not a complete description of all analyses performed and factors considered by ThinkEquity in connection with the Opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analyses and the selected transactions analysis, summarized below, no company or transaction used as a comparison was identical to the Company, OppFi, or the business combination. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

ThinkEquity believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying ThinkEquity’ analyses and opinion. ThinkEquity did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the OppFi provided by FGNA and OppFi in or underlying ThinkEquity’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, ThinkEquity considered industry performance, general business, and economic conditions and other matters, many of which were beyond the control of the FGNA and OppFi. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

The consideration to be paid by FGNA was determined through negotiation between FGNA and OppFi, and the decision by the Company to enter into the business combination was solely that of the Company’s board of directors. ThinkEquity’ opinion and financial analyses were only one of many factors considered by the Company’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of FGNA’s board of directors or management with respect to the business combination or the consideration to be paid by FGNA.

The following is a brief summary of the material financial analyses performed by ThinkEquity and reviewed with the Company’s board of directors on February 7, 2021 in connection with ThinkEquity’s Opinion.

Valuation Analyses

ThinkEquity performed equity and enterprise valuations of OppFi using market multiples analyses of three groups of (i) a peer group of online lenders, (ii) an alternate peer group of non-traditional financial service providers that use artificial intelligence for digital business optimization or transformation, and(iii) a broader set of next-generation OppFi peers that use artificial intelligence/machine learning to provide financial services to commercial enterprises. Financial data were obtained from Thompson Reuters, Google Finance, company reports, and ThinkEquity estimates. Enterprise values of the selected companies were calculated as equity market value based on closing stock prices on February 2, 2021, plus total debt at book value, non-controlling interests at book value, and preferred stock at liquidation value, less cash and cash equivalents. For purposes of the business combination, the total equity value ascribed to OppFi, i.e., the Company Equity Value, is approximately $743 million, subject to the purchase price adjustments as set forth in the Business Combination Agreement.

Market Multiples Analysis of Financial Companies—peer group. To estimate an enterprise value for OppFi, ThinkEquity calculated the following with respect to each of the ten peer group companies listed below:

•	Enterprise value as multiples of:

•	Last twelve months (“LTM”) and estimated calendar year 2021 (“CY+1”) and calendar year 2022 (CY+2) sales

•	LTM, CY+1, and CY+2 earnings before interest, taxes, depreciation, and amortization (“EBITDA”)

•	LTM earnings before interest and taxes (“EBIT”)

•	Stock price as multiples of estimated CY+1 and CY+2 to earnings per share (“EPS”)

•	Projected EPS growth

•	Ratio of stock price to earnings (“PE”) divided by rate of earnings growth (“PEG Ratio”)

Peer group companies

•	PayPal Holdings, Inc.

•	Square, Inc.

•	Afterpay Limited

•	Shift4 Payments, Inc.

•	Open Lending Corporation

•	Upstart Holdings, Inc.

•	Lending Tree, Inc.

•	EverQuote, Inc.

•	GreenSky, Inc.

•	LendingClub Corporation

This analysis indicated the following implied high, median, mean, and low multiples for the selected companies:

	Enterprise Value as a Multiple of:														Price as a Multiple of:				Projected
	Sales						EBITDA						EBIT		CY+1		CY+2		EPS	PEG
	LTM		CY+1		CY+2		LTM		CY+1		CY+2		LTM		EPS		EPS		Growth	Ratio
High	86.54	x	55.99	x	33.43	x	6,870.1	x	506.0	x	292.3	x	89.5	x	5,560.5	x	587.1	x	98.0%	5.l	x
Average	20.49		17.34		10.60		2,259.2		142.3		86.6		48.9		1,129.0		187.3		24.4%	2.8
Median	9.24		8.11		6.12		71.3		72.2		36.1		43.2		296.8		110.3		11.0%	2.7
Low	1.70		1.91		1.69		12.5		9.4		14.5		14.1		27.4		47.1		0.0%	0.9

Using an 8x multiple of OppFi 2021 estimated EBITDA of $132 million and two times OppFi estimated 2021 sales of $418.1 million, ThinkEquity estimated an enterprise value for OppFi of $1.1 billion, or an equity value of $950 million, net of $150 million of debt.

Market Multiples Analysis of Financial Companies—alternate peer group, non-bank lenders. To estimate an enterprise value for OppFi, Think Equity calculated the following with respect to each of the 12 alternate peer group, non-bank lenders, listed below:

•	Enterprise value as multiples of:

•	LTM and estimated 2021 (CY+1) and 2022 (CY+2) sales

•	LTM and estimated 2021 (CY+1), and 2022 (CY+2) EBITDA

•	LTM EBIT

•	Stock price as multiples of estimated CY+1 and CY+2 to earnings per share (“EPS”)

•	Projected EPS growth

Alternate peer group, non-traditional financial services providers

•	LendingClub Corporation

•	Elevate Credit, Inc.

•	CURO Group Holdings Corp.

•	Atlanticus Holdings Corporation

•	Consumer Portfolio Services, Inc.

•	Enova International, Inc.

•	Opportun Financial Corporation

•	Repay Holdings Corporation

•	PayPal Holdings, Inc.

•	Upstart Holdings, Inc.

•	FinServ Acquisition Corp.

•	Social Capital Hedosophia Holdings Corp. V

This analysis indicated the following implied high, median, mean, and low multiples for the selected companies:

	Enterprise Value as a Multiple of:														Price as a Multiple of:				Projected
	Sales						EBITDA						EBIT		CY+1		CY+2		EPS
	LTM		CY+1		CY+2		LTM		CY+1		CY+2		LTM		EPS		EPS		Growth
High	20.51	x	25.84	x	15.88	x	185.7	x	251.0	x	212.7	x	200.8	x	526.8	x	316.1	x	22.1%
Average	7.46		7.81		6.05		65.8		58.6		39.6		68.8		94.7		57.5		1.8%
Median	3.97		3.08		2.66		41.9		24.6		17.4		43.2		10.1		13.9		0.0%
Low	0.60		0.81		0.87		2.8		2.6		5.4		3.0		3.7		5.1		0.0%

Using median multiples of enterprise value to OppFi estimated 2021 EBITDA and OppFi estimated 2021 sales to enterprise value, ThinkEquity estimated an enterprise value for OppFi of $1.1 billion, or an equity value of $950 million, net of $150 million of debt.

Market Multiples Analysis of Peer Group Companies—next-gen financial businesses. To estimate an enterprise value for OppFi, ThinkEquity calculated the following with respect to each of the 12 next-generation financial peer group companies listed below:

•	Enterprise value as multiples of:

•	LTM and estimated 2021 (CY+1) and 2022 (CY+2) sales

•	LTM and estimated 2021 (CY+1), and 2022 (CY+2) EBITDA

•	LTM EBIT

•	Stock price as multiples of estimated CY+1 and CY+2 to earnings per share (“EPS”)

•	Projected EPS growth

•	PEG Ratio

Next-generation financial peer group companies

•	nCino, Inc.

•	Open Lending Corporation

•	PayPal Holdings, Inc.

•	Square, Inc.

•	Intuit Inc.

•	LendingClub Corporation

•	Lemonade, Inc.

•	MediaAlpha, Inc.

•	LendingTree, Inc.

•	ANGI Homeservices Inc.

•	Fiverr International Ltd.

•	GoodRx Holdings, Inc.

This analysis indicated the following implied high, median, mean, and low multiples for the selected companies:

	Enterprise Value as a Multiple of:														Price as a Multiple of:				Projected EPS
	Sales						EBITDA						EBIT		CY+1 EPS		CY+2 EPS			PEG
	LTM		CY+1		CY+2		LTM		CY+1		CY+2		LTM						Growth	Ratio
High	86.16	x	90.19	x	75.22	x	249.8	x	912.5	x	314.8	x	315.8	x	1,136.2	x	986.2	x	51.8%	25.4	x
Average	27.05		25.87		19.17		104.5		189.2		84.7		162.2		381.1		280.3		19.2%	7.4
Median	13.86		13.10		10.99		80.2		72.7		38.7		90.5		300.3		192.0		18.7%	2.9
Low	2.20		4.00		2.71		61.1		32.6		18.8		84.1		45.1		43.3		0.0%	0.9

Using a 2.6x multiple of enterprise value to OppFi estimated 2021 sales, ThinkEquity estimated an enterprise value for OppFi of $1.1 billion, or an equity value of $950 million, net of $150 million of debt.

Multiples Analysis of Selected Precedent Application Software Transactions. ThinkEquity calculated the following multiples of transaction values in the selected precedent application software transactions listed below:

•	Transaction values to:

•	LTM sales

•	LTM EBITDA

•	LTM EBIT

•	Offer value to book value

•	Offer price to estimated EPS for each of two calendar years following the transaction announcement (CY+1 and CY+2)

Multiples Analysis of Selected Precedent Application Software Transactions

Target	Acquiror	Date Announced
• Fincity Corporation	Mastercard Incorporated	June 23, 2020

• TravelClick, Inc.	Amadeus Americas, Inc.	August 10, 2018

• Eze Software Group LLC	SS&C Technologies Holdings, Inc.	July 31, 2018

• Viewpoint, Inc.	Trimble Inc.	April 23, 2018

• Callidus Software Inc.	SAP America, Inc.	January 30, 2018

• Mentor Graphics Corporation	Siemens Industry, Inc.	November 14, 2016

• Solera Holdings, Inc.	Vista Equity Partners LLC, et al	September 13, 2015

• Dealertrack Technologies, Inc.	Cox Automotive, Inc.	June 15, 2015

• Fundtech Ltd.	DH Corporation	March 30, 2015

• SS&C Advent	SS&C Technologies Holdings, Inc.	February 2, 2015

• Digital Insight Corporation	NCR Corp.	December 2, 2013

• Harland Financial Solutions, Inc.	Davis + Henderson Corporation	July 23, 2013

• Converse Technologies, Inc.	Verint Systems Inc.	August 13, 2012

This analysis indicated the following implied high, median, mean and low multiples for the selected transactions:

	Pre-Synergies:
	Transaction Value /						Offer Value		Offer Price
	LTM		LTM		LTM		Book		Earnings Per Share
	Sales		EBITDA		EBIT		Value		CY+1		CY+2
High	9.59	x	705.9	x	834.2	x	68.57	x	68.18	x	48.65	x
Average	5.88		48.7		110.1		(4.47)		34.58		26.75
Median	6.20		21.8		29.5		3.19		28.38		22.22
Low	0.90		(436.2)		(119.7)		(82.40)		18.68		16.39

Acquisition comparables or precedent transaction analysis is to list target companies with similar profiles - business activities and profitability. Certain of these acquisitions are strategic. Since no two transactions are the same, the offer values are provided for information purposes only.

Discounted Cash Flow Analysis ThinkEquity performed a discounted cash flow analysis of the Company using company reports and ThinkEquity estimates. ThinkEquity calculated the present value (as of February 2, 2021) of the unlevered, free cash flows that ThinkEquity forecasts OppFi will generate from January 1, 2021 through December 31, 2025, using an 8.5% weighted average cost capital, a compounded annual growth rate of free cash flow of 28%, and a terminal value of $798 million, calculated as two times estimated 2025 EBITDA of $399 million. The sum of the net present values of the free cash flows and the terminal value was $1,131.8 million, yielding an equity value of $981.8, net of $150 million debt.

Conflicts of Interest and Miscellaneous

FGNA has agreed to indemnify ThinkEquity for certain liabilities that may arise out of the rendering of the Opinion. ThinkEquity received a fee from FGNA in connection with their delivery of the Opinion, which was not contingent upon the consummation of the business combination. No part of such fee paid to ThinkEquity’s fee was conditioned upon the conclusion expressed in the Opinion. ThinkEquity’s affiliates, employees, officers, and partners may at any time own securities (long or short) of the Company. ThinkEquity has, in the past, provided investment banking services to FGNA, including as underwriter of FGNA’s initial public offering (“IPO”), for which services ThinkEquity received compensation, including cash as well as a right of first refusal to act as exclusive financial advisors, investment bankers, book-runners, underwriters and/or placement agents in certain future transactions of FGNA (including the business combination). Also, in connection with the IPO, FGNA issued to ThinkEquity 59,437 Underwriter Units comprised of FGNA common stock and common stock purchase warrants that could become worthless if the business combination or another business combination is not consummated within the two-year period specified in the IPO prospectus. In connection with the past investment banking services provided to FGNA, several of ThinkEquity’s employees own Underwriter Units. Pursuant to an Advisory Agreement with FGNA ThinkEquity agreed to serve as a financial advisor to FGNA in connection with the business combination, and further agreed that, if, during the period that ThinkEquity is retained thereunder, or within two (2) years thereafter, (a) the business combination is consummated with OppFi, or (b) FGNA enters into a definitive agreement with OppFi to engage in a business combination, upon consummation of the business combination, FGNA must pay ThinkEquity (i) an advisory fee in an amount equal to $500,000 and (ii) a financial advisor fee in the amount of $2,580,313 (after taking into account the 50% of such fee that is expected to be re-allocated pursuant to the discretion afforded to FGNA in the Underwriting Agreement), as well as reimburse ThinkEquity up to $10,000 in expenses. ThinkEquity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to its attention after the date of the Opinion. The Company imposed no limitations upon us ThinkEquity with respect to the investigations made or procedures followed by ThinkEquity in rendering the Opinion.

The Board’s Reasons for the Approval of the Business Combination

Our board of directors met telephonically on February 7, 2021, to, among other things, discuss a potential business combination with OppFi, and unanimously determined that the Business Combination Agreement and the Business Combination transaction were in the best interest of the Company and our stockholders and resolved to recommend that our stockholders vote to adopt the Business Combination Agreement and approve the business combination. Prior to reaching the decision to approve the business combination and Business Combination Agreement, our board of directors consulted with our management, as well as with our legal, financial, and other advisors.

In addition, before determining that the business combination was in the best interests of the Company and our stockholders, our board of directors reviewed various industry and financial data, including, but not limited to, OppFi’s existing business model, OppFi’s historical and projected financials, and various valuation analyses, and reviewed the results of management’s due diligence review of OppFi which took place over a 13 week period beginning on November 7, 2020 and continuing through the signing of the Business Combination Agreement on February 9, 2021, including extensive meetings and calls with OppFi’s management team regarding operations and projections, review of OppFi’s material contracts, intellectual property matters, labor matters, financing and accounting due diligence, tax due diligence, engaging and consulting third-party experts and financial advisors as described above, and other legal due diligence with assistance from our legal counsel.

In approving the business combination, our board of directors determined it was important to obtain a fairness opinion. We retained ThinkEquity, a division of Fordham Financial Management, Inc., to provide such fairness opinion (the “Opinion”). The Opinion addressed only the fairness, from a financial point of view, of the consideration paid by FGNA. ThinkEquity did not express any views on any other terms of the Transaction, nor did ThinkEquity express an opinion about the fairness of the amount or nature of the compensation to any of FGNA’s officers, directors, or employees, or class of such persons, relative to the compensation to the public shareholders of FGNA. Specifically, ThinkEquity was not been requested to opine as to, and the Opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist. ThinkEquity did not engage in negotiations and is not aware of any alternative transactions. As such, the Opinion is not an opinion as to the merits of the proposed transaction relative to any alternative transaction or business strategy (including liquidation).

In arriving at its Opinion, ThinkEquity, among other things:

•	reviewed historical and projected financial information prepared by OppFi and FGNA management concerning OppFi,

•	reviewed publicly available non-financial information concerning OppFi;

•	conducted discussions with FGNA and OppFi senior management concerning OppFi’s historical financial results, business prospects and projected financial information;

•	reviewed the LOI and analyzed the value of the Consideration;

•

conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as ThinkEquity deemed appropriate in arriving at ThinkEquity’s Opinion, including discounted cash flow analyses;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of OppFi; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as ThinkEquity deemed appropriate in arriving at its Opinion.

Our board and management did not rely exclusively on ThinkEquity’s Opinion. Our board and management have extensive experience in the financial services, fintech and insurance industries, as well as public company CEO and Board of Directors experience, operational management, and investment and financial analysis. As such, the members of our board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See the section entitled “Information About the Company — Management” for additional information regarding the experience of our board of directors and management team.

We have primarily focused our efforts on identifying businesses providing financial services, financial technology, wealth and asset management, insurance or insurance related services, broadly defined, and with a particular focus on technology companies within that industry set. In the evaluation of business combination partners, our board and management team considered a wide variety of factors. Our board of directors did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Important criteria we used in evaluating prospective business transaction opportunities included:

•	Low risk of technological obsolescence;

•	Public market-ready scale;

•	Strong management team;

•	Differentiated products or services;

•	Recurring revenues;

•	Strong cash flow conversion.

•	Long-term organic growth;

•	Attractive competitive dynamics;

•	Consolidation opportunities to scale; and

•	High barrier to entry.

In considering the potential business combination with OppFi, our board determined that OppFi met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•

Low risk of technological obsolescence: OppFi built a mission-driven proprietary financial technology platform that powers community banks to provide credit access to OppFi’s target customer. OppFi’s technology enables banks to contract with OppFi for turn-key, outsourced marketing, data, and proprietary technology to digitally acquire and service these everyday consumers. Through this technology, consumers receive fair, transparent credit that is structured to rebuild their financial health. OppFi’s bank-approved proprietary algorithms ignore traditional credit scores, which are typically not the most accurate predictor of this consumer’s ability and willingness to repay. Approximately 75% of the underwriting decisions on the OppFi platform are automated.

•

Public market-ready scale: OppFi facilitated over $2 billion in issuance covering more than 1.5 million loans, processed over 2.5 million applications per year – of which approximately 80% are mobile generated, and from Q1 2017 the customer base has grown 10 times to nearly 600,000 unique customers, with an expectation to grow over 50% in 2021 to nearly 900,000 customers.

•

Strong founders and management team: OppFi is a mission-driven business led by its CEO, Mr. Jared Kaplan, and its management team, as well as the vision of the founding family, the Schwartz’s. Mr. Todd Schwartz and Mr. Theodore Schwartz saw an opportunity to help solve the credit access problem for the everyday consumer while providing best-in-class customer service expertise they developed through APAC Customer Services, the business Mr. Theodore Schwartz founded, scaled, and ultimately successfully exited. Mr. Kaplan’s vision and experience building technology-enabled financial services companies from inception to scale combined with the Schwartz family’s customer service background and OppFi’s proprietary technology our board of directors believes uniquely positions OppFi for success.

•

Differentiated products or services: Installment loans facilitated by OppFi are easy to understand – the average loan is $1,500, payable monthly and with an average contractual term of 11 months. Installment loans facilitated by OppFi are simple interest installment loans that amortize with each principal payment. There are no fees, including no origination fees, no late fees, no prepayment penalties, or no non-sufficient funds fees. OppFi performs a diligent search on its customers’ request for near-prime, sub 36% APR products. Approximately 90% of the time that customer receives no credit offers. Our board of directors believes that low match rate demonstrates the need for these products as near prime players do not underwrite this customer. In most cases, OppFi provides automated decisions and next business day funding. As customers repay, the banks reward them over time with lower priced products, and eventually OppFi wants to graduate customers to its planned credit card product, which our board of directors believes could create stronger lifetime value and loyalty. Salary Tap, payroll deduction product, looks very similar to the installment loan product, except that eligible customers agree to repay through salary allotment. When someone is able to use salary allotment as a repayment mechanism, it dramatically improves the security of the repayment, so these products can be offered at much lower rates. OppFi plans to enter the credit card market, which is a great way to reward a customer that has repaid their installment loan. And our board of directors believes the marketplace today looks a lot like the installment loan marketplace before OppFi’s platform penetrated that market. There are a handful of players who offer relatively low limits and high fees as a percentage of credit line, with poor customer user experience and customer satisfaction. Our board of directors’ view is the credit card market is ripe for a product like OppFi’s, which will offer higher limits, lower fees as a percentage of credit line, a best-in-class mobile experience, and best-in-class customer service.

•

Recurring revenues: As new products – such as Salary Tap and the credit card offering – are added to the OppFi product suite, the revenue mix may transition over time to one that is more of a recurring model.

•

Strong cash flow conversion: OppFi’s strong cash flow conversion has allowed the business to fund growth solely from cashflow from operations and debt capital. OppFi’s profitability is driven by low acquisition costs, stable credit, and low cost of capital. There is an opportunity to grow revenue faster at lower margins, but we think this balanced approached is serving the business to date.

•

Long-term organic growth: We expect OppFi’s strong revenue growth to continue, projecting revenue of approximately $875 million in 2023. That implies a 45% annual growth rate going forward. 2021 projections assume a return to pre-COVID demand in the second half of this year. Expected growth is coupled with an expectation for strong profitability – we believe OppFi will achieve $127 million in Adjusted Net Income in 2023, at a 15% margin. OppFi has been GAAP net income profitable since 2015 and has maintained the philosophy in today’s market of only growing the business as fast as the bottom-line scales.

•

Consolidation opportunities to scale: Acquiring complimentary products and services could allow OppFi to serve its customer base in new and meaningful ways. Similarly, consolidation may provide access to a broader customer base, more data for underwriting differentiation, and better and cheaper access to capital.

•

High barrier to entry: The combination of OppFi’s differentiated and scalable technology, substantial and growing customer base, financial profile – inclusive of organic growth rates and cash flow conversion, and differentiated products and services for OppFi’s target customer segment, all serve as a substantially high barrier to entry.

In considering the potential business combination with OppFi, our board gave consideration to the following negative factors, although not weighted or in any order of significance:

•	The Company’s public stockholders will hold a minority share position in the post-combination company.

•

Company stockholders may object to and challenge the business combination and take actions that may prevent or delay the consummation of the business combination, including to vote down the proposals at the special meeting or exercise their redemption rights.

•	The potential for diversion of management and employee attention during the period prior to completion of the business combination, and the potential negative effects on OppFi’s business.

•

The risk that, despite the efforts of the Company and OppFi prior to the consummation of the business combination, OppFi may lose key personnel, and the potential resulting negative effects on OppFi’s business.

•	The possibility that OppFi might not achieve its projected financial results.

•	The risk associated with macroeconomic uncertainty, including as it relates to COVID-19, and the effects it could have on OppFi’s revenues.

•	The business combination prohibits the Company from soliciting or engaging in discussions regarding alternative transactions during the pendency of the business combination.

•	Risks and costs to the Company if the business combination is not completed, including the risk of liquidation.

•

Potential changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the business combination.

•	Risks of the type and nature described under the section entitled “Risk Factors” beginning on page 58.

The foregoing discussion of material factors considered by our board is not intended to be exhaustive but does sets forth the principal factors considered by our board.

Our board of directors also considered whether members of our management and board may have interests in the Business Combination that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under the subsection entitled “— Interests of Certain Persons in the Business Combination” below. However, our board of directors concluded that (i) these interests were disclosed in our IPO prospectus and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) our stockholders will have the opportunity to redeem their public shares in connection with the Business Combination and (iv) shares of our common stock held by our officers, directors and other initial stockholders are subject to transfer restrictions following the Business Combination. See the sections entitled “Description of Securities — Authorized and Outstanding Stock — Common Stock” for a description of these transfer restrictions.

Satisfaction of 80% Test

It is a requirement under the current charter and NYSE rules that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination. As of February 9, 2021, the date of the execution of the Business Combination Agreement, the fair value of marketable securities held in the trust account was $243 million and 80% thereof represents $194.4 million . In reaching its conclusion that the business combination meets the 80% asset test, our Board reviewed the equity value of OppFi of approximately $743 million implied by adding the cash consideration to Members of $243 million (assuming no redemptions) and Member equity of $500 million (assuming no redemptions and no adjustments for cash and working capital to equity value as stated in the Business Combination Agreement).

In determining whether the enterprise value described above represents the fair market value of OppFi, the Board considered all of the factors described above in this section and the fact that the purchase price for OppFi was the result of an arm’s length negotiation. As a result, the Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account).

Certain OppFi Projected Financial Information

OppFi does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential business combination, Our Board was provided with prospective financial information prepared by management of OppFi (collectively, the “Projections”).

The Projections are included in this proxy statement solely to provide our stockholders access to information made available in connection with our Board’s consideration of the business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were presented to the Board, which was February 7, 2021.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of OppFi or FGNA nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of FGNA and OppFi assume no responsibility for, and disclaim any association with, the Projections.

In the view of OppFi’s management team, the Projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of OppFi and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of OppFi.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly lower or higher than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive and reliable with each successive year.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of OppFi, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist FGNA in its evaluation of OppFi and the business combination. OppFi has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including FGNA. Neither OppFi’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of OppFi relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of OppFi may differ materially from those expressed in the Projections due to factors beyond OppFi’s ability to control or predict.

The Projections are not included in this proxy statement in order to induce any stockholders to vote in favor of any of the proposals at the special meeting but rather to give the voting stockholders access to non-public information what was considered by our Board for purposes of considering and evaluating the business combination and the Business Combination Agreement.

Certain of the measures included in the Projections are non-GAAP financial measures, including Adjusted EBITDA and Adjusted Net Income. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by OppFi are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

We encourage you to review the financial statements of OppFi included in this proxy statement, as well as the financial information in the sections entitled “Summary Historical Financial Information of OppFi” and “Unaudited Pro Forma Consolidated Combined Financial Information” in this proxy statement and to not rely on any single financial measure.

Neither FGNA nor OppFi or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

The key elements of the Projections1 provided to FGNA are summarized below. Note that reconciliation of non-GAAP to GAAP financials for 2017 through 2020E are included below.

	Fiscal Year Ended December 31, 2021P3	Fiscal Year Ended December 31, 2022E	Fiscal Year Ended December 31, 2023E
		($ in thousands)
Revenues	$418,000	$656,000	$875,000
Adjusted EBITDA[2,4]	$132,000	$182,000	$254,000
Adjusted Net Income[2,5]	$66,000	$88,000	$127,000

(1)	OppFi’s Projections are unaudited.

(2)

Adjusted EBITDA and Adjusted Net Income are non-GAAP measures. OppFi defines Adjusted EBITDA as Adjusted Net Income, pro forma for fair value accounting, plus 1) taxes at an assumed 25% tax rate, 2) depreciation and amortization 3) interest expense and 4) business (non-income) taxes. Adjusted Net Income is defined as current audited financials earnings before tax, pro forma for fair value accounting, plus 1) recruiting fees, severance and relocation, 2) amortization of debt transaction costs and 3) other addbacks and one-time expenses including one-time implementation fees, stock compensation expenses, public company readiness costs and management fees; and assumes a tax rate of 25%. The pro forma fair value accounting adjustments are due to OppFi’s transition from an estimated credit loss application to a fair value application acceptable under US GAAP. Historically, under the expected credit loss application, OppFi has reserved for life losses due to the short duration of receivables.

(3)	2021P projections exclude potential impact of additional government stimulus.
(4)	Adj. EBITDA presented pro forma for fair value accounting. 2021P – 2023P include anticipated recurring public company costs.
(5)	Adj. Net Income represents Adj. EBT tax-affected at assumed tax rate of 25%. Pro forma for fair value accounting. 2021P – 2023P include anticipated recurring public company costs.

The Projections were developed by OppFi’s management and considered various material assumptions, including, but not limited to, the following:

Key Assumptions

	Assumption	2019	2020	2021	2022	2023	Commentary

Revenue Drivers	Total revenue yield (includes fees)	127.6%	128.1%	120.5%	109.5%	102.6%	Growth of lower rate products over time results in lower revenue yield over time.
	Total ending receivables(a) (in millions)	$282.2	$275.7	$509.5	$800.0	$1,144.5
	Total ending receivables growth (year-over-year)	71.9%	(2.3%)	84.8%	57.0%	43.1%

Expense Drivers	Operating expenses(b) as a percentage of revenue	20.4%	24.6%	26.2%	24.7%	23.4%	Operating expense growth scales at 75-80% of revenue growth after 2021.
	Interest expense as a percentage of average receivables	9.8%	7.7%	9.0%	8.1%	7.6%

Assumes L + 6.5% rate on current warehouse lines and 12% rate on corporate lines.

Opportunity to reduce financing costs by increasing bank warehouse lines.

2020 interest expense as a percentage of average receivables depressed due to higher self-funded portion of receivables.

Credit Drivers	Net charge-offs as a percentage of revenue	33.1%	27.8%	32.6%	35.0%	34.8%	Installment loan charge-offs assumes normalization of credit back to 2019 levels (adjusted for yield).

(a)	Total receivables includes off-balance sheet receivables originated through credit services organizations in Texas and Ohio.
(b)	Operating expenses do not include direct marketing and depreciation and amortization.

We reconcile non-GAAP to GAAP financial projections, as presented for the periods indicated below:

	Year Ended December 31,		Change
(in thousands, except percent changes)	2023	2022	$	%
Net Income	$119,000	$81,000	$38,000	46.9%
Add-backs[a]	8,000	7,000	1,000	14.3%
Adjusted Net Income	127,000	88,000	39,000	44.3%
Taxes	42,000	29,000	13,000	44.8%
Adjusted EBT	169,000	117,000	52,000	44.4%
Depreciation and Amortization	16,000	13,000	3,000	23.1%

Interest Expense	65,000	49,000	16,000	32.7%
Business (Non-income Taxes)	4,000	3,000	1,000	33.3%

Adjusted EBITDA	$254,000	$182,000	$72,000	39.6%

(a)	Includes various not tax deductible expenses such as amortization of debt transaction costs and stock compensation expenses

	Year Ended December 31,		Change
(in thousands, except percent changes)	2022	2021	$	%
Net Income	$81,000	$61,000	$20,000	32.8%
Add-backs[a]	7,000	5,000	2,000	40.0%
Adjusted Net Income	88,000	66,000	22,000	33.3%
Taxes	29,000	22,000	7,000	31.8%
Adjusted EBT	117,000	88,000	29,000	33.0%
Depreciation and Amortization	13,000	10,000	3,000	30.0%
Interest Expense	49,000	32,000	17,000	53.1%
Business (Non-income Taxes)	3,000	2,000	1,000	50.0%

Adjusted EBITDA	$182,000	$132,000	$50,000	37.9%

(a)	Includes various not tax deductible expenses such as amortization of debt transaction costs and stock compensation expenses

Non-GAAP Measures

In addition to gross profit and net income (loss), which are measures presented in accordance with U.S. GAAP, OppFi’s management believes that Adjusted EBITDA provides relevant and useful information which is widely used by analysts, investors, and competitors in our industry in assessing performance. Adjusted EBITDA is a supplemental measure of OppFi’s performance that is neither required by nor presented in accordance with U.S. GAAP. Adjusted EBITDA should not be considered as a substitute for U.S. GAAP metrics such as gross profit, operating income (loss), net income (loss), or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.

Adjusted EBITDA represents earnings (loss) before interest expense, taxes, depreciation and amortization adjusted for one-time expenses such as recruiting, severance & relocation expenses, stock-based compensation expenses, public company readiness costs and management fees. OppFi believes that adjusted EBITDA is a metric that provides additional insight into the quality of its earnings (loss) because it removes the effect of certain non-cash items and certain charges that are not indicative of OppFi’s core operating performance or results of operations and, over time, is an effective proxy for operating cash flows before interest expense, taxes and capital expenditures.

Adjusted EBITDA is useful to an investor in evaluating OppFi’s performance because this measure:

•	Is widely used by investors and analysts to measure a company’s operating performance;

•	Is a financial measurement that is used by rating agencies, lenders and other parties to evaluate OppFi’s credit worthiness;

•	Is used by OppFi’s management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting; and

•	Accurately reflects OppFi’s performance as impacted by the changes in value of OppFi’s balance sheet assets.

The following table presents EBT and Adjusted EBITDA for the years ended December 31, 2020 and December 31, 2019 as well as for the years ended December 31, 2019 and December 31, 2018.

	Year Ended December 31,		Change
(in thousands, except percent changes)	2020	2019	$		%

EBT[a]	$77,516	$32,995		$44,521	134.9%
Add back:
Recruiting Fees, Severance & Relocation	168	290		(122)	(42.1%)
Other Add-Back and One-Time Expenses[b]	2,411	533		1,878	352.3%
Depreciation and Amortization	6,732	4,281		2,451	57.3%
Interest Expense and Amortized Debt Issuance Costs	21,228	22,436		(1,208)	(5.4%)
Business (Non-Income) Taxes	1,527	1,068		459	43.0%

Adjusted EBITDA	$109,582	$61,603		$47,979	77.9%

(a)	Represents Net Income as reported in audited financial statements, as OppFi does not have tax provision under current LLC pass-through structure.
(b)	Includes one-time implementation fees, stock compensation expenses, public company readiness costs and management fees.

	Year Ended December 31,		Change
(in thousands, except percent changes)	2019	2018	$		%

EBT[a]	$32,995	$9,733		$23,262	239.0%
Add back:
Recruiting Fees, Severance & Relocation	290	442		(152)	(34.4%)
Other Add-Back and One-Time Expenses[b]	533	501		32	6.4%
Depreciation and Amortization	4,281	2,421		1,860	76.8%
Interest Expense and Amortized Debt Issuance Costs	22,436	12,481		9,955	79.8%
Business (Non-Income) Taxes	1,068	287		781	272.1%

Adjusted EBITDA	$61,603	$25,865		$35,738	138.2%

(a)	Represents Net Income as reported in audited financial statements, as OppFi does not have tax provision under current LLC pass-through structure.
(b)	Includes one-time implementation fees, stock compensation expenses, public company readiness costs and management fees.

OppFi plans to early adopt ASU 2016-13 effective January 1, 2021 and prospectively elect the fair value option on its finance receivables. OppFi expects the adoption of ASU 2016-13 will have a material impact on its consolidated financial statements. We have included the below non-GAAP tables to illustrate the impact on

OppFi’s net income from the change to fair value accounting versus OppFi’s incurred loss model which OppFi elected for in its historical audited financials prior to 2021.

The following tables present historical Net Income, Current Financial Net Income and Adjusted EBITDA for the years ended December 31, 2020, 2019, 2018 and 2017, respectively.

	Years Ended December 31,
(in thousands, except percent changes)	2020	2019	2018	2017

EBT[a]	$77,516	$32,995	$9,733	$2,562
Loan Loss Reserve Adjustment[b]	1,148	26,023	18,685	6,799
Capitalization Adjustment[c]	4,948	(8,273)	(6,477)	(1,180)
Increase / (Decrease) in FMV	(14,390)	17,692	13,851	4,673

Pro Forma Fair Value EBT[d]	$69,222	$68,437	$35,792	$12,854

Taxes[e]	(17,306)	(17,110)	(8,948)	(3,213)

Pro Forma Fair Value Net Income	$51,916	$51,327	$26,844	$9,641

(a)	Represents Net Income as reported in audited financial statements, as OppFi does not have tax provision under current LLC pass-through structure.
(b)

OppFi is transitioning from an incurred credit loss application methodology to a fair value application acceptable under US GAAP. The loan loss reserve adjustment represents what OppFi has historically reserved under the incurred credit loss application which would be embedded in the Fair Value calculation. As OppFi transitions to Fair Value there would be no allowance for credit losses on finance receivables or a reserve for repurchase liability for third-party lender losses. The change in those two accounts were previously reflected in Note 2 of the audited financial statements. In 2020, the allowance increased from $53,145,900 to $55,031,095 and the reserve for repurchase liability for third-party lender losses decreased from $4,977,603 to $4,240,408, leading to a combined change of $1,148,000.

(c)

Historically under the incurred credit loss application, OppFi has reported loan origination costs at amortized cost under FAS91. Under the fair value application, loan origination costs are expensed as incurred. The capitalization adjustment represents the difference between the amortized loan origination costs and loan origination costs as if they were expensed as incurred.

(d)	The fair value adjustment represents the change in the value of OppFi’s balance sheet receivables from period to period.
(e)

Assumes tax rate of 25% reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes. This rate has been applied to the consolidated net income, which includes the non controlling interest, in order to allow for a comparison with other publicly traded companies.

	Years Ended December 31,
(in thousands, except percent changes)	2020	2019	2018	2017

EBT[a]	$77,516	$32,995	$9,733	$2,562
Recruiting Fees, Severance & Relocation	168	290	442	242
Amortization of Debt Transaction Costs	1,945	1,785	504	478
Other Addback and One-Time Expenses[b]	2,411	533	501	1,117

Adj. EBT	$82,040	$35,603	$11,180	$4,399

Taxes[c]	(20,510)	(8,901)	(2,795)	(1,100)

Adj. Net Income	$61,530	$26,702	$8,385	$3,299

(a)	Represents Net Income as reported in audited financial statements, as OppFi does not have tax provision under current LLC pass-through structure.
(b)	Includes one-time implementation fees, stock compensation expenses, public company readiness costs and management fees.

(c)

Assumes tax rate of 25% reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes. This rate has been applied to the consolidated net income, which includes the non controlling interest, in order to allow for a comparison with other publicly traded companies.

	Years Ended December 31,
(in thousands, except percent changes)	2020	2019	2018	2017

Pro Forma FMV EBT	$69,222	$68,437	$35,792	$12,854
Recruiting Fees, Severance & Relocation	168	290	442	242
Amortization of Debt Transaction Costs	1,945	1,785	504	478
Other Addback and One-Time Expenses[a]	2,411	533	501	1,117

Pro Forma FMV Adj. EBT	$73,746	$71,045	$37,239	$14,691

Taxes[b]	(18,437)	(17,761)	(9,309)	(3,673)

Adj. Net Income	$55,309	$53,284	$27,930	$11,018

Taxes[b]	18,437	17,761	9,309	3,673
Depreciation and Amortization	6,732	4,281	2,421	888
Interest Expense	19,283	20,651	11,977	6,209
Business (Non-income Taxes)	1,527	1,068	287	—

Pro Forma FMV Adj. EBITDA	$101,288	$97,045	$51,924	$21,788

(a)	Includes one-time implementation fees, stock compensation expenses, public company readiness costs and management fees.
(b)

Assumes tax rate of 25% reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes. This rate has been applied to the consolidated net income, which includes the non controlling interest, in order to allow for a comparison with other publicly traded companies.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the business combination, stockholders should be aware that aside from their interests as stockholders, the Sponsor and certain members of our Board and officers have interests in the business combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the business combination, and in recommending to stockholders that they approve the business combination. Stockholders should take these interests into account in deciding whether to approve the business combination.

These interests include, among other things:

•	the fact that the Sponsor has agreed not to redeem any of the founder shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that the Sponsor paid $25,000 for the founder shares and these shares will have a significantly higher value at the time of the business combination, which if unrestricted and freely tradable would be valued at approximately $[●] based on the closing price of our Class A common stock on the NYSE on [●], 2021, but, given the restrictions on these shares, we believe these shares have less value;

•

the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its founder shares if we fail to complete an initial business combination by October 2, 2022;

•	the fact that the Sponsor paid $4,625,000 for its 462,500 private units, $3,848,750 for its 3,848,750 founder warrants and $151,250 for its 1,512,500 $15 Exercise Price Warrants, and if a

business combination is not consummated by October 2, 2022, the proceeds from the sale of the private units, founder warrants and $15 Exercise Price Warrants will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private units, private shares, private warrants, founder warrants and $15 Exercise Price Warrants will be worthless;

•

the fact that if the trust account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the trust account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•

the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Extension Note or Working Capital Loans, if any, if an initial business combination is not consummated by October 2, 2022; and

•	the fact that at the Closing we will enter into the Investor Rights Agreement, which provides for registration rights to the Investors and their permitted transferees.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the business combination.

Potential Purchases of Public Shares

The Sponsor or the Company’s or OppFi’s directors, officers or advisors, or any of their respective affiliates, may purchase public shares in privately negotiated transactions or in the open market prior to the special meeting, although they are under no obligation to do so. Any such purchases that are completed after the record date for the special meeting may include an agreement with a selling stockholder that the stockholder, for so long as he, she or it remains the record holder of the shares in question, will vote in favor of the proposals presented at the special meeting and/or will not exercise its redemption rights with respect to the shares so purchased. The purpose of these share purchases and other transactions would be to increase the likelihood of that the proposals to be voted upon at the special meeting are approved by the requisite number of votes. If the purchases do occur, the purchasers may seek to purchase shares from stockholders who would otherwise have voted against the Business Combination Proposal and elected to redeem their shares for a portion of the trust account. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the trust account. Any public shares held by or subsequently purchased by our affiliates may be voted in favor of the Business Combination Proposal and the other proposals presented at the special meeting. None of the Sponsor, the Company’s directors, officers, advisors or their affiliates may make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act.

Total Company Shares to be Issued in the Business Combination

We anticipate that, upon completion of the business combination, taking into account estimated adjustments for cash on hand and working capital, the approximate ownership interests of the Company will be as set forth in the table below:

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares(1)
FGNA’s Public Stockholders(2)	20.7%	17.0%
Initial Stockholders(3)	5.6%	5.6%
Members(4)	73.7%	77.4%

(1)

Assumes that holders of 4,238,199 public shares exercise their redemption rights in connection with the Closing for $43,386,835 at a redemption price of approximately $10.24 per share (based on $243,386,835 held in trust as of March 31, 2021).

(2)	Includes 118,875 Underwriter Shares held by the IPO underwriters.
(3)

Includes shares of common stock held by the Sponsor and the Company’s current officers and directors, including founder shares, which will convert into shares of Class A common stock at the Closing on a one-for-one basis.

(4)

Represents the number of shares of Class V voting stock to be issued to OFS that corresponds to the number of Retained OppFi Units held by the Members at a value of $10 per share, including 25,500,000 Earnout Voting Shares to be issued to OFS in connection with the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal— The Business Combination Agreement — Earnout”.

The ownership percentages set forth above do not take into account (i) warrants that will remain outstanding immediately following the business combination and may be exercised thereafter (commencing 30 days after the Closing); or (ii) the issuance of any shares upon completion of the business combination under the Incentive Plan, substantially in the form attached to this proxy statement as Annex E, or ESPP Plan, substantially in the form attached to this proxy statement as Annex F. Founder shares will be converted into shares of Class A common stock at the Closing on a one-for-one basis.

If the actual facts are different than these assumptions, the percentage ownership retained by our public stockholders following the business combination will be different. The public warrants, private placement warrants, founder warrants and $15 Exercise Price Warrants will become exercisable 30 days after the completion of the business combination and will expire five years after the completion of the business combination or earlier upon redemption or liquidation. The issuance of 20% or more of our outstanding shares of common stock in connection with the Business Combination Agreement requires stockholder approval of the NYSE Proposal.

For more information, please see the sections entitled “Summary of the Proxy Statement — Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information.”

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the business combination:

Sources & Uses

(No Redemption Scenario — assuming no redemptions of the outstanding shares of Class A common stock by the public stockholders and no purchase price adjustments to Company Equity Value of $743,000,000 as set forth in the Business Combination Agreement)

(in thousands)(3)

Sources		Uses
Cash in Trust Account (1)	$243,387	Cash to OppFi Securityholders	$243,387
OppFi Equity	499,613	OppFi Securityholder Equity	499,613
OppFi Cash (1)	$77,509	Estimated Fees & Expenses	34,876
		Cash to Balance Sheet	42,633

Total Sources	$820,509	Total Uses	$820,509

(1)	Based on March 31, 2021 financial statements.

Sources & Uses

(Maximum Redemption Scenario — assuming redemptions of 4,238,199 shares of Class A common stock by the public stockholders and no purchase price adjustments to Company Equity Value of $743,000,000 as set forth in the Business Combination Agreement)

(in thousands)(3)

Sources		Uses
Cash in Trust Account (1)	$243,387	Cash to OppFi Securityholders	$200,000
OppFi Equity	543,000	FGNA Stockholder Redemptions (2)	43,387
OppFi Cash (1)	$77,509	OppFi Securityholder Equity	543,000
		Estimated Fees & Expenses	34,876
		Cash to Balance Sheet	42,633

Total Sources	863,896	Total Uses	$863,896

(1)	Based on March 31, 2021 financial statements.
(2)	Assumes 4,238,199 shares of Class A common stock have been redeemed by the public stockholders to receive cash from the trust account. Based on $243,386,835 held in trust as of March 31, 2021.
(3)

Excludes 25,500,000 Earnout Voting Shares to be issued to OFS at the Closing that correspond to the number of Earnout Units and which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

Board of Directors of the Company Following the Business Combination

Upon consummation of the business combination, our Board anticipates increasing its initial size from five directors to seven directors. For additional information, please see the sections entitled “Proposal No. 7 — The Director Election Proposal.”

Certificate of Incorporation; Bylaws

Upon the Closing, the current charter will be amended to reflect:

•

that special meetings of stockholders of the Company may be called, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders;

•

that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock;

•

that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded;

•

that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following the Closing of the Business Combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;

•

that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders);

•

that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class;

•	changing the name of the new public entity to “OppFi Inc.” from “FG New America Acquisition Corp.”; and

•

upon completion of the business combination, increasing the authorized capital stock from 401,000,000 shares, consisting of 380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”), to [•] shares, which would consist of [•] shares of common stock, including (i) [    ] shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), (ii) [    ] shares of Class B common stock, par value $0.0001 per share (“Class B common stock”) and, together with the Class A Common Stock, the “Economic Common Stock”), and (iii) [    ] shares of Class V common stock, par value $0.0001 per share (the “Class V voting stock”) and [•] shares of preferred stock by creating an additional [•] shares of common stock and [•] shares of preferred stock.

For additional information, please see the sections entitled “Proposal No. 3 — The Charter Proposal” and “Proposal No. 4 — The Advisory Charter Proposals.”

Name; Headquarters

The name of the post-combination company after the business combination will be OppFi Inc. and our headquarters will be located in Chicago, Illinois.

Redemption Rights

Pursuant to the current charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the current charter. As of the date of this proxy statement, this would have amounted to approximately $10.24 per share. If a holder exercises his, her or its redemption rights, then the holder will be exchanging his, her or its public shares for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for his, her or its public shares only if he, she or it properly demands redemption and delivers his, her or its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his, her or its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of Class A common stock included in the units sold in our IPO without the consent of the Company. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash without the consent of the Company. We have no specified maximum redemption threshold under the current charter, other than the aforementioned 15% threshold. Each redemption of shares of Class A common stock by our public stockholders will reduce the amount in our trust account, which held marketable securities with a fair value of $243,386,835 as of March 31, 2021. The Business Combination Agreement provides that OppFi’s obligation to consummate the business combination is conditioned on the availability at Closing of at least $200,000,000 in cash, after the repayment of redemptions, if any. This condition to closing in the Business Combination Agreement is for the sole benefit of the parties thereto and may be waived in writing by OppFi. If, as a result of redemptions of public shares by our public stockholders, this condition is not met (or waived), then OppFi may elect not to consummate the business combination. In addition, in no event will we redeem shares of our Class A common stock in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the business combination. Holders of our outstanding public warrants do not have redemption rights in connection with the business combination.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Please see the section entitled “Special Meeting of Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the business combination.

Accounting Treatment

The business combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, FGNA will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that, subsequent to the business combination, the Members are expected to have a majority of the voting power of the post-combination company, OppFi will comprise all of the ongoing operations of the post-combination company, OppFi will comprise a majority of the governing body of the post-combination company, and OppFi’s senior management will comprise all of the senior management of the post-combination company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of OppFi issuing shares for the net assets of FGNA, accompanied by a recapitalization. The net assets of FGNA will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the business combination will be those of OppFi.

United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a discussion of material U.S. federal income tax considerations for holders of our shares of Class A common stock that elect to have their Class A common stock redeemed for cash if the business combination is completed. This discussion is based on the Code and administrative pronouncements, laws, judicial decisions and final, temporary and proposed Treasury regulations in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. This discussion applies only to Class A common stock that is held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular holder based on such holder’s particular circumstances, including the alternative minimum tax and Medicare tax on net investment income and the different consequences that may apply to holders that are subject to special rules under U.S. federal income tax law, such as:

•	financial institutions or financial services entities;

•	mutual funds;

•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	persons that directly, indirectly or constructively own 5% or more (by vote or value) of our shares;

•	persons that acquired our Class A common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	persons that are subject to a mark-to-market accounting rules;

•	persons holding Class A common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the United States;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•

partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships or other pass-through entities; and

•	tax-exempt entities.

If you are a partnership (or an entity or arrangement classified as a partnership or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other beneficial owners) generally will depend on the status of the partners (or other beneficial owners) and your and the partners’ or other beneficial owners’ activities. If you are a partner (or other beneficial owner) in such a partnership or other pass-through entity holding shares of Class A common stock, you are urged to consult your tax advisor regarding the tax consequences of a redemption of Class A common stock.

This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE REDEMPTION OF OUR CLASS A COMMON STOCK. EACH INVESTOR IN OUR CLASS A COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE REDEMPTION OF OUR CLASS A COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Redemption of Class A Common Stock

In the event that a holder’s shares of Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting of Stockholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale, taxable exchange or other taxable disposition (a “sale”) of Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “U.S. Holders — Taxation of Redemption as a Sale of Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. Holders — Taxation of Redemption as a Sale of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution, with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders — Taxation of Redemption as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section entitled “Non-U.S. Holders — Taxation of Redemption as a Distribution.”

Whether a redemption of shares of Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the business combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A common stock generally will be treated as a sale of Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A common stock that could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the business combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holders will be as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to Non-U.S. holders as described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF A REDEMPTION.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person.

Taxation of Redemption Treated as a Distribution. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a cash distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” such cash distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale of the Class A common stock and will be treated as described below under the section entitled “U.S. Holders — Taxation of Redemption Treated as a Sale of Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to reduced tax rates. It is unclear whether the redemption rights with respect to the Class A common stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the reduced tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then U.S. corporate holders may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the reduced tax rate that applies to qualified dividend income.

Taxation of Redemption Treated as a Sale of Class A Common Stock. If our redemption of a U.S. holder’s shares of Class A common stock is treated as a sale, as discussed above under the section entitled “Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Class A common stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. If the running of the holding period for the Class A common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on the sale of Class A common stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to the U.S. holder with respect to its shares of Class A common stock that were treated as a return of capital.

U.S. holders who hold different blocks of Class A common stock (shares of Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale of shares of Class A common stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A common stock that, for U.S. federal income tax purposes, is an individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates), corporation, estate or trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution. If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a cash distribution, as discussed above under the section entitled “Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such cash distribution will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale of the Class A common stock, which will be treated as described below under the section entitled “Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Class A Common Stock.”

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or a lower applicable treaty rate) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “Redemption of Class A Common Stock”). There can be no assurance, however, that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

The withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, any such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Taxation of Redemption Treated as a Sale of Class A Common Stock. If our redemption of a Non-U.S. holder’s shares of Class A common stock is treated as a sale, as discussed above under the section entitled “Redemption of Class A Common Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption of our Class A common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder);

•	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which such disposition takes place and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held our Class A common stock, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A common stock. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our Class A common stock, including how a Non-U.S. holder’s ownership of warrants impacts the 5% threshold determination with respect to its Class A common stock. In addition, there can be no assurance that our Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” imposed at a 30% rate (or a lower applicable treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale of shares of our Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock (which would include us in respect of a redemption of Class A common stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such sale. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the business combination is completed. Even if we became a United States real property holding corporation, a Non-U.S. holder would not be subject to U.S. federal income tax on a sale of our Class A common stock by reason of our status as United States real property holding corporation so long as our Class A common stock is regularly traded on an established securities market (within the meaning of the applicable regulations) and such Non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our outstanding common stock at any time during the shorter of the five year period ending on the date of disposition and such holder’s holding period. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a United States real property holding corporation.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and each Non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalties of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption by properly certifying its Non-U.S. holder status on an IRS Form W-8BEN, W-8BEN-E or other applicable or successor form.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a Non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale or other disposition of securities (including Class A common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale or other disposition of, Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Class A common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Class A common stock), proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Such proposed Treasury regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Taxpayers generally may rely on these proposed Treasury regulations until final

Treasury regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A common stock and the redemption of such Class A common stock.

Regulatory Matters

At any time before or after consummation of the business combination, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the business combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the business combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor OppFi is aware of any material regulatory approvals or actions that are required for completion of the business combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any approvals or actions will be obtained.

Vote Required for Approval

Unless waived by the parties to the Business Combination Agreement, the Closing is conditioned upon the approval of the condition precedent proposals. The election of seven directors to staggered terms as part of the Director Election Proposal is conditioned on the approval of the condition precedent proposals. The Advisory Charter Proposals are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the business combination) will be adopted and approved only if the holders of a majority of the issued and outstanding shares of common stock vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal.

As of the date of this proxy statement, the Sponsor has agreed to vote any shares of common stock owned by it in favor of the business combination. As of the date hereof, the Sponsor beneficially owns approximately 21.2% of our issued and outstanding shares of common stock. The Sponsor and our officers and directors have not purchased any public shares.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE

“FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE NYSE PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Proposal and the Incentive Plan Proposal are approved, our stockholders are also being asked to approve the NYSE Proposal.

The NYSE proposal is a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of more than 20% of the Company’s issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement and (ii) upon the exchange of the Retained OppFi Units pursuant to the terms of the OppFi A&R LLCA, in each case, that may result in a Member owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules.

If the NYSE Proposal is adopted, (i) 84,825,447 shares of Class V voting stock will be issued to OFS pursuant to the terms of the Business Combination Agreement, which will represent approximately 73.7% of the 115,125,572 shares of our common stock outstanding following the business combination, assuming (a) none of the Company’s public shareholders exercise redemption rights with respect to their public shares, (b) the Earnout Voting Shares are included, (c) taking into account adjustments for cash on hand or working capital and (d) no exercise of the Company’s outstanding warrants, and (ii) up to 84,825,447 shares of Class A Common Stock are issuable in the future to the Members who exchange their Retained OppFi Units for Class A Common Stock and forfeit an equal number of shares of Class V Voting Stock from time to time following the Closing pursuant to and in accordance with the terms of the OppFi A&R LLCA.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of FGNA Class A common stock issuable pursuant to the Business Combination Agreement could represent greater than 20% of the number of shares of FGNA Class A common stock before such issuance and could result in a change of control of FGNA. As a result, stockholder approval of the issuance of shares of FGNA Class A common stock issuable pursuant to the Business Combination Agreement is required under the NYSE regulations.

First, pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Upon the consummation of the business combination, (i) 84,825,447 shares of Class V voting stock will be issued to OFS pursuant to the terms of the Business Combination Agreement, which will represent approximately 73.7% of the 115,125,572 shares of our common stock outstanding following the business combination, assuming (a) none of the Company’s public shareholders exercise redemption rights with respect to their public shares, (b) the Earnout Voting Shares are included, (c) taking into account adjustments for cash on hand or working capital and (d) no exercise of the Company’s outstanding warrants, and (ii) up to 84,825,447 shares of Class A Common Stock are issuable in the future to the Members who exchange their Retained OppFi Units for Class A Common Stock and forfeit an equal number of shares of Class V Voting Stock from time to time following the Closing pursuant to and in accordance with the terms of the OppFi A&R LLCA. Accordingly, the aggregate number of shares of common stock that the Company will issue in the business combination will exceed 20% of both the voting power and the shares of the Company’s common stock outstanding before such issuance, and for this reason, the Company is seeking the approval of its stockholders for the foregoing issuances.

Second, pursuant to Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to an issuance that will result in a change of control of the Company. Each of the issuances of shares of common stock to the Members could potentially result in a change of control of the Company. Accordingly, the Company is seeking the approval of its stockholders for such issuances.

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, (i) 84,825,447 shares of Class V voting stock will be issued to OFS pursuant to the terms of the Business Combination Agreement, which will represent approximately 73.7% of the 115,125,572 shares of our common stock outstanding following the business combination, assuming (a) none of the Company’s public shareholders exercise redemption rights with respect to their public shares, (b) the Earnout Voting Shares are included, (c) taking into account adjustments for cash on hand or working capital and (d) no exercise of the Company’s outstanding warrants, and (ii) up to 84,825,447 shares of Class A Common Stock are issuable in the future to the Members who exchange their Retained OppFi Units for Class A Common Stock and forfeit an equal number of shares of Class V Voting Stock from time to time following the Closing pursuant to and in accordance with the terms of the OppFi A&R LLCA.

In the event that this proposal is not approved by our stockholders, the business combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Business Combination Agreement is terminated (without the business combination being consummated) prior to the issuance of shares of common stock pursuant to the Business Combination Agreement, the Company will not issue the shares of common stock.

Vote Required for Approval

The approval of the NYSE Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock.

Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the NYSE Proposal.

The NYSE Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the NYSE Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE

“FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 3 — THE CHARTER PROPOSAL

Overview

In connection with the business combination, we are asking our stockholders to approve the adoption of the proposed charter, substantially in the form attached to this proxy statement as Annex C, to be effective prior to the consummation of the business combination. If the business combination and the Charter Proposal are approved, the proposed charter would replace the current charter.

Comparison of Current Charter to Proposed Charter

The following is a summary of the key changes effected by the proposed charter relative to the current charter. This summary is qualified in its entirety by reference to the full text of the proposed charter, substantially in the form included as Annex C to this proxy statement.

•

to provide that special meetings of stockholders of the Company may be called, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders;

•

to provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock;

•

to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded;

•

to provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following the Closing of the Business Combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”;

•

to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders);

•

to provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class;

•	to change the name of the new public entity to “OppFi Inc.” from “FG New America Acquisition Corp.”; and

•

to, upon completion of the business combination, increase the authorized capital stock from 401,000,000 shares, consisting of 380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to [●] shares, which would consist of [●] shares of common stock, including (i) [●] shares of Class A common stock, (ii) [●] shares of Class B common stock, and (iii) [●] shares of Class V voting stock and [●] shares of preferred stock by creating an additional [●] shares of common stock and [●] shares of preferred stock.

Reasons for the Approval of the Charter Proposal

In the judgment of the Board, the proposed charter is necessary to address the needs of the post-business combination company. In particular:

•	to create a higher voting standard for transactions with interested stockholders;

•

opt out of Section 203 of the Delaware General Corporation Law to allow the proposed charter to contain its own rules governing business combinations with interested parties, which shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Company;

•

adopt the federal district courts of the United States as the sole and exclusive forum for certain stockholder litigation under the Securities Act to assist the Company in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter;

•

provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of our common stock entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders;

•	the name of the new public entity is desirable to reflect the post-combination company’s ability to change;

•

authorize additional shares of our common stock and our preferred stock to be used to issue shares pursuant to the Business Combination Agreement, under the Incentive Plan, the ESPP and for general corporate purposes; and

•	eliminate certain provisions related to our status as a blank check company because these provisions will serve no purpose following the business combination.

For a discussion of the reasons for the approval of certain provisions in the proposed charter, see “Proposal No. 4 — The Advisory Charter Proposals — Reasons for the Approval of the Advisory Charter Proposals” below.

Vote Required for Approval

The approval of the Charter Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposal.

The Charter Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Charter Proposal will have no effect, even if approved by our stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE

“FOR” THE CHARTER PROPOSAL.

PROPOSAL NO. 4 — ADVISORY CHARTER PROPOSALS

Overview

We are asking our stockholders to vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the proposed charter. These proposals are being presented in accordance with SEC guidance and will be voted upon on an advisory basis, and are not binding on the Company or our Board (separate and apart from the approval of the Charter Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of the post-business combination company. Furthermore, the business combination is not conditioned on the separate approval of any of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, the Company intends that the proposed charter will take effect prior to the consummation of the Business Combination (assuming approval of the Charter Proposal and condition precedent proposals).

Reasons for the Approval of the Advisory Charter Proposals

Advisory Charter Proposals

The following table sets forth a summary of the governance provisions applicable to the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the proposed charter, substantially in the form attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.

Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Charter Proposal A — Special Meetings	The current charter does not permit stockholders to call special meetings.	The proposed charter will provide that special meetings of stockholders of the Company may be called, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders.

Advisory Charter Proposal B — Action by Written Consent	The current charter does not permit stockholders to act by written consent.	The proposed charter will provide that, at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken

Advisory Charter Proposal	Current Charter	Proposed Charter
by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Advisory Charter Proposal C —Action by Written Consent	The current charter does not permit stockholders to act by written consent.	The proposed charter will provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded.

Advisory Charter Proposal D — Section 203	The current charter does not currently affirmatively opt out of Section 203 of the Delaware General Corporation Law.	The proposed charter will provide that the Company opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders”

Advisory Charter Proposal	Current Charter	Proposed Charter
and their affiliates, and, instead, effective immediately following the Closing of the Business Combination, the Company shall not engage in any business combination (as defined in the proposed charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the proposed charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the proposed charter) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee

Advisory Charter Proposal	Current Charter	Proposed Charter
participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder, or (d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”.

Advisory Charter Proposal E — Newly Created Directorships and Vacancies	The current charter does not permit stockholders to fill vacancies on the Board.	The proposed charter will provide that , at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an

Advisory Charter Proposal	Current Charter	Proposed Charter
increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Advisory Charter Proposal F — Removal	The current charter permits a majority of the voting power of all then outstanding shares of capital stock of the Company to remove directors, but only for cause.	The proposed charter will provide that, at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from

Advisory Charter Proposal	Current Charter	Proposed Charter
office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of common stock, voting together as a single class.

Advisory Charter Proposal G — Name Change	The Company’s current name is FG New America Acquisition Corp.	Under the proposed charter, the Company’s name will be OppFi Inc.

Advisory Charter Proposal H — Common Stock; Preferred Stock	The current charter authorizes 401,000,000 shares of common stock, including (i) 380,000,000 shares of Class A common stock and (ii) 20,000,000 shares of Class B common stock; and the current charter authorizes 1,000,000 shares of preferred stock.	The proposed charter will provide that, upon completion of the business combination, increase the authorized capital stock from 401,000,000 shares, consisting of 380,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, to [•] shares, which would consist of [•] shares of common stock, including (i) [ ] shares of Class A common stock, (ii) [ ] shares of Class B common stock, and (iii) [ ] shares of Class V voting stock and [•] shares of preferred stock by creating an additional [•] shares of common stock and [•] shares of preferred stock.

Reasons for the Approval of the Advisory Charter Proposals

Section 203

Opting out of Section 203 of the Delaware General Corporation Law allows the proposed charter to contain its own rules governing business combinations with interested parties. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates. For more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws.” Although the Company will opt out of Section 203 of the Delaware General Corporation Law, the proposed charter will include a provision in the proposed charter that is substantially similar to Section 203 of the Delaware General Corporation Law, but excludes certain parties from the definition of “interested stockholder,” and to make certain related changes. “Interested stockholder” will not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company. This provision of the proposed charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the common stock of the Company.

Director Removal

Under Delaware law, the general rule with respect to director removal is that directors may be removed by stockholders with or without cause. There is an exception for corporations that have classified boards. If a corporation has a classified board, then, unless it provides otherwise in its certificate of incorporation, stockholders may only remove directors for cause.

The Company has a classified Board and currently directors are removable by stockholders only for cause. The proposed amendment provides stockholders with additional flexibility, enabling them to remove directors without cause as well as with cause, while the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors. Given the SCG Holders’ track record in helping to oversee OppFi’s growth in its business over the last several years and the SCG Holders’ desire to assure management that it will be able to work with a Board that shares its views on the financial services industry, we believe that the proposed amendments to the director removal provisions in our existing charter are appropriate. When and if the SCG Holders beneficially own, in the aggregate, less than 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, our proposed charter will, under Advisory Charter Proposal F, revert to its current position with respect to removal: directors may only be removed by the stockholders for cause.

Name Change

Changing the post-business combination corporate name from “FG New America Acquisition Corp.” to “OppFi Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the business combination with OppFi and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our Board believes it is the most appropriate period for the Company following the business combination.

Common Stock

The principal purpose of this proposal is to authorize additional shares of common stock, which will be used to issue shares pursuant to the Business Combination Agreement, under the Incentive Plan, the ESPP and for general corporate purposes. Our Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Company’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued common shares may enable our Board to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of common shares. If, in the due exercise of its fiduciary obligations, for example, our Board were to determine that a takeover proposal was not in the best interests of the Company, these shares could be issued by our Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Company to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Company currently has no plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for these purposes.

Preferred Stock

Our Board believes that these additional shares will provide the Company with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable our Board to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Company. If, in the due exercise of its fiduciary obligations, for example, our Board was to determine that a takeover proposal was not in the best interests of the Company, the preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing our Board to issue the authorized preferred stock on its own volition will enable the Company to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Company currently has no plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for those purposes.

Vote Required for Approval

The approval of the Advisory Charter Proposals requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will no effect on the Advisory Charter Proposals.

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on the Company or our Board. Furthermore, the business combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Charter Proposals, the Company intends that the proposed charter will take effect prior to the consummation of the business combination (assuming approval of the Charter Proposal).

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE

“FOR” THE ADVISORY CHARTER PROPOSALS.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

Overview

In connection with the business combination, our Board recommends that the stockholders approve the Incentive Plan. The following is a summary of certain terms and conditions of the Incentive Plan. This summary is qualified in its entirety by reference to the OppFi Inc. 2021 Equity Incentive Plan, which is attached as Annex E to this proxy statement. You are encouraged to read the entirety of the Incentive Plan.

Summary of the Incentive Plan

The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Company and its subsidiaries following the closing of the business combination.

Approval of the Incentive Plan by the Company’s stockholders is required, among other things, in order to: (i) comply with stock exchange listing rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of incentive stock options to employees under the Incentive Plan.

If this Incentive Plan Proposal is approved by the Company’s stockholders, the Incentive Plan will become effective immediately as of the Closing of the business combination. In the event that the Company’s stockholders do not approve this Incentive Plan Proposal, the Incentive Plan will not become effective. Approval of the Incentive Plan by the Company’s stockholders will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights or “SARs”, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the post-combination company’s Board or the Board’s compensation committee (the “Committee”) following the Closing of the business combination. The Incentive Plan will allow the post-combination company to utilize the foregoing types of equity and cash incentives in order to attract, retain and motivate employees, officers, directors, and consultants following the Closing of the business combination.

The post-combination company’s employee equity compensation program, as implemented under the Incentive Plan, will allow the post-combination company to remain competitive with comparable companies in its industry by giving it resources to attract and retain talented individuals. Approval of the Incentive Plan will provide the post-combination company with flexibility to use equity compensation and other incentive awards to attract, retain and motivate talented employees, officers, directors, and consultants.

Best Practices Integrated into the Post-Combination Company’s Equity Compensation Program and the Incentive Plan

The Incentive Plan includes provisions that are designed to protect the interests of the stockholders of the post-combination company following its effectiveness and to reflect corporate governance best practices including:

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Awards granted under the Incentive Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any “clawback” policy or similar provisions required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, or as specified in a particular award agreement.

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No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Incentive Plan must have an exercise price not less than the fair market value of a share of Class A common stock on the effective date the stock option or stock appreciation right is granted.

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Certain material amendments to the Incentive Plan require stockholder approval. The Incentive Plan requires stockholder approval of the following material revisions to the Incentive Plan: (a) an increase in the maximum aggregate number of shares of Class A common stock that may be issued under the Incentive Plan (except by operation of the provisions of the Incentive Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) any other amendment that requires the approval of the post-combination company’s stockholders under any applicable law, regulation, or rule, including any applicable stock exchange listing standards.

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Limit on non-employee director awards. Annual compensation awarded to any non-employee director during each calendar year, including both shares of stock subject to awards and any cash fees paid to such non-employee director, may not exceed $1,000,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Information Regarding the Post-Combination Company’s Equity Incentive Program

It is critical to the post-combination company’s long-term success that the interests of its employees, directors, officers, and consultants are tied to its success as “owners” of the business. Approval of the Incentive Plan will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by its the post-combination company’s Board or the Committee following the Closing of the business combination in order to attract new employees, directors, officers, and consultants, retain existing employees, directors, officers, and consultants, and to motivate such persons to exert maximum efforts for the post-combination company’s success. The Incentive Plan will allow the post-combination company to utilize these foregoing types of equity and cash incentive awards with flexibility to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the post-combination company.

If the Company’s proposal to approve the Incentive Plan is approved by the Company’s stockholders, the post-combination company will reserve 11,500,000 shares of common stock following the Closing of the business combination available for grant under the Incentive Plan as of the effective time of the Closing of the business combination. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants under the Incentive Plan. The share pool will automatically increase on January 1, 2022 and each subsequent anniversary through and including the first day of the tenth anniversary of the commencement of such annual increase, by an amount equal to the smaller of (a) [        ]% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31 or (b) an amount determined by the board of directors.

Description of the Incentive Plan

The material features of the Incentive Plan are described below. The following description of the Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Incentive Plan. Stockholders are urged to read the actual text of the Incentive Plan in its entirety.

Purpose

The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Company and its subsidiaries.

Types of Awards

The terms of the Incentive Plan provide for the grant of restricted stock unit awards, incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, restricted stock units awards, performance units, performance shares, cash-based awards, and other stock-based awards.

Options. The Committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the Incentive Plan will be subject to terms, including the exercise price and the conditions and timing of exercise, determined by the Committee and specified in the applicable award agreement (including, if applicable, the attainment of any performance goals and/or criteria, as shall be determined by the Committee). The maximum aggregate number of shares of common stock that may be issued through the exercise of incentive stock options granted under the Incentive Plan is 11,500,000 shares of common stock. In general, the exercise price per share of common stock for each option granted under the Incentive Plan will not be less than the fair market value of the share at the time of grant. The maximum term of an option granted under the Incentive Plan will be ten years from the date of grant (or five years in the case of incentive stock options granted to a 10% stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent that method is otherwise then permitted by the Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date the cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as the extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash or by check, or the Committee may, in its discretion and to the extent permitted by law, allow the payment to be made through a broker-assisted cashless exercise mechanism, a stock tender exercise, a net exercise method, or by any other method that the Committee determines to be appropriate.

Stock Appreciation Rights. The Committee will be authorized to award SARs under the Incentive Plan. SARs will be subject to the terms and conditions established by the Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of common stock or any combination of cash and shares of common stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option will be subject to terms similar to the option corresponding to the SARs. SARs will be subject to terms established by the Committee and reflected in the applicable award agreement (including, if applicable, the attainment of any performance goals and/or criteria, as shall be determined by the Committee).

Restricted Stock. The Committee will be authorized to award restricted stock under the Incentive Plan. Each award of restricted stock will be subject to the terms and conditions established by the Committee, including any dividend or voting rights (and any performance goals and/or criteria upon whose attainment the restricted period shall lapse in part or full). Restricted stock awards are shares of common stock that generally are non-transferable and subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of common stock having a fair market value equal to the amount of the dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to the dividends (except as otherwise provided in the applicable award agreement).

Restricted Stock Unit Awards. The Committee will be authorized to award restricted stock unit awards under the Incentive Plan. The Committee will determine the terms of the restricted stock units, including any dividend rights (and any performance goals and/or criteria upon whose attainment the restricted period shall lapse in part or full). Unless the Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of common stock at the expiration of the period over which the units are to be earned or at a later date selected by the Committee. Dividends, if any, that may have been withheld by the Committee will be distributed to the participant in cash or, at the sole discretion of the Committee, in shares of common stock having a fair market value equal to the amount of the dividends, upon the release of any applicable restrictions, and if the applicable share is forfeited, the participant will have no right to the dividends (except as otherwise provided in the applicable award agreement).

Shares Available for Awards

Subject to adjustment for specified changes in the post-combination company’s capitalization as set forth in the Incentive Plan, the maximum aggregate number of shares of Class A common stock that may be issued under the Incentive Plan will be equal to 11,500,000 of the post-combination company following the Closing of the business combination. The share pool will automatically increase on January 1, 2022 and each subsequent anniversary through and including the first day of the tenth anniversary of the commencement of such annual increase, by an amount equal to the smaller of (a) [        ]% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31 or (b) an amount determined by the board of directors. Subject to compliance with the requirements of Section 409A of the Code and any other applicable provisions of the Code and regulations thereunder, and with other applicable law or requirements (including applicable stock exchange requirements), the post-combination company’s Board or the Committee may authorize the issuance or assumption of benefits under the Incentive Plan in connection with any business combination, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate without affecting the number of shares of Class A common stock reserved or available for awards under the Plan. In addition, subject to compliance with applicable laws, and stock exchange listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Incentive Plan to individuals who were not employees or directors of the post-combination company or a parent or subsidiary of the post-combination company prior to the transaction and will not reduce the number of shares otherwise available for issuance under the Incentive Plan.

Shares issued under the Incentive Plan will consist of authorized but unissued or reacquired shares of Class A common stock. No fractional shares of Class A common stock will be delivered under the Incentive Plan.

The following shares of Class A common stock will become available again for issuance under the Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the post-combination company; (iv) any shares reacquired by the post-combination company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the post-combination company or withheld as consideration for the exercise price of a stock option.

Non-Employee Director Award Limit

Annual compensation awarded to any non-employee director during each calendar year, including both shares of stock subject to awards and any cash fees paid to such non-employee director, may not exceed $1,000,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Administration

The Incentive Plan will be concurrently administered by the Board or the Committee. The Board and the Committee may each be considered to be a “Plan Administrator” for purposes of this Equity Incentive Plan Proposal. Subject to the terms of the Incentive Plan, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the Incentive Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Incentive Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of Class A common stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Incentive Plan.

Amendment and Termination

The Plan Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time terminate or suspend the Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of the Plan so as to materially adversely affect a participant’s rights under an award without the consent of the participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Incentive Plan requires stockholder approval of certain material revisions to the Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of Class A common stock that may be issued under the Incentive Plan (except by operation of the provisions of the Incentive Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule. No awards may be made under the Incentive Plan following the ten year anniversary of the earlier of the date that the board of directors or the stockholders approve the Incentive Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.

Eligibility

All of the post-combination company’s (including its affiliates) employees, non-employee directors, officers, and consultants will be eligible to participate in the Incentive Plan following the Closing of the business combination and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Incentive Plan only to the post-combination company’s employees (including officers) and employees of its parent and subsidiary corporations (as determined in accordance with Section 422 and Section 424 of the Code).

Following the Closing, the post-combination company is expected have approximately 550 employees and officers who will be eligible to receive awards under the Incentive Plan. In addition, following the Closing, the post-combination Company is expected to have approximately 6 non-employee directors and no consultants who will be eligible to receive awards under the Incentive Plan. The compensation committee of the post-combination company will select the employees, officers, non-employee directors and consultants who will be granted awards under the Incentive Plan in its discretion on the basis of and as consideration for their service to the post-combination company or one of its eligible affiliates pursuant to the terms of the Incentive Plan.

Terms and Conditions of Awards

All Awards

Generally, the Plan Administrator will determine the terms of all awards under the Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the post-combination company’s Class A common stock subject to awards.

Awards Requiring Exercise

Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with the post-combination company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

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All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company other than for Cause (as defined in the Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

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All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to death will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

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All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to Disability (as defined in the Incentive Plan) will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Class A common stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of the post-combination company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the post-combination company or any parent corporation, subsidiary corporation or affiliate of the post-combination company (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Class A common stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five years from the date of grant.

Effect of a Change in Control

In the event of a “Change in Control” as described in the Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a Change in Control or are not exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. The Plan Administrator may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The Incentive Plan also authorizes the Plan Administrator, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares of Class A common stock upon a Change in Control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of Class A common stock of the post-combination company in the Change in Control transaction over the exercise price per share, if any, under the award.

The Incentive Plan defines a “Change in Control” to include (a) a “person” (other than certain persons specified by the Incentive Plan) becoming the direct or indirect “beneficial owner” of more than 50% of the total fair market value or combined voting power of the post-combination company’s then outstanding securities entitled to vote in the election of directors; (b) stockholder approval of a plan of liquidation or dissolution of the post-combination company; or (c) the occurrence of any of the following events upon which the stockholders of the post-combination company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the combined voting power of outstanding securities entitled to vote in the election of directors of the post-combination company, its successor or the entity to which the assets of the post-combination company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the post-combination company’s voting stock, (ii) a business combination or consolidation to which the post-combination company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the post-combination company (other than a sale, exchange or transfer to one or more subsidiaries of the post-combination company).

However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the Plan upon, or on a date specified in relation to, a change in control event, that event must qualify as a change in the ownership or effective control of the post-combination company or in the ownership of a substantial portion of the assets of the post-combination company within the meaning of Section 409A.

Changes in and Distributions with Respect to Class A common stock

In the event of a business combination, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change affecting the post-combination company’s Class A common stock, or in the event of payment of a dividend or distribution to the stockholders of the post-combination company in a form other than Class A common stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of our stock, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, and to any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the Incentive Plan.

Effect of Section 280G and Section 4999 of the Code in Connection with a Change in Control

If any acceleration of vesting pursuant to an award granted under the Incentive Plan and any other payment or benefit received or to be received by a participant in the Incentive Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.

Clawback Policy

The Plan Administrator may specify in any award agreement that an award granted under the Incentive Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for Cause (within the meaning of the Incentive Plan) or any act by the participant, whether before or after termination of service, that would constitute Cause for termination of service, or any accounting restatement due to material noncompliance of the post-combination company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that clawback or similar provisions applicable to awards are required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, awards granted under the Incentive Plan will be subject to such provisions.

If the post-combination company is required to prepare an accounting restatement due to the material noncompliance of the post-combination company, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the post-combination company for (i) the amount of any payment in settlement of an award received by such participant during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the post-combination company during such 12-month period.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the post-combination company and its parent and subsidiary corporations, including the Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified stock options for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

New Plan Benefits

Grants of awards under the Incentive Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by any participants under the Incentive Plan.

Effective Date; Term

If this Incentive Plan Proposal is approved by the Company’s stockholders, the Incentive Plan will be effective immediately upon the Closing of the business combination. No award will be granted under the Incentive Plan on or after the tenth anniversary of the earlier of the Incentive Plan being approved by the board of directors or the stockholders. Any award outstanding under the Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Interest of Directors and Executive Officers.

All members of our Board and all of our executive officers are eligible for awards under the Incentive Plan and, thus, have a personal interest in the approval of the Incentive Plan.

New Plan Benefits

Grants of awards under the Incentive Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by any participants under the Incentive Plan.

Form S-8

Following the consummation of the business combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock issuable under the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Incentive Plan Proposal.

The Incentive Plan Proposal is conditioned upon approval of the other condition precedent proposals. If the other condition precedent proposals are not approved, the Incentive Plan Proposal will have no effect, even if it is approved by our stockholders.

Recommendation of the Board of Directors

Our Board believes that the Incentive Plan will provide us with the continued ability to link participants’ pay to stockholder returns, and that it is a critical compensation component in our ability to attract, retain and motivate employees, officers, directors, consultants and advisors by aligning their interests with the interests of our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE

“FOR” THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of the Company and its stockholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Interests of Certain Persons in the Business Combination” for a further discussion.

PROPOSAL NO. 6 — THE ESPP PROPOSAL

Overview

On [•], 2021, our Board adopted the OppFi Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The ESPP authorizes the issuance of up to 1,200,000 shares of the Company’s common stock (subject to adjustment for certain changes in the capital structure of the Company and annual increase as describe below). A copy of the proposed ESPP is attached as Annex F.

Our Board believes that the ESPP advances the interests of the Company and its stockholders by providing its employees with an opportunity through payroll deductions to purchase shares of common stock and is helpful in attracting, retaining, and rewarding valued employees. To provide an adequate reserve of shares to permit the Company to continue offering employees a stock purchase opportunity, the Board has adopted the ESPP, subject to stockholder approval.

Summary of the ESPP

The following summary of the ESPP is qualified in its entirety by the specific language of the ESPP, which is attached as Annex F to this Proxy Statement.

General. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Each participant in the ESPP is granted at the beginning of each offering under the ESPP the right to purchase (a “Purchase Right”) through accumulated post-tax payroll deductions up to a number of shares of the common stock of the Company determined on the first day of the offering period. The Purchase Right is automatically exercised on each purchase date during the offering period, unless the participant has withdrawn from participation in the ESPP prior to such date.

Shares Subject to the ESPP. The ESPP authorizes the sale of an aggregate of 1,200,000 shares of the Company’s common stock. If any Purchase Right expires, terminates or is canceled, the shares allocable to the unexercised portion of such Purchase Right will again be available for issuance under the ESPP. In addition, the maximum aggregate number of shares that may be issued under the ESPP will be cumulatively increased on January 1, 2022 and on each subsequent January 1, through and including January 1, 2030, by a number of shares equal to the smallest of (a) one percent (1%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, (b) 2,400,000 shares, or (c) an amount determined by the Board.

To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate and proportionate adjustments to the number of shares subject to the ESPP will be made if any change is made to the outstanding common stock by reason of merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or any similar change in the capital structure of the Company not involving the receipt of consideration by the Company.

Administration. The ESPP is administered by the Compensation Committee or other committee or subcommittee duly appointed by our Board to administer the ESPP. Subject to the provisions of the ESPP, the Compensation Committee determines the terms and conditions of Purchase Rights granted under the ESPP. The Compensation Committee will interpret the ESPP and the Purchase Rights granted, and all determinations of the Compensation Committee will be final and binding on all persons having an interest in the ESPP or any Purchase Right.

Eligibility. Generally, any employee of the Company or any present or future parent or subsidiary corporation of the Company designated by the Compensation Committee for inclusion in the ESPP is eligible to participate in an offering period under the ESPP, so long as the employee is customarily employed for more than

20 hours per week and more than five months in any year. If any local laws applicable to any non-United States employees require that participation in the ESPP be extended to additional classes of employees or otherwise impose different terms or restrictions on their participation, those requirements may be satisfied through separate offering periods under the ESPP not intended to qualify under Section 423 of the Code, and such separate offering periods will be treated part of a “Non-423 Plan” component of the ESPP. Employees in certain jurisdictions having unfavorable laws regarding stock purchase plans may be excluded from participating in the ESPP. In any event, no employee who owns or holds options to purchase, or who, as a result of participation in the ESPP, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is eligible to participate in the ESPP. As of [•], 2021, approximately [•] employees, including its [•] executive officers, would be eligible to participate in the ESPP were it then in effect.

Offerings. Generally, each offering under the ESPP will be for a period of six months starting on or around January 1 and July 1. The Board may establish a different term for one or more offerings, not to exceed 27 months, or different beginning or ending dates for any offering period.

Participation and Purchase of Shares. Participation in an offering under the ESPP is limited to eligible employees who deliver a properly completed subscription agreement and who authorize payroll deduction contributions under the ESPP prior to the first day of the offering period. Payroll deductions may not exceed 10% (or such other rate as the Compensation Committee determines) of an employee’s compensation on any payday during the offering period. The Compensation Committee will specify alternative means for funding share purchases under the ESPP by non-United States employees in jurisdictions where local law will not permit payroll deductions. An employee who becomes a participant in the ESPP will automatically participate in each subsequent offering period beginning immediately after the last day of the offering period in which he or she is a participant until the employee withdraws from the ESPP, becomes ineligible to participate, or terminates employment.

Subject to any uniform limitations or notice requirements imposed by the Company, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the ESPP at any time during an offering. Upon withdrawal, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant withdraws from an offering, that participant may not again participate in the same offering.

Subject to certain limitations and unless different terms are specified by the Compensation Committee, each participant in an offering is granted a Purchase Right for a number of whole shares determined by dividing the product of $2,083.33 and the number of months in the offering period by the fair market value of a share of our common stock on the offering date. In any event, no participant may be granted a Purchase Right that would allow the participant to purchase shares under the ESPP or any other employee stock purchase plan of the Company or any of our subsidiaries having a fair market value (measured on the first day of the offering period in which the shares are purchased) exceeding $25,000 for each calendar year in which the Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.

On each purchase date, the Company issues to each participant in the offering period the number of shares of the Company’s common stock determined by dividing the amount of payroll deductions accumulated for the participant during the offering period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that offering period. The price at which shares are sold under the ESPP is established by the Compensation Committee but may not be less than eighty five percent (85%) of the lesser of the fair market value of a share of stock on the offering date of the offering period or the fair market value of a share of stock on the purchase date. Any amounts credited to a participant’s plan account not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next offering period, or will be refunded in the event the employee chooses not to participate in the ESPP during such offering period.

Change in Control of the Company. The ESPP provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the ESPP) becoming the direct or indirect beneficial owner of more than 50% of the Company’s voting stock; (b) stockholder approval of a liquidation or dissolution of the Company; or (c) the occurrence of any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of the Company, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company). If a Change in Control occurs, then, unless the surviving or acquiring corporation assumes or continues the outstanding Purchase Rights or substitutes equivalent rights for such corporation’s shares, the ESPP participants’ accumulated payroll deductions will be applied to purchase shares of the common stock in the current offering periods on a date before the Change in Control specified by the Compensation Committee.

Termination or Amendment. The ESPP will continue until the tenth anniversary of its effective date unless terminated by the Compensation Committee. The Compensation Committee may at any time amend, suspend or terminate the ESPP, except that the approval of the Company’s stockholders is required within twelve months of the adoption of any amendment that either increases the number of shares authorized for issuance under the ESPP or changes the definition of the corporations whose employees may participate in the ESPP.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Generally, there are no tax consequences to an employee of either becoming a participant in the ESPP or purchasing shares under the ESPP. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the offering date or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

If the participant disposes of shares at least two years after the offering date and at least one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the offering date and purchase price (determined as if the Purchase Right were exercised on the offering date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the offering date and the purchase price

(determined as if the Purchase Right were exercised on the offering date) is recognized as ordinary income in the year of the participant’s death.

If the exercise of a Purchase Right does not constitute an exercise pursuant to an “employee stock purchase plan” under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the purchase date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed for the Company.

New Plan Benefits and Additional Information

Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of the Company’s common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the ESPP is approved by the stockholders. Non-employee Directors are not eligible to participate in the ESPP.

Vote Required for Approval

The approval of the ESPP Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the ESPP Proposal.

The ESPP Proposal is conditioned upon approval of the condition precedent proposals. If the condition precedent proposals are not approved, the ESPP Proposal will have no effect, even if it is approved by our stockholders.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE

“FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 7 — THE DIRECTOR ELECTION PROPOSAL

Overview

Our Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of our Class I directors, Joseph Moglia and Robert Weeks, will expire at the special meeting.

If the condition precedent proposals are approved, our Board has determined to increase the size of our Board from five to seven if the business combination is completed.

If the condition precedent proposals are not approved or the business combination is not completed, our Board will remain at five directors, with the term of office of each of the Company’s two Class I directors, if elected, would begin upon the conclusion of the special meeting.

Director Nominees

Our Board has determined to increase the size of the Board from five to seven if the business combination is completed.

The Company’s stockholders are being asked to consider and vote upon a proposal to elect proposal to elect seven directors to the our Board, effective immediately upon the Closing of the business combination, with each Class I director having a term that expires immediately following our annual meeting of stockholders in 2022, each Class II director having a term that expires immediately following our annual meeting of stockholders in 2023 and each Class III director having a term that expires immediately following our annual meeting of stockholders in 2024, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death.

We are proposing Christina Favilla, Jocelyn Moore and Ted Schwartz to serve as the Class I directors, Jaren Kaplan and Greg Zeeman to serve as Class II directors and David Vennettilli and Todd Schwartz to serve as Class III directors, to take effect immediately after the Closing.

For more information on the experience of Todd Schwartz, Ted Schwartz, David Vennettilli, Jared Kaplan, Jocelyn Moore, Greg Zeeman and Christina Favilla, please see the section entitled “Management After the Business Combination.”

Alternatively, if the condition precedent proposals are not approved and our Board remains classified, Joseph Moglia and Robert Weeks, if elected, will serve on our Board for a term of three years expiring at the 2023 annual meeting of stockholders or until his respective successor has been duly elected and qualified, or until their earlier death, resignation, retirement or removal.

For more information on the experience of Joseph Moglia and Robert Weeks, please see the section entitled “Information About the Company — Management — Directors and Officers.”

Vote Required for Approval

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have no effect on the election of directors.

The election of seven director nominees in the Director Election Proposal is conditioned on the approval of the condition precedent proposals. If the condition precedent proposals are not approved, two directors will be elected to a three-year term in Class I.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals, but no other proposal if the condition precedent proposals are approved.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the special meeting to a later date if there are insufficient votes for, or otherwise in connection with, the approval of the condition precedent proposals or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of common stock. Failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Adjournment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE

“FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY

General

We are a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses. We were incorporated in Delaware on June 24, 2020.

On October 2, 2020, we consummated our IPO of 22,500,000 units at a price of $10.00 per unit, generating total proceeds of $225,000,000. Each unit consists of one share of Class A common stock and one-half of one redeemable common stock purchase warrant. Each public warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share. On October 14, 2020, the underwriters partially exercised their over-allotment option and purchased an additional 1,275,000 units, generating gross proceeds of $12,750,000. Simultaneously with the consummation of the IPO, (i) the Sponsor purchased an aggregate of 462,500 private units and the IPO underwriters purchased an aggregate of 118,875 Underwriter Units, at a price of $10.00 per unit, in a private placement, generating total proceeds of $5,813,750. The proceeds from the sale of the private placement units were added to the proceeds from the IPO held in the trust account. If we do not complete a business combination by October 2, 2020, the proceeds from the sale of the private placement units will be used to fund the redemption of public shares (subject to the requirements of applicable law), and the private placement units, private placement shares and the private placement warrants will be worthless. The private placement units are identical to the public units except that: (i) with respect to the private placement shares, so long as they are held by their initial purchasers or their permitted transferees, (A) they will not be redeemable in connection with the completion of our business combination, (B) they will not be redeemable in connection with a stockholder vote to approve an amendment to our current charter (1) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our business combination by October 2, 2022 or (2) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, (C) they will not receive liquidating distributions from the trust account if we fail to complete our business combination by October 2, 2022 and (D) the Sponsor and the IPO underwriters have agreed to vote any private placement shares held by them in favor of the business combination; and (ii) with respect to the private placement warrants, so long as they are held by the Sponsor, the IPO underwriters or their permitted transferees, (A) they will not be redeemable by us, (B) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the business combination, (C) they may be exercised by the holders on a cashless basis, (D) they will be entitled to registration rights, and (E) for so long as they are held by the IPO underwriters, they will not be exercisable more than five years from October 2, 2020.

Upon the closing of the IPO and the private placement, $237,750,000 was placed in a trust account. As of March 31, 2021, the Company had $243,386,835 in the trust account.

On February 9, 2021, the Company entered into the Business Combination Agreement. The aggregate consideration payable at the Closing to the Members is the Company Equity Value. Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for common units of OppFi, the Company will contribute to OppFi cash and the number of shares of newly issued Class V voting stock equal to the number of Retained OppFi Units, which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS. At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion). The Members will, immediately following the Closing, retain an aggregate number of OppFi Units equal to (i) (A) OppFi’s equity value (i.e., $743,000,000), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, minus (E) the Cash Consideration, divided by (ii) $10. In connection with the Closing, on the Closing Date, 25,500,000 Retained OppFi Units held by the Members and an equal number of shares of Class V voting stock distributed to OFS in connection with the business combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by OppFi and its subsidiaries, and the Company’s only direct assets will consist of OppFi Units. Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A Common Stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to the outstanding warrants to purchase Class A Common Stock or issuance of any shares under the Incentive Plan or ESPP Plan, the Company is expected to own, directly or indirectly, approximately 26.3% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi A&R LLCA and all remaining OppFi Units will be owned by the Members. In addition, the Members, via OFS, are expected to hold a controlling voting interest in the Company after the Closing and will therefore have the ability to control OppFi. In connection with the Closing, pursuant to the terms and conditions of the current charter, and the Amended Sponsor Letter, all then-outstanding founder shares will be converted into shares of Class A Common Stock on a one-for-one basis and into an aggregate of 5,943,750 shares of Class A Common Stock. Pursuant to the Business Combination Agreement, the “Cash Consideration” to be paid by the Company at the Closing will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing (following any redemptions of Class A Common Stock by the Company’s public stockholders), less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing and $15,000,000, exceed (b) the amount of all cash, cash equivalents, deposits and marketable securities held by OppFi on the Closing Date. Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the OppFi A&R LLCA. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company.

The mailing address of the Company’s principal executive office is 105 S. Maple Street, Itasca, Illinois, and its telephone number is 847-791-6817.

Initial Business Combination

The NYSE rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the business combination meets the 80% test.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem, upon the Closing, their public shares for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), by the total number of then outstanding public shares, subject to the limitations described herein. As of March 31, 2021, the fair value of the marketable securities held in the trust account, net of taxes payable and any interest that we may withdraw for working capital purposes, is $243,386,835. The Sponsor and our current directors and officers have agreed to waive their redemption rights with respect to the founder shares, private shares and any public shares they may hold in connection with the consummation of the business combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of the Business Combination to a Stockholder Vote

The special meeting of our stockholders to which this proxy statement relates is to solicit your approval of the business combination. Unlike many other blank check companies, our public stockholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive these payments. The Sponsor has agreed to vote any shares of common stock owned by it in favor of the business combination.

Limitations on Redemption Rights

Notwithstanding the foregoing, the current charter provides that a public stockholder, together with any affiliate of that stockholder or any other person with whom that stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the shares of Class A common stock included in the units sold in our IPO without the prior consent of the Company.

Employees

We currently have three executive officers: Larry G. Swets, Jr., D. Kyle Cerminara and Hassan R. Baqar. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Management

Directors and Officers

As of the date of this proxy statement, the Company’s directors and officers were as follows:

Name	Age	Position
Joseph H. Moglia	71	Chairman
Larry G. Swets, Jr.	45	Chief Executive Officer and Director
D. Kyle Cerminara	43	President and Director
Hassan R. Baqar	42	Chief Financial Officer
Nicholas S. Rudd	37	Director
Robert C. Weeks	36	Director

Joseph Moglia, 71, has served as our Chairman since July 2020. Mr. Moglia is the Chairman of the Board at TD Ameritrade, Chairman of Fundamental Global Investors and Capital Wealth Advisors and Chair of Athletics and Executive Advisor to the President at Coastal Carolina University.

In 1984 Mr. Moglia entered the MBA Training Program at Merrill Lynch, where there were 26 people. 25 MBA’s and 1 football coach. By 1988, he was Merrill Lynch’s Number One Producer in the World. By the time he left, he had been a member of both the Institutional and Private Client Executive Committees, and his final responsibilities were all Investment Products, the Insurance Company, the 401(k) Business and the Middle Market Business. Prior to that, he was head of Global Fixed Income Institutional Sales and ran the firm’s Municipal division.

Mr. Moglia became the CEO of TD Ameritrade in 2001, and when he stepped down in 2008, shareholders had enjoyed a 500% return. In 2009 he became Chairman of the Board. TD Ameritrade was recently acquired by Charles Schwab. The combined company with synergies should be worth $100 BILLION and has client assets of  $5 TRILLION. When Mr. Moglia arrived, these numbers were $700 million and $24 Billion.

He has served on the Boards of AXA Financial (2002 - 2011) and the Chicago Board Options Exchange (1997 - 2002).

Mr. Moglia has also been a Football Coach for 25 years, but it’s not been a traditional 25 years. He began his career as a coach for 16 years, moved to the business world for over 20, and back to coaching in 2009. In his last 11 years of college coaching, he has been a part of 8 championship teams, and as a head coach has a winning percentage of  ..718. In 2020, he was named to the 2010 - 2019 Big South Football All-Decade Team, one of 10 Coastal Carolina Chanticleers—the most by any school on the All-Decade Team. He was the fastest coach in Big South history to 30 overall wins (30-8) and 40 overall wins (40-11) and has the most FCS Playoff appearances by a head coach in Big South history. He has also received multiple Coach of the Year honors, including the Eddie Robinson National Coach of the Year award, was a recipient of the Vince Lombardi Award, and was also inducted into the Lombardi Hall of Fame.

Mr. Moglia has received the Ellis Island Medal of Honor and the Sharp Trophy for Leadership. He has been honored by the National Italian American Foundation, the Columbus Citizens Foundation, the American Institute for Stuttering and the Stuttering Association for the Young. He has been inducted into seven Halls of Fame, is a member of the National Economics Society and is the recipient of three Honorary Doctorates. Mr. Moglia has already had a book written about his life, and he is the only author in the world that has written two books published on both investing and football.

He earned his degree of economics from Fordham University and his masters from the University of Delaware. We believe Mr. Moglia is qualified to serve on our board of directors because of his experience in the finance industry.

Larry G. Swets, Jr., 45, has served as our Chief Executive Officer and Director since July 2020. Mr. Swets has over 25 years of experience within financial services encompassing both non-executive and executive roles. Mr. Swets founded Itasca Financial LLC, an advisory and investment firm, in 2005 and has served as its managing member since inception. Mr. Swets also founded and is also the President of Itasca Golf Managers, Inc., a management services and advisory firm focused on the real estate and hospitality industries, in August 2018. Mr. Swets has served as a director and the Chief Executive Officer of Itasca Capital Ltd. (TSXV: ICL) (formerly Kobex Capital Corp.), a publicly -traded investment firm since June 2016. In June 2020, Mr. Swets began serving as interim Chief Executive Officer of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH), which intends to operate as a diversified reinsurance, investment management and real estate holding company. Previously, he served as the Chief Executive Officer of Kingsway Financial Services Inc. (NYSE: KFS) from July 2010 to September 2018, including as its President from July 2010 to March 2017. Prior to founding Itasca Financial LLC, Mr. Swets served as an insurance company executive and advisor, including the role of director of investments and fixed income portfolio manager for Lumbermens Mutual Casualty, a/k/a Kemper Insurance. Mr. Swets began his career in insurance as an intern in the Kemper Scholar program in 1994. Mr. Swets has also served as a member of the board of directors of 1347 Property Insurance Holdings, Inc. since November 2013, Limbach Holdings, Inc. (Nasdaq: LMB), a company which provides building infrastructure services since July 2016, Insurance Income Strategies Ltd. since October 2017, Harbor Custom Development, Inc. since February

2020, Alexian Brothers Foundation since March 2018, and Unbounded Media Corporation since June 2019 Previously, he served as a member of the board of directors of Kingsway Financial Services Inc. from September 2013 to December 2018, Atlas Financial Holdings, Inc. (Nasdaq: AFH) from December 2010 to January 2018, FMG Acquisition Corp. (Nasdaq: FMGQ) from May 2007 to September 2008, United Insurance Holdings Corp. from 2008 to March 2012, and Risk Enterprise Management Ltd. from November 2007 to May 2012. He is a member of the Young Presidents’ Organization. Mr. Swets earned a Master’s Degree in Finance from DePaul University in 1999 and a Bachelor’s Degree from Valparaiso University in 1997. He also holds the Chartered Financial Analyst (CFA) designation. We believe Mr. Swets is qualified to serve on our board of directors because of his experience with special purpose acquisition companies and in the finance and insurance industries.

D. Kyle Cerminara, 43, has served as our President and Director since July 2020. Mr. Cerminara has over 20 years’ experience as an institutional investor, asset manager, director, chief executive, founder and operator of multiple financial services and technology businesses. Mr. Cerminara co-founded Fundamental Global Investors, LLC, an SEC registered investment advisor that manages alternative investment funds, in 2012 and serves as its chief executive officer. Mr. Cerminara is also the co-chief investment officer of CWA Asset Management Group, LLC, a wealth advisor and multi-family office affiliated with Fundamental Global Investors, LLC, which position he has held since January 2013. Mr. Cerminara is a member of the board of directors of a number of companies focused in the reinsurance, investment management, real estate, technology and communication sectors, including BK Technologies Corporation (NYSE American: BKTI), a provider of two-way radio communications equipment, since July 2015, Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, since February 2015, 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH), which intends to operate as a diversified reinsurance, investment management and real estate holding company, since December 2016, Itasca Capital Ltd. (TSXV: ICL) (formerly Kobex Capital Corp.), a publicly-traded investment firm, since June 2016, and Firefly Systems Inc., a venture-backed digital advertising company, since August 2020. He was appointed chairman of 1347 Property Insurance Holdings, Inc. in May 2018 and served as its principal executive officer from March 2020 to June 2020. He was also appointed chairman of Itasca Capital Ltd. in June 2018. Mr. Cerminara has served as the chairman of Ballantyne Strong, Inc. since May 2015. He also previously served as its chief executive officer from November 2015 through April 2020. Mr. Cerminara was also the chairman of BK Technologies Corporation from March 2017 until April 2020. He also served on the board of directors of Limbach Holdings, Inc. (Nasdaq: LMB), a company which provides building infrastructure services, from March 2019 to March 2020; Iteris, Inc. (Nasdaq: ITI), a publicly-traded, applied informatics company, from August 2016 to November 2017; and Magnetek, Inc., a publicly-traded manufacturer, in 2015. He serves as a Trustee and President of StrongVest ETF Trust, which was an open-end management investment company that is in the process of being dissolved, since July 2016. He previously served on the board of directors of blueharbor bank, a community bank, from October 2013 to January 2020. Prior to these roles, Mr. Cerminara was a portfolio manager at Sigma Capital Management, an independent financial adviser, from 2011 to 2012, a director and sector head of the Financials Industry at Highside Capital Management from 2009 to 2011, and a portfolio manager and director at CR Intrinsic Investors from 2007 to 2009. Before joining CR Intrinsic Investors, Mr. Cerminara was a vice president, associate portfolio manager and analyst at T. Rowe Price (Nasdaq: TROW) from 2001 to 2007, where he was amongst Institutional Investor’s Best of the Buy Side Analysts in November 2006, and an analyst at Legg Mason (NYSE: LM) from 2000 to 2001. Mr. Cerminara received an MBA degree from the Darden Graduate School of Business at the University of Virginia and a B.S. in Finance and Accounting from the Smith School of Business at the University of Maryland, where he was a member of Omicron Delta Kappa, an NCAA Academic All American and Co-Captain of the men’s varsity tennis team. He also completed a China Executive Residency at the Cheung Kong Graduate School of Business in Beijing, China. Mr. Cerminara holds the Chartered Financial Analyst (CFA) designation. We believe Mr. Cerminara is qualified to serve on our board of directors because of his experience with special purpose acquisition companies and in the finance industry.

Hassan R. Baqar, 42, has served as our Chief Financial Officer since July 2020. Mr. Baqar has over 20 years of experience within financial services focused on corporate development, mergers & acquisitions, capital raising, investments and real estate transactions. Mr. Baqar has served as the founder and managing member of Sequoia Financial LLC, a financial services and advisory firm, since January 2019. Mr. Baqar has also served as Chief Financial Officer of Insurance Income Strategies Ltd., a Bermuda based reinsurance company since October 2017, as a director and Chief Financial Officer of Itasca Capital Ltd. (TSXV: ICL) (formerly Kobex Capital Corp.), a publicly-traded investment firm since June 2016, as a director of Fundamental Global Reinsurance Ltd., a Cayman Islands reinsurance company since June 2020, and as a director and Chief Financial Officer of Unbounded Media Corporation since June 2019. Previously, he served as Vice President of Kingsway Financial Services Inc. (NYSE: KFS) (“Kingsway”) from January 2014 to January 2019 and as a Vice President of Kingsway’s subsidiary Kingsway America Inc. from January 2010 to January 2019. Mr. Baqar also served as Chief Financial Officer and director of 1347 Capital Corp., a special purpose acquisition company, from April 2014 to July 2016 when the company completed its initial business combination to form Limbach Holdings, Inc. (Nasdaq: LMB). Mr. Baqar served as a member of the board of directors of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) from October 2012 to May 2015. By virtue of a management services agreement between 1347 Advisors LLC, a wholly owned subsidiary of Kingsway, and United Insurance Management, L.C., he also served as the Chief Financial Officer of United Insurance Holdings Corp. (Nasdaq: UIHC), a publicly held property and casualty insurance holding company, from August 2011 to April 2012. His previous experience also includes director of finance at Itasca Financial, LLC from 2008 to 2009 and positions held at Lumbermens Mutual Casualty, a/k/a Kemper Insurance Companies, a diversified mutual property-casualty insurance provider, from June 2000 to April 2008, where he most recently served as a senior analyst. Mr. Baqar earned a Master’s Degree in Business Administration from Northeastern Illinois University in 2009 and a Bachelor’s Degree in Accounting and Business Administration from Monmouth College in 2000. He also holds a Certified Public Accountant designation. We believe Mr. Baqar is qualified to serve on our board of directors because of his experience with special purpose acquisition companies and his experience as chief financial officer of various other companies.

Nicholas Rudd, 37, has served on our board of directors since July 2020. Mr. Rudd is a financial services executive with a broad background in capital markets, insurance and insurance technology, investing, digital product development, and sports entertainment. Mr. Rudd has spent the past five years with a deep focus on the digital economy. From September 2017 to August 2020, Mr. Rudd worked at Two Sigma Insurance Quantified (“TSIQ”), where he was most recently responsible for partnerships. During his time at TSIQ, he worked in partnerships, business operations, corporate development and business development. From February 2017 to September 2017, he was the business lead for Chubb’s Innovation Center. Mr. Rudd started his career at Banc of America Securities, the predecessor to BofA Securities, in July 2005. From BofA, Mr. Rudd moved into the sports and entertainment space, where he worked in a variety of functions for the executive leadership team of the United Football League (“UFL”) from August 2009 to April 2011. In April 2011, Mr. Rudd joined TD Ameritrade as the Chief of Staff to the Chairman, Joseph Moglia. Mr. Rudd has been a member of the board of managers of Brightline Partners, an advertising technology business since September 2016. He also serves on the board of trustees of Madison Square Boys & Girls Club, which provides after-school programming for young people ages 6 to 18 across six clubhouses (located in the Bronx, Brooklyn, and Harlem). Mr. Rudd earned his B.A. in History from Columbia University’s Columbia College, and was an inaugural member of Cornell University’s Cornell Tech MBA program. We believe Mr. Rudd is qualified to serve on our board of directors because of his experience in capital markets.

Robert Weeks, 36, has served on our board of directors since July 2020. Mr. Weeks has a background in investing, capital markets, investment banking and financial product development. Mr. Weeks has served as Chief of Staff to the Chairman of the board at TD Ameritrade Holding Corporation (Nasdaq: AMTD) since May 2014. Mr. Weeks has also served as an advisor to a private charitable foundation, where he has responsibility for all aspects of the foundation’s endowment and charitable operations since May 2014. Previously, from February 2010 to May 2014, Mr. Weeks worked at Merrill Lynch, where he developed financial products using commodity, equity, foreign exchange and interest rate derivatives. Mr. Weeks began his career at Merrill Lynch as an investment banker focused on capital markets where he completed debt financings for companies in the technology, real estate, transportation and electric utility sectors. He also represented international financial institutions on structured note offerings. Mr. Weeks has served on the board of managers of Brightline Partners, an advertising technology business since September 2016. He has also served as a board observer at aWhere, Inc., an agronomic big data analytics company, since April 2017. He has also served on the board of directors of the Olympic Club Foundation since January 2020. Mr. Weeks earned a B.A. in Economics and M.S. in Finance from Washington University in St. Louis. We believe Mr. Weeks is qualified to serve on our board of directors because of his experience in the finance industry.

Stockholder Communications

Our Board has established a process for stockholders to send communications to our Board. Stockholders may communicate with our Board generally or a specific director at any time by writing to our General Counsel and Secretary, c/o FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143. We will review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to our Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to our Board generally, to the Co-Chairmen of our Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to our Board.

Director Independence

The NYSE rules currently require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Joseph Hugh Moglia, Nicholas Spencer Rudd and Robert Christopher Weeks are “independent directors” as defined in Rule 10A-3 of the Exchange Act and the rules of the NYSE. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Number and Terms of Office of Officers and Directors

Our Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Joseph Moglia and Robert Weeks, will expire at the special meeting. The term of office of the second class of directors, consisting of Larry Swets, Jr. and Nicholas Rudee, will expire at the 2022 annual meeting of stockholders. The term of office of the third class of directors, consisting of D. Kyle Cerminara, will expire at the 2023 annual meeting of stockholders.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our current bylaws as it deems appropriate pursuant to our current charter.

Committees of the Board of Directors

Our Board has three standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the Board. Joseph Moglia, Nicholas Rudd and Robert Weeks serve as members of our audit committee, and Mr. Weeks chairs the audit committee. All of the members of the audit committee are independent.

Each member of the audit committee is financially literate and our Board has determined that Mr. Weeks qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

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assisting board oversight of  (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and;

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reviewing with management, the independent, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the Board. Joseph Moglia, Nicholas Rudd and Robert Weeks serve as members of our compensation committee. Joseph Moglia chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of $10,000 per month, until September 30, 2022, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The current charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. The initial members of our nominating and corporate governance are Joseph Moglia, Nicholas Rudd and Robert Weeks. Mr. Rudd serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

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screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Committee Meetings and Attendance

From September 30, 2020 through December 31, 2020, the end of our fiscal year, our Audit Committee held one meeting, at which all members of the Audit Committee were present. Our Board and Compensation Committee held two meetings in the year ended December 31, 2020.

We encourage all of our directors to attend our annual meetings of stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Class A common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of these forms, we believe that during the year ended December 31, 2020 there were no delinquent filers.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We previously filed a copy of our form of the Code of Business Conduct and Ethics and our audit committee and compensation committee charters as exhibits to the registration statement in connection with our initial public offering. You may review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees will be provided without charge upon request from us. If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this proxy statement or in any report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

•

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. Our current charter will provide that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination

Potential investors should also be aware of the following other potential conflicts of interest:

•

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•

Our initial stockholders purchased founder shares prior to our initial public offering and purchased private placement securities in a transaction that closed simultaneously with the closing of the initial public offering. Our initial stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our initial stockholders with respect to any public shares acquired by them in or after this offering. Additionally, our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our current charter. If we do not complete our initial business combination within the prescribed time frame, the private placement securities will expire worthless. Furthermore, our initial stockholders have agreed not to transfer, assign or sell any of their founder shares until: (i) with respect to 50% of the founder shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the founder shares, twelve months after the date of the consummation of our initial business combination. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any founder shares. We refer to such transfer restrictions throughout this proxy statement as the lock-up. Notwithstanding the foregoing, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up. Subject to certain limited exceptions, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our sponsor, officers or directors. In the event we seek to complete our initial business combination with an business combination target that is affiliated with our sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on NYSE, we will also pay our sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public stockholders for a vote, our initial stockholders have agreed to vote their founder shares, and they and the other members of our management team have agreed to vote any founder shares they hold and any shares purchased during or after the offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our current charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our current charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the current charter. Our current bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any public shares they have or may acquire (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Audit Fees

The firm of Plante & Moran, PLLC (“P&M”) acts as our independent registered public accounting firm. The following is a summary of fees paid to P&M for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by P&M in connection with regulatory filings. The aggregate fees billed by P&M for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from June 24, 2020 (inception) through September 30, 2020 totaled $20,000. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We paid P&M $19,500 for the services performed related to consent and comfort letter issued in relation to our initial public offering.

Tax Fees. We did not pay P&M for tax planning and tax advice for the period from June 24, 2020 (inception) through December 31, 2020, respectively.

All Other Fees. We did not pay P&M for other services during the period from June 24, 2020 (inception) through December 31, 2020.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our Board. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against us or any members of our management team in their capacity as such.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of the Company included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated on June 24, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of our initial public offering and the sale of the private placement securities that occurred simultaneously with the completion of our initial public offering, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in a business combination:

•

may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A shares on a greater than one-to-one basis upon conversion of the Class B common stock;

•	may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to those afforded our common stock;

•

could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our Class A common stock and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our common stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, our ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•	other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On February 9, 2021, the Company entered into the Business Combination Agreement with OppFi, OFS, and the Members’ Representative. Upon consummation of the business combination, the Company will change its name to “OppFi Inc.”

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for the OppFi Units, the Company will contribute to OppFi the Cash Consideration and the number of shares of newly issued Class V voting stock equal to the number of Retained OppFi Units, which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS.

At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion). The Members will, immediately following the Closing, retain an aggregate number of OppFi Units equal to (i) (A) OppFi’s equity value (i.e., $743,000,000), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, minus (E) the Cash Consideration, divided by (ii) $10.

In connection with the Closing, on the Closing Date, 25,500,000 Retained OppFi Units held by the Members and an equal number of shares of Class V voting stock distributed to OFS by the Company in connection with the business combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by OppFi and its subsidiaries, and the Company’s only direct assets will consist of OppFi Units. Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A Common Stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to the outstanding warrants to purchase Class A Common Stock or issuance of any shares under the Incentive Plan or ESPP Plan, the Company is expected to own, directly or indirectly, approximately 26.3% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi A&R LLCA and all remaining OppFi Units will be owned by the Members. In addition, the Members, via OFS, are expected to hold a controlling voting interest in the Company after the Closing and will therefore have the ability to control OppFi.

In connection with the Closing, pursuant to the current charter, and the Amended Sponsor Letter, all then-outstanding founder shares will be converted into shares of Class A common stock on a one-for-one basis and into an aggregate of 5,943,750 shares of Class A common stock.

Pursuant to the Business Combination Agreement, the “Cash Consideration” to be paid by the Company at the Closing will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing (following any redemptions of Class A common stock by the Company’s public stockholders), less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing and $15,000,000, exceed (b) the amount of all cash, cash equivalents, deposits and marketable securities held by OppFi on the Closing Date.

Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the OppFi A&R LLCA. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company.

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. The representations and warranties made under the Business Combination Agreement will not survive the Closing, other than claims against a party that committed fraud with respect to the making of its applicable representation and warranty. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of OppFi, the Company and their respective subsidiaries during the period between execution of the Business Combination Agreement and the Closing. The covenants made under the Business Combination Agreement will not survive the Closing, unless by their terms, they are to be performed in whole or in part after the Closing. Each of the parties to the Business Combination Agreement has agreed to use its commercially reasonable efforts to cause the Business Combination to be consummated after the date of the execution of the Business Combination Agreement in the most expeditious manner practicable.

Conditions to Closing

Under the Business Combination Agreement, the obligations of the parties (or, in some cases, some of the parties) to consummate the business combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby and certain other matters by requisite vote of the Company’s stockholders (the “Company Stockholder Approval”); (ii) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; and (iv) material compliance by the parties with their respective pre-Closing and Closing obligations and the accuracy of each party’s representations and warranties in the Business Combination Agreement, in each case subject to the certain materiality standards contained in the Business Combination Agreement. In addition, OppFi’s obligation to consummate the Business Combination is subject to the condition that the Company have at least $200,000,000 in cash available at Closing, after the repayment of redemptions, if any.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including only as follows, (i) upon the mutual written consent of the Company and OppFi; (ii) by the Company or OppFi if any applicable law or final, non-appealable Order (as defined in the Business Combination Agreement) is in effect making the consummation of the Business Combination illegal; (iii) by the Company or OppFi if the Closing has not occurred by the Outside Date (as defined in the Business Combination Agreement); or (iv) by the Company, on the one hand, or OppFi, on the other hand, as a result of certain breaches by the counterparties to the Business Combination Agreement that remain uncured after any applicable cure period provided in each case (i)-(iv) that such termination right is not available to the applicable party if such party exercising the right is in breach of its representations, warranties, covenants, agreements or other obligations under the Business Combination Agreement.

Other Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Tax Receivable Agreement

Simultaneously with the Closing, the Company, OppFi, the Members and the Members’ Representative will enter into the Tax Receivable Agreement, which will provide for, among other things, payment by the Company to the Members of 90% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained OppFi Units for Class A Common Stock (as more fully described in the Tax Receivable Agreement).

Second Amended and Restated Certificate of Incorporation of the Company and Amended and Restated Bylaws of the Company

In connection with the Closing, the Company will amend and restate (i) subject to receipt of Company Stockholder Approval, its current charter by adopting the proposed charter and (ii) the current bylaws by adopting the proposed bylaws, to establish a structure containing Class A common stock, which will carry such economic and voting rights as set forth in the proposed charter and proposed bylaws, and Class V voting stock, which will carry only such voting rights as set forth in the proposed charter and proposed bylaws (as more fully described in the proposed charter and proposed bylaws).

Amended and Restated Limited Liability Company Agreement of OppFi

At the Closing, the Company, OppFi and the Members will enter into the OppFi A&R LLCA, which will, among other things, permit the issuance and ownership of OppFi Units as contemplated to be issued and owned upon the consummation of the business combination, designate the Company as the sole manager of OppFi, provide for the Exchange Rights, otherwise amend and restate the rights and preferences of the OppFi Units and set forth the rights and preferences of the OppFi Units, and establish the ownership of the OppFi Units by the persons or entities indicated in the OppFi A&R LLCA, in each case, as more fully described in the OppFi A&R LLCA.

Amendment to the Sponsor Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company (including the Founder Holders), FG New America Investors LLC, the Company, OppFi and the Members’ Representative have entered into the Amended Sponsor Letter in connection with the Letter Agreement, pursuant to which, among other things, the Founder Holders agreed to waive any and all anti-dilution rights described in its current charter or otherwise with respect to the shares of Class A common stock (that formerly constituted shares of Class B common stock held by the Founder Holders) held by the Founder Holders that may be implicated by the business combination such that the Class B Common Stock Conversion will occur as discussed herein (and as more fully described in the Amended Sponsor Letter).

Investor Rights Agreement

At the Closing, the Company, the Founder Holders, the Members, the Members’ Representative and certain other parties will enter into the Investor Rights Agreement, pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through March 31, 2021 were organizational activities, including those necessary to prepare for the initial public offering and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in the recurring fair value measurement of our warrant liabilities at each reporting period.

For the three months ended March 31, 2021, we incurred net loss of $3,086,017, which consisted of i) $1,810,996 in operating expenses primarily related to legal and other expenses incurred pertaining to the Business Combination and ii) $1,281,023 related to change in fair value of warrant liabilities primarily related to the Public Warrants (as defined below), offset by $6,002 investment income earned in trust account. Of the $1,281,023 increase in fair value related to warrant liabilities, $1,071,064 pertains to the Public Warrants (as defined below) that are valued using the period end closing price of such warrants on the NYSE.

Liquidity and Capital Resources

On October 2, 2020, we consummated our IPO of 22,500,000 units, at a price of $10.00 per unit, generating gross proceeds of $225 million. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share. On October 14, 2020, we consummated the closing of the sale of 1,275,000 additional units upon receiving notice of the underwriters’ election to partially exercise their overallotment option (the “over-allotment”), generating additional gross proceeds of approximately $12.8 million.

Simultaneously with the closing of the IPO, on October 2, 2020, the Company completed the private sale to the Sponsor of an aggregate of (i) 462,500 private units to the Sponsor at a purchase price of $10.00 per private unit, generating gross proceeds to the Company of $4,625,000, (ii) 3,848,750 founder warrants at a purchase price of $1.00 per founder warrant, generating gross proceeds to the Company of $3,848,750 and (ii) 1,512,500 $15 Exercise Price Warrants at a purchase price of $0.10 per $15 Exercise Price Warrant, generating gross proceeds to the Company of $151,250. Each Private Placement Unit consists of one share of Class A common stock and one-half of one non-redeemable warrant (“Private Unit Warrant”). Each whole Private Unit Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share. In addition, simultaneously with the closing of the IPO, the Company completed the private placement of an aggregate of 112,500 Underwriter Units to the underwriters. In connection with the partial exercise of underwriters’ over-allotment option on October 14, 2020, the Company also issued an additional 6,375 Underwriter Units to the underwriters. Each Underwriter Unit consists of one share of Class A common stock and one-half of one warrant (“Underwriter Warrant”), with each whole Underwriter Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share.

Following the closing of the IPO and the private placements of private placement units, Underwriter Units, founder warrants and $15 Exercise Price Warrants on October 2, 2020, as well as the closing of the over-allotment option on October 14, 2020, an amount of $243,375,000 from the net proceeds of the sale of units in the IPO (including proceeds from the partial exercise of the over-allotment option) and the sale of private placement units, Underwriter Units, founder warrants and $15 Exercise Price Warrants was placed in the trust account.

For the three months ended March 31, 2021, cash used in operating activities was $556,281, consisting primarily of net loss of $3,086,017, reduced by change in fair value of warrant liabilities of $1,281,023, and change in operating assets and liabilities which include decrease in prepaid expenses by $15,963 and increase in accounts payable by $1,232,750.

We intend to use substantially all of the funds held in the trust account (excluding deferred underwriting fees) to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2021, we had cash of $575,403 held outside the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into founder warrants at a price of $1.00 per warrant at the option of the lender.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business through October 2, 2022. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. In addition, we intend to target businesses larger than we could acquire with the net proceeds of our initial public offering and the sale of the private placement securities and may as a result be required to seek additional financing to complete such proposed initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. In addition, following our business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to reimburse the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team by the Sponsor, members of the Sponsor, and the Company’s management team or their affiliates in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and the Company does not pay a third party directly for such services, from the date of closing of the Public Offering. Upon completion of a business combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Additionally, at the IPO the Company granted underwriters for a period beginning on the closing of the IPO and ending on the later of 24 months after the closing of the IPO and 12 months after the consummation of our Business Combination, a right of first refusal to act as (i) exclusive financial advisor in connection with all of the Company’s proposed Business Combinations for a fee of up to 3.5% of the proceeds of the IPO (subject to the Company’s right to allocate up to 50% of such fee to another financial institution or extinguish such amount in Company’s sole discretion), and (ii) sole investment banker, sole book-runner and/or sole placement agent, at underwriters’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for the Company or any successor to it or any of its subsidiaries, on terms agreed to by both the Company and underwriters in good faith.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We had identified the following as its critical accounting policies:

Basis of presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in a money market fund that invests exclusively in short term U.S. Treasury obligations. During the three months ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account to pay for its franchise and income taxes.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liabilities

The Company accounts for the 11,887,500 Public Warrants, 3,848,750 $11.50 Exercise Price Warrants, 1,512,500 $15 Exercise Price Warrants, 231,250 Private Unit Warrants and 59,437 Underwriter Warrants in accordance with the guidance contained in ASC 815-40 “Derivatives and Hedging – Contracts in Entity’s Own

Equity”. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, due to a provision in the Warrant Agreement related to certain tender or exchange offer provisions, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Public Warrants are valued at market price based on a quoted price in an active market. The Company utilizes a Monte Carlo simulation model to value the Private Placement Warrants, Private Unit Warrants and Underwriter Warrants at each reporting period.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, any deferred tax assets are fully reserved against due to losses.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of March 31, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net loss per share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. In the periods when net losses are incurred, no impact of dilutive securities is included in the calculation of diluted weighted average number of common shares outstanding. The weighted average shares outstanding are adjusted for the common shares subject to possible redemption.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, other than the warrant liabilities described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company reported warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT OPPFI

Unless the context otherwise requires, all references in this section to “OppFi” refer to OppFi and its subsidiaries prior to the consummation of the business combination in the present tense or the combined company from and after the Business Combination. OppFi’s business and the industry in which OppFi operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this proxy statement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by OppFi.

Industry, Market and Other Data

Unless otherwise indicated, estimates and information concerning OppFi’s industry and the market in which OppFi operates contained in this proxy statement, including OppFi’s general expectations, market position, market opportunity, and market size, are based on industry publications and reports generated by third-party providers, other publicly available studies, and its internal sources and estimates. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although OppFi is responsible for all of the disclosure contained in this section of the proxy statement captioned “Information About OppFi” and OppFi believes the information from the industry publications and other third-party sources included in this proxy statement is reliable, OppFi has not independently verified the accuracy or completeness of the data contained in such sources. The content of, or accessibility through, the below sources and websites, except to the extent specifically set forth in this proxy statement, does not constitute a portion of this proxy statement and is not incorporated herein, and any websites are an inactive textual reference only.

The source of certain statistical data, estimates and forecasts contained in this proxy statement are the following independent industry publications or reports:

•

Brevoort, Kenneth P. Grimm, Philipp and Kambara, Michelle, “Data Point: Credit Invisibles,” Consumer Financial Protection Bureau, accessed July 15, 2016, http://files.consumerfinance.gov/f/201505_cfpb_data-point-credit-invisibles.pdf.

•

Chen, Lisa, and Gregory Elliehausen (2020). “The Cost Structure of Consumer Finance Companies and Its Implications for Interest Rates: Evidence from the Federal Reserve Board’s 2015 Survey of Finance Companies,” FEDS Notes. Washington: Board of Governors of the Federal Reserve System, August 03, 2020, https://doi.org/10.17016/2380-7172.2610.

•	Elkins, Kathleen. “Here’s how much money Americans have in their savings accounts.” CNBC.com, Sept 13, 2017.

•

Farrell, Diana, Greig, Fiona, Chenxi, Yu, “Weathering Volatility 2.0: A Monthly Stress Test to Guide Savings,” J.P. Morgan Chase & Co. Institute, October 2019, accessed March 12, 2021, https://www.jpmorganchase.com/content/ dam/jpmc/jpmorgan-chase-and-co/institute/pdf/institute-volatility-cash-buffer-executive-summary.pdf.

•	Friedman, Zack. “78% Of Workers Live Paycheck To Paycheck.” Forbes.com, January 11, 2019.

•

Graham, Karen and Golden, Elaine (2019). “Financially Underserved Market Size Study 2019,” https://s3.amazonaws.com/cfsi-innovation-files-2018/wp-content/uploads/2020/01/31170215/2019-Market-Size-Report.pdf.

•	Hard, Kausar. et. al. “UNEQUAL ACCESS TO CREDIT: The Hidden Impact of Credit Constraints.” NewYorkFed.org, 2019.

As disclosed in this proxy statement, the Net Promoter Scores for the lending programs of OppFi’s banking partners are 85. The Net Promoter Scores were derived through a third-party service that administers surveys to loan applicants immediately following the applicants’ acceptance of a loan on OppFi’s platform. Net Promoter

Scores are calculated based on responses measured on a scale of zero to ten to the survey question, “How likely are you to recommend OppLoans to a friend?” Responses of nine or 10 are considered “promoters,” responses of seven or eight are considered neutral or “passives,” and responses of six or less are considered “detractors.” The percentage of detractors is subtracted from the percentage of promoters to obtain the Net Promoter Score using the methodology developed by Bain & Company, Inc. References to OppFi’s bank partners’ Net Promoter Scores are based on survey data gathered in 2020. Net promoter score for the bank industry are based on 2016 Net Promoter Score Benchmarks Study by the Qualtrics XM Institute (formerly Temkin Group).

Company Overview

OppFi is a leading financial technology platform that powers banks to offer accessible lending products through its proprietary technology and artificial intelligence and a top-rated experience. OppFi’s primary mission is to facilitate financial inclusion and credit access to the 60 million everyday consumers who lack access to traditional credit through best available products and an unwavering commitment to its customers. Unlike payday loans, earned wage access and similar credit products that often lack transparency, fairness, and ability to repay guidelines, OppFi is dedicated to offering the best possible product and service at the best possible price. Loans facilitated on OppFi’s platform can be up to 5 times cheaper than payday loans,1 are fully amortizing, accrue simple interest, are absent of fees (namely, no prepayment penalties, origination fees, late fees or insufficient funds fees), and present the customer with the total cost of the loan up front. The average installment loan facilitated by OppFi’s platform is $1,500, payable in monthly installments and with an average contractual term of 11 months. There are no “rollovers” and payments are reported to the three major credit bureaus. OppFi’s dedication to borrowers is further evidenced by its “TurnUp” process described below and most importantly, by its exceptionally high customer satisfaction ratings.

(1)	Based on a 59% APR installment loan from OppFi compared to >300% APR of payday and title loans.

OppFi is a leading mission-driven financial technology platform that powers banks to offer accessible lending products and a top-rated experience to everyday consumers. OppFi partners with banks to facilitate short-term lending options for everyday consumers who lack access to mainstream financial products. OppFi’s artificial intelligence, or AI, enabled financial technology platform focuses on helping these everyday consumers who lack access to traditional credit products to build a better financial path. Consumers on OppFi’s platform benefit from higher approval rates and a highly automated, transparent, efficient, and fully digital experience. OppFi’s bank partners benefit from its turn-key, outsourced marketing, data science, and proprietary technology to digitally acquire, underwrite and service these everyday consumers. Since inception, OppFi has facilitated more than $2.3 billion in gross loan issuances covering over 1.5 million loans.

OppFi’s “Everyday Consumers” are median U.S. consumers, who are employed, have bank accounts, and earn median wages. Some have experienced a hardship or emergency and need a loan; others are struggling to make ends meet; while others have unplanned expenses, like buying a computer for their child who is in remote school due to COVID-19, for which they did not have money budgeted. When they apply for a loan through a bank, they are rejected due to their credit score.

The OppFi solution begins with an approximately 5-minute mobile-optimized online application which, at the applicant’s request, feeds into its “TurnUp” process, which performs a search for mainstream lower cost credit products that offer an annual percentage rate, or APR, of less than 36%. Approximately 90% of the time, no offers of lower credit are returned. If no mainstream credit options are available, the application is processed through OppFi’s proprietary underwriting platform. OppFi’s AI-enabled underwriting platform utilizes alternative metrics to determine customers’ creditworthiness. OppFi’s proprietary algorithms are validated by bank partners to facilitate their underwriting processes. These algorithms ignore traditional credit scores, which are typically not the most accurate predictor of this consumer’s ability and willingness to repay.2 OppFi’s solution is based on the belief that everyday consumers can be provided credit in a way that is both accessible and affordable.

OppFi collects and calculates over 500 attributes on loan applications for uses in loan decisions. These attributes are based on data from credit bureaus, bank transactions and loan applications. Using this information, OppFi generates a proprietary score in combination with scores generated from third party providers. Scores are shared with applicants, along with the relevant factors for the score calculation. The proprietary score determines the exact loan terms to be offered to an applicant.

OppFi’s platform offers consumers a streamlined application experience that is simple, easy and transparent. After applying, applicants often receive instant decisions, as 75% of OppFi’s underwriting decisions are automated, with next business day funding. This process provides consumers with instant access to fair, transparent credit as well as an opportunity to build financial health over time through our standard reporting to the three major credit bureaus. OppFi’s installment loans have an average contractual length of less than one year, and its partner banks reward customers over time with lower priced products as they repay. OppFi’s installment loans have no fees, including no origination fees, no late fees, and no insufficient funds, or NSF, fees. Customers are offered transparent and flexible repayment options, including allowing customers to make payments for their full term, as well as allowing them to pre-pay their loans with no penalties. OppFi’s goal is to ultimately improve consumers’ access to credit via improved credit scores and to graduate them to more mainstream products over time, such as near-prime loan products and credit cards.

In pursuit of its mission to provide financial inclusion to the Everyday Consumer, OppFi focuses not only on providing initial access to credit but also on education and providing a pathway toward building financial health. OppU, OppFi’s financial education platform, provides free, standards-aligned courses intended to teach financial literacy to its customers. With OppU, both customers and non-customers can learn what it takes to build credit as well as how to budget and manage their finances.

Some OppFi consumers also have access to Salary Tap, OppFi’s payroll deduction secured installment loan product. Mechanically similar to the standard installment loan product, Salary Tap provides customers with the ability to repay through salary allotment, significantly improving repayment security and offered at lower rates to consumers. Salary Tap is currently available to OppFi customers who work at a qualified employer and apply for the Salary Tap product, so long as the applicant does not have an active or written off loan with OppFi. The percentage of OppFi’s customers who have used Salary Tap is less than 0.1%.

OppFi plans to launch its credit card, OppFi Card, as a graduation product for consumers starting in the second half of 2021, utilizing best-in-class mobile experience and customer service to provide OppFi consumers with another opportunity to build credit and an alternative to traditional credit cards after they have built credit through its other products.

OppFi believes that it has already achieved significant scale, and is continuing to grow significantly via its legacy installment loan product along with new product offerings including its recently launched Salary Tap payroll deduction product and anticipated credit card, OppFi Card. As of December 31, 2020, OppFi has amassed a base of nearly 600,000 unique customers since its inception and is growing rapidly. OppFi’s net promoter score (NPS) of 85 for the year ended December 31, 2020, far exceeds the industry average NPS of 32 for banks and is reflective of its commitment to providing a best in class customer service experience. NPS is a score that

[2]

OppFi has conducted a retroactive analysis of loss rates by risk segment against a Vantage 4.0 credit score model and was able to conclude the internal model had better risk adjusted losses over a twelve-month period. In fact, OppFi’s internal model recommended the approval of 29% additional loans at the same default rate. See the section titled “–Proprietary, data driven decisioning and risk models” for more information.

measures the likelihood of users to recommend a company’s products or services to others, and ranges from a low of negative 100 to high of positive 100, and benchmark scores can vary significantly by industry. A score greater than zero represents a company having more promoters than detractors. Additionally, OppFi has been ranked as an Inc. 5000 company since 2016 and was named the eighth fastest-growing Chicagoland company in 2020 by Crain’s Chicago Business, measured by five-year growth rate. OppFi has maintained an A+ rating from the Better Business Bureau (BBB) since January 2016 and a 4.9/5 star rating with more than 14,000 online customer reviews, making it one of the top customer-rated financial platforms online.

For the years ended December 31, 2019 and 2020, revenue was approximately $229 million and $291 million, respectively, representing period-over-period revenue growth of approximately 27%. OppFi generated earnings before tax (EBT) of approximately $33 million and $78 million for the years ended December 31, 2019 and 2020, respectively, representing period-over-period EBT growth of approximately 135%.14

[14]	Represents Net Income as reported in audited financial statements, as the Company does not have tax liability under current LLC pass-through structure.

Market Opportunity

Approximately 60 Million Americans Lack Access to Mainstream Credit

About half of US consumers have non-prime credit scores (below a FICO score of 620)15, approximately 57% have less than $1,000 in their savings account16, and nearly eight out of 10 live paycheck-to-paycheck.17 OppFi operates in this segment of the financial services industry by providing a variety of credit products to historically underserved and underbanked consumers. Generally, these consumers are in need of fair, affordable, transparent and flexible credit products to cover everyday expenses and cash shortfalls, but traditional banks and credit providers are largely unwilling to service these consumers due to low FICO scores or similar factors. More than 90% of top lenders use the FICO score among other quantifiable metrics and qualifying rules to determine a potential borrower’s creditworthiness, and these criteria often result in adverse selection – potentially overlooking consumers who are otherwise willing and able to repay while simultaneously accepting consumers who are not.

[15]

Brevoort, Kenneth P. Grimm, Philipp and Kambara, Michelle, “Data Point: Credit Invisibles,” Consumer Financial Protection Bureau, accessed July 15, 2016, http://files.consumerfinance.gov/f/201505_cfpb_data-point-credit-invisibles.pdf.

[16]	Elkins, Kathleen. “Here’s how much money Americans have in their savings accounts.” CNBC.com, Sept 13, 2017.
[17]	Friedman, Zack. “78% Of Workers Live Paycheck To Paycheck.” Forbes.com, January 11, 2019.

Many US Middle Income, Credit-Challenged Consumers Lack Access to Affordable Credit.

Several demographic and socioeconomic trends have driven demand from these unbanked and underbanked consumers, including stagnant to declining growth in the household income for working-class individuals. In 2017, a study conducted by CareerBuilder found that 78% of U.S. workers are living paycheck to paycheck. In 2019, JP Morgan Chase published a study based on administrative banking data to study the nature and trends of month-to-month fluctuations in income and spending of its U.S. account holders.18 The study found that over the prior six years, the median volatility in month-to-month income was 36% and that families experience large income swings five months per year on average. This study also determined that 65% of U.S. households had insufficient cash needed to sustain a simultaneous income dip and expenditure spike, which the study estimated should be roughly six weeks of take-home pay.

Additionally, the U.S. Federal Reserve reported in October 2019 that approximately 3 in 10 American adults said they were either unable to pay their monthly bills or would be unable to pay their bills given one modest financial setback. The report also found that roughly 22% of the U.S. population is unbanked or underbanked, with around 20% of adults having used alternative financial services in the prior year. Approximately 31% of respondents who applied for credit were denied credit or were offered less credit than they desired, and 3% of respondents desired credit but did not apply for fear of denial. Furthermore, according to a Federal Reserve Bank of New York 2019 study, 23.8% of U.S. adults, or about 60.4 million U.S. adults, lack access to credit at choice.

Banks Must Adapt to an Increasingly Digitally Native Customer to Remain Competitive.

As this consumer segment has grown, a number of traditional financial services have become widely available online. According to the Consumer and Community Development Research Section of the Federal Reserve Board, roughly 50% of U.S. bank customers surveyed have used mobile banking services. Additionally, about half of the U.S. population would be comfortable buying financial products from technology companies based on a Bain survey from 2017. These figures highlight the extent to which consumers now accept the internet

[18]

Farrell, Diana, Greig, Fiona, Chenxi, Yu, “Weathering Volatility 2.0: A Monthly Stress Test to Guide Savings,” J.P. Morgan Chase & Co. Institute, October 2019, accessed March 12, 2021, https://www.jpmorganchase.com/content/dam/jpmc/jpmorgan-chase-and-co/institute/pdf/institute-volatility-cash-buffer-executive-summary.pdf.

for conducting their financial transactions and are willing to entrust their financial information to online companies. OppFi believes the increased acceptance of online financial services has led to an increased demand for online lending and financing, the benefits of which include improved methods for evaluating creditworthiness, customer privacy, ease of access, security, 24/7 loan application availability, speed of funding and loan cost transparency.

Traditional Banks Have Been Slow to Adopt Digital Technology for Consumer Lending.

Traditional banks, who have historically played a substantial role in the consumer credit markets, have often been slow to adapt to this wave of digital adoption among consumers. There are roughly 5,200 FDIC insured institutions, many of which have legacy technology and lack sufficient mobile solutions in today’s digital era. Unlike larger institutions, these smaller players often lack many of the resources needed to fund and develop effective platform digitization. The COVID-19 pandemic has exacerbated these issues for both consumers and the institutions they interact with, as the lack of access to physical banking services has necessitated digital capabilities to fully serve consumers. OppFi believes the performance of its platform through the COVID-19 pandemic has also given OppFi’s existing and prospective bank partners an important new data point to underpin their growing confidence in our solution.

Consumer Lenders Offering Small Personal Loans Require Higher APRs to Break Even.

Loan interest is inclusive of both compensation for forgoing current income for future income and the associated risk as well as compensation for expenses incurred to originate, service and collect the loans. While the former expenses are variable with the amount of the credit and the creditworthiness of the borrower, the latter are largely fixed. These fixed costs are tied to the loan application itself. In the case of smaller-sized consumer loans, these fixed costs are representatively large relative to loan amount; therefore, smaller loans require higher interest rates than larger loans. According to a report published by the Federal Reserve on August 12, 2020, break-even APRs are quite high for small loan amounts. Based on 2015 data in the report, a loan amount of $2,530 is necessary to break even at a 36% APR, and the trend is even more pronounced for smaller loan amounts. The required break-even APR shrinks and flattens for larger loans; however, the implication is that the loan comes with a longer period of indebtedness and a higher overall interest payment over the life of the loan, which is often far worse for OppFi’s target customers who either lack access to this larger loan or lack the willingness or ability to repay this larger loan. Additionally, break-even APRs tend to be much higher for small loan amounts than for large loan amounts, with a $594 loan requiring an APR of 103.54% for a lender to break even and a loan amount of $2,530 being necessary for a lender to break even at an APR of 36%, according to research by the U.S. Federal Reserve.19 As a result, such economics often result in credit-challenged consumers being unable to qualify for credit. OppFi loans have APRs ranging from 59-160%, with no material difference in APR between bank partner loans and non-bank originated loans. The average APR for an OppFi loan over the past three years has been approximately 150%, which percentage has not changed significantly from year to year.

[19]

Lisa Chen and Gregory Elliehausen (2020). “The Cost Structure of Consumer Finance Companies and Its Implications for Interest Rates: Evidence from the Federal Reserve Board’s 2015 Survey of Finance Companies,” FEDS Notes. Washington: Board of Governors of the Federal Reserve System, August 03, 2020, https://doi.org/10.17016/2380-7172.2610.

OppFi’s Solution

OppFi is facilitating financial inclusion to the Everyday Consumer through fair, transparent credit products and a commitment to exceptional customer service. OppFi and its bank-sponsored products are focused on median income consumers with a job and a bank account, who have been abandoned by the traditional mainstream credit players. Through an intelligent and efficient funding process, OppFi is able to create substantial value for its customers and banking partners with minimal complication and maximum transparency.

OppFi has determined that alternative metrics outside of FICO scores can be reliably used to determine a consumer’s true ability and willingness to repay. This notion is supported by a 2019 study conducted by the Financial Health Network that found installment loans and loans issued by non-bank lenders in the U.S. grew at compound annual growth rates of 13.8% and 27.3%, respectively, from 2015 to 2018.20 Many of these non-bank lenders utilize non-FICO based alternative methods to determine creditworthiness. Instead, potential borrowers are evaluated based on metrics such as consistency of income, types of previous loans, previous repayment patterns and employment status, among many others. OppFi believes these nontraditional methods may more accurately identify those consumers who are willing and able to repay loans, while simultaneously avoiding the issuance of loans to those consumers who may have received a loan that they cannot afford or do not intend to repay.

[20]

Graham, Karen and Golden, Elaine (2019). “Financially Underserved Market Size Study 2019,” https://s3.amazonaws.com/cfsi-innovation-files-2018/wp-content/uploads/2020/01/31170215/2019-Market-Size-Report.pdf.

Loan Platform Highlights

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Simple installment loans. OppFi facilitates the issuance of fair, transparent credit products structured to rebuild financial health for the approximately 60 million Americans that lack traditional credit access. Installment loans are free of fees, amortize, and accrue simple interest, so the total cost of the loan is known up front.

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Easy, digital application and rapid approval. After the approximately 5-minute application process submitted through OppFi’s fully digital platform, consumers can receive quick credit decisions. In fact, approximately 75% of all credit decisions are automated.

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Tech-driven decisioning. OppFi’s tech stack uses AI, machine learning and real-time data analytics to make credit decisions. As opposed to traditional credit providers, OppFi ignores traditional credit scores and instead uses alternative data to instantly identify borrowers who have the ability and willingness to repay.

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Hybrid funding model. Once a customer’s application has been submitted, OppFi’s “TurnUp” process voluntarily performs a search on the customer’s behalf to find superior credit offers from mainstream credit providers. If any lower cost products are identified, OppFi displays the offers from the applicable lenders and consumers can choose to click over to finish their application on the other lender’s website. At that point, the customer leaves OppFi’s website. If no mainstream credit options are available with an affordable APR of less than 36%, the application is processed through OppFi’s underwriting platform which utilizes AI-enabled, bank-approved, proprietary algorithms. This process ensures maximum value and benefit is realized by all parties. Approximately 90% of the time, no offers of lower credit are returned.

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Loan flexibility. OppFi’s loans can be used to finance anything, such as car repairs, medical bills, housing costs, education expenses, and more. This flexibility, combined with regular reporting to the major credit bureaus, helps foster loyalty as these everyday consumers receive the help they need and a chance to rebuild their credit, with the goal of ultimately graduating on to more mainstream financial products.

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Product pipeline. As the financial health of OppFi’s consumers improves, OppFi has positioned itself to capitalize on the loyalty its platform has created. Salary Tap, OppFi’s new payroll deduction secured installment loan, as well as forthcoming credit card and near-prime loan products will provide more options and even greater savings to everyday consumers. Consumers will also benefit from OppU, OppFi’s financial education platform.

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Unit economic model. Installment loans facilitated by OppFi have delivered a strong return on invested capital of 2 times. The average installment loan facilitated by OppFi’s platform is $1,500, payable in monthly installments and with an average contractual term of 11 months. Approximately 25% of a customer’s profitability is derived from the customer’s first loan and approximately 75% of a customer’s profitability is derived from refinanced loans due to the lack of acquisition cost after the first loan. For loans originated in 2018 and 2019, 27% and 33% of loans were paid off without being refinanced, respectively. The increase from 27% in 2018 to 33% in 2019 can be attributed to the impact of government stimulus in 2020. OppFi generates interest revenue via facilitation of bank partner originated loans as well as to a lesser extent through loans it directly originates on its platform over the lifetime of the loan and any associated refinancings. OppFi’s most significant cost drivers are customer acquisition, credit, servicing and financing. OppFi’s customer acquisition model of focusing on variable cost channels tied directly to loans funded has kept these costs stable over time. OppFi’s AI driven underwriting model has allowed its loss rates to remain stable while OppFi has been able to approve a higher percentage of applications over time. Via automation, OppFi has been able to optimize its servicing costs per loan. Finally, OppFi’s cost of financing has fallen as it has been able to improve its credit profile driven by consistency in operating performance and portfolio quality.

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Customer Advocates and Collections Arrangements. OppFi’s Customer Advocate team marries customer service with collections. Customer Advocates serve customers by providing easy-to-understand information so that customers can make informed, financially responsible decisions. Customer Advocates are rewarded for both their outstanding customer service as well as their collections. The department leadership team has over 30 years of experience in loan servicing and collections, and the average Customer Advocate tenure at OppFi is 22 months. OppFi’s standard operating procedures, outbound dialer/email/SMS solutions, and associated controls ensure compliance with unfair, deceptive or abusive acts or practices, or UDAAPs, fair lending laws, the Telephone Consumer Protection Act, or TCPA, the federal Fair Debt Collection Practices Act, or FDCPA, and the Federal Controlling the Assault of Non-Solicited Pornography and Marketing, or CAN-SPAM, Act. The Customer Advocate team works with delinquent customers to quickly re-establish a positive payment history by providing flexible pathways out of delinquency for customers who are willing to pay. Proactive outreach via email and text messages encourages delinquent customers to visit OppFi’s online portal or to call the Customer Advocate team. These inbound calls are prioritized and routed to the appropriate team member based on delinquency status and customer request. When capacity exists, OppFi also outbound dials delinquent customers. The dialing strategy and pace prioritizes customers who are most likely to cure while also maximizing Customer Advocate efficiency to ensure high service levels for inbound calls. Once a customer is written off, OppFi continues to contact the customer via email, SMS, and outbound dialing to resolve their account. Customers can still pay off their balance in full directly with OppFi by working with our Customer Advocates to create customized payment arrangements. Written off customers who are unable or unwilling to pay off their balance in full are offered targeted settlements based on stage of delinquency and outstanding balance amounts. There are a variety of programs in place in order to prevent customers from entering delinquency at all, including:

•	no prepayment penalties;

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borrower’s assistance program allowing customers to remain in good standing regardless of payment status and reduce accrued interest if they are affected by natural and/or manmade disasters, pandemics (including COVID-19), or other acts of god;

•	temporary and permanent hardship programs for customers experiencing longer-term inability to pay, such as job loss; and

•	partnerships with like-minded organizations to offer customers additional resources that build and support overall financial

OppFi’s Strategy

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Marketing platform. An increased focus on non-direct mail marketing channels, such as Search Engine Optimization (“SEO”), email remarketing, customer referrals, and strategic partnerships, has reduced OppFi’s cost per funded loan by approximately 42% since 2017. Over 50 marketing partners help drive reliably efficient customer acquisition.

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Scalable technology stack. OppFi’s origination and funding platform is built on a modern, proprietary technology stack. Using Snowflake data warehousing, microservice infrastructure, and advanced, proprietary data analytics, OppFi’s tech platform is built to scale quickly, easily, and in stride with the business.

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Customer success. Since day one, OppFi has maintained a focus on superior customer satisfaction. By allowing the customer to choose how they prefer to interact, whether digitally on their own or live with a Loan Advocate, OppFi ensures each customer gets the attention they want and deserve. OppFi’s phone number is displayed prominently on the website, making it easy for customers to get in touch at any time, for any issue. This has resulted in an exceptional Net Promoter Score of 85 as well as over 14,000 online reviews with a 4.9 / 5.0 average rating and an A+ rating with the Better Business Bureau.

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Employee satisfaction. OppFi has cultivated an exceptional employee culture and received numerous awards for both employee satisfaction and growth, including inclusion on the Inc. 5000 list of America’s fastest growing companies each year since 2016. OppFi believes this culture drives greater customer satisfaction and the continued success of OppFi.

OppFi’s Competitive Advantages

Digitally-native solution

Consumers are increasingly shifting towards digital products and services, which has led brick-and-mortar credit providers to suffer from the same headwinds as traditional retail stores. Contrarily, OppFi has successfully captured the non-prime consumer with its fully digital platform. OppFi offers a fully digital platform driven by a scalable and modern technology stack, as well as proprietary risk models that are continually developed through iterative data collection and analytics. This platform provides OppFi with exceptional scalability, cost efficiency, marketing effectiveness, customization, and a best in class customer experience. OppFi believes that this digital foundation creates a significant and durable advantage over traditional banks and credit providers who have been slow to adapt legacy technology into modern digitally native solutions.

Also due to OppFi’s digital nature, as its bank partners’ originations grow, OppFi achieves greater operating leverage. OppFi’s model is primarily driven by a technology platform that does not require significant increases in operating overhead to support its bank partners’ originations growth. Additionally, as OppFi serves consumers across the United States without brick-and-mortar stores, OppFi does not have any costs associated with physical stores and the personnel needed to operate them. This has been of particular value throughout the COVID-19 pandemic, as some brick-and-mortar services have suffered and digital capabilities have become paramount.

Bank partner model

OppFi employs both a bank partner origination model and direct origination model. In its bank partner origination model, applicants who apply and obtain a loan through OppFi’s online platform are underwritten, approved, and funded by the applicable bank partner. In the direct origination model, applicants who apply and obtain a loan through OppFi’s online platform are underwritten, approved, and funded directly by OppFi.

OppFi’s bank lending product leverages its marketing and servicing expertise and its partner bank’s broad national presence to enable improved credit access to 37 states or approximately 74% of the U.S. population. This relationship operates much akin to the “Managing General Agent” relationship with an insurance carrier;

additionally, this model has been tested in the credit card and mortgage industries and is a key growth enabler for the business. Similar to the Managing General Agent insurance relationship, OppFi manages many aspects of the loan life cycle on behalf of its bank partners, including customer acquisition, underwriting and loan servicing. This relationship allows OppFi’s bank partners to leverage OppFi’s digital acquisition, AI-powered underwriting and highly rated customer service capabilities, which they would otherwise need to develop in-house. OppFi’s bank partners use their own capital to originate loans. OppFi’s bank partners are Finwise, FEB and CCB.

In the year ended December 31, 2020, approximately 65% of OppFi’s net originations were generated from loans originated by its bank partners and facilitated by the OppFi platform, approximately 96% of which was generated by OppFi’s bank partner FinWise. OppFi’s bank partner FEB began originating loans on the OppFi platform in May 2020 and OppFi’s bank partner CCB began originating loans on the OppFi platform in October 2020.

OppFi has entered into separate agreements with each of its three bank partners. OppFi’s agreements with its bank partners are nonexclusive, generally have 60-month terms and certain agreements automatically renew, subject to certain early termination provisions and minimum fee amounts, and do not include any minimum origination obligations or origination limits. OppFi’s agreement with FinWise began on October 31, 2017 and will continue until February 1, 2023, with an automatic renewal provision for two additional three-year terms following the initial term, unless earlier terminated pursuant to the terms of the agreement. OppFi’s bank partners generally retain approval rights on all aspects of the program and are primarily responsible for regulatory and compliance oversight.

Under the bank partner model, OppFi is compensated by the bank partner as a service provider for OppFi’s role in delivering the technology and services to the bank partner to facilitate origination and servicing of loans throughout each loan’s lifecycle. Customers who meet the underwriting criteria for multiple bank partners are referred to a specific bank partner randomly based on a computer algorithm and volume targets set with each bank partner. OppFi’s bank partners generally hold loans originated on our platform; typically two to three days following origination OppFi acquires participation rights in such loans ranging from 95 to 100% of the loan. OppFi and its bank partners each pay or reimburse each other for certain fees and costs that are immaterial in amount.

The economic difference to OppFi in loans originated via the bank partnership model as compared to the direct origination model are immaterial and generally result from a minimal program fee paid to OppFi for each origination as well as increased compliance costs for OppFi, which collectively have an insignificant impact on OppFi’s customer lifetime value. OppFi has shifted towards the bank partner model as the percentage of Total Net Originations by OppFi’s bank partners has increased from 29.8% for the year ended December 31, 2018 to 65.0% for the year ended December 31, 2020. OppFi has shifted to the bank partner model because its bank partners operate under federal law, which allows them to lend nationally based on their state domicile and facilitates a national product offering for the consumer while also streamlining regulatory requirements and compliance infrastructure.

Technology, engineering talent and product architecture

OppFi’s proprietary technology platform is essential to OppFi’s core operations. OppFi utilizes modern technology solutions including sophisticated analytics tools, machine learning models and cloud-based computing to offer a smooth and engaging digital experience on the front end and a constantly evolving real time decisioning engine on the back end. In order to build and maintain these proprietary, innovative and secure products, OppFi commits substantial resources to identifying, employing, and retaining talented and mission-driven technology-focused professionals and engineers. This is highlighted by the fact that in 2020, OppFi spent approximately $18 million on technology-focused employees and third-party vendors. OppFi believes that its platform architecture and the talent OppFi retains to continually evolve provides OppFi with a competitive edge over its more traditional credit competitors.

Proprietary, data driven decisioning and risk models

OppFi’s underwriting takes a holistic view of the consumer across traditional, nontraditional, banking history, and income/employment data to make decisions on each credit application. The models ignore traditional credit scores, instead relying on internally developed scoring and analytics to identify the creditworthiness of each application. Machine learning-based risk models are custom built to effectively evaluate risk and provide customized credit product solutions for each credit application. The platform considers data such as customer available bank balance trends, volatility of income and proprietary fraud scores amongst others to predict repayment ability, and leverages this with real-time Instant Bank Verification, or IBV, response data. Additionally, OppFi’s flexible origination process to adapt and adjust to changing risk profiles and underwrite accordingly. Further, the verification process is risk calibrated and provides a differentiated, smooth process for low risk customers while having risk calibrated verification processes for the rest. The final product determination makes sure the product fits the affordability criteria and provides payments that are aligned with the customer’s income.

Secure data collection, accumulation and analysis provides OppFi with meaningful insights. OppFi’s models evaluate more than 500 attributes and have learned from loan performance data of more than 1.5 million loans. As additional data from new customers and new loans are continuously incorporated into the decisioning models and business practices, both credit and business performance improve over time. More data drives higher approval rates and lower interest rates at the same loss rates, as well as better financial performance across the platform. Model and data improvements have increased our conversion rate from initial application to funded loan by more than 2 times since inception.

OppFi’s decisioning models outperform traditional FICO-based decision models. OppFi has validated internal models and rules against external data provided by third parties to demonstrate that OppFi decisions on approvals and denials are appropriate from a risk and profitability perspective. OppFi has conducted a retroactive analysis of loss rates by risk segment against a Vantage 4.0 credit score model and was able to conclude the internal model had better risk adjusted losses over a twelve-month period. In fact, OppFi’s internal model recommended the approval of 29% additional loans at the same default rate. OppFi’s sophisticated machine learning models also mitigate risks around affordability, verification and fraud. OppFi has an industry leading fraud mitigation strategy that uses a combination of data, verification processes and customer service agents.

Multi-sided ecosystem

Through its hybrid funding model, OppFi is able to generate value for all potential parties to a credit product offering. Consumers receive fair, transparent credit that is structured to rebuild financial health, OppFi’s bank partners benefit from OppFi’s turn-key, outsourced marketing and digital acquisition and servicing, data, and proprietary technology, and OppFi benefits through either underwriting the loan itself or through the referral to the funding bank partner and subsequent loan servicing rights that OppFi maintains.

OppFi’s nationwide presence allows it to increase awareness, directly contributing to its own growth, as well as the growth and success of its bank partners. With an expanding list of bank partners and products, OppFi can solve the borrowing needs of an increasingly diverse array of consumers. As banks leverage the OppFi platform for additional products, consumers benefit from better offers of credit, while experiencing a consistently high-quality servicing experience. OppFi’s customers have proven to be loyal and highly satisfied, which in turn drives additional growth through referrals.

Integrated and efficient multi-channel marketing approach

OppFi uses an integrated multi-channel marketing strategy to reach potential customers, of which approximately 25% leads with search engine optimization, email marketing, and customer referrals. In addition, approximately 55% of OppFi’s business is derived through key strategic partners who are compensated with a negotiated fixed unit price per loan funded or fixed percent of principal dollars funded. OppFi has created unique capabilities to effectively identify and attract qualified customers, which supports its long-term growth objectives at target customer acquisition costs. OppFi’s strategies have driven decreasing average cost per funded loan over time from approximately $103 per funded loan in 2017 to approximately $60 per funded loan in 2020. Marketing costs from OppFi’s bank partner channel are known based on fixed price agreements, while marketing costs for direct mail and other direct channels can vary based on the number of customers that ultimately apply and obtain loans. OppFi’s mix of new and refinanced loans also impacts its average acquisition cost. Approximately 84% of OppFi’s customers for the year ended December 31, 2020 were sourced from non-direct mail marketing channels. OppFi believes this approach allows it to focus on higher quality, lower cost customer acquisition while maximizing reach and enhancing awareness of OppFi’s platform. OppFi continues to invest in new marketing channels, which it believes will provide OppFi with further competitive advantages and support its ongoing growth.

Commitment to customer service

OppFi is nationally recognized and awarded for its exceptional customer service. OppFi maintains an A+ rating from the Better Business Bureau and a 4.9/5 star rating with more than 14,000 online customer reviews, making its platform one of the top customer-rated financial platforms online with a Net Promoter Score in the mid-80s. OppFi’s customer-focused business practices include a willingness to pick up the phone – since its phone number is clearly displayed on its website – and a willingness to help customers in an urgent situation. OppFi takes a transparent hand-holding approach to make sure customers understand and choose the right products for them. Financial education is also important, which is why OppFi launched its own online University – OppU. Customers and non-customers can use OppU to learn about building credit and budgeting, as well as how to better manage finances. OppFi continuously works to improve customer satisfaction by evaluating information from website analytics, customer surveys and Loan Advocate feedback. OppFi’s teams receive training on a regular basis and are monitored for quality assurance. OppFi believes customers who wish to access credit again or who refer OppFi to another potential customer often do so because of OppFi’s dedication to customer service and the transparency of OppFi’s products.

OppFi’s Growth Strategies

OppFi maintains several channels for growth, including for its core bank partner lending product and adjacent product areas, leveraging its deep knowledge of the Everyday Consumer. With OppFi’s current product offering and qualified, target credit population, OppFi has currently penetrated approximately 1% of potential annual loan originations in the United States.21 There is significant opportunity to expand within this current population with the installment product, offer adjacent financial services products and reach near-prime customers with an installment product.

Substantial growth in core installment business

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Everyday consumers face credit challenges with inadequate savings. With 57% of Americans lacking more than $1,000 in savings, unforeseen events such as car repair, medical bills and other unexpected events result in credit challenges.[22] Using an illustrative $1,500 installment principal loan balance, OppFi estimates that there are approximately $27 billion of potential annual loan originations based on 30% on OppFi’s target credit population of U.S. adults. This represents less than 1% current penetration and immense opportunity for growth.

•	Strong tailwinds in post-COVID-19 environment. Building upon more than 70% annual receivable growth prior to COVID-19, OppFi expects growth in its traditional installment business, especially

[21]	Based on U.S. Census Bureau estimates and Hard, Kausar. et. al. “UNEQUAL ACCESS TO CREDIT: The Hidden Impact of Credit Constraints.” NewYorkFed.org, 2019. Assumes $1,500 installment principal.
[22]	Elkins, Kathleen, “Here’s how much money Americans have in their savings accounts,” CNBC.com, Sept 13, 2017 given tailwinds associated with the resumption of normal course domestic economic activity. The typical OppFi customer borrows to finance a car repair or an unexpected healthcare deductible expense; these demand drivers, partially slowed by COVID-19-related effects, are expected to return over the upcoming years.

New product expansion opportunities

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Salary Tap product. Launched in December 2020, OppFi’s Salary Tap product features partnerships with leading employers and employee benefit providers to offer a lending product linked to an employee’s salary. This product facilitates credit access at lower rates secured by payment through payroll deduction. Enabled by advancements in payroll verification technologies, this product can target the same core demographic as OppFi’s current base, but with a more secured borrowing rate. When a customer is able to use the deduction as a repayment mechanism, they are able to dramatically improve the security of the repayments and obtain a lower rate. This product can be sold direct, through employers and through financial wellness brokers.

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OppFi credit card. Possessing a deep understanding of the Everyday Consumer, OppFi is a natural entrant to the credit card market. Today, the marketplace for credit cards looks similar to the market for installment loans before OppFi penetrated the market; there are a small number of incumbents with relatively low limits and high fees as a percentage of the credit line, mired by a poor user experience and low customer satisfaction. OppFi believes it can offer credit cards as a graduation product for existing customers and as expansion into new consumer segments, leveraging OppFi’s outstanding tradition of customer service and deep knowledge of credit. OppFi plans to launch this product in the second half of 2021. Further, a virtual credit card with immediate issuance serves as a potential entryway into point of sale products.

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Near prime lending. Near prime lending offers a logical extension of OppFi’s core installment product. Tailoring to a near-prime audience, an installment product offered by OppFi would include a lower interest rate to match the enhanced credit profile, while potentially increasing the size of the principal.

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Adjacent financial products. OppFi has identified adjacent opportunities in mobile banking & debit cards, point of sale lending and mortgage products that we may pursue in the future. Our flexible technology platform allows for a relatively straightforward and less time intensive implementation of these products.

Competition

Consumer lending is a vast and competitive market, and OppFi competes in varying degrees with all other sources of unsecured consumer credit, including banks, non-bank lenders (including retail-based lenders) and other financial technology lending platforms. Because personal loans often serve as a replacement for credit cards, OppFi also competes with the convenience and ubiquity that credit cards represent.

On the bank partnership side, OppFi competes with a variety of technology companies that aim to help banks with the digital transformation of their business, particularly with respect to all-digital lending. This includes new products from legacy bank technology providers as well as newer companies focused entirely on lending software infrastructure for banks. OppFi may also face competition from banks or companies that have not previously competed in the consumer lending market, including companies with large and experienced data science teams and access to vast amounts of consumer-related information that could be used in the development of their own credit risk models.

OppFi believes it competes favorably based on the following competitive factors:

•	Constantly improving AI models;

•	Compelling loan offers from bank partners to consumers that improve regularly;

•	Automated and user-friendly loan application process;

•	Consistent and predictable loan performance;

•	Cloud-native, multi-tenant architecture;

•	Combination of technology and customer acquisition for bank partners;

•	Robust and diverse loan funding program; and

•	Brand recognition and trust.

Government Regulation

OppFi and the loans made through its platform by its bank partners are subject to extensive and complex rules and regulations and examination by various federal, state and local government authorities. Failure to comply with any of the applicable rules and regulations may result in, among other things, revocation of required licenses or registration, loss of approved status, effective voiding or rescission of the loan contracts, reduction of allowable interest, class action lawsuits, administrative enforcement actions and civil and criminal liability. While compliance with such requirements is at times complicated by OppFi’s novel business model and an evolving regulatory environment, OppFi believes it is, at a minimum, in substantial compliance with these rules and regulations.

OppFi is, and expects in the future to be, regulated by the CFPB. In addition to the CFPB, other state and federal agencies have the ability to regulate aspects of its business. For example, the Dodd-Frank Act, as well as many state statutes, provide a mechanism for state attorneys general to investigate OppFi. In addition, as a result of OppFi’s relationships with its current bank partners, OppFi is subject to oversight by federal banking agencies, including the FDIC, and the Federal Trade Commission has jurisdiction to investigate aspects of its business, including with respect to marketing practices. Further, OppFi is subject to inspections, examinations, supervision and regulation by applicable agencies in each state in which OppFi is licensed or in which our borrowers reside. Regulatory oversight of OppFi’s business may change over time. By way of example, California has enacted legislation to create a “mini-CFPB” agency, which seeks to emulate the CFPB with respect to its enforcement and supervisory capabilities as well as require additional state registration for certain covered persons. OppFi expects that regulatory examinations by both federal and state agencies will continue, and there can be no assurance that the results of such examinations will not have a material adverse effect on OppFi.

Below, OppFi summarizes several of the material federal lending, servicing and related laws applicable to its business. Many states have laws and regulations that are similar to the federal consumer protection laws referred to below, but the degree and nature of such laws and regulations, and their applicability to us and our products, vary from state to state.

Federal Lending and Related Laws

Truth in Lending Act

The Truth in Lending Act, or TILA, and Regulation Z, which implements it, require creditors to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions, and to comply with certain lending practice requirements and restrictions. These rules apply to loans facilitated through OppFi’s platform, and OppFi assists with compliance as part of the services OppFi provides to its bank partners. For closed-end credit transactions, required disclosures include, among others, providing the annual percentage rate, the finance charge, the amount financed, the number of payments, the amount of the monthly payment, the presence and amount of certain fees, and the presence of certain contractual terms. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and the treatment of credit balances. OppFi, on behalf of the applicable bank partner, provides applicants with a TILA disclosure when applicants complete their loan applications on its platform. If the applicant’s request is not fully funded and the applicant chooses to accept a lesser amount offered, OppFi provides an updated TILA disclosure on behalf of the applicable bank partner. OppFi also seeks to comply with TILA’s disclosure requirements related to credit advertising and, to the extent that OppFi holds or services loans, TILA’s requirements related to treatment of credit balances for closed-end loans. OppFi also can facilitate the origination of a limited number of credit card accounts through its platform. In connection with such accounts, TILA requires the provision of certain solicitation and account-opening disclosures. TILA also imposes requirements on the terms of credit card accounts, and the process of originating and servicing such accounts.

Equal Credit Opportunity Act

The Equal Credit Opportunity Act, or ECOA, prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age (provided that the applicant has the capacity to enter into a binding contract), religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program, or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or certain state laws. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants or engaging in certain loan-related practices, and from using advertising or making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. These requirements apply to bank partners for loans facilitated through its platform as well as to OppFi as a service provider that assists in the process. OppFi abides by policies and procedures implemented by its bank partners to comply with ECOA’s provisions prohibiting discouragement and discrimination. ECOA also requires creditors to provide applicants with timely notices of adverse action taken on credit applications, including disclosing to applicants who have been declined their rights and the reason for their having been declined. On behalf of its bank partners, OppFi provides prospective borrowers who apply for a loan through its platform but are denied credit with an adverse action notice in compliance with applicable requirements. Early commentary from the recently changed Presidential Administration has indicated an increased focus (likely through the CFPB and its enforcement of ECOA and Regulation B) on equality in credit availability and pricing, as compared to the prior Administration. It is unclear at this point how or if such increased focus will impact OppFi’s business or operations or those of its bank partners.

Fair Credit Reporting Act

The federal Fair Credit Reporting Act, or FCRA, as amended by the Fair and Accurate Credit Transactions Act, and administered by the CFPB, promotes the accuracy, fairness, and privacy of information in the files of consumer reporting agencies. FCRA requires consent or a permissible purpose to obtain a consumer credit report and requires that persons who report loan payment information to credit bureaus do so accurately and resolve disputes regarding reported information timely. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a credit report.

Under FCRA, certain information must be provided to applicants whose credit applications are not approved or who are offered credit at an interest rate higher than other borrowers on the basis of a report obtained from a consumer reporting agency, promptly update any credit information reported to a credit reporting agency about a customer and have a process by which customers may inquire about credit information furnished by OppFi to a consumer reporting agency. OppFi and its bank partners have a permissible purpose for obtaining credit reports on potential borrowers, and OppFi also obtains explicit consent from borrowers to obtain such reports. As part of its loan servicing activities, OppFi accurately reports loan payment and delinquency information to appropriate consumer reporting agencies. OppFi provides timely adverse action notices when required on behalf of each bank partner on its platform that includes all the required disclosures. OppFi also has processes in place to ensure that consumers are given “opt-out” opportunities, as required by the FCRA, regarding the sharing of their personal information. OppFi has also implemented an identity theft prevention program, as required by FCRA and its implementing regulations.

Fair Debt Collection Practices Act

The federal Fair Debt Collection Practices Act, or FDCPA, provides guidelines and limitations on the conduct of certain debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. The FDCPA primarily applies to third-party debt collectors, meaning parties collecting on behalf of another, and debt collection laws of certain states also impose similar requirements more broadly on creditors who collect their own debts. In addition, the CFPB prohibits unfair, deceptive or abusive acts or practices, or UDAAPs in debt collection, including first-party debt collection. In addition, on October 30, 2020, the CFPB issued a final rule implementing requirements of the FDCPA and a second final rule on debt collection focused on consumer disclosures on December 18, 2020, which rules are scheduled to take effect on November 30, 2021. The CFPB also issued a second final rule on debt collection focused on consumer disclosures on December 18, 2020, which will also take effect on November 30, 2021. OppFi uses its internal collection team and professional third-party debt collection agents to collect delinquent accounts. Any third-party debt collection agents OppFi uses are required to comply with the FDCPA and all other applicable laws in collecting delinquent accounts of borrowers. While its internal servicing team is not subject to the formal requirements of the FDCPA in most cases, OppFi has established policies intended to substantially comply with the collection practice requirements under the FDCPA as a means of complying with more general UDAAP standards.

Privacy and Data Security Laws

The federal Gramm-Leach-Bliley Act, or GLBA, includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and unaffiliated entities as well as to safeguard personal customer information. OppFi collects and uses a wide variety of information to help ensure the integrity of its services and to provide features and functionality to its customers. This aspect of OppFi’s business, including the collection, use, and protection of the information OppFi acquires from its own services as well as from third-party sources, is subject to laws and regulations in the United States. Accordingly, OppFi publishes its privacy policies and terms of service, which describe its practices concerning the use, transmission, and disclosure of information. OppFi has a detailed privacy policy, which complies with GLBA and is accessible from every page of its website. OppFi maintains consumers’ personal information securely, and OppFi does not sell, rent or share such information with third parties for marketing purposes unless previously agreed to by the consumer. In addition, OppFi takes measures to safeguard the personal information of borrowers and investors and protect against unauthorized access to this information. As OppFi’s business continues to expand, and as state and federal laws and regulations continue to be passed and their interpretations continue to evolve, additional laws and regulations may become relevant to OppFi.

Dodd-Frank Wall Street Reform and Consumer Protection Act

In response to the prior financial crisis, the Dodd-Frank Act was enacted as extensive and significant legislation with consumer protection provisions. Among other things, the Dodd-Frank Act created the CFPB, which commenced operations in July 2011 and has significant authority to implement and enforce federal consumer financial laws, such as the TILA and ECOA. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. The CFPB also engages in consumer financial education, requests data and promotes the availability of financial services to underserved customers and communities. The CFPB has regulatory and enforcement powers over most providers of consumer financial products and services, including OppFi. It also has supervisory and examination powers over certain providers of consumer financial products and services, including large banks, payday lenders, “larger participants” in certain financial services markets defined by CFPB regulation, and non-bank entities determined to present a risk to consumers after notice and an opportunity to respond.

The CFPB has imposed, and will continue to impose, restrictions on lending practices, including with respect to the terms of certain loans. OppFi and its bank partners are subject to the CFPB’s enforcement authority, which could increase under new CFPB leadership. The CFPB may request reports concerning OppFi’s organization, business conduct, markets and activities. In addition, the CFPB may, in connection with its supervisory authority, also conduct on-site examinations of its and its bank partners’ businesses on a periodic basis, subject to whether the applicable bank partner satisfies the assets threshold for CFPB supervision. If the CFPB were to conclude that OppFi’s loan origination assistance or servicing activities, or any loans originated by its bank partners on its platform, violate applicable consumer protection laws or regulations, OppFi could be subject to a formal or informal inquiry, investigation and/or enforcement action. Formal enforcement actions are generally made public, which carries reputational risk. In addition, the market price of the combined company’s common stock could decline as a result of the initiation of a CFPB investigation of OppFi or even the perception that such an investigation could occur, even in the absence of any finding by the CFPB that OppFi has violated any state or federal law. As of the date hereof, OppFi is not subject to any enforcement actions by the CFPB.

For more information regarding the CFPB and the CFPB rules to which OppFi is subject or may become subject, see “Risk Factors” included elsewhere in this prospectus.

Federal Trade Commission Act

Under Section 5 of the Federal Trade Commission Act, OppFi and its bank partners are prohibited from engaging in unfair and deceptive acts and practices. For nonbank financial institutions, the FTC is the primary regulator enforcing this prohibition, and in recent years the FTC has been focused on practices of financial technology companies. Based on publicly available actions, the FTC’s primary focus has been with respect to financial technology company marketing and disclosure practices. For instance, in September 2020, the FTC filed a complaint against a collection firm for illegal debt collection practices including use of deceptive robocalling and misrepresenting their association with a law firm. The FTC also is currently engaged in litigation with a major online lender regarding, among other things, the adequacy of its disclosures of an origination fee associated with a product, though this litigation is paused pending Supreme Court determination of certain FTC authorities.

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act, or EFTA, provides guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. Under EFTA, and Regulation E that implements it, OppFi must obtain consumer consents prior to receiving electronic transfer of funds from consumers’ bank accounts, and its bank partners may not condition an extension of credit on the borrower’s agreement to repay the loan through preauthorized (recurring) electronic fund transfers. In addition to compliance with federal laws, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association, or NACHA. While NACHA guidelines are not laws, failure to comply with them may nevertheless result in commercial harm to its business. All transfers of funds related to its operations conform to the EFTA, its regulations and NACHA guidelines. As part of OppFi’s servicing activities, OppFi obtains necessary electronic authorization from borrowers and investors for such transfers in compliance with such rules. The loans offered on OppFi’s platform by its bank partners must also comply with the requirement that a loan cannot be conditioned on the borrower’s agreement to repay the loan through recurring electronic fund transfers.

Electronic Signatures in Global and National Commerce Act

The federal Electronic Signatures in Global and National Commerce Act, or ESIGN, and similar state laws, particularly the Uniform Electronic Transactions Act, or UETA, authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions and provide disclosures to consumers (otherwise required to be “in writing” in electronic form), to obtain the consumer’s consent to receive information electronically. When a consumer registers on its platform, OppFi obtains his or her consent to transact business electronically, receive electronic disclosures and maintain electronic records in compliance with ESIGN and UETA requirements, and OppFi maintains electronic signatures and records in a manner intended to support enforceability of relevant consumer agreements and consents.

Federal Marketing Regulations

The Telephone Consumer Protection Act, or TCPA, generally prohibits robocalls, including those calls made using an auto-dialer or prerecorded or artificial voice calls made to a wireless telephone without the prior express consent of the called party (or prior express written consent, if messages constitute telemarketing). In addition, the FTC Telemarketing Sales Rule implements the FTC’s Do-Not-Call Registry and imposes numerous other requirements and limitations in connection with telemarketing. OppFi’s policies address the requirements of the TCPA as well as FTC Telemarketing Sales Rule and other laws limiting telephone outreach. Furthermore, OppFi does not engage in certain activities covered by the TCPA, such as using an automated dialer.

The Federal Controlling the Assault of Non-Solicited Pornography and Marketing, or CAN-SPAM, Act makes it unlawful to send certain electronic mail messages that contain false or deceptive information and provide other protections for email users. CAN-SPAM also requires the need to provide a functioning mechanism that allows the recipient to opt-out of receiving future commercial e-mail messages from the sender of such messages. OppFi’s email communications with all consumers are formulated to comply with the CAN-SPAM Act.

Servicemembers Civil Relief Act

Under the Servicemembers Civil Relief Act, or SCRA, there are limits on interest rates chargeable to military personnel and civil judicial proceedings against them, and there are limitations on its ability to collect on a loan to servicemembers on active duty originated prior to the servicemember entering active duty status and, in certain cases, for a period of time thereafter. The SCRA allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires OppFi to adjust the interest rate charged on loans to borrowers who qualify for and request relief. If a borrower with an outstanding loan qualifies for SCRA protection the interest rate on their loan (including certain fees) will be reduced to 6% for the duration of the borrower’s active duty. During this period, any interest holder in the loan will not receive the difference between 6% and the loan’s original interest rate. As part of the services OppFi provides, OppFi requires the borrower to send it a written request and a copy of the borrower’s mobilization orders to obtain an interest rate reduction on a loan due to military service. Other protections offered to servicemembers under the SCRA, including protections related to the collection of loans, do not require the servicemember to take any particular action, such as submitting military orders, to claim benefits.

Military Lending Act

Under the Military Lending Act, certain members of the armed forces serving on active duty and their dependents must be identified and be provided with certain protections when becoming obligated on a consumer credit transaction. These protections include: a limit on the Military Annual Percentage Rate (an all-in cost-of-credit measure which is the same as the APR for loans facilitated on its platform) of 36%, certain required disclosures before origination, a prohibition on charging prepayment penalties and a prohibition on arbitration agreements and certain other loan agreement terms. As part of the services OppFi provides, OppFi ensures compliance with the requirements of the Military Lending Act.

Bank Secrecy Act, USA PATRIOT Act, and U.S. Sanctions Laws

Under the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, or USA PATRIOT ACT, and certain U.S. sanctions laws, its bank partners are required to maintain anti-money laundering, customer due diligence and record-keeping policies and procedures, which OppFi performs on behalf of its bank partners, and to avoid doing business with sanctioned persons or entities or engaging in types of sanctioned activity in certain jurisdictions. OppFi has implemented an AML program designed to prevent its platform from being used to facilitate money laundering, terrorist financing, and other illicit activity. OppFi’s AML program is designed to prevent its platform from being used to facilitate business in countries, or with persons or entities, included on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and equivalent foreign authorities. OppFi’s AML compliance program includes policies, procedures, reporting protocols, and internal controls, including the designation of an AML compliance officer, and is designed to address these legal and regulatory requirements and to assist in managing risk associated with money laundering and terrorist financing. With respect to new borrowers, OppFi applies the customer identification and verification program rules and screen names against the list of specially designated nationals maintained by the U.S. Department of the Treasury and OFAC.

Bankruptcy Code

Under the Bankruptcy Code, OppFi is in certain circumstances prohibited by the automatic stay, reorganization plan and discharge provisions, among others, in seeking enforcement of debts against parties who have filed for bankruptcy protection. OppFi’s policies are designed to support compliance with the Bankruptcy Code as OppFi services and collects loans.

Small Dollar Loan Rule

In 2017, the CFPB proposed a rule regulating small dollar loans which applies to lenders (such as our bank partners) making covered loans, defined as: (i) consumer loans with a term of 45 days or less; (ii) longer-term consumer balloon payment loans; and (iii) consumer loans that exceed 45 days in term with a “cost of credit” that exceeds 36% APR in which the lender obtains a leveraged payment mechanism (i.e., the lender has the right to transfer money from a consumer’s account). As proposed, the rule (a) included fairly significant requirements for lenders to undertake specific underwriting processes referred to as ability-to-pay determinations before making a loan; (b) made it an unfair and abusive practice for a lender to make a third attempt to withdraw payment from a consumer’s account in connection with loans that have terms of 45 days or less where two consecutive attempts to withdraw payments from the account failed due to a lack of sufficient funds, unless the lender obtains new and specific authorization from the consumer; and (c) required lenders to provide consumers with written notice before making their first attempt to withdraw payment from a borrower’s account and before subsequent attempts that involve different dates, amounts, or payment channels.

Enforcement of the rule is stayed, pending resolution of an ongoing legal challenge primarily focused on the ability-to-pay determination mandate. The CFPB rescinded portions of the rule requiring an ability-to-pay determination and finalized the balance of the rule in 2020; however, the stay on enforcement remains pending resolution of the litigation.

OppFi believes the rule is common sense legislation and good for the industry. It is possible the rule, when enforced, could impact OppFi’s business or require it to obtain additional borrower consents or make additional disclosures on behalf of its bank partners. Also, if the ability-to-pay determination is re-inserted by the CFPB, OppFi could be required to take additional actions in connection with loan transactions made on behalf of its bank partners.

State Lending Regulations

State Usury Limitations

With respect to bank partners that are FDIC-insured, state banks originating loans on our platform, which represent the vast majority of loans originated or national banks or federal savings banks originating loans on our platform, federal case law and relevant regulatory guidance (including FDIC advisory opinion 92-47) permit depository institutions to “export” requirements regarding interest rates and certain fees considered to be “interest” under federal law from the state or U.S. territory where the bank is located for all loans originated from such state, regardless of the usury limitations imposed by the state law of the borrower’s residence or other states with which the loan may have a geographic nexus, unless the state has chosen to opt out of the exportation regime. OppFi believes, however, if a state or U.S. territory in which one of our bank partners operate opted out of rate exportation, judicial interpretations support the view that such opt outs would apply only to loans “made” in those states. OppFi believes that the “opt-out” of any state would not affect the ability of its platform to benefit from the exportation of rates. If a loan made through OppFi’s platform by a bank partner were deemed to be subject to the usury laws of a state or U.S. territory that had opted-out of the exportation regime, if the loan were not originated in a manner that permitted exportation of interest rate requirements from the state OppFi and its bank partners believed applied at the time of origination, if the loan bore interest or certain fees in excess of the amounts permitted by the state in which the loan was “made” for exportation purposes (or was otherwise in violation of such state’s relevant usury and fee laws) or if the interest exportation authority were determined not to apply to a loan under any particular circumstances, OppFi, its bank partners, or subsequent holders of such loans could become subject to fines, penalties and possible forfeiture of amounts charged to borrowers, and OppFi could decide not to permit bank partners to originate loans in that jurisdiction through its platform or its bank partners or loan investors could choose not to continue doing business with OppFi in such jurisdiction or more broadly, which could adversely impact its growth.

There have also been recent judicial decisions that could affect the collectability of loans sold by its bank partners after origination and the exposure of loan purchasers to potential fines or other penalties for usury violations. See the section titled “Risk Factors” for more information about recent case law developments.

State Disclosure and Lending Practice Requirements

The loans originated on OppFi’s platform by its bank partners may be subject to state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection, and unfair or deceptive business practices. OppFi’s ongoing compliance program seeks to comply with these requirements.

State Licensing/Registration

OppFi holds licenses, registrations, and similar filings so that OppFi can conduct business, including providing referral services and origination assistance to lenders on its platform and servicing and collecting loans, in all states and the District of Columbia where its activities require such licensure, registration or filing. Licenses granted by the regulatory agencies in various states are subject to periodic renewal and may be revoked or suspended for failure to comply with applicable state and federal laws and regulations. In addition, as the product offerings of OppFi or its bank partners change, as states enact new licensing requirements or amend existing licensing laws or regulations, or as states regulators or courts adjust their interpretations of licensing statutes and regulations, OppFi may be required to obtain additional licenses. OppFi is also typically required to complete an annual report (or its equivalent) to each state’s regulator. The statutes also typically subject OppFi to the supervisory and examination authority of state regulators.

State licensing statutes impose a variety of requirements and restrictions, including:

•	record-keeping requirements;

•	collection and servicing practices;

•	requirements governing electronic payments, transactions, signatures and disclosures;

•	examination requirements;

•	surety bond and minimum net worth requirements;

•	financial reporting requirements;

•	notification requirements for changes in principal officers, stock ownership or corporate control; and

•	restrictions on advertising and other loan solicitation activity, as well as restrictions on loan referral or similar practices.

Compliance

OppFi reviews its policies and procedures to ensure compliance with applicable regulatory laws and regulations applicable to OppFi and its bank partners. OppFi has built its systems and processes with controls in place in order to permit its policies and procedures to be followed on a consistent basis. For example, to ensure proper controls are in place to maintain compliance with the consumer protection related laws and regulations, OppFi has developed a compliance management system consistent with the regulatory expectations published by governmental agencies. While no compliance program can assure that there will never be violations, or alleged violations, of applicable laws, OppFi believes that its compliance management system is reasonably designed and managed to minimize compliance-related risks.

Intellectual Property

OppFi protects its intellectual property through a combination of trademarks, domain names and trade secrets, as well as through confidentiality agreements, its information security infrastructure and restrictions on access to or use of its proprietary technology.

OppFi has trademark registrations in the United States in its names and its logo. OppFi will pursue additional trademark registrations to the extent OppFi believes it will be beneficial. OppFi also has registered domain names for websites that OppFi uses in its business. OppFi may be subject to third party claims from time to time with respect to its intellectual property.

Additionally, OppFi relies upon unpatented trade secrets and confidential know-how and continuing technological innovation to develop and maintain its competitive position. OppFi also enters into confidentiality and intellectual property rights agreements with its employees, consultants, contractors and bank partners. Under such agreements, OppFi’s employees, consultants and contractors are subject to invention assignment provisions designed to protect its proprietary information and ensure its ownership in intellectual property developed pursuant to such agreements.

For additional information about its intellectual property and associated risks, see the section titled “Risk Factors—Risks Related to OppFi’s Business and Industry.”

Employees and Human Capital

OppFi believes it has built something very special in terms of its company culture. Building a great place to work for the best talent was a priority for OppFi from day one. It is not an accident that OppFi has received numerous best place to work awards in its Chicago headquarters.

OppFi has brought together a remarkable diversity of thinkers. The members of OppFi’s management team come from diverse backgrounds with varying ethnicities, education backgrounds, genders and ages. As the focal point of its human capital strategy, OppFi attracts and recruits diverse, exceptionally talented, highly educated, experienced and motivated employees.

As of December 31, 2020, OppFi had approximately 526 full-time employees. OppFi also engages contractors and consultants as needed to support its operations. None of OppFi’s employees are represented by a labor union or subject to a collective bargaining agreement. OppFi has not experienced any work stoppages, and OppFi considers its relations with its employees to be good.

Facilities

OppFi’s corporate headquarters is located in Chicago, Illinois and consists of approximately 79,928 square feet under a lease that expires in 2030. OppFi believes that its facilities are adequate for its current needs and that, if necessary, additional facilities will be available to accommodate the expansion of its business.

Legal Proceedings

From time to time, OppFi and certain of its subsidiaries may be subject to legal proceedings and claims that arise in the ordinary course of business. Additionally, OppFi is, and has been, and from time to time may be, subject to inquiries or investigations by state and federal regulatory agencies and bodies, such as the CFPB, state attorneys general, state financial regulatory agencies and other state or federal agencies or bodies regarding the OppFi platform, including the marketing of loans for lenders, underwriting and pricing of consumer loans for OppFi’s bank partners, OppFi’s fair lending compliance program and licensing and registration requirements. OppFi has addressed these inquiries directly and engaged in open dialogue with regulators. For example, the CFPB has issued a civil investigative demand, or CID, to OppFi, as a result of a consumer complaint, the stated purpose of which is to determine whether OppFi’s lending practices violated any consumer financial laws with respect to the Military Lending Act. OppFi has responded to the CFPB to refute the number of affected consumers. OppFi intends to cooperate with the CFPB in this investigation and impacted consumers were already provided with redress whereby OppFi either adjusted the applicable consumer’s interest rate so that the Military Annual Percentage Rate (MAPR) was less than 36%, with past payments reallocated to principal or refunded, as appropriate, or forgave the loan and corrected any negative credit reporting. The number of potentially affected loans is less than 0.01% of all loans facilitated through the OppFi platform since OppFi’s inception. See “Risk Factors—We have been in the past and may in the future be subject to federal and state regulatory inquiries regarding our business, which may cause significant harm to our reputation, lead to investigations and enforcement actions from other agencies or litigants, and divert management attention and resources from the operation of our business” for further information about this matter.

On April 5, 2021, the Washington, DC Attorney General filed a lawsuit against OppFi for allegedly deceptively marketing high-cost loans with interest rates above the Washington, DC usury cap. The usury claim is based on an allegation that OppFi, which is not licensed in Washington, DC because a license is not required to service bank loans in the district, and not its partner bank, FinWise, originated these loans, and is therefore in violation of the district’s usury laws. While OppFi denies such allegations and intends to vigorously defend the matter, FinWise has ceased originating loans in Washington D.C. and as a result, OppFi has ceased doing business in Washington, DC with FinWise and there can be no assurance as to the ultimate disposition of the action. OppFi has also been the subject of state attorneys general inquires of a similar nature in other states, including Montana and Washington state, as well as the California Department of Business Oversight, and the subject of litigation filed on behalf of putative classes of customers in California and Washington. See “Risk Factors—If loans facilitated through our platform for one or more bank partners were subject to successful challenge that the bank partner was not the “true lender,” such loans may be unenforceable, subject to rescission or otherwise impaired, we or other program participants may be subject to fines, judgments and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations” for further information about these matters.

OppFi has also received inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where OppFi has determined that it is not required to obtain such a license or be registered with the state, and OppFi expects to continue to receive such inquiries.

Finally, third parties may from time to time assert claims against OppFi in the form of letters and other communications. OppFi is not currently subject to any legal proceedings that, if determined adversely to OppFi, OppFi believes would have a material adverse effect on its business, results of operations or financial condition. However, regardless of the final outcome, defending lawsuits, claims, government investigations, and proceedings in which OppFi is involved is costly and can impose a significant burden on management and employees, and there can be no assurances that favorable final outcomes will be obtained.

OPPFI MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “OppFi” refer to Opportunity Financial, LLC and subsidiaries prior to the consummation of the business combination.

You should read the following discussion and analysis of OppFi’s financial condition and results of operations together with the “Selected Historical Consolidated Financial Information of OppFi” section of this proxy statement and OppFi’s audited consolidated financial statements and the related notes appearing elsewhere in this proxy statement. This discussion contains forward-looking statements that reflect OppFi’s plans, estimates, and beliefs that involve risks and uncertainties. In addition, OppFi’s business is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this proxy statement. As a result of these factors, such as those set forth under the headings “Risk Factors” and “Forward-Looking Statements” and “Industry, Market and Other Data” and elsewhere in this proxy statement, OppFi’s actual results may differ materially from those anticipated in these forward-looking statements.

Overview

OppFi is a leading mission-driven financial technology platform that powers banks to offer accessible lending products and a top-rated experience to everyday consumers. Through OppFi’s unwavering commitment to customer service, OppFi helps consumers who are turned away by traditional providers build a better financial path. Consumers on OppFi’s platform benefit from higher approval rates and a highly automated, efficient, all-digital experience. OppFi’s bank partners benefit from access to new customers and increased automation throughout the lending process. See the section titled “Information about OppFi” beginning on page 258 of this proxy statement for further details on OppFi’s business.

Recent Developments

Key recent events impacting OppFi’s business are as follows:

•

COVID-19 — In March 2020, the World Health Organization recognized a global pandemic known as the coronavirus or COVID-19. Due to the economic uncertainty that this has caused, and can continue to cause, there is added risk to OppFi’s overall future outlook. While the pandemic and related effect on the global economy have not materially impacted OppFi or its financial position as of the date hereof, OppFi has implemented cost containment and cash management initiatives to mitigate the potential impact of the COVID-19 pandemic on its business and liquidity. The full extent of any impact cannot be determined at this time. OppFi did see a slowdown in growth during the year ended December 31, 2020 due to the government stimulus program, which also had a positive impact on OppFi’s credit performance even while the credit risk of OppFi loan applicants remained flat during this period. Management will continue to monitor any changes to the business as the pandemic continues throughout 2021.

•

Pending Business Combination — On February 9, 2021, OppFi announced that it had entered into a definitive business combination agreement with FG New America Acquisition Corp. (“FGNA”), a publicly traded special purpose acquisition company. Under the terms of the proposed transaction, FGNA will merge with OppFi at an estimated combined enterprise value of approximately $909 million and equity value of approximately $803 million. Total consideration paid to OppFi’s existing equity holders will be $743 million. Cash proceeds from the transaction will fund up to $243 million of cash consideration to OppFi’s existing equity holders. The cash components of the transaction will be funded by FGNA’s cash in trust of approximately $243 million (assuming no redemptions). The balance of the consideration to OppFi’s equity holders will consist of equity in

OppFi. Existing OppFi equity holders will have the potential to receive an earn-out for additional FGNA’s shares if certain price targets are met as set forth in the definitive Business Combination Agreement. The transaction is expected to close during the first half of 2021 and remains subject to customary closing conditions.

Year Ended December 31, 2020

Key Performance Metrics

OppFi regularly reviews the following key metrics, to evaluate its business, measure its performance, identify trends affecting its business, formulate financial projections and make strategic decisions, which may also be useful to an investor.

Total Net Originations

We measure originations to assess the growth trajectory and overall size of our loan portfolio. There is a direct correlation between origination growth and revenue growth. We include both bank partner originations as well as those originated by us directly. Originations may be useful to an investor because it helps understand the growth trajectory of revenues.

The following tables present total net originations (defined as gross originations net of refinancing transferred balance on refinanced loans) for the years ended December 31, 2020 and 2019 as well as for the years ended December 31, 2019 and 2018. Originations in 2020 were flat due to the short-term impact on our customers demand for our product due to the COVID-19 pandemic. Originations grew from the year ended December 31, 2018 to the year ended December 31, 2019 by 81% as we increased our state coverage and made enhancements to our AI underwriting model.

OppFi’s originations model has shifted towards a facilitation model from a direct origination model as the percentage of Total Net Originations by OppFi’s bank partners has more than doubled since 2018.

In addition, OppFi’s net originations have shifted from a majority of originations being new loans to refinanced loans.

	Year Ended December 31,		Change
	2020	2019	$	%
	(In thousands, except for % change)
Total Net Originations	$483,350	$496,530	$(13,180)	(2.7%)
% of Net Originations by Bank Partners	65.0%	53.2%	N/A	11.9%
% of Net Originations by New Loans	42.8%	56.9%	N/A	(14.0%)

	Year Ended December 31,		Change
	2019	2018	$	%
	(In thousands, except for % change)
Total Net Originations	$496,530	$273,797	$223,733	81.3%
% of Net Originations by Bank Partners	53.2%	29.8%	N/A	23.3%
% of Net Originations by New Loans	56.9%	61.9%	N/A	(5.1%)

Average Yield

Average yield represents interest income from the period as a percent of average receivables.

The following tables present average yield for the years ended December 31, 2020 and 2019 as well as for the years ended December 31, 2019 and 2018. Year over year improvements were driven by our state mix and lower delinquencies.

	Year Ended December 31,		Change
	2020	2019	%
Average Yield	128.1%	127.6%	0.5%

	Year Ended December 31,		Change
	2019	2018	%
Average Yield	127.6%	125.5%	2.1%

Net Charge-Offs as a Percentage of Average Receivables

Net charge-offs as a percentage of average receivables represents total charge offs from the period less recoveries as a percent of average receivables. OppFi charges off loans after they are more than 90 days delinquent on a recency basis.

The following tables present net charge-offs as a percentage of average receivables for the years ended December 31, 2020 and 2019 as well as for the years ended December 31, 2019 and 2018.

Net charge-offs as a percentage of average receivables improved from the year ended December 31, 2019 to the year ended December 31, 2020 as a result of OppFi implementing more stringent underwriting parameters during the COVID-19 pandemic as well as the impact from government stimulus programs. Net charge-offs increased from the year ended December 31, 2018 to the year ended December 31, 2019, which was driven by a higher age of our loan portfolio.

	Year Ended December 31,		Change
	2020	2019	%
Net Charge-Offs as % of Avg. Receivables	35.6%	42.2%	(6.7%)

	Year Ended December 31,		Change
	2019	2018	%
Net Charge-Offs as % of Avg. Receivables	42.2%	37.2%	5.1%

Marketing Cost per Funded Loan

Marketing cost per funded loan represents marketing cost per funded loan for new and refinance loans. This metric is the amount of direct marketing costs incurred during a period divided by the number loans originated during that same period.

The following tables present marketing cost per funded loan for the years ended December 31, 2020 and 2019 as well as for the years ended December 31, 2019 and 2018.

OppFi’s marketing cost per funded loan has decreased from $79 in 2018 to $62 in 2020 driven by OppFi’s shift in customer acquisition channels away from direct mail to more cost-effective channels including strategic third-party referrals and re-marketing to existing customers. Strategic third-party referrals are more cost effective than direct mail with costs typically 20% lower. However, cost per funded loan of strategic third-party referrals are typically 5% to 10% higher than the overall cost per funded loan of OppFi’s entire portfolio due to the impact of other lower cost channels (including search engine optimization and e-mail). OppFi currently expects any changes in channel mix of strategic third-party referrals to be offset by direct mail and other channels such that the overall cost per funded loan remains consistent over time.

	Year Ended December 31,		Change
	2020	2019	$	%
Marketing Cost per Funded Loan	$62	$71	$(11)	(15.5%)

	Year Ended December 31,		Change
	2019	2018	$	%
Marketing Cost per Funded Loan	$71	$79	$(8)	(10.1%)

Marketing Cost per New Funded Loan

Marketing cost per new funded loan represents the amount of direct marketing costs incurred during a period divided by the number of new loans originated during that same period.

The following tables present marketing cost per funded loan (new) for the years ended December 31, 2020 and 2019 as well as for the years ended December 31, 2019 and 2018.

OppFi’s marketing cost per new funded loan was stable from 2018 to 2019, and increased in 2020 due to impact on direct mail performance from COVID-19.

	Year Ended December 31,		Change
	2020	2019	$	%
Marketing Cost per New Funded Loan	$211	$183	$28	15.3%

	Year Ended December 31,		Change
	2019	2018	$	%
Marketing Cost per New Funded Loan	$183	$177	$6	3.4%

Auto-Approval Rate

Auto-approval rate is calculated by taking the number of approved loans that are not decisioned by a loan advocate or underwriter (auto-approval) divided by the total number of loans approved.

Overall auto decisioning, which also takes into account those applications that were denied which are not decisioned by a loan advocate or underwriter (auto-denial) plus auto-approval divided by the total number of applications, was 75% for 2020.

The following tables present auto approval rate for the years ended December 31, 2020 and 2019 as well as for the years ended December 31, 2019 and 2018. Year over year improvements are driven by the launch and expansion of algorithmic automation projects that streamline steps of the origination process.

	Year Ended December 31,		Change
	2020	2019	%
Auto-Approval Rate	25.7%	18.3%	7.4%

	Year Ended December 31,		Change
	2019	2018	%
Auto-Approval Rate	18.3%	6.5%	11.8%

Sales and Servicing Cost per Loan

Sales and servicing cost per loan is calculated by taking the total sales and servicing costs, which include customer center salaries, underwriting and reporting costs, and payment processing fees, divided by the average amount of outstanding loans during that period.

The following tables present sales and servicing cost per loan for the years ended December 31, 2020 and 2019 as well as for the years ended December 31, 2019 and 2018.

OppFi’s sales and servicing cost per loan decreased from 2018 to 2019 due to enhanced automation and efficiency. OppFi’s sales and servicing cost per loan remained flat in 2020 from 2019 as enhanced automation was offset by slower loan growth due to the impact on demand from COVID in 2020.

	Year Ended December 31,		Change	Change
	2020	2019	$	%
Sales and Servicing Cost per Loan	$148	$149	$(1)	(0.9%)

	Year Ended December 31,		Change	Change
	2019	2018	$	%
Sales and Servicing Cost per Loan	$149	$166	$(17)	(10.4%)

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2019

The following table presents OppFi’s consolidated results of operations for the years ended December 31, 2020 and 2019:

	Years Ended December 31,		Change
	2020	2019	$	%
	(In thousands, except % change)
Interest and Loan Related Income, Gross (a)	$322,165	$267,166	$54,999	20.6%
Other Income	789	924	(135)	(14.6%)

Interest, Loan Related, and Other Income	$322,954	$268,090	$54,864	20.5%

Amortization of Loan Origination Costs	(31,940)	(38,968)	7,028	(18.0%)

Total Revenue	$291,014	$229,122	$61,892	27.0%

Total Provision	90,787	114,254	(23,467)	(20.5%)

Net Revenue	$200,227	$114,868	$85,359	74.3%

Expenses	122,711	81,873	40,838	49.9%

EBT (b)	$77,516	$32,995	$44,521	134.9%

(a)

Loan Related Income primarily consists of NSF fees, which are immaterial. Interest income related to finance receivables accounted for under the fair value option is included in “Interest and loan related income, gross” in the consolidated statements of operations.

(b)	Represents Net Income as reported in audited financial statements, as OppFi does not have tax provision under its pass-through structure as a limited liability company.

Total Revenue

Total revenue consists mainly of revenue earned from interest on receivables from outstanding loans based only on the interest method, as well as amortization of loan origination costs. OppFi does not earn interest in any state on an accelerated basis. OppFi also earns revenues from referral fees, which represented less than 0.25% of total revenues in 2020. Total revenue increased by $61.9 million, or 27.0%, to $291.0 million for the year ended December 31, 2020 from $229.1 million for the year ended December 31, 2019. This was primarily due to the increase of average receivables by 19.9% due to higher balances in the first part of the year before the start of the COVID-19 pandemic.

The economics of the bank partner model and the direct model are similar, and we do not expect a material change to our financials based on the mix of bank partner originations. The economic difference in the bank partnership model is a minimal program fee paid by OppFi for each origination as well increased compliance costs for OppFi, which collectively have an insignificant impact on customer lifetime value.

Total Provision

Total provision consists of gross charge-offs incurred in the year, net of recoveries, plus the change in the allowance for credit losses. OppFi’s provisions for future losses is based on incurred credit loss application whereby it reserves for life of loan losses due to the short-term nature of the contracts.

Total provision decreased by $23.5 million, or 20.5%, to $90.8 million for the year ended December 31, 2020 from $114.3 million for the year ended December 31, 2019. Much of the change was driven by a decrease in the allowance as a result of slightly lower receivables year over year. Net charge-offs as a percentage of receivables improved due to OppFi’s implementing more stringent underwriting parameters during the COVID-19 pandemic as well as impact from the government stimulus programs.

Net Revenue

Net revenue is the difference between total revenue and provision costs. Total net revenue increased by $85.3 million, or 74.3%, to $200.2 million for the year ended December 31, 2020 from $114.9 million for the year ended December 31, 2019.

Expenses

Total expenses consist of salaries and employee benefits, interest expenses and amortized debt issuance costs, servicing costs, direct marketing costs, technology costs, depreciation and amortization, professional fees and other expenses. Total expenses increased by $40.8 million, or 49.9%, to $122.7 million for the year ended December 31, 2020 from $81.9 million for the year ended December 31, 2019. This was primarily due to an investment in personnel, including Compliance, Information Security and Software Development, as well as increased collections costs and payment processing fees driven by higher recoveries of past due accounts. In addition, OppFi invested in technology infrastructure to enhance automation in its loan origination processes.

Earnings Before Tax (“EBT”)

EBT is the difference between net revenue and expenses. EBT represents Net Income as reported in OppFi’s audited financial statements, as OppFi does not have a tax provision under its current pass-through structure as a limited liability company. Total EBT increased by $44.5 million, or 134.9%, to $77.5 million for the year ended December 31, 2020 from $33.0 million for the year ended December 31, 2019.

Comparison of the Years Ended December 31, 2019 and 2018

The following table presents our consolidated results of operations for the years ended December 31, 2019 and 2018:

	Years Ended December 31,		Change
	2019	2018	$	%
	(In thousands, except % change)
Interest and Loan Related Income, Gross (a)	$267,166	$133,399	$133,767	100.3%

Other Income	924	849	75	8.8%

Interest, Loan Related, and Other Income	$268,090	$134,248	$133,842	99.7%

Amortization of Loan Origination Costs	(38,968)	(19,999)	(18,969)	94.8%

Total Revenue	$229,122	$114,249	$114,873	100.5%

Total Provision	114,254	58,416	55,838	95.6%

Net Revenue	$114,868	$55,833	$59,035	105.7%

Expenses	81,873	46,100	35,773	77.6%

EBT (b)	$32,995	$9,733	$23,262	239.0%

(a)	Loan Related Income primarily consists of NSF fees, which are immaterial.
(b)	Represents Net Income as reported in audited financial statements, as OppFi does not have tax provision under its pass-through structure as a limited liability company.

Total Revenue

Total revenue consists mainly of revenue earned from interest on receivables from outstanding loans, as well as amortization of loan origination costs. OppFi also earns revenues from referral fees, which represented less than 0.25% of total revenues in 2020. Total revenue increased by $114.9 million, or 100.5%, to $229.1 million for the year ended December 31, 2019 from $114.2 million for the year ended December 31, 2018. This was primarily due to the increase of average receivables of 96.5%. The economics of the bank partner model and the direct model are similar, and we do not expect a material change to our financials based on the mix of bank partner originations

Total Provision

Total provision consists of gross charge-offs incurred in the year, net of recoveries, plus the change in the allowance for credit losses. OppFi’s provisions for future losses is based on incurred credit loss application whereby it reserves for life of loan losses due to the short-term nature of the contracts.

Total provision increased by $55.8 million, or 95.6%, to $114.3 million for the year ended December 31, 2019 from $58.4 million for the year ended December 31, 2018. Of the $55.8 million increase, 13.1% was due to the increase in allowance and 86.9% was from net-charge-offs due to the increase in receivables.

Net Revenue

Net revenue is the difference between total revenue and provision costs. Total net revenue increased by $59.1 million, or 105.7%, to $114.9 million for the year ended December 31, 2019 from $55.8 million for the year ended December 31, 2018.

Expenses

Total expenses consist of salaries and employee benefits, interest expenses and amortized debt issuance costs, direct marketing costs, technology costs, servicing costs, depreciation and amortization, professional fees and other expenses. Total expenses increased by $35.8 million, or 77.6%, to $81.9 million for the year ended December 31, 2019 from $46.1 million for the year ended December 31, 2018. This was primarily due to an increase in salary and employment benefits as well as increases in interest expenses and amortized debt issuance costs, technology infrastructure costs, and professional fees.

Earnings Before Tax (“EBT”)

EBT is the difference between net revenue and expenses. EBT represents Net Income as reported in OppFi’s audited financial statements, as OppFi does not have a tax provision under its current pass-through structure as a limited liability company. Total EBT increased by $23.3 million, or 239.0%, to $33.0 million for the years ended December 31, 2019 from $9.7 million for the year ended December 31, 2018.

Liquidity and Capital Resources

To date, the funds received from operating income and OppFi’s ability to obtain lending commitments, have provided the liquidity necessary for OppFi to fund its operations.

OppFi’s liquidity profile has improved each period due to growth in operating cash flows and increased liquidity from debt providers. Maturities of OppFi’s facilities are staggered over three year to help minimize refinance risk.

The following table presents OppFi’s unrestricted cash and undrawn debt as of the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
	(In thousands)
Unrestricted cash	$25,601	$16,789	$8,785
Undrawn debt	338,108	139,598	51,844

As of December 31, 2018, OppFi had $13.4 million of available capacity under its secured borrowings payable agreement. Overall, including the secured borrowing payable, OppFi had $177.4 million of available debt capacity of which $125.6 million had been drawn and $51.8 million was available (29% of capacity undrawn).

As of December 31, 2019, OppFi had $32.6 million of available capacity under its secured borrowings payable agreement. Overall, including the secured borrowing payable, OppFi had $346.6 million of available debt capacity of which $207.0 million had been drawn and $139.6 million was available (40% of capacity undrawn).

As of December 31, 2020, OppFi has $85.2 million of available capacity under its secured borrowings payable agreement. Overall, including the secured borrowing payable, OppFi has $480.5 million of available debt capacity of which $142.4 million has been drawn and $338.1 million remains available (70% of capacity undrawn).

OppFi believes that its unrestricted cash, undrawn debt and funds from operating income will be sufficient to meet its liquidity needs for at least the next 12 months. OppFi’s future capital requirements will depend on multiple factors, including its revenue growth, working capital requirements, cash provided by and used in operating, investing and financing activities and capital expenditures.

To the extent OppFi’s unrestricted cash balances, funds from operating income and funds from undrawn debt are insufficient to satisfy its liquidity needs in the future, OppFi may need to raise additional capital through equity or debt financing and may not be able to do so on terms acceptable to it, if at all. If OppFi is unable to raise additional capital when needed, its results of operations and financial condition would be materially and adversely impacted.

OppFi expects aggregate capital expenditures for 2021 to be approximately $10 million to $20 million, compared to estimated expenses for purchases of equipment and capitalized technology of approximately $10.7 million for the year ended December 31, 2020.

Cash Flows

The following table presents cash provided by (used in) operating, investing and financing activities during the years ended December 31, 2020, 2019, and 2018:

	Year Ended December 31,
	2020	2019	2018
	(In thousands)
Net cash provided by operating activities	$192,112	$148,919	$63,035
Net cash used in investing activities	(98,312)	(214,150)	(123,614)
Net cash (used in) provided by financing activities	(84,121)	78,010	72,827

Net increase in cash, cash equivalents and restricted cash	$9,679	$12,779	$12,248

Operating Activities

Net cash provided by operating activities was $192.1 million for the year ended December 31, 2020. This was up $43.2 million from the $148.9 million of cash provided by operating activities during the twelve months ended December 31, 2019. This increase was the result of the growth in OppFi’s average loan receivables in 2020 which drove a $61.9 million increase in OppFi’s revenues in 2020 versus 2019.

Net cash provided by operating activities was $148.9 million for the year ended December 31, 2019 and was primarily from revenues derived from OppFi’s loan portfolio. This was up $85.9 million from the $63.0 million of cash provided by operating activities during the twelve months ended December 31, 2018. This increase was the result of the growth in OppFi’s average loan receivables in 2019 which drove a $114.9 million increase in OppFi’s revenues in 2019 versus 2018.

Net cash provided by operating activities was $63.0 million for the year ended December 31, 2018 and was primarily from revenues derived from OppFi’s loan portfolio.

Investing Activities

Net cash used in investing activities was $98.3 million for the year ended December 31, 2020 and was primarily due to net finance receivables originated of $77.7 million, purchases of equipment, capitalized technology of $10.7 million, and net repurchases of receivables from third-party lender, originated under OppFi’s CSO program, of $9.9 million.

Net cash used in investing activities was $214.1 million for the year ended December 31, 2019 and was due to net finance receivables originated of $192.6 million, net repurchases from third-party lender, originated under OppFi’s CSO program, of $14.9 million, and purchases of equipment and capitalized technology of $6.6 million.

Net cash used in investing activities was $123.6 million for the year ended December 31, 2018 and was due to net finance receivables originated of $110.6 million, net repurchases from third-party lender, originated under OppFi’s CSO program, of $8.9 million, and purchases of equipment and capitalized technology of $4.1 million.

Financing Activities

Net cash used in financing activities was $84.1 million for the year ended December 31, 2020 and was primarily due to net repayment of senior debt lines of credit of $70.9 million, member distributions related to income taxes of $15.8 million, payment for debt issuance cost of $2.4 million, and net payments in secured borrowing payable of $1.4 million; offset by proceeds from other debt of $6.4 million.

Net cash provided by financing activities for the year December 31, 2019 was $78.0 million and was primarily due to advances on senior debt lines of credit of $81.5 million and advances in secured borrowing payable of $8.3 million, offset by member distributions related to income taxes of $9.5 million and payment for debt issuance costs of $2.3 million.

Net cash provided by financing activities for the year December 31, 2018 was $72.8 million and was primarily due to advances on senior debt lines of credit of $80.1 million and advances in secured borrowing payable of $6.4 million; offset by repayment in subordinated debt of $9.2 million, member distributions related to income taxes of $2.3 million, and payment for debt issuance costs of $2.2 million.

Condensed Balance Sheets

Comparison of the Years Ended December 31, 2020 and 2019

The following table presents OppFi’s condensed balance sheet for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
($ in 000s) Unaudited	2020	2019
Assets
Cash and restricted cash	$45,657	$35,979
Finance receivables at amortized cost, net	222,243	237,014
Other assets	17,943	13,636

Total assets	$285,843	$286,629

Liabilities and members’ equity
Current liabilities	$28,406	$25,285
Total debt	158,105	223,896

Total liabilities	$186,511	$249,181

Total members’ equity	99,332	37,448
Total liabilities and members’ equity	$285,843	$286,629

Total cash increased by $9.7 million for the year ended December 31, 2020, driven by free cash flow from operations. Finance receivables decreased by $14.8 million due to lower accrued interest and fees, lower loan origination costs and increase in allowance for credit losses. Other assets increased by $4.3 million driven by an increase in capitalized technology from internal software development. Current liabilities increased by $3.1 million due to an increase in accrued expenses and partially offset by a decrease in accounts payable. Total debt decreased by $65.8 million as a result of paying down of senior debt. Total members’ equity increased by $61.9 million driven by retained earnings.

Comparison of the Years Ended December 31, 2019 and 2018

The following table presents OppFi’s condensed balance sheet for the years ended December 31, 2019 and 2018:

	Year Ended December 31,
($ in 000s) Unaudited	2019	2018
Assets
Cash and restricted cash	$35,979	$23,199
Finance receivables at amortized cost, net	237,014	130,435
Other assets	13,636	8,762

Total assets	$286,629	162,396

Liabilities and members’ equity
Current liabilities	$25,285	$14,615
Total debt	223,896	133,910

Total liabilities	$249,181	$148,525

Total members’ equity	37,448	13,871
Total liabilities and members’ equity	$286,629	$162,396

Total cash increased by $12.8 million for the year ended December 31, 2019, driven by free cash flow from operations. Finance receivables increased by $106.6 million due to loan origination growth, an increase in accrued interest and fees and an increase in unamortized loan amortization costs, offset partially by an increase in allowance for credit losses. Other assets increased by $4.9 million driven by an increase in capitalized technology and prepaid expenses. Current liabilities increased by $10.7 million due to an increase in accrued expenses and accounts payable. Total debt increased by $90.0 million as a result of increased senior debt and secured borrowing payable in order to fund the growth in finance receivables. Total members’ equity increased by $23.6 million driven by retained earnings.

Financing Arrangements

The following is a summary of OppFi’s borrowings as of December 31, 2020:

Purpose	Borrower	Capacity	2020	2019	Interest Rate as of December 31, 2020	Maturity Date
		(In thousands, except interest rates)
Secured borrowing	Opportunity Funding SPE II, LLC	$85,184	$16,025	$17,408	15.00%	10/2021

Senior debt
Revolving line of credit	Opportunity Financial, LLC	10,000	5,000	5,000	LIBOR + 2.50%	02/2022
Revolving line of credit	Opportunity Funding SPE III, LLC	175,000	59,200	101,667	LIBOR + 6.00%	01/2024
Revolving line of credit	Opportunity Funding SPE V, LLC	75,000	24,222	42,261	LIBOR + 7.25%	04/2023
Revolving line of credit	Opportunity Funding SPE VI, LLC	50,000	16,148	28,175	LIBOR + 7.25%	04/2023
Revolving line of credit	Opportunity Funding SPE IV, LLC	25,000	12,506	10,930	LIBOR + 4.25%	08/2021

Total revolving lines of credit		$335,000	$117,076	$188,033

Term loan, net	Opportunity Financial, LLC	50,000	14,650	14,455	LIBOR + 14.00%	11/2023

Total senior debt		$385,000	$131,726	$202,488

Subordinated debt-Related Party	Opportunity Financial, LLC	$4,000	$4,000	$4,000	14.00%	12/2023

Other debt	Opportunity Financial, LLC	$6,354	$6,354	$—	1.00%	04/2022

Since 2017, Opportunity Financial completed the following transactions, each of which has provided liquidity and cash resources.

Secured Borrowing Payable

•

During 2017, Opportunity Funding SPE II, LLC entered into a preferred return agreement. Per the terms of the agreement, the finance receivables are grouped into quarterly pools. Collections are distributed on a pro rata basis after the payout of expenses to back-up servicer, servicer and other relevant parties. This agreement is secured by the assets of Opportunity Funding SPE II, LLC. The receivables are transferred to Opportunity Funding SPE II, LLC and OppWin LLC by Opportunity Financial, LLC, which has provided representations and warranties in connection with such sale. The agreement is subject to various financial covenants.

•

During 2018, the SPE II, LLC preferred return agreement was amended. Opportunity Funding SPE II, LLC sold a 97.5 percent interest of certain unsecured finance receivables to the unrelated third party. Per the revised agreement, the unrelated third party earns a preferred return of 15 percent and a performance fee after the preferred return has been satisfied. The initial agreement expired August 1, 2018, and was then extended for one year. The agreement provides for two consecutive options to renew the purchase period for eighteen months. The unrelated third party exercised the first option, which provides a $65.0 million purchase commitment by the unrelated third party, of which $32.4 million has been purchased with an active balance of $17.4 million as of December 31,

2019. After satisfaction of the purchase commitment, the agreement provides for a third option for an additional $100.0 million purchase commitment.

•

In May 2020, the SPE II, LLC preferred return agreement was amended. The unrelated third party exercised the option, which provides an additional $100.0 million purchase commitment, resulting in a total $165.0 million purchase commitment by the unrelated third party, of which $79.8 million of finance receivables has been purchased with an active balance of $16.0 million as of December 31, 2020. $85.2 million of available capacity remains under this facility as of December 31, 2020.

•

For the years ending December 31, 2020, 2019 and 2018, interest expense related to this facility totaled $2.3 million, $1.7 million, and $0.5 million respectively. Additionally, OppFi has capitalized $0.2 million in debt issuance costs in connection with this transaction, of which less than $0.1 million, $0.1 million, and $0.1 million was expensed in 2020, 2019, and 2018, respectively, which is included in the consolidated statements of operations. As of December 31, 2020 and 2019, the remaining balance of debt issuance costs associated with this facility was less than $0.1 million and $0.1 million, respectively.

Senior Debt

•

On August 13, 2018, OppFi entered into a corporate credit agreement with a maximum available amount of $10.0 million. Interest is payable monthly. The facility is secured by OppFi’s assets and certain brokerage assets made available by the Schwartz Capital Group (“SCG”), a related party. The agreement is subject to various financial covenants. On August 6, 2020, the corporate credit agreement was amended, and the maturity date was extended to February 2022. For the years ended December 31, 2020, 2019 and 2018, interest expense paid related to the revolving credit agreement totaled $0.2 million. $0.3 million and $0.1 million, respectively. Additionally, OppFi has capitalized $0.3 million in debt issuance costs in connection with this transaction, of which less than $0.1 million, $0.2 million, and $0.1 million was expensed in 2020, 2019 and 2018, respectively. As of December 31, 2020 and 2019, the remaining balance of unamortized debt issuance costs associated with the facility was less than $0.1 million and $0.1 million, respectively. OppFi has terminated this facility.

•

On January 23, 2018, Opportunity Funding SPE III, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $75.0 million. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE III, LLC. Opportunity Financial, LLC provides certain representations and warranties. The line of credit agreement is subject to a borrowing base threshold and various financial covenants, including maintaining a minimum tangible net worth and maximum senior debt to equity.

•

On August 24, 2018, the revolving line of credit agreement was amended to increase the aggregate commitment to $125.0 million. On January 31, 2020, the revolving line of credit agreement was amended to increase the aggregate commitment to $175.0 million. The amendment also changes the interest rate to one-month LIBOR plus 6 percent with a 2 percent LIBOR floor. The agreement matures in January 2024.

•

For the years ended December 31, 2020, 2019, and 2018 interest expense related to the line of credit agreement totaled $7.4 million, $11.7 million, and $4.5 million respectively. Additionally, OppFi has capitalized $2.1 million in debt issuance costs in connection with this transaction, of which $0.7 million, $0.9 million and $0.2 million was expensed in 2020, 2019 and 2018 respectively. As of December 31, 2020 and 2019, the remaining balance of unamortized debt issuance costs associated with the facility was $1.5 million and $0.1 million, respectively.

•

In April 2019, Opportunity Funding SPE V, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $75.0 million. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE V, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

•

For the years ended December 31, 2020, 2019 and 2018, interest expense related to this facility totaled $3.4 million, $2.1 million, and $4.5 million, respectively. Additionally, OppFi has capitalized $1.1 million in debt issuance costs in connection with this transaction of which $0.4 million, $0.2 million and $0.2 million was expensed in 2020 and 2019, respectively, which is included in the consolidated statements of operations. As of December 31, 2020 and 2019, the remaining balance of debt issuance costs associated with this facility was $0.5 million and $0.8 million, respectively.

•

In April 2019, Opportunity Funding SPE VI, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $50.0 million. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE VI, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

•

For the years ended December 31, 2020 and 2019, interest expense related to this facility totaled $2.3 million and $1.4 million, respectively. Additionally, OppFi has capitalized $0.9 million in debt issuance costs in connection with this transaction of which $0.3 million and $0.2 million was expensed in 2020 and 2019, respectively, which is included in the consolidated statements of operations. As of December 31, 2020 and 2019, the remaining balance of debt issuance costs associated with this facility was $0.4 million and $0.7 million, respectively.

•

In August 2019, Opportunity Funding SPE IV, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $25.0 million. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE IV, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt, as well as an unsecured guaranty. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

•

For the years ended December 31, 2020 and 2019, interest expense related to this facility totaled $0.5 million and $0.2 million, respectively. Additionally, OppFi has capitalized $0.4 million in debt issuance costs in connection with this transaction of which $0.2 million and less than $0.1 was expensed in 2020 and 2019, respectively, which is included in the consolidated statements of operations. As of December 31, 2020 and 2019, the remaining balance of debt issuance costs associated with this facility was $0.1 million and $0.3 million, respectively.

•

In November 2018, Opportunity Financial, LLC entered into a $25.0 million senior secured multi-draw term loan agreement, which is secured by a senior secured claim on Opportunity Financial, LLC’s assets and a second lien interest in the receivables owned by Opportunity Funding SPE III, LLC, Opportunity Funding SPE V, LLC, and Opportunity Funding SPE VI, LLC. Interest is payable monthly. The loan agreement is subject to various financial covenants. Per the terms of the loan agreement, Opportunity Financial, LLC has issued warrants to the lender. In April 2020, OppFi exercised an option to increase the facility commitment amount to $50.0 million. As of December 31, 2020 and 2019, the outstanding balance of $15.0 million is net of unamortized discount of less than $0.1 million and $0.1 million, respectively, and unamortized debt issuance costs of $0.3 million and $0.5 million, respectively.

•

For the years ended December 31, 2020, 2019, and 2018, interest expense related to the loan agreement totaled $2.6 million, $2.6 million and $0.4 million, respectively. Additionally, OppFi has capitalized $0.8 million in debt issuance costs in connection with this transaction, of which $0.2 million, $0.2 million, and less than $0.1 million was expensed in 2020, 2019 and 2018, respectively, which is included in the consolidated statements of operations.

Subordinated Debt – Related Party

•

OppFi has an unsecured line of credit agreement with SCG, a related party, with a maximum available amount of $4.0 million. Interest due on this facility is paid quarterly, and the outstanding balance is due at maturity. For the years ended December 31, 2020, 2019, and 2018, interest expense associated with these debt agreements was $0.6 million, $0.6 million, and $2.2 million, respectively. Subordinated debt is subject to the same debt covenants as senior debt facilities.

Other Debt

•

In March 2020, OppFi was approved for a loan as part of the Paycheck Protection Program (PPP) under the CARES Act. OppFi may receive loan forgiveness if OppFi meets certain conditions. OppFi received $6.4 million. OppFi is carrying this amount as a noncurrent debt until a decision is reached regarding the loan forgiveness.

Off-Balance Sheet Arrangements

As of December 31, 2020, and December 31, 2019, the outstanding balance of off-balance sheet active finance receivables which were guaranteed by OppFi were $19.7 million and $24.2 million, respectively. As of December 31, 2020, and December 31, 2019, OppFi recorded a reserve for repurchase liabilities of $4.2 million and $5.0 million, respectively, which represents the liability for estimated losses on finance receivables guaranteed. OppFi uses a similar methodology for determining the reserve for repurchase liabilities as it does for calculating the allowance for credit losses on finance receivables.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements requires OppFi to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. OppFi bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ significantly from its estimates. To the extent that there are differences between OppFi’s estimates and actual results, OppFi’s future financial statement presentation, financial condition, results of operations and cash flows will be affected.

OppFi’s significant accounting policies are described in “Note 1. Description of Business and Significant Accounting Policies” to OppFi’s audited consolidated financial statements included elsewhere in this proxy statement. OppFi believes that the accounting policies described in Note 1 of the financial statements reflect its most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity. Accordingly, OppFi believes these policies are critical in fully understanding and evaluating OppFi’s reported financial condition and results of operations.

Three Months Ended March 31, 2021

Key Performance Metrics

OppFi regularly reviews the following key metrics, to evaluate its business, measure its performance, identify trends affecting its business, formulate financial projections and make strategic decisions, which may also be useful to an investor.

Total Net Originations

We measure originations to assess the growth trajectory and overall size of our loan portfolio. There is a direct correlation between origination growth and revenue growth. We include both bank partner originations as well as those originated by us directly. Originations may be useful to an investor because it helps understand the growth trajectory of revenues.

The following table presents total net originations (defined as gross originations net of transferred balance on refinanced loans), percentage of net originations by bank partners, and percentage of net originations by new loans for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		Change
(dollars in thousands)	2021	2020	$	%
Total Net Originations	$99,809	$124,146	$(24,337)	(19.6%)
Percentage of Net Originations by Bank Partners	76.1%	65.1%	N/A	11.0%
Percentage of Net Originations by New Loans	33.5%	52.0%	N/A	(18.5%)

Net Originations decreased to $99.8 million in the three months ended March 31, 2021 from $124.1 million in the three months ended March 31, 2020. The 19.6% decrease was primarily due to a short-term reduction in customer demand attributable to governmental stimulus measures.

OppFi’s originations model continues to shift towards a facilitation model for bank partners from a direct origination model. Total Net Originations by OppFi’s bank partners increased to 76.1% in the three months ended March 31, 2021 from 65.1% in the three months ended March 31, 2020.

In addition, OppFi’s net originations shifted from a majority of originations being new loans to refinanced loans. Total Net Originations of new loans as percentage of total loans decreased to 33.5% in the three months ended March 31, 2021 from 52.0% in the three months ended March 31, 2020.

Average Yield

Average yield represents annualized interest income from the period as a percent of average receivables. Receivables are defined as unpaid principal of both on- and off-balance sheet loans.

The following table presents average yield for the three months ended March 31, 2021 and March 31, 2020. Yield increased to 129.8% in the three months ended March 31, 2021 from 127.1%. The 2.7% increase was driven by lower delinquencies and a lower percentage of customers on the Company’s COVID hardship program which impacted results for the quarter ended March 31, 2020.

	Three Months Ended March 31,		Change
	2021	2020	%
Average Yield	129.8%	127.1%	2.7%

Net Charge-Offs as a Percentage of Average Receivables

Net charge-offs as a percentage of average receivables represents annualized total charge offs from the period less recoveries as a percent of average receivables. Receivables are defined as unpaid principal of both on- and off-balance sheet loans. OppFi charges off loans after they are more than 90 days delinquent on a recency basis.

The following table presents net charge-offs as a percentage of average receivables for the three months ended March 31, 2021 and 2020.Net charge-offs as a percentage of average receivables decreased by 15.8% to 30.1% from the three months ended March 31, 2020 to the three months ended March 31, 2021 as a result of the impact from government stimulus programs.

	Three Months Ended March 31,		Change
	2021	2020	%
Net Charge-Offs as Percentage of Avg. Receivables	30.1%	45.9%	(15.8%)

Marketing Cost per Funded Loan

Marketing cost per funded loan represents marketing cost per funded loan for new and refinance loans. This metric is the amount of direct marketing costs incurred during a period divided by the number of loans originated during that same period.

The following table presents marketing cost per funded loan for the three months ended March 31, 2021 and 2020.OppFi’s marketing cost per funded loan has decreased to $56 in the three months ended March 31, 2021 from $77 in the three months ended March 31, 2020 driven by a higher percentage of loans from repeat customers.

	Three Months Ended March 31,		Change
	2021	2020	$	%
Marketing Cost per Funded Loan	$56	$77	$(21)	(27.3%)

Marketing Cost per New Funded Loan

Marketing cost per new funded loan represents the amount of direct marketing costs incurred during a period divided by the number of new loans originated during that same period.

The following table presents marketing cost per funded loan (new) for the three months ended March 31, 2021 and 2020.OppFi’s marketing cost per new funded loan increased by 16.7% in the three months ended March 31, 2021 from the three months ended March 31, 2020 due primarily to the impact on direct mail performance due to the 2021 government stimulus programs which reduced customer demand.

	Three Months Ended March 31,		Change
	2021	2020	$	%
Marketing Cost per New Funded Loan	$266	$228	$38	16.7%

Auto-Approval Rate

Auto-approval rate is calculated by taking the number of approved loans that are not decisioned by a loan advocate or underwriter (auto-approval) divided by the total number of loans approved.

Overall auto decisioning, which also takes into account those applications that were denied which are not decisioned by a loan advocate or underwriter (auto-denial) plus auto-approval divided by the total number of applications, was 74% for the three months ended March 31, 2021.

The following table presents auto approval rate for the three months ended March 31, 2021 and March 31, 2020. Auto-approval rate increased by 20.8% in the three months ended March 31, 2021 from the three months ended March 31, 2020 driven by the launch and expansion of algorithmic automation projects that streamline steps of the origination process.

	Three Months Ended March 31,		Change
	2021	2020	%
Auto-Approval Rate	41.3%	20.5%	20.8%

Sales and Servicing Cost per Loan

Sales and servicing cost per loan is calculated by taking the total sales and servicing costs, which include customer center salaries, underwriting and reporting costs, and payment processing fees, divided by the average amount of outstanding loans during that period.

The following table presents sales and servicing cost per loan for the three months ended March 31, 2021 and March 31, 2020. OppFi’s sales and servicing cost per loan increased by $17 in the three months ended March 31, 2021 from the three months ended March 31, 2020 due to the temporary reduction in the number of outstanding loans year over year driven by lower customer demand due to the 2021 government stimulus program.

	Three Months Ended March 31,		Change
	2021	2020	$	%
Sales and Servicing Cost per Loan	$155	$138	$17	12.4%

Results of Operations

Comparison of the Three Months Ended March 31, 2021 and 2020

The following table presents OppFi’s consolidated results of operations for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(In thousands, except % change)
Interest and Loan Related Income, Gross (a)	$84,103	$88,845	$(4,742)	(5.3%)
Other Income	154	124	30	24.2%

Interest, Loan Related, and Other Income	$84,257	$88,969	$(4,712)	(5.3%)

Amortization of Loan Origination Costs	—	(14,316)	14,316	—

Total Revenue	$84,257	$74,653	$9,604	12.9%

Total Provision	(7)	(32,000)	(31,993)	(99.9%)
Change in Fair Value	(22,389)	—	(22,389)	—

Net Revenue	$61,861	$42,653	$19,208	45.0%

Expenses	37,477	25,756	11,721	45.5%

EBT (b)	$24,384	$16,897	$7,487	44.3%

(a)	Loan Related Income primarily consists of NSF fees, which are immaterial and were discontinued during Q1 2021.
(b)	Represents Net Income as reported in the Company’s consolidated financial statements, as OppFi does not have tax provision under its pass-through structure as a limited liability company.

Total Revenue

Total revenue consists mainly of revenue earned from interest on receivables from outstanding loans, as well as amortization of loan origination costs in previous periods. OppFi also earns revenues from referral fees, which represented less than 0.20% of total revenues in the three months ended March 31, 2021. Total revenue increased by $9.6 million, or 12.9%, to $84.3 million for the three months ended March 31, 2021 from $74.7 million for the three months ended March 31, 2020. This increase was primarily due to the removal of the amortization of loan origination costs as a result of the election of the fair value option in 2021. Under the fair value option, loan origination costs related to the origination of installment loans are expensed when incurred and are no longer recognized as a part of total revenue.

The economics of the bank partner model and the direct model are similar, and we do not expect a material change to our financials based on the mix of bank partner originations. The economic difference in the bank partnership model is a minimal program fee paid by OppFi for each origination as well as increased compliance costs for OppFi, which collectively have an insignificant impact on customer lifetime value.

Total Provision and Change in Fair Value

Commencing on January 1, 2021, OppFi elected the fair value option on its installment loans. To derive the fair value, the Company generally utilizes discounted cash flow analyses that factor in estimated losses and prepayments over the estimated duration of the underlying assets. Loss and prepayment assumptions are determined using historical loss data and include appropriate consideration of recent trends and anticipated future performance. Future cash flows are discounted using a rate of return that the Company believes a market participant would require based on the risk characteristics of the Company’s loans.

In the three months ended March 31, 2021, change in fair value consists of gross charge-offs incurred in the period, net of recoveries, plus the change in the fair value of the installment loans. Change in fair value decreased by $22.4 million for the three months ended March 31, 2021 due to net charge-offs in the quarter as well as the change in fair value. Net charge-offs as a percentage of receivables improved due to impact from the government stimulus programs.

In the three months ended March 31, 2021, total provision consists of gross charge-offs incurred in the period, net of recoveries, plus the change in the allowance for credit losses for OppFi’s SalaryTap product. In the three months ended March 31, 2020, total provision consists of gross charge-offs incurred in the period, net of recoveries, plus the change in the allowance for credit losses for OppFi’s installment loan product. OppFi’s provisions for future losses is based on incurred credit loss application whereby it reserves for life of loan losses due to the short-term nature of the contracts.

Net Revenue

Net revenue is equal to total revenue less the change in fair value and less total provision costs. Total net revenue increased by $19.2 million, or 45.0%, to $61.9 million for the three months ended March 31, 2021 from $42.7 million for the three months ended March 31, 2020. This increase was primarily attributable to lower gross charge-offs, net of recoveries, as well as the removal of the amortization of loan origination costs from total revenues as a result of the election of the fair value option in 2021.

Expenses

Total expenses consist of salaries and employee benefits, interest expense and amortized debt issuance costs, servicing costs, direct marketing costs, technology costs, depreciation and amortization, professional fees and other expenses. Total expenses increased by $11.7 million, or 45.5%, to $37.5 million for the three months ended March 31, 2021 from $25.8 million for the three months ended March 31, 2020. This was primarily due to an increase in salary and employment benefits as well as increases in technology infrastructure costs and professional fees. In addition, due to the election of the fair value option, loan origination costs including direct marketing costs and payment processing fees related to the origination of installment loans are recognized as expenses when incurred and are no longer recognized as an offset to total revenue.

Earnings Before Tax (“EBT”)

EBT is the difference between net revenue and expenses. EBT represents Net Income as reported in OppFi’s consolidated financial statements, as OppFi does not have a tax provision under its current pass-through structure as a limited liability company. Total EBT increased by $7.5 million, or 44.3%, to $24.4 million for the three months ended March 31, 2021 from $16.9 million for the three months ended March 31, 2020.

Non-GAAP Financial Measures

We believe that the provision of non-GAAP financial measures in this report, including Fair Value Pro Forma information, Adjusted Revenue, Adjusted EBITDA, and Adjusted Net Income can provide useful measures for period-to-period comparisons of our business and useful information to investors and others in understanding and evaluating our operating results. However, non-GAAP financial measures are not calculated in accordance with United States generally accepted accounting principles, or GAAP, and should not be considered an alternative to any measure of financial performance calculated and presented in accordance with GAAP.

Fair Value Pro Forma

	Three Months Ended March 31,				Variance
	2021	2020			%
(In thousands) Unaudited	As Reported	As Reported	FV Adjustments	FV Pro Forma
Total Revenue	$84,257	$74,653	$14,316	$88,969	(5.3%)
Total Provision	(7)	(32,000)	32,000	—	—
FV Adjustment	(22,389)	—	(34,068)	(34,068)	(34.3%)

Net Revenue	$61,861	$42,653	$12,248	$54,901	12.7%

Expenses
Sales and Marketing	7,936	4,120	6,515	10,635	(25.4%)
Customer Operations	9,609	4,061	5,857	9,918	(3.1%)
Technology, Products, and Analytics	5,827	4,443	—	4,443	31.2%
General, Administrative, and Other	9,497	6,585	—	6,585	44.2%

Total Expenses before Interest Expense	$32,869	$19,209	$12,372	$31,581	4.1%

Interest Expense (a)	4,608	6,547	—	6,547	(29.6%)

EBT (b)	$24,384	$16,897	$(124)	$16,773	45.4%

(a)	Includes debt amortization costs.
(b)	Represents Net Income as reported in the Company’s consolidated financial statements, as OppFi does not have tax provision under its pass-through structure as a limited liability company.

Adjusted Revenue

Adjusted revenue is a non-GAAP financial measure defined as our total revenue, as reported, adjusted for the impact of amortization of loan origination costs. Under the fair value option, loan origination costs related to the origination of installment loans are expensed when incurred and are no longer recognized as a part of total revenue. We believe that adjusted revenue is an important measure because it allows management, investors, and our Board to evaluate and compare our revenue for period-to-period comparisons of our business, as it removes the effect of differing accounting methodologies.

	Three Months Ended March 31,		Variance
(In thousands) Unaudited	2021	2020	%
Total Revenue	$84,257	$74,653	12.9%
Amortization of Loan Origination Costs	—	14,316	—

Adjusted Revenue	$84,257	$88,969	(5.3%)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure defined as our net income, adjusted for the impact of our election of the fair value option and further adjusted to eliminate the effect of certain items as shown below. We believe that Adjusted EBITDA is an important measure because it allows management, investors, and our Board to evaluate and compare our operating results from period-to-period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of taxes, certain non-cash items, variable charges, and timing differences.

	Three Months Ended March 31,		Variance
(In thousands) Unaudited	2021	2020	%
EBT (a)	$24,384	$16,897	44.3%
FV Adjustments	—	(124)	—
Debt Amortization	521	520	0.2%
Other Addback and One-Time Expenses	769	56	1,273.2%

Adjusted EBT	$25,674	$17,349	48.0%

Less: Pro Forma Taxes (b)	(6,418)	(4,337)	48.0%

Adjusted Net Income	$19,256	$13,012	48.0%

Pro Forma Taxes (b)	6,418	4,337	48.0%
Depreciation and Amortization	2,164	1,397	55.0%
Interest Expense	4,087	6,027	(32.2%)
Business (Non-income) Taxes	435	173	151.4%

Adjusted EBITDA	$32,360	$24,946	29.7%

(a)	Represents Net Income as reported in financial statements, as OppFi does not have tax provision under its pass-through structure as a limited liability company.
(b)	Assumes a tax rate of 25% reflecting the U.S. federal statutory rate of 21% and a blended statutory rate for state income taxes, in order to allow for a comparison with publicly traded companies.

Condensed Balance Sheets

Comparison March 31, 2021 and December 31, 2020

The following table presents OppFi’s condensed balance sheet for March 31,2021 and December 31, 2020:

($ in 000s) Unaudited	March 31, 2021	December 31, 2020
Assets
Cash and restricted cash	$95,965	$45,657
Finance receivables at fair value	269,782	—
Finance receivables at amortized cost, net	86	222,243
Other assets	19,334	17,943

Total assets	$385,167	$285,843

Liabilities and members’ equity
Current liabilities	$22,340	$28,406
Total debt	168,712	158,105

Total liabilities	$191,052	$186,511

Total members’ equity	194,115	99,332

Total liabilities and members’ equity	$385,167	$285,843

Total cash increased by $50.3 million for the quarter ended March 31, 2021, driven by free cash flow from operations as well as the increased borrowings under the Company’s refinanced corporate credit facility. Finance receivables in 2021 changed as a result of a decrease in receivables and accrued interest of $16.8 million due to the impact of government stimulus on originations and payments, offset by the adoption of fair value accounting of $64.4 million. The decrease in current liabilities was driven by the removal of the reserve for repurchase liability of $4.2 million due to the adoption of fair value accounting. Total equity increased by $94.8 million driven by net income of $24.4 million and impact of adoption of the fair value method of accounting of $71.3 million, offset by distributions of $0.9 million.

Liquidity and Capital Resources

To date, the funds received from operating income and OppFi’s ability to obtain lending commitments, have provided the liquidity necessary for OppFi to fund its operations.

OppFi’s liquidity profile has improved each period due to growth in operating cash flows and increased liquidity from debt providers. Maturities of OppFi’s facilities are staggered over three years to help minimize refinance risk.

The following table presents OppFi’s unrestricted cash and undrawn debt as of March 31, 2021:

	March 31, 2021	December 31, 2020
	(In thousands)
Unrestricted cash	$76,935	$25,601
Undrawn debt	$299,780	$338,108

As of March 31, 2021, the Company had $77.0 million in unrestricted cash, up $51.3 million from the prior year end, driven by strong cash flow from operations. As of March 31, 2021, the Company had an additional $299.8 million of unused debt capacity under its financing facilities for future availability, representing a 66% overall undrawn capacity. Including total financing commitments and cash on the balance sheet, the Company had more than $500 million in funding capacity as of March 31, 2021.

On March 23, 2021, the Company refinanced its corporate debt facility with Atalaya Capital Management at more favorable terms. The facility refinanced existing indebtedness and further increased growth capital.

OppFi believes that its unrestricted cash, undrawn debt and funds from operating income will be sufficient to meet its liquidity needs for at least the next 12 months. OppFi’s future capital requirements will depend on multiple factors, including its revenue growth, working capital requirements, cash provided by and used in operating, investing and financing activities and capital expenditures.

To the extent OppFi’s unrestricted cash balances, funds from operating income and funds from undrawn debt are insufficient to satisfy its liquidity needs in the future, OppFi may need to raise additional capital through equity or debt financing and may not be able to do so on terms acceptable to it, if at all. If OppFi is unable to raise additional capital when needed, its results of operations and financial condition would be materially and adversely impacted.

Cash Flows

The following table presents cash provided by (used in) operating, investing and financing activities during the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(In thousands, except % change)
Net cash provided by operating activities	$45,356	$49,131	$(3,775)	(7.7%)
Net cash used in investing activities	(4,642)	(26,455)	21,813	82.5%
Net cash provided by (used in) financing activities	9,594	(6,579)	16,173	245.8%

Net increase in cash, cash equivalents and restricted cash	$50,308	$16,097	$34,211	212.5%

Operating Activities

Net cash provided by operating activities was $45.4 million for the three months ended March 31, 2021. This was down $3.8 million from the $49.1 million of cash provided by operating activities during the three months ended December 31, 2020. Cash provided by operating activities decreased due to lower revenue as a result of lower average receivables.

Investing Activities

Net cash used in investing activities was $4.6 million for the three months ended March 31, 2021. This was down $21.8 million from the $26.4 million cash used in investing activities during the three months ended December 31, 2020 due to lower finance receivables originated and higher finance receivables repaid.

Financing Activities

Net cash provided by financing activities was $9.6 million for the year ended March 31, 2021. This was up $16.2 million from the $6.6 million cash used in financing activities during the three months ended December 31, 2020 due primarily to an increase in net advances in senior debt lines of credit.

Financing Arrangements

The following is a summary of OppFi’s borrowings as of March 31, 2021:

Purpose	Borrower	Borrowing Capacity	March 31, 2021	December 31, 2020	Interest Rate as of March 31, 2021	Maturity Date
Secured Borrowing	Opportunity Funding SPE II, LLC	$72,165	$15,854	$16,025	15.00%	10/2021

Senior debt
Revolving line of credit	Opportunity Financial, LLC	$10,000	$—	$5,000	LIBOR + 2.50%	02/2022
Revolving line of credit	Opportunity Funding SPE III, LLC	175,000	55,100	59,200	LIBOR + 6.00%	01/2024
Revolving line of credit	Opportunity Funding SPE V, LLC	75,000	20,922	24,222	LIBOR + 7.25%	04/2023
Revolving line of credit	Opportunity Funding SPE VI, LLC	50,000	13,948	16,148	LIBOR + 7.25%	04/2023
Revolving line of credit	Opportunity Funding SPE IV, LLC	25,000	8,300	12,506	LIBOR + 4.25%	08/2021

Total revolving lines of credit		$335,000	$98,270	$117,076

Term loan, net	Opportunity Financial, LLC	50,000	48,234	14,650	LIBOR + 10.00%	03/2025

Total senior debt		$385,000	$146,504	$131,726

Subordinated debt	Opportunity Financial, LLC	$4,000	$—	$4,000	14.00%	12/2023

Other debt	Opportunity Financial, LLC	$6,354	$6,354	$6,354	1.00%	04/2022

Since 2017, Opportunity Financial completed the following transactions, each of which has provided liquidity and cash resources.

Secured Borrowing Payable

•

During 2017, Opportunity Funding SPE II, LLC entered into a preferred return agreement. Per the terms of the agreement, the finance receivables are grouped into quarterly pools. Collections are distributed on a pro rata basis after the payout of expenses to back-up servicer, servicer and other relevant parties. This agreement is secured by the assets of Opportunity Funding SPE II, LLC. The receivables are transferred to Opportunity Funding SPE II, LLC and OppWin LLC by Opportunity Financial, LLC, which has provided representations and warranties in connection with such sale. The agreement is subject to various financial covenants.

•

During 2018, the SPE II, LLC preferred return agreement was amended. Opportunity Funding SPE II, LLC sells a 97.5 percent interest of certain unsecured finance receivables to the unrelated third party. Per the revised agreement, the unrelated third party earns a preferred return of 15 percent and a performance fee after the preferred return has been satisfied. The initial agreement expired August 1, 2018 and was then extended for one year. The agreement provides for two consecutive options to renew the purchase period for eighteen months. The unrelated third party exercised the first option, which provides a $65.0 million purchase commitment by the unrelated third party. After satisfaction of the purchase commitment, the agreement provides for a third option for an additional $100.0 million purchase commitment.

•

In May 2020, the SPE II, LLC preferred return agreement was amended. The unrelated third party exercised the option, which provides an additional $100.0 million purchase commitment, resulting in a total $165.0 million purchase commitment by the unrelated third party, of which $92.8 million and $79.8 million of finance receivables have been purchased with an active secured borrowing balance of $15.8 million and $16.0 million as of March 31, 2021 and December 31, 2020, respectively. For the three months ending March 31, 2021 and 2020, interest expense related to this facility totaled $0.8 million and $0.7 million, respectively. Additionally, the Company has capitalized $0.2 million in debt issuance costs in connection with this transaction, of which $12,609 and $12,609 was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the remaining balance of debt issuance costs associated with this facility was $16,812 and $29,421, respectively.

Senior Debt

•

On August 13, 2018, the Company entered into a corporate credit agreement with a maximum available amount of $10.0 million. Interest is payable monthly. The facility is secured by the Company’s assets and certain brokerage assets made available by the Schwartz Capital Group (SCG), a related party. The agreement is subject to various financial covenants. On August 6, 2020, the corporate credit agreement was amended, and the maturity date was extended to February 2022.

•

On March 23, 2021, the borrowings under the above corporate credit agreement were paid in full. As of March 31, 2021, the Company had no amounts outstanding. For the three months ended March 31, 2021 and 2020, interest expense paid related to the revolving credit agreement totaled $34,875 and $52,907, respectively. Additionally, the Company has capitalized $0.3 million in debt issuance costs in connection with this transaction, of which $21,254 and $15,689 was expensed during the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021, there were no unamortized debt issuance costs associated with the facility. As of December 31, 2020, the remaining balance of unamortized debt issuance costs associated with the facility was $21,254.

•

On January 23, 2018, Opportunity Funding SPE III, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $75.0 million. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE III, LLC. Opportunity Financial, LLC provides certain representations and warranties. The line of credit agreement is subject to a borrowing base threshold and various financial covenants, including maintaining a minimum tangible net worth and maximum senior debt to equity.

•

On January 31, 2020, the revolving line of credit agreement was amended to increase the aggregate commitment to $175.0 million. The amendment also changes the interest rate to one-month LIBOR plus 6 percent with a 2 percent LIBOR floor. The agreement matures in January 2024.

•

For the three months ended March 31, 2021 and 2020, interest expense related to the line of credit agreement totaled $1.3 million and $2.5 million, respectively. Additionally, the Company has capitalized $2.1 million in debt issuance costs in connection with this transaction, of which $0.2 million and $0.2 million was expensed during the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, the remaining balance of unamortized debt issuance costs associated with the facility was $1.3 million and $1.4 million, respectively.

•

In April 2019, Opportunity Funding SPE V, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $75.0 million. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE V, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments. For the three months ended March 31, 2021 and 2020, interest expense related to this facility totaled $0.6 million and $1.1 million, respectively. Additionally, the Company has capitalized $1.2 million in debt issuance costs in connection with this transaction of which $0.1 million and $0.1 million was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the remaining balance of unamortized debt issuance costs associated with this facility was $0.4 million and $0.5 million, respectively.

•

In April 2019, Opportunity Funding SPE VI, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $50.0 million. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE VI, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments. For the three months ended March 31, 2021 and 2020, interest expense related to this facility totaled $0.4 million and $0.7 million, respectively. Additionally, the Company has capitalized $0.9 million in debt issuance costs in connection with this transaction of which $0.1 million and $0.1 million was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the remaining balance of debt issuance costs associated with this facility was $0.3 million and $0.4 million, respectively.

•

In August 2019, Opportunity Funding SPE IV, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $25.0 million. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE IV, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt, as well as an unsecured guaranty. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments. For the three months ended March 31, 2021 and 2020, interest expense related to this facility totaled $0.1 million and $0.2 million, respectively. Additionally, the Company has capitalized $0.4 million in debt issuance costs in connection with this transaction of which $60,491 and $46,361 was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the remaining balance of debt issuance costs associated with this facility was $0.1 million and $0.1 million, respectively.

•

In November 2018, Opportunity Financial, LLC entered into a $25.0 million senior secured multi-draw term loan agreement, which is secured by a senior secured claim on Opportunity Financial, LLC’s assets and a second lien interest in the receivables owned by Opportunity Funding SPE III, LLC, Opportunity Funding SPE V, LLC, and Opportunity Funding SPE VI, LLC. Interest is payable monthly. The loan agreement is subject to various financial covenants. Per the terms of the loan agreement, Opportunity Financial, LLC has issued warrants to the lender. In April 2020, OppFi exercised an option to increase the facility commitment amount to $50.0 million. As of December 31, 2020 and 2019, the outstanding balance of $15.0 million is net of unamortized discount of less than $0.1 million and $0.1 million, respectively, and unamortized debt issuance costs of $0.3 million and $0.5 million, respectively.

•

On March 23, 2021, the senior secured multi-draw term loan agreement was amended to decrease the interest rate from LIBOR plus 12% to LIBOR plus 10% and extend the maturity date to March 23, 2025. On March 30, 2021, the Company drew the remaining $35.0 million available commitment. As of March 31, 2021 and December 31, 2020, the outstanding balances of $50.0 million and $15.0 million are net of unamortized discount of $15,394 and $18,632, respectively, and unamortized debt issuance costs of $1.8 million and $0.3 million, respectively. For the three months ended March 31, 2021 and 2020, interest expense related to the loan agreement totaled $0.7 million and $0.6 million, respectively. Additionally, the Company has capitalized $2.3 million in debt issuance costs in connection with this transaction, of which $63,080 and $56,114 was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations.

Subordinated Debt – Related Party

•

The Company has an unsecured line of credit agreement with SCG, a related party, with a maximum available amount of $4.0 million. Interest due on this facility is paid quarterly, and the outstanding balance is due at maturity. Subordinated debt is subject to the same debt covenants as senior debt facilities. On March 30, 2021, the borrowings under this unsecured line of credit agreement were paid in full. As of March 31, 2021, the Company had no amounts outstanding. For the three months ended March 31, 2021 and 2020, interest expense paid to the related party associated with these debt agreements was $0.1 million and $0.1 million, respectively.

Other Debt

•

On April 13, 2020, the Company obtained an unsecured loan in the amount of $6.4 million from a bank in connection with the U.S. Small Business Administration’s (SBA) Paycheck Protection Program (the PPP Loan). Pursuant to the Paycheck Protection Program, all or a portion of the PPP Loan may be forgiven if the Company uses the proceeds of the PPP Loan for its payroll costs and other expenses in accordance with the requirements of the Paycheck Protection Program. The Company used the proceeds of the PPP Loan for payroll costs and other covered expenses and sought full forgiveness of the PPP Loan, but there can be no assurance that the Company will obtain any forgiveness of the PPP Loan.

•

If the PPP Loan is not fully forgiven, the Company will remain liable for the full and punctual payment of the outstanding principal balance plus accrued and unpaid interest. The Company submitted the forgiveness application on November 14, 2020. The SBA has not completed its review of the Company’s eligibility for forgiveness. If the SBA determines that the loan is not fully forgiven, the first payment would be due no earlier than 30 days after the date a decision is reached on the loan forgiveness.

CSO Arrangements

In Texas, the Company arranges for consumers to obtain finance receivable products from an independent third-party lender as part of the CSO program. The Company had also previously arranged for consumers to obtain finance receivable products from an independent third-party lender in Ohio as part of the CSO program. For the consumer finance receivable products originated by the third-party lender under the CSO program, the lender is responsible for providing the criteria by which the consumer’s application is underwritten and, if approved, determining the amount of the finance receivable. When a consumer executes an agreement with the Company under the CSO program, the Company agrees, for a fee payable to the Company by the consumer, to provide certain services to the consumer, one of which is to guarantee the consumer’s obligation to repay the finance receivable obtained by the consumer from the third-party lender if the consumer fails to do so.

On April 23, 2019, the Company discontinued the CSO program in Ohio and no new finance receivables were originated through this program after that date. As of March 31, 2021, there were no finance receivables remaining under the CSO program in Ohio.

As of March 31, 2021 and December 31, 2020, the unpaid principal balance of off-balance sheet active finance receivables which were guaranteed by the Company were $7.5 million and $19.7 million, respectively. Upon the election of the fair value option for the repurchase liability for third party lender losses on January 1, 2021, the Company released the reserve for repurchase liabilities, which was included in the fair value adjustment to retained earnings. As of December 31, 2020, the Company recorded a reserve for repurchase liabilities of $4.2 million, which represents the liability for estimated losses on finance receivables guaranteed. The Company used a similar methodology for determining the reserve for repurchase liabilities as it does for calculating the allowance for credit losses on finance receivables.

Under the terms of the CSO program, the Company is required to maintain a restricted cash balance equal to the guaranty, which is determined and settled on a weekly basis. On a daily basis, a receivable and/or payable is recorded to recognize the outstanding settlement balance. As of March 31, 2021 and December 31, 2020, the restricted cash balance held in a federally insured bank account related to the CSO program was $1.3 million and $3.1 million, respectively. As of March 31, 2021 and December 31, 2020, there was a payable balance of $1.1 million and $0.8 million, respectively, related to settlement which was included in accrued expenses on the consolidated balance sheets.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements requires OppFi to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. OppFi bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ significantly from its estimates. To the extent that there are differences between OppFi’s estimates and actual results, OppFi’s future financial statement presentation, financial condition, results of operations and cash flows will be affected.

OppFi’s significant accounting policies are described in “Note 1. Description of Business and Significant Accounting Policies” to OppFi’s consolidated financial statements included elsewhere in this proxy statement. OppFi believes that the accounting policies described in Note 1 of the financial statements reflect its most critical accounting policies and estimates, which represent those that involve a significant degree of judgment and complexity. Accordingly, OppFi believes these policies are critical in fully understanding and evaluating OppFi’s reported financial condition and results of operations.

OPPFI MANAGEMENT

Executive Officers and Senior Management Team

The following table sets forth certain information regarding OppFi’s executive officers and key employees as of December 30, 2020. OppFi expects that these executive officers and key employees will continue as executive officers and key employees following the business combination.

Name	Age	Position(s) Held
Jared Kaplan	41	Chief Executive Officer
Shiven Shah	43	Chief Financial Officer
Salvador Hazday	50	Chief Operating Officer
Christopher McKay	44	Chief Risk and Analytics Officer
John O’Reilly	43	Chief Marketing Officer
Yuri Ter-Saakyants	48	Chief Technology Officer
Marv Gurevich	39	General Counsel
Stacee Hasenbalg	55	Chief Compliance Officer
Karishma Patel Buford	42	Chief People Officer

The following is a brief biography of each of OppFi’s executive officers and key employees.

Jared Kaplan, Chief Executive Officer. Jared Kaplan is the Chief Executive Officer of OppFi and has served in that capacity since November 2015. Prior to joining OppFi, Mr. Kaplan was a co-founder and Executive Vice President of Insureon, an online agency for small business insurance, where he worked since 2012. Between 2004 and 2011, Mr. Kaplan held positions at Accretive LLC, an early-stage private equity firm. Previously, Mr. Kaplan was an analyst at Goldman Sachs. He holds a B.B.A in Business Administration from the University of Michigan.

Shiven Shah, Chief Financial Officer. Shiven Shah is the Chief Financial Officer of OppFi and has served in that capacity since April 2017. Prior to joining OppFi, Mr. Shah was a Managing Director and U.S. Chief Financial Officer of ABN AMRO Clearing Bank N.V., a derivatives clearing bank, where he worked between May 2015 to March 2017. Between 2012 and 2015, Mr. Shah was the Head of Finance at PEAK6 Investments LP. Previously, Mr. Shah held senior finance roles at Citigroup including SVP, Corporate Strategy and M&A. He holds a B.A in Economics from Northwestern University and an M.B.A. from the Wharton School at the University of Pennsylvania.

Salvador Hazday, Chief Operating Officer. Salvador Hazday is the Chief Operating Officer of OppFi and has served in that capacity since July 2017. Prior to joining OppFi, Mr. Hazday held various positions at Automatic Data Processing (ADP) from 2007 to July 2017, including most recently as Senior Vice President, Small Business Services. Previously, Mr. Hazday held roles at Office Depot, Adjoined Consulting and Accenture. He holds a B.A in Ethics, Politics & Economics from Yale University and an M.B.A. from the Stanford University Graduate School of Business.

Christopher McKay, Chief Risk and Analytics Officer. Christopher McKay is the Chief Risk and Analytics Officer of OppFi and has served in that capacity since June 2013. Prior to joining OppFi, Mr. McKay was a Senior Director, Partnership Analytics at Capital One, where he worked between April 2012 and June 2013. Previously, Mr. McKay held various roles at HSBC, including most recently as Director, Risk. He holds a B.S. in Industrial Engineering and Operations Research from the University of California at Berkeley.

John O’Reilly, Chief Marketing Officer. John O’Reilly is the Chief Marketing of OppFi and has served in that capacity since in 2016. Prior to joining OppFi, Mr. O’Reilly was the vice president of marketing at the online brokerage firm OptionsHouse where he worked from 2011 to 2015. Before joining OptionsHouse, John worked in senior marketing roles in high growth companies. John holds a Bachelor’s Degree in Marketing from Technical University Dublin and an M.B.A. in Marketing and Finance from the Kellogg Graduate School of Management at Northwestern University.

Yuri Ter-Saakyants, Chief Technology Officer. Yuri Ter-Saakyants is the Chief Technology Officer of OppFi and has served in that capacity since February 2021. Prior to joining OppFi, Mr. Ter-Saakyants was a co-founder and Chief Technology Officer of Insureon, an online agency for small business insurance, where he worked since 2012. Between 2007 and 2011, Mr. Ter-Saakyants held Senior Vice President position at MediaBank, a disruptor startup in online media buying. Previously, Mr. Ter-Saakynts worked in different software consulting engagements. He holds a B.S. in Computer Engineering from the University of Illinois at Chicago and a M.S. in Management of Information Systems from DePaul University.

Marv Gurevich, General Counsel. Marv Gurevich is the General Counsel of OppFi and has served in that capacity since December 2017. Prior to joining OppFi, Mr. Gurevich was General Counsel and Chief Compliance Officer of Liberty Lending, LLC and Beyond Finance, Inc., and Director and Associate General Counsel at Avant, online consumer finance platforms. Between 2008 and 2015, Mr. Gurevich was a Senior Assistant General Counsel for Enova International, Inc. Previosuly, Mr. Gurevich was an Associate at Deutsche Bank Securities, Inc. He holds a JD from New York Law School and a BA in Economics from the University of Michigan.

Stacee Hasenbalg, Chief Compliance Officer. Stacee Hasenbalg is the Chief Compliance Officer of OppFi and has served in that capacity since September 2018. Prior to joining OppFi, Ms. Hasenbalg was General Counsel at Beyond Finance, Inc., and between 2016 and 2018 served as Chief Compliance Officer of Avant LLC, an online lending platform. Between 1996 and 2016, Ms. Hasenbalg held positions in the legal group at Bank of Montreal. Prior to that time, Ms. Hasenbalg was previously an attorney at Mayer Brown. She holds a B.A. in Political Science from Purdue University and J.D. from the University of California at Berkeley.

Karishma Patel Buford, Chief People Officer. Karishma Patel Buford is the Chief People Officer of OppFi and has served in that capacity since January 2019. Prior to joining OppFi, Ms. Buford was Vice President of Talent Management at Groupon, where she worked from January 2016 to January 2019. Previously, Ms. Buford was head of talent management for BAE Systems Inc., where she worked from January 2011 to December 2015. Karishma holds a Bachelor’s degree in psychology from the University of Virginia and Doctorate in Clinical Psychology from the Georgia School of Professional Psychology. She completed her fellowship at the University of Pennsylvania Health System and mini-MBA certification from St. Thomas University, Opus College of Business, in Minnesota.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The Company anticipates that the current executive officers of OppFi will become executive officers of the post-combination company following the business combination. The following persons are anticipated to be the directors and executive officers of the post-combination company, which will be renamed “OppFi Inc.” following the business combination:

Name	Age	Position
Todd Schwartz	39	Executive Chairman of the Board of Directors, Class III Director
Theodore Schwartz	67	Class I Director
David Vennettilli	33	Class III Director
Jocelyn Moore	45	Class I Director
Greg Zeeman	52	Class II Director
Christina Favilla	54	Class I Director
Jared Kaplan	41	Chief Executive Officer, Class II Director
Shiven Shah	43	Chief Financial Officer
Salvador Hazday	50	Chief Operating Officer
Christopher McKay	44	Chief Risk and Analytics Officer
John O’Reilly	43	Chief Marketing Officer
Yuri Ter-Saakyants	48	Chief Technology Officer
Marv Gurevich	39	General Counsel
Stacee Hasenbalg	55	Chief Compliance Officer
Karishma Patel Buford	42	Chief People Officer

Executive Officers

See “OppFi Management—Executive Officers and Senior Management Team” for biographies on the Executive Officers who will serve in the positions listed above following the business combination.

Non-Employee Directors

Todd Schwartz, Executive Chairman. Todd Schwartz is a Co-Founder of OppFi and was OppFi’s Chief Executive Officer from its founding in 2012 until 2015 when he became Executive Chairman. Mr. Todd Schwartz is also a Partner of Schwartz Capital Group, where he focuses on the firm’s direct equity investment and real estate efforts and works extensively with portfolio companies on their growth strategies. He is also a Partner of Strand Equity Partners, a leading consumer growth equity firm led by experienced investors and entrepreneurs. Previously, Mr. Todd Schwartz founded the multi-family real estate company Beach Coast Properties in California in 2007 and sold it in 2014. He graduated from Tulane University with a BS in Finance.

Ted Schwartz, Director. Ted Schwartz is a Co-Founder of OppFi and has been a Director since its founding in 2012. Mr. Ted Schwartz is also a Founder and Managing Partner of Schwartz Capital Group, where he focuses on the firm’s direct equity investment efforts and works extensively with portfolio companies on their customer strategies. He is also a Co-Founder of Strand Equity Partners, a leading consumer growth equity firm led by experienced investors and entrepreneurs. Prior to founding Schwartz Capital and Strand Equity Partners, Mr. Ted Schwartz was founder and Chairman of APAC Customer Services, Inc. (“APAC”), a company he founded in 1973. Under his direction and stewardship, APAC was a pioneer employing over 25,000 people and remains a leader in providing outsourced solutions for a wide range of Fortune 500 clients. Mr. Ted Schwartz took APAC public via an initial public offering in 1995 and sold the remainder of his shares to JP Morgan in 2011. He enjoys building businesses and mentoring management teams. In addition, he has been extensively involved in various philanthropic efforts.

David Vennettilli, Director. David Vennettilli is an advisor to OppFi’s board of managers and has served in that role since 2015. Mr. Vennettilli is also a Principal at Schwartz Capital Group, a role in which he has served since 2015, where he leads the firm’s private equity, real estate and opportunistic equity efforts. Mr. Vennettilli is also a Principal of Strand Equity Partners, a leading consumer growth equity firm led by experienced investors and entrepreneurs, where he focuses on M&A execution and portfolio company management. Previously, David worked in private equity at GTCR in Chicago from 2011 to 2015, focusing on information services, software and technology investments. Prior to joining GTCR, he worked in investment banking at Moelis & Company in New York. Mr. Vennettilli graduated with high distinction from the University of Michigan Ross School of Business with a BBA in Finance and Accounting.

Jocelyn Moore, Director. Jocelyn Moore currently serves as a Senior Advisor at the Local Initiatives Support Corporation New Markets Support Company in Chicago and as the Executive-in-Residence at The Gathering Spot in Atlanta. With experience working across multiple disciplines, Ms. Moore routinely advises CEOs, executive teams, and boards of directors on strategic communications, crisis and risk management, corporate social responsibility, operations, organizational change, and diversity, equity, and inclusion. From 2018 until 2020, Ms. Moore was Executive Vice President of Communications and Public Affairs at the National Football League (“NFL”). As the NFL’s Global Chief Communications Officer, she was a member of the executive leadership team and responsible for managing the league’s corporate affairs. From 2016 to 2018, Ms. Moore was Senior Vice President of Public Policy and Government Affairs at the NFL. Prior to joining the NFL, from 2015 until 2016, Ms. Moore served as a Managing Director of The Glover Park Group, a leading national communications and government affairs consulting firm. She also spent 15 years in senior staff positions in the United States Senate, most recently as the Deputy Staff Director of the Senate Finance Committee. Ms. Moore is an independent director on the board of DraftKings, Inc. (Nasdaq: DKNG). Ms. Moore received both her Bachelor of Arts and her Master of Education from the University of Florida.

Greg Zeeman, Director. Greg Zeeman is currently the Chief Executive Officer of Oasis Financial, a leading privately held specialty finance company focused on consumer and commercial legal finance, headquartered in Rosemont, Illinois. Prior to that, he was Chief Operating Officer at Enova International and previously held various roles at multinational banking and financial services company HSBC, including as Chief Operating Officer of HSBC North America Holdings and Deputy Chief Executive Officer of HSBC Singapore. He is also a member of the non-profit board of the Daniel Murphy Scholarship Fund. Mr. Zeeman holds a Bachelor of Arts in Economics and Political Science from the University of North Carolina at Chapel Hill and a Master of Business Administration from Harvard Business School.

Christina Favilla, Director. Christina Favilla served as Chief Operating Officer of Sterling National Bank from July 2017 until December 2018. She previously served as Chief Operating Officer of GE Capital’s lending and leasing business from February 2012 until June 2017. Prior to 2012, she served as President of Discover Bank for six years. She currently serves as a board member of a privately held fintech company and Priority Technology Holdings (Nasdaq: PRTH), a provider of merchant acquiring and commercial payment solutions. Ms. Favilla is a seasoned banking and financial services professional with a track record of growing business platforms in volatile regulatory environments. Her core skills include people leadership, risk management, P&L, and IT governance. Ms. Favilla holds an MBA in Information Systems from the Fordham Gabelli School of Business.

Information about Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

Upon the Closing, we anticipate increasing the initial size of our Board from five to seven directors. If the proposed charter is approved, the business combination is consummated and our board size is increased and the director nominees are appointed to fill the vacant positions, our Board will consist of seven directors.

Family Relationships

Mr. Todd Schwartz is the son of Mr. Theodore Schwartz, each of whom is an indirect owner and director of OppFi. Please refer to the section above captioned “Executive Compensation” for information regarding their respective compensation arrangements.

Classified Board of Directors

As discussed above, in connection with the business combination, the number of directors on our Board will be increased to seven members and will be divided into three staggered classes. Each of our Class I directors will have a term that expires at the next annual meeting of stockholders following the effectiveness of the proposed charter, each of our Class II directors will have a term that expires at the second annual meeting of stockholders following the effectiveness of the proposed charter and each of our Class III directors will have a term that expires at the third annual meeting of stockholders following the effectiveness of the proposed charter, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death, or in each case until their respective successors are elected and qualified, or until their earlier resignation, removal or death.

Committees of the Board of Directors

The standing committees of our Board currently include an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees will report to the Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The principal functions of the audit committee will include, among other things:

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assisting board oversight of  (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and;

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reviewing with management, the independent, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Upon consummation of the business combination, we anticipate our audit committee will consist of Mr. Zeeman, Ms. Moore and Ms. Favilla, with Mr. Zeeman serving as the chair of the audit committee. We anticipate that each of Mr. Zeeman, Ms. Moore and Ms. Favilla will qualify as independent directors according to the rules and regulations of the SEC and the NYSE with respect to audit committee membership. We also believe that Mr. Zeeman will qualify as our “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K. Our Board has adopted a written charter for the Audit Committee, which will be available free of charge on our corporate website (oppfi.com) upon the completion of the business combination. The information on our website is not part of this proxy statement.

Compensation Committee

The principal functions of the compensation committee will include, among other things:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Upon consummation of the business combination, we anticipate our compensation committee will consist of Ms. Favilla, Mr. Todd Schwartz and Mr. Vennettilli with Mr. Vennettilli serving as the chair of the compensation committee. We anticipate that Ms. Favilla will qualify as an independent director according to the rules and regulations of the SEC and the NYSE with respect to compensation committee membership. Our Board has adopted a written charter for the compensation committee, which will be available free of charge on our corporate website (oppfi.com) upon the completion of the business combination. The information on our website is not part of this proxy statement.

Nominating and Corporate Governance Committee

The principal functions of the nominating and corporate governance committee will include, among other things:

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screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Upon consummation of the business combination, we anticipate our nominating and corporate governance committee will consist of Ms. Moore, Mr. Todd Schwartz and Mr. Vennettilli, with Mr. Todd Schwartz serving as the chair of the nominating and corporate governance committee. We expect that our Board will adopt a written charter for the nominating and corporate governance committee, which will be available free of charge on our corporate website (oppfi.com) upon the completion of the business combination. The information on our website is not part of this proxy statement.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the NYSE. We have previously filed copies of our form Code of Ethics, our form of audit committee Charter and our form of compensation committee charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 105 S. Maple Street, Itasca, Illinois 60143. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for OppFi’s named executive officers who are identified in the 2020 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on OppFi’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that OppFi adopts following the completion of the business combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as the Company is an emerging growth company. The scaled down disclosure rules require compensation disclosure for OppFi’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2020 exceeded $100,000 and who were serving as executive officers as of December 31, 2020. We refer to these individuals as “named executive officers.” For 2020, OppFi’s named executive officers were:

•	Jared Kaplan, Chief Executive Officer

•	Shiven Shah, Chief Financial Officer

•	Salvador Hazday, Chief Operating Officer

We expect that OppFi’s executive compensation program will evolve to reflect its status as a newly publicly-traded company, while still supporting OppFi’s overall business and compensation objectives.

2020 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. See the “Salary” column in the 2020 Summary Compensation Table for the base salary amounts earned by the named executive officers in 2020.

Bonuses

Historically, cash bonuses have been provided on a discretionary basis pursuant to each named executive officer’s employment agreement. Bonus compensation is designed to hold executives accountable, reward the executives based on actual business results and help create a “pay for performance” culture. See the “Non-Equity Incentive Plan Awards” column in the 2020 Summary Compensation Table for the bonus amounts earned by the named executive officers in 2020.

Equity Awards

To further focus OppFi’s named executive officers on OppFi’s long-term performance, OppFi has granted equity compensation in the form of profits interests pursuant to the OppFi Management Holdings, LLC Profits Interest Plan, or the OppFi Management Plan.

In 2020, OppFi granted its named executive officers a total of 1,608,834 profits interests in OppFi Management Holdings, LLC, or OppFi Management. Such interests are subject to time-based and performance-

based vesting criteria. One hundred percent (100%) of any unvested time-based interests will accelerate in the event of a Sale of the Company, which is generally defined as a sale or transfer of all or substantially all of the assets of OppFi and its subsidiaries to an independent third party, any merger, consolidation or reorganization to which OppFi and an independent third party are parties, except for a merger, consolidation or reorganization in which, after giving effect to such merger, consolidation or reorganization, the holders of OppFi’s outstanding securities (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own, directly or indirectly, immediately following the merger, consolidation or reorganization, securities holding a majority of the voting power of OppFi, or (c) any sale, transfer or issuance or series of sales, transfers and/or issuances of OppFi’s securities which results in any independent third party owning a majority of the voting securities of OppFi. The business combination does not constitute a Sale of the Company. Accordingly, none of the time-based interests will vest in connection with the Closing of the business combination.

One hundred percent (100%) of any performance-based interests will become fully vested upon the earlier to occur of (i) a Sale of the Company in which interest holders of preferred shares and the named executive officer receive distributions of at least $75 million or (ii) any time after the grant date and prior to a Sale of the Company, interest holders of preferred shares and the named executive officer receive distributions of at least $50 million, (clauses (i) an (ii), the “Performance Vesting Triggers”). All performance-based interests are expected to vest prior to the Closing of the business combination because interest holders of preferred shares are expected to receive distributions of at least $50 million prior to the Closing.

See the “Profits Interest Awards” column in the Summary Compensation Table for the profits interest awards received by the named executive officers in 2020.

Perquisites

OppFi maintains a 401(k) plan for its employees, including its executive officers, to encourage its employees to save some portion of their cash compensation for their eventual retirement. Pursuant to a discretionary employer match, during 2020, OppFi matched all employee contributions at (i) 100% of the employee’s contribution up to a limit of 3% of the employee’s eligible compensation and (ii) 50% of the employee’s contribution between 3-5% up to a maximum of 4% of the employee’s eligible compensation.

2020 Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Profits Interest Awards ($)(1)	Non- Equity Incentive Plan Awards ($)	All other compensation ($)(2)	Total ($)
Jared Kaplan Chief Executive Officer	2020	$441,346	—	$61,002	$450,707	$11,400	$964,455
Shiven Shah Chief Financial Officer	2020	$311,538	—	$8,938	$225,000	$11,400	$556,876
Salvador Hazday Chief Operating Officer	2020	$337,404	—	$9,141	$185,250	$11,400	$543,194

(1)	The amounts in this column reflect the aggregate grant date fair value of profits interest awards calculated in accordance with FASB ASC Topic 718.
(2)	The amount in this column represents OppFi’s matching contributions to the Named Executive Officer’s 401(k) plan account.

Employment Agreements

Jared Kaplan

Mr. Kaplan’s employment agreement, dated as of September 16, 2015, provides for Mr. Kaplan to serve as OppFi’s Chief Executive Officer and member of OppFi’s Board of Managers. The employment agreement provides for Mr. Kaplan to receive an annual base salary and to participate in a cash bonus plan with a target of 75% of base salary based on annual performance standards to be established by the Board of Managers. Mr. Kaplan was also given the opportunity to co-invest and received profits interest grants upon hire.

If Mr. Kaplan’s employment is terminated due to his death or disability, the employment agreement provides that OppFi will pay to Mr. Kaplan or Mr. Kaplan’s estate his accrued and unpaid salary, his accrued and unused vacation pay, reimbursement of any unreimbursed expenses, all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plans, and a cash amount equal to twelve months’ of continued base salary reduced by any proceeds from life insurance or disability policies.

If Mr. Kaplan’s employment is terminated by him for “good reason” or if OppFi terminates his employment without “cause,” then OppFi will pay to Mr. Kaplan his accrued and unpaid salary, his accrued and unused vacation pay, reimbursement of any unreimbursed expenses, all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plans, and continuation of his base salary for twelve months. For purposes hereof, “good reason” means, without Mr. Kaplan’s consent, the occurrence of any of the following events: (i) removal from the position of Chief Executive Officer or as a member of the Board of Managers; (ii) a reduction in Mr. Kaplan’s base salary; (iii) a material breach by OppFi of any of its other material obligations under the employment agreement; or (iv) the requirement by OppFi that Mr. Kaplan be based anywhere other than the Chicago, Illinois metropolitan area on an extended basis, except for travel as may be reasonably necessary for Mr. Kaplan to discharge his duties under the employment agreement; provided, “good reason” shall not exist unless and until Mr. Kaplan provides OppFi notice of the acts alleged to constitute good reason within thirty (30) days of the initial occurrence of such event, and OppFi fails to cure such acts within thirty (30) days following such notice. Mr. Kapan must terminate his employment within thirty (30) days following the expiration of such cure period in which the basis for good reason is not so cured by OppFi.

If Mr. Kaplan terminates employment without good reason or OppFi terminates his employment for “cause,” then Mr. Kaplan is entitled to receive his accrued and unpaid salary, his accrued and unused vacation pay, reimbursement of any unreimbursed expenses, and all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plans. For purposes of this paragraph, for “cause” means (i) a violation of a federal or state law, regulation or rule of a self-regulatory body due to or resulting from the action or inaction of Mr. Kaplan; (ii) a violation by Mr. Kaplan of any of the restrictive covenant provisions set forth in the employment agreement; (iii) a charge by a law enforcement officer for any felony; (iv) any act of fraud, dishonesty, misappropriation, embezzlement or material misconduct with respect to OppFi; (v) any material breach of any material policy or code of conduct of OppFi; or (vi) any material breach of the employment agreement, subscription agreement, profits interest agreement or operating agreement of OppFi. Any termination by OppFi for “cause” must be approved by a majority of the members of the OppFi Board of Managers (excluding Mr. Kaplan).

Mr. Kaplan’s employment agreement contains various restrictive covenants.

Shiven Shah

Mr. Shah’s offer letter, dated as of December 12, 2016, provides for Mr. Shah to serve as OppFi’s Chief Financial Officer. The offer letter provides for Mr. Shah to receive an annual base salary and to participate in a cash bonus plan with a target of 32% of base salary based on annual performance standards to be established by OppFi’s Board of Managers. Mr. Shah received a profits interest grant in connection with the offer letter.

If Mr. Shah’s employment is terminated due to his death or disability, or by OppFi without “cause,” OppFi will pay to Mr. Shah or Mr. Shah’s estate his accrued and unpaid salary, his accrued and unused vacation pay, reimbursement of any unreimbursed expenses, and all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plans, and continue paying his base salary for six months.

If OppFi terminates Mr. Shah’s employment for “cause,” Mr. Shah is entitled to receive his accrued and unpaid salary, his accrued and unused vacation pay, reimbursement of any unreimbursed expenses, and all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plans.

Mr. Shah’s offer letter contains various restrictive covenants.

Salvador Hazday

Mr. Hazday’s offer letter, dated as of May 30, 2017, provides for Mr. Hazday to serve as OppFi’s Chief Operating Officer. The offer letter provides for Mr. Hazday to receive an annual base salary and to participate in a cash bonus plan with a target of 40% of base salary based on annual performance standards to be established by OppFi’s Board of Managers. Mr. Hazday received the profits interest grant in connection with the offer letter.

If Mr. Hazday’s employment is terminated due to his death or disability, or by OppFi without “cause”, OppFi will pay to Mr. Hazday or Mr. Hazday’s estate his accrued and unpaid salary, his accrued and unused vacation pay, reimbursement of any unreimbursed expenses, and all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plans, and continue paying his base salary for twelve months.

If OppFi terminates Mr. Hazday’s employment for “cause,” Mr. Hazday is entitled to receive his accrued and unpaid salary, his accrued and unused vacation pay, reimbursement of any unreimbursed expenses, and all other payments or benefits to which he may be entitled under the terms of any applicable employee benefit plans.

Mr. Hazday’s offer letter contains various restrictive covenants.

OppFi Management Holdings, LLC Profits Interest Plan

OppFi maintains the OppFi Management Holdings, LLC Profits Interest Plan, or the OppFi Management Plan. The OppFi Management Plan permits the grant of award of Class A shares of OppFi Management (“Class A Shares”) in the form of profits interests. Profits interests may be granted only to eligible employees, members, managers, representatives or contractors that provide substantial services to OppFi Management and its subsidiaries. Following the Closing of the business combination, no additional awards will be granted under the OppFi Management Plan.

Administration.    OppFi Management’s board of managers or a compensation committee delegated by the board of managers administers the OppFi Management Plan. Subject to the terms of the OppFi Management Plan, the administrator has the power to, among other things, select participants from among eligible employees, members, managers, representatives or contractors, determine the awards to be made pursuant to the OppFi Management Plan, determine the number of interests subject to each award, impose limitations on awards, determine and modify from time to time the terms and conditions of awards in a manner consistent with the OppFi Management Plan, accelerate the exercisability or vesting of all or any portion of any awards, interpret the terms and conditions of the OppFi Management Plan and any award agreement, and make all determinations it deems advisable for the administration of the OppFi Management Plan.

Treatment Upon a Sale of the Company.    If a Sale of the Company occurs, then to the extent that OppFi Management’s board of managers deems appropriate to (i) prevent dilution or enlargement of the benefits or potential benefits intended to be made available under or with respect to an award agreement or (ii) facilitate such Sale of the Company, the board of managers is authorized, in such manner as it may deem equitable, to adjust any or all of (a) the number and kind of securities subject to an award agreement, (b) the threshold value of the Class A Shares subject to an award agreement and (c) the terms and conditions of the Class A Shares subject to an award agreement, in case so long as no such action by the OppFi Management’s board of managers materially and adversely affects the economic value, vesting or timing of any payments in respect of the Class A Shares subject to an award agreement.

Plan Amendment or Termination.    OppFi Management’s board of managers or a compensation committee delegated by the board of managers may amend, suspend or terminate the OppFi Management Plan at any time without the consent of the participants or members of OppFi Management, provided that no such amendment, suspension or termination of the plan may, without the consent of an award holder, alter or impair any rights or obligations under such award previously granted or awarded, unless the award itself otherwise expressly so provides. The OppFi Management Plan and agreements thereunder administered, interpreted and enforced under the internal laws of the State of Delaware.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information regarding the outstanding profit interests awards held by each of the named executive officers as of December 31, 2020.

	Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Profits Interest Awards that have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Profits Interest Awards that have Not Vested ($)(1)
Jared Kaplan	12/10/2015	1,002,050	(1)	$20,041
	6/8/2020	1,173,108	(2)	$164,235
Shiven Shah	5/31/2017	542,777	(3)	$43,422
Salvador Hazday	10/4/2017	225,070	(4)	$18,006

(1)

As there was no public market for our common stock on December 31, 2020, the amounts in this column reflect the aggregate grant date fair value of the profits interest awards calculated in accordance with FASB ASC Topic 718.

(1)

Represents unvested Class A Shares subject to a Management Profits Interest Agreement entered into with OppFi as of December 10, 2015 and amended as of January 1, 2020, pursuant to which Mr. Kaplan acquired 3,006,150 Class A Shares subject to the following vesting criteria: (a) as to 751,538 Class A Shares in one installment on the first anniversary of the Grant Date, and (ii) as to the other 2,254,613 Class A Shares, in equal installments of 62,628 Class A Shares each on the monthly anniversary of the Grant Date through the fourth anniversary of the Grant Date. The remaining 1,002,050 Class A Shares will vest upon the earlier to occur of the Performance Vesting Triggers, which is expected to occur prior to the Closing of the business combination.

(2)

Represents unvested Class A Shares subject to a Management Profits Interest Agreement entered into with OppFi as of June 8, 2020, pursuant to which Mr. Kaplan acquired 1,608,834 Class A Shares subject to the following vesting criteria: (a) as to 402,209 Class A Shares in one installment on November 1, 2020, and (ii) as to the other 1,206,625 Class A Shares, in equal installments of 33,517 Class A Shares each beginning on December 1, 2020 and on the first day of each calendar month thereafter through November 1, 2023. Unvested Class A Shares will vest upon a Sale of the Company.

(3)

Represents unvested Class A Shares subject to a Management Profits Interest Agreement entered into with OppFi as of May 31, 2017 and amended as of January 1, 2020, pursuant to which Mr. Shah acquired 1,002,050 Class A Shares subject to the following vesting criteria: 501,025 Class A Shares will vest as follows: (a) as to 125,257 Class A Shares in one installment on April 3, 2018, and (ii) as to the other

375,768 Class A Shares, in equal installments of 10,438 Class A Shares each beginning on May 1, 2018 and on the first day of each calendar month thereafter through April 1, 2021. The remaining 501,025 Class A Shares will vest upon the earlier to occur of the Performance Vesting Triggers, which is expected to occur prior to the Closing of the business combination.
(4)

Represents unvested Class A Shares subject to a Management Profits Interest Agreement entered into with OppFi as of October 4, 2017 and amended as of January 1, 2020, pursuant to which Mr. Hazday acquired 626,281 Class A Shares subject to the following vesting criteria: 626,281 Class A Shares will vest as follows: (a) as to 117,415 Class A Shares in one installment on July 16, 2018, and (ii) as to the other 352,296 Class A Shares, in equal installments of 9,786 Class A Shares each beginning on August 1, 2018 and on the first day of each calendar month thereafter through July 1, 2021. The remaining 156,570 Class A Shares will vest upon the earlier to occur of the Performance Vesting Triggers.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the post-combination company’s securities following the business combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed charter and proposed bylaws are attached as Annex C and Annex D to this proxy statement, respectively. We urge you to read the proposed charter and proposed bylaws in their entirety for a complete description of the rights and preferences of the post-combination company’s securities following the business combination.

Authorized and Outstanding Stock

The proposed charter authorizes the issuance of [●] shares, consisting of [●] shares of common stock, including (i) [    ] shares of Class A common stock, (ii) [    ] shares of Class B common stock, and (iii) [    ] shares of Class V voting stock, and [●] shares of preferred stock. The outstanding shares of our common stock are, and the shares of common stock issuable in connection with the business combination pursuant to the Business Combination Agreement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 30,300,125 shares of common stock outstanding, held of record by one holder, no shares of preferred stock outstanding and 17,539,437 warrants outstanding held of record by two holders. These numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Following the consummation of the business combination, the Company will be organized in an “Up-C” structure, in which substantially all of the assets of the combined company will be held by OppFi and its subsidiaries, and the Company’s only assets will be its equity interests in OppFi. In order to effectuate the Up-C structure, pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the Closing, (x) in exchange for OppFi Units, the Company will contribute to OppFi the Cash Consideration and the number of Class V voting stock equal to the number of Retained OppFi Units, which will entitle the holder thereof to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute the shares of Class V voting stock received by it to OFS.

At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions by the Company’s public stockholders and the Class B Common Stock Conversion. The Members will, immediately following the Closing, retain an aggregate number of Retained OppFi Units equal to (i) (A) OppFi’s equity value (i.e., $743,000,000), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, minus (E) the Cash Consideration, divided by (ii) $10.

In connection with the Closing, on the Closing Date, the Earnout Units held by the Members and an equal number of shares of Class V voting stock distributed to OFS in connection with the business combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the OppFi A&R LLCA, in each case as more fully described in the Investor Rights Agreement to be entered into at Closing, substantially in the form attached to this proxy statement as Annex J; provided that, such lock-up applicable to Earnout Units shall not end prior to the date that such Earnout Units are earned in accordance with the Business Combination Agreement. For each Retained OppFi Unit so exchanged, one share of the Class V voting stock will be canceled by the Company.

Common Stock

After the Closing, our common stock will consist shares of Class A common stock and Class V voting stock.

Voting Power

Except as otherwise required by law or the proposed charter (including any preferred stock designation), the holders of common stock exclusively possess all voting power with respect to the Company. Except as otherwise required by law of the proposed charter (including any preferred stock designation) the holders of shares of common stock shall be entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote. Except as otherwise required by law or the proposed charter (including any preferred stock designation), at any annual or special meeting of the stockholders of the Company, holders of the Class A common stock, holders of the Class B common stock and holders of the Class V voting stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the proposed charter (including any preferred stock designation), holders of shares of any series of common stock shall not be entitled to vote on any amendment to the proposed charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the proposed charter (including any preferred stock designation) or the DGCL.

Class B Common Stock

Shares of Class B common stock shall be convertible into shares of Class A common stock one a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the Closing.

Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Company’s initial public offering and related to or in connection with the Closing, all issued and outstanding shares of Class B common stock shall automatically convert into shares of Class A common stock at the time of the Closing, the ratio for which the shares of Class B common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Class A common stock issued in the Company’s initial public offering (including any shares of Class A common stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a business combination, excluding any shares of Class A common stock or equity-linked securities or rights issued, or to be issued, to any seller in a business combination, any private warrants issued to the Sponsor, any private units issued to the Sponsor or and any warrants issued to an affiliate of the Sponsor or the Company’s officers and directors upon the conversion of working capital loans made to the Company, minus (ii) the number of shares of Class A common stock redeemed in connection with a business combination, provided that such conversion of shares of Class B common stock shall never be less than the Initial Conversion Ratio.

Notwithstanding anything to the contrary contained in the proposed charter, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A common stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B common stock then outstanding consenting or agreeing separately as a single class in the manner provided in the proposed charter.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A common stock into a greater or lesser number of shares occurring after the original filing of the proposed charter without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B common stock.

Each share of Class B common stock shall convert into its pro rata number of shares of Class A common stock pursuant to the proposed charter. The pro rata share for each holder of Class B common stock will be determined as follows: Each share of Class B common stock shall convert into such number of shares of Class A common stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A common stock into which all of the issued and outstanding shares of Class B common stock shall be converted and the denominator of which shall be the total number of issued and outstanding shares of Class B common stock at the time of conversion.

Except as otherwise required by law or the proposed charter (including any preferred stock designation), for so long as any shares of Class B common stock shall remain outstanding, the Company shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of proposed charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B common stock shall, to the extent required by law, be given to those holders of Class B common stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B common stock to take the action were delivered to the Company.

Dividends

Our “Economic Common Stock” means Class A common stock together with Class B common stock. Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the proposed charter, holders of shares of Economic Common Stock will be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company), when, as and if declared thereon by our Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Company may not be declared or paid on the Class V voting stock.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the proposed charter, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Class V voting stock will not be entitled to receive, with respect of such shares, any assets of the Company in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of the post-business combination company) generally serving a term. Assuming the proposed charter is approved, Class I directors will serve until the next annual meeting of stockholders following the effectiveness of the proposed charter, Class II directors will serve until the second annual meeting of stockholders following the effectiveness of the proposed charter and Class III directors will serve until the third annual meeting of stockholders following the effectiveness of the proposed charter.

Preferred Stock

The proposed charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Capital Stock Prior to the Business Combination

The following is a summary of our authorized capital stock prior to the business combination. On the effective date of the business combination, the currently issued and outstanding shares of Class B common stock will convert into 5,943,750 shares of Class A common stock, subject to adjustment, in accordance with the terms of the current charter. In addition, each of our outstanding warrants will entitle the holder thereof to purchase one share of Class A common stock in accordance with its terms.

Units

Public Units

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

Underwriter Units

Each underwriter unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. The underwriter units are not transferable, assignable or salable until after the completion of our initial business combination. Otherwise, the underwriter units are identical to the public units except that the underwriter warrants, so long as they are held by the underwriters or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by the underwriters, will not be exercisable more than five years from the effective date of the IPO registration statement in accordance with FINRA Rule 5110(f)(2)(G)(i).

Private Units

Each private unit consists of one share of Class A common stock and one-half of one private warrant. The private units (including the private warrants or private shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor). Otherwise, the private units are identical to the public units except that the private warrants, so long as they are held by our sponsor (and/or our designees) or their permitted transferees, (i) will not be redeemable by us (except as described below), (ii) may be exercised by the holders on a cashless basis and (iii) will be entitled to registration rights.

Additionally, the units that have not already been separated will automatically separate into their component parts in connection with the completion of our initial business combination and will no longer be listed thereafter.

Common Stock

Common Stock

Pursuant to the current charter, our authorized capital stock consists of 400,000,000 shares of common stock, $0.0001 par value and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in the current charter or current bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

We are providing stockholders with the opportunity to redeem, upon the Closing, their public shares for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest earned on funds held in the trust account (which interest shall be net of taxes payable), by the total number of then outstanding public shares, subject to the limitations described herein. The Sponsor and our directors and officers have agreed to waive their redemption rights with respect to the founder shares and any public shares they may hold in connection with the consummation of the business combination.

We will consummate the business combination only if a majority of our outstanding shares of common stock are voted in favor of the Business Combination Proposal at the special meeting. However, the participation of the Sponsor, officers and directors, or their affiliates in privately negotiated transactions (as described in this proxy statement), if any, could result in the approval of the business combination even if a majority of the stockholders vote, or indicate their intention to vote, against the business combination.

The Sponsor has agreed to vote its founder shares and any public shares purchased during or after our IPO in favor of the business combination. As of the date of filing this proxy statement, the Sponsor, directors and officers do not currently hold any public shares. Public stockholders may elect to redeem their public shares whether they vote for or against the business combination.

Pursuant to the current charter, if we are unable to consummate a business combination by October 2, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and our officers and directors have agreed to waive their redemption rights with respect to the founder shares if we fail to complete our initial business combination October 2, 2022 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our current charter. However, if our initial stockholders or management team acquire public shares in or after this offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination by October 2, 2022.

In the event of a liquidation, dissolution or winding up of the Company after our initial business combination, holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our common stock, except that upon the consummation of our initial business combination, subject to the limitations described herein, we will provide our stockholders with the opportunity to redeem, upon the Closing, their public shares for a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the business combination, including interest earned on funds held in the trust account (which interest shall be net of taxes payable), by the total number of then outstanding public shares, subject to the limitations described herein.

Private Shares

The shares of Class A common stock underlying the private units are identical to shares of Class A common stock that underlie the public units, except that the private shares are not be transferable, assignable or salable until 30 days after the completion of our initial business combination subject to certain exceptions.

Founder Shares

The founder shares are identical to the shares of Class A common stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) the Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and private shares and any public shares held by them in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to our current charter (x) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete out initial business combination by October 2, 2022 and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares or private shares held by them if we fail to complete our initial business combination by October 2, 2022, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period and (iii) the founder shares are shares of our Class B common stock that will automatically convert into shares of our Class A common stock at the time of our initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment as described herein. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders have agreed to vote their founder shares and any public shares purchased during or after this offering in favor of our initial business combination.

The shares of Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with our initial business combination, the number of shares of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders and excluding the shares of Class A common stock underlying the Underwriter Units), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to our sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Under the Investor Rights Agreement, a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement.

Our current charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof.

Underwriter Shares

The Underwriter Shares are identical to the public shares, except that the Underwriter Shares will not be transferable, assignable or salable until after the completion of our initial business combination. The IPO underwriters have agreed to (i) waive their redemption rights with respect to their Underwriter Shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their Underwriter Shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their Underwriter Shares if we fail to complete our initial business combination within 24 months from the closing of this offering. The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which this prospectus forms a part pursuant to Rule 5110(g)(1) of FINRA’s Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

Under the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. .

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this proxy statement) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence)

by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if  (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “- Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which was filed as an exhibit to our registration statement on Form S-1, available at https://www.sec.gov/Archives/edgar/data/1818502/000110465920104640/tm2025239d6_ex4-4.htm, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the warrantholder.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering. In addition, the $15 Exercise Price Warrants will expire at 5:00 p.m. New York City Time ten years after the consummation our initial business combination.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into founder warrants at a price of  $1.00 per warrant at the option of the lender.

Our initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with the sponsor.

Underwriter Warrants

The Underwriter Warrants are identical to the warrants included in the units sold in this offering, except that the Underwriter Warrants (i) will not be redeemable by us, (ii) may not (including the Class A common stock issuable upon exercise of the Underwriter Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by the underwriters, will not be exercisable more than five years from the IPO registration statement in accordance with FINRA Rule 5110(f)(2)(G)(i).

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at that time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the Post-Combination Company’s Proposed Charter and Proposed Bylaws

We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

The proposed charter opts out of Section 203 of the Delaware General Corporation Law, and instead, includes a provision substantially similar to Section 203 of the Delaware General Corporation Law; for more information on Section 203 of the Delaware General Corporation Law, see the section titled “Description of Securities — Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws”.

The proposed charter contains certain limitations on convening special stockholder meetings. In addition, the current charter does not provide for cumulative voting in the election of directors. Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

The proposed charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the post-combination company; (ii) any action asserting a claim of breach of fiduciary duty owed by any of the post-combination company’s directors, officers or other employees of the post-combination company to the post-combination company or its stockholders; (iii) any action asserting a claim against the post-combination company, its directors, officers or employees arising pursuant to any provision of the DGCL or the proposed charter or proposed bylaws; or (iv) any action asserting a claim against the post-combination company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Unless the post-combination company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Rule 144

Pursuant to Rule 144 promulgated by the SEC under the Securities Act, as may be amended from time to time (“Rule 144”), a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided, that, (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Class A common stock then outstanding, or 237,750 shares as of the date of this proxy statement; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 30,300,125 shares of common stock outstanding. Of these shares, 23,775,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 5,943,750 founder shares plus 581,375 shares of Class A common stock that are a part of the private placement units acquired by the Sponsor and the IPO underwriters in the private placement concurrent with the IPO are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the business combination is approved, the shares of our common stock we issue to the Members pursuant to the Business Combination Agreement will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are 17,539,437 warrants of the Company outstanding, consisting of 11,887,500 public warrants originally sold as part of the units issued in the Company’s IPO, 290,687 private placement warrants that are a part of the private placement units that were acquired by the Sponsor and the IPO underwriters, 3,848,750 founder warrants and 1,512,500 $15 Exercise Price Warrants acquired by the Sponsor in private placements concurrent with the IPO. Each warrant is exercisable for one share of Class A common stock, in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 11,887,500 shares of Class A common stock that may be issued upon the exercise of the public warrants, and cause the registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

Investor Rights

At the Closing, the Company, the Founder Holders, the Members, the Members’ Representative and certain other parties will enter into an Investor Rights Agreement, substantially in the form attached as Annex J to this proxy statement, pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement.

Listing of Securities

We have applied to continue the listing of our common stock and warrants on the NYSE under the symbols “OPFI” and “OPFI WS,” respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the business combination and, as a result, will no longer trade as a separate security.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of the common stock at [•], 2021 (pre-business combination) and (ii) expected beneficial ownership of the common stock immediately following the Closing, assuming that no public shares are redeemed, and alternatively that 4,238,199 public shares are redeemed, by:

•	each person known by us who is, or is expected to be after the business combination, the beneficial owner of more than 5% of our issued and outstanding common stock;

•	each of our current executive officers and directors;

•	each person who will become an executive officer and director of the post-combination company; and

•	all executive officers and directors of the Company as a group pre-business combination and all executive officers and directors of the post-combination company

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options and restricted stock units held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of [•], 2021, assuming that the liquidity-event vesting conditions had been satisfied as of such date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our common stock pre-business combination is based on 30,300,125 shares of common stock (of which 24,356,375 are shares of Class A common stock and 5,943,750 are founder shares held by the Sponsor) issued and outstanding as of March 31, 2021 (pre-business combination). There are currently no shares of Company preferred stock issued and outstanding. In addition, we issued 11,887,500 public warrants to purchase Class A common stock (originally sold as part of the units issued in our IPO), 231,250 private warrants underlying the private units, 59,437 Underwriter Warrants underlying the Underwriter Units, 3,848,750 founder warrants and 1,512,500 $15 Exercise Price Warrants in a private placement concurrently with our IPO.

The expected beneficial ownership of shares of our common stock post-business combination, assuming none of our public shares are redeemed, has been determined based upon the following assumptions: (i) that none of our public stockholders have exercised their redemption rights to receive cash from the trust account in exchange for their shares of Class A common stock and we have not issued any additional shares of our Class A common stock; (ii) that 84,825,447 shares of Class V voting stock are issued to OFS, including the Earnout Voting Shares; (iii) that no warrants have been exercised by any warrantholder; and (iv) there will be an aggregate of 115,125,572 shares of our common stock issued and outstanding at the Closing.

The expected beneficial ownership of shares of our common stock post-business combination assuming the maximum number of public shares have been redeemed has been determined based on the following assumptions: (i) that holders of 4,238,199 public shares have exercised their redemption rights (maximum redemption scenario); (ii) that 89,164,131 shares of Class V voting stock are issued to OFS, including the Earnout Voting Shares; (iii) that no warrants have been exercised by any warrantholder; and (iv) there will be an aggregate of 115,226,057 shares of our common stock issued and outstanding at the Closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Prior to Business Combination and Related Transactions(1)		After Business Combination and Related Transactions
			Assuming No Redemption		Assuming Maximum Redemption
	Number of Shares Beneficially Owned	Percentage of Outstanding Shares	Number of Shares Beneficially Owned	Percentage of Outstanding Shares	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Current Directors and Executive Officers
FG New America Investors LLC (our sponsor)(1)(3)	5,156,250	17.0%	5,156,250	4.5%	5,156,250	4.5%
Larry G. Swets, Jr.(1)(3)	5,476,250	18.1%	5,476,250	4.8%	5,476,250	4.8%
D. Kyle Cerminara(1)(3)	5,412,142	17.9%	5,412,142	4.7%	5,412,142	4.7%
Hassan R. Baqar(1)	204,500	*	204,500	*	204,500	*
Joseph Hugh Moglia(1)(3)	5,456,250	18.0%	5,456,250	4.7%	5,456,250	4.7%
Nicholas Spencer Rudd(1)	100,000	*	100,000	*	100,000	*
Robert Christopher Weeks(1)	100,000	*	100,000	*	100,000	*
All executive officers and directors of the Company as a group (pre-business combination, 6 individuals)	6,436,642	21.2%	6,436,642	5.6%	6,436,642	5.6%
Five Percent Stockholders:
Linden Capital L.P(4)	2,250,000	7.4%	—	—	—	—
Corsair Capital Management, LP(5)	2,408,131	7.9%	—	—	—	—
LTHS Capital Group(6)	—	—	29,543,466	25.7%	31,054,566	27.0%
Todd Schwartz Capital Group(7)	—	—	29,543,466	25.7%	31,054,566	27.0%
OppFi Shares, LLC(8)			84,825,447	73.7%	89,164,131	77.4%
Directors and Executive Officers of the Post-Combination Company After Consummation of the Business Combination
Todd Schwartz(9)	—	—	31,855,937	27.7%	33,485,316	29.1%
Theodore Schwartz(6)	—	—	29,543,466	25.7%	31,054,566	27.0%
David Vennettilli(10)	—	—	171,223	*	179,981	*
Jocelyn Moore(11)	—	—	—	—	—	—
Greg Zeeman(11)	—	—	—	—	—	—
Christina Favilla(11)	—	—	—	—	—	—
Jared Kaplan(12)	—	—	7,349,966	6.4%	7,725,905	6.7%
Shiven Shah(13)	—	—	1,548,847	1.3%	1,628,068	1.4%
Salvador Hazday(13)	—	—	968,029	*	1,017,542	*
All executive officers and directors of the Company as a group (post-business combination, 9 individuals)	—	—	71,437,467	62.1%	71,437,467	62.0%

*	Less than 1%.

(1)	Unless otherwise stated, the business address of each of these entities or individuals is c/o FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143.
(2)

Interests shown include founder shares, classified as Class B common stock. Such shares will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.”

(3)

Includes shares held by FG New America Investors LLC. Larry G. Swets, Jr., D. Kyle Cerminara and Joseph Hugh Moglia are managers of FG New America Investors LLC. Messrs. Swets, Cerminara and Moglia have voting and investment discretion with respect to the common stock held of record by FG New America Investors LLC. Each of our officers and directors other than Messrs. Swets, Cerminara and Moglia disclaims any beneficial ownership of any shares held by FG New America Investors LLC.

(4)

According to the Amended Schedule 13G filed with the SEC on February 8, 2020, Linden Capital L.P. (“Linden Capital”) and Linden GP LLC (“Linden GP”) reported shared voting and dispositive power with respect to 2,012,573 shares of our Class A common stock and Linden Advisors LP (“Linden Advisors”) and Siu Min Wong reported shared voting and dispositive power with respect to 2,250,000 shares of our Class A common stock collectively beneficially owned by them. The shares represented hereby are held for the account of Linden Capital and one or more separately managed accounts (the “Managed Accounts”). Linden GP is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the shares held by Linden Capital. Linden Advisors is the investment manager of Linden Capital and trading advisor or investment advisor for the Managed Accounts. Mr. Wong is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden Advisors and Mr. Wong may each be deemed to beneficially own the shares held by each of Linden Capital and the Managed Accounts. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(5)

According to the Schedule 13G filed with SEC on February 19, 2021, Corsair Capital Management LP (“Corsair Management”), acts as an investment manager of each of Corsair Capital Partners, L.P (“Corsair Capital”), Corsair Capital Partners 100, L.P (“Corsair 100”), Corsair Select L.P. (“Corsair Select”), Corsair Select 100 L.P. (“Select 100”), Corsair Capital Investors, Ltd. (“Corsair Investors”), Corsair Select Master Fund, Ltd. (“Select Master”) and Jay R. Petschek (“Mr. Petschek”) and Steven Major (“Mr. Major”) are controlling person of Corsair Management (collectively, the “Reporting Persons”). Collectively, the Reporting Persons beneficially own and reported shared voting and disposition power with respect to 2,408,131 shares of Class A common stock. The principal business address for each of Corsair Capital, Corsair 100, Corsair Select, Select 100, Corsair Management, Mr. Petschek and Mr. Major is 366 Madison Ave, 12th floor, New York, NY 10017. The principal business address for each of Corsair Investors and Select Master is M&C Corporate Services Ltd, Box 309, George Town, Cayman Islands KY1-1104.

(6)

Represents (i) the aggregate number of shares of Class V voting stock in the Company held of record by OppFi Shares, LLC, which is 100% owned by TGS Revocable Trust, whose sole trustee is Todd Schwartz, and (ii) an equivalent number of Retained OppFi Units held indirectly by Theodore Schwartz, his spouse and family trusts through an investment vehicle, LTHS Capital Group, which is controlled by Theodore Schwartz. The business address of Theodore Schwartz is c/o TCS Group, LLC, One North Wacker Drive, Suite 3605, Chicago, IL 60606.

(7)

Represents (i) the aggregate number of shares of Class V voting stock in the Company held of record by OppFi Shares, LLC, which is 100% owned by TGS Revocable Trust, whose sole trustee is Todd Schwartz, and an equivalent number of Retained OppFi Units held indirectly by Todd Schwartz, his spouse and family trusts through an investment vehicle, Todd Schwartz Capital Group, which is controlled by Todd Schwartz. The business address of Todd Schwartz Capital Group is c/o TCS Group, LLC, One North Wacker Drive, Suite 3605, Chicago, IL 60606.

(8)

Represents the aggregate number of shares of Class V voting stock in the Company held of record by OppFi Shares, LLC and an equivalent number of Retained OppFi Units held by the Members. TGS Revocable Trust, whose sole trustee is Todd Schwartz, owns 100% of the limited liability company interests of OFS. The business address of OppFi Shares, LLC is 130 E. Randolph Street, Suite 3300, Chicago, IL 60601.

(9)

Consists of (i) (a) 29,543,466 shares of Class V voting stock in the Company held of record by OppFi Shares, LLC, which is 100% owned by TGS Revocable Trust, whose sole trustee is Todd Schwartz, and (b) an equivalent number of Retained OppFi Units held indirectly by Todd Schwartz, his spouse and family trusts through an investment vehicle, Todd Schwartz Capital Group, which is controlled by Todd Schwartz and (ii) 2,312,471 shares of Class V voting stock in the Company held of record by OppFi Shares, LLC and an equivalent number of Retained OppFi Units held indirectly by Todd Schwartz through an investment vehicle, MCS 2017 Trust which is controlled by [            ]. The business address of Todd Schwartz is c/o TCS Group, LLC, One North Wacker Drive, Suite 3605, Chicago, IL 60606.

(10)

Represents (i) the aggregate number of shares of Class V voting stock in the Company held of record by OppFi Shares, LLC, which is 100% owned by TGS Revocable Trust, whose sole trustee is Todd Schwartz, and (ii) an equivalent number of Retained OppFi Units held by David Vennettilli. The business address of David Vennettilli is c/o TCS Group, LLC, One North Wacker Drive, Suite 3605, Chicago, IL 60606.

(11)	The business address of these individuals is 130 E. Randolph Street, Suite 3300, Chicago, IL 60601.
(12)

Represents (i) the aggregate number of shares of Class V voting stock in the Company held of record by OppFi Shares, LLC, which is 100% owned by TGS Revocable Trust, whose sole trustee is Todd Schwartz, and (ii) an equivalent number of Retained OppFi Units held by Jared Kaplan in his individual capacity and an investment vehicle controlled by Jared Kaplan, JSK Management Holdings, LLC. The business address of Jared Kaplan is 130 E. Randolph Street, Suite 3300, Chicago, IL 60601.

(13)

Represents (i) the aggregate number of shares of Class V voting stock in the Company held of record by OppFi Shares, LLC, which is 100% owned by TGS Revocable Trust, whose sole trustee is Todd Schwartz, and (ii) an equivalent number of Retained OppFi Units held by these individuals. The business address of these individuals is 130 E. Randolph Street, Suite 3300, Chicago, IL 60601.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Related Party Transactions

On July 13, 2020, our sponsor paid $30,000 to cover certain of our offering costs in exchange for 6,468,750 founder shares, or approximately $0.005 per share. On August 7, 2020, our sponsor transferred an aggregate of 1,250,000 founder shares to members of our management and our board of directors, resulting in our sponsor holding 5,218,750 founder shares. The founder shares included an aggregate of up to 843,750 shares subject to forfeiture by the sponsor to the extent the IPO underwriters’ over-allotment was not exercised in full or in part. In connection with the partial exercise of the over-allotment option by the underwriters, the sponsor forfeited 525,000 founder shares on October 14, 2020, resulting in an aggregate of 5,943,750 founder shares outstanding.

Our Founder Holders purchased an aggregate of 5,361,250 warrants, consisting of  (i) 3,848,750 founder warrants and (ii) 1,512,500 $15 Exercise Price Warrants, exercisable for one share of Class A common stock at $11.50 per share and $15.00 per share, respectively, for an aggregate purchase price of  $3,848,750, or $1.00 per founder warrant, and $151,250, or $0.10 per $15 Exercise Price Warrant, in private placements that will occur simultaneously with the closing of this offering. In addition, our Founder Holders purchased an aggregate of 462,500 private units at $10.00 per unit for an aggregate purchase price of  $4,625,000. The private placement securities, including the shares of Class A common stock underlying warrants included therein, may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination.

We currently utilize office space at 105 S. Maple Street, Itasca, Illinois 60143 from our sponsor. We pay our sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Except as otherwise disclosed, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates.

The Sponsor agreed to loan us up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of December 31, 2020 or the closing of the IPO. The loan was fully paid off at the completion of the IPO on October 2, 2020.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into founder warrants at a price of  $1.00 per warrant at the option of the lender. The warrants would be identical to the Founder Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Any of the foregoing payments to our sponsor, repayments of loans from our sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

At the Closing, the Company will enter into the Investor Rights Agreement, substantially in the form attached as Annex J to this proxy statement, with the Founder Holders, the Members, the Members’ Representative and certain other parties pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions. For more information about the Investor Rights Agreement, please see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Related Party Policy

The audit committee of our Board has adopted a policy setting forth the policies and procedures for its review and approval or ratification of  “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) our directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

OppFi Related Party Transactions

Other than compensation arrangements for OppFi’s directors and executive officers, which are described elsewhere in this proxy statement, the following describes transactions since January 1, 2020, and each currently proposed transaction in which:

•	OppFi has been or is to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•

any of OppFi’s directors or executive officers that are expected to continue as directors or executive officers following the business combination or holders of more than 5% of OppFi’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Tax Receivable Agreement

Simultaneously with the Closing, the Company, OppFi, the Members and the Members’ Representative will enter into a tax receivable agreement, which will provide for, among other things, payment by the Company to the Members of 90% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained OppFi Units for Class A common stock (as more fully described in the Tax Receivable Agreement).

Amendment to the Sponsor Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company, the Sponsor, the Company, OppFi and the Members’ Representative will enter into an amendment to a letter agreement entered into on September 29, 2020 in connection with the Company’s initial public offering (the “Letter Agreement”), pursuant to which, among other things, the Founder Holders agreed to waive any and all anti-dilution rights described in the current charter or otherwise with respect to the shares of Class A common stock (that formerly constituted shares of Class B common stock held by the Founder Holders) held by the Founder Holders that may be implicated by the business combination such that the Class B Common Stock Conversion will occur as discussed herein (and as more fully described in the Amended Sponsor Letter).

Investor Rights Agreement

At the Closing, the Company, the Founder Holders, the Members, the Members’ Representative and certain other parties will enter into an Investor Rights Agreement, pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement.

Amended and Restated Limited Liability Company Agreement of OppFi

At the Closing, the Company, OppFi and the Members will enter into the OppFi A&R LLCA, which will, among other things, permit the issuance and ownership of OppFi Units as contemplated to be issued and owned upon the consummation of the business combination, designate the Company as the sole manager of OppFi, provide for the Exchange Rights, otherwise amend and restate the rights and preferences of the OppFi Units and set forth the rights and preferences of the OppFi Units, and establish the ownership of the OppFi Units by the persons or entities indicated in the OppFi A&R LLCA, in each case, as more fully described in the OppFi A&R LLCA.

Management Fee Agreement

On August 5, 2020, OppFi entered into a Management Fee Agreement (the “Management Agreement”) with TCS Group, L.L.C. d/b/a the Schwartz Capital Group, an Illinois limited liability company affiliated with the Schwartz Family (“SCG”), pursuant to which SCG provided certain management and advisory services to OppFi in exchange for an annual management fee in an amount equal to $250,000. In addition, Mr. Theodore Schwartz and Mr. Todd Schwartz agreed to serve as members of OppFi’s board of directors and Mr. David Vennettilli agreed to serve as an advisor to OppFi’s board of directors in exchange for payment by OppFi to SCG of an annual board fee in an amount equal to $450,000. In connection with the Closing of the business combination, this Management Agreement will be terminated in exchange for a payment of $3,000,000.

Amended and Restated Business Loan Agreement

On April 15, 2019, OppFi entered into an Amended and Restated Business Loan Agreement (the “Loan Agreement”) with TCS Private Equity III, LLC – Series 34, a Delaware series limited liability company affiliated with the Schwartz Family (“TCS”), pursuant to which TCS provided to OppFi an aggregate $4,000,000 senior subordinated secured credit facility bearing interest at 14% per annum. The Loan Agreement will be terminated prior to the Closing of the business combination.

Guarantees

On August 13, 2018, TCS Global Holdings, L.P., a Nevada limited partnership affiliated with the Schwartz Family (“TCS Global”) entered into a Limited Recourse Guaranty Agreement (the “Guaranty Agreement”) with BMO Harris Bank N.A. (“BMO”) pursuant to which TCS Global guaranteed OppFi’s obligations under its $10,000,000 credit agreement with BMO and pledged certain property as collateral security. In consideration of TCS Global providing the guarantee, OppFi paid TCS Global a guarantee fee in amount equal to no more than $5,000 per calendar quarter. This credit facility and the Guaranty Agreement will be terminated prior to the Closing of the business combination. The Schwartz Family also provides lines of credit in connection with OppFi’s obligations under its lease for its headquarters and agreement with Finwise. These lines of credit will be terminated prior to the Closing of the business combination.

Todd Schwartz and Theodore Schwartz

Mr. Todd Schwartz is the son of Mr. Theodore Schwartz, each of whom is an indirect owner and director of OppFi. Please refer to the section above captioned “Executive Compensation” for information regarding their respective compensation arrangements.

Director and Officer Indemnification

The proposed charter, which will be effective upon the Closing of the business combination, will contain provisions limiting the liability of directors, and provide that OppFi Inc. will indemnify each of its directors and officers to the fullest extent permitted under Delaware law.

OppFi Inc. intends to enter into new indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide that OppFi Inc. will indemnify each of its directors and executive officers against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of OppFi Inc.’s directors or executive officers to the fullest extent permitted by Delaware law, the proposed charter and the proposed bylaws (each assuming that the Business Combination Proposal and the Charter Proposal are approved). In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, OppFi Inc. will advance all expenses incurred by its directors and executive officers in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Policies and Procedures for Related Person Transactions Prior to Business Combination

Although OppFi has not had a written policy for the review and approval of transactions with related persons, its board of managers has historically reviewed and approved any transaction where a managers or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a manager or officer’s relationship or interest in the agreement or transaction were disclosed to the board of manager.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the business combination, our Board will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. The Company’s policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the Company’s general counsel any “related person transaction” (defined as any transaction that is reportable by the Company under Item 404(a) of Regulation S-K in which the Company is or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to the Company’s audit committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our Board. It is the Company’s policy that directors interested in a related person transaction will recuse themselves from any such vote. The Company’s policy does not specify the standards to be applied by its audit committee or another independent body of its board of directors in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

The Company

Market Price and Ticker Symbol

The Company’s units, common stock and warrants are currently listed on the New York Stock Exchange under the symbols “FGNA.U,” “FGNA,” and “FGNA WS,” respectively.

On February 9, 2021, the trading date before the public announcement of the business combination, the Company’s units, common stock and warrants closed at $11.85, $10.70 and $2.05, respectively. On [•], 2021, the trading date immediately prior to the date of this proxy statement, the Company’s units, common stock and warrants closed at $[•], $[•] and $[•], respectively.

Holders

As of March 31, 2021, there were 13 holders of record of our units, 1 holder of record of our common stock, and 2 holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the post-combination company’s board of directors at such time. We currently expect that the post-combination company will retain future earnings to finance operations and grow its business, and we do not expect the post-combination company to declare or pay cash dividends for the foreseeable future.

OppFi

There is no public market for shares of OppFi capital stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of our independent registered public accounting firm, Plante & Moran, PLLC, will be present at the special meeting in lieu of the 2021 annual meeting of the Company’s stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of our shares of common stock in connection with the business combination.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143 or by telephone at (847) 791-6817, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If you are a stockholder and you want to include a proposal in the proxy statement for the year 2022 annual meeting of stockholders (the “2022 annual meeting”), you must provide it to the Company by no later than [•], 2022. You should direct any proposals to the Company’s Secretary at the Company’s principal executive offices. If you are a stockholder and you want to present a matter of business to be considered, you must give timely notice of the matter or the nomination, in writing, to the Company’s Secretary at the Company’s principal executive offices. To be timely, the notice must be received by the Secretary at the Company’s principal executive offices not later than the close of business on [•], 2022 nor earlier than the close of business on [•], 2022. In the event that the annual meeting is called for a date that is not within 45 days before or after the anniversary of the date the Company first released its proxy statement to stockholders in connection with the special meeting, to be timely notice by the stockholder must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. The inclusion of any stockholder proposal in the proxy materials for the 2022 annual meeting will be subject to the applicable rules of the SEC and the Company’s proposed bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the proposals to be presented at the special meeting, you should contact the Company at the following address and telephone number:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, Illinois 60143

(847) 791-6817

Attention: Hassan Baqar

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Alliance Advisors

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Telephone: (855) 200-8127

Email: FGNA@allianceadvisors.com

If you are a stockholder of the Company and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to the Company has been supplied by the Company, and all such information relating to OppFi has been supplied by OppFi. Information provided by either the Company or OppFi does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the special meeting. We have not authorized anyone to give any information or make any representation about the business combination, the Company or OppFi that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

FG NEW AMERICA ACQUISITION CORP.

OPPORTUNITY FINANCIAL, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of FG New America Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of FG New America Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of income, stockholders’ equity, and cash flows for the period from June 24, 2020 (inception) to December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 24, 2020 (inception) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 1, the accompanying financial statements have been restated to correct a misstatement.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2020.

Chicago, IL

April 26, 2021

FG New America Acquisition Corp.

Balance Sheet

December 31, 2020

(As Restated)

ASSETS
Current assets
Cash	$1,137,685
Prepaid expenses	228,465

Total current assets	$1,366,150

Marketable securities held in trust account	243,380,833

TOTAL ASSETS	$244,746,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$135,648

Total current liabilities	135,648
Warrant liabilities	22,436,103

TOTAL LIABILITIES	$22,571,751

COMMITMENTS AND CONTINGENCIES
Class A common stock, $0.0001 par value, subject to possible redemption, 21,215,577 shares at redemption value	$217,175,222

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 3,140,798 shares issued and outstanding (excluding 21,215,577 shares subject to possible redemption)	314
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,943,750 shares issued and outstanding	594
Additional paid-in capital	13,037,552
Accumulated deficit	(8,038,450)

Total Stockholders’ Equity	$5,000,010

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$244,746,983

The accompanying notes are an integral part of the financial statements.

FG New America Acquisition Corp.

Statement of Operations

For the period from June 24, 2020 ( inception) to December 31, 2020

(As Restated)

Operating expenses:
Formation costs	$1,000
General and administrative expenses	190,470

Loss from operations	$(191,470)

Other income (expense):
Change in fair value of warrant liabilities	$(7,852,813)
Investment income on trust account	5,833

Total other income (expense)	$(7,846,980)

Net Loss	$(8,038,450)
Weighted average common shares outstanding
Basic and diluted(1)	7,016,091

Basic and diluted net loss per share	$(1.15)

(1)	Excludes an aggregate of up to 21,215,577 shares subject to possible redemption at December 31, 2020.

The accompanying notes are an integral part of the financial statements.

FG New America Acquisition Corp.

Statement of Changes in Stockholders’ Equity

For the period from June 24, 2020 (inception) to December 31, 2020

(As Restated)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital
Balance at June 24, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common shares issued to initial shareholder (1)	—	—	5,943,750	594	29,406	—	30,000
Sale of 23,775,000 units at $10 per unit in IPO, including over-allotment, net of underwriters’ discount and offering expenses	23,775,000	2,378	—	—	236,139,594	—	236,141,972
Sale of 462,500 units at $10 per unit in private placement	462,500	46	—	—	4,624,954	—	4,625,000
Sale of 3,848,750 $11.50 exercise price warrants at $1.00 per warrant in private placement	—	—	—	—	3,848,750	—	3,848,750
Sale of 1,512,500 $15.00 exercise price warrants at $0.10 per warrant in private placement	—	—	—	—	151,250	—	151,250
Issuance of underwritter units, including over-allotment	118,875	11	—	—	(11)	—	—
Common shares subject to possible redemption	(21,215,577)	(2,121)	—	—	(217,173,101)	—	(217,175,222)
Classification of warrants as liabilities at issuance	—	—	—	—	(14,583,290)	—	(14,583,290)
Net loss	—	—	—	—	—	(8,038,450)	(8,038,450)

Balance at December 31, 2020	3,140,798	$314	5,943,750	$594	$13,037,552	$(8,038,450)	$5,000,010

(1)	Includes the effect of forfeiture of 525,000 shares of Class B common stock upon partial exercise of over-allotment option by the underwriters on October 14, 2020.

The accompanying notes are an integral part of the financial statements.

Statement of Cash Flows

For the period from June 24, 2020 (inception) to December 31, 2020

(As Restated)

Cash flows from operating activities
Net loss	$(8,038,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in fair value of warrant liabilities	7,852,812
Changes in operating assets and liabilities:
Prepaid expense	(228,465)
Accounts payable	135,648

Net cash used in operating activities	$(278,454)

Cash flow from investing activities
Investment in marketable securities	(243,380,833)

Net cash used in investing activities	(243,380,833)

Cash flows from financing activities
Proceeds from promissory note	100,000
Repayment of promissory note	(100,000)
Proceeds from sale of shares of common stock to initial stockholder	30,000
Proceeds from sale of units in IPO, including over-allotment, net of offering costs	$236,141,972
Proceeds from sale of private units in private placement	$4,625,000
Proceeds from sale of $11.50 exercise warrants in private placement	3,848,750
Proceeds from sale of $15 exercise warrants in private placement	151,250

Net Cash provided by financing activities	$244,796,972

Net increase in cash	$1,137,685
Cash at beginning of period	—

Cash at end of period	$1,137,685

The accompanying notes are an integral part of the financial statements.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FG New America Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 24, 2020. The Company was formed for the purpose of merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the financial technology industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not yet commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the initial public offering (“IPO”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate nonoperating income in the form of interest income from the proceeds derived from the IPO and recognizes changes in the fair value of the warrant liabilities as other income (expense). The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective September 29, 2020. On October 2, 2020, the Company consummated the IPO of 22,500,000 units at $10.00 per unit, (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) generating gross proceeds of $225,000,000, which is discussed in Note 3. In connection with the IPO, the underwriters were granted an option to purchase up to an additional 3,375,000 Units to cover over-allotments, if any. On October 14, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 1,275,000 Units, generating gross proceeds of $12,750,000. In connection with the partial exercise of the over-allotment option by the underwriters, the Company’s sponsor, FG New America Investors LLC (the “Sponsor”), forfeited 525,000 shares of Class B common stock on October 14, 2020.

Simultaneously with the closing of the IPO, the Company consummated the sale of i) 3,848,750 $11.50 exercise price warrants (the “$11.50 Exercise Price Warrants”) at a price of $1.00 per $11.50 Private Warrant, ii) the sale of 1,512,500 $15.00 exercise price warrants (the “$15 Exercise Price Warrants”, and together with $11.50 Exercise Price Warrants the “Private Placement Warrants”) at a price of $0.10 per $15 Exercise Price Warrant, and iii) the sale of 462,500 units at $10.00 per unit (the “Private Placement Units”) in a private placement to the Sponsor. Each Private Placement Unit consists of one share of Class A common stock and one-half of one non-redeemable warrant (“Private Unit Warrant”). Each whole Private Unit Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share.

IPO costs amounted to $1,608,028 consisting of $1,000,000 of underwriting fees, and $608,028 of other offering costs. In addition, underwriters also received an aggregate of 118,875 units (the “Underwriter Units”), with such Units restricted from sale until the closing of the Business Combination and with no redemption rights from the Trust Account (as defined below). Each Underwriter Unit consists of one share of Class A common stock (“Underwriter Shares”) and one-half of one warrant (“Underwriter Warrant”), with each whole Underwriter Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. In addition to the offering costs, after the closing of the IPO on Oct 2, 2020 the Company also paid $300,037 for directors and officers insurance coverage.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

Following the closing of the IPO and the private placements of Private Placement Warrants and Private Placement Units on October 2, 2020, as well as the closing of the over-allotment option on October 14, 2020, an amount of $243,375,000 from the net proceeds of the sale of Units in the IPO (including proceeds from the partial exercise of the over-allotment option) and the sale of Private Placement Warrants and Private Placement Units was placed in a trust account (“Trust Account”) that will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Units are listed on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Placement Warrants and Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon or immediately prior to such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation (the “Charter”) provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The holders of Public Shares are entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. Following the consummation of

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

the IPO on Oct 2, 2020, a portion of the Public Shares are recorded at redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” in order for the Company to maintain net tangible assets of at least $5,000,001.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Charter, offer such redemption pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor, officers, directors and advisors (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5) as well as any shares of Class A common stock underlying the Private Placement Units, and any Public Shares purchased during or after the IPO in favor of a Business Combination, (b) not to propose an amendment to the Charter with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares as well as any shares of Class A common stock underlying the Private Placement Units) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Charter relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares, the Private Placement Units and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Initial Stockholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the IPO if the Company fails to complete its Business Combination.

The Company has until 24 months from the closing of the IPO to consummate a Business Combination (as such period may be extended pursuant to the Charter, the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.25 per

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

share (but only $10.00 per share for the Units sold pursuant to the underwriters’ over-allotment option), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Restatement of previously issued financial statements

On April 12, 2021, the Staff at the U.S. Securities and Exchange Commission (the “SEC”) issued a statement (the “Statement”) discussing the accounting implications of certain terms that are common in warrants issued by special purpose acquisition companies (“SPACs”). In light of the Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, in particular as applicable to certain tender or exchange offer provisions of Company’s warrants, the Company’s management evaluated the terms of the Warrant Agreement entered into in connection with the Company’s initial public offering and concluded that the Company’s Public Warrants, Private Placement Warrants, Private Unit Warrants and Underwriter Warrants (together, the “Warrants”) include provisions that, based on the Statement, preclude the Warrants from being classified as components of equity. As a result, the Company is required to classify the Warrants as liabilities, which were incorrectly classified as equity in the original Annual Report filed on Form 10-K on March 3, 2021 (“Original 10-K”). Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate the Company’s previously issued audited financial statements as of December 31, 2020 and for the period ended December 31, 2020, as previously reported in its Original 10-K. The restated classification and reported values of the Warrants as accounted for under ASC 815-40 are included in the financial statements herein.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

As a result of the factors described above, the Company has restated items as previously reported, to restate the following non-cash items;

	As Previously Reported	Adjustments	As Restated
Balance Sheet as of October 2, 2020, as adjusted for exercise of over-allotment (filed on October 20, 2020)
Warrant liabilities	$—	$14,583,290	$14,583,290
Class A common stock subject to possible redemption	$238,374,990	$(14,583,290)	$223,791,700
Class A common stock	$107	$143	$250
Additional paid-in capital	$6,421,281	$(143)	$6,421,138
Accumulated deficit	$(1,000)	$—	$(1,000)
Total stockholders’ equity	$6,420,982	$—	$6,420,982
Balance Sheet as of December 31, 2020
Warrant liabilities	$—	$22,436,103	$22,436,103
Class A common stock subject to possible redemption	$238,374,990	$(21,199,768)	$217,175,222
Class A common stock	$107	$207	$314
Additional paid-in capital	$6,421,281	$6,616,271	$13,037,552
Accumulated deficit	$(185,637)	$(7,852,813)	$(8,038,450)
Total stockholders’ equity	$6,236,345	$(1,236,335)	$5,000,010
Statement of Operations for the Period from June 24, 2020 (inception) to December 31, 2020
Change in fair value of warrant liabilities	$—	$(7,852,813)	$(7,852,813)
Net loss	$(185,637)	$(7,852,813)	$(8,038,450)
Basic and diluted net loss per share, excluding Class A common shares subject to possible redemption	$(0.03)	$(1.12)	$(1.15)
Statement of Cash Flows for the Period from June 24, 2020 (inception) to December 31, 2020
Cash flows from operating activities:
Net loss	$(185,637)	$(7,852,813)	$(8,038,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	$—	$7,852,813	$7,852,813

The restatement of the financial statements had no impact on the Company’s liquidity or cash position.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in a money market fund that invests exclusively in short term U.S. Treasury obligations. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account to pay for its franchise and income taxes.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liabilities

The Company accounts for the 11,887,500 Public Warrants, 3,848,750 $11.50 Exercise Price Warrants, 1,512,500 $15 Exercise Price Warrants, 231,250 Private Unit Warrants and 59,437 Underwriter Warrants in accordance with the guidance contained in ASC 815-40 “Derivatives and Hedging - Contracts in Entity’s Own Equity”. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, due to a provision in the Warrant Agreement related to certain tender or exchange offer provisions, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company utilizes a Monte Carlo simulation model to value the warrants at each reporting period. As such, the Company recorded $22,436,103 of warrant liabilities as of December 31, 2020.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Initial Stockholders. As of December 31, 2020, weighted average shares were reduced for the effect of an aggregate of 525,000 shares that were forfeited by Initial Stockholders due to the partial exercise of the over-allotment option by the underwriters (see Note 5). In the periods when net losses are incurred, no impact of dilutive securities is included in the calculation of diluted weighted average number of common shares outstanding.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reconciliation of Net Loss per Common Share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

Period Ended December 31, 2020
Net loss	$(8,038,450)
Weighted average shares outstanding, basic and diluted	7,016,091

Basic and diluted net loss per common share	$(1.15)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, other than the warrant liabilities described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. As of December 31, 2020, the Company reported Warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s IPO was declared effective on September 29, 2020. On October 2, 2020, the Company consummated the IPO of 22,500,000 Units at a purchase price of $10.00 per Unit generating gross proceeds of $225,000,000 from the sale of the Units. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7). On October 14, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 1,275,000 Units, generating additional gross proceeds of $12,750,000.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 4. PRIVATE PLACEMENT

On October 2, 2020 simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 3,848,750 $11.50 Exercise Price Warrants at a price of $1.00 per $11.50 Exercise Price Warrant, 1,512,500 $15 Exercise Price Warrants at a price of $0.10 per $15 Exercise Price Warrant, and 462,500 Private Placement Units at a price of $10.00 per Private Placement Unit, in each case, from the Company in a private placement. The aggregate gross proceeds from the sale of Private Placement Warrants and Private Placement Units were $8,625,000, part of which was placed in the Trust Account along with the IPO gross proceeds. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants and the Private Unit Warrants will expire worthless. The Private Placement Warrants and the Private Unit Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Initial Stockholders or the permitted transferees. Each Private Placement Warrant and Private Unit Warrant will entitle the holder to purchase one share of common stock at its respective exercise price.

Also, simultaneously with the closing of the IPO on October 2, 2020, the Company completed the private placement of an aggregate of 112,500 Units to the underwriters. In connection with the exercise of underwriters’ over-allotment option on October 14, 2020, the Company also issued an additional 6,375 Units to the underwriters for an aggregate of 118,875 Units.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 13, 2020, the Company issued an aggregate of 6,468,750 shares of Class B common stock (the “Founder Shares”) to the Initial Stockholders for an aggregate purchase price of $30,000 in cash. On August 7, 2020, the Sponsor transferred an aggregate of 1,250,000 Founder Shares to members of the Company’s management and board of directors, resulting in the Sponsor holding 5,218,750 Founder Shares. In connection with the partial exercise of the over-allotment option by the underwriters on October 14, 2020, the Sponsor forfeited 525,000 Founder Shares on October 14, 2020. As of December 31, 2020, the Sponsor held 4,693,750 Founder Shares.

The Initial Stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) twelve months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, 12 months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Public Shares for cash, securities or other property.

Promissory Note

On July 13, 2020, the Company issued a non-interest bearing unsecured Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 from time to time. The Promissory Note was fully paid off at the completion of the IPO on October 2, 2020.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 5. RELATED PARTY TRANSACTION (Continued)

Administrative Services Agreement

The Company entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on September 29, 2020 whereby the Sponsor provides certain services for the Company for a monthly fee of $10,000.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on September 29, 2020, the holders of the Founder Shares, the Private Placement Units and Private Placement Warrants (and their underlying securities) are entitled to registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments at the IPO price. On October 14, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 1,275,000 Units.

Subject to certain conditions, on September 29, 2020 the Company granted underwriters for a period beginning on the closing of the IPO and ending on the later of 24 months after the closing of the IPO and 12 months after the consummation of our Business Combination, a right of first refusal to act as (i) exclusive financial advisor in connection with all of the Company’s proposed business combinations for a fee of up to 3.5% of the proceeds of the IPO (subject to the Company’s right to allocate up to 50% of such fee to another financial institution or extinguish such amount in Company’s sole discretion), and (ii) sole investment banker, sole book-runner and/or sole placement agent, at underwriters’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for the Company or any successor to it or any of its subsidiaries, on terms agreed to by both the Company and underwriters in good faith.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock, par value $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2020, there were 3,140,798 shares of Class A common stock issued and outstanding, excluding 23,287,194 shares subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock, par value $0.0001 per share. On July 13, 2020, the Company issued an aggregate of 6,468,750 shares of Class B common stock as Founder Shares to the Initial Stockholders for an aggregate purchase price of $30,000 in cash. On August 7, 2020, the Sponsor transferred an aggregate of 1,250,000 Founder Shares to members of the Company’s management and board of directors, resulting in the Sponsor holding 5,218,750 Founder Shares. In

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 7. STOCKHOLDERS’ EQUITY (Continued)

connection with the partial exercise of the over-allotment option by the underwriters on October 14, 2020, the Sponsor forfeited 525,000 Founder Shares on October 14, 2020. As of December 31, 2020, Sponsor held 4,693,750 Founder Shares.

Holders of the Company’s Class B common stock are entitled to one vote for each share. With respect to any matter submitted to a vote of the Company’s stockholders, including any vote in connection with the Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) such that: i) the numerator shall be equal to the sum of (A) 25% of all shares of Class A common stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Company, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B common stock issued and outstanding prior to the closing of the Business Combination; and ii) the denominator shall be the number of shares of Class B common stock issued and outstanding prior to the closing of the Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, and will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the IPO. The Public Warrants will expire on the fifth anniversary of the completion of the Business Combination, or earlier upon redemption or liquidation. The Company may redeem the Public Warrants i) at a redemption price of $0.01 per warrant, ii) at any time after the Public Warrants become exercisable, iii) upon a minimum of 30 days’ prior written notice of redemption, iv) if, and only if, the last sales price of Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period commencing after the date the Public Warrants become exercisable and ending three business days before Company sends the notice of redemption, and v) if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The $11.50 Exercise Price Warrants have terms similar to the Public Warrants underlying the Units sold in the IPO, except that the $11.50 Exercise Price Warrants are issued as a whole warrant having one common stock underlying each $11.50 Exercise Price Warrant (as compared to one-half of one Public Warrant included in each Unit sold in the IPO), will be non-redeemable and may be exercised on a cashless basis so long as they continue to be held by the Initial Stockholders or their permitted transferees. Additionally, $11.50 Exercise Price Warrants and the shares issuable upon the exercise of the $11.50 Exercise Price Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 7. STOCKHOLDERS’ EQUITY (Continued)

The $15 Exercise Price Warrants entitle the holder to purchase one share of Class A common stock at an exercise price of $15.00 per each share, will be exercisable for a period of 10 years from the date of Business Combination, will be non-redeemable, and may be exercised on a cashless basis so long as they continue to be held by the Initial Stockholders or their permitted transferees. Additionally, $15 Exercise Price Warrants and the shares issuable upon the exercise of the $15 Exercise Price Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

The Private Unit Warrants have terms similar to the Public Warrants underlying the Units sold in the IPO, except that the Private Unit Warrants are non-redeemable and may be exercised on a cashless basis so long as they continue to be held by the Initial Stockholders or their permitted transferees. Additionally, Private Unit Warrants and the shares issuable upon the exercise of the Private Unit Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 8. FAIR VALUE MEASUREMENTS (Continued)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	Level 1	$243,380,833
Liabilities:
Public Warrants	Level 1	$17,235,686
Private Unit Warrants	Level 3	209,629
$11.50 Exercise Price Warrants	Level 3	3,488,911
$15 Exercise Price Warrants	Level 3	1,447,997
Underwriter Warrants	Level 3	53,880
Total warrant liabilities		$22,436,103

The fair value of the marketable securities held in the Trust Account approximates the carrying amount primarily due to their short-term nature.

The estimated fair value of Private Unit Warrants, $11.50 Exercise Price Warrants, $15 Exercise Price Warrants and Underwriter Warrants is determined using Level 3 inputs in a Monte-Carlo simulation model. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on factors including but not limited to the historical performance of the Nasdaq Financial Technology Index (KFTX) and managements understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Following are the significant inputs in the valuation model for the fair value of warrant liabilities as of December 31, 2020:

Inputs	Private Unit Warrant	$11.50 Exercise Price Warrant	$15.00 Exercise Price Warrant	Underwriter Warrant
Exercise price	$11.50	$11.50	$15.00	$11.50
Unit price	$10.00	$10.00	$10.00	$10.00
Volatility	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger
Probability of completing a Business Combination	60%	60%	60%	60%
Expected term of the warrants	6.75	6.75	11.75	6.75
Risk-free rate	0.12% pre-merger / 0.36% post-merger	0.12% pre-merger / 0.36% post-merger	0.12% pre-merger / 0.93% post-merger	0.12% pre-merger / 0.36% post-merger
Dividend yield	0	0	0	0
Discount for lack of marketability	15%	15%	15%	15%

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 8. FAIR VALUE MEASUREMENTS (Continued)

The change in fair value of the warrant liabilities is summarized as follows:

Warrant liabilities as of June 24, 2020 (inception)	$—
Warrant liability recorded at issuance of warrants at close of IPO and private placement as of October 2, 2020, as adjusted for the issuance of warrants pursuant to the Underwriters’ over-allotment option	14,583,290
Total warrant liabilities as of October 2, 2020, including for warrants issued in over-allotment	$14,583,290
Change in fair value of warrant liabilities	7,852,813
Total warrant liabilities as of December 31, 2020(1)	$22,436,103

(1)

Due to the use of quoted prices in an active market for Public Warrants as of December 31, 2020, the Company had transfers out of Level 3 to Level 1 amounting to $17,235,686 as of December 31, 2020. The Company deems the transfer between levels to have occurred at the end of the period.

NOTE 9. SUBSEQUENT EVENTS

On February 9, 2021, the Company entered into a business combination agreement (the “Business Combination Agreement”) with the Opportunity Financial, LLC, a Delaware limited liability company (“OppFi”), OppFi Shares, LLC, a Delaware limited liability company (“OFS”) which will hold seller retained interests in OppFi, and Todd Schwartz, in his capacity as the Members’ Representative (in such capacity, the “Members’ Representative”). Upon consummation of the transactions contemplated by the Business Combination Agreement, the Company will change its name to “OppFi Inc.”

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, at the time of the closing of the business combination (the “Closing”), (x) in exchange for common units of OppFi (the “OppFi Units”), the Company will contribute to OppFi cash (the “Cash Consideration”) and the number of shares of newly issued Class V common stock, par value $0.0001 per share, of the Company (the “Class V Voting Stock”) equal to the number of Retained OppFi Units (as defined below), which will entitle its holder to one vote per share but no right to dividends or distributions and (y) immediately thereafter, OppFi will distribute to OFS the shares of Class V Voting Stock received by OppFi.

At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock, par value $0.0001 per share, of the Company issued and outstanding as of immediately prior to the Closing (after giving effect to any Company stockholder redemptions and the Class B Common Stock Conversion (as defined below)). The members of OppFi (“Members”) will, immediately following the Closing, retain an aggregate number of OppFi Units (such OppFi Units retained by the Members, the “Retained OppFi Units”) equal to (i) (A) OppFi’s equity value of $743,000,000 (as defined in the Business Combination Agreement), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, minus (E) the Cash Consideration, divided by (ii) $10.

In connection with the Closing, on the date of the Closing (the “Closing Date”), 25,500,000 Retained OppFi Units (the “Earnout Units”) held by the Members and an equal number of shares of Class V Voting Stock issued

FG NEW AMERICA ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 9. SUBSEQUENT EVENTS (Continued)

to one of the Members by the Company in connection with the business combination and held by OFS, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by OppFi and its subsidiaries, and the Company’s only direct assets will consist of OppFi Units. Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A Common Stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to the Earnout Units or outstanding warrants to purchase Class A Common Stock, the Company is expected to own, directly or indirectly, approximately 38% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi Amended and Restated Limited Liability Company Agreement and all remaining OppFi Units will be owned by the Members.

In connection with the Closing, pursuant to the terms and conditions of the amended and restated certificate of incorporation of Company, dated as of September 29, 2020 (the “Current Certificate of Incorporation”), and the Amended Sponsor Letter (as defined below), all then-outstanding shares of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) will be converted into shares of Class A Common Stock (after giving effect to the Amended Sponsor Letter (as defined below)) on a one-for-one basis and into an aggregate number of 5,943,750 shares of Class A Common Stock (the “Class B Common Stock Conversion”).

Pursuant to the Business Combination Agreement, the “Cash Consideration” will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A Common Stock by the Company’s current stockholders, less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing and $15,000,000, exceed (b) the amount of all cash, cash equivalents, deposits and marketable securities held by OppFi on the Closing Date (such amount, as adjusted, the “Available Closing Date Cash”).

Beginning on the nine month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the OppFi A&R LLCA (such exchange rights, as further described in the OppFi Amended and Restated Limited Liability Company Agreement, the “Exchange Rights”). For each Retained OppFi Unit so exchanged, one share of the Class V Voting Stock will be canceled by the Company.

PART I—FINANCIAL INFORMATION

ITEM	1. FINANCIAL STATEMENTS.

FG New America Acquisition Corp.

Balance Sheet

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$575,403	$1,137,685
Prepaid expenses	212,502	228,465

Total current assets	$787,905	$1,366,150
Marketable securities held in trust account	243,386,835	243,380,833

TOTAL ASSETS	$244,174,740	$244,746,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,368,398	$135,648

Total current liabilities	1,368,398	135,648
Warrant liabilities	23,717,127	22,436,103

TOTAL LIABILITIES	25,085,525	22,571,751
COMMITMENTS AND CONTINGENCIES
Class A common stock, $0.0001 par value, subject to possible redemption, 20,914,123 and 21,215,577 shares at redemption value, respectively	$214,089,205	$217,175,222

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$—	$—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 3,442,252 and 3,140,798 shares issued and outstanding, respectively (excluding 20,914,123 and 21,215,577 shares subject to possible redemption, respectively)	345	314
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,943,750 shares issued and outstanding	594	594
Additional paid-in capital	16,123,538	13,037,552
Accumulated deficit	(11,124,467)	(8,038,450)

Total Stockholders’ Equity	$5,000,010	$5,000,010

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$244,174,740	$244,746,983

The accompanying notes are an integral part of these financial statements.

FG New America Acquisition Corp.

Statement of Operations

For the Three Months Ended March 31, 2021

(Unaudited)

Operating expenses:
General and administrative expenses	$1,810,996

Loss from operations	$(1,810,996)

Other income (expenses):
Change in fair value of warrant liabilities	(1,281,023)
Investment income on trust account	$6,002

Total other income (expense)	$(1,275,021)

Net Loss	$(3,086,017)
Weighted average common shares outstanding
Basic and diluted (1)	9,386,002

Basic and diluted net loss per share	$(0.33)

(1)	Excludes an aggregate of up to 20,914,123 shares subject to possible redemption at March 31, 2021.

The accompanying notes are an integral part of these financial statements.

FG New America Acquisition Corp.

Statement of Changes in Stockholders’ Equity

For the Three Months Ended March 31, 2021

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	3,140,798	$314	5,943,750	$594	$13,037,552	$(8,038,450)	$5,000,010
Net Loss	—	—	—	—	—	(3,086,017)	(3,086,017)
Change in common shares subject to possible redemption	301,454	31	—	—	3,085,986	—	3,086,017

Balance at March 31, 2021	3,442,252	$345	5,943,750	$594	$16,123,538	$(11,124,467)	$5,000,010

The accompanying notes are an integral part of these financial statements.

FG New America Acquisition Corp.

Statement of Cash Flows

For the Three Months Ended March 31, 2021

(Unaudited)

Cash flows from operating activities
Net loss	$(3,086,017)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	1,281,023
Changes in operating assets and liabilities:
Prepaid expense	15,963
Accounts payable	1,232,750

Net cash used in operating activities	$(556,281)

Cash flow from investing activities
Investment in marketable securities	(6,001)

Net cash used in investing activities	$(6,001)

Cash flows from financing activities	$—

Net increase in cash	$(562,282)
Cash at beginning of period	1,137,685

Cash at end of period	$575,403

The accompanying notes are an integral part of these financial statements.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FG New America Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on June 24, 2020. The Company was formed for the purpose of merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”).

Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the financial technology industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2021, the Company had not yet commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, the initial public offering (“IPO”), which is described below, identifying a target company for a Business Combination and the proposed transactions contemplated by the Business Combination Agreement (as defined below). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate nonoperating income in the form of interest income from the proceeds derived from the IPO and recognizes changes in the fair value of the warrant liabilities as other income (expense). The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s IPO was declared effective September 29, 2020. On October 2, 2020, the Company consummated the IPO of 22,500,000 units at $10.00 per unit, (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) generating gross proceeds of $225,000,000, which is discussed in Note 3. In connection with the IPO, the underwriters were granted an option to purchase up to an additional 3,375,000 Units to cover over-allotments, if any. On October 14, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 1,275,000 Units, generating gross proceeds of $12,750,000. In connection with the partial exercise of the over-allotment option by the underwriters, the Company’s sponsor, FG New America Investors LLC (the “Sponsor”), forfeited 525,000 shares of Class B common stock on October 14, 2020.

Simultaneously with the closing of the IPO, the Company consummated the sale of i) 3,848,750 $11.50 exercise price warrants (the “$11.50 Exercise Price Warrants”) at a price of $1.00 per $11.50 Private Warrant, ii) the sale of 1,512,500 $15.00 exercise price warrants (the “$15 Exercise Price Warrants”, and together with $11.50 Exercise Price Warrants the “Private Placement Warrants”) at a price of $0.10 per $15 Exercise Price Warrant, and iii) the sale of 462,500 units at $10.00 per unit (the “Private Placement Units”) in a private placement to the Sponsor. Each Private Placement Unit consists of one share of Class A common stock and one-half of one non-redeemable warrant (“Private Unit Warrant”). Each whole Private Unit Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share.

IPO costs amounted to $1,608,028 consisting of $1,000,000 of underwriting fees, and $608,028 of other offering costs. In addition, underwriters also received an aggregate of 118,875 units (“the Underwriter Unit”), with such Units restricted from sale until the closing of the Business Combination and with no redemption rights from the Trust Account (as defined below). Each Underwriter Unit consists of one share of Class A common stock (“Underwriter Shares”) and one-half of one warrant (“Underwriter Warrant”), with each whole Underwriter Warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share. In addition to the offering costs, after the closing of the IPO on Oct 2, 2020 the Company also paid $300,037 for directors and officers insurance coverage.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

Following the closing of the IPO and the private placements of Private Placement Warrants and Private Placement Units on October 2, 2020, as well as the closing of the over-allotment option on October 14, 2020, an amount of $243,375,000 from the net proceeds of the sale of Units in the IPO (including proceeds from the partial exercise of the over-allotment option) and the sale of Private Placement Warrants and Private Placement Units was placed in a trust account (“Trust Account”) that will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Units are listed on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Placement Warrants and Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon or immediately prior to such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation (the “Current Certificate of Incorporation”) provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The holders of Public Shares are entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. Following the consummation of

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

the IPO on Oct 2, 2020, a portion of the Public Shares are recorded at redemption value and classified as temporary equity, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” in order for the Company to maintain net tangible assets of at least $5,000,001.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Current Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Sponsor, officers, directors and advisors (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5) as well as any shares of Class A common stock underlying the Private Placement Units, and any Public Shares purchased during or after the IPO in favor of a Business Combination, (b) not to propose an amendment to the Current Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares as well as any shares of Class A common stock underlying the Private Placement Units) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Current Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares, the Private Placement Units and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Initial Stockholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the IPO if the Company fails to complete its Business Combination.

The Company has until 24 months from the closing of the IPO to consummate a Business Combination (as such period may be extended pursuant to the Current Certificate of Incorporation, the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination Period.

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.25 per

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

share (but only $10.00 per share for the Units sold pursuant to the underwriters’ over-allotment option), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Marketable Securities Held in Trust Account

At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in a money market fund that invests exclusively in short term U.S. Treasury obligations. During the three months ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account to pay for its franchise and income taxes.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liabilities

The Company accounts for the 11,887,500 Public Warrants, 3,848,750 $11.50 Exercise Price Warrants, 1,512,500 $15 Exercise Price Warrants, 231,250 Private Unit Warrants and 59,437 Underwriter Warrants in accordance with the guidance contained in ASC 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity”. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, due to a provision in the Warrant Agreement related to certain tender or exchange offer provisions, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Public Warrants are valued at market price based on a quoted price in an active market. The Company utilizes a Monte Carlo simulation model to value the Private Placement Warrants, Private Units Warrants & Underwriter Warrants at each reporting period.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, any deferred tax assets are fully reserved against due to losses.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of March 31, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net loss per share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. In the periods when net losses are incurred, no impact of dilutive securities is included in the calculation of diluted weighted average number of common shares outstanding.

Reconciliation of Net Loss per Common Share

The weighted average shares outstanding are adjusted for the common shares subject to possible redemption. Basic and diluted loss per common share is calculated as follows:

Three Months Ended March 31, 2021
Net loss	$(3,086,017)
Weighted average shares outstanding, basic and diluted	9,386,002

Basic and diluted net loss per common share	$(0.33)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, other than the warrant liabilities described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company reported warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The registration statement for the Company’s IPO was declared effective on September 29, 2020. On October 2, 2020, the Company consummated the IPO of 22,500,000 Units at a purchase price of $10.00 per Unit generating gross proceeds of $225,000,000 from the sale of the Units. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (see Note 7). On October 14, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 1,275,000 Units, generating additional gross proceeds of $12,750,000.

NOTE 4. PRIVATE PLACEMENT

On October 2, 2020 simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 3,848,750 $11.50 Exercise Price Warrants at a price of $1.00 per $11.50 Exercise Price Warrant, 1,512,500 $15 Exercise Price Warrants at a price of $0.10 per $15 Exercise Price Warrant, and 462,500 Private Placement Units at a price of $10.00 per Private Placement Unit, in each case, from the Company in a private placement. The aggregate gross proceeds from the sale of Private Placement Warrants and Private Placement Units were $8,625,000, part of which was placed in the Trust Account along with the IPO gross proceeds. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants and the Private Unit Warrants will expire worthless. The Private Placement Warrants and the Private Unit Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Initial Stockholders or the permitted transferees. Each Private Placement Warrant and Private Unit Warrant will entitle the holder to purchase one share of common stock at its respective exercise price.

Also, simultaneously with the closing of the IPO on October 2, 2020, the Company completed the private placement of an aggregate of 112,500 Units to the underwriters. In connection with the exercise of underwriters’ over-allotment option on October 14, 2020, the Company also issued an additional 6,375 Units to the underwriters for an aggregate of 118,875 Units.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 13, 2020, the Company issued an aggregate of 6,468,750 shares of Class B common stock (the “Founder Shares”) to the Initial Stockholders for an aggregate purchase price of $30,000 in cash. On August 7, 2020, the Sponsor transferred an aggregate of 1,250,000 Founder Shares to members of the Company’s management and board of directors, resulting in the Sponsor holding 5,218,750 Founder Shares. In connection with the partial exercise of the over-allotment option by the underwriters on October 14, 2020, the Sponsor forfeited 525,000 Founder Shares on October 14, 2020. As of March 31, 2021 and December 31, 2020, the Sponsor held 4,693,750 Founder Shares.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (Continued)

The Initial Stockholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) twelve months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, 12 months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Public Shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on September 29, 2020 whereby the Sponsor provides certain services for the Company for a monthly fee of $10,000.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on September 29, 2020, the holders of the Founder Shares, the Private Units and Private Warrants (and their underlying securities) are entitled to registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments at the IPO price. On October 14, 2020, the underwriters partially exercised the over-allotment option and purchased an additional 1,275,000 Units.

Subject to certain conditions, on September 29, 2020 the Company granted underwriters for a period beginning on the closing of the IPO and ending on the later of 24 months after the closing of the IPO and 12 months after the consummation of our Business Combination, a right of first refusal to act as (i) exclusive financial advisor in connection with all of the Company’s proposed Business Combinations for a fee of up to 3.5% of the proceeds of the IPO (subject to the Company’s right to allocate up to 50% of such fee to another financial institution or extinguish such amount in Company’s sole discretion), and (ii) sole investment banker, sole book-runner and/or sole placement agent, at underwriters’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for the Company or any successor to it or any of its subsidiaries, on terms agreed to by both the Company and underwriters in good faith.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021, there were no shares of preferred stock issued or outstanding.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 7. STOCKHOLDERS’ EQUITY (Continued)

Class A common stock — The Company is authorized to issue 380,000,000 shares of Class A common stock, par value $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of March 31, 2021, there were 3,442,252 shares of Class A common stock issued and outstanding, excluding 20,914,123 shares subject to possible redemption.

Class B common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock, par value $0.0001 per share. On July 13, 2020, the Company issued an aggregate of 6,468,750 shares of Class B common stock as Founder Shares to the Initial Stockholders for an aggregate purchase price of $30,000 in cash. On August 7, 2020, the Sponsor transferred an aggregate of 1,250,000 Founder Shares to members of the Company’s management and board of directors, resulting in the Sponsor holding 5,218,750 Founder Shares. In connection with the partial exercise of the over-allotment option by the underwriters on October 14, 2020, the Sponsor forfeited 525,000 Founder Shares on October 14, 2020. As of March 31, 2021, Sponsor held 4,693,750 Founder Shares.

Holders of the Company’s Class B common stock are entitled to one vote for each share. With respect to any matter submitted to a vote of the Company’s stockholders, including any vote in connection with the Business Combination, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) such that: i) the numerator shall be equal to the sum of (A) 25% of all shares of Class A common stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Company, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B common stock issued and outstanding prior to the closing of the Business Combination; and ii) the denominator shall be the number of shares of Class B common stock issued and outstanding prior to the closing of the Business Combination.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, and will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the IPO. The Public Warrants will expire on the fifth anniversary of the completion of the Business Combination, or earlier upon redemption or liquidation. The Company may redeem the Public Warrants i) at a redemption price of $0.01 per warrant, ii) at any time after the Public Warrants become exercisable, iii) upon a minimum of 30 days’ prior written notice of redemption, iv) if, and only if, the last sales price of Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period commencing after the date the Public Warrants become exercisable and ending three business days before Company sends the notice of redemption, and v) if, and only if, there is a current registration statement in effect with respect to the shares of

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 7. STOCKHOLDERS’ EQUITY (Continued)

Class A common stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The $11.50 Exercise Price Warrants have terms similar to the Public Warrants underlying the Units sold in the IPO, except that the $11.50 Exercise Price Warrants are issued as a whole warrant having one common stock underlying each $11.50 Exercise Price Warrant (as compared to one-half of one Public Warrant included in each Unit sold in the IPO), will be non-redeemable and may be exercised on a cashless basis so long as they continue to be held by the Initial Stockholders or their permitted transferees. Additionally, $11.50 Exercise Price Warrants and the shares issuable upon the exercise of the $11.50 Exercise Price Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

The $15 Exercise Price Warrants entitle the holder to purchase one share of Class A common stock at an exercise price of $15.00 per each share, will be exercisable for a period of 10 years from the date of Business Combination, will be non-redeemable, and may be exercised on a cashless basis so long as they continue to be held by the Initial Stockholders or their permitted transferees. Additionally, $15 Exercise Price Warrants and the shares issuable upon the exercise of the $15 Exercise Price Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

The Private Unit Warrants have terms similar to the Public Warrants underlying the Units sold in the IPO, except that the Private Unit Warrants are non-redeemable and may be exercised on a cashless basis so long as they continue to be held by the Initial Stockholders or their permitted transferees. Additionally, Private Unit Warrants and the shares issuable upon the exercise of the Private Unit Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 8. FAIR VALUE MEASUREMENTS (Continued)

is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	Level 1	$243,386,835	$243,380,833
Liabilities:
Public Warrants	Level 1	$18,306,750	$17,235,686
Private Unit Warrants	Level 3	218,031	209,629
$11.50 Exercise Price Warrants	Level 3	3,628,751	3,488,911
$15 Exercise Price Warrants	Level 3	1,507,555	1,447,997
Underwriter Warrants	Level 3	56,040	53,880
Total warrant liabilities		$23,717,127	$22,436,103

The fair value of the marketable securities held in the Trust Account approximates the carrying amount primarily due to their short-term nature.

The estimated fair value of Private Unit Warrants, $11.50 Exercise Price Warrants, $15 Exercise Price Warrants and Underwriter Warrants is determined using Level 3 inputs in a Monte Carlo simulation model. Inherent in a Monte Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on factors including but not limited to the historical performance of the Nasdaq Financial Technology Index (KFTX) and managements understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 8. FAIR VALUE MEASUREMENTS (Continued)

Following are the significant inputs in the valuation model for the fair value of warrant liabilities as of March 31, 2021:

Inputs	Private Unit Warrant	$11.50 Exercise Price Warrant	$15.00 Exercise Price Warrant	Underwriter Warrant
Exercise price	$11.50	$11.50	$15.00	$11.50
Unit price	$10.00	$10.00	$10.00	$10.00
Volatility	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger
Probability of completing a Business Combination	70%	70%	70%	70%
Expected term of the warrants	5.35	5.35	10.35	5.35
Risk-free rate	0.04% pre-merger / 0.92% post-merger	0.04% pre-merger / 0.92% post-merger	0.04% pre-merger / 1.74% post-merger	0.04% pre-merger / 0.92% post-merger
Dividend yield	0	0	0	0
Discount for lack of marketability	15%	15%	15%	15%

Following are the significant inputs in the valuation model for the fair value of warrant liabilities as of December 31, 2020:

Inputs	Private Unit Warrant	$11.50 Exercise Price Warrant	$15.00 Exercise Price Warrant	Underwriter Warrant
Exercise price	$11.50	$11.50	$15.00	$11.50
Unit price	$10.00	$10.00	$10.00	$10.00
Volatility	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger	5% pre-merger / 20% post-merger
Probability of completing a Business Combination	60%	60%	60%	60%
Expected term of the warrants	6.75	6.75	11.75	6.75
Risk-free rate	0.12% pre-merger / 0.36% post-merger	0.12% pre-merger / 0.36% post-merger	0.12% pre-merger / 0.93% post-merger	0.12% pre-merger / 0.36% post-merger
Dividend yield	0	0	0	0
Discount for lack of marketability	15%	15%	15%	15%

The change in fair value of the warrant liabilities is summarized as follows:

Total warrant liabilities as of December 31, 2020	$22,436,103
Change in fair value of warrant liabilities	1,281,024
Total warrant liabilities as of March 31, 2021	$23,717,127

There were no transfers between the level of fair value hierarchy during the three months ended March 31, 2021.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 9. BUSINESS COMBINATION AGREEMENT

On February 9, 2021, the Company entered into a Business Combination agreement (the “Business Combination Agreement”) with the Opportunity Financial, LLC, a Delaware limited liability company (“OppFi”), OppFi Shares, LLC, a Delaware limited liability company (“OFS”) which will hold seller retained interests in OppFi, and Todd Schwartz, in his capacity as the Members’ Representative (in such capacity, the “Members’ Representative”). Upon consummation of the transactions contemplated by the Business Combination Agreement, the Company will change its name to “OppFi Inc.”

At the Closing, OppFi will transfer to the Company a number of OppFi Units equal to the number of shares of Class A common stock, par value $0.0001 per share, of the Company issued and outstanding as of immediately prior to the Closing (after giving effect to any Company stockholder redemptions and the Class B Common Stock Conversion (as defined below)). The members of OppFi (“Members”) will, immediately following the Closing, retain an aggregate number of OppFi Units (such OppFi Units retained by the Members, the “Retained OppFi Units”) equal to (i) (A) OppFi’s equity value of $743,000,000 (as defined in the Business Combination Agreement), plus (B) the Company Cash Amount (as defined in the Business Combination Agreement), plus (C) the amount by which the Working Capital (as defined in the Business Combination Agreement) is greater than the Target Working Capital Amount (as defined in the Business Combination Agreement), if any, minus (D) the amount by which the Working Capital is less than the Target Working Capital Amount, minus (E) the Cash Consideration, divided by (ii) $10.

In connection with the Closing, on the date of the Closing (the “Closing Date”), 25,500,000 Retained OppFi Units (the “Earnout Units”) held by the Members and an equal number of shares of Class V Voting Stock issued to the Members by the Company in connection with the Business Combination and held by OFS, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

Following the Closing, the combined Company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined Company will be held by OppFi and its subsidiaries, and the Company’s only direct assets will consist of OppFi Units. Assuming that none of the Company’s current stockholders exercise their right to redeem their Class A common stock, and subject to adjustment for cash on hand and working capital, as of immediately following the Closing and without giving effect to the Earnout Units or outstanding warrants to purchase Class A common stock, the Company is expected to own, directly or indirectly, approximately 38% of the OppFi Units and will control OppFi as the sole manager of OppFi in accordance with the terms of the OppFi Amended and Restated Limited Liability Company Agreement and all remaining OppFi Units will be owned by the Members.

In connection with the Closing, pursuant to the terms and conditions of the amended and restated certificate of incorporation of Company, dated as of September 29, 2020 (the “Current Certificate of Incorporation”), and the Amended Sponsor Letter (as defined below), all then-outstanding shares of Class B common stock, par value $0.0001 per share, of the Company (the “Class B common stock”) will be converted into shares of Class A common stock (after giving effect to the Amended Sponsor Letter (as defined below)) on a one-for-one basis and into an aggregate number of 5,943,750 shares of Class A common stock (the “Class B Common Stock Conversion”).

Pursuant to the Business Combination Agreement, the “Cash Consideration” will be equal to (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 9. BUSINESS COMBINATION AGREEMENT (Continued)

Class A common stock by the Company’s current stockholders, less (ii) the amount by which (a) the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing and $15,000,000, exceed (b) the amount of all cash, cash equivalents, deposits and marketable securities held by OppFi on the Closing Date (such amount, as adjusted, the “Available Closing Date Cash”).

Beginning on the six month anniversary of the Closing, each Retained OppFi Unit held by the Members may be exchanged, subject to certain conditions, for either one share of Class A common stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the OppFi A&R LLCA (such exchange rights, as further described in the OppFi Amended and Restated Limited Liability Company Agreement, the “Exchange Rights”). For each Retained OppFi Unit so exchanged, one share of the Class V Voting Stock will be canceled by the Company.

Representations, Warranties and Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. The representations and warranties made under the Business Combination Agreement will not survive the Closing, other than claims against a party that committed fraud with respect to the making of its applicable representation and warranty. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of OppFi, the Company and their respective subsidiaries during the period between execution of the Business Combination Agreement and the Closing. The covenants made under the Business Combination Agreement will not survive the Closing, unless by their terms, they are to be performed in whole or in part after the Closing. Each of the parties to the Business Combination Agreement has agreed to use its commercially reasonable efforts to cause the Business Combination to be consummated after the date of the execution of the Business Combination Agreement in the most expeditious manner practicable.

Conditions to Closing

Under the Business Combination Agreement, the obligations of the parties (or, in some cases, some of the parties) to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby and certain other matters by requisite vote of the Company’s stockholders (the “Company Stockholder Approval”); (ii) if required, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the absence of a Material Adverse Effect (as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; and (iv) material compliance by the parties with their respective pre-Closing and Closing obligations and the accuracy of each party’s representations and warranties in the Business Combination Agreement, in each case subject to the certain materiality standards contained in the Business Combination Agreement. In addition, OppFi’s obligation to consummate the Business Combination is subject to the condition that the Company have at least $200,000,000 of Available Closing Date Cash at the Closing.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including only as follows, (i) upon the mutual written consent of the Company and

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 9. BUSINESS COMBINATION AGREEMENT (Continued)

OppFi; (ii) by the Company or OppFi if any applicable law or final, non-appealable Order (as defined in the Business Combination Agreement) is in effect making the consummation of the Business Combination illegal; (iii) by the Company or OppFi if the Closing has not occurred by the Outside Date (as defined in the Business Combination Agreement); or (iv) by the Company, on the one hand, or OppFi, on the other hand, as a result of certain breaches by the counterparties to the Business Combination Agreement that remain uncured after any applicable cure period provided in each case (i)-(iv) that such termination right is not available to the applicable party if such party exercising the right is in breach of its representations, warranties, covenants, agreements or other obligations under the Business Combination Agreement.

Other Agreements

The Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Tax Receivable Agreement

Simultaneously with the Closing, the Company, OppFi, the Members and the Members’ Representative will enter into a tax receivable agreement (the “Tax Receivable Agreement”), which will provide for, among other things, payment by the Company to the Members of 90% of the U.S. federal, state and local income tax savings realized by the Company as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained OppFi Units for Class A common stock (as more fully described in the Tax Receivable Agreement).

Second Amended and Restated Certificate of Incorporation of the Company and Amended and Restated Bylaws of the Company

In connection with the Closing, the Company will amend and restate (i) subject to receipt of Company Stockholder Approval, its Current Certificate of Incorporation by adopting the Second Amended and Restated Certificate of Incorporation of the Company (the “Second A&R Certificate of Incorporation”) and (ii) the current Bylaws of the Company by adopting the Amended and Restated Bylaws of Company (the “A&R Bylaws”), to establish a structure containing Class A common stock, which will carry such economic and voting rights as set forth in the Second A&R Certificate of Incorporation and A&R Bylaws, and Class V Voting Stock, which will carry only such voting rights as set forth in the Second A&R Certificate of Incorporation and A&R Bylaws (as more fully described in the Second A&R Certificate of Incorporation and A&R Bylaws).

Amended and Restated Limited Liability Company Agreement of OppFi

At the Closing, the Company, OppFi and the Members will enter into the Amended and Restated Limited Liability Company Agreement of OppFi (the “OppFi A&R LLCA”), which will, among other things, permit the issuance and ownership of OppFi Units as contemplated to be issued and owned upon the consummation of the Business Combination, designate the Company as the sole manager of OppFi, provide for the Exchange Rights, otherwise amend and restate the rights and preferences of the OppFi Units and set forth the rights and preferences of the OppFi Units, and establish the ownership of the OppFi Units by the persons or entities indicated in the OppFi A&R LLCA, in each case, as more fully described in the OppFi A&R LLCA.

FG NEW AMERICA ACQUISITION CORP.

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2021 (UNAUDITED)

NOTE 9. BUSINESS COMBINATION AGREEMENT (Continued)

Amendment to the Sponsor Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company (including the Founder Holders (as defined in the Business Combination Agreement)), FG New America Investors LLC, the Company, OppFi and the Members’ Representative have entered into an amendment (the “Amended Sponsor Letter”) to a letter agreement entered into on September 29, 2020 in connection with the Company’s initial public offering (the “Letter Agreement”), pursuant to which, among other things, the Founder Holders agreed to waive any and all anti-dilution rights described in its Current Certificate of Incorporation or otherwise with respect to the shares of Class A common stock (that formerly constituted shares of Class B common stock held by the Founder Holders) held by the Founder Holders that may be implicated by the Business Combination such that the Class B Common Stock Conversion will occur as discussed herein (and as more fully described in the Amended Sponsor Letter).

Investor Rights Agreement

At the Closing, the Company, the Founder Holders, the Members, the Members’ Representative and certain other parties will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) the Company, the Founder Holders and certain other parties will terminate the Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the board of directors of the Company, subject to certain independence and holdings requirements, (iii) the Company will provide certain registration rights for the shares of Class A common stock held by the Members, the Sponsor, and certain other parties, and (iv) a certain Founder Holder and the Members will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A common stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, in each case as more fully described in the Investor Rights Agreement.

NOTE 10. SUBSEQUENT EVENTS

None.

Report of Independent Registered Public Accounting Firm

To the Board of Managers

Opportunity Financial, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Opportunity Financial, LLC and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Other Matter

On February 9, 2021, the Company entered into a definitive business combination agreement with FG New America Acquisition Corp., a special purpose acquisition corporation, that would result in the Company becoming a public reporting entity.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2014.

Raleigh, North Carolina

February 27, 2021

Opportunity Financial, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2020 and 2019

	2020	2019
Assets
Cash and cash equivalents, including amounts held by variable interest entities of $126,968 and $882,801 as of December 31, 2020 and 2019, respectively	$25,600,864	$16,788,608
Restricted cash, including amounts held by variable interest entities of $12,349,760 and $11,888,361 as of December 31, 2020 and 2019, respectively	20,056,052	19,190,095

Total cash, cash equivalents, and restricted cash	45,656,916	35,978,703
Finance receivables, net, including amounts held by variable interest entities of $148,472,521 and $207,727,693 as of December 31, 2020 and 2019, respectively	222,242,729	237,014,217
Debt issuance costs, net, including amounts held by variable interest entities of $2,576,327 and $1,971,500 as of December 31, 2020 and 2019, respectively	2,597,582	1,987,188
Property, equipment and software, net	10,558,429	6,570,361
Other assets, including amounts held by variable interest entities of $26,109 and $9,558 as of December 31, 2020 and 2019, respectively	4,787,156	5,078,090

Total assets	$285,842,812	$286,628,559

Liabilities and Members’ Equity
Liabilities:
Accounts payable, including amounts held by variable interest entities of $48,902 and $10,499 as of December 31, 2020 and 2019, respectively	$1,379,985	$4,750,363
Accrued expenses, including amounts held by variable interest entities of $1,647,387 and $2,576,546 as of December 31, 2020 and 2019, respectively	22,785,128	15,557,270
Reserve for repurchase liability	4,240,408	4,977,603
Secured borrowing payable held by variable interest entity	16,024,578	17,407,874
Senior debt, net, including amounts held by variable interest entities of $112,076,000 and $183,033,000 as of December 31, 2020 and 2019, respectively	131,726,397	202,487,914
Subordinated debt—related party	4,000,000	4,000,000
Other debt	6,354,000	—

Total liabilities	186,510,496	249,181,024

Commitments and contingencies (Note 11)
Members’ equity:
Preferred units—no par value, as of December 31, 2020 and 2019, 41,102,500 units authorized, issued and outstanding	6,659,814	6,659,814
Additional paid in capital	352,380	208,132
Accumulated earnings	92,320,122	30,579,589

Total members’ equity	99,332,316	37,447,535

Total liabilities and members’ equity	$285,842,812	$286,628,559

See notes to consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Revenue:
Interest and loan related income, net	$290,224,878	$228,198,129	$113,400,046
Other income	789,124	924,057	849,233

	291,014,002	229,122,186	114,249,279
Less:
Provision for credit losses on finance receivables	81,619,163	99,389,395	47,386,408
Provision for repurchase liability	9,167,690	14,864,492	11,030,284

Total provision	90,786,853	114,253,887	58,416,692

Net revenue	200,227,149	114,868,299	55,832,587
Expenses:
Salaries and employee benefits	44,195,527	23,679,971	13,568,122
Interest expense and amortized debt issuance costs	20,666,947	21,875,764	10,336,612
Interest expense - related party	561,538	560,000	2,144,470
Direct marketing costs	18,642,842	11,344,611	7,098,408
Technology costs	7,622,512	4,578,709	2,758,735
Depreciation and amortization	6,732,343	4,280,637	2,420,996
Professional fees	6,569,432	2,862,575	1,306,312
Payment processing fees	4,123,294	2,674,001	1,119,996
Occupancy	3,090,573	2,139,540	1,419,182
Management fees - related party	700,000	—	—
General, administrative and other	9,806,026	7,877,011	3,926,886

Total expenses	122,711,034	81,872,819	46,099,719

Net income	$77,516,115	$32,995,480	$9,732,868

See notes to consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Consolidated Statements of Members’ Equity

Years Ended December 31, 2020, 2019 and 2018

	Preferred Units		Additional Paid	Accumulated	Total Members’
	Units	Amount	in Capital	(Deficit) Earnings	Equity
Balance, December 31, 2017	41,102,500	$6,659,814	$71,774	$(316,784)	$6,414,804
Profit interest compensation	—	—	69,648	—	69,648
Member distributions	—	—	—	(2,346,646)	(2,346,646)
Net income	—	—	—	9,732,868	9,732,868

Balance, December 31, 2018	41,102,500	6,659,814	141,422	7,069,438	13,870,674
Profit interest compensation	—	—	66,710	—	66,710
Member distributions	—	—	—	(9,485,329)	(9,485,329)
Net income	—	—	—	32,995,480	32,995,480

Balance, December 31, 2019	41,102,500	6,659,814	208,132	30,579,589	37,447,535
Profit interest compensation	—	—	144,248	—	144,248
Member distributions	—	—	—	(15,775,582)	(15,775,582)
Net income	—	—	—	77,516,115	77,516,115

Balance, December 31, 2020	41,102,500	$6,659,814	$352,380	$92,320,122	$99,332,316

See notes to consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Cash flows from operating activities:
Net income	$77,516,115	$32,995,480	$9,732,868
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses on finance receivables	81,619,163	99,389,395	47,386,408
Net change in repurchase liabilities
Provision for repurchase liability	9,167,690	14,864,492	11,030,284
Depreciation and amortization	6,732,343	4,280,637	2,420,996
Debt issuance cost amortization	1,944,669	1,785,242	504,092
Profit interest compensation	144,248	66,710	69,648
Changes in assets and liabilities:
Unamortized loan origination costs	4,947,533	(8,273,323)	(6,455,595)
Accrued interest and fees receivable	5,891,684	(5,057,161)	(4,114,173)
Other assets	290,934	(1,808,631)	(1,184,526)
Accounts payable	(3,370,378)	1,143,810	326,692
Accrued expenses	7,227,858	9,532,485	3,317,814

Net cash provided by operating activities	192,111,859	148,919,136	63,034,508

Cash flows from investing activities:
Net finance receivables originated	(77,686,892)	(192,638,164)	(110,646,636)
Net repurchases from third-party lender	(9,904,885)	(14,870,142)	(8,864,200)
Purchases of equipment and capitalized technology	(10,720,411)	(6,641,665)	(4,103,535)

Net cash used in investing activities	(98,312,188)	(214,149,971)	(123,614,371)

Cash flows from financing activities:
Member distributions	(15,775,582)	(9,485,329)	(2,346,646)
Net (payments) advances in secured borrowing payable	(1,383,296)	8,328,076	6,421,295
Net (payments) advances in senior debt	(70,943,848)	81,478,620	65,137,597
Proceeds from other debt	6,354,000	—	—
Payment for debt issuance costs	(2,372,732)	(2,310,969)	(2,234,919)
Proceeds from senior debt term loan	—	—	15,000,000
Net payments in subordinated debt— related party	—	—	(9,150,000)

Net cash (used in) provided by financing activities	(84,121,458)	78,010,398	72,827,327

Net increase in cash, cash equivalents and restricted cash	9,678,213	12,779,563	12,247,464
Cash, cash equivalents and restricted cash
Beginning	35,978,703	23,199,140	10,951,676

Ending	$45,656,916	$35,978,703	$23,199,140

Supplemental disclosure of cash flow information:
Interest paid on borrowed funds	$19,973,444	$19,687,302	$11,523,649

See notes to consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies

Nature of operations: The accompanying consolidated financial statements include the accounts of Opportunity Financial, LLC and its wholly owned subsidiaries: Opportunity Funding SPE I, LLC, Opportunity Funding SPE II, LLC, Opportunity Funding SPE III, LLC, Opportunity Funding SPE IV, LLC, Opportunity Funding SPE V, LLC, Opportunity Funding SPE VI, LLC, and OppWin, LLC (collectively, the Company).

Opportunity Financial, LLC, a Delaware Limited Liability Company, is an online nonprime consumer finance company that is headquartered in Chicago, Illinois. The Company also does business as OppLoans. The Company originates and services unsecured installment finance receivables and lines of credit directly to consumers and is licensed to operate within 39 states. The Company’s revenue is derived primarily from consumer lending operations.

In 2019, the Company ceased the origination of unsecured lines of credit. As of December 31, 2020, the Company did not have any outstanding finance receivables relating to lines of credit.

In 2015, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE I, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE I, LLC used the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC for which the lender received first priority lien on all of the entity’s assets. Opportunity Financial, LLC continued to service the assets in accordance with the terms of the agreement but was required to maintain a backup servicing agreement. This transaction was accounted for as senior debt in which this bankruptcy protected entity holds all assets collateralizing the debt. On August 24, 2018, the credit agreement was terminated and all debt related to this facility was paid in full.

In 2017, the Company entered into a preferred return agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE II, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE II, LLC acquires receivables from Opportunity Financial, LLC and OppWin LLC, and the third party receives a future preferred economic interest in these assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is being accounted for as a secured borrowing payable and the entity holds all assets on its balance sheet, which collateralize the debt.

In 2018, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE III, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE III, LLC uses the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC and OppWin, LLC, which the lender receives first priority lien on all of the entity’s assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is accounted for as senior debt in which this bankruptcy protected entity holds all assets on its balance sheet, which collateralize the debt.

In 2019, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE IV, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE IV, LLC uses the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC and OppWin,

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

LLC, which the lender receives first priority lien on all of the entity’s assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is accounted for as senior debt in which this bankruptcy protected entity holds all assets on its balance sheet, which collateralize the debt. Opportunity Financial, LLC provides an unsecured financial guaranty in connection with this credit agreement.

In 2019, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE V, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE V, LLC uses the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC and OppWin, LLC, which the lender receives first priority lien on all of the entity’s assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is accounted for as senior debt in which this bankruptcy protected entity holds all assets on its balance sheet, which collateralize the debt.

In 2019, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE VI, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE VI, LLC uses the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC and OppWin, LLC, which the lender receives first priority lien on all of the entity’s assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is accounted for as senior debt in which this bankruptcy protected entity holds all assets on its balance sheet, which collateralize the debt.

The Company has entered into bank partnership arrangements with certain Utah-chartered banks (the Banks) insured by the FDIC. Under the terms and conditions of the agreement, the Banks originate finance receivables based on criteria provided by the Company. After an initial holding period, the Company has committed to acquire the participation rights to the finance receivables originated by the Banks. To facilitate these relationships, the Company formed OppWin, LLC, a Delaware Limited Liability Company and a wholly-owned subsidiary of Opportunity Financial, LLC. OppWin, LLC acquires the participation rights in the economic interest in the finance receivables originated by the Banks. Subsequently, OppWin, LLC sells these rights to Opportunity Funding SPE II, LLC, Opportunity Funding SPE III, LLC, Opportunity Funding SPE IV, LLC, Opportunity Funding SPE V, LLC and Opportunity Funding SPE VI, LLC, which in turn, pledge the participation rights to their respective lenders. The Company accounts for the participation rights as a finance receivable. As part of these bank partnership arrangements, the Banks have the ability to retain a percentage of the finance receivables they have originated. The Company’s economic interest and acquired participation rights are reduced by the percentage retained by the Banks.

Principles of consolidation: The consolidated financial statements include the accounts of the above named entities. Opportunity Funding SPE I, LLC, Opportunity Funding SPE II, LLC, Opportunity Funding SPE III, LLC, Opportunity Funding SPE IV, LLC, Opportunity Funding SPE V, LLC, and Opportunity Funding SPE VI, LLC are special purpose entities holding finance receivables secured by lenders under a credit or preferred return agreement.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Opportunity Financial, LLC has identified Opportunity Funding SPE I, LLC, Opportunity Funding SPE II, LLC, Opportunity Funding SPE III, LLC, Opportunity Funding SPE IV, LLC, Opportunity Funding SPE V, LLC, and Opportunity Funding SPE VI, LLC as variable interest entities (VIEs). Opportunity Financial, LLC is the sole equity member of these entities and directs the activities of the VIEs that most significantly impact economic performance. Additionally, the Company has the obligation to absorb losses of the VIEs that could potentially be significant. As the primary beneficiary of the VIEs, the Company has consolidated the financial statements of the VIEs. All significant intercompany transactions and balances have been eliminated in consolidation.

Significant accounting policies are as follows:

Reclassification: Certain amounts in the consolidated financial statements for the years ended December 31, 2019 and 2018 have been reclassified to conform to the presentation as of and for the year ended December 31, 2020, and these changes in classification had no effect on previously reported net income or members’ equity.

Use of estimates: The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and operations and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

The judgements, assumptions, and estimates used by management are based on historical experience, management’s experience and qualitative factors. The areas subject to significant estimation techniques are the determination of the adequacy of the allowance for credit losses on finance receivables and the adequacy of the reserve for repurchase liability. For the aforementioned estimates, it is reasonably possible the recorded amounts or related disclosures could significantly change in the near future as new information is available.

Income recognition: The Company recognizes finance charges on installment contracts and lines of credit based on the interest method. Under this method, interest is earned over the lives of the finance receivables to produce constant rates of interest (yields). Fees for returned checks, and wire transfers approximate the cost of services provided and are recognized as incurred, assuming collectability is reasonably assured.

The Company discontinues and reverses the accrual of interest income on installment contracts at the earlier of 60 days past due based on a recency basis or 90 days past due based on a contractual basis. The accrual of income is not resumed until the account is current on a recency or contractual basis, at which time management considers collectability to be probable.

Cash and cash equivalents: The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. All cash accounts are held in financially insured institutions, which may at times exceed federally insured limits. The Company has not experienced losses in such accounts. Management believes the Company’s exposure to credit risk is minimal for these accounts.

Restricted cash: Restricted cash consists of the following: (1) cash required to be held on reserve by the Company’s vendors for purposes of loan processing or funding; (2) cash required to be held for the Company’s guaranty on finance receivables under the terms of the Credit Access Business and Credit Service Organization programs (collectively, CSO program); (3) cash required to be held in blocked accounts held by the VIEs; and (4) cash required to be held on deposit in connection with the Company’s Bank Partnership Arrangement. All

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

cash accounts are held in financially insured institutions, which may at times exceed federally insured limits. The Company has not experienced losses in such accounts. Management believes the Company’s exposure to credit risk is minimal for these accounts.

CSO arrangements: In Texas, the Company arranges for consumers to obtain finance receivable products from an independent third-party lender as part of the CSO program. The Company had also previously arranged for consumers to obtain finance receivable products from an independent third-party lender in Ohio as part of the CSO program. For the consumer finance receivable products originated by the third-party lender under the CSO program, the lender is responsible for providing the criteria by which the consumer’s application is underwritten and, if approved, determining the amount of the finance receivable. When a consumer executes an agreement with the Company under the CSO program, the Company agrees, for a fee payable to the Company by the consumer, to provide certain services to the consumer, one of which is to guarantee the consumer’s obligation to repay the finance receivable obtained by the consumer from the third-party lender if the consumer fails to do so.

On April 23, 2019, the Company discontinued the CSO program in Ohio and no new finance receivables were originated through this program after that date. As of December 31, 2020, there were no finance receivables remaining under the CSO program in Ohio.

The guarantee represents an obligation to purchase specific finance receivables that are delinquent, secured by a collateral account established in favor of the respective lenders.

As of December 31, 2020 and 2019, the outstanding balance of off-balance sheet active finance receivables which were guaranteed by the Company were $19,722,017 and $24,163,164, respectively. As of December 31, 2020 and 2019, the Company recorded a reserve for repurchase liabilities of $4,240,408 and $4,977,603, respectively, which represents the liability for estimated losses on finance receivables guaranteed. The Company uses a similar methodology for determining the reserve for repurchase liabilities as it does for calculating the allowance for credit losses on finance receivables.

Under the terms of the CSO program, the Company is required to maintain a restricted cash balance equal to the guaranty, which is determined and settled on a weekly basis. On a daily basis, a receivable and/or payable is recorded to recognize the outstanding settlement balance. As of December 31, 2020 and 2019, the restricted cash balance held in a federally insured bank account related to the CSO program was $3,069,342 and $3,625,318, respectively. As of December 31, 2020 and 2019, there was a payable balance of $783,594 and $90,865, respectively, related to settlement which was included in accrued expenses on the consolidated balance sheets.

Participation rights purchase obligation: As part of the bank partnership arrangements, the Company is committed to acquiring the participation rights in the economic interest of these finance receivables originated by the Bank after the initial hold period. The issuing Bank earns interest during the initial hold period it owns the economic interest in the finance receivables. The Company provides certain servicing services for these receivables in its capacity of sub-servicer pursuant to the terms of the servicing agreement between the Bank and the Company. The Company is committed to purchasing participation rights in the economic interest of outstanding finance receivables, net of bank partnership retention, plus accrued interest. For the years ended December 31, 2020 and 2019, finance receivables originated through the bank partnership arrangements totaled 62% and 49%, respectively. As of December 31, 2020 and 2019, finance receivables outstanding for purchase were $3,306,686 and $6,038,903, respectively.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Finance receivables: Finance receivables, which management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported based on outstanding unpaid principal balance net of accrued interest and fees, unamortized loan origination and the allowance for credit losses.

Loan origination costs: Direct costs incurred for the origination of finance receivables are deferred and amortized over the average life of the customer using the straight-line method. Direct costs incurred for the origination of finance receivables include underwriting fees, employee salaries and benefits directly related to the origination of the loan and program fees. Loan origination costs also include direct costs incurred for directly acquiring a customer; these costs are deferred and amortized over the average life of the customer using the straight-line method.

Allowance for credit losses on finance receivables: The Company uses a static pool methodology for determining the adequacy of the allowance for credit losses on finance receivables. A provision for credit losses on finance receivables is recorded when the allowance for credit losses is determined to be insufficient to absorb estimated losses. Such provisions are charged to income in amounts sufficient to maintain the allowance for losses on finance receivables at an adequate level. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing finance receivables based on an evaluation of the collectability of the finance receivables and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the finance receivable portfolio, overall portfolio quality and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in any of the factors.

The Company’s charge-off policy is based on a review of delinquent finance receivables on a loan by loan basis. Finance receivables are charged off at the earlier of the time when accounts reach 90 days past due on a recency basis, when the Company receives notification of a customer bankruptcy, or is otherwise deemed uncollectible.

The allowance consists of quantitative and qualitative factors. The quantitative factors are based on historical charge-off experience. The qualitative factors are determined based on management’s assessment of internal and/or external influences on credit quality that are not fully reflected in the historical losses.

Finance receivables are considered small balance homogeneous receivables and are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual small balance homogeneous receivables for impairment disclosures, unless such receivables are the subject of a restructuring agreement.

Delinquency: The Company determines the past due status on a recency basis, which is defined as the last time a qualifying payment is made on an account. Finance receivables are considered delinquent at 30 days or more past due. Prior to May 2020, a qualifying payment was considered to be 50% of the scheduled payment. In May 2020, the policy was changed to consider 90% of the scheduled payment as a qualifying payment.

Troubled debt restructurings: As the terms of the receivables are typically not renegotiated and settlement offers are not typically made until after a receivable stops accruing interest income (up to 60 days delinquent), the only receivables considered to be impaired, or troubled debt restructurings, are: 1) those receivables where a settlement offer is made after receivables cease accruing interest, which may result in a modification of contractual terms, 2) the Company has received notification that a borrower is working with a third party to settle debt on his/her behalf and 3) customers who have entered into the Company’s short-term or long-term hardship

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

programs. As of December 31, 2020 and 2019, management determined the balance of troubled debt restructuring receivables to be immaterial to the consolidated financial statements as a whole. As such, substantially all disclosures relating to impaired finance receivables, and troubled debt restructuring, have been omitted from these consolidated financial statements.

Property and equipment: Furniture, equipment, and leasehold improvements are stated at cost. Provisions for depreciation and amortization of furniture, equipment, and leasehold improvements are computed under both straight-line and accelerated methods for financial reporting and income tax purposes, based on the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life of the assets or the term of the lease.

Capitalized technology: Software development costs related to internal use software are incurred in three stages of development: the preliminary project stage, the application development stage, and the post-implementation stage. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred. Costs incurred during the application development stage that meet the criteria for capitalization are capitalized and amortized, when the software is ready for its intended use, using the straight-line basis, over the estimated useful life of the software. As of December 31, 2020 and 2019, the Company capitalized $9,036,906 and $5,524,025, respectively, of software costs associated with application development. For the years ended December 31, 2020, 2019, and 2018, amortization expense totaled $5,979,084, $3,807,696, and $2,142,786, respectively, which is included in depreciation and amortization on the consolidated statements of operations.

Debt issuance costs: Debt issuance costs are capitalized and amortized based on the contractual terms of the related debt agreements using the interest method for fixed-term debt and the straight-line method for all other debt.

Transfer and servicing of financial assets: After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The transfers of assets for debt purposes have been accounted for as secured and senior borrowings and the related assets and borrowings are retained on the consolidated balance sheets and no gain or loss has been recognized in the consolidated statements of operations.

Income taxes: The Company is a Limited Liability Corporation taxed as a partnership.

Based on terms of the Company’s Operating Agreement, the Company shall terminate upon the first to occur of the following: (a) The consent of the board of managers; (b) the sale or other disposition of all or substantially all of the assets of the Company; or (c) decree of judicial dissolution pursuant to the Act. Additionally, the death, incompetence, bankruptcy, insolvency or dissolution of a member shall not terminate the Company.

Profits and losses of the Company are allocated to preferred unit holders in proportion to their respective percentage interests. If cash flow is available for distribution or payment, the Manager may, but shall be under no obligation to, utilize such available cash flow, as follows: (1) as a distribution to the preferred unit holders, in proportion to and to the extent of each unit holder’s unreturned capital contributions and (2) remaining proceeds shall be distributed to holders holding participating profit unit interest, in proportion to their respective participating percentage interests.

The taxable income or loss of the Company is included in the income tax returns of the members; accordingly, no provision for income tax expense or benefit is reflected in the accompanying consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

However, the Company is subject to certain business taxes in some states, which are included in expenses. The Company also recognizes interest and penalties on income taxes as a component of expenses. The Company’s tax returns and the amount of allocable profits or losses are subject to examination by federal and state taxing authorities. The tax liability of the members could be modified if such an examination results in changes to the Company’s profits or losses.

As long as the Company’s partnership income tax election remains in effect, the Company may, from time-to-time, pay distributions to its members in amounts sufficient to enable the members to pay taxes due on their share of the Company’s items of income, deduction, losses and credits which has been allocated to them for reporting on their individual income tax returns.

The Company accounts for uncertainty in income taxes which arises based on determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company did not have any significant uncertain tax positions as of December 31, 2020 and 2019.

The Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2017.

Government regulation: The Company is subject to complex regulation, supervision and licensing under various federal, state, local statutes, ordinances, regulations, rules and guidance. The Company must comply with federal laws as well as regulations adopted to implement those laws.

In July 2010, the U.S. Congress passed the Dodd-Frank Act, and Title X of the Dodd-Frank Act created the CFPB, which regulates U.S. consumer financial products and services, including consumer loans offered by the Company. The CFPB has regulatory, supervisory and enforcement powers over providers of consumer financial products and services, including explicit supervisory authority to examine and require registration of such providers.

Fair value disclosure: The Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820 established a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability.

ASC 820 provides a framework for measuring fair value under generally accepted accounting principles. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the nature of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuations for assets and liabilities traded in less-active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

Accounting pronouncements issued and adopted: In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The amendments modify the disclosure requirements in Topic 820 to add disclosures regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty. Certain disclosure requirements in Topic 820 are also removed or modified. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Certain of the amendments are to be applied prospectively while others are to be applied retrospectively. Early adoption is permitted. The Company adopted ASU 2018-13 effective January 1, 2020. The adoption of ASU 2018-13 did not have a material impact on the Company’s consolidated financial statements.

Accounting pronouncements issued and not yet adopted: In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. In November 2019, the FASB issued ASU 2019-10, which defers the effective date of ASU 2016-02 one year, making it effective for annual reporting periods beginning after December 15, 2020, with early adoption permitted. In June 2020, the FASB issued ASU 2020-05, which defers the effective date of ASU 2019-10 one year, making it effective for annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale debt securities be presented as an allowance rather than a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. In November 2019, the FASB issued ASU 2019-10, which defers the effective date of ASU 2016-13 one year, making it effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted. The Company early adopted ASU 2016-13 effective January 1, 2021 and subsequently elected the fair value option on its finance receivables. The Company expects the adoption of ASU 2016-13 to have a material effect on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customers Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which broadens the scope of existing guidance applicable to internal-use software development costs. The update requires costs to be capitalized or expensed based on the nature of the costs and the project stage in which they are incurred subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. The guidance is effective for annual reporting periods beginning after December 31, 2020, with early adoption permitted. The Company is currently evaluating the impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The purpose of ASU 2020-04 is to provide optional guidance for a period of time related to accounting for reference rate reform on financial reporting. It is intended to reduce the potential burden of reviewing contract modifications related to discontinued rates. The amendments and expedients in this update are effective as of March 12, 2020 through December 31, 2022 and may be elected by topic. The Company is currently evaluating the impact on the Company’s consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Finance Receivables, Credit Quality Information and Allowance for Credit Losses

Finance receivables consisted of the following at December 31:

	2020	2019
Finance receivables	$255,943,182	$257,990,258
Accrued interest and fees	7,910,095	13,801,779
Unamortized loan origination costs	13,420,547	18,368,080
Allowance for credit losses	(55,031,095)	(53,145,900)

Finance receivables, net	$222,242,729	$237,014,217

Changes in the allowance for credit losses on finance receivables were as follows for the years ended December 31:

	2020	2019	2018
Beginning balance	$53,145,900	$27,116,838	$10,597,922
Provision for credit losses on finance receivables	81,619,163	99,389,395	47,386,408
Finance receivables charged off	(90,173,497)	(78,882,560)	(32,922,512)
Recoveries of charge offs	10,439,529	5,522,227	2,055,020

Ending balance	$55,031,095	$53,145,900	$27,116,838

Allowance for credit losses on finance receivables as a percentage of finance receivables	21.5%	20.6%	19.6%

Changes in the reserve for repurchase liability for third-party lender losses were as follows for the years ended December 31:

	2020	2019	2018
Beginning balance	$4,977,603	$4,983,253	$2,817,169
Provision for repurchase liabilities	9,167,690	14,864,492	11,030,284
Finance receivables charged off	(10,755,262)	(15,581,005)	(8,982,763)
Recoveries of charge offs	850,377	710,863	118,563

Ending balance	$4,240,408	$4,977,603	$4,983,253

The following is an assessment of the credit quality of finance receivables and presents the recency delinquency of the finance receivable portfolio for the years ended December 31:

	2020		2019
Current	$240,622,536	94.0%	$236,368,649	91.6%
Delinquency
30 to 59 days	7,760,946	3.0%	9,798,206	3.8%
60 to 89 days	7,559,700	3.0%	11,823,403	4.6%

Total delinquency	15,320,646	6.0%	21,621,609	8.4%

Finance receivables	$255,943,182	100.0%	$257,990,258	100.0%

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Finance Receivables, Credit Quality Information and Allowance for Credit Losses (Continued)

The following is an assessment of the credit quality of finance receivables and presents the contractual delinquency of the finance receivable portfolio for the years ended December 31:

	2020		2019
Current	$220,438,346	86.1%	$217,241,832	84.2%
Delinquency
30 to 59 days	12,574,461	4.9%	15,739,823	6.1%
60 to 89 days	9,851,665	3.9%	15,641,858	6.1%
90+ days	13,078,710	5.1%	9,366,745	3.6%

Total delinquency	35,504,836	13.9%	40,748,426	15.8%

Finance receivables	$255,943,182	100.0%	$257,990,258	100.0%

In accordance with the Company’s income recognition policy, finance receivables in non-accrual status as of December 31, 2020 and 2019 were $19,277,057 and $11,823,403, respectively. There were no finance receivables guaranteed by the Company under the CSO program which were greater than 90 days past due at December 31, 2020 and 2019, which had not already been repurchased by the Company and included in the totals above.

Note 3. Property, Equipment and Software, Net

Property, equipment and software at December 31 consisted of the following:

	2020	2019
Capitalized technology	$20,908,050	$11,871,144
Furniture, fixtures and equipment	3,227,827	1,981,598
Software	—	17,722
Leasehold improvements	862,114	394,518
Construction in progress	—	30,321

Total property, equipment and software	24,997,991	14,295,303
Less accumulated depreciation and amortization	(14,439,562)	(7,724,942)

Property, equipment and software, net	$10,558,429	$6,570,361

Depreciation and amortization expense for the years ended December 31, 2020, 2019, and 2018 was $6,732,343, $4,280,637, and $2,420,996, respectively.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Borrowings

The following is a summary of the Company’s borrowings as of December 31:

Purpose	Borrower	Borrowing Capacity	2020	2019	Interest Rate as of December 31, 2020	Maturity Date
Secured borrowing	Opportunity Funding SPE II, LLC	$85,183,818	$16,024,578	$17,407,874	15.00%	October 2021

Senior debt
Revolving line of credit	Opportunity Financial, LLC	$10,000,000	$5,000,000	$5,000,000	LIBOR plus 2.50%	February 2022
Revolving line of credit	Opportunity Funding SPE III, LLC	175,000,000	59,200,000	101,667,000	LIBOR plus 6.00%	January 2024
Revolving line of credit	Opportunity Funding SPE V, LLC	75,000,000	24,222,000	42,261,000	LIBOR plus 7.25%	April 2023
Revolving line of credit	Opportunity Funding SPE VI, LLC	50,000,000	16,148,000	28,175,000	LIBOR plus 7.25%	April 2023
Revolving line of credit	Opportunity Funding SPE IV, LLC	25,000,000	12,506,000	10,930,000	LIBOR plus 4.25%	August 2021

Total revolving lines of credit		335,000,000	117,076,000	188,033,000

Term loan, net	Opportunity Financial, LLC	50,000,000	14,650,397	14,454,914	LIBOR plus 14.00%	November 2023

Total senior debt		$385,000,000	$131,726,397	$202,487,914

Subordinated debt - related party	Opportunity Financial, LLC	$4,000,000	$4,000,000	$4,000,000	14.00%	December 2023
Other debt	Opportunity Financial, LLC	$6,354,000	$6,354,000	$—	1.00%	April 2022

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

xxx (Continued)

Secured borrowing payable: During 2017, Opportunity Funding SPE II, LLC entered into a preferred return agreement. Per the terms of the agreement, the finance receivables are grouped into quarterly pools. Collections are distributed on a pro rata basis after the payout of expenses to back-up servicer, servicer and other relevant parties. This agreement is secured by the assets of Opportunity Funding SPE II, LLC. The receivables are transferred to Opportunity Funding SPE II, LLC and OppWin LLC by Opportunity Financial, LLC, which has provided representations and warranties in connection with such sale. The agreement is subject to various financial covenants.

During 2018, the SPE II, LLC preferred return agreement was amended. Opportunity Funding SPE II, LLC sells a 97.5 percent interest of certain unsecured finance receivables to the unrelated third party. Per the revised agreement, the unrelated third party earns a preferred return of 15 percent and a performance fee after the preferred return has been satisfied. The initial agreement expired August 1, 2018, and was then extended for one year. The agreement provides for two consecutive options to renew the purchase period for eighteen months. The unrelated third party exercised the first option, which provides a $65,000,000 purchase commitment by the unrelated third party, of which $32,368,546 of finance receivables have been purchased with an active secured borrowing balance of $17,407,874 as of December 31, 2019. After satisfaction of the purchase commitment, the agreement provides for a third option for an additional $100,000,000 purchase commitment.

In May 2020, the SPE II, LLC preferred return agreement was amended. The unrelated third party exercised the option, which provides an additional $100,000,000 purchase commitment, resulting in a total $165,000,000 purchase commitment by the unrelated third party, of which $79,816,182 of finance receivables have been purchased with an active secured borrowing balance of $16,024,578 as of December 31, 2020.

For the years ending December 31, 2020, 2019, and 2018, interest expense related to this facility totaled $2,308,695, $1,733,609, and $518,050, respectively. Additionally, the Company has capitalized $168,212 in debt issuance costs in connection with this transaction, of which $50,436, $50,436, and $29,374 was expensed in 2020, 2019, and 2018, respectively, which is included in the consolidated statements of operations. As of December 31, 2020 and 2019, the remaining balance of debt issuance costs associated with this facility was $29,421 and $79,856, respectively.

Senior debt: On August 13, 2018, the Company entered into a corporate credit agreement with a maximum available amount of $10,000,000. Interest is payable monthly. The facility is secured by the Company’s assets and certain brokerage assets made available by the Schwartz Capital Group (SCG), a related party. The agreement is subject to various financial covenants. On August 6, 2020, the corporate credit agreement was amended, and the maturity date was extended to February 2022. For the years ended December 31, 2020, 2019, and 2018, interest expense paid related to the revolving credit agreement totaled $162,780, $271,630, and $94,795, respectively. Additionally, the Company has capitalized $294,369 in debt issuance costs in connection with this transaction, of which $23,560, $188,054, and $61,500 was expensed in 2020, 2019, and 2018, respectively. As of December 31, 2020 and 2019, the remaining balance of unamortized debt issuance costs associated with the facility was $21,254 and $15,689, respectively.

During 2015, Opportunity Funding SPE I LLC entered into a line of credit agreement that provided maximum borrowings of $25,000,000. On August 24, 2018, the borrowings under this line of credit agreement were paid in full with the proceeds from the line of credit agreement obtained by Opportunity Funding SPE III, LLC. As of December 31, 2018, the Company had no amounts outstanding. For the year ended December 31, 2018, interest expense related to this line of credit agreement totaled $4,340,907. Additionally, the Company capitalized $1,024,153 in debt issuance costs of which $114,846 was expensed in 2018.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Borrowings (Continued)

On January 23, 2018, Opportunity Funding SPE III, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $75,000,000. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE III, LLC. Opportunity Financial, LLC provides certain representations and warranties. The line of credit agreement is subject to a borrowing base threshold and various financial covenants, including maintaining a minimum tangible net worth and maximum senior debt to equity.

On August 24, 2018, the revolving line of credit agreement was amended to increase the aggregate commitment to $125,000,000. Simultaneous with this amendment, Opportunity Financial SPE III, LLC purchased the receivables previously owned by Opportunity Funding SPE I, LLC.

On January 31, 2020, the revolving line of credit agreement was amended to increase the aggregate commitment to $175,000,000. The amendment also changes the interest rate to one-month LIBOR plus 6 percent with a 2 percent LIBOR floor. The agreement matures in January 2024.

For the years ended December 31, 2020, 2019, and 2018, interest expense related to the line of credit agreement totaled $7,416,681, $11,685,345, and $4,509,291, respectively. Additionally, the Company has capitalized $2,081,174 in debt issuance costs in connection with this transaction, of which $739,119, $863,723, and $263,772 was expensed in 2020, 2019, and 2018, respectively. As of December 31, 2020 and 2019, the remaining balance of unamortized debt issuance costs associated with the facility was $1,453,031 and $113,475, respectively.

In April 2019, Opportunity Funding SPE V, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $75,000,000. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE V, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

For the years ended December 31, 2020 and 2019, interest expense related to this facility totaled $3,402,639 and $2,137,851, respectively. Additionally, the Company has capitalized $1,148,794 in debt issuance costs in connection with this transaction of which $387,689 and $222,807 was expensed in 2020 and 2019, respectively, which is included in the consolidated statements of operations. As of December 31, 2020 and 2019, the remaining balance of debt issuance costs associated with this facility was $538,299 and $808,945, respectively.

In April 2019, Opportunity Funding SPE VI, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $50,000,000. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE VI, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

For the years ended December 31, 2020 and 2019, interest expense related to this facility totaled $2,282,983 and $1,435,133, respectively. Additionally, the Company has capitalized $918,129 in debt issuance costs in

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Borrowings (Continued)

connection with this transaction of which $308,840 and $184,699 was expensed in 2020 and 2019, respectively, which is included in the consolidated statements of operations. As of December 31, 2020 and 2019, the remaining balance of debt issuance costs associated with this facility was $424,590 and $678,153, respectively.

In August 2019, Opportunity Funding SPE IV, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $25,000,000. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE IV, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt, as well as an unsecured guaranty. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

For the years ended December 31, 2020 and 2019, interest expense related to this facility totaled $512,875 and $238,246, respectively. Additionally, the Company has capitalized $398,971 in debt issuance costs in connection with this transaction of which $199,840 and $64,563 was expensed in 2020 and 2019, respectively, which is included in the consolidated statements of operations. As of December 31, 2020 and 2019, the remaining balance of debt issuance costs associated with this facility was $130,987 and $291,070, respectively.

In November 2018, Opportunity Financial, LLC entered into a $25,000,000 senior secured multi-draw term loan agreement, which is secured by a senior secured claim on Opportunity Financial, LLC’s assets and a second lien interest in the receivables owned by Opportunity Funding SPE III, LLC, Opportunity Funding SPE V, LLC, and Opportunity Funding SPE VI, LLC. Interest is payable monthly. The loan agreement is subject to various financial covenants. Per the terms of the loan agreement, Opportunity Financial, LLC has issued warrants to the lender. In April 2020, the Company exercised an option to increase the facility commitment amount to $50,000,000. As of December 31, 2020 and 2019, the outstanding balance of $15,000,000 is net of unamortized discount of $18,632 and $31,783, respectively, and unamortized debt issuance costs of $330,972 and $513,303, respectively.

For the years ended December 31, 2020, 2019, and 2018, interest expense related to the loan agreement totaled $2,635,625, $2,588,708 and $369,477, respectively. Additionally, the Company has capitalized $811,717 in debt issuance costs in connection with this transaction, of which $235,185, $210,960, and $34,600 was expensed in 2020, 2019, and 2018, respectively, which is included in the consolidated statements of operations.

Subordinated debt—related party: The Company has an unsecured line of credit agreement with SCG, a related party, with a maximum available amount of $4,000,000. Interest due on this facility is paid quarterly, and the outstanding balance is due at maturity.

On September 30, 2016, the Company established an additional revolving line of credit with SCG. The maximum credit available to the Company was $10,650,000. Borrowed amounts bear interest at the rate of 16 percent, which is paid monthly in arrears on the 15th day of each calendar month based upon the outstanding principal balance of the loans. The revolving line of credit was extinguished and paid in full in November 2018.

For the years ended December 31, 2020, 2019, and 2018, interest expense paid to the related party associated with these debt agreements was $561,538, $560,000, and $2,144,470, respectively. Subordinated debt is subject to the same debt covenants as senior debt facilities.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Borrowings (Continued)

Other debt: On April 13, 2020, the Company obtained an unsecured loan in the amount of $6,354,000 from a bank in connection with the U.S. Small Business Administration’s (SBA) Paycheck Protection Program (the PPP Loan). Pursuant to the Paycheck Protection Program, all or a portion of the PPP Loan may be forgiven if the Company uses the proceeds of the PPP Loan for its payroll costs and other expenses in accordance with the requirements of the Paycheck Protection Program. The Company used the proceeds of the PPP Loan for payroll costs and other covered expenses and sought full forgiveness of the PPP Loan, but there can be no assurance that the Company will obtain any forgiveness of the PPP Loan.

If the PPP Loan is not fully forgiven, the Company will remain liable for the full and punctual payment of the outstanding principal balance plus accrued and unpaid interest. The Company submitted the forgiveness application on November 14, 2020. The SBA has not completed its review of the Company’s eligibility for forgiveness. If the SBA determines that the loan is not fully forgiven, the first payment would be due no earlier than 30 days after the date a decision is reached on the loan forgiveness.

As of December 31, 2020, required payments for all borrowings, excluding secured borrowing and revolving lines of credit, for each of the next five years are as follows:

Year Ending December 31,	Amount
2021	$4,398,923
2022	1,955,077
2023	19,000,000
2024	—
2025	—

Total	$25,354,000

Note 5. Warrants

In November 2018, in conjunction with the Company entering into a senior secured multi-draw term loan, Opportunity Finance, LLC issued warrant units to the lender. At close, warrant units equal to 1.0 percent of the total outstanding fully diluted units of equity (preferred units plus class A units) of Opportunity Financial, LLC were issued. Under the terms of the loan agreement, borrowings are subject to additional warrants equal to 0.5 percent of the total outstanding fully diluted units of equity as additional debt is drawn on the facility up to $10,000,000. The Company uses an unrelated third party to estimate the fair value of the warrant units issued.

The fair value of the warrant units was estimated using an option pricing model that used the following assumptions:

	2020	2019
Expected term	3 years	3 years
Volatility	52.0%	60.0%
Discount for lack of marketability	45.0%	45.0%
Risk free rate	0.2%	1.6%

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Warrants (Continued)

The total proceeds were allocated on a relative fair value basis to the two instruments issued in conjunction and the amount allocated to the warrant units also represented a discount to the debt which is being amortized into interest expense over the term of the agreement. As of December 31, 2020 and 2019, the fair value of the warrant unit liability was $1,309,335 and $112,521, respectively, and is included in accrued expenses in the consolidated balance sheets.

Note 6. Members’ Equity

The Company has two classes of partnership interests, preferred unit and profit unit interest.

Preferred Unit: Preferred units holders have 100% of the voting rights of the Company and receive distributions, up to unit holders’ cumulative contribution, prior to profit unit interest members. In addition, preferred unit holders have preemptive rights regarding issuance of any securities and the ability to call special meetings. Each Preferred Member shall have the right to vote on matters on which Members may vote with each Preferred Share having one vote. The CEO Manager shall have one vote for each matter voted upon by the Board of Managers and each Founding Manager shall have the greater of: (i) two votes for each matter voted upon by the Board of Managers; and (ii) a number of votes which when added to the number of votes of each of the other Founding Managers results in the Founding Managers having a majority of the votes of the Board of Managers.

Profit Unit Interest: The Operating Agreement was amended in December 2015 to create Class A units to facilitate in the issuance of profit unit interest or Participating Class A Units. Profit unit interest holders have no right to vote or otherwise participate in any discussions of the interest holders, or any right to receive information concerning the Company. The holders of the profit unit interest shall not participate in distribution of income or gain of the Company until the preferred unit holders have received cumulative non-tax distributions equal to capital contributions. The Company has not made non-tax distributions to date. As of December 31, 2020, there have been 12,202,135 units authorized and granted for profit unit interest. The units vest partially on time thresholds over a four-year period based on the vesting schedule and other contractual terms presented in each participant’s agreement; and partially upon performance thresholds including a sale of the Company or based on Company distributions to shareholders.

As of December 31, 2020 and 2019, the contractually vested units outstanding was 7,463,802 and 6,331,971, respectively.

In accordance with authoritative guidance for equity-based compensation, the Company determines expense based on the measurement date fair value. The Company uses the Black-Scholes option-pricing model to determine the fair value of the profit unit interest. Compensation cost is recognized ratably over the contractually stated vesting period.

Total compensation expense for the years ended December 31, 2020, 2019, and 2018 was $144,248, $66,710, and $69,648, respectively, which accounted for all vested units based on the following assumptions:

	2020	2019	2018
Expected term	3 years	3 years	3 years
Volatility	68.0%	60.0%	71.0%
Discount for lack of marketability	45.0%	45.0%	45.0%
Risk free rate	0.2%	1.6%	3.5%

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Members’ Equity (Continued)

The following table summarizes data concerning the profit unit interest:

		Avg Fair Value
	Units	at Grant Date
Outstanding at December 31, 2017	8,970,889	$0.04
Granted	377,400	0.17
Forfeited	(68,528)	0.06

Outstanding at December 31, 2018	9,279,761	$0.04

Granted	619,597	0.22
Forfeited	(100,640)	0.17

Outstanding at December 31, 2019	9,798,718	$0.05

Granted	2,413,833	0.17
Forfeited	(10,416)	0.03

Outstanding at December 31, 2020	12,202,135	$0.08

The following table provides information pertaining to non-vested units:

		Avg Fair Value
	Units	at Grant Date
Non-vested units at December 31, 2017	5,966,252	$0.05
Granted	377,400	0.17
Vested	(1,745,834)	0.04
Forfeited	(68,528)	0.06

Non-vested units at December 31, 2018	4,529,290	$0.06

Granted	619,597	0.22
Vested	(1,581,500)	0.04
Forfeited	(100,640)	0.17

Non-vested units at December 31, 2019	3,466,747	$0.10

Granted	2,413,833	0.17
Vested	(1,131,831)	0.13
Forfeited	(10,416)	0.03

Non-vested units at December 31, 2020	4,738,333	$0.12

As of December 31, 2020 and 2019, unrecognized compensation expense was $385,780 and $163,351, respectively.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Interest and Loan Related Income, Net

The following table summarizes interest and loan related income, net for the years ended December 31:

	2020	2019	2018
Interest and loan related income, gross	$322,165,330	$267,166,333	$133,399,192
Amortization of loan origination costs	(31,940,452)	(38,968,204)	(19,999,146)

Interest and loan related income, net	$290,224,878	$228,198,129	$113,400,046

Note 8. Interest Expense and Amortized Debt Issuance Costs

The following table summarizes interest expense and amortized debt issuance costs for the years ended December 31:

	2020	2019	2018
Interest expense	$18,722,278	$20,090,522	$9,832,520
Amortized debt issuance costs	1,944,669	1,785,242	504,092

Interest expense and amortized debt issuance costs	$20,666,947	$21,875,764	$10,336,612

Note 9. Variable Interest Entities

The following table summarizes the carrying amounts of the variable interest entities’ assets and liabilities included in Opportunity Financial, LLC’s consolidated balance sheets, prior to intercompany eliminations, as of December 31:

	2020	2019
Assets:
Cash and cash equivalents	$126,968	$882,801
Restricted cash	12,349,760	11,888,361
Finance receivables, net	148,472,521	207,727,693
Debt issuance costs, net	2,576,327	1,971,500
Other assets	26,109	9,558
Liabilities:
Accounts payable	$48,902	$10,499
Accrued expenses	1,647,387	2,576,546
Secured borrowing payable	16,024,578	17,407,874
Senior debt	112,076,000	183,033,000

Note 10. Fair Value Measurements

Fair value on a nonrecurring basis: The Company has no assets or liabilities measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Fair Value Measurements (Continued)

Fair value measurement on a recurring basis: The Company has warrant units that are measured at fair value on a recurring basis.

The following table presents the warrant units liability carried on the consolidated balance sheets by level within the fair value hierarchy (as described above) as of December 31, 2020 and 2019, for which recurring change in fair value has been recorded for the years ended December 31, 2020, 2019, and 2018.

	Warrant units asset (liability)
	Level 1	Level 2	Level 3	Total
December 31, 2020	$—	$—	$(1,309,335)	$(1,309,335)
December 31, 2019	—	—	(112,521)	(112,521)

The estimated fair value of the warrant units is calculated using an option pricing model. The resulting fair value measurement is categorized as a Level 3 measurement. For the years ended December 31, 2020 and 2019, warrant expense was $1,196,814 and $66,490, respectively. For the year ended December 31, 2018, there was no warrant expense as the estimated fair value of the warrant units as of the issuance date approximated the estimated fair value as of December 31, 2018.

Financial instruments disclosed but not carried at fair value: The Company has financial assets and liabilities that are not carried at fair value.

The following tables present the carrying value and estimated fair values of financial assets and liabilities disclosed but not carried at fair value and the level within the fair value hierarchy as of December 31, 2020 and 2019:

	December 31, 2020	Fair Value Measurements
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$25,600,864	$25,600,864	$—	$—
Restricted cash	20,056,052	20,056,052	—	—
Finance receivables, net	222,242,729	—	—	287,437,109
Liabilities:
Reserve for repurchase liability	4,240,408	—	—	4,240,408
Secured borrowing payable held by variable interest entity	16,024,578	—	—	16,024,578
Senior debt, net	131,726,397	—	—	131,726,397
Subordinated debt - related party	4,000,000	—	—	4,000,000
Other debt	6,354,000	—	—	6,354,000

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Fair Value Measurements (Continued)

	December 31, 2019	Fair Value Measurements
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$16,788,608	$16,788,608	$—	$—
Restricted cash	19,190,095	19,190,095	—	—
Finance receivables, net	237,014,217	—	—	309,765,399
Liabilities:
Reserve for repurchase liability	4,977,603	—	—	4,977,603
Secured borrowing payable held by variable interest entity	17,407,874	—	—	17,407,874
Senior debt, net	202,487,914	—	—	202,487,914
Subordinated debt - related party	4,000,000	—	—	4,000,000

Note 11. Commitments, Contingencies and Related Party Transactions

Commitment: The Company leases its office facilities under a non-cancelable operating lease agreement with an unrelated party. On November 26, 2019, the Company amended the lease agreement to rent additional office space. The amendment reduced the required deposit of a letter of credit from $1,500,000 to $1,000,000, which would be paid to the lessor in the event of default. As of December 31, 2020 and 2019, there were no outstanding balances on the letter of credit. The amendment also extended the expiration date to September 2030.

Rent expense for the years ended December 31, 2020, 2019, and 2018 was $3,065,756, $2,107,189, and $1,378,282, respectively, and is included in occupancy expense in the consolidated statements of operations.

Future minimum lease payments are as follows:

Year Ending
December 31,	Amount
2021	$1,876,795
2022	2,271,268
2023	2,339,406
2024	2,409,749
2025	2,482,297
Thereafter	12,839,732

Total	$24,219,247

Legal contingencies: Due to the nature of its business activities, the Company is subject to extensive regulations and threatened legal action which arises in the normal course of business.

The Company has received inquiries from certain agencies and states on its lending compliance, the validity of the bank partnership model, and its ability to facilitate the servicing of bank originated loans. Management is confident that its lending practices and the bank partnership structure, in addition to the Company’s technologies, services, and overall relationship with its bank partners, complies with state and federal laws. However, the inquiries are still in process and the outcome is unknown at this time.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Commitments, Contingencies and Related Party Transactions (Continued)

In the opinion of management, after considering the advice of its legal counsel, there is no pending or threatened legal action of any material consequence as of December 31, 2020 and 2019 and that any reasonably possible losses in addition to amounts accrued are not material to the financial statements.

Related party transactions: In August 2020, the Company entered into a Management Fee Agreement (the Agreement) with SCG. Per the Agreement, SCG provides board and advisory services. For the year ended December 31, 2020, management fees totaled $700,000.

Note 12. Concentration of Credit Risk

As of December 31, 2020, the Company’s portfolio of finance receivables is concentrated to consumers living primarily in Florida and Illinois, which make up approximately 14 percent and 13 percent, respectively, of the gross receivable portfolio. There were no other states that make up more than 10 percent or more of the Company’s portfolio of finance receivables. As of December 31, 2019, the Company’s portfolio of finance receivables is concentrated to consumers living primarily in Illinois and Florida, which make up approximately 16 percent and 14 percent, respectively, of the gross receivable portfolio. Furthermore, such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas. The Company is also exposed to a concentration of credit risk inherent in providing alternate financing programs to borrowers who cannot obtain traditional bank financing.

Note 13. Retirement Plan

The Company sponsors a 401(k) retirement plan (the Plan) for its employees. Full time employees (except non-resident aliens) who are age 21 and older are eligible to participate in the Plan. The Plan participants may elect to contribute a portion of their eligible compensation to the Plan. The Company has elected a matching contribution up to 4% on eligible employee compensation and the Company’s contribution to the Plan for the years ended December 31, 2020, 2019, and 2018 totaled $1,106,867, $625,187, and $340,481, respectively, which is included in salaries and employee benefits in the consolidated statements of operations.

Note 14. Subsequent Events

The Company has evaluated its subsequent events for potential recognition and/or disclosure through February 27, 2021, which represents the date the consolidated financial statements were available to be issued.

COVID-19: In March 2020, the World Health Organization declared the outbreak of the novel strain of coronavirus (COVID-19) as a pandemic. As a result, mandates from federal, state and local authorities have resulted in an overall decline in economic activity. The Company’s profitability was not adversely impacted by the pandemic and has not experienced employee layoffs due to the pandemic.

Business Combination: On February 9, 2021, the Company entered into a definitive business combination agreement with FG New America Acquisition Corp., a special purpose acquisition corporation, that would result in the Company becoming a public company. The business combination is expected to close by the end of the second quarter of 2021.

Opportunity Financial, LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands, except unit data)

	(Unaudited)
	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents, including amounts held by variable interest entities of $127 as of December 31, 2020	$76,935	$25,601
Restricted cash, including amounts held by variable interest entities of $9,926 and $12,350 as of March 31, 2021 and December 31, 2020, respectively	19,030	20,056

Total cash, cash equivalents, and restricted cash	95,965	45,657
Finance receivables at fair value, including amounts held by variable interest entities of $179,903 as of March 31, 2021	269,782	—
Finance receivables at amortized cost, net, including amounts held by variable interest entities of $148,473 as of December 31, 2020	86	222,243
Debt issuance costs, net, including amounts held by variable interest entities of $2,188 and $2,576 as of March 31, 2021 and December 31, 2020, respectively	2,188	2,598
Property, equipment and software, net	11,392	10,558
Other assets, including amounts held by variable interest entities of $23 and $26 as of March 31, 2021 and December 31, 2020, respectively	5,754	4,787

Total assets	$385,167	$285,843

Liabilities and Members’ Equity
Liabilities:
Accounts payable, including amounts held by variable interest entities of $34 and $49 as of March 31, 2021 and December 31, 2020, respectively	$521	$1,380
Accrued expenses, including amounts held by variable interest entities of $1,671 and $1,647 as of March 31, 2021 and December 31, 2020, respectively	21,819	22,785
Reserve for repurchase liability	—	4,241
Secured borrowing payable held by variable interest entity	15,854	16,025
Senior debt, net, including amounts held by variable interest entities of $98,270 and $112,076 as of March 31, 2021 and December 31, 2020, respectively	146,504	131,726
Subordinated debt—related party	—	4,000
Other debt	6,354	6,354

Total liabilities	191,052	186,511

Commitments and contingencies (Note 11)
Members’ equity:
Preferred units—no par value, 41,102,500 units authorized, issued, and outstanding as of March 31, 2021 and December 31, 2020	6,660	6,660
Additional paid in capital	401	352
Retained earnings	187,054	92,320

Total members’ equity	194,115	99,332

Total liabilities and members’ equity	$385,167	$285,843

See notes to unaudited consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Revenue:
Interest and loan related income, net	$84,103	$74,529
Other income	154	124

	84,257	74,653
Provision for credit losses on finance receivables	(7)	(28,665)
Provision for repurchase liability	—	(3,335)
Change in fair value of finance receivables	(22,389)	—

Net revenue	61,861	42,653
Expenses:
Salaries and employee benefits	14,272	8,252
Direct marketing costs	7,483	2,472
Interest expense and amortized debt issuance costs	4,471	6,407
Interest expense—related party	137	140
Professional fees	2,206	1,010
Depreciation and amortization	2,164	1,397
Technology costs	2,147	1,881
Payment processing fees	1,628	948
Occupancy	880	713
Management fees—related party	175	—
General, administrative and other	1,914	2,536

Total expenses	37,477	25,756

Net income	$24,384	$16,897

Unit data:
Earnings per unit:
Basic	$0.59	$0.41
Diluted	$0.59	$0.41
Weighted average units outstanding:
Basic	41,102,500	41,102,500
Diluted	41,317,262	41,102,500

See notes to unaudited consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Consolidated Statements of Members’ Equity (Unaudited)

(in thousands, except unit data)

	Preferred Units		Additional Paid in Capital	Retained Earnings	Total Members’ Equity
	Units	Amount
Balance, December 31, 2020	41,102,500	$6,660	$352	$92,320	$99,332
Effects of adopting fair value option	—	—	—	71,252	71,252
Profit interest compensation	—	—	49	—	49
Member distributions	—	—	—	(902)	(902)
Net income	—	—	—	24,384	24,384

Balance, March 31, 2021	41,102,500	$6,660	$401	$187,054	$194,115

Balance, December 31, 2019	41,102,500	$6,660	$208	$30,579	$37,447
Member distributions	—	—	—	(763)	(763)
Net income	—	—	—	16,897	16,897

Balance, March 31, 2020	41,102,500	$6,660	$208	$46,713	$53,581

See notes to unaudited consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$24,384	$16,897
Adjustments to reconcile net income to net cash provided by operating activities:
Change in fair value of finance receivables	22,389	—
Provision for credit losses on finance receivables	7	28,665
Provision for repurchase liability	—	3,335
Depreciation and amortization	2,164	1,397
Debt issuance cost amortization	521	520
Profit interest compensation	49	—
Changes in assets and liabilities:
Unamortized loan origination costs	—	1,944
Accrued interest and fees receivable	(1,366)	193
Other assets	(967)	375
Accounts payable	(859)	(2,570)
Accrued expenses	(966)	(1,625)

Net cash provided by operating activities	45,356	49,131

Cash flows from investing activities:
Finance receivables originated	(195,847)	(211,398)
Finance receivables repaid	194,203	191,161
Net repurchases from third-party lender	—	(3,866)
Purchases of equipment and capitalized technology	(2,998)	(2,352)

Net cash used in investing activities	(4,642)	(26,455)

Cash flows from financing activities:
Member distributions	(902)	(763)
Net payments of secured borrowing payable	(171)	(4,435)
Net advances in senior debt lines of credit	16,199	677
Payment of subordinated debt—related party	(4,000)	—
Payment for debt issuance costs	(1,532)	(2,058)

Net cash provided by (used in) financing activities	9,594	(6,579)

Net increase in cash, cash equivalents and restricted cash	50,308	16,097
Cash, cash equivalents and restricted cash
Beginning	45,657	35,979

Ending	$95,965	$52,076

Supplemental disclosure of cash flow information:
Interest paid on borrowed funds	$4,857	$6,177
Non-cash change from adopting fair value option	$71,252	$—

See notes to unaudited consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1. Nature of Operations and Significant Accounting Policies

Nature of operations: The accompanying consolidated financial statements include the accounts of Opportunity Financial, LLC and its wholly owned subsidiaries: Opportunity Funding SPE II, LLC, Opportunity Funding SPE III, LLC, Opportunity Funding SPE IV, LLC, Opportunity Funding SPE V, LLC, Opportunity Funding SPE VI, LLC, and OppWin, LLC (collectively, the Company).

Opportunity Financial, LLC, a Delaware Limited Liability Company, is an online nonprime consumer finance company that is headquartered in Chicago, Illinois. The Company also does business as OppLoans. The Company originates and services unsecured installment finance receivables and lines of credit directly to consumers and is licensed to operate within 39 states. In November 2020, the Company launched a salary-linked product (SalaryTap). The Company’s revenue is derived primarily from consumer lending operations.

In 2019, the Company ceased the origination of unsecured lines of credit. As of March 31, 2021, the Company did not have any outstanding finance receivables relating to lines of credit.

In 2017, the Company entered into a preferred return agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE II, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE II, LLC acquires receivables from Opportunity Financial, LLC and OppWin LLC, and the third party receives a future preferred economic interest in these assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is being accounted for as a secured borrowing payable and the entity holds all assets on its balance sheet, which collateralize the debt.

In 2018, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE III, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE III, LLC uses the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC and OppWin, LLC, which the lender receives first priority lien on all of the entity’s assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is accounted for as senior debt in which this bankruptcy protected entity holds all assets on its balance sheet, which collateralize the debt.

In 2019, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE IV, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE IV, LLC uses the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC and OppWin, LLC, which the lender receives first priority lien on all of the entity’s assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is accounted for as senior debt in which this bankruptcy protected entity holds all assets on its balance sheet, which collateralize the debt. Opportunity Financial, LLC provides an unsecured financial guaranty in connection with this credit agreement.

In 2019, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE V, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE V, LLC uses the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC and OppWin,

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

LLC, which the lender receives first priority lien on all of the entity’s assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is accounted for as senior debt in which this bankruptcy protected entity holds all assets on its balance sheet, which collateralize the debt.

In 2019, the Company entered into a credit agreement with an unrelated third party which required the Company to create a bankruptcy protected entity named Opportunity Funding SPE VI, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary. Under the terms of the agreement, Opportunity Funding SPE VI, LLC uses the proceeds from the credit facility to acquire receivables from Opportunity Financial, LLC and OppWin, LLC, which the lender receives first priority lien on all of the entity’s assets. Opportunity Financial, LLC continues to service the assets in accordance with the terms of the agreement but is required to maintain a backup servicing agreement. This transaction is accounted for as senior debt in which this bankruptcy protected entity holds all assets on its balance sheet, which collateralize the debt.

The Company has entered into bank partnership arrangements with certain Utah-chartered banks (the Banks) insured by the FDIC. Under the terms and conditions of the agreement, the Banks originate finance receivables based on criteria provided by the Company. After an initial holding period, the Company has committed to acquire the participation rights to the finance receivables originated by the Banks. To facilitate these relationships, the Company formed OppWin, LLC, a Delaware Limited Liability Company and a wholly-owned subsidiary of Opportunity Financial, LLC. OppWin, LLC acquires the participation rights in the economic interest in the finance receivables originated by the Banks. Subsequently, OppWin, LLC sells these rights to Opportunity Funding SPE II, LLC, Opportunity Funding SPE III, LLC, Opportunity Funding SPE IV, LLC, Opportunity Funding SPE V, LLC and Opportunity Funding SPE VI, LLC, which in turn, pledge the participation rights to their respective lenders. The Company accounts for the participation rights as a finance receivable. As part of these bank partnership arrangements, the Banks have the ability to retain a percentage of the finance receivables they have originated. The Company’s economic interest and acquired participation rights are reduced by the percentage retained by the Banks.

Basis of Presentation: The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the US (GAAP) for interim financial information. The accompanying consolidated balance sheet as of December 31, 2020 is derived from the Company’s annual audited financial statements. In the opinion of the Company’s management, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results and financial position for the periods presented. The results for the interim periods are not necessarily indicative of the results that may be expected for the full year or any other interim period.

The consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2020. The Company believes that the disclosures are adequate to make the information presented not misleading.

Principles of consolidation: The consolidated financial statements include the accounts of the above named entities. Opportunity Funding SPE II, LLC, Opportunity Funding SPE III, LLC, Opportunity Funding SPE IV, LLC, Opportunity Funding SPE V, LLC, and Opportunity Funding SPE VI, LLC are special purpose entities holding finance receivables secured by lenders under a credit or preferred return agreement.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Opportunity Financial, LLC has identified Opportunity Funding SPE II, LLC, Opportunity Funding SPE III, LLC, Opportunity Funding SPE IV, LLC, Opportunity Funding SPE V, LLC, and Opportunity Funding SPE VI, LLC as variable interest entities (VIEs). Opportunity Financial, LLC is the sole equity member of these entities and directs the activities of the VIEs that most significantly impact economic performance. Additionally, the Company has the obligation to absorb losses of the VIEs that could potentially be significant. As the primary beneficiary of the VIEs, the Company has consolidated the financial statements of the VIEs. All significant intercompany transactions and balances have been eliminated in consolidation.

Segments: Segments are defined as components of an enterprise for which discrete financial information is available and evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer and the Company’s Chief Financial Officer are collectively considered to be the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s operations constitute a single reportable segment.

Significant accounting policies are as follows:

Use of estimates: The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions, including those impacted by COVID-19, that affect the reported amounts of assets, liabilities and operations and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

The judgements, assumptions, and estimates used by management are based on historical experience, management’s experience and qualitative factors. The areas subject to significant estimation techniques are the determination of fair value of installment finance receivables, the adequacy of the allowance for credit losses on finance receivables, and the adequacy of the reserve for repurchase liability. For the aforementioned estimates, it is reasonably possible the recorded amounts or related disclosures could significantly change in the near future as new information is available.

Income recognition: The Company recognizes finance charges on installment contracts and lines of credit based on the interest method. Under this method, interest is earned over the lives of the finance receivables to produce constant rates of interest (yields). Fees for returned checks and wire transfers approximate the cost of services provided and are recognized as incurred, assuming collectability is reasonably assured.

The Company discontinues and reverses the accrual of interest income on installment contracts at the earlier of 60 days past due based on a recency basis or 90 days past due based on a contractual basis. The accrual of income is not resumed until the account is current on a recency or contractual basis, at which time management considers collectability to be probable.

Cash and cash equivalents: The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. All cash accounts are held in financially insured institutions, which may at times exceed federally insured limits. The Company has not experienced losses in such accounts. Management believes the Company’s exposure to credit risk is minimal for these accounts.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Restricted cash: Restricted cash consists of the following: (1) cash required to be held on reserve by the Company’s vendors for purposes of loan processing or funding; (2) cash required to be held for the Company’s guaranty on finance receivables under the terms of the Credit Access Business and Credit Service Organization programs (collectively, CSO program); (3) cash required to be held in blocked accounts held by the VIEs; and (4) cash required to be held on deposit in connection with the Company’s Bank Partnership Arrangement. All cash accounts are held in financially insured institutions, which may at times exceed federally insured limits. The Company has not experienced losses in such accounts. Management believes the Company’s exposure to credit risk is minimal for these accounts.

CSO arrangements: In Texas, the Company arranges for consumers to obtain finance receivable products from an independent third-party lender as part of the CSO program. The Company had also previously arranged for consumers to obtain finance receivable products from an independent third-party lender in Ohio as part of the CSO program. For the consumer finance receivable products originated by the third-party lender under the CSO program, the lender is responsible for providing the criteria by which the consumer’s application is underwritten and, if approved, determining the amount of the finance receivable. When a consumer executes an agreement with the Company under the CSO program, the Company agrees, for a fee payable to the Company by the consumer, to provide certain services to the consumer, one of which is to guarantee the consumer’s obligation to repay the finance receivable obtained by the consumer from the third-party lender if the consumer fails to do so.

On April 23, 2019, the Company discontinued the CSO program in Ohio and no new finance receivables were originated through this program after that date. As of March 31, 2021, there were no finance receivables remaining under the CSO program in Ohio.

The guarantee represents an obligation to purchase specific finance receivables that are delinquent, secured by a collateral account established in favor of the respective lenders.

As of March 31, 2021 and December 31, 2020, the unpaid principal balance of off-balance sheet active finance receivables which were guaranteed by the Company was $7,539 thousand and $19,722 thousand, respectively. As of December 31, 2020, the Company recorded a reserve for repurchase liabilities of $4,241 thousand, which represents the liability for estimated losses on finance receivables guaranteed. The Company used a similar methodology for determining the reserve for repurchase liabilities as it does for calculating the allowance for credit losses on finance receivables. The Company made the election to adopt the fair value option for the repurchase liability for third party lender losses on January 1, 2021. As a result of this fair value election, the Company released the reserve for repurchase liabilities which was included in the fair value adjustment to retained earnings.

Under the terms of the CSO program, the Company is required to maintain a restricted cash balance equal to the guaranty, which is determined and settled on a weekly basis. On a daily basis, a receivable and/or payable is recorded to recognize the outstanding settlement balance. As of March 31, 2021 and December 31, 2020, the restricted cash balance held in a federally insured bank account related to the CSO program was $1,294 thousand and $3,069 thousand, respectively. As of March 31, 2021 and December 31, 2020, there was a payable balance of $1,106 thousand and $784 thousand, respectively, related to settlement which was included in accrued expenses on the consolidated balance sheets.

Participation rights purchase obligation: As part of the bank partnership arrangements, the Company is committed to acquiring the participation rights in the economic interest of these finance receivables originated by

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

the Bank after the initial hold period. The issuing Bank earns interest during the initial hold period it owns the economic interest in the finance receivables. The Company provides certain servicing services for these receivables in its capacity of sub-servicer pursuant to the terms of the servicing agreement between the Bank and the Company. The Company is committed to purchasing participation rights in the economic interest of outstanding finance receivables, net of bank partnership retention, plus accrued interest. For the three months ended March 31, 2021 and 2020, finance receivables originated through the bank partnership arrangements totaled 74% and 60%, respectively. As of March 31, 2021 and December 31, 2020, the unpaid principal balance of finance receivables outstanding for purchase was $4,732 thousand and $3,307 thousand, respectively.

Finance receivables: Prior to January 1, 2021, finance receivables, which management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported based on outstanding unpaid principal balance net of accrued interest and fees, unamortized loan origination costs and the allowance for credit losses.

On January 1, 2021, the Company elected the fair value option on its installment finance receivables. Accordingly, the related finance receivables are carried at fair value in the consolidated balance sheets and the changes in fair value are included in the consolidated statements of operations. To derive the fair value, the Company generally utilizes discounted cash flow analyses that factor in estimated losses and prepayments over the estimated duration of the underlying assets. Loss and prepayment assumptions are determined using historical loss data and include appropriate consideration of recent trends and anticipated future performance. Future cash flows are discounted using a rate of return that the Company believes a market participant would require. Accrued interest and fees are included in “Finance receivables” in the consolidated balance sheets. Interest income is included in “Interest and loan related income, net” in the consolidated statements of operations.

The Company did not elect the fair value option on its SalaryTap finance receivables as this product launched in November 2020 and inputs for fair value are not yet determined. Accordingly, the related finance receivables are carried at amortized cost, net of allowance for credit losses.

Loan origination costs: Direct costs incurred for the origination of finance receivables are deferred and amortized over the average life of the customer using the straight-line method. Prior to the election of the fair value option of its installment loans, direct costs incurred for the origination of these finance receivables include underwriting fees, employee salaries and benefits directly related to the origination of the loan and program fees. Loan origination costs also include direct costs incurred for directly acquiring a customer; these costs are deferred and amortized over the average life of the customer using the straight-line method. With the election of the fair value option, loan origination costs related to the origination of installment finance receivables are expensed when incurred.

Allowance for credit losses on finance receivables: Prior to January 1, 2021, the Company used a static pool methodology for determining the adequacy of the allowance for credit losses on all finance receivables. Subsequent to January 1, 2021, the Company uses a static pool methodology for determining the adequacy of the allowance for credit losses on its SalaryTap finance receivables for estimated losses. A provision for credit losses on finance receivables is recorded when the allowance for credit losses is determined to be insufficient to absorb estimated losses. Such provisions are charged to income in amounts sufficient to maintain the allowance for losses on finance receivables at an adequate level. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing finance receivables based on an evaluation of the collectability of the finance receivables and prior loss experience. This evaluation also takes into consideration such factors as

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

changes in the nature and volume of the finance receivable portfolio, overall portfolio quality and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in any of the factors.

The Company’s charge-off policy is based on a review of delinquent finance receivables on a loan by loan basis. Finance receivables are charged off at the earlier of the time when accounts reach 90 days past due on a recency basis, when the Company receives notification of a customer bankruptcy, or is otherwise deemed uncollectible.

The allowance consists of quantitative and qualitative factors. The quantitative factors are based on historical charge-off experience. The qualitative factors are determined based on management’s assessment of internal and/or external influences on credit quality that are not fully reflected in the historical losses.

Finance receivables are considered small balance homogeneous receivables and are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual small balance homogeneous receivables for impairment disclosures, unless such receivables are the subject of a restructuring agreement.

Delinquency: The Company determines the past due status on a recency basis, which is defined as the last time a qualifying payment is made on an account. Finance receivables are considered delinquent at 30 days or more past due. Prior to May 2020, a qualifying payment was considered to be 50% of the scheduled payment. In May 2020, the policy was changed to consider 90% of the scheduled payment as a qualifying payment.

Troubled debt restructurings: As the terms of the receivables are typically not renegotiated and settlement offers are not typically made until after a receivable stops accruing interest income (up to 60 days delinquent), the only receivables considered to be impaired, or troubled debt restructurings, are: 1) those receivables where a settlement offer is made after receivables cease accruing interest, which may result in a modification of contractual terms, 2) the Company has received notification that a borrower is working with a third party to settle debt on his/her behalf and 3) customers who have entered into the Company’s short-term or long-term hardship programs. As of March 31, 2021 and December 31, 2020, management determined the balance of troubled debt restructuring receivables to be immaterial to the consolidated financial statements as a whole. As such, substantially all disclosures relating to impaired finance receivables, and troubled debt restructuring, have been omitted from these consolidated financial statements.

Property and equipment: Furniture, equipment, and leasehold improvements are stated at cost. Provisions for depreciation and amortization of furniture, equipment, and leasehold improvements are computed under both straight-line and accelerated methods for financial reporting and income tax purposes, based on the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life of the assets or the term of the lease.

Capitalized technology: Software development costs related to internal use software are incurred in three stages of development: the preliminary project stage, the application development stage, and the post-implementation stage. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred. Costs incurred during the application development stage that meet the criteria for capitalization are capitalized and amortized, when the software is ready for its intended use, using the straight-line basis, over the estimated useful life of the software. For the three months ended March 31, 2021 and 2020, the Company capitalized

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

$2,736 thousand and $1,846 thousand, respectively, of software costs associated with application development. For the three months ended March 31, 2021 and 2020, amortization expense totaled $1,942 thousand and $1,243 thousand , respectively, which is included in depreciation and amortization on the consolidated statements of operations.

Debt issuance costs: Debt issuance costs are capitalized and amortized based on the contractual terms of the related debt agreements using the interest method for fixed-term debt and the straight-line method for all other debt.

Transfer and servicing of financial assets: After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The transfers of assets for debt purposes have been accounted for as secured and senior borrowings and the related assets and borrowings are retained on the consolidated balance sheets and no gain or loss has been recognized in the consolidated statements of operations.

Income taxes: The Company is a Limited Liability Corporation taxed as a partnership.

Based on terms of the Company’s Operating Agreement, the Company shall terminate upon the first to occur of the following: (a) The consent of the board of managers; (b) the sale or other disposition of all or substantially all of the assets of the Company; or (c) decree of judicial dissolution pursuant to the Act. Additionally, the death, incompetence, bankruptcy, insolvency or dissolution of a member shall not terminate the Company.

Profits and losses of the Company are allocated to preferred unit holders in proportion to their respective percentage interests. If cash flow is available for distribution or payment, the Manager may, but shall be under no obligation to, utilize such available cash flow, as follows: (1) as a distribution to the preferred unit holders, in proportion to and to the extent of each unit holder’s unreturned capital contributions and (2) remaining proceeds shall be distributed to holders holding participating profit unit interest, in proportion to their respective participating percentage interests.

The taxable income or loss of the Company is included in the income tax returns of the members; accordingly, no provision for income tax expense or benefit is reflected in the accompanying consolidated financial statements. However, the Company is subject to certain business taxes in some states, which are included in expenses. The Company also recognizes interest and penalties on income taxes as a component of expenses. The Company’s tax returns and the amount of allocable profits or losses are subject to examination by federal and state taxing authorities. The tax liability of the members could be modified if such an examination results in changes to the Company’s profits or losses.

As long as the Company’s partnership income tax election remains in effect, the Company may, from time-to-time, pay distributions to its members in amounts sufficient to enable the members to pay taxes due on their share of the Company’s items of income, deduction, losses and credits which has been allocated to them for reporting on their individual income tax returns.

The Company accounts for uncertainty in income taxes which arises based on determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. The Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company did not have any significant uncertain tax positions as of March 31, 2021 and December 31, 2020.

The Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2017.

Government regulation: The Company is subject to complex regulation, supervision and licensing under various federal, state, local statutes, ordinances, regulations, rules and guidance. The Company must comply with federal laws as well as regulations adopted to implement those laws.

In July 2010, the U.S. Congress passed the Dodd-Frank Act, and Title X of the Dodd-Frank Act created the Consumer Financial Protection Bureau (CFPB), which regulates U.S. consumer financial products and services, including consumer loans offered by the Company. The CFPB has regulatory, supervisory and enforcement powers over providers of consumer financial products and services, including explicit supervisory authority to examine and require registration of such providers.

Fair value disclosure: The Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820 established a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability.

ASC 820 provides a framework for measuring fair value under generally accepted accounting principles. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the nature of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuations for assets and liabilities traded in less-active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

Accounting pronouncements issued and adopted: In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments in ASU 2016-13 replace the incurred loss impairment methodology in current GAAP with a methodology that reflects lifetime expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In April 2019 and November 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, respectively, which provide subsequent amendments to the initial guidance in ASU 2016-13. In May 2019, the FASB issued ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief, which provides entities that have certain instruments within the scope of ASC 326-20, Financial Instruments—Credit Losses—Measured at Amortized Cost, with an option to irrevocably elect the fair value option in ASC 825-10, Financial Instruments—Overall, applied on an instrument-by-instrument basis for eligible instruments, upon adoption of ASU 2016-13.

The Company adopted ASU 2016-13 under the modified-retrospective method effective January 1, 2021 and elected the fair value option to account for installment finance receivables. The Company believes that the fair value option better reflects the value of its portfolio and its future economic performance as well as more closely aligns with the Company’s marginal decision-making processes that rely on risk based pricing and discounted cash flow methodologies. In accordance with the transition guidance, the Company (i) released the allowance for estimated losses on finance receivables at that date; (ii) released the unamortized net deferred origination costs at that date; (iii) released the reserve for repurchase liability on third-party lender losses; and (iv) measured the finance receivables at fair value. As a result of the adoption of this ASU, the Company’s finance receivables are carried at fair value with changes in fair value recognized directly in earnings and origination fees and costs are no longer eligible for deferral.

The following table summarizes the impact of adoption on the consolidated balance sheet as of January 1, 2021 (in thousands):

Fair value adjustment to finance receivables	$25,401
Allowance for credit losses	55,031
Unamortized loan origination costs	(13,421)
Reserve for repurchase liability	4,241

Increase in retained earnings	$71,252

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customers Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which broadens the scope of existing guidance applicable to internal-use software development costs. The update requires costs to be capitalized or expensed based on the

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Significant Accounting Policies (Continued)

nature of the costs and the project stage in which they are incurred subject to amortization and impairment guidance consistent with existing internal-use software development cost guidance. The guidance is effective for annual reporting periods beginning after December 31, 2020, with early adoption permitted. The adoption of ASU 2018-15 did not have a material impact on the Company’s consolidated financial statements.

Accounting pronouncements issued and not yet adopted: In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. In November 2019, the FASB issued ASU 2019-10, which defers the effective date of ASU 2016-02 one year, making it effective for annual reporting periods beginning after December 15, 2020, with early adoption permitted. In June 2020, the FASB issued ASU 2020-05, which defers the effective date of ASU 2019-10 one year, making it effective for annual reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The purpose of ASU 2020-04 is to provide optional guidance for a period of time related to accounting for reference rate reform on financial reporting. It is intended to reduce the potential burden of reviewing contract modifications related to discontinued rates. The amendments and expedients in this update are effective as of March 12, 2020 through December 31, 2022 and may be elected by topic. The Company is currently evaluating the impact on the Company’s consolidated financial statements.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Finance Receivables

Finance Receivables at Fair Value: The components of installment finance receivables at fair value as of March 31, 2021 were as follows (in thousands):

March 31, 2021
Unpaid principal balance of finance receivables – accrual	$223,141
Unpaid principal balance of finance receivables – non-accrual	14,520

Unpaid principal balance of finance receivables	237,661

Finance receivables at fair value – accrual	252,767
Finance receivables at fair value – non-accrual	7,739

Finance receivables at fair value	260,506
Accrued interest and fees receivable	9,276

Finance receivables at fair value	269,782

Difference between unpaid principal balance and fair value	$22,845

The Company’s policy is to discontinue and reverse the accrual of interest income on installment finance receivables at the earlier of 60 days past due on a recency basis or 90 days past due on a contractual basis. As of March 31, 2021, the aggregate unpaid principal balance and fair value of installment finance receivables 90 days past due was $9,731 thousand and $5,187 thousand, respectively.

Changes in the fair value of installment finance receivables at fair value during the three months ended March 31, 2021 were as follows (in thousands):

Balance at the beginning of the period	$289,166
Originations of principal	195,842
Repayments of principal	(194,203)
Accrued interest and fees receivable	1,366
Charge-offs, net (1)	(19,833)
Net change in fair value (1)	(2,556)

Balance at the end of the period	$269,782

(1)	Included in “Change in fair value of finance receivables” in the Consolidated Statements of Operations.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Finance Receivables (Continued)

Finance Receivables at Amortized Cost, net: Prior to January 1, 2021, the Company carried all finance receivables at amortized cost, including accrued interest and fees, unamortized loan origination costs, and allowance for credit losses. On January 1, 2021, the Company elected the fair value option for its installment finance receivables. The Company did not elect the fair value option for its SalaryTap finance receivables, which are carried at amortized cost. The components of finance receivables carried at amortized cost as of March 31, 2021 and December 31, 2020 were as follows (in thousands):

	March 31, 2021	December 31, 2020
Finance receivables	$93	$255,943
Accrued interest and fees	—	7,910
Unamortized loan origination costs	—	13,421
Allowance for credit losses	(7)	(55,031)

Finance receivables at amortized cost, net	$86	$222,243

Changes in the allowance for credit losses on finance receivables were as follows (in thousands):

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Beginning balance	$55,031	$53,146
Effects of adopting fair value option	(55,031)	—
Provisions for credit losses on finance receivables	7	28,665
Finance receivables charged off	—	(30,970)
Recoveries of charge offs	—	2,656

Ending balance	$7	$53,497

Changes in the reserve for repurchase liability for third-party lender losses were as follows for the three months ended March 31, 2020 (in thousands):

Beginning balance, December 31, 2019	$4,978
Provision for repurchase liabilities	3,335
Finance receivables charged off	(4,131)
Recoveries of charge offs	264

Ending balance, March 31, 2020	$4,446

The Company released the reserve for repurchase liability for third-party lender losses on January 1, 2021 upon election of the fair value option for the repurchase liability for third party lender losses. As such, there was no reserve for repurchase liability for third-party lender losses as of January 1, 2021 and for the three months ended March 31, 2021.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Finance Receivables (Continued)

The following is an assessment of the credit quality of finance receivables at amortized cost and presents the recency delinquency and contractual delinquency of the finance receivable portfolio as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021		December 31, 2020
	Recency delinquency	Contractual delinquency	Recency delinquency	Contractual delinquency
Current	$93	$93	$240,623	$220,438
Delinquency
30-59 days	—	—	7,760	12,574
60-89 days	—	—	7,560	9,852
90+ days	—	—	—	13,079

Total delinquency	—	—	15,320	35,505

Finance receivables	$93	$93	$255,943	$255,943

In accordance with the Company’s income recognition policy, finance receivables in non-accrual status as of December 31, 2020 was $19,277 thousand. There were no finance receivables guaranteed by the Company under the CSO program which were greater than 90 days past due as of March 31, 2021 and December 31, 2020, which had not already been repurchased by the Company and included in the totals above.

Note 3. Property, Equipment and Software, Net

Property, equipment and software consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Capitalized technology	$23,644	$20,908
Furniture, fixtures and equipment	3,373	3,228
Leasehold improvements	979	862

Total property, equipment and software	27,996	24,998
Less accumulated depreciation and amortization	(16,604)	(14,440)

Property, equipment and software, net	$11,392	$10,558

Depreciation and amortization expense for the three months ended March 31, 2021 and 2020 was $2,164 thousand and $1,397 thousand, respectively.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4. Borrowings

The following is a summary of the Company’s borrowings (in thousands):

Purpose	Borrower	Borrowing Capacity	March 31, 2021	December 31, 2020	Interest Rate as of March 31, 2021	Maturity Date
Secured borrowing payable	Opportunity Funding SPE II, LLC	$72,165	$15,854	$16,025	15.00%	October 2021

Senior debt
Revolving line of credit	Opportunity Financial, LLC	$10,000	$—	$5,000	LIBOR plus 2.50%	February 2022
Revolving line of credit	Opportunity Funding SPE III, LLC	175,000	55,100	59,200	LIBOR plus 6.00%	January 2024
Revolving line of credit	Opportunity Funding SPE V, LLC	75,000	20,922	24,222	LIBOR plus 7.25%	April 2023
Revolving line of credit	Opportunity Funding SPE VI, LLC	50,000	13,948	16,148	LIBOR plus 7.25%	April 2023
Revolving line of credit	Opportunity Funding SPE IV, LLC	25,000	8,300	12,506	LIBOR plus 4.25%	August 2021

Total revolving lines of credit		335,000	98,270	117,076

Term loan, net	Opportunity Financial, LLC	50,000	48,234	14,650	LIBOR plus 10.00%	March 2025

Total senior debt		$385,000	$146,504	$131,726

Subordinated debt—related party	Opportunity Financial, LLC	$4,000	$—	$4,000	14.00%	December 2023

Other debt	Opportunity Financial, LLC	$6,354	$6,354	$6,354	1.00%	April 2022

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Borrowings (Continued)

Secured borrowing payable: During 2017, Opportunity Funding SPE II, LLC entered into a preferred return agreement. Per the terms of the agreement, the finance receivables are grouped into quarterly pools. Collections are distributed on a pro rata basis after the payout of expenses to back-up servicer, servicer and other relevant parties. This agreement is secured by the assets of Opportunity Funding SPE II, LLC. The receivables are transferred to Opportunity Funding SPE II, LLC and OppWin LLC by Opportunity Financial, LLC, which has provided representations and warranties in connection with such sale. The agreement is subject to various financial covenants.

During 2018, the SPE II, LLC preferred return agreement was amended. Opportunity Funding SPE II, LLC sells a 97.5 percent interest of certain unsecured finance receivables to the unrelated third party. Per the revised agreement, the unrelated third party earns a preferred return of 15 percent and a performance fee after the preferred return has been satisfied. The initial agreement expired August 1, 2018 and was then extended for one year. The agreement provides for two consecutive options to renew the purchase period for eighteen months. The unrelated third party exercised the first option, which provides a $65,000 thousand purchase commitment by the unrelated third party. After satisfaction of the purchase commitment, the agreement provides for a third option for an additional $100,000 thousand purchase commitment.

In May 2020, the SPE II, LLC preferred return agreement was amended. The unrelated third party exercised the option, which provides an additional $100,000 thousand purchase commitment, resulting in a total $165,000 thousand purchase commitment by the unrelated third party, of which $92,835 thousand and $79,816 thousand of finance receivables have been purchased with an active secured borrowing balance of $15,854 thousand and $16,025 thousand as of March 31, 2021 and December 31, 2020, respectively.

For the three months ending March 31, 2021 and 2020, interest expense related to this facility totaled $825 thousand and $738 thousand, respectively. Additionally, the Company has capitalized $168 thousand in debt issuance costs in connection with this transaction, of which $13 thousand and $13 thousand was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the remaining balance of unamortized debt issuance costs associated with this facility was $17 thousand and $30 thousand, respectively.

Senior debt: On August 13, 2018, the Company entered into a corporate credit agreement with a maximum available amount of $10,000 thousand. Interest is payable monthly. The facility is secured by the Company’s assets and certain brokerage assets made available by the Schwartz Capital Group (SCG), a related party. The agreement is subject to various financial covenants. On August 6, 2020, the corporate credit agreement was amended, and the maturity date was extended to February 2022.

On March 23, 2021, the borrowings under this revolving credit agreement were paid in full. As of March 31, 2021, the Company had no amounts outstanding. For the three months ended March 31, 2021 and 2020, interest expense paid related to the revolving credit agreement totaled $35 thousand and $53 thousand, respectively. Additionally, the Company has capitalized $294 thousand in debt issuance costs in connection with this transaction, of which $21 thousand and $16 thousand was expensed during the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021, there were no unamortized debt issuance costs associated with the facility. As of December 31, 2020, the remaining balance of unamortized debt issuance costs associated with the facility was $21 thousand.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Borrowings (Continued)

On January 23, 2018, Opportunity Funding SPE III, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $75,000 thousand. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE III, LLC. Opportunity Financial, LLC provides certain representations and warranties. The line of credit agreement is subject to a borrowing base threshold and various financial covenants, including maintaining a minimum tangible net worth and maximum senior debt to equity.

On January 31, 2020, the revolving line of credit agreement was amended to increase the aggregate commitment to $175,000 thousand. The amendment also changes the interest rate to one-month LIBOR plus 6 percent with a 2 percent LIBOR floor. The agreement matures in January 2024.

For the three months ended March 31, 2021 and 2020, interest expense related to the line of credit agreement totaled $1,299 thousand and $2,520 thousand, respectively. Additionally, the Company has capitalized $2,093 thousand in debt issuance costs in connection with this transaction, of which $176 thousand and $225 thousand was expensed during the three months ended March 31, 2021 and 2020, respectively. As of March 31, 2021 and December 31, 2020, the remaining balance of unamortized debt issuance costs associated with the facility was $1,289 and $1,453, respectively.

In April 2019, Opportunity Funding SPE V, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $75,000 thousand. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE V, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

For the three months ended March 31, 2021 and 2020, interest expense related to this facility totaled $610 thousand and $1,057 thousand, respectively. Additionally, the Company has capitalized $1,158 thousand in debt issuance costs in connection with this transaction of which $105 thousand and $88 thousand was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the remaining balance of unamortized debt issuance costs associated with this facility was $442 thousand and $538 thousand, respectively.

In April 2019, Opportunity Funding SPE VI, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $50,000 thousand. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE VI, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

For the three months ended March 31, 2021 and 2020, interest expense related to this facility totaled $407 thousand and $707 thousand, respectively. Additionally, the Company has capitalized $918 thousand in debt issuance costs in connection with this transaction of which $82 thousand and $76 thousand was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the remaining balance of unamortized debt issuance costs associated with this facility was $342 thousand and $425 thousand, respectively.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Borrowings (Continued)

In August 2019, Opportunity Funding SPE IV, LLC entered into a revolving line of credit agreement that provides maximum borrowings of $25,000 thousand. Interest is payable monthly. Borrowings are secured by the assets of Opportunity Funding SPE IV, LLC. Opportunity Financial, LLC provides certain representations and warranties related to the debt, as well as an unsecured guaranty. The line of credit agreement is subject to a borrowing base and various financial covenants, including maintaining a minimum tangible net worth and restrictions related to dividend payments.

For the three months ended March 31, 2021 and 2020, interest expense related to this facility totaled $111 thousand and $180 thousand, respectively. Additionally, the Company has capitalized $427 thousand in debt issuance costs in connection with this transaction of which $60 thousand and $46 thousand was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations. As of March 31, 2021 and December 31, 2020, the remaining balance of unamortized debt issuance costs associated with this facility was $98 thousand and $131 thousand, respectively.

In November 2018, Opportunity Financial, LLC entered into a $25,000 thousand senior secured multi-draw term loan agreement, which is secured by a senior secured claim on Opportunity Financial, LLC’s assets and a second lien interest in the receivables owned by Opportunity Funding SPE III, LLC, Opportunity Funding SPE V, LLC, and Opportunity Funding SPE VI, LLC. Interest is payable monthly. The loan agreement is subject to various financial covenants. Per the terms of the loan agreement, Opportunity Financial, LLC has issued warrants to the lender. In April 2020, the Company exercised an option to increase the facility commitment amount to $50,000 thousand.

On March 23, 2021, the senior secured multi-draw term loan agreement was amended to decrease the interest rate from LIBOR plus 12% to LIBOR plus 10% and extend the maturity date to March 23, 2025. On March 30, 2021, the Company drew the remaining $35,000 thousand available commitment. As of March 31, 2021 and December 31, 2020, the outstanding balances of $50,000 thousand and $15,000 thousand are net of unamortized discount of $15 thousand and $19 thousand, respectively, and unamortized debt issuance costs of $1,751 thousand and $331 thousand, respectively.

For the three months ended March 31, 2021 and 2020, interest expense related to the loan agreement totaled $664 thousand and $632 thousand, respectively. Additionally, the Company has capitalized $2,295 thousand in debt issuance costs in connection with this transaction, of which $63 thousand and $56 thousand was expensed during the three months ended March 31, 2021 and 2020, respectively, which is included in the consolidated statements of operations.

Subordinated debt—related party: The Company has an unsecured line of credit agreement with SCG, a related party, with a maximum available amount of $4,000 thousand. Interest due on this facility is paid quarterly, and the outstanding balance is due at maturity. Subordinated debt is subject to the same debt covenants as senior debt facilities. On March 30, 2021, the borrowings under this unsecured line of credit agreement were paid in full. As of March 31, 2021, the Company had no amounts outstanding.

For the three months ended March 31, 2021 and 2020, interest expense paid to the related party associated with these debt agreements was $137 thousand and $140 thousand, respectively.

Other debt: On April 13, 2020, the Company obtained an unsecured loan in the amount of $6,354 thousand from a bank in connection with the U.S. Small Business Administration’s (SBA) Paycheck Protection Program (the

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Borrowings (Continued)

PPP Loan). Pursuant to the Paycheck Protection Program, all or a portion of the PPP Loan may be forgiven if the Company uses the proceeds of the PPP Loan for its payroll costs and other expenses in accordance with the requirements of the Paycheck Protection Program. The Company used the proceeds of the PPP Loan for payroll costs and other covered expenses and sought full forgiveness of the PPP Loan, but there can be no assurance that the Company will obtain any forgiveness of the PPP Loan.

If the PPP Loan is not fully forgiven, the Company will remain liable for the full and punctual payment of the outstanding principal balance plus accrued and unpaid interest. The Company submitted the forgiveness application on November 14, 2020. The SBA has not completed its review of the Company’s eligibility for forgiveness. If the SBA determines that the loan is not fully forgiven, the first payment would be due no earlier than 30 days after the date a decision is reached on the loan forgiveness.

As of March 31, 2021, required payments for all borrowings, excluding secured borrowing and revolving lines of credit, for each of the next five years are as follows (in thousands):

Year	Amount
Remainder of 2021	$4,399
2022	1,955
2023	—
2024	—
2025	50,000

Total	$56,354

Note 5. Warrants

In November 2018, in conjunction with the Company entering into a senior secured multi-draw term loan, Opportunity Finance, LLC issued warrant units to the lender. At close, warrant units equal to 1.0 percent of the total outstanding fully diluted units of equity (preferred units plus class A units) of Opportunity Financial, LLC were issued. Under the terms of the loan agreement, borrowings are subject to additional warrants equal to 0.5 percent of the total outstanding fully diluted units of equity as additional debt is drawn on the facility up to $10,000 thousand. The Company uses an unrelated third party to estimate the fair value of the warrant units issued on an annual basis.

The fair value of the warrant units was estimated using an option pricing model that used the following assumptions:

December 31, 2020
Expected term	3 years
Volatility	52.0%
Discount for lack of marketability	45.0%
Risk free rate	0.2%

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Warrants (Continued)

The total proceeds were allocated on a relative fair value basis to the two instruments issued in conjunction and the amount allocated to the warrant units also represented a discount to the debt which is being amortized into interest expense over the term of the agreement. As of March 31, 2021 and December 31, 2020, the fair value of the warrant unit liability was $1,309 thousand and is included in accrued expenses in the consolidated balance sheets.

Note 6. Members’ Equity

The Company has two classes of partnership interests, preferred unit and profit unit interest.

Preferred Unit: Preferred units holders have 100% of the voting rights of the Company and receive distributions, up to unit holders’ cumulative contribution, prior to profit unit interest members. In addition, preferred unit holders have preemptive rights regarding issuance of any securities and the ability to call special meetings. Each Preferred Member shall have the right to vote on matters on which Members may vote with each Preferred Share having one vote. The CEO Manager shall have one vote for each matter voted upon by the Board of Managers and each Founding Manager shall have the greater of: (i) two votes for each matter voted upon by the Board of Managers; and (ii) a number of votes which when added to the number of votes of each of the other Founding Managers results in the Founding Managers having a majority of the votes of the Board of Managers.

Profit Unit Interest: The Operating Agreement was amended in December 2015 to create Class A units to facilitate in the issuance of profit unit interest or Participating Class A Units. Profit unit interest holders have no right to vote or otherwise participate in any discussions of the interest holders, or any right to receive information concerning the Company. The holders of the profit unit interest shall not participate in distribution of income or gain of the Company until the preferred unit holders have received cumulative non-tax distributions equal to capital contributions. The Company has not made non-tax distributions to date. As of March 31, 2021, there have been 12,147,335 units authorized and granted for profit unit interest. The units vest partially on time thresholds over a four-year period based on the vesting schedule and other contractual terms presented in each participant’s agreement; and partially upon performance thresholds including a sale of the Company or based on Company distributions to shareholders.

As of March 31, 2021 and December 31, 2020, the contractually vested units outstanding was 7,789,637 and 7,463,802, respectively.

In accordance with authoritative guidance for equity-based compensation, the Company determines expense based on the measurement date fair value. The Company uses the Black-Scholes option-pricing model to determine the fair value of the profit unit interest. Compensation cost is recognized ratably over the contractually stated vesting period.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Members’ Equity (Continued)

Total compensation expense for the three months ended March 31, 2021 was $49 thousand. There was no compensation expense for the three months ended March 31, 2020. The compensation expense accounted for all vested units based on the following assumptions:

December 31, 2020
Expected term	3 years
Volatility	68.0%
Discount for lack of marketability	45.0%
Risk free rate	0.2%

The following table summarizes data concerning the profit unit interest (units in thousands):

	Units	Avg Fair Value at Grant Date
Outstanding at December 31, 2019	9,799	$0.05
Granted	2,414	$0.17
Forfeited	(11)	$0.03

Outstanding at December 31, 2020	12,202	$0.08

Granted	—	—
Forfeited	(55)	$0.08

Outstanding at March 31, 2021	12,147	$0.08

The following table provides information pertaining to non-vested units (units in thousands):

	Units	Avg Fair Value at Grant Date
Non-vested units at December 31, 2019	3,467	$0.10
Granted	2,414	$0.17
Vested	(1,132)	$0.13
Forfeited	(11)	$0.03

Non-vested units at December 31, 2020	4,738	$0.12

Granted	—	—
Vested	(326)	$0.15
Forfeited	(55)	$0.08

Non-vested units at March 31, 2021	4,357	$0.12

As of March 31, 2021 and December 31, 2020, unrecognized compensation expense was $710 thousand and $570 thousand, respectively.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Interest and Loan Related Income, Net

The following table summarizes interest and loan related income, net, for the three months ended March 31 (in thousands):

	2021	2020
Interest and loan related income, gross	$84,103	$88,845
Amortization of loan origination costs	—	(14,316)

Interest and loan related income, net	$84,103	$74,529

Note 8. Interest Expense and Amortized Debt Issuance Costs

The following table summarizes interest expense and amortized debt issuance costs for the three months ended March 31 (in thousands):

	2021	2020
Interest expense	$3,950	$5,887
Amortized debt issuance costs	521	520

Interest expense and amortized debt issuance costs	$4,471	$6,407

Note 9. Variable Interest Entities

The following table summarizes the carrying amounts of the variable interest entities’ assets and liabilities included in Opportunity Financial, LLC’s consolidated balance sheets, prior to intercompany eliminations, as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$—	$127
Restricted cash	9,926	12,350
Finance receivables at fair value	179,903	—
Finance receivables at amortized cost, net	—	148,473
Debt issuance costs, net	2,188	2,576
Other assets	23	26

Liabilities:
Accounts payable	$34	$49
Accrued expenses	1,671	1,647
Secured borrowing payable	15,854	16,025
Senior debt	98,270	112,076

Note 10. Fair Value Measurements

Fair value on a nonrecurring basis: The Company has no assets or liabilities measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Fair Value Measurements

Fair value measurement on a recurring basis: Effective January 1, 2021, the Company elected the fair value option to account for its installment loan finance receivables. Prior to that, the Company only had warrant units that were measured at fair value on a recurring basis.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 are as follows (in thousands):

	Carrying Value March 31, 2021	Fair Value Measurements
		Level 1	Level 2	Level 3
Financial assets
Finance receivables at fair value(1)	$269,782	—	—	$269,782

Financial liabilities
Warrant units(2)	(1,309)	—	—	(1,309)

	Carrying Value December 31, 2020	Fair Value Measurements
		Level 1	Level 2	Level 3
Financial liabilities
Warrant units(2)	$(1,309)	—	—	$(1,309)

(1)

The Company primarily estimates the fair value of its finance receivables portfolio using discounted cash flow models that have been internally developed. The models use inputs that are unobservable but reflect the Company’s best estimates of the assumptions a market participant would use to calculate fair value. The following table presents quantitative information about the significant unobservable inputs used for the Company’s loan and finance receivables fair value measurements as of March 31, 2021:

March 31, 2021
Interest rate on finance receivables	146.70%
Discount rate	21.50%
Servicing fee*	-5.01%
Remaining life	0.558 years
Default rate*	19.50%
Accrued interest*	3.80%
Prepayment rate*	20.90%

*	Stated as a percentage of finance receivables
(2)

The estimated fair value of the warrant units is calculated using an option pricing model. The resulting fair value measurement is categorized as a Level 3 measurement. There was no warrant expense for the three months ended March 31, 2021 and 2020.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Fair Value Measurements (Continued)

Financial assets and liabilities not measured at fair value: The following table presents the carrying value and estimated fair values of financial assets and liabilities disclosed but not carried at fair value and the level within the fair value hierarchy as of March 31, 2021 (in thousands):

	Carrying Value March 31, 2021	Fair Value Measurements
		Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$76,935	$76,935	$—	$—
Restricted cash	19,030	19,030	—	—
Finance receivables at amortized cost, net	86	—	—	86
Liabilities:
Secured borrowing payable	15,854	—	—	15,854
Senior debt, net	146,504	—	—	146,504
Other debt	6,354	—	—	6,354

The following table presents the carrying value and estimated fair values of financial assets and liabilities disclosed but not carried at fair value and the level within the fair value hierarchy as of December 31, 2020 (in thousands):

	Carrying Value December 31, 2020	Fair Value Measurements
		Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents	$25,601	$25,601	$—	$—
Restricted cash	20,056	20,056	—	—
Finance receivables at amortized cost, net	222,243	—	—	287,437
Liabilities:
Reserve for repurchase liability	4,241	—	—	4,241
Secured borrowing payable	16,025	—	—	16,025
Senior debt, net	131,726	—	—	131,726
Subordinated debt - related party	4,000	—	—	4,000
Other debt	6,354	—	—	6,354

Note 11. Commitments, Contingencies and Related Party Transactions

Commitment: The Company leases its office facilities under a non-cancelable operating lease agreement with an unrelated party. On November 26, 2019, the Company amended the lease agreement to rent additional office space. The amendment reduced the required deposit of a letter of credit from $1,500 thousand to $1,000 thousand, which would be paid to the lessor in the event of default. As of March 31, 2021 and December 31, 2020, there were no outstanding balances on the letter of credit. The amendment also extended the expiration date to September 2030.

Rent expense for the three months ended March 31, 2021 and 2020 was $875 thousand and $703 thousand, respectively, and is included in occupancy expense in the consolidated statements of operations.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Commitments, Contingencies and Related Party Transactions (Continued)

Future minimum lease payments as of March 31, 2021 are as follows (in thousands):

Year	Amount
Remainder of 2021	$1,486
2022	2,271
2023	2,339
2024	2,410
2025	2,482
Thereafter	12,840

Total	$23,828

Legal contingencies: Due to the nature of its business activities, the Company is subject to extensive regulations and threatened legal action which arises in the normal course of business.

The Company has received inquiries from certain agencies and states on its lending compliance, the validity of the bank partnership model, and its ability to facilitate the servicing of bank originated loans. Management is confident that its lending practices and the bank partnership structure, in addition to the Company’s technologies, services, and overall relationship with its bank partners, complies with state and federal laws. However, the inquiries are still in process and the outcome is unknown at this time.

In the opinion of management, after considering the advice of its legal counsel, there is no pending or threatened legal action of any material consequence as of March 31, 2021 and December 31, 2020 and that any reasonably possible losses in addition to amounts accrued are not material to the financial statements.

Related party transactions: In August 2020, the Company entered into a Management Fee Agreement (the Agreement) with SCG. Per the Agreement, SCG provides board and advisory services. For the three months ended March 31, 2021, management fees totaled $175 thousand.

Note 12. Concentration of Credit Risk

As of March 31, 2021, the Company’s portfolio of finance receivables is concentrated to consumers living primarily in Florida and Illinois, which make up approximately 14 percent and 12 percent, respectively, of the gross receivable portfolio. There were no other states that make up more than 10 percent or more of the Company’s portfolio of finance receivables. As of December 31, 2020, the Company’s portfolio of finance receivables is concentrated to consumers living primarily in Florida and Illinois, which make up approximately 14 percent and 13 percent, respectively, of the gross receivable portfolio. Furthermore, such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas. The Company is also exposed to a concentration of credit risk inherent in providing alternate financing programs to borrowers who cannot obtain traditional bank financing.

Opportunity Financial, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Retirement Plan

The Company sponsors a 401(k) retirement plan (the Plan) for its employees. Full time employees (except non-resident aliens) who are age 21 and older are eligible to participate in the Plan. The Plan participants may elect to contribute a portion of their eligible compensation to the Plan. The Company has elected a matching contribution up to 4% on eligible employee compensation and the Company’s contribution to the Plan for the three months ended March 31, 2021 and 2020 totaled $343 thousand and $263 thousand, respectively, which is included in salaries and employee benefits in the consolidated statements of operations.

Note 14. Earnings per unit

The following table sets forth the computation of the Company’s basic and diluted earnings per unit:

	Three Months Ended March 31,
(in thousands except per unit data)	2021	2020
Numerator:
Net income	$24,384	$16,897

Denominator:
Weighted average units outstanding - basic	41,102,500	41,102,500
Weighted average units outstanding - diluted	41,317,262	41,102,500
Basic earnings per unit	$0.59	$0.41
Diluted earnings per unit	$0.59	$0.41

As of March 31, 2021 and 2020, there were warrants representing 296,697 units and 511,459 units, respectively, that were anti-dilutive. There were 214,762 and 0 dilutive common unit equivalents for the three months ended March 31, 2021 and 2020, respectively.

Note 15. Subsequent Events

The Company has evaluated the impact of events that have occurred through June 21, 2021 for potential recognition and/or disclosure.

Business Combination: On February 9, 2021, the Company entered into a definitive business combination agreement with FG New America Acquisition Corp., a special purpose acquisition corporation, that would result in the Company becoming a public company. The business combination is expected to close by the end of the second quarter of 2021.

ANNEX A

BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT

by and among

FG NEW AMERICA ACQUISITION CORP.,

OPPORTUNITY FINANCIAL, LLC,

OPPFI SHARES, LLC,

and

TODD SCHWARTZ

AS THE MEMBERS’ REPRESENTATIVE HEREUNDER

DATED AS OF FEBRUARY 9, 2021

A-i

A-ii

EXHIBITS

Exhibit A – Buyer Second A&R Certificate of Incorporation

Exhibit B – Buyer A&R Bylaws

Exhibit C – Amended Sponsor Letter

Exhibit D – Company A&R LLCA

Exhibit E – Tax Receivable Agreement

Exhibit F – Investor Rights Agreement

Exhibit G – Illustrative Working Capital Calculation

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of February 9, 2021 (the “Effective Date”), by and among (i) FG New America Acquisition Corp., a Delaware corporation (the “Buyer”), (ii) Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), (iii) OppFi Shares, LLC, a Delaware limited liability company (“OFS”) and (iv) Todd Schwartz (the “Members’ Representative”). Each of the Buyer, the Company and the Members’ Representative is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Buyer is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Buyer Board has (i) determined that the transactions contemplated by this Agreement are fair, advisable and in the best interests of Buyer and Buyer Stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board and the Founder (as such term is defined in the Company’s LLCA) have (i) determined that the transactions contemplated hereby are fair, advisable and in the best interest of the Company, and (ii) approved this Agreement and the transactions contemplated hereby, including the Company A&R LLCA, upon and subject to the conditions set forth herein and in accordance with the Company’s LLCA (the “Requisite Consent”);

WHEREAS, not later than immediately prior to the Closing, the Buyer shall amend and restate (i) the Buyer Certificate of Incorporation by adopting the Second Amended and Restated Certificate of Incorporation of Buyer, substantially in the form attached hereto as Exhibit A (the “Buyer Second A&R Certificate of Incorporation”) and (ii) the Buyer Bylaws by adopting the Amended and Restated Bylaws of Buyer, substantially in the form attached hereto as Exhibit B (the “Buyer A&R Bylaws”), to (among other things) establish a structure containing Buyer Class A Common Stock, which will carry such economic and voting rights as set forth in the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws, and Buyer Class V Voting Stock, which will carry only such voting rights as set forth in the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws;

WHEREAS, pursuant to the terms and conditions of the Buyer Certificate of Incorporation, in connection with the Closing, all then-outstanding shares of Buyer Class B Common Stock will be converted into shares of Buyer Class A Common Stock (after giving effect to the Amended Sponsor Letter (as defined below)) on a one-for-one basis and into shares of Buyer Class A Common Stock (the “Buyer Class B Common Stock Conversion”);

WHEREAS, as of the Effective Date, the Founder Holders have agreed, at and conditioned upon the Closing, to waive any and all anti-dilution rights described in Buyer’s Certificate of Incorporation or otherwise with respect to the shares of Buyer Class A Common Stock (that formerly constituted shares of Buyer Class B Common Stock held by the Founder Holders) held by the Founder Holders, as more fully set forth in, and subject to the terms and conditions of, an Amended and Restated Sponsor Letter, by and between the Founder Holders, the Members’ Representative, the Company and the Buyer, in the form attached hereto as Exhibit C (the “Amended Sponsor Letter”);

WHEREAS, prior to the Closing, the Company will effectuate a recapitalization, pursuant to which all Preferred Shares, Economic Interests and Class A Shares held by the members of the Company (the “Members”)

will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of Equity Interests designated as “Class A Common Units” (“Company Units”) in the amounts determined in accordance with the Company A&R LLCA (as defined below), the result of which will be that the Members will collectively hold a single class of Company Units as of immediately prior to the Closing (the “Recapitalization”);

WHEREAS, simultaneously with the Closing, the Company and the Members’ Representative, in his capacity as controlling member of the Company, shall amend and restate the Company’s LLCA by adopting the Third Amended and Restated Limited Liability Company Agreement of the Company substantially in the form attached hereto as Exhibit D (the “Company A&R LLCA”) to, among other things, reflect the Recapitalization, to permit the issuance and ownership of the Equity Interests of the Company as contemplated to be issued and owned upon consummation of the transactions contemplated by this Agreement, designate the Buyer as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company A&R LLCA, in each case, as set forth in the Company A&R LLCA;

WHEREAS, in connection with Closing, on the Closing Date, the Members (on a Pro Rata Basis) will collectively subject (i) twenty-five million five hundred thousand (25,500,000) Retained Company Units held by them (the “Earnout Company Units”) and (ii) twenty-five million five hundred thousand (25,500,000) shares of the Buyer Class V Voting Stock distributed to them by the Company (the “Earnout Voting Shares”) to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Buyer wishes to acquire the Closing Company Units from the Company in exchange for the Cash Consideration, that number of shares of Buyer Class V Voting Stock equal to the number of Retained Company Units (including the Earnout Company Units) and certain rights under the Tax Receivable Agreement, in each case, in accordance with the terms of this Agreement;

WHEREAS, simultaneously with the Closing, the Members, the Members’ Representative, the Company and the Buyer will enter into a Tax Receivable Agreement substantially in the form attached hereto as Exhibit E (the “Tax Receivable Agreement”);

WHEREAS, simultaneously with the Closing, the Members, the Members’ Representative, the Founder Holders and the Buyer will enter into an Investor Rights Agreement substantially in the form attached hereto as Exhibit F (the “Investor Rights Agreement”); and

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements, the Buyer shall provide an opportunity to the Buyer Stockholders to exercise their rights to participate in the Buyer Share Redemption, on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the Buyer Stockholders for the transactions contemplated by this Agreement and by the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1     Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.15(c).

“Additional Buyer Filings” has the meaning set forth in Section 5.11(f).

“Additional Company Units” means the number of Company Units equal to the quotient of (a) the Excess Amount divided by (b) ten dollars ($10.00), rounded up to the next whole Company Unit.

“Adjustment Determination Date” has the meaning set forth in Section 2.3(b)(ii).

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise.

“Affiliated Transactions” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 7.1(g).

“Alternative Target” has the meaning set forth in Section 5.17(b).

“Amended Sponsor Letter” has the meaning set forth in the Recitals.

“Ancillary Agreements” means the Company A&R LLCA, the Tax Receivable Agreement, the Investor Rights Agreement, the Amended Sponsor Letter, the documents and approvals underlying the Requisite Consent and each other agreement, instrument and certificate required by this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986 and any other applicable Law related to money laundering of any jurisdictions in which any OppFi Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Assets” has the meaning set forth in Section 3.18(a).

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the (without duplication) (a) the cash in the Trust Account, (b) less amounts required for the Buyer Share Redemptions.

“Business Combination” has the meaning ascribed to such term in the Buyer Certificate of Incorporation and the Buyer Bylaws.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer A&R Bylaws” has the meaning set forth in the Recitals.

“Buyer Balance Sheet” has the meaning set forth in Section 4.12(c).

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Board Recommendation” has the meaning set forth in Section 4.1(a).

“Buyer Bylaws” means the bylaws of the Buyer, dated as of June 24, 2020, as in effect on the Effective Date.

“Buyer Capital Stock” means (a) prior to the Closing, the Buyer Class A Common Stock, the Buyer Class B Common Stock and the Buyer Preferred Stock and (b) following the Closing, the Buyer Class A Common Stock, the Buyer Class V Voting Stock and the Buyer Preferred Stock.

“Buyer Certificate of Incorporation” means the amended and restated certificate of incorporation of Buyer, dated as of September 29, 2020, as in effect on the Effective Date.

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation and the Buyer Second A&R Certificate of Incorporation.

“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B Common Stock Conversion” has the meaning set forth in the Recitals.

“Buyer Class V Voting Stock” means the Class V common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Second A&R Certificate of Incorporation.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with, or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with, or other transaction that would constitute a Business Combination with or involving the Buyer and a third party, other than the OppFi Companies.

“Buyer’s Disclosure Letter” means the Disclosure Letter delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Executives” means Larry Swets and Hassan Baqar.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization.), Section 4.3 (Brokerage), Section 4.4 (Trust Account) and Section 4.13 (Investment Intent).

“Buyer Governing Documents” means, at any time prior to the Closing, the Buyer Certificate of Incorporation and the Buyer Bylaws, and, at any time following the Closing, the Buyer Second A&R Certificate of Incorporation and the Buyer A&R Bylaws, as in effect at such time.

“Buyer Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had a material and adverse effect upon the ability of the Buyer to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided that the consummation of any Buyer Share Redemptions shall not be deemed to constitute a Buyer Material Adverse Effect.

“Buyer Parties” has the meaning set forth in Section 10.2(a).

“Buyer Post-Closing Representation” has the meaning set forth in Section 10.16(b)(i).

“Buyer Preferred Stock” means the preferred stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation and the Buyer Second A&R Certificate of Incorporation.

“Buyer Prepared Returns” has the meaning set forth in Section 7.1(a)(i).

“Buyer Public Securities” has the meaning set forth in Section 4.8.

“Buyer Released Matters” has the meaning set forth in Section 5.13(b).

“Buyer Released Parties” has the meaning set forth in Section 5.13(b).

“Buyer Releasing Parties” has the meaning set forth in Section 5.13(b).

“Buyer SEC Documents” has the meaning set forth in Section 4.5(a).

“Buyer SEC Filing” means the forms, reports, schedules, registration statements and other documents required to be filed by the Buyer with the SEC, including the Proxy Statement, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Second A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Class A Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement), by tendering such holders Buyer Class A Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Buyer Stockholder Meeting.

“Buyer Stockholder Meeting” means a special meeting of the Buyer Stockholders to vote on the Buyer Stockholder Voting Matters.

“Buyer Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the proposed Buyer Second A&R Certificate of Incorporation, (c) the adoption of the LTIP, (d) the issuance of the Buyer Class A Shares and Buyer Class V Voting Stock, including the Earnout Voting Shares, pursuant to this Agreement, to the extent required by the Stock Exchange, and (e) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Buyer Stockholders in the Proxy Statement and agreed to by the Buyer and the Company.

“Buyer Stockholders” means the holders of the Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Preferred Stock, in each case, as of immediately prior to the Closing.

“Buyer Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Buyer, in each case, as set forth herein.

“Buyer Transaction Expenses Certificate” has the meaning set forth in Section 2.2(b).

“Buyer Warrants” has the meaning set forth in Section 4.2(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash Adjustment” means the amount equal to the sum of (a) the Company Cash Amount, minus (b) the amount by which the Working Capital is less than the Target Working Capital Amount, if any, plus, (c) the amount by which the Working Capital is greater than the Target Working Capital Amount, if any.

“Cash Consideration” means an amount equal to (a) the Available Closing Date Cash, minus (b) the Closing Cash Shortfall, if any.

“Change of Control” means, solely for purposes of Section 2.6, (a) a direct or indirect sale, lease, transfer, or other disposition of all or substantially all of the assets of the Buyer and the OppFi Companies (taken as a whole) in any transaction or series of related transactions to a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party, (b) any merger, consolidation, or reorganization to which Buyer or the Company, on the one hand, and a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party, on the other hand, are parties, except for a merger, consolidation, or reorganization in which, after giving effect to such merger, consolidation, or reorganization, the holders of the Buyer’s outstanding voting Equity Interests immediately prior to the merger, consolidation, or reorganization will own, directly or indirectly, immediately following the merger, consolidation, or reorganization, Equity Interests representing a majority of the voting Equity Interests in the surviving Person of such merger, consolidation, or reorganization, (c) any sale, transfer, or issuance, or series of related sales, transfers, and/or issuances, of the voting Equity Interests of the Buyer or the Company which results in a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party beneficially owning Equity Interests representing a majority of the voting Equity Interests of the Buyer or the Company; or (d) one or both of the following has occurred: (x) any sale, transfer, or issuance, or series of related sales, transfers and/or issuances, of the Equity Interests of the Buyer or the Company by one or more Members (or their Permitted Transferees (as defined in the Investor Rights Agreement)), such that, following such sale, transfer, or issuance, Members and their Permitted Transferees (taken together) hold less than fifty percent (50%) of the issued and outstanding voting Equity Interests of the Buyer and (y) which results in a “person” or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not a Member or a Permitted Transferee of a Member beneficially owning a percentage of the voting Equity Interests of the Buyer that is greater than the percentage of the voting Equity Interests of the Buyer beneficially owned by Members and their Permitted Transferees (taken together). For the avoidance of doubt, the Recapitalization shall not constitute a Change of Control.

“Class A Shares” means the Class A Shares (as defined in the Company’s LLCA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash Shortfall” means the amount, if any, by which (a) the aggregate amount of Transaction Expenses plus (b) the Minimum Cash Amount exceeds (c) the Company Cash Amount.

“Closing Company Units” means a number of Company Units equal to the aggregate number of outstanding shares of Buyer Class A Common Stock issued and outstanding as of immediately prior to the Closing (after giving effect to any Buyer Share Redemptions and the Buyer Class B Common Stock Conversion).

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Form 8-K” has the meaning set forth in Section 5.11(g).

“Closing Members” means the Members who were Members immediately prior to the Closing.

“Closing Press Release” has the meaning set forth in Section 5.11(g).

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company A&R LLCA” has the meaning set forth in the Recitals.

“Company Board” means, at any time, the board of managers of the Company.

“Company Cash Amount” means, with respect to the OppFi Companies and as of 12:01 a.m. on the Closing Date, all cash, cash equivalents, deposits and marketable securities held by or in the name of such OppFi Companies at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time, in each case as determined in accordance with GAAP; provided that Company Cash Amount shall be calculated net of issued but uncleared checks, drafts and outgoing wires of such OppFi Companies; provided, further, that Company Cash Amount shall not take into account any Transaction Expenses unpaid as of 12:01 a.m. on the Closing Date and shall be computed by adding back the amount of any Transaction Expenses paid by any of the OppFi Companies (and not reimbursed by the Buyer) prior to such time.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by OFMH on behalf of any current or former employees, directors or other service providers of the OppFi Companies, any of the OppFi Companies, or under or with respect to which any of the OppFi Companies has any material Liability (but, for scheduling purposes, excluding any offer letters and/or employment agreements for at-will employment that do not include contractual severance obligations).

“Company Equity Value” means an amount equal to seven hundred forty three million dollars ($743,000,000).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization Authority; Enforceability), Section 3.3 (Capitalization), and Section 3.13 (Brokerage).

“Company Parties” has the meaning set forth in Section 10.2(a).

“Company Permits” has the meaning set forth in Section 3.17(b).

“Company Post-Closing Representation” has the meaning set forth in Section 10.16(a)(i).

“Company PPP Loan” means that certain PPP Loan agreement, entered into between the Company and BMO Harris Bank National Association, dated April 13, 2020 and that Note, entered into between the Company and BMO Harris Bank National Association, dated April 13, 2020, in the principal amount of $6,354,000.00.

“Company Released Matters” has the meaning set forth in Section 5.13(a).

“Company Released Parties” has the meaning set forth in Section 5.13(a).

“Company Releasing Parties” has the meaning set forth in Section 5.13(a).

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to (whether or not billed or accrued for), (i) the Company, (ii) any Member, (iii) the Members’ Representative and (iv) the OppFi Companies, in each case, as set forth herein, and in the case of any Member, only to the extent an OppFi Company is obligated to pay, has paid, or has agreed to pay such Transaction Expense, in each case, as set forth herein.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.2(b).

“Company Units” has the meaning set forth in the Recitals.

“Company’s Disclosure Letter” means the Disclosure Letter delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company’s LLCA” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 8, 2018, as in effect as of the Effective Date and as of immediately prior to the Closing.

“Competing Buyer” has the meaning set forth in Section 5.17(a).

“Competing Transaction” means (a) any transaction involving any OppFi Company, which, upon consummation thereof, would (x) result in any OppFi Company becoming a public company or (y) which would impede, interfere with, or prevent the transactions contemplated hereby, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, or other business combination or similar transaction) of any material portion of the assets (including sale or transfer of any material Intellectual Property) or business of the OppFi Companies, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate could not reasonably be expected to impede, interfere with, prevent the transactions contemplated hereby), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, or other business combination or similar transaction) of Equity Interests of any OppFi Company (excluding any such sale between or among the OppFi Companies) (except, in each case, as contemplated by this Agreement), or (d) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any OppFi Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party); provided that, notwithstanding anything herein to the contrary, “Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than an OppFi Company) that is an Affiliate of any Interested Party so long as such transaction, arrangement, Contract or understanding does not involve any OppFi Company or any assets or Equity Interests of the OppFi Companies.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of October 30, 2020, by and between the Buyer and the Company, as the same may be further amended or supplemented from time to time.

“Contract” means any written contract, agreement, license, sublicense, Lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Copyleft Terms” has the meaning set forth in Section 3.10(d).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Actions” means all reasonable actions taken, planned, or planned to be taken by an OppFi Company in the Ordinary Course of Business in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions, its impact on the operations of the Company, risks to the health and safety of any Person, or actions taken by an applicable Governmental Entity.

“COVID-19 Measures” means any applicable quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, or recommendation promulgated by an applicable Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization, or an industry group providing for business closures), in each case, in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act of 2020 (CARES) and the Families First Coronavirus Response Act of 2020 (FFCRA).

“D&O Provisions” has the meaning set forth in Section 5.14(a).

“Data Room” has the meaning set forth in Section 10.7.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letters” means the Buyer’s Disclosure Letter and the Company’s Disclosure Letter.

“DLA” has the meaning set forth in Section 10.16(a)(i).

“DRE Subsidiaries” has the meaning set forth in Section 7.1(g).

“Earnout Company Units” has the meaning set forth in the Recitals.

“Earnout Notice” has the meaning set forth in Section 2.6(b)(ii).

“Earnout Restrictions” has the meaning set forth in Section 2.6(b)(iv).

“Earnout Voting Shares” has the meaning set forth in the Recitals.

“Economic Interests” means the Economic Interests (as defined in the Company’s LLCA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Available Closing Date Cash Statement” has the meaning set forth in Section 2.2(a).

“Estimated Cash Adjustment” means the amount equal to the sum of (a) the Estimated Company Cash Amount, minus (b) the amount by which the Estimated Working Capital is less than the Target Working Capital Amount, if any, plus, (c) the amount by which the Estimated Working Capital is greater than the Target Working Capital Amount, if any.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(c).

“Estimated Company Cash Amount” has the meaning set forth in Section 2.2(c).

“Estimated Working Capital” has the meaning set forth in Section 2.2(c).

“Excess Amount” has the meaning set forth in Section 2.3(b)(ii).

“Executives” means Jared Kaplan and Shiven Shah.

“Family Member” means (a) (i) the Executives, (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided that, with respect any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Allocation” has the meaning set forth in Section 7.1(g).

“Final Buyer Transaction Expenses” means the finally determined Buyer Transaction Expenses.

“Final Company Transaction Expenses” means the finally determined Company Transaction Expenses.

“Final Tax Basis Balance Sheet” has the meaning set forth in Section 7.1(g).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Founder Holders” means each of the Sponsor, D. Kyle Cerminara, Larry G. Swets, Jr., Joseph Moglia, Nicholas Rudd, Hassan Baqar and Robert Weeks.

“Fraud” means a claim for Delaware common law fraud brought against a Party hereto based on a representation of such Party contained in this Agreement; provided that at the time such representation was made (a) such representation was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (c) such Party had the specific intent to deceive another Party hereto and (d) the other Party acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, or any self-regulated organization or other non-governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law).

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to a Party, without duplication: (a) the outstanding principal amount of, and accrued (but unpaid) interest arising for borrowed money owed to a third party; (b) all indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments.

“Independent Accountant” has the meaning set forth in Section 2.6(b)(ii).

“Independent Auditor” has the meaning set forth in Section 2.3(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in Software, databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (e) all mask works and design rights and all applications, registrations, and renewals in connection therewith, and (f) all trade secrets, confidential business information, and confidential or proprietary ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals.

“Intended Tax Treatment” has the meaning set forth in Section 7.1(f).

“Interested Party” means the Members and any Family Member or Affiliate of such Member (other than any OppFi Company).

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IRS” means Internal Revenue Service.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, applications, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by one of the OppFi Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, after reasonable inquiry and (b) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the Buyer Executives, after reasonably inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Balance Sheet Date” means December 31, 2020.

“Laws” means all applicable federal, state, local, municipal, foreign or other laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, requirements, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the OppFi Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any OppFi Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is three (3) years prior to the Effective Date.

“LTIP” has the meaning set forth in Section 5.6.

“Material Adverse Effect” means any event, circumstance, state of facts, condition, change, development, occurrence or effect that (a) individually or in the aggregate, has had a material and adverse effect upon the business, results of operations, or financial condition of the OppFi Companies, taken as a whole, or (b) does, individually or in the aggregate, prevent the ability of the OppFi Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the OppFi Companies operate; (ii) the public announcement or pendency of the transactions contemplated by this Agreement; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) any failure of any OppFi Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance, or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional, or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including COVID-19, or the worsening thereof, and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (viii) any national or international political conditions in or affecting any jurisdiction in which the OppFi Companies conduct business; (ix) the engagement by the United States or any district or state thereof in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national or state emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any district or state thereof, or any United States territories, possessions or diplomatic or consular offices or upon any United States government or military installation, equipment, or personnel; (x) any consequences arising from any action by a Party required or permitted by this Agreement; or (xi) any consequences arising from any action taken (or omitted to be taken) by any OppFi Company at the written request of Buyer; provided, however, that any event, circumstance, or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred only to the extent such event, circumstance, or state of facts, condition, change, development, occurrence or effect has a material and disproportionate effect on the OppFi Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the OppFi Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(a).

“Material Leases” means all Leases for each Leased Real Property that provide for a current monthly base rent of more than $150,000.00.

“Material Vendors” means the top ten (10) vendors (determined by the amount purchased) of the OppFi Companies, taken as a whole, for the fiscal years ended December 31, 2019 and December 31, 2020.

“Member” or “Members” has the meaning set forth in the Recitals.

“Members Prepared Returns” has the meaning set forth in Section 7.1(a)(i).

“Members’ Representative” has the meaning set forth in the Preamble.

“Minimum Cash Amount” means fifteen million dollars ($15 million), or such other amount as the Company and Buyer shall mutually determine.

“Negotiation Period” has the meaning set forth in Section 2.3(a).

“Non-Party Affiliate” has the meaning set forth in Section 10.15.

“Objection Disputes” has the meaning set forth in Section 2.3(a).

“Objection Statement” has the meaning set forth in Section 2.3(a).

“OFMH” means OppFi Management Holdings, LLC, a Delaware limited liability company.

“OFS” has the meaning set forth in the Preamble.

“OppFi Companies” means, collectively, the Company and the Company Subsidiaries.

“OppFi Indemnified Person” has the meaning set forth in Section 5.14(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other reasonable action taken or not taken by such Person in good faith in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth Section 9.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by any of the OppFi Companies.

“Party” or “Parties” has the meaning set forth in the Recitals.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, charters, no-action letters, memberships, bonds, privileges, certificates, orders, regulatory waivers or exemptive relief, qualifications, exemptions or authorizations of any Governmental Entity.

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the OppFi Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the OppFi Companies); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the OppFi Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, in each case that do not materially interfere with any OppFi Company’s occupancy or use of such Leased Real Property for purposes for which it is currently used in connection the conduct of such OppFi Company’s business; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business; and (k) those Liens set forth on the Section 1.1 of the Company’s Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information relating to an identified or identifiable natural person (one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person) to the extent that such data is defined as Personal Information or similar term as defined under applicable Privacy and Security Requirements.

“Post-Closing Adjustment” has the meaning set forth in Section 2.3(b)(i).

“PPP Loan” means any covered loan obtained under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Pre-Closing Period” has the meaning set forth in on Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preferred Shares” means the Preferred Shares (as defined in the Company’s LLCA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Premium Cap” has the meaning set forth in Section 5.14(b)(ii).

“Privacy and Security Requirements” means all applicable laws, regulations, internal and external Company policies and requirements in Material Contracts concerning data privacy, data security, cybersecurity and data protection.

“Pro Rata Basis” means with respect to each Member, in accordance with the ratio calculated by dividing (x) the number of Retained Company Units held by such Member as of immediately following the Closing, by (y) the aggregate number of Retained Company Units held by all of the Members as of immediately following the Closing.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Clearance Date” has the meaning set forth in Section 5.11(c).

“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by the Buyer in connection with the Buyer Stockholder Meeting.

“Publicly Available Software” means any Software (or portion thereof) (a) that is distributed (i) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (ii) pursuant to open source, copyleft or similar licensing and distribution models, or (b) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

“Recapitalization” has the meaning set forth in the Recitals.

“Required Vote” means the vote of the Buyer Stockholders set forth in the Proxy Statement to the extent required to approve the Buyer Stockholder Voting Matters, as determined in accordance with applicable Law and the Buyer Second A&R Certificate of Incorporation.

“Retained Company Equity Value” means an amount equal to (A) the Company Equity Value, plus (B) Estimated Company Cash Amount, minus (C) the amount by which the Estimated Working Capital is less than the Target Working Capital Amount, if any, plus, (D) the amount by which the Estimated Working Capital is greater than the Target Working Capital Amount, if any, minus (E) Cash Consideration.

“Retained Company Units” means the aggregate number of Company Units held by the Closing Members immediately following the Closing, which shall be calculated as (a) a number of Company Units equal to the quotient of (i) the Retained Company Equity Value divided by (ii) ten dollars ($10.00), plus (b) the Earnout Company Units.

“SEC” means the United States Securities and Exchange Commission.

“Section 6226 Election” has the meaning set forth in Section 7.1(i).

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means any loss, damage, or unauthorized access, disclosure, use, or breach of security of any IT networks or systems, and the data (including Personal Information or sensitive or proprietary business information) thereon.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Shortfall Amount” has the meaning set forth in Section 2.3(b)(iii).

“Signing Form 8-K” has the meaning set forth in Section 5.11(b).

“Signing Press Release” has the meaning set forth in Section 5.11(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“SPD” has the meaning set forth in Section 3.15(a).

“Sponsor” means FG New America Investors LLC.

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tail Policy” has the meaning set forth in Section 5.14(b)(ii).

“Target Working Capital Amount” means three million four hundred thousand dollars ($3,400,000).

“Tax” or “Taxes” means (a) all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, net worth, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, and (b) any liability for any items described in clause (a) payable by reason of (i) an obligation under a Contract, (ii) transferee or successor liability, (iii) operation of Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under applicable Law) or any other applicable Law, or (iv) otherwise.

“Tax Accounting Firm” has the meaning set forth in Section 7.1(g).

“Tax Basis Balance Sheet” has the meaning set forth in Section 7.1(g).

“Tax Positions” has the meaning set forth in Section 7.1(h).

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means all United States federal, state, local, foreign and other returns, declarations, forms, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any OppFi Company or the Buyer is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trading Day” means any day on which the Buyer Class A Common Stock is traded on the Stock Exchange, or, if Stock Exchange is not the principal trading market for the Buyer Class A Common Stock on such day, then on the principal national securities exchange or securities market on which the Buyer Class A Common Stock is then traded.

“Transaction Expenses” means:

(a)    all fees, costs and expenses designated as Buyer Transaction Expenses or Company Transaction Expenses in this Agreement;

(b)    only to the extent Buyer is or becomes obligated to pay, has paid, or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Buyer’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Buyer Transaction Expenses hereunder);

(c)    only to the extent an OppFi Company is obligated to pay, has paid, or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of the OppFi Companies, the Members, or the Members’ Representative through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder), which for purposes of clarification shall be deemed to include legal fees of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to TCS Group, LLC;

(d)    any Liability of the OppFi Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the OppFi Companies, in whole or in part, as a result of or in connection with the transactions contemplated this Agreement or any Ancillary Agreement (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(e)    all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Buyer Transaction Expenses hereunder); and

(f)    all Transfer Taxes (one hundred percent (100%) of which shall be deemed Buyer Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Triggering Event” has the meaning set forth in Section 2.6(c).

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, effective as of September 29, 2020, by and between the Buyer and the Trustee.

“Trust Amount” has the meaning set forth in Section 4.4(a).

“Trust Distributions” has the meaning set forth in Section 10.11.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any OppFi Company or the licensor of the Software or hardware components.

“VWAP” means the volume-weighted average share price of Buyer Class A Common Stock as displayed on Buyer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“W&C” has the meaning set forth in Section 10.16(b)(i).

“Waiving Parties” has the meaning set forth in Section 10.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Working Capital” means, with respect to the OppFi Companies, as of 12:01 a.m. New York City time on the Closing Date (a) the current assets (excluding the Company Cash Amount) of the OppFi Companies, minus (b) the current liabilities (excluding any Transaction Expenses) of the OppFi Companies, in each case, based solely on the asset and liability accounts set forth on Exhibit G and determined on a combined basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Annual Financial Statements; provided, however, that in the event of any conflict between such principles and GAAP, such principles shall control; provided, further, that neither deferred Tax assets nor any assets with respect to income Taxes shall be included in combined current assets, and that neither deferred Tax Liabilities nor any Liabilities with respect to income Taxes shall be included in combined current liabilities.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1    Purchase and Sale of Closing Company Units; Issuance of Buyer Class V Voting Stock. Subject to the satisfaction or waiver of the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), and upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)    The Company shall issue, sell, transfer, convey, assign and deliver to the Buyer the Closing Company Units, free and clear of all Liens (other than Securities Liens).

(b)    The Buyer shall (i) issue, sell, transfer, convey, assign and deliver to the Company, in the aggregate, one (1) share of Buyer Class V Voting Stock for each Retained Company Unit (including Earnout Company Units, the Earnout Voting Shares with respect to which shall be subject to vesting and potential forfeiture in accordance with Section 2.6) held by the Company, free and clear of all Liens (other than Securities Liens), and (ii) make appropriate book entries evidencing the issuance to the Company of such shares of Buyer Class V Voting Stock.

(c)    The Buyer shall be designated as the sole manager of the Company pursuant to the terms of the Company A&R LLCA.

(d)    Immediately after the transactions set forth in Section 2.1(a), Section 2.1(b) and Section 2.1(c), (i) the Company shall distribute the shares of Buyer Class V Voting Stock received by the Company under Section 2.1(b) to the Members pursuant to Section 5.3 of the Company A&R LLCA, and (ii) the Buyer shall make appropriate book entries (to the accounts designated by the Company in writing prior to Closing) evidencing the distribution to the Members of such shares of Buyer Class V Voting Stock.

(e)    The Company shall make a payment of the unpaid Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Transaction Expenses or by whom such Transaction Expenses are payable, including by utilizing any amounts received by the Company in respect of the Closing Cash Shortfall pursuant to Section 2.1(f)(i), if applicable.

(f)    The Buyer shall disburse all Available Closing Date Cash for the following purposes and in the following order of priority:

(i)    first, payment of the Closing Cash Shortfall, if any, to the Company (A) for purposes of the Company effectuating the payment of Transaction Expenses pursuant to Section 2.1(e) and (B) to satisfy the Minimum Cash Amount; and

(ii)    second, payment to the Company, by wire transfer of immediately available funds to the account or accounts designated in writing by the Company no later than three (3) Business Days prior to the Closing, an aggregate amount in cash equal to the Cash Consideration, which amount shall be distributed to the Closing Members on a Pro Rata Basis; and

(iii)    third, contribution to the Company of any remaining Available Closing Date Cash for use by any OppFi Company.

Section 2.2     Cash Consideration.

(a)    Available Closing Date Cash. At least three (3) Business Days prior to the Closing Date, the Buyer shall prepare and deliver to the Company a certificate setting forth in reasonable detail the Buyer’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by the Company) of Available Closing Date Cash, based upon, among other things, the Company Transaction Expenses Certificate and the Buyer Transaction Expenses Certificate (the “Estimated Available Closing Date Cash Statement”).

(b)    Third Party Invoices. At least five (5) Business Days prior to the Closing Date, (i) the Company shall deliver to the Buyer (A) copies of all invoices for Company Transaction Expenses (whether payable on, prior to, or after the Closing), (B) as well as a certificate setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”), (C) wire transfer or other applicable delivery instructions for payment of each item of Company Transaction Expenses to be paid at Closing, and (D) any IRS Form W-9, Form 1099 or other tax forms reasonably requested in connection with payment thereof, and (ii) the Buyer shall deliver to the Company (A) copies of all invoices for Buyer Transaction Expenses (whether payable on, prior to, or after the Closing), (B) as well as a certificate setting forth in reasonable detail the Buyer’s good faith calculation of the aggregate amount of Buyer Transaction Expenses (the “Buyer Transaction Expenses Certificate”), (C) wire transfer or other applicable delivery instructions for payment of each item of Buyer Transaction Expenses to be paid at Closing, and (D) any IRS Form W-9, Form 1099 or other tax forms reasonably requested in connection with payment thereof.

(c)    Estimated Closing Statement. Not fewer than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer (i) a written statement (an “Estimated Closing Statement”), signed and certified by the Chief Financial Officer of the Company in his or her capacity as such, that shall set forth the Company’s good faith calculation of (A) Working Capital (the “Estimated Working Capital”), (B) the Company Cash Amount (the “Estimated Company Cash Amount”), and (C) based on the amounts set forth in clauses (A) and (B), the Estimated Cash Adjustment, (ii) the bank account designated by the Company, and (iii) all documentation reasonably necessary to compute and verify the information set forth in such Estimated Closing Statement. During the period between delivery of its Estimated Closing Statement and the Closing, (i) the Buyer and its representatives shall be permitted to make inquiries of the Company and its representatives regarding questions, concerns, or disagreements with respect to such Estimated Closing Statement arising in the course of its review thereof, (ii) the Company shall (A) make available to the Buyer and its representatives such information as the Buyer may reasonably request in connection with its review of such Estimated Closing Statement, (B) review in good faith any comments proposed by the Buyer with respect to the applicable Estimated Closing Statement, and (C) solely if the Company is in agreement with the Buyer’s proposed changes, deliver a revised Estimated Closing Statement at any time prior to the Closing.

Section 2.3    Final Consideration Adjustment.

(a)    Determination. As promptly as possible, but in any event within ninety (90) days after the Closing Date, the Buyer in consultation with the Sponsor shall prepare and deliver to the Members’ Representative (i) a statement setting forth the Buyer’s good faith calculation of (A) the Working Capital, (B) the Company Cash

Amount, and (C) based on the amounts set forth in clauses (A) and (B), the Cash Adjustment (a “Closing Statement”) and (ii) all documentation reasonably necessary to compute and verify the information set forth in such Closing Statement. After delivery of the applicable Closing Statement by the Buyer, the Members’ Representative and its representatives shall be permitted to make inquiries of the Buyer and its representatives regarding questions, concerns, or disagreements with respect to such Closing Statement arising in the course of their review thereof. If the Members’ Representative has any objections to any of the items set forth in such Closing Statement, then the Members’ Representative shall deliver to the Buyer a statement (an “Objection Statement”) setting forth in reasonable detail those items that it disputes (the “Objection Disputes”), the basis for each such Objection Dispute and, to the extent practical, the Members’ Representative’s proposed resolution of each such Objection Dispute, and attaching reasonably detailed supporting documentation. If an Objection Statement is not delivered by the Members’ Representative to the Buyer within thirty (30) days after receipt of the Closing Statement, then such Closing Statement as originally delivered by the Buyer shall be final, binding, and non-appealable by the Parties. If an Objection Statement is timely delivered, then the Buyer and the Members’ Representative shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of such Objection Statement (the “Negotiation Period”), the Buyer and the Members’ Representative shall retain and submit each unresolved Objection Dispute to a nationally recognized independent accounting firm mutually agreed upon by Buyer and Members’ Representative (the “Independent Auditor”) to resolve such Objection Disputes. If, during the Negotiation Period, the Company and the Members’ Representative are able to resolve any Objection Disputes, then such amounts as agreed upon in writing shall become final, binding, non-appealable, and conclusive on the Parties. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. For the avoidance of doubt, the Independent Auditor shall also resolve any disputes which may arise as to whether the terms and procedures of this Section 2.3(a) have been complied with by the Parties. Neither the Buyer nor the Members’ Representative shall have or conduct any communication, either written or oral, with the Independent Auditor without the other Party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. The Buyer and the Members’ Representative, and their respective representatives, shall cooperate fully with the Independent Auditor during its engagement and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Independent Auditor, all with the intent to fairly and in good faith resolve all Objection Disputes as promptly as reasonably practicable. The Parties shall be entitled to have a judgment entered on such written report in any court of competent jurisdiction. In resolving any disputed item, the Independent Auditor (w) may not assign a value to any particular item greater than the greatest value for such item claimed by either the Buyer or the Members’ Representative, or less than the lowest value for such item claimed by either the Buyer or the Members’ Representative, in each case, contained in such Closing Statement or Objection Dispute, as applicable, (x) shall be bound by the principles set forth in this Agreement, (y) shall act as an expert and not as an arbitrator, and (z) shall limit its review to the unresolved Objection Disputes specifically set forth in the Objection Statement. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties. The fees, costs and expenses of such Independent Auditor incurred in resolving the disputed matter shall be equitably apportioned by such Independent Auditor based on the extent to which the Buyer, on the one hand, or the Members’ Representative, on the other hand, is determined by the Independent Auditor to be the prevailing Party in the resolution of such unresolved Objection Disputes. The final Closing Statement, however determined pursuant to this Section 2.3(a), will produce the Working Capital and the Company Cash Amount to be used to determine the Cash Adjustment.

(b)    Payment of Post-Closing Adjustment.

(i)    For the purposes of this Agreement, the “Post-Closing Adjustment” shall be an amount equal to the Cash Adjustment minus the Estimated Cash Adjustment.

(ii)    To the extent the Post-Closing Adjustment is a positive amount (an “Excess Amount”), then, within three (3) Business Days following the final, binding, non-appealable and conclusive determination of the Cash Adjustment in accordance with Section 2.3(a) (the “Adjustment Determination Date”), (A) the Company

shall issue, sell, transfer, convey, assign and deliver to the Closing Members (on a Pro Rata Basis) a number of Company Units equal to the number of Additional Company Units and (B) the Buyer shall issue, sell, transfer, convey, assign and deliver to OFS the corresponding number of shares of Buyer Class V Voting Stock, in each case, free and clear of all Liens (other than Securities Liens), and shall make appropriate book entries evidencing the issuance to the Members of such Company Units and to OFS of such shares of Buyer Class V Voting Stock.

(iii)    To the extent the Post-Closing Adjustment is a negative amount (the absolute value of such amount, a “Shortfall Amount”), then, within three (3) Business Days following the Adjustment Determination Date, (A) the Company shall redeem from the Closing Members (on a Pro Rata Basis), and such Members shall sell, assign and transfer to the Company (on a Pro Rata Basis), a number of Company Units equal to the number of Additional Company Units and (B) OFS shall forfeit to the Buyer the corresponding number of shares of Buyer Class V Voting Stock held by OFS, in each case, free and clear of all Liens (other than Securities Liens), and each such Additional Company Units and share of Buyer Class V Voting Stock shall automatically be cancelled by the Company and the Buyer, respectively, without any further action by any Person.

Section 2.4    Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. New York City time on the third (3rd) Business Day after the conditions set forth in Section 8.1 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.5    Closing Deliveries.

(a)    Company and Members’ Representative’s Deliveries. At the Closing, the Company or the Members’ Representative, as applicable, shall deliver to the Buyer:

(i)    evidence reasonably acceptable to the Buyer that the Recapitalization has been effectuated as described in the Recitals;

(ii)    a certificate, duly executed by an authorized Person of the Company, in form and substance reasonably acceptable to the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(b)(i) and Section 8.1(b)(ii) with respect to the Company have been satisfied;

(iii)    the Company A&R LLCA, duly executed by the Company and the Members;

(iv)    the Tax Receivable Agreement, duly executed by the Members, the Company and the Members’ Representative;

(v)    the Investor Rights Agreement, duly executed by the Members and the Members’ Representative; and

(vi)    the Amended Sponsor Letter, duly executed by the Members’ Representative and the Company.

(b)     Buyer Closing Deliveries. At the Closing, the Buyer shall deliver to the Company:

(i)     a certificate, duly executed by an authorized Person of the Buyer, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(c)(i) and Section 8.1(c)(ii) have been satisfied;

(ii)     the Company A&R LLCA, duly executed by the Buyer;

(iii)     the Tax Receivable Agreement, duly executed by the Buyer;

(iv)     the Investor Rights Agreement, duly executed by the Buyer and the Founder Holders; and

(v)     the Amended Sponsor Letter, duly executed by the Buyer and the Founder Holders.

Section 2.6     Earnout.

(a)     Earnout Voting Shares and Earnout Company Units. Upon the Closing, the Earnout Voting Shares and Earnout Company Units shall be subject to restrictions on transfer, as more fully described in Section 2.6(b)(iv), and subject to forfeiture in the event such Earnout Voting Shares and Earnout Company Units are not earned in accordance with Section 2.6(c). The Earnout Company Units shall be allocated to the Closing Members on a Pro Rata Basis and the Earnout Voting Shares shall be issued to OFS in accordance with this Section 2.6.

(b)     Procedures Applicable to the Earnout of the Earnout Voting Shares and Earnout Company Units.

(i)     At the Closing, (x) the Buyer shall place the restrictive legends, in substantially the form set forth in this Section 2.6(b)(i), on the certificates or book entries representing the Earnout Voting Shares, and (y) the Company shall place the restrictive legends, in substantially the form set forth in this Section 2.6(b)(i) on the certificates or book entries representing the Earnout Company Units: “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED FEBRUARY 9, 2021 (THE “COMBINATION AGREEMENT”), BY AND AMONG FG NEW AMERICA ACQUISITION CORP., OPPORTUNITY FINANCIAL, LLC AND CERTAIN OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii)     Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Buyer or the Company becomes aware of the occurrence of such Triggering Event or receives written notice of a Triggering Event from the Members’ Representative, the Buyer shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Company, a mutually agreeable written notice to the Members’ Representative (each, an “Earnout Notice”), which Earnout Notice shall set forth in reasonable detail the Triggering Event giving rise to the Earnout Voting Shares and Earnout Company Units becoming earned and the number of Earnout Voting Shares and Earnout Company Units that are so earned. The Buyer and the Members’ Representative shall use commercially reasonable efforts to resolve any disputes in good faith that may arise between any of them with respect to the determination of the occurrence of a Triggering Event and the preparation of the applicable Earnout Notice. In the event the Buyer and the Members’ Representative are unable to reach mutual agreement with each other with respect to the determination of the occurrence of a Triggering Event, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of the Buyer and the Members’ Representative (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Triggering Event and related Earnout Notice as promptly as practicable and to resolve only those unresolved disputed items. The Buyer and the Members’ Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the terms and conditions in this Agreement and the presentations made on behalf of the Buyer and the Members’ Representative and not by independent review. The resolution of any such dispute by the Independent

Accountant shall be final and binding on the parties hereto absent manifest error in its determination, in which case the matter will be brought back to the Independent Accountant for correction no more than one time by the Buyer or the Members’ Representative, after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne equally by the Buyer and the Members.

(iii)     Promptly following the date of an Earnout Notice (or the final resolution of any disputes with respect to such Earnout Notice in accordance with Section 2.6(b)(ii)), the Buyer (with respect to the Earnout Voting Shares that are so determined to have been earned) and the Company (with respect to the Earnout Company Units that are finally determined to have been earned) shall cause the restrictive legends set forth in Section 2.6(b)(i) to be removed from certificates or book entries representing such Earnout Voting Shares and Earnout Company Units, as applicable.

(iv)     Subject to the terms of the Investor Rights Agreement and/or the Company A&R LLCA, as may be applicable, the holders of the Earnout Voting Shares and/or Earnout Company Units shall not directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Voting Shares or Earnout Company Units, in case until the date on which the relevant Triggering Events have been satisfied as described in Section 2.6(c) and it is finally determined that such Earnout Voting Shares or Earnout Company Units have been earned pursuant to Section 2.6(b)(ii) (the restrictions in clauses (A), the “Earnout Restrictions”), and thereafter, such Earnout Voting Shares and Earnout Company Units shall continue to be subject to the terms and restrictions of the Investor Rights Agreement, the Buyer Second A&R Certificate of Incorporation, the Buyer A&R Bylaws and the Company A&R LLCA, as applicable.

(v)     For the avoidance of doubt, no additional shares of Buyer Capital Stock or Company Units will subject to the Earnout Restrictions in this Section 2.6, and upon the earlier of (A) all of the Earnout Voting Shares and Earnout Company Units becoming earned in accordance with this Section 2.6, or (B) the final determination that no un-earned Earnout Voting Shares and Earnout Company Units will become earned, the provisions of this Section 2.6 shall no longer have any force or effect. Notwithstanding the foregoing, any Earnout Voting Shares and Earnout Company Units that are not earned in accordance with the terms of Section 2.6 as of the end of the day on the three (3)-year anniversary of the Closing Date (or such later date as may be applicable in the case of the Triggering Event set forth in Section 2.6(c)(iv)) shall thereafter be forfeited to the Buyer, with respect to the Earnout Voting Shares, and the Company, with respect to the Earnout Company Units, and cancelled and retired and the Buyer, OFS, and/or the Members, as applicable, shall not have any rights with respect thereto.

(c)     Triggering Events. The Earnout Voting Shares and the Earnout Company Units shall be earned, and as a result no longer subject to the Earnout Restrictions, as follows (each such event, a “Triggering Event”):

(i)     if, on or any time prior to the third (3rd) anniversary of the Closing Date, the VWAP equals or exceeds twelve dollars ($12.00) per share for twenty (20) Trading Days of any thirty (30) consecutive Trading Day period following the Closing, thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions;

(ii)     if, on or any time prior to the third (3rd) year anniversary of the Closing Date, the VWAP equals or exceeds thirteen dollars ($13.00) per share for twenty (20) Trading Days of any thirty (30) consecutive Trading Day period following the Closing, thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions;

(iii)     if, on or any time prior to the third (3rd) anniversary of the Closing Date, the VWAP equals or exceeds fourteen dollars ($14.00) per share for twenty (20) Trading Days of any thirty (30) consecutive

Trading Day period following the Closing, thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions; and

(iv)     if a definitive agreement with respect to a Change of Control is entered into on or prior to the third (3rd) anniversary of the Closing Date, then, effective as of immediately prior to closing of such Change of Control, (A) thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions if the price per share payable to the holders of Buyer Class A Common Stock in connection with such Change of Control is equal to or exceeds twelve dollars ($12.00), (B) an additional thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions if the price per share payable to the holders of Buyer Class A Common Stock in connection with such Change of Control is equal to or exceeds thirteen dollars ($13.00), and (C) an additional thirty three and one third percent (33.3%) of each of the Earnout Voting Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions if the price per share payable to the holders of Buyer Class A Common Stock in connection with such Change of Control is equal to or exceeds fourteen dollars ($14.00).

(d)     Achievement of Multiple of Triggering Events; Equitable Adjustments. For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.6(c), (i) the Earnout Voting Shares and Earnout Company Units earned in connection with each such Triggering Event shall be earned and no longer subject to the Earnout Restrictions accordance with this Section 2.6, and shall be cumulative with the Earnout Voting Shares and Earnout Company Units earned prior to such time in connection with the satisfaction of any other Triggering Event (if any) and (ii) in no event shall the Buyer, the Members, OFS or any other Person be entitled to a number of Earnout Voting Shares or the Earnout Company Units, as applicable, which is greater than the number of Earnout Voting Shares and Earnout Company Units, as applicable. For the avoidance of doubt, the terms of this Section 2.6 shall be subject to Section 2.8 with respect to equitable adjustments.

Section 2.7     Withholding.

(a)     The Buyer and the Company (and any of their respective representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The Buyer and the Company acknowledge that no withholding is required under applicable U.S. federal Income Tax Law as in effect as of the Effective Date (other than with respect to compensatory payments or any deduction or withholding required by reason of the failure by the relevant payee to timely provide a duly executed and properly completed IRS Form W-9 confirming that such payee is a U.S. person that is not subject to backup withholding) with respect to any amounts payable by the Buyer to the Company under this Agreement.

(b)     If a Member is unable to provide a duly executed and properly completed IRS Form W-9, then (i) such Member shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Company Units sold or deemed to be sold pursuant to this Agreement under Section 752 of the Code, and the Buyer or the Company, as applicable, shall be permitted to withhold from the amount realized by such Member in respect of such Company Units as provided in Section 1446(f) of the Code and Treasury Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable; provided, however, that the Buyer or the Company, as applicable, shall be permitted to withhold a different amount as the Buyer or the Company determines to be required by applicable Law to be withheld if the Buyer or the Company, as applicable, has actual knowledge that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable; provided, further, that, prior to making any such withholding, the Buyer provides to the Members’ Representative notice and the basis for the Buyer’s determination that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable.

Section 2.8     Equitable Adjustments. If the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Members’ Representative to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement that is based upon the number of shares of Buyer Capital Stock or price of Buyer Capital Stock shall be appropriately adjusted to provide to the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE OPPFI COMPANIES

As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (i) as set forth in the Company’s Disclosure Letter (which shall be interpreted in accordance with Section 10.14), or (ii) for the consequences of COVID-19 on the OppFi Companies, their Affiliates or their respective businesses, or the implementation or effect of any COVID-19 Actions or COVID-19 Measures, all of which Buyer acknowledges may have been or may be material to the OppFi Companies, their Affiliates and their respective businesses, the Company hereby represents and warrants to the Buyer as follows as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date):

Section 3.1     Organization; Authority; Enforceability. Each OppFi Company is (a) duly organized or formed, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not have a Material Adverse Effect and (c) each OppFi Company has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and each of the OppFi Companies have taken all limited liability company action necessary in order to execute, deliver and perform their respective obligations hereunder and under and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and no other limited liability company proceedings on the part of any OppFi Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Governing Documents of each OppFi Company, as in effect on the Effective Date, have been made available to the Buyer. None of the OppFi Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2     Noncontravention. The consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien upon the Company Units under, (f) require any approval under, from, or pursuant to, or (g) require any filing with, (i) any Material Contract or Material Lease, (ii) any Governing Document of an OppFi Company, (iii) any Company Permit, or (iv) any Governmental Entity under or pursuant to any Law or Order to which any OppFi Company is bound or subject, in each case, which would have a Material Adverse Effect. No OppFi Company is in violation of any of the Governing Documents of such OppFi Company except as would not have a Material Adverse Effect.

Section 3.3     Capitalization.

(a)     Section 3.3(a) of the Company’s Disclosure Letter sets forth with respect to each OppFi Company as of the Effective Date, (i) its name and jurisdiction of organization or formation, (ii) its form of organization or formation and (iii) the Equity Interests issued by each OppFi Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company’s Disclosure Letter comprise all of the Equity Interests of the OppFi Companies that are issued and outstanding as of the Effective Date, immediately prior to giving effect to the transactions occurring on the Closing Date (including prior to the Recapitalization) set forth in this Agreement and in the Ancillary Agreements.

(b)     Except as set forth on Section 3.3(b) of the Company’s Disclosure Letter, or set forth in this Agreement, and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the OppFi Companies:

(i)     there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any OppFi Company is a party or which are binding upon any OppFi Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)     none of the OppFi Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii)     none of the OppFi Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)     there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of any of the OppFi Companies to which any OppFi Company is a party;

(v)     none of the OppFi Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such OppFi Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi)     other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by any of the OppFi Companies.

(c)     All of the issued and outstanding Equity Interests of the OppFi Companies have been duly authorized, validly issued, fully paid and non-assessable and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or applicable Law (other than Securities Liens and other than as set forth in the Governing Documents of the OppFi Companies). All of the Closing Company Units and Additional Company Units, if applicable, have been duly authorized and when issued against payment therefor as contemplated by this Agreement will be validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and will not be issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or applicable Law (other than Securities Liens and other than as set forth in the Governing Documents of the OppFi Companies). Upon delivery of and payment for the Closing Company Units at the Closing, (i) Buyer will acquire good and valid title to all of the Closing Company Units, free and clear of any Liens (other than Securities Liens and other than as set forth in the Company A&R LLCA, this Agreement or the Ancillary Agreements) and (ii) the Closing Company Units together with the Retained Company Units (including the Earnout Company Units), will represent all of the Equity Interests of the Company, other than as set forth in the Company A&R LLCA.

(d)     No OppFi Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another OppFi Company), and no OppFi Company has agreed to acquire any Equity Interests of any Person.

Section 3.4     Financial Statements; No Undisclosed Liabilities.

(a)     Attached as Section 3.4(a) of the Company’s Disclosure Letter are (i) the audited consolidated balance sheet of the OppFi Companies as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of income, members’ equity and cash flows for the years ended December 31, 2019 and December 31, 2018 (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheets of the OppFi Companies as of December 31, 2020 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations for the fiscal periods then ended (the “Unaudited Financial Statements”, and, together with the Annual Financial Statements, the “Financial Statements”).

(b)     Each of the Financial Statements have been derived from the books and records of the OppFi Companies. Each of the Financial Statements (i) has been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) fairly presents, in all material respects, the combined assets, liabilities and financial condition as of the respective dates thereof and the operating results of the OppFi Companies for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein, (B) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (C) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (D) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (A), (B), (C), or (D), which are not, material, individually or in the aggregate, in amount or effect. The Annual Financial Statements were prepared in accordance with Regulation S-X of the SEC and the standards of the PCAOB.

(c)     Each of the independent auditors for the OppFi Companies, with respect to their report included in the Annual Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(d)     The OppFi Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Unaudited Financial Statements or the notes thereto or books and records of the OppFi Companies; (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business; (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the OppFi Companies of their respective obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, including the Transaction Expenses; (iv) Liabilities disclosed in the Company’s Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

Section 3.5     No Material Adverse Effect. Since the Latest Balance Sheet Date through the Effective Date, there has been no Material Adverse Effect.

Section 3.6     Absence of Certain Developments. Since the Latest Balance Sheet Date, except as required by Law (including any COVID-19 Measures), (a) each OppFi Company has conducted its business in all material respects in the Ordinary Course of Business and (b) no OppFi Company has taken (or has had taken on its behalf) any action that would, if taken after the Effective Date, would require Buyer’s consent under Section  5.1(a).

Section 3.7     Real Property.

(a)     Neither the Company nor any other OppFi Company owns, or has ever owned, any real property.

(b)     Set forth on Section 3.7(b) of the Company’s Disclosure Letter is a correct and complete list (with address) of all Material Leases. With respect to each of the Material Leases: (i) no OppFi Company subleases, licenses, or otherwise grants to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the applicable OppFi Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease, to the extent applicable, is not being disturbed in any material respect; (iii) each applicable OppFi Company has made available to the Buyer a correct and complete copy of all Material Leases; (iv) all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the Effective Date have been paid and all rent and other material undisputed amounts due and payable with respect to the Leased Real Property on or prior to the Closing Date, to the extent then due and payable, will have been paid prior to the Closing Date; and (v) the Company is not in material default under any such Material Lease nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by it or by any other party to such Material Lease.

(c)     The Leased Real Property comprises all of the real property used in the business of the OppFi Companies.

(d)     Since the Lookback Date, no portion of the Leased Real Property that is the subject of a Material Lease has suffered damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8     Tax Matters.

(a)     Each OppFi Company has timely filed all Income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income and other material Tax Returns filed by each of the OppFi Companies are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Income and other material amounts of Taxes and all Income and other material amounts of Tax Liabilities due and payable by each of the OppFi Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b)     Each OppFi Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)     No written claim has been made by a Taxing Authority in a jurisdiction where an OppFi Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such OppFi Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.

(d)     No OppFi Company is currently or has been within the prior five (5) taxable years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any OppFi Company, no such Tax Proceeding is pending, and, to the Knowledge of the Company, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No OppFi Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All deficiencies, assessments, claims, or adjustments with respect to a material amount of Taxes asserted or assessed in writing against any OppFi Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency, assessment, claim, or adjustment has been threatened or proposed in writing against any OppFi Company.

(e)     There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any OppFi Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any OppFi Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No OppFi Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return that has not been previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any OppFi Company.

(f)     No OppFi Company has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)     The Company is and at all times since its formation has been classified as a partnership for U.S. federal income tax purposes and each of the Company Subsidiaries is and at all times since its formation been classified as an entity disregarded as separate from the Company for U.S. federal Income Tax purposes.

(h)     No OppFi Company will be required to include any material item of income, or exclude any material item of deduction, from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period), including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or non-U.S. Laws); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date. No OppFi Company uses the cash method of accounting for income Tax purposes. No OppFi Company has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law). No OppFi Company has ever owned (directly or indirectly) an interest in any “controlled foreign corporation” within the meaning of Code Section 957.

(i)     There is no Lien for Taxes on any of the assets of any OppFi Company, other than Permitted Liens.

(j)     No OppFi Company has any Liability for Taxes of any other Person (other than any OppFi Company) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No OppFi Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement (and except that the Company’s LLCA provides for the payment of tax distributions to the Members). All amounts payable by each OppFi Company with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such Contracts.

(k)     No Member is a foreign person within the meaning of Section 1445 or Section 1446(f) of the Code.

(l)     No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any OppFi Company.

(m)     The Company has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and such elections will remain in effect for any taxable period that includes the Closing Date.

(n)     No Section 197 intangible (within the meaning of Section 197 of the Code) of any of the OppFi Companies existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

Section 3.9     Contracts.

(a)     Section 3.9(a) of the Company’s Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxi) below (collectively, such Contracts that are listed or should be listed in Section 3.9(a) of the Company’s Disclosure Letter, “Material Contracts”) to which any OppFi Company is a party to, or otherwise bound. No OppFi Company is a party to, or otherwise bound by, any (other than any Contracts that are no longer in effect and under which no OppFi Company has any continuing or potential Liability):

(i)     collective bargaining agreement;

(ii)     Contract with any Material Vendor that required payments to such Material Vendor by one or more OppFi Companies during the 2020 calendar year of an aggregate amount exceeding $1,000,000;

(iii)     Material Lease;

(iv)     (x) Contract for the employment or engagement of any directors, officers, employees, or individual independent contractors providing for an annual base compensation in excess of $300,000, (y) Contract providing for severance payments in excess of $300,000, in the aggregate, or (z) Contract requiring the payment of any compensation by any OppFi Company that is triggered as a result of the consummation of the transactions contemplated by this Agreement;

(v)     Contract under which any OppFi Company has created, incurred, assumed, or borrowed any money or issued any note, indenture, or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $500,000 (other than borrowings under the existing credit facilities of the OppFi Companies);

(vi)     written license or royalty Contract licensing-in or granting to any OppFi Company any right in or immunity under any Intellectual Property, other than Contracts (w) concerning uncustomized, commercially available Software (whether software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than $500,000 in annual fees; (x) that are immaterial to the business of the OppFi Companies; (y) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; or (z) whereby Intellectual Property is implicitly licensed;

(vii)     written license or royalty Contract licensing out or granting any rights in or immunity under any Owned Intellectual Property to any Person (other than another OppFi Company), other than Contracts (x) pursuant to which an OppFi Company grants non-exclusive licenses that are immaterial to the business of the OppFi Companies; (y) whereby Owned Intellectual Property is non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of any OppFi Company solely to the extent necessary for such Person to provide services thereto; or (z) pursuant to which an OppFi Company grants non-exclusive licenses of Owned Intellectual Property to customers in the Ordinary Course of Business;

(viii)     Contract that the Company reasonably expects will require aggregate future payments to or from any OppFi Company in excess of $1,000,000 in the twelve (12)-month period immediately following Closing, other than those that can be terminated without material penalty by such OppFi Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business; provided that the listing of a Contract on Section 3.9(a)(viii) of the Company’s Disclosure Letter is not a representation or warranty that such Contract will actually require aggregate future payments in such period in excess of $1,000,000;

(ix)     joint venture, partnership, or similar Contract;

(x)     other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any OppFi Company with an aggregate fair market value greater than $1,000,000 (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, (y) assets no longer used in the businesses of the OppFi Companies, and (z) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable OppFi Company (including any sale or disposition agreement that has been executed, but has not closed);

(xi)     Contract that materially limits or restricts, or purports to limit or restrict, any OppFi Company (or after the Closing, the Buyer or any OppFi Company) from engaging or competing in any line of business or business activity in any jurisdiction;

(xii)     Contract that contains a provision providing for the sharing of any revenue or cost-savings with any other Person in excess of $1,000,000 in any one-year period;

(xiii)     Contract involving the payment of any earnout or similar contingent payment with a value in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate;

(xiv)     Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (x) involving payments (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, or (y) that by its terms limits or restricts any OppFi Company from engaging or competing in any line of business in any jurisdiction;

(xv)     Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any OppFi Company in an amount in excess of $500,000 annually or $2,000,000 over the life of the Contract;

(xvi)     Contract that relates to the future acquisition of material business, assets or properties by any OppFi Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $1,000,000 in any single instance or in excess of $3,000,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(xvii)     Contract pursuant to which any Person (other than an OppFi Company) has guaranteed the Liabilities of an OppFi Company;

(xviii)     Contract limiting, in any material respect, the freedom of any OppFi Company to compete in any line of business or industry, with any Person or in any geographic area;

(xix)     supervisory Contract with a Governmental Entity;

(xx)     terms of conditional approval from any Governmental Entity for any Company Permit; or

(xxi)     Contract set forth on Section 3.20 of the Company’s Disclosure Letter.

(b)     Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable OppFi Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has made available to the Buyer a correct and complete copy of each Material Contract. With respect to all Material Contracts, none of the OppFi Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder (or is alleged in writing to be in breach or default thereunder), and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any OppFi Company thereunder, or to the Knowledge of the Company, any other party to such Material Contract. During the twelve (12) months prior to the Effective Date, no OppFi Company has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of material breach of or material default under any such Material Contract (which claim or notice has not been rescinded).

(c)     Set forth on Section 3.9(c) of the Company’s Disclosure Letter is a list of the Material Vendors. Since the Latest Balance Sheet Date, no such Material Vendor has canceled, terminated, or, to the Knowledge of the Company, materially and adversely altered its relationship with any OppFi Company or threatened in writing to cancel, terminate, or materially and adversely alter its relationship with any OppFi Company. There have been no material disputes between any OppFi Company and any Material Vendor since the Lookback Date.

Section 3.10     Intellectual Property.

(a)     Except where it would not be, individually or in the aggregate, material to the OppFi Companies, taken as a whole, (x) the OppFi Companies and the former and current products and services and operation of the business of the OppFi Companies, in each case, as advertised, marketed, offered for sale, sold, performed, or conducted (as applicable), have not, since the Lookback Date, infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person, and (y) there are no Proceedings pending (or, to the Knowledge of the Company, threatened, and, in the three (3) years prior to the Effective Date, no OppFi Company has received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that such OppFi Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, no Person is, infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property in a manner that is material to any of the OppFi Companies (nor has done so since the Lookback Date).

(b)     (i) Except where the failure to so own or have the right to use would not be, individually or in the aggregate, material to the OppFi Companies, taken as a whole, the OppFi Companies are the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and each OppFi Company owns, or has the valid right to use, all other Intellectual Property and IT Assets that are used in or necessary for the conduct of the business of such OppFi Company as currently conducted and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. (ii) Set forth on Section 3.10(b) of the Company’s Disclosure Letter is a true and complete listing of each active and subsisting patent issuance, Trademark registration, Internet domain name and copyright registration, and all active and subsisting applications for patents, Trademarks and copyrights filed with a Governmental Entity, in each case which is owned by an OppFi Company or, with respect to Internet domain names, is registered in the name of an OppFi Company. All the Intellectual Property required to be disclosed on Section 3.10(b) of the Company’s Disclosure Letter is subsisting valid and enforceable. (iii) The Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such OppFi Company or the business of the OppFi Companies. All the Owned Intellectual Property required to be disclosed on Section 3.10(b) of the Company’s Disclosure Letter that is an issued patent, patent application, registration, or application for registration has been maintained effective, subject to any expiration of term under applicable Law, by the filing of all necessary filings, maintenance and renewals that have been required to be filed and timely payment of requisite fees that have become due, except in the event the OppFi Companies have decided in the exercise of good business judgment not to maintain such application, registration, or issuance.

(c)     Section 3.10(c) of the Company’s Disclosure Letter sets forth a true and complete list of all Software that is Owned Intellectual Property that are currently made available as products or services of any OppFi Company or that is otherwise material to the OppFi Companies. All such Software (i) conforms and functions and is designed to function in all material respects in accordance with all specifications, representations, warranties and other descriptions established in written Contracts by the OppFi Companies or in other documents conveyed thereby to their customers or other licensees, and (ii) has been maintained for its intended purpose and is free of any material defects or material deficiencies and, to the Knowledge of the Company, does not contain any Self-Help Code or Unauthorized Code or similar programs; and (iii) is in all material respects sufficient for the OppFi Companies’ current (and to the Knowledge of the Company, reasonably anticipated future) needs. No Person other than an OppFi Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software (other than employees, contractors and consultants of the OppFi Companies that have confidentiality obligations to the OppFi Companies with respect to such source code and solely to the extent necessary for them to maintain and develop such Software for an OppFi Company) and all such source code is in the sole possession of the OppFi Companies and has been maintained as confidential.

(d)     All Publicly Available Software used by the OppFi Companies in connection with the OppFi Companies’ business has been used in all material respects in accordance with the terms of its governing license. None of the OppFi Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires or conditions the use or distribution of any Software that is Owned Intellectual Property on the disclosure, licensing, or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the OppFi Companies to use, distribute, or enforce Owned Intellectual Property in any manner (the terms of such Publicly Available Software giving rise to the events in clauses (i) and (ii), “Copyleft Terms”).

(e)     No current or former director, officer, manager, employee, agent or third-party representative of an OppFi Company has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the OppFi Companies, in each case except as would not be, individually or in the aggregate, material to the OppFi Companies. Each OppFi Company has obtained from all Persons (including all current and former founders, officers, directors, stockholders, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such OppFi Company, or all such rights, title, and interest in and to such Owned Intellectual Property have vested in such OppFi Company by operation of Law, in each case except where the failure to do so is not, individually or in the aggregate, material to the OppFi Companies. To the Knowledge of the Company, no Person is in violation of any such written assignment agreements.

(f)     Each OppFi Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information (including material proprietary source code) owned by such OppFi Company (and any confidential information owned by any Person to whom any of the OppFi Companies has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any OppFi Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person is in violation of any such written confidentiality agreements.

(g)     The IT Assets are sufficient in all material respects for the current business operations of the OppFi Companies. The OppFi Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Assets owned by the OppFi Companies and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code. The OppFi Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats, for all Software material to the operation of the OppFi Companies as currently conducted.

(h)     Each item of Intellectual Property owned or used by the OppFi Companies immediately prior to the Closing will be owned or available for use by the OppFi Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the OppFi Companies immediately prior to the Closing.

Section 3.11     Data Security; Data Privacy.

(a)     Since the Lookback Date, to the Knowledge of the OppFi Companies, the OppFi Companies have not received any written notice of a Security Breach from any vendor processing Personal Information on their behalf. The OppFi Companies have implemented and, as applicable, required their third party vendors to implement, and maintain adequate policies and commercially reasonable security measures regarding: (i) the confidentiality, integrity, and availability of Personal Information and proprietary or sensitive business information in their possession, custody, or control or held or processed on their behalf, and (ii) the integrity and availability of the IT Assets. To the Knowledge of the OppFi Companies, the IT Assets are free from malicious software, hardware, or any other implement designed to disrupt, damage, or gain unauthorized access to any software or hardware. Except as set forth on Section 3.11(a) of the Company’s Disclosure Letter, the OppFi Companies have not experienced any material information security incident that has materially compromised the confidentiality, integrity or availability of the IT Assets or the data thereon. Since the Lookback Date, no OppFi Company has received any written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the OppFi Companies’ Processing of Personal Information, any Security Breach or compliance with applicable Privacy and Security Requirements. Since the Lookback Date, no OppFi Company has notified in writing, or, to the Knowledge of the OppFi Companies, has been required by any Privacy and Security Requirement to notify in writing, any person or entity of any Security Breach.

(b)     Each OppFi Company is, and since the Lookback Date has been, in material compliance with all applicable Privacy and Security Requirements.

Section 3.12     Litigation. There are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) pending or, to the Knowledge of the Company, threatened in writing against any OppFi Company or any director or officer of an OppFi Company (in their capacity as such) in which the reasonably expected damages are in excess of $1,000,000 and since the Lookback Date the OppFi Companies have not been subject to or bound by any material outstanding Orders.

Section 3.13     Brokerage. No OppFi Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any OppFi Company or the Buyer to pay any finder’s fee, brokerage, or agent’s commissions or other like payments.

Section 3.14     Labor Matters.

(a)     The Company has made available to the Buyer a complete list of all employees of the OppFi Companies as of on or about January 31, 2021, and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, employer, title and/or job description, job location (city and state) and base compensation and any bonuses paid with respect to the 2020 fiscal year. As of the Effective Date, to the Knowledge of the Company, all employees of the OppFi Companies are legally permitted to be employed by the OppFi Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b)     No OppFi Company is a party to or negotiating any collective bargaining agreement with respect to employees of any OppFi Company. There are no strikes, work stoppages, slowdowns, or other material labor disputes pending or, to the Knowledge of the Company, threatened against any OppFi Company, and no such strikes, work stoppages, slowdowns, or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any OppFi Company, has made a written demand for recognition or certification with respect to any employees of any OppFi Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any OppFi Company, and (iii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against any OppFi Company.

(c)     Except as would not reasonably be expected to result in material Liabilities to the OppFi Companies, the OppFi Companies, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Since the Lookback Date, none of the OppFi Companies has implemented any plant closing or mass layoff of their employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act with respect to any such actions, and as of the Effective Date, no such plant closings or employee layoffs are currently planned or announced by the OppFi Companies.

(d)     Except as would not reasonably be expected to result in material Liabilities to the OppFi Companies, since the Lookback Date, (i) each of the OppFi Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments that have become due and payable to employees; (ii) no OppFi Company has been liable for any arrears of wages, compensation or related Taxes, penalties, or other sums with respect to its employees; (iii) each of the OppFi Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to any OppFi Company, and has been classified as (y) an independent contractor, consultant, leased employee, or other non-employee service provider, or (z) an exempt employee, has been properly classified as such under all applicable Laws relating to wage and hour and Tax.

(e)     To the Knowledge of the Company, no employee or individual independent contractor of any OppFi Company is, with respect to his or her employment by or relationship with any OppFi Company, in material breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the OppFi Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the OppFi Companies. To the Knowledge of the Company, no senior executive has provided oral or written notice, and no key employee of the OppFi Companies has provided written notice, of any present intention to terminate his or her relationship with any OppFi Company within the first twelve (12) months following the Closing.

(f)     Since the Lookback Date, the OppFi Companies have used commercially reasonable efforts to investigate all sexual harassment, other discrimination, or retaliation allegations that have been reported to the appropriate individuals at the OppFi Companies responsible for reviewing such allegations in accordance with the policies and procedures established by the OppFi Companies. With respect to each such allegation with potential merit, the OppFi Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct. The OppFi Companies do not reasonably expect any material Liabilities with respect to any such allegations.

(g)     Since the Lookback Date, there are no pending or, to the Company’s Knowledge, threatened charges, complaints, arbitrations, audits, or investigations before any Governmental Entity brought against the OppFi Companies by or on behalf of any current or former employee (or any person alleging to be an employee), any applicant for employment, any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the OppFi Companies that would reasonably be expected to result, individually or in the aggregate, in material liability to the OppFi Companies taken as a whole.

Section 3.15     Employee Benefit Plans.

(a)     Section 3.15(a) of the Company’s Disclosure Letter sets forth a list of each material Company Employee Benefit Plan (other than offer letters for “at-will” employment that do not contain severance). With respect to each material Company Employee Benefit Plan, the Company has made available to the Buyer correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (“SPD”) (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the IRS, (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, (v) all current related material insurance Contracts, trust agreements or other funding arrangements, and (vi) all material non-routine correspondence to or from the

IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity received in the two (2) years prior to the Effective Date with respect to any Company Employee Benefit Plan.

(b)     No OppFi Company has any current or contingent obligation to provide retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage. No OppFi Company sponsors, maintains, or contributes to (or is required to contribute to), or has any Liability under or with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code. No OppFi Company contributes to, or has any obligation to contribute to, or has any Liability under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (i) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No OppFi Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)     Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the OppFi Companies in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No OppFi Company, nor to the Knowledge of the Company, any other Person, has engaged in any material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and to the Knowledge of the Company, no material breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the OppFi Companies. The OppFi Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and none of the OppFi Companies have incurred (whether or not assessed), nor is reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. All contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the OppFi Companies have been timely made in all material respects in accordance with the terms of the Company Employee Benefit Plans and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by any of the OppFi Companies for any period ending on or before the Closing Date that are not yet due have in all material respects been made or properly accrued.

(d)     The consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable to any current or former officer, employee, director, or individual independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, or individual independent contractor under a Company Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the OppFi Companies to any current or former officer, employee, director, or individual independent contractor.

(e)     No Person has any right against the OppFi Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(f)     Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). No OppFi Company has agreed to pay, gross-up, reimburse or otherwise indemnify any Person for any Tax imposed under Section 4999 of the Code or otherwise.

Section 3.16     Insurance. The OppFi Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the OppFi Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the OppFi Companies operate (the “Insurance Policies”). As of the Effective Date: (a) all of the Insurance Policies held by, or for the benefit of, the OppFi Companies with respect to policy periods that include the Effective Date are in full force and effect, and (b) since the Lookback Date, no OppFi Company has received a written notice of cancellation of any of the Insurance Policies or of any changes that are required in the conduct of the business of the OppFi Companies as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. The Insurance Policies satisfy all insurance-related requirements necessary for the OppFi Companies to maintain in good standing all Company Permits. No OppFi Company is in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a breach or default under, or permit an increase in premium, cancellation, reduction in coverage, denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, there have been no claims by or with respect to the OppFi Companies under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy.

Section 3.17     Compliance with Laws; Permits.

(a)     Each OppFi Company is and, since the Lookback Date, has been, in material compliance with all Laws applicable to the conduct of the business of such OppFi Company and, since the Lookback Date, no written notices have been received by any OppFi Company from any Governmental Entity or any other Person alleging a violation of any such Laws.

(b)     Each OppFi Company holds all Permits required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Company Permits”). The operations of the OppFi Companies are and, since the Lookback Date, have been conducted in compliance in all material respects with all terms and conditions of all Company Permits. Section 3.17(b) of the Company’s Disclosure Letter sets forth (i) all Company Permits of each OppFi Company and (ii) all pending Permits of each OppFi Company. All Company Permits are valid and in full force and effect and none of such Company Permits will be terminated or become terminable as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No OppFi Company is or has, since the Lookback Date, been in default under any Permit, and no Company Permit has been suspended, terminated, revoked, withdrawn, modified, or limited since the Lookback Date. To the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under any Company Permit, and no Proceeding (or to the Knowledge of the Company, investigation by a Governmental Entity) is pending or, to the Knowledge of the Company, threatened, to suspend, terminate, revoke, or withdraw any Company Permit, or to modify or limit any Company Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable OppFi Company to use such Company Permit or conduct its business.

(c)     Section 3.17(c) of the Company’s Disclosure Letter sets forth, as of the date hereof, all bank accounts of the OppFi Companies. Since the Lookback Date, no bank has closed or, to the Knowledge of the Company, threatened to close, any bank account of an OppFi Company.

(d)     The OppFi Companies have implemented all policies, procedures, and processes required of them by their bank partners and otherwise as would be consistent with standard industry practices, but in no event less than commercially reasonable practices, to ensure compliance with applicable Law, including sufficient allocation of resources, internal and external, and appropriate board of directors review of such policies, procedures, and processes and oversight day to day by qualified management.

Section 3.18     Title to and Sufficiency of Assets; No Bankruptcy.

(a)     Each OppFi Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible or intangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). All such tangible Assets that are material to the operation of the business of the OppFi Companies are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)     The Assets constitute all of the material tangible and intangible assets, properties and rights necessary to conduct the business of the OppFi Companies immediately after the Closing, in all material respects, as it has been operated for the six (6) months leading up to the Effective Date.

(c)     None of the OppFi Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization, or similar Proceeding.

Section 3.19     Anti-Money Laundering Compliance.

(a)     The OppFi Companies maintain and implement policies and procedures designed to reasonably prevent money laundering and otherwise ensure compliance with all applicable Anti-Money Laundering Laws. There have been no matters of material non-compliance with any Anti-Money Laundering Laws by the OppFi Companies in the five (5) years prior to the Effective Date.

(b)     No OppFi Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c)     There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any OppFi Company or any of their respective directors, officers, managers, or employees.

Section 3.20     Affiliate Transactions. There are no Contracts (except for the Governing Documents) between any of the OppFi Companies, on the one hand, and any Interested Party (other than another OppFi Company) on the other hand and no Interested Party (other than another OppFi Company) (a) owes any amount to any OppFi Company, (b) owns any material assets, tangible or intangible, necessary for the conduct of the business of any OppFi Company as it has been operated for the twelve (12) months prior to the Effective Date, or (c) owns any interest in, or is a director, officer, or owner of, or lender to or borrower from, or has the right to participate in the profits of, any Person that is a competitor, supplier, or landlord of any OppFi Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such Contracts or arrangements, “Affiliated Transactions”).

Section 3.21     No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY’S DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT, NO OPPFI COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, MANAGERS, PARTNERS, OFFICERS, MANAGERS OR DIRECT OR INDIRECT EQUITYHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY OPPFI COMPANY OR THE BUSINESS OF SUCH OPPFI COMPANY, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY EVALUATION MATERIAL OR AS TO THE FUTURE SALES, REVENUE, PROFITABILITY, OR SUCCESS OF ANY OPPFI COMPANY, OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING, OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (i) as set forth in the applicable section of the Buyer’s Disclosure Letter (which shall be interpreted in accordance with Section 10.14), or (ii) as disclosed in the Buyer SEC Documents filed or furnished with the SEC prior to the Effective Date (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Buyer hereby represents and warrants to the Company as follows as of the Effective Date:

Section 4.1     Organization; Authority; Enforceability.

(a)     The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Buyer is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Buyer Material Adverse Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Buyer Board action on the part of the Buyer (the “Buyer Board Recommendation”). No other proceedings on the part of the Buyer (including any action by the Buyer Board or the Buyer Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Buyer at Closing will be, duly executed and delivered by Buyer and constitute valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(b)     The Buyer has received all consents, approvals, orders or authorizations of or registrations, declarations or filings with any Governmental Entity that are required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

Section 4.2     Capitalization.

(a)     The authorized share capital of Buyer consists of (i) 380,000,000 shares of Buyer Class A Common Stock, (ii) 20,000,000 shares of Buyer Class B Common Stock, and (iii) 1,000,000 shares of Buyer Preferred Stock. As of the Effective Date and as of immediately prior to the Closing (without giving effect to the Buyer Share Redemptions or the Buyer Class B Common Stock Conversion), (A) 24,356,375 shares of Buyer Class A Common Stock are and will be issued and outstanding, (B) 5,943,750 shares of Buyer Class B Common Stock are and will be issued and outstanding, (C) no shares of Buyer Preferred Stock are and will be issued and outstanding, and (D) 17,539,437 warrants of Buyer are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of the Buyer’s Disclosure Letter (the “Buyer Warrants”). The exercise price of each Buyer Warrant has not been reduced to an amount less than $11.50 per Buyer Warrant. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of the Buyer that are issued and outstanding (without giving effect to the Buyer Share Redemptions or the Buyer Class B Common Stock Conversion).

(b)     Except as (w) set forth on Section 4.2(b) of the Buyer’s Disclosure Letter, (x) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of the Buyer, (y) as contemplated by the Amended Sponsor Letter, and (z) for the Buyer Share Redemptions:

(i)     there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes, rights to subscribe, conversion rights or other similar rights to which the Buyer is a party or which are binding upon Buyer providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests, and the Buyer has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Buyer or the value of any of its Equity Interests;

(ii)     there are no contractual obligations of the Buyer pursuant to which the Buyer could be required to register shares of the Buyer Capital Stock or other securities under the Securities Act;

(iii)     Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iv)     Buyer is not a party to any stockholder agreement, investment agreement, side letter, subscription agreement, voting trust, proxy or other agreement or understanding with respect to the voting or transfer of any of its Equity Interests;

(v)     there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer, or registration rights in respect of Equity Interests of Buyer; and

(vi)     Buyer has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document, or Contract to which Buyer is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c)     All of the issued and outstanding Equity Interests of the Buyer have been duly authorized, validly issued and fully paid and are non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d)     Except as set forth on Section 4.2(d) of the Buyer’s Disclosure Letter, Buyer does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e)     Upon issuance and delivery of the Buyer Class V Voting Stock to the Company at the Closing, and upon the further distribution of the Buyer Class V Voting Stock to the Members pursuant to Section 5.3 of the Company A&R LLCA, such Buyer Class V Voting Stock will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or any Contract, (iv) be issued to the Company with good and valid title, free and clear of any Liens other than Securities Liens and forfeiture rights as described in Section 2.6 in relation to the Earnout Voting Shares, and (v) represent all of the Buyer Class V Voting Stock issued or outstanding.

(f)     Except as set forth on Section 4.2(f) of the Buyer’s Disclosure Letter, Buyer has no Liability with respect to indebtedness for borrowed money.

Section 4.3     Brokerage. Except as set forth on Section 4.3 of the Buyer’s Disclosure Letter, the Buyer has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any OppFi Company or Buyer to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.4     Trust Account.

(a)     As of the Effective Date, the Buyer has at least two hundred forty three million three hundred seventy five thousand dollars ($243,375,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, and, to the Knowledge of the Buyer, the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (ii) explicitly by their terms, entitle any Person (other than (A) the Buyer Stockholders who shall have exercised their rights to participate in the Buyer Share Redemptions, (B) the underwriters of the Buyer’s initial public offering, who are entitled to the deferred discount (as such is described in the Trust Agreement) and (C) the Buyer with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement or the Governing Documents of the Buyer. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account. The Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Closing, the obligations of the Buyer to dissolve or liquidate pursuant to the Governing Documents of the Buyer shall terminate, and, as of the Closing, the Buyer shall have no obligation whatsoever pursuant to the Governing Documents of the Buyer to dissolve and liquidate the assets of the Buyer by reason of the consummation of the transactions contemplated hereby. Following the Closing, no stockholder of the Buyer shall be entitled to receive any amount from the Trust Account other than any stockholder of the Buyer who properly effectuates a Buyer Share Redemption.

(b)     As of the Effective Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, the Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Buyer on the Closing Date.

Section 4.5     Buyer SEC Documents; Controls.

(a)     The Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the Effective Date, (i) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Buyer SEC Document.

(b)     Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein. Each of the financial statements of the Buyer included in the Buyer SEC Documents were derived from the books and records of the Buyer, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c)     No notice of any SEC review or investigation of the Buyer or Buyer SEC Documents has been received by the Buyer. Since the consummation of its initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(d)     Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Document. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC Filings. As used in this Section 4.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)     The Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.6     Information Supplied; Proxy Statement. The information supplied or to be supplied by the Buyer for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or (c) the time of the Buyer Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings), except that (i) no warranty or representation is made by the Buyer with respect to statements made or incorporated by reference therein based on information supplied by the OppFi Companies or their Affiliates for inclusion therein and (ii) or (ii) any projections or forecasts included in such materials. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 4.7     Litigation. There are no material Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened against the Buyer or, to the Knowledge of the Buyer, any director, officer or employee of the Buyer (in their capacity as such) and since the Lookback Date there have not been any such Proceedings and the Buyer is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by the Buyer against any other Person.

Section 4.8     Listing. The issued and outstanding Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange under the symbols “FGNA,” and “FGNAWS,” respectively. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on the Stock Exchange. The Buyer has taken no action that is designed to terminate the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer is in compliance in all material respects with the listing rules of the Stock Exchange and has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Buyer Public Securities.

Section 4.9     Investment Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.10     Contracts; No Defaults. Section 4.10 of the Buyer’s Disclosure Letter contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement), to which, as of the Effective Date, the Buyer is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed in Section 4.10 of the Buyer’s Disclosure Letter have been delivered to or made available to the Company or its agents or representatives. Each Contract of a type required to be listed in Section 4.10 of the Buyer’s Disclosure Letter, whether or not set forth in Section 4.10 of the Buyer’s Disclosure Letter, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.10 of the Buyer’s Disclosure Letter, whether or not set forth in Section 4.10 of the Buyer’s Disclosure Letter, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Buyer and, to the knowledge of the Buyer, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Buyer, are enforceable by the Buyer in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Buyer or, to the knowledge of the Buyer, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) the Buyer has not received any written or, to the knowledge of the Buyer, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Buyer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Buyer or its Subsidiaries or, to the knowledge of the Buyer, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) through the Effective Date, the Buyer has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.11     Noncontravention. Except for the filings pursuant to Section 5.10, the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or Lease to which the Buyer is a party, (ii) any Governing Document of the Buyer, or (iii) any Governmental Entity under or pursuant to any Law or Order to which the Buyer is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to Buyer. The Buyer is not in material violation of any of its Governing Documents except as would not have a Buyer Material Adverse Effect.

Section 4.12     Business Activities.

(a)     Since its organization, other than as described in the Buyer SEC Documents, the Buyer has not conducted any material business activities other than activities related to the Buyer’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer.

(b)     Except for this Agreement and the transactions contemplated by this Agreement, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)     The Buyer has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of the Buyer as of December 31, 2019 (the “Buyer Balance Sheet”); (ii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Buyer of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Buyer or the

Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated by this Agreement.

(d)     As of the Effective Date and except for this Agreement and the Ancillary Agreements and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), the Buyer is not party to any Contract with any other Person that would require payments by the Buyer or any of its Subsidiaries after the Effective Date in excess of $50,000 in the aggregate with respect to any individual Contract.

Section 4.13     Investment Intent.

(a)     The Buyer understands and acknowledges that the acquisition of the Closing Company Units involves substantial risk. The Buyer can bear the economic risk of its investment (which the Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of its investment in the Closing Company Units.

(b)     The Buyer is acquiring the Closing Company Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Closing Company Units in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)     The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)     The Buyer understands and acknowledges that the Closing Company Units have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the Closing Company Units and that there can be no assurance that a public market will develop.

Section 4.14     Tax Matters.

(a)     The Buyer has timely filed all Income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income and other material amounts of Tax Returns filed by the Buyer are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Income and other material amounts of Taxes and all Income and other material amounts of Tax Liabilities due and payable by the Buyer for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b)     The Buyer has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)     No written claim has been made by a Taxing Authority in a jurisdiction where the Buyer does not file a particular type of Tax Return, or pay a particular type of Tax, that the Buyer is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

(d)     The Buyer is not currently and has never been the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to the Buyer, no such Tax Proceeding is pending, and, to the Knowledge of the Buyer, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. The Buyer has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All deficiencies, assessments, claims or adjustments with respect to a material amount of Taxes asserted or assessed in writing against the Buyer have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Buyer, no such deficiency, assessment, claim or adjustment has been threatened or proposed in writing against the Buyer.

(e)     There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Buyer or extending a period of collection, assessment or deficiency for Taxes of the Buyer, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Buyer is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return that has not been previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Buyer.

(f)     The Buyer has not been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)     There is no Lien for Taxes on any of the assets of the Buyer, other than Permitted Liens.

(h)     The Buyer has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). The Buyer is not party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement. All amounts payable by the Buyer with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such Contracts.

(i)     All material accrued but unpaid Taxes of the Buyer (i) for periods covered by the financial statements incorporated by reference in the Buyer SEC Documents have been accrued and adequately disclosed on the Buyer’s financial statements in accordance with GAAP and (ii) for periods not covered by any financial statements incorporated by reference in the Buyer SEC Documents have been accrued on the books and records of the Buyer.

(j)     The Buyer has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(k)     Since the date of its formation, the Buyer has been classified as a U.S. corporation for U.S. federal, state and local Income Tax purposes.

Section 4.15     Compliance with Laws. Buyer is, and has been since June 24, 2020, in compliance in all material respects with all Laws applicable to the conduct of the business of the Buyer, and no uncured written notices have been received by Buyer from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.16     Inspections; Company and Members’ Representations. Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the OppFi Companies. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the OppFi Companies and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any OppFi Company or the Members’ Representative pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, including the Members’ Representative, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by any OppFi Company or the Members’ Representative pursuant to this Agreement.

Section 4.17     Title to Property. The Buyer (a) does not own or leases any real or personal property or (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 4.18     Takeover Statutes and Charter Provisions. The board of directors of the Buyer has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Business Combination and the issuance to the Company of the Buyer Class V Voting Stock and the Earnout Company Units. As of the Effective Date, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Buyer in connection with this Agreement, the Business Combination, the issuance of the Buyer Class V Voting Stock and the Earnout Company Units, or any of the other transactions contemplated hereby. As of the Effective Date, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Buyer is subject, party or otherwise bound.

ARTICLE V

PRE-CLOSING AGREEMENTS

Section 5.1     Interim Operating Covenants (Company).

(a)     From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article IX and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the Buyer shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed) in writing and except (u) in the Ordinary Course of Business, (v) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Recapitalization), (w) as set forth on Section 5.1(a) of the Company’s Disclosure Letter, (x) as required by any Law or Order (including any COVID-19 Measures) applicable to any OppFi Company or the assets, or operation of the business, of any OppFi Company, (y) as required by any Contract in effect as of the Effective Date to which an OppFi Company is party or by which any of the OppFi Companies’ assets or properties are bound, or (z) to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the OppFi Companies’ businesses of COVID-19 or any COVID-19 Actions or COVID-19 Measures (in each case with respect to this clause (z) in connection with or in response to COVID-19), the Company shall, and shall cause the other OppFi Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts in the Ordinary Course of Business to preserve their existing relationships with Governmental Entities, material customers, suppliers and distributors, and the Company shall not, and shall cause the other OppFi Companies not to:

(i)     amend or otherwise modify any of the Governing Documents of any OppFi Company in any manner that would be adverse to the Buyer;

(ii)     make any material changes to its accounting policies, methods or practices, other than as required by GAAP;

(iii)     sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities or pursuant to any existing Company Employee Benefits Plans), convey or otherwise dispose of (A) any Equity Interests of any OppFi Company or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any OppFi Company to issue, deliver or sell any Equity Interests of any OppFi Company;

(iv)     adjust, split, combine or reclassify any of its Equity Interests;

(v)     (A) incur, assume, guarantee, receive or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or any PPP Loans (other than (1) additional Indebtedness under existing credit facilities or refinancings, replacements, or extensions thereof, (2) capital leases entered into in the Ordinary Course of Business, (3) the Company PPP Loan, and (4) other Indebtedness incurred in the Ordinary Course of Business or as set forth on Section 5.1(a)(v) of the Company’s Disclosure Letter, not to exceed $100,000,000 in the aggregate, or (B) make any advances or capital contributions to, or investments in, any Person, other than an OppFi Company;

(vi)     commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures in an amount not to exceed $1,000,000;

(vii)     enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease;

(viii)     acquire the business, properties or assets, including Equity Interests of another Person, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $10,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(ix)     propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any OppFi Company, except for (A) Permitted Liens, (B) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(v) and (C) as required or contemplated by this Agreement;

(x)     compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by an OppFi Company not covered by insurance in excess of $1,000,000 in any single instance or in excess of $2,500,000 in the aggregate, (B) granting injunctive or other equitable remedy against an OppFi Company that would reasonably be expected to a Material Adverse Effect, (C) which imposes any restrictions on the operations of businesses of the OppFi Companies that would reasonably be expected to a Material Adverse Effect, or (D) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xi)     except as required under applicable Law or the terms of any Company Employee Benefit Plan existing as of the Effective Date, (A) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the OppFi Companies, other than increases to any such individuals who are not directors or officers of the OppFi Companies that do not exceed ten percent (10%) individually or five percent (5%) in the aggregate, (B) become a party to, establish, materially amend (other than as part of an annual renewal for health and/or welfare benefits) commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any Company Employee Benefit Plan, (C) grant any new awards or Equity Interests under any Company Employee Benefit Plan, (D) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the OppFi Companies, (E) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or such terminated employee or consultant does receive, annual base compensation (or annual base wages or fees) in excess of $350,000, or (F) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the OppFi Companies under the WARN Act;

(xii)     (A) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any OppFi Company, other than (1) inventory or products in the Ordinary Course of Business, (2) assets with an aggregate fair market value less than $1,000,000, (3) pursuant to non-exclusive licenses of Owned Intellectual Property granted by any OppFi Company to customers in the Ordinary Course of Business, (4) immaterial Owned Intellectual Property, or (5) in connection with the incurrence of Indebtedness that is permitted to be incurred under this Agreement; or (B) subject any Owned Intellectual Property to Copyleft Terms;

(xiii)     fail to take any action required to maintain any material insurance policies of any OppFi Company in force (other than (A) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (A) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, or (C) actions set forth on Section 5.1(a)(xiii) of the Company’s Disclosure Letter);

(xiv)     except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) change (or request to change) any method of accounting for Tax purposes, (C) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (D) consent to any extension or waiver of the statutory period of limitations applicable to any Tax matter, (E) file any amended material Tax Return, (F) fail to timely file (taking into account valid extensions) any Income Tax Return and other material Tax Return required to be filed, (G) fail to pay any material amount of Taxes as it becomes due and payable, (H) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (I) surrender any right to claim any refund of a material amount of Taxes, (J) initiate any discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any OppFi Company, or (K) take any action or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xv)     amend, modify, terminate or waive any material right under any Company Permit; or

(xvi)     agree or commit to do any of the foregoing.

(b)     Nothing contained in this Agreement shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the Company or any operations of any OppFi Company prior to the Closing. Prior to the Closing, the OppFi Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2     Interim Operating Covenants (Buyer).

(a)     During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of the Buyer’s Disclosure Letter, the Buyer shall not:

(i)     conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii)     amend or otherwise modify the (A) Trust Agreement, (B) Founder Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (C) $15 Exercise Price Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (D) Private Placement Units Purchase Agreement, dated September 29, 2020, by and among and the Buyer and the Sponsor, or (E) Buyer Governing Documents;

(iii)     withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iv)     make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(v)     except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) change (or request to change) any method of accounting for Tax purposes, (C) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (D) consent to any extension or waiver of the statutory period of limitations applicable to any Tax matter, (E) file any amended material Tax Return, (F) fail to timely file (taking into account valid extensions) any Income Tax Return and other material Tax Return required to be filed, (G) fail to pay any material amount of Taxes as it becomes due and payable, (H) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (I) surrender any right to claim any refund of a material amount of Taxes, (J) initiate any discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to the Buyer, or (K) take any action or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi)     other than in connection with a Buyer Share Redemption, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (A) any of its Equity Interests, or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Buyer to issue, deliver or sell any Equity Interests of the Buyer, other than Contracts for Indebtedness from the Sponsor or its Affiliates or any director or officer of the Buyer or the Sponsor incurred in order to finance working capital and Tax expenses needs and expenses in an amount not to exceed $1,500,000;

(vii)     other than the Buyer Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(viii)     adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of Buyer Class B Common Stock into shares Buyer Class A Common Stock pursuant to the Buyer Governing Documents) any of its Equity Interests;

(ix)     reduce the exercise price of any Buyer Warrant;

(x)     incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations other than Contracts for Indebtedness from the Sponsor or its Affiliates or any director or officer of the Buyer or the Sponsor incurred in order to finance working capital and Tax expenses needs and expenses in an amount not to exceed $1,500,000;

(xi)     enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii)     compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by Buyer not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (B) granting material injunctive or other equitable remedy against the Buyer, (C) which imposes any material restrictions on the operations of businesses of the Buyer, or (D) by the public stockholders or any other Person which relates to the transactions contemplated by this Agreement; or

(xiii)     agree or commit to do any of the foregoing.

(b)     Nothing contained in this Agreement shall be deemed to give the Members or the Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

Section 5.3     Commercially Reasonable Efforts; Further Assurances.

(a)     Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. No Party shall willfully take any action that would have the effect of delaying, impairing or impeding in any material respect the consummation of the transactions contemplated by this Agreement.

(b)     The Company shall use its commercially reasonable efforts, and the Buyer shall cooperate in all reasonable respects with the Company, to solicit and obtain the consents of the Persons who are parties to the Contracts listed on Section 5.1 of the Company’s Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Any payment pursuant to the foregoing proviso shall be a Transaction Expense (which payment shall be treated as a Company Transaction Expense hereunder).

(c)     The Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which an OppFi Company is party or by which it or its assets are otherwise bound and that such consents and waivers may not be obtained prior to Closing and that receipt of any such consent shall in no event be a condition to the consummation of the transactions contemplated hereby. The Company shall not have any liability whatsoever to the Buyer arising out of or relating to the failure to obtain any such consents or the termination of any Contract as a result of the transactions contemplated hereby. The Buyer acknowledges that no representation, warranty or covenant of the Company contained herein shall be breached or deemed inaccurate or breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination, or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or waiver or any such termination.

Section 5.4     Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall cause (a) the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) the Trustee to pay as and when due (x) all amounts payable to Buyer Stockholders who shall have validly elected to redeem their shares of Buyer Class A Common Stock pursuant to the Buyer Certificate of Incorporation, and (y) all amounts payable pursuant to Section 2.1(d) and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided Trust Agreement.

Section 5.5     Listing. During the Pre-Closing Period, the Buyer shall remain listed as a public company on, and for the Buyer Class A Common Stock and Buyer Warrants to be listed on, the Stock Exchange. The Buyer shall use its reasonable best efforts to cause the Buyer Class V Voting Stock to be approved for listing on the Stock Exchange as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing. During the Pre-Closing Period, the Buyer will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Pre-Closing Period, if the Buyer receives any written or, to the knowledge of the Buyer, oral notice from the Stock Exchange that the Buyer has failed, or would reasonably be expected to fail, to meet the Stock Exchange listing requirements as of the Closing or within one (1) year thereafter for any reason, then the Buyer shall give prompt written notice of such Stock Exchange notice to the Company, including a copy of any written notice received from the Stock Exchange or a summary of any oral notice received from the Stock Exchange.

Section 5.6     LTIP. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Stockholders, adopt, an omnibus incentive equity plan, based on the terms and conditions as reasonably mutually agreed upon between Buyer, the Company and the Members’ Representative to be effective upon and following the Closing (the “LTIP”). Nothing contained in this Section 5.6 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 5.7     Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 5.8     Access to Information.

(a)     During the Pre-Closing Period, upon reasonable prior written notice, the OppFi Companies shall afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the OppFi Companies and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the OppFi Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that the OppFi Companies may do so without violating any obligations to any third party or any applicable Law and to the extent that the OppFi Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that the Buyer shall abide by the terms of the Confidentiality Agreement). The Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the OppFi Companies as a result of providing such access (which shall be treated as Buyer Transaction Expenses hereunder).

(b)     The Buyer shall coordinate its access rights with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the OppFi Companies.

(c)     Notwithstanding anything to the contrary in this Section 5.8, neither the Members’ Representative nor any OppFi Company or any of their respective representatives shall be required to disclose any information to Buyer during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the OppFi Companies or of third parties, cause a violation of any OppFi Company’s obligations with respect to confidentiality, or violate any Privacy and Security Requirement, or (iii) contravene any applicable Contracts or Laws. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers or other material business relationships of, any OppFi Company in relation to the transactions contemplated by this Agreement and Buyer shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 5.9     Notification of Certain Matters.

(a)     During the Pre-Closing Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging (i) that the consent, approval, waiver or filing of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; or (d) becomes aware of the commencement or threat, in writing, of any action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b)     During the Pre-Closing Period, the Company shall disclose to the Buyer in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1(a) or Section 8.1(b) to be satisfied.

(c)     During the Pre-Closing Period, Buyer shall disclose to the Company in writing any development, fact or circumstance of which Buyer has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1(a) or Section 8.1(c) to be satisfied.

Section 5.10     Regulatory Approvals; Efforts.

(a)     Each Party shall, as promptly as reasonably practicable, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, clearances and approvals from all

Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement (including those required by applicable Company Permits of the OppFi Companies (the “Regulatory Filings”)). Each Party shall use commercially reasonable efforts to cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such Regulatory Filing. With respect to the Regulatory Filings, each Party agrees to use its commercially reasonable efforts and cooperate with the other Parties (i) in timely making inquiries with Governmental Entities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Entities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required). If the Buyer determines that it is required to make any Regulatory Filing or otherwise provide information with respect to the Buyer or any of the Buyer’s personnel or Affiliates to a Governmental Entity in connection with any Company Permit, then the Company will, except as prohibited by applicable Law (in which case the Company will use commercially reasonable efforts to obtain any required permission to allow disclosure), provide upon the Buyer’s request relevant portions of all past filings and correspondence with Governmental Entities with respect to any Company Permits related to such Regulatory Filing or information provision requirement that the Buyer reasonably determines to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders, clearances and approvals that, if not received, would have or would reasonably be expected to have, a Material Adverse Effect.

(b)     Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 5.7, nothing in this Section 5.10 shall require Buyer, Sponsor, Members’ Representative or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the OppFi Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer, Sponsor, Members’ Representative or their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the OppFi Companies), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of Buyer, Sponsor, Members’ Representative or their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the OppFi Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer, Sponsor, Members’ Representative or their respective Affiliates (other than the OppFi Companies), or any interests therein.

Section 5.11     Communications; Press Release; SEC Filings.

(a)     Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of each of the Buyer and the Company, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Buyer SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 5.11, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent that is required under this Agreement.

(b)     As promptly as practicable following the Effective Date, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Buyer shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. The Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

(c)     As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by the Company pursuant to this Section 5.11, (i) the Buyer and the Company shall prepare and the Buyer shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (A) providing Buyer Stockholders with the opportunity to participate in the Buyer Share Redemption and (B) soliciting proxies from the Buyer Stockholders to vote at the Buyer Stockholder Meeting in favor of the Buyer Stockholder Voting Matters. The Buyer shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Buyer Board in accordance with Section 5.11(j), at such time as reasonably agreed by Buyer and the Company promptly following (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (the date in (x) or (y), the “Proxy Clearance Date”).

(d)     Prior to filing with the SEC, the Buyer will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise the Company promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. The Buyer shall promptly respond to any comments of the SEC on the Proxy Statement, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable; provided that prior to responding to any requests or comments from the SEC, Buyer will make available to the Company drafts of any such response and provide the Company with reasonable opportunity to comment on such drafts.

(e)     If at any time prior to the Closing (including prior to the Buyer Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the Buyer Stockholders) any such amendment or supplement to the Proxy Statement containing such information; provided that no information received by the Buyer pursuant to this Section 5.11(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

(f)     The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by the Buyer under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Buyer Filings”) shall include disclosure regarding the OppFi Companies and the business of the OppFi Companies and the OppFi Companies’ management, operations and financial condition. Accordingly, the Company agrees to, and agrees to cause the other OppFi Companies to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Members, the Company and the other OppFi Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably requested by the Buyer to be included in the Proxy Statement, Additional Buyer Filings or any other Buyer SEC Filing. The Company shall make, and shall cause the other OppFi Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to the Buyer and its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement and Additional Buyer Filings, as reasonably requested by the Buyer, and responding in a timely manner to comments thereto from the SEC. The Buyer shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, and the Members and the Company shall reasonably cooperate in connection therewith.

(g)     Prior to Closing, the Buyer shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Buyer shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h)     The Company shall provide to the Buyer as promptly as reasonably practicable after the Effective Date, (i) audited consolidated balance sheets of the OppFi Companies as of December 31, 2020 and December 31, 2019, and related audited consolidated statements of operations, members’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the OppFi Companies’ independent auditors, prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB, (ii) all other audited and unaudited financial statements of the OppFi Companies and any company or business units acquired by the OppFi Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information), (iii) all selected financial data of the OppFi Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the OppFi Companies were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K (including pro forma financial information).

(i)     Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, (iii) the time of the Buyer

Stockholder Meeting, or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(j)     The Buyer shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 5.11(c)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Buyer Stockholder Meeting. The Buyer shall convene and hold a meeting of Buyer Stockholders, for the purpose of obtaining the approval of the Buyer Stockholder Voting Matters, which meeting shall be held not more than forty-five (45) days after the date on which Buyer commences the mailing of the Proxy Statement to its stockholders. The Buyer shall use its reasonable best efforts to take all actions necessary to obtain the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting, including as such Buyer Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Buyer Stockholder Voting Matters. The Buyer shall include the Buyer Board Recommendation in the Proxy Statement. The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation. The Buyer agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting for the purpose of seeking approval of the Buyer Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting and submit for the approval of the Buyer Stockholders the Buyer Stockholder Voting Matters, in each case as contemplated by this Section 5.11(j), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) postpone or adjourn the Buyer Stockholder Meeting for a period of no longer than 15 Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the Buyer Board has determined in good faith is required by applicable Law is disclosed to Buyer’s stockholders and for such supplement or amendment to be promptly disseminated to Buyer’s stockholders prior to the Buyer Stockholder Meeting; (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding Buyer Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholder Meeting; (iii) to seek withdrawals of redemption requests from Buyer Stockholders; or (iv) in order to solicit additional proxies from Buyer Stockholders for purposes of obtaining approval of the Buyer Stockholder Voting Matters; provided that, in the event of any such postponement or adjournment, the Buyer Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.12     Expenses. Except as otherwise provided in this Agreement (including Section 2.1), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 5.13     Releases.

(a)     Subject to the other provisions in this Section 5.13, effective upon the Closing, and in consideration of the transactions contemplated by this Agreement, and the additional covenants and promises set forth in this Agreement, the Company, on behalf of itself and its current and former Subsidiaries, Affiliates, Members and their respective successors and assigns (collectively, the “Company Releasing Parties”), hereby releases and discharges the Buyer, Sponsor, each OppFi Company and their respective Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Company Released

Parties”) from and against any and all Liabilities, and causes of actions of the Company, of any kind or nature whatsoever arising out of the Company’s ownership of any OppFi Company (whether directly or indirectly) as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Company Released Matters”), and the Company shall not, and shall cause the other Company Releasing Parties not to, seek to recover any amounts in connection with such Company Released Matters from any Company Released Party; provided, however, that nothing contained in this Section 5.13(a) shall waive, release or discharge any Company Released Party from any Liability such Person may have to any Company Releasing Party with respect to indemnification under the Governing Documents of the OppFi Companies or any Liability such Person may have to any Company Releasing Party pursuant to any contract, advance or balance set forth on Section 3.20 of the Company’s Disclosure Letter that is not cancelled in connection with the transactions contemplated by this Agreement.

(b)     Subject to the other provisions in this Section 5.13, effective upon the Closing, and in consideration of the transactions contemplated by this Agreement, and the additional covenants and promises set forth in this Agreement, the Buyer, on behalf of itself and the OppFi Companies, the Buyer’s controlled Affiliates and their respective successors and assigns (collectively, the “Buyer Releasing Parties”), hereby releases and discharges each Member and its Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Buyer Released Parties”) from and against any and all Liabilities, and causes of actions of any OppFi Company, of any kind or nature whatsoever arising out of such the Company’s ownership of any OppFi Company (whether directly or indirectly), as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Buyer Released Matters”), and Buyer shall not, and shall cause the other Buyer Releasing Parties not to, seek to recover any amounts in connection with such Buyer Released Matters from any Buyer Released Party; provided, however, that nothing contained in this Section 5.13(b) shall waive, release or discharge any Buyer Released Party from any Liability such Person may have to any Buyer Releasing Party with respect to indemnification under the Governing Documents of the Buyer or pursuant to any contract, advance or balance set forth on Section 4.2 of the Buyer’s Disclosure Letter.

(c)     It is the intention of the Company in executing the release contained in Section 5.13(a) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Company Released Matters. The Company hereby represents to the Buyer that (i) the Company has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Company Released Matters or possible Company Released Matters against any Company Released Parties, (ii) the Company fully intends to release, except in the case of claims against a Person in respect of such Person’s actual fraud, all Company Released Matters against the Company Released Parties including unknown and contingent Company Released Matters (other than those specifically reserved above), (iii) the Company has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof; and (iv) to the Knowledge of the Company, no Person other than the Company has any interest in any Company Released Matters by applicable Law or contract by virtue of any action or inaction by the Company in a manner that would derogate from or otherwise prejudice the foregoing waiver. Furthermore, the Company further agrees not to institute any litigation, lawsuit, claim, action or Proceeding against any Company Released Party with respect to the Company Released Matters, except in the case of claims against a Person in respect of such Person’s actual fraud.

(d)     It is the intention of Buyer in executing the release contained in Section 5.13(b) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters. Buyer represents to Company that (i) the Buyer has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Buyer Released Matters or possible Buyer Released Matters against any Buyer Released Parties, (ii) the Buyer fully intends to release, except in the case of claims against a Person in respect of such Person’s actual fraud, all Buyer Released Matters against the Buyer Released Parties including unknown and contingent Buyer Released Matters (other than those specifically reserved above), (iii) the Buyer has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof; and (iv) to the Knowledge of the Buyer, no Person other than Buyer has any interest in any Buyer Released Matters by applicable Law or contract by virtue of any action or inaction by Buyer in a manner that would derogate from or otherwise prejudice the foregoing waiver. Furthermore, the Buyer further agrees not to institute any litigation, lawsuit, claim, action or Proceeding against any Buyer Released Party with respect to the Buyer Released Matters, except in the case of claims against a Person in respect of such Person’s actual fraud.

(e)     Notwithstanding anything to the contrary in this Section 5.13, nothing in this Section 5.13 shall waive, release, discharge, limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any Liabilities or rights any Party may have (i) under this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby, (ii) under the Confidentiality Agreement, (iii) arising out of actions or omissions occurring after the Closing or (iv) arising out of, or resulting from, Fraud of the released Person. The invalidity or unenforceability of any part of this Section 5.13 shall not affect the validity or enforceability of the remainder of this Section 5.13, which shall remain in full force and effect.

Section 5.14     Directors and Officers.

(a)     Indemnification. Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Buyer (i) shall cause each OppFi Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such OppFi Company in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of any OppFi Company (collectively, with such Person’s heirs, executors or administrators, the “OppFi Indemnified Persons”), and (ii) shall not, and shall not permit any OppFi Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any OppFi Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected OppFi Indemnified Person (it being agreed that each OppFi Indemnified Person shall be a third party beneficiary of this Section 5.14). After the Closing, in the event that any OppFi Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, Buyer shall cause proper provision to be made so that the successors of the OppFi Company shall succeed to and be bound by the obligations set forth in this Section 5.14.

(b)     Tail Policy.

(i)     For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the OppFi Companies and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)     At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any OppFi Company’s and the Buyer’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any OppFi Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Buyer be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and the Buyer with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any OppFi Company shall be settled without the prior written consent of the Company and the Members’ Representative.

(c)     The provisions of this Section 5.14 are (i) intended to be for the benefit of, and shall be enforceable by, each OppFi Indemnified Person, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable party’s Governing Documents or in any Contract of the applicable party or its respective Subsidiaries in effect as of the Effective Date.

(d)     Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Buyer or the Company or any of their respective Subsidiaries for any of their respective directors, officers, or other employees, it being understood and agreed that the indemnification provided for in this Section 5.14 is not prior to or in substitution for any such claims under such policies.

(e)     This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Buyer and the Company.

(f)     Post-Closing Buyer Board and Officers.

(i)     Except as otherwise agreed in writing by the Buyer and the Company, prior to the Closing, and conditioned upon the occurrence of the Closing, the Parties shall take all necessary action, including causing the directors of the Buyer to resign (effective as of the Closing), so that, effective as of immediately following the Closing, the Buyer Board will consist of (A) the number of directors as is specified on Section 5.14(f)(i) of the Buyer’s Disclosure Letter and (B) the individuals listed on Section 5.14(f)(i) of the Buyer’s Disclosure Letter.

(ii)     The Parties shall take all action necessary, including causing the officers of the Buyer to resign, so that effective as of the Closing, the officers of the Buyer will consist of the individuals listed on Section 5.14(f)(ii) of the Buyer’s Disclosure Letter.

Section 5.15     Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws. Subject to receipt of the Required Vote, immediately prior to the Closing, the Buyer shall (a) file the Buyer Second A&R Certificate of Incorporation in accordance with the provisions hereof and the DGCL and (b) adopt the Buyer A&R Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Buyer Second A&R Certificate of Incorporation and the DGCL.

Section 5.16     Name Change. In connection with the adoption of the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws, the Buyer will change its name from “FG New America Acquisition Corp.” to “OppFi Inc.”.

Section 5.17     Exclusivity.

(a)     From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Company shall not, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to any OppFi Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any OppFi Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided that none of the foregoing restrictions shall prohibit any OppFi Company from taking the actions permitted by the exceptions set forth in Section 5.1 of this Agreement or the related sections of the Company’s Disclosure Letter, and any such action shall not be deemed a violation of this Section 5.17(a).

(b)     From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Sponsor and the Buyer shall not directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and their respective representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Buyer Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Buyer Competing Transaction; (iii) furnish (including through any virtual data room) any non-public information relating to Buyer or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Buyer to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (iv) approve, endorse or recommend any Buyer Competing Transaction; or (v) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1     Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to the Members’ Representative (including the right to copy at the Members’ Representative’s sole expense, as applicable) all books, records and documents relating to periods prior to the Closing Date of any OppFi Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Members’ Representative or its Affiliates arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or their Affiliates against the Members’ Representative or its Affiliate relating to or arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Members’ Representative or its Affiliates against the Buyer or by the Buyer or its Affiliates against the Members’ Representative arising under this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each OppFi Company to maintain and preserve all such books, records and other documents in the possession of the OppFi Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended, and in each case, shall offer to transfer such records to the Members’ Representative, at the end of such period. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to provide any access or information to the Sponsor, the Members’ Representative, their respective Affiliates or any of their respective representatives which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 6.1 shall not apply to Taxes or Tax matters, which are the subject of Section 7.1.

ARTICLE VII

TAX MATTERS

Section 7.1     Certain Tax Matters.

(a)     Tax Returns.

(i)     The Members’ Representative shall prepare and file, or cause to be prepared and filed, at the cost and expense of the OppFi Companies, (A) all Tax Returns of each OppFi Company that are due on or prior to the Closing Date (taking into account applicable extensions) and (B) all Income Tax Returns of each OppFi Company for any taxable period ending on or prior to the Closing Date, in each case, that are due after the Closing Date (collectively, the “Members Prepared Returns”). Each Members Prepared Return filed after the Closing Date shall be prepared in a manner consistent with the OppFi Companies’ past practices except as otherwise required by applicable Law. Each Members Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Buyer no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. The Members’ Representative shall consider in good faith all reasonable comments received from the Buyer no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and shall not file such Tax Return without the consent of the Buyer, such consent not to be unreasonably withheld, conditioned, or delayed. Except as otherwise required by law or would not reasonably be expected to have a material effect on the Buyer, no filed Members Prepared Return may be amended after the Closing without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided that in all cases the Members’ Representative shall submit to the Buyer no later than thirty (30) days prior to filing any amended Members Prepared Return for review and comment by the Buyer and the Members’ Representative shall consider in good faith all reasonable comments received from Buyer within twenty (20) days of delivering any such Tax Returns to the Buyer. The Buyer shall prepare and file, or cause to be prepared and filed, at the cost and expense of the OppFi Companies, all Tax Returns of each OppFi Company (other than Members Prepared Returns) for any Pre-Closing Tax Period or Straddle Period that are due after the Closing Date (taking into account applicable extensions) (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the OppFi Companies’ past practices except as otherwise required by applicable Law. Each Buyer Prepared Return shall be submitted to the Members’ Representative no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return described in this Section 7.1(a) for a taxable period that includes the Closing Date (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the OppFi Companies resulting from, attributable to or accelerated by the payment of the Transaction Expenses in connection with the transactions contemplated by this Agreement are reported by the OppFi Companies and allocated to the taxable period ending on the Closing Date (or the portion of any Straddle Period ending on the Closing Date) to the maximum extent permitted by applicable Law (and the parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state Income Tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by applicable Law). For the avoidance of doubt, all Tax Returns of each OppFi Company (other than Members Prepared Returns and Buyer Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the Company A&R LLCA.

(ii)     After the Closing, without the prior written consent of the Members’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall neither cause nor permit any OppFi Company to) take any of the following actions: (w) file (except for Buyer Prepared Returns as permitted under Section 7.1(a)(i)), amend, re-file or otherwise modify any Tax Return relating in whole or part to any OppFi Company with respect to any Pre-Closing Tax Period or Straddle Period, (x) enter into an agreement to extend the statute of limitations with respect to Tax Returns relating in whole or part to any OppFi Company with respect to any Pre-Closing Tax Period or Straddle Period, (y) make any Tax election or take any position on any Tax Return with respect to any OppFi Company that would have retroactive effect to a Pre-Closing Tax Period or Straddle Period, or (z) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any OppFi Company for any Pre-Closing Tax Period or Straddle Period (except that the Buyer and the OppFi Companies shall be permitted to continue to comply with any voluntary disclosure program that was initiated prior to the Closing Date).

(iii)     Notwithstanding the deadlines set forth in Section 7.1(a)(i) and Section 7.1(a)(ii) with respect to any Tax Return described therein, the Members’ Representative and Buyer shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

(b)     For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i)     in the case of property Taxes and other similar Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii)     in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clause (i) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology (including deductions under Section 168(k) of the Code); provided that for purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates but not including deductions under Section 168(k) of the Code) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes unless otherwise required by applicable Law; and

(iii)     in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i) and (ii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c)     Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Company and Tax Returns pursuant to Section 7.1(a), including Buyer signing Members Prepared Returns that have been prepared in accordance with Section 7.1(a)(i) on behalf of an OppFi Company, the preparation of the Allocation and the Tax Basis Balance Sheet, and any Tax Proceeding with respect to Taxes or Tax Returns of any OppFi Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Buyer and the Company shall (and the Company shall cause the OppFi Companies to) retain all books and records with respect to Tax matters pertinent to the OppFi Companies relating to any taxable period beginning before the Closing Date until the seven (7) year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Company shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow the Buyer or any OppFi Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(d)

(i)     Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding with respect to Taxes or Tax Returns of any OppFi Company relating to any Pre-Closing Tax Period or Straddle Period. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(ii)     The Members’ Representative shall have the right to control, at the cost and expense of the OppFi Companies, any Tax Proceeding in respect of any OppFi Company with respect to any Income Tax matters for any taxable period ending on or before the Closing Date; provided, however, that (A) the Buyer shall have the right, at the cost and expense of the OppFi Companies, to participate in any such Tax Proceeding, (B) the Members’ Representative shall provide the Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding, (C) the Members’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and (D) the Members’ Representative shall defend such Tax Proceeding diligently and in good faith and consult with the Buyer in good faith concerning the appropriate strategy for contesting such Tax Proceeding; provided, further, that the Buyer, at the cost and expense of the OppFi Companies, may control and contest any such Tax Proceeding (1) for which the Members’ Representative would otherwise have the right to control under this Section 7.1(d)(ii) if the Members’ Representative elects in writing not to conduct such Tax Proceeding and (2) in respect of any OppFi Company with respect to any Income Tax matters for any Straddle Period; provided, further, however, that if the Buyer exercises its right to control any such Tax Proceeding under the preceding clause, the Members’ Representative shall have the right, at the cost and expense of the OppFi Companies, to participate in any such Tax Proceeding and the Buyer shall (x) provide the Members’ Representative with a timely and reasonably detailed account of each stage of such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) consult with the Members’ Representative in good faith concerning the appropriate strategy for contesting such Tax Proceeding.

(e)     The Company shall prepare and file or shall cause the applicable OppFi Company to prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(f)     The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) Income Tax purposes, they intend that (i) the amounts contributed to the Company pursuant to Section 2.1(f)(i) and Section 2.1(f)(iii) (but only to the extent not otherwise accounted for in clause (ii) of this Section 7.1(f)) be governed by Section 721 of the Code, and (ii) the shares and amounts contributed to the Company pursuant to Section 2.1(b), Section 2.1(f)(ii), and Section 2.1(f)(iii) and distributed to Members or used for the redemption of Company Units by the Company pursuant to Section 2.1(d) and Section 2.1(f)(ii) and certain rights provided under the Tax Receivable Agreement, shall be treated together as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder (the “Deemed Sale”), which Deemed Sale gives rise to an adjustment to the Buyer’s tax basis in the direct and indirect assets of the Company pursuant to Section 743(b) of the Code (collectively, the “Intended Tax Treatment”).

(g)     Within one hundred eighty (180) days following the final determination of the Final Buyer Transaction Expenses and the Final Company Transaction Expenses, the Company will prepare, and deliver (or cause to be prepared and delivered) to Members’ Representative, (i) an allocation statement allocating the Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Deemed Sale among the assets of the Company (other than its Equity Interests in the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal Income Tax purposes (“DRE Subsidiaries”)) and the assets of the DRE Subsidiaries (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company (other than its Equity Interests in the DRE Subsidiaries) and assets of the DRE Subsidiaries on the Closing Date and the amount of the liabilities of the Company and the DRE Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within thirty (30) days after the receipt of the Tax Basis Balance Sheet and Allocation, the Members’ Representative will propose any changes or will indicate its concurrence therewith. If the Buyer and Members’ Representative do not agree with the Tax Basis Balance Sheet or Allocation, then the Buyer and Members’ Representative shall attempt in good faith to reach agreement on the Tax Basis Balance Sheet or the Allocation, as applicable, in a manner consistent with applicable Income Tax Law. If the Buyer and Members’ Representative cannot reach an agreement on the Tax Basis Balance Sheet or the Allocation within fifteen (15) days after receipt of the Members’ Representative’s proposed changes, then the Buyer and Members’ Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and Members’ Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (x) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (y) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between the Buyer on the one hand, and Members’ Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Tax Basis Balance Sheet and the Allocation, as agreed to by the Buyer and Members’ Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively). Within thirty (30) days following a Deemed Sale, the Buyer shall deliver a Section 743 notification to the Company in accordance with Treasury Regulation Sections 1.743-1(k)(2). The Parties also agree that no value shall be allocated to the Buyer Class V Voting Stock and shall report consistently with such determination for U.S. federal (and applicable state and local) Income Tax purposes.

(h)     The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”) unless otherwise required to do so by a “determination” as defined in Section 1313 of the Code (or any similar provision of applicable state, local or non-U.S. Law); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (5) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding.

(i)     Without the prior written consent of the Buyer, the Company shall not, and shall cause its Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any OppFi Company. With respect to any Tax Proceeding of any OppFi Company treated as a partnership for U.S. federal Income Tax purposes for any Pre-Closing Tax Period or any Straddle Period and such Tax Proceeding is governed under subchapter C of

Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Company shall (and Buyer shall cause the Company to), and shall cause its eligible Subsidiaries to, timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Laws (and the Members expressly consent to, and shall reasonably cooperate to the extent requested by the Buyer in, the making of all such elections) (a “Section 6226 Election”). The Company shall (and Buyer shall cause the Company to), and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date (and, with respect to the Company and its eligible Subsidiaries, if any, for any taxable period that includes the date of any Exchange (as defined in the Company A&R LLCA)).

(j)     The Members and the OppFi Companies shall terminate or cause to be terminated any and all of the Tax Sharing Agreements (excluding, for the avoidance of doubt, the Company A&R LLCA) in effect between any Members, on the one hand, and any OppFi Company, on the other hand, written or unwritten, on the Closing Date, and there shall be no continuing obligation for the OppFi Companies to make any payments under any such agreements, arrangements or undertakings.

(k)     No more than thirty (30) days prior to the Closing Date, the Company shall have delivered to the Buyer a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-11T(d)(2), signed under penalties of perjury by a member of the Company with management authority over the Company in form and substance reasonably satisfactory to the Buyer, certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1     Conditions to the Obligations of the Parties.

(a)     Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)     No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(ii)     Required Vote. The Required Vote shall have been obtained.

(b)     Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)     Representations and Warranties.

(A)     The representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect; and

(B)     The Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

(ii)     Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii)     Material Adverse Effect. Since the Effective Date, there shall not have been a Material Adverse Effect.

(iv)     Recapitalization. The Recapitalization shall have been effectuated as described in the Recitals and in compliance with the terms and conditions of the Company’s LLCA.

(v)     Company Closing Deliveries. The Buyer shall have received the Closing deliveries set forth in Section 2.5.

(vi)     Requisite Consent. The Requisite Consent shall have been obtained, provided as of the date hereof and be in full force and effect.

(c)     Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)     Representations and Warranties.

(A)     The representations and warranties of the Buyer set forth in Article IV of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Buyer Material Adverse Effect; and

(B)     The Buyer Fundamental Representations, in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)     Performance and Obligations of the Buyer. The Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

(iii)     Available Closing Date Cash. Available Closing Date Cash shall not be less than two hundred million dollars ($200,000,000).

(iv)     Buyer Governing Documents. The Buyer Second A&R Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer A&R Bylaws.

(v)     Buyer Closing Deliveries. The Company and the Members’ Representative shall have received the Closing deliveries set forth in Section 2.5(b).

(d)     Frustration of Closing Conditions. None of the Company or the Buyer may rely on the failure of any condition set forth in this Section 8.1 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing conditions of such other Party to be satisfied.

(e)     Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 8.1 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE IX

TERMINATION

Section 9.1     Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing only as follows:

(a)     by the mutual written consent of the Company and the Buyer;

(b)     by the Company or the Buyer by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of or failure to perform any of its representations, warranties, covenants, agreements, or other obligations contained in this Agreement has been the cause of or has resulted in such final, non-appealable Order or other action;

(c)     by the Company or the Buyer by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before August 9, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach of or failure to perform any of its representations, warranties, covenants, agreements, or other obligations contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

(d)     by the Company if the Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its agreements or covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 8.1(a) or Section 8.1(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement; and

(e)     by the Buyer if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its agreements or covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Buyer’s obligations to consummate the transactions set forth in Section 8.1(a) or Section 8.1(b) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by the Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such written notice and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement.

Section 9.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 3.13, Section 4.3, Section 5.11(a), Section 5.12, this Section 9.2 and Article X of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1     Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Members’ Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty, or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior, or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting.

Section 10.2     Waiver of Remedies; Survival of Representations and Warranties.

(a)     Except (i) in the case of Fraud, (ii) as set forth in Section 9.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 10.12, the Company Parties shall have no liability to the Buyer, the OppFi Companies, or its and their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Buyer Parties”) for any or all losses that are sustained or incurred by any of the Buyer Parties by reason of, resulting from, or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any Ancillary Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 9.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 10.12, the Buyer Parties shall have no liability to the Company and its successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any or all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from, or arising out of any breach of or inaccuracy in any of the Buyer’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b)     The representations and warranties of the Parties set forth in Article III and Article IV and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 10.3     Members’ Representative.

(a)     In connection with the Recapitalization, the Members shall appoint the Members’ Representative as agent and attorney in fact (with the full power of substitution) for and on behalf of the Members to (i) interpret the terms and provisions of this Agreement and the Ancillary Agreements, (ii) execute, deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of any Proceedings, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Proceedings, and to take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) make any determinations and settle any matters related to any Tax matters pursuant to Article VII, the matters contemplated by Section 2.6, (vii) administer, pay out, deduct, hold back or redirect any funds (including any Earnout Voting Shares and/or Earnout Company Units), which may be payable or distributable to any Member pursuant to the terms of this Agreement or any Ancillary Agreement for, (A) any amount that may be payable by the Members pursuant to this Agreement, including Section 2.6 and Article VII or (B) any costs, fees, expenses and other liabilities incurred by the Members’ Representative, acting in such capacity, in connection with this Agreement and the Ancillary Agreements, and (viii) take all actions necessary or appropriate in the judgment of the Members’ Representative on behalf of the Members in connection with this Agreement and the Ancillary Agreements.

(b)     The Members’ Representative, or any successor hereafter appointed, may resign at any time by written notice to the Buyer. Any change in the Members’ Representative will become effective upon notice to the Buyer in accordance with this Section 10.3. All power, authority, rights and privileges conferred in this Agreement to the Members’ Representative will apply to any successor Members’ Representative.

(c)     The Members’ Representative will not be liable for any act done or omitted under this Agreement as Members’ Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Buyer agrees that it will not look to the assets of the Members’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the OppFi Companies. In performing any of its duties under this Agreement or any Ancillary Agreements, the Members’ Representative will not be liable to the Members for any losses that any such Person may incur as a result of any act, or failure to act, by the Members’ Representative under this Agreement or any Ancillary Agreements, and the Members’ Representative will be indemnified and held harmless by the Company for all losses, except to the extent that the actions or omissions of the Members’ Representative constituted fraud, gross negligence or willful misconduct. The limitation of liability provisions of this Section 10.3(c) will survive the termination of this Agreement and the resignation of the Members’ Representative.

(d)     The Buyer shall be entitled to rely exclusively upon any notices and other acts of the Members’ Representative relating to the Members’ rights and obligations hereunder as being legally binding acts of each Member individually and collectively.

Section 10.4     Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt by the recipient) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when received (or, if delivery is refused, upon presentment) following sending by reputable overnight express courier (charges prepaid) or certified or registered mail and return receipt requested (postage prepaid). Unless another address is specified in writing pursuant to the provisions of this Section 10.4, notices, demands and other communications to the Company, the Members’ Representative and the Buyer shall be sent to the addresses indicated below:

Notices to the Company prior to the Closing: Opportunity Financial, LLC 130 E. Randolph Street, Suite 3300 Chicago, IL 60601 Attention: Jared Kaplan Email: jkaplan@opploans.com	with a copy to (which shall not constitute notice): DLA Piper LLP (US) 200 S. Biscayne Boulevard, Suite 2500 Miami, FL 33131 Attention: Joshua M. Samek, Esq. Email: joshua.samek@dlapiper.com
Notices to the Members’ Representative: TCS Group, LLC One North Wacker Drive Suite 3605 Chicago, IL 60606 Attention: David Vennettilli Email: dvennettilli@schwartzcap.com with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

Notices to the Buyer, and following the Closing, the Company: FG New America Acquisition Corp. 105 S. Maple Street Itasca, IL 60143 Attention: Larry G Swets, Jr. Email: lswets@itascafinancial.com with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Gary Silverman

                 Elliott Smith

Email: gary.silverman@whitecase.com

           elliott.smith@whitecase.com

Section 10.5     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.5 shall be null and void.

Section 10.6     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal, or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 10.7     Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule, or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement.

The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.7 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant, or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant, or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant, or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the Intralinks online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to the Buyer’s representatives (including counsel) via electronic mail, in each case, prior to the Effective Date.

Section 10.8     Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and the Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and the Exhibits to this Agreement).

Section 10.9     Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 10.10     Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 10.11     Trust Account Waiver. The Company acknowledges that the Buyer has established the Trust Account for the benefit of its public Buyer Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Stockholders upon the redemption of their shares and (ii) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (other than this Agreement and the Ancillary Agreements) among the Buyer and the Company. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer to induce Buyer to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and its Affiliates that it has the authority to bind under applicable Law. To the extent the Company or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against the Buyer, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s and such Affiliates’ sole remedy shall be against assets of the Buyer or such Affiliate or representatives not in the Trust Account and that such claim shall not permit the

Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 10.12     Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.13     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the OppFi Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 10.14     Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 10.15     No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any Ancillary Agreement, and notwithstanding the fact that any Party may be a corporation, partnership, limited liability company, or otherwise, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Ancillary Agreements or other instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder, or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof, or against any former, current, or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.15.

Section 10.16     Legal Representation.

(a)     The Company.

(i)     Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that DLA Piper LLP (US) (or any successor thereto) (“DLA”) may represent any OppFi Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the OppFi Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)     Each of the Buyer and the Company acknowledges that the foregoing provision applies whether or not DLA provides legal services to the OppFi Companies after the Closing Date. Each of the Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among DLA, the OppFi Companies and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the OppFi Companies and is exclusively controlled by the OppFi Companies and shall not pass to or be claimed by the Members’ Representative or the Buyer. From and after the Closing, none of the Buyer or any Person purporting to act on behalf of or through the Buyer or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, the Buyer on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among DLA, any OppFi Company and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, on the one hand, and a third party other than an OppFi Company, on the other hand, the Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that the Buyer may not waive such privilege without the prior written consent of an OppFi Company.

(b)     The Buyer.

(i)     Each Waiving Party hereby agrees that White & Case LLP (or any successor thereto) (“W&C”) may represent the Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate of the Buyer (including the OppFi Companies), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Buyer in connection with the transactions contemplated by this Agreement, and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)     Each of the Buyer and the Company acknowledges that the foregoing provision applies whether or not W&C provides legal services to the Buyer after the Closing Date. Each of the Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among W&C, the Buyer and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Buyer and is exclusively controlled by the Buyer and shall not pass to or be claimed by the Buyer or any of the OppFi Companies. From and after the Closing, none of the Buyer, the Company, nor any Person purporting to act on behalf of or through the Buyer, the Company, or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of the Buyer, the Company, and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among W&C, the Buyer, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company, on the one hand, and a third party, on the other hand, the Buyer and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that the Company may waive such privilege without the prior written consent of the Buyer.

Section 10.17     Acknowledgements.

(a)     The Company. Each of the OppFi Companies specifically acknowledges and agrees to the Buyer’s disclaimer of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement, whether made by the Buyer or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the OppFi Companies and the Members’ Representative, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer, its Affiliates or representatives by either the Buyer or any of its Affiliates or representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement. The Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 10.17, no OppFi Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Buyer specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement, the Buyer makes no, nor has the Buyer made, any other express or implied representation or warranty with respect to the Buyer, its assets or Liabilities, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)     The Buyer. The Buyer specifically acknowledges and agrees to the Company disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any OppFi Company, or the Members’ Representative pursuant to this Agreement, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer, its Affiliates or representatives by any OppFi Company or any of its respective Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any OppFi Company or the Members’ Representative pursuant to this Agreement. The Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 10.17, no OppFi Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Buyer specifically acknowledges and agrees that except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any OppFi Company or the Members’ Representative pursuant to this Agreement, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the OppFi Companies, their assets or Liabilities, the businesses of the OppFi Companies or the transactions contemplated by this Agreement or the Ancillary Agreements.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

FG NEW AMERICA ACQUISITION CORP.

By:	/s/ Larry G. Swets, Jr.
Name:	Larry G. Swets, Jr.
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

OPPORTUNITY FINANCIAL, LLC

By:	/s/ Jared Kaplan
Name:	Jared Kaplan
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

OFS:

OPPFI SHARES, LLC

By:	/s/ Todd G. Schwartz
Name:	Todd G. Schwartz
Title:	Manager

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

MEMBERS’ REPRESENTATIVE:

/s/ Todd G. Schwartz
Name: Todd G. Schwartz

[Signature Page to Business Combination Agreement]

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FG NEW AMERICA ACQUISITION CORP.

                    , 2021

FG New America Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Existing Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Existing Corporation is “FG New America Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2020 (the “Original Certificate”).

2. The Existing Corporation’s First Amended and Restated Certificate of Incorporation, which amended and restated the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on June 24, 2020 (as amended, the “First Amended and Restated Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate is restating and amending the provisions of the First Amended and Restated Certificate in connection with the business combination (the “Initial Business Combination”) contemplated by that certain Business Combination Agreement, dated as of February 9, 2021, by and among the Corporation, Opportunity Financial, LLC and Todd Schwartz, as Members’ Representative.

5. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

6. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

7. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is OppFi Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

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ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is                      shares, consisting of (a)                      shares of common stock (the “Common Stock”), including (i)                      shares of Class A common stock (the “Class A Common Stock”), (ii)                      shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Economic Common Stock”), and (iii)                      shares of Class V common stock (the “Class V Common Stock”), and (b)                      shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class V Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

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(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses (a “Business Combination”).

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, twenty-five percent (25%) of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement warrants issued to FG New America Investors LLC (the “Sponsor”), any private placement units issued to the Sponsor or and any warrants issued to an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii).

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall

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remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Economic Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Corporation may not be declared or paid on the Non-Economic Common Stock.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Non-Economic Common Stock, as such, will not be entitled to receive, with respect of such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute,

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this Second Amended and Restated Certificate or the Amended and Restated By Laws of the Corporation (“By Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any By Laws adopted by the stockholders; provided, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a) Except as otherwise provided for or fixed pursuant to the Investor Rights Agreement dated as of                     , 2021 by and between the Corporation and the stockholders party thereto (the “Investor Rights Agreement”) or any certificate of designation with respect to any series of Preferred Stock, the total number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the 2022 annual meeting of the stockholders of the Corporation, the term of the initial Class II Directors shall expire at the 2023 annual meeting of the stockholders of the Corporation and the term of the initial Class III Directors shall expire at the 2024 annual meeting of the stockholders of the Corporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the 2022 annual meeting of the stockholders of the Corporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and without limiting the rights of any party to the Investor Rights Agreement (as defined below), at any time when the SCG Holders (as defined under the Investor Rights Agreement) beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole

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remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Section 5.4 Removal. Subject to Section 5.5 hereof and without limiting the rights of any party to the Investor Rights Agreement, at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the By Laws.

ARTICLE VI

BY LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board or action by written consent of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote or written consent of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws; and provided further, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

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ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings of Stockholders; Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law:

(a) Special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board, (ii) by the Chief Executive Officer of the Corporation, (iii) by the Board pursuant to a resolution adopted by a majority of the Board, or (iv) at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, by a representative of the SCG Holders, and the ability of the other stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons;

(b) At any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock; and

(c) At any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By Laws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering and until the consummation of the initial Business Combination, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except to

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the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 26, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Second Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or

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regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing: (x) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), by (y) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

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Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or a valuation or appraisal firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Second Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (b) with respect to any other material provisions of this Second Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

Section 9.8 Minimum Value of Initial Business Combination. The Corporation’s initial Business Combination must be comprised of one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

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ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 10.1. DGCL Section 203. Effective immediately following the closing of the initial Business Combination, the Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. No amendment to this Article X shall be effective unless approved by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of all then outstanding shares of the Common Stock.

Section 10.2. Business Combinations. Notwithstanding the foregoing, effective immediately following the closing of the initial Business Combination, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

(d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Section 10.3. Definitions. For purposes of this Article X, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “SCG” means any affiliates of Schwartz Capital Group, together with its affiliates, subsidiaries, successors and assigns (other than the Corporation and its subsidiaries).

(d) “SCG Direct Transferee” means any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Corporation.

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(e) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to or at the time that the interested stockholder became such, including without limitation, the conversion of all then-outstanding shares of the Corporation’s Class B common stock into shares of Class A Common Stock on a one-for-one basis in connection with the consummation of the Initial Business Combination; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(f) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X,

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as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (a) SCG, any SCG Direct Transferee, any SCG Holder or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

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ARTICLE XI

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XII

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that Article IX and Article X of this Second Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 13.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 13.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive

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jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.1.

Section 13.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 13.3 Severability. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

OPPFI, INC.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

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EXHIBIT B

AMENDED AND RESTATED BYLAWS

OF

OPPFI, INC.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only (i) by the Chairman of the Board, (ii) the Chief Executive Officer, (iii) by the Board pursuant to a resolution adopted by a majority of the Board, or (iv) at any time when the SCG Holders (as defined in that certain Investor Rights Agreement, dated as of [●], 2021, by and among the Corporation, the SCG Holders, and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time) beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, by a person representing such SCG Holder who holds, or such SCG Holders who collectively hold, a majority of the shares of capital stock of the Corporation beneficially owned by the SCG Holders (the “SCG Representative”) and may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided, that the date of any special meeting of stockholders called pursuant to clause (iv) above shall be not later than ninety (90) days after being called by the SCG Representative; provided, further, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders

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entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting; provided, however, any meeting of stockholders called by the SCG Representative pursuant to Section 2.2 may only be postponed or cancelled with the consent of the SCG Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s certificate of incorporation or these bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to

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who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before

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discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place; provided, however, any meeting of stockholders called by the SCG Representative pursuant to Section 2.2 may not be adjourned without the consent of the SCG Representative. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

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(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting, or in the case of a special meeting of stockholders called by the SCG Representative pursuant to Section 2.2, pursuant to the SCG Representative’s notice of meeting or as requested to be presented in writing delivered to the SCG Representative by the Board of Directors. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

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Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation and only at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

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ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or

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series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

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Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board, Chief Executive Officer or President and (b) shall be called by the Chairman of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

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Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chairman of the Board, Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman of the Board, Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies

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of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be

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removed, with or without cause, at any time by the Board. Any officer appointed by the Chairman of the Board, Chief Executive Officer or President may also be removed, with or without cause, by the Chairman of the Board, Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chairman of the Board, Chief Executive Officer or President may be filled by the Chairman of the Board, Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to

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such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)(A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

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(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the

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basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least sixty-six and two-thirds percent (66.7%) of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

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Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) The record date for determining stockholders of record entitled to express consent to corporate action in writing without a meeting of shareholders shall be as fixed by the Board or otherwise pursuant to this Section 9.2. Any person seeking to have the stockholders of the Corporation authorize, take or express consent to corporate action in writing without a meeting of stockholders shall make such a request by written notice delivered to the Secretary of the Corporation, and in such event the record date for determining stockholders entitled to express consent to corporate action without a meeting of stockholders, when no prior action of the Board is required by law, shall be three (3) business days after the receipt of the aforesaid written notice by the Secretary of the Corporation, or, if prior action by the Board is required by law, shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

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(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

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Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

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Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

A-B-20

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, either (i) the affirmative vote of the holders of at least a majority (except as otherwise provided in Section 8.7) of the voting power of capital stock of the Corporation that are present in person or represented by proxy and are voted for or against such adoption, amendment, alteration or repeal of the Bylaws at a meeting of the stockholders at which a quorum is present or (ii) the written consent of the holders of at least a majority (except as otherwise provided in Section 8.7) of the voting power of all outstanding capital stock of the Corporation, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

A-B-21

EXHIBIT C

AMENDMENT TO THE SPONSOR LETTER

This Amendment (this “Amendment and Agreement”) to that certain letter agreement (the “Original Letter Agreement”), dated September 29, 2020, by and among FG New America Investors LLC, a Delaware limited liability company (the “Sponsor”), FG New America Acquisition Corp., a Delaware corporation (the “Buyer”), and each of the undersigned individuals, each of whom is a member of the Buyer’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders,” and together with the Sponsor and the Buyer, the “Parties”), is dated as of [●], 2021 and entered into by and among the Sponsor, the Buyer, Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), and Todd Schwartz (the “Members’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Letter Agreement.

WHEREAS, this Amendment and Agreement is being delivered in connection with the Business Combination Agreement (as defined in Section 1(a) of this Amendment and Agreement) pursuant to which the Buyer will effectuate a business combination with the Company, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 13 of the Original Letter Agreement, the Original Letter Agreement may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, in order to induce the Company to enter into the Business Combination Agreement, the Parties wish to amend the Original Letter Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment and Agreement, and the mutual promises contained in this Amendment and Agreement, and intending to be legally bound thereby, the Parties agree as follows:

1.	Certain Amendments to the Original Letter Agreement. The Original Letter Agreement is hereby amended as follows:

a.	The below shall be added as Section 21 immediately following the existing Section 20:

“21. Waiver of Anti-Dilution Rights. Section 4.3(b)(i) of the Charter provides that each share of Class B Common Stock of the Buyer, par value $0.0001 per share (the “Class B Common Stock”), shall automatically convert into one share of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination, and Section 4.3(b)(ii) of the Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Buyer’s initial public offering of securities and related to or in connection with the closing of the initial Business Combination such that the Sponsor and the Insiders shall continue to own 25% of the issued and outstanding shares of Class A Common Stock after giving effect to such issuance. As of and conditioned upon the Closing (as such term is defined in the Business Combination Agreement), the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Charter to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment, and, as a result, the shares of Class B Common Stock shall convert into shares of Class A Common Stock (or such equivalent security) at Closing on a one-for-one basis such that, as a result of such conversion, all outstanding shares of Class B Common Stock shall collectively convert into 5,943,750 shares of Class A Common Stock. When used

A-C-1

herein, “Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 9, 2021, by and among FG New America Acquisition Corp., a Delaware corporation (the “Buyer”), Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), OppFi Shares, LLC, a Delaware limited liability company, and Todd Schwartz (the “Members’ Representative”), as the same may be amended modified, supplemented or waived from time to time.

b.	Section 15 of the Original Letter Agreement is hereby replaced in its entirety with the following:

“Except as set forth in the last sentence of this Section 15, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Letter Agreement or any covenant, condition, stipulation, promise or agreement hereof. Except as set forth in the last sentence of this Section 15, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything to the contrary contained herein, both the Company and the Members’ Representative are express third party beneficiaries of this Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Letter Agreement as though directly party hereto and thereto; provided that, to the extent the Business Combination Agreement is terminated for any reason, neither the Company nor the Members’ Representative shall remain a third party beneficiary of this Letter Agreement for any purpose and shall have no right to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) any of the provisions set forth in this Letter Agreement in any respects.”

c.	Section 7(b) of the Original Letter Agreement is hereby amended by adding the following sentence at the end of the section:

“Notwithstanding anything to the contrary in this Section 7, the Lock-Up Period for Equity Securities held directly by Joseph Moglia and any Equity Securities which are distributed or distributable by the Sponsor shall be two years after the completion of the Company’s initial Business Combination.”

2.

Effect of Amendment. The provisions of the Original Letter Agreement, as amended by this Amendment and Agreement, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Original Letter Agreement shall be deemed references to the Original Letter Agreement, as amended by this Amendment and Agreement. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event the Business Combination Agreement is terminated pursuant to Article IX thereof for any reason, this Amendment and Agreement shall automatically terminate and cease to be of further force and effect.

3.

Entire Agreement. This Amendment and Agreement and the Original Letter Agreement, as amended pursuant to this Amendment and Agreement, and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.

Miscellaneous. Sections 16, 17 and 18 of the Original Letter Agreement are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment and Agreement.

* * *

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment and Agreement to be duly executed as of the day and year first above written.

FG NEW AMERICA INVESTORS LLC

By:

Name: Larry G. Swets, Jr.
Title: Manager

Larry G. Swets, Jr.

D. Kyle Cerminara

Joseph Hugh Moglia

Robert Weeks

Nicholas Rudd

Hassan Baqar

[Signature Page to Amendment to the Sponsor Letter]

A-C-3

Acknowledged and agreed:

FG NEW AMERICA ACQUISITION CORP.

By:
Name: Larry G. Swets, Jr.
Title: Chief Executive Officer

[Signature Page to Amendment to the Sponsor Letter]

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Acknowledged and Agreed:

Company:

Opportunity Financial, LLC

By:
Name:
Title:

MEMBERS’ REPRESENTATIVE:

Todd Schwartz

By:
Name: Todd Schwartz
Title:

[Signature Page to Amendment to the Sponsor Letter]

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EXHIBIT D

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OPPORTUNITY FINANCIAL, LLC

(a Delaware limited liability company)

Dated as of [●], 2021

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Article I DEFINED TERMS	A-D-1
Section 1.1 Definitions	A-D-1
Section 1.2 Interpretation	A-D-11
Article II GENERAL PROVISIONS	A-D-12
Section 2.1 Formation	A-D-12
Section 2.2 Name	A-D-12
Section 2.3 Principal Place of Business; Other Places of Business	A-D-12
Section 2.4 Designated Agent	A-D-12
Section 2.5 Term	A-D-12
Section 2.6 No State Law Partnership; Federal Income Tax Status	A-D-12
Section 2.7 Business Purpose	A-D-12
Section 2.8 Powers	A-D-13
Section 2.9 Certificates; Filings	A-D-13
Section 2.10 Representations and Warranties by the Members	A-D-13
Section 2.11 References to Certain Equity Securities	A-D-14
Article III Recapitalization	A-D-14
Section 3.1 Recapitalization	A-D-14
Article IV CLASSES OF COMPANY INTERESTS; CAPITAL CONTRIBUTIONS	A-D-15
Section 4.1 Classes of Company Interests; Capital Contributions of the Members	A-D-15
Section 4.2 Issuances of Additional Company Interests	A-D-15
Section 4.3 Additional Funds and Capital Contributions	A-D-16
Section 4.4 Issuances; Repurchases and Redemptions; Recapitalizations	A-D-16
Section 4.5 No Interest; No Return	A-D-18
Section 4.6 Capital Accounts	A-D-18
Article V DISTRIBUTIONS	A-D-19
Section 5.1 Distributions Generally	A-D-19
Section 5.2 Tax Distributions	A-D-19
Section 5.3 Distributions in Kind	A-D-19
Section 5.4 Distributions to Reflect Additional Company Units	A-D-19
Section 5.5 Restricted Distributions	A-D-20
Section 5.6 Use of Distributions	A-D-20
Article VI ALLOCATIONS	A-D-20
Section 6.1 General Allocations	A-D-20
Section 6.2 Additional Allocation Provisions	A-D-20
Section 6.3 Tax Allocations	A-D-22
Section 6.4 Other Allocation Rules	A-D-23
Section 6.5 Earnout Company Units	A-D-23
Article VII OPERATIONS	A-D-23
Section 7.1 Management	A-D-23
Section 7.2 Compensation and Advances	A-D-26
Section 7.3 Outside Activities	A-D-26
Section 7.4 Transactions with Affiliates	A-D-27
Section 7.5 Liability of Members; Fiduciary and Other Duties; Indemnification	A-D-27
Section 7.6 Indemnification	A-D-28
Article VIII RIGHTS AND OBLIGATIONS OF MEMBERS	A-D-29
Section 8.1 Return of Capital	A-D-29
Section 8.2 Rights of Members Relating to the Company	A-D-29
Article IX BOOKS AND RECORDS	A-D-29
Section 9.1 Books and Records	A-D-29
Section 9.2 Inspection	A-D-29

A-D-i

Article X TAX MATTERS	A-D-30
Section 10.1 Preparation of Tax Returns	A-D-30
Section 10.2 Tax Elections	A-D-30
Section 10.3 Partnership Representative	A-D-30
Section 10.4 Withholding Tax Indemnification.	A-D-31
Article XI MEMBER TRANSFERS AND WITHDRAWALS	A-D-32
Section 11.1 Transfer	A-D-32
Section 11.2 Transfer of Managing Member’s Company Interest	A-D-32
Section 11.3 Members’ Rights to Transfer	A-D-32
Section 11.4 Substituted Members	A-D-33
Section 11.5 Assignees	A-D-34
Section 11.6 General Provisions	A-D-34
Article XII DISSOLUTION, LIQUIDATION AND TERMINATION	A-D-35
Section 12.1 No Dissolution	A-D-35
Section 12.2 Events Causing Dissolution	A-D-35
Section 12.3 Distribution upon Dissolution	A-D-35
Section 12.4 Rights of Holders	A-D-36
Section 12.5 Termination	A-D-36
Section 12.6 Reasonable Time for Winding-Up	A-D-37
Article XIII AMENDMENTS; MEETINGS	A-D-37
Section 13.1 Amendments	A-D-37
Section 13.2 Procedures for Meetings and Actions of the Members	A-D-37
Article XIV EXCHANGE RIGHTS	A-D-38
Section 14.1 Exchange Rights of the Members	A-D-38
Article XV MISCELLANEOUS	A-D-42
Section 15.1 Company Counsel	A-D-42
Section 15.2 Appointment of Managing Member as Attorney-in-Fact	A-D-43
Section 15.3 Arbitration	A-D-43
Section 15.4 Accounting and Fiscal Year	A-D-44
Section 15.5 Entire Agreement	A-D-44
Section 15.6 Further Assurances	A-D-44
Section 15.7 Notices	A-D-44
Section 15.8 Governing Law	A-D-45
Section 15.9 Construction	A-D-45
Section 15.10 Binding Effect	A-D-45
Section 15.11 Severability	A-D-45
Section 15.12 Confidentiality	A-D-45
Section 15.13 Consent to Use of Name	A-D-47
Section 15.14 Consent by Spouse	A-D-47
Section 15.15 Counterparts	A-D-47
Section 15.16 Survival	A-D-47
Section 15.17 Anti-Money Laundering	A-D-47
Section 15.18 Third Party Beneficiary	A-D-47

A-D-ii

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

OPPORTUNITY FINANCIAL, LLC

This Third Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time in accordance herewith, this “Agreement”) of Opportunity Financial, LLC (the “Company”), dated as of [●], 2021, is entered by and among the Company, the Founder (as defined herein), the Managing Member (as defined herein) and the other Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware on December 4, 2015 (the “Formation Date”);

WHEREAS, the Company adopted a Limited Liability Company Operating Agreement of the Company on December 4, 2015, which was amended and restated on December 4, 2015, and which was further amended and restated on November 9, 2018 (as amended, the “Prior LLC Agreement”);

WHEREAS, in connection with a series of transactions effected pursuant to that certain Business Combination Agreement, dated as of February 9, 2021, by and among the Company, the Managing Member, and the Founder, as the Members’ Representative (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), the Managing Member (in its capacity as a Member and as the Managing Member), the Founder (in his capacity as a Member and as the Original Member Representative (as defined herein)) and the Original Members (as defined herein) now desire to amend and restate the Prior LLC Agreement to reflect, amongst other things: (a) the recapitalization of the Company to convert the Pre-Closing Units (as defined herein) held by the Continuing Members (as defined herein) into Class A Common Units (as defined herein) in such amounts as set forth in this Agreement (the “Recapitalization”), (b) the Managing Member’s designation as the sole Managing Member of the Company, and (c) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. §18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Member is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

A-D-1

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b) (2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract, or otherwise.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of Opportunity Financial, LLC, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity, or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Assets” means any assets and property of the Company, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Company Interest has been Transferred but who has not become a Substituted Member, and who has the rights set forth in Section 11.5.

“Assumed Tax Liability” means, with respect to a Member for a taxable period, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the Managing Member reasonably estimates would be due from such Member as of such Tax Distribution Date for such taxable period, (a) assuming such Member earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member by the Company for such taxable period, (b) assuming that such Member is subject to tax at the Assumed Tax Rate, and (c) computed without regard to any increases to the tax basis in the Company pursuant to Sections 734(b) or 743(b) of the Code. In the case of the Managing Member, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which the Managing Member is required to make payments under the Tax Receivables Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned by the Company prior to the Closing Date shall be disregarded for purposes of calculating any Member’s Assumed Tax Liability.

“Assumed Tax Rate” means the higher of the highest combined maximum marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Section 1411 of the Code, (x) not taking into account any deduction under Code Section 199A or any similar state or local law, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes to the extent applicable), applicable to (A) an individual residing in New York, California or Illinois (whichever results in the application of the highest state and local tax rate) or (B) a corporation doing business in New York, California or Illinois (whichever results in the application of the highest state and local tax rate) during each applicable Fiscal Quarter with respect to such taxable income as determined by the Managing Member in good faith (subject to the approval of the Original Member Representative).

“BBA Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

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“Board” means the board of directors of the Managing Member.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means, with respect to any Member, the capital account maintained by the Managing Member for such Member on the Company’s books and records in accordance with Section 4.6.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Member contributes to the Company or is deemed to contribute pursuant to Article IV. As of the date of this Agreement, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A hereto.

“Capital Share” means a share of any class or series of stock of the Managing Member now or hereafter authorized, other than a Class A Share or a Class V Share.

“Cash Exchange Class A 3-Day VWAP” means the arithmetic average of the VWAP for each of the three (3) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Payment” means with respect to a particular Exchange (including a Direct Exchange) for which the Managing Member, on behalf of the Company, or the Managing Member, as applicable, has elected to make a Cash Exchange Payment in accordance with Section 14.1(a)(ii):

(a) if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 3-Day VWAP;

(b) if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller; or

(c) provided that, if a Holder in an Exchange Notice makes an Exchange (including a Direct Exchange) contingent (including as to timing) upon an event determined pursuant to the second sentence of Section 14.1(a)(i), the Cash Exchange Payment shall in no event be less than an amount equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the amount payable in respect of one (1) Class A Share in the event that the Exchange is made contingent upon.

“Certificate” means the Certificate of Formation executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Company pursuant to the Act.

A-D-3

“Charter” means the certificate of incorporation of the Managing Member, as may be amended, restated, or amended and restated from time to time, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Common Unit” means a fractional share of the Company Interests of all Members issued pursuant to Sections 4.1 and 4.2.

“Class A Share” means a share of Class A common stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“Class V Share” means a share of Class V voting stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“CILA” has the meaning set forth in Section 2.7.

“Closing Date” means the Closing Date under the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Opportunity Financial, LLC, the limited liability company formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Company Employee” means an employee of the Company or an employee of a Subsidiary of the Company, if any.

“Company Interest” means an ownership interest in the Company held by either a Member or the Managing Member and includes any and all benefits to which the holder of such a Company Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Company Interests. A Company Interest may be expressed as a number of Class A Common Units or other Company Units.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Company Record Date” means the record date established by the Managing Member for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Managing Member) generally be the same as the record date established by the Managing Member for a distribution to its stockholders of some or all of its portion of such distribution.

“Company Unit” means a Class A Common Unit or any other fractional share of the Company Interests that the Managing Member has authorized pursuant to Section 4.1, Section 4.2, or Section 4.3.

“Consumer Loans” has the meaning set forth in Section 2.7.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company.

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“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the general or managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (d) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Managing Member.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Earnout Company Units” has the meaning set forth in the Business Combination Agreement. The Earnout Company Units issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Exhibit A attached hereto.

“Effective Time” means the time of the “Closing” as defined in the Business Combination Agreement.

“Equity Plan” means any plan, agreement, or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Managing Member for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the exchange by the Company of Class A Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding Class V Shares held by the Original Member Representative) for either (a) a Stock Exchange Payment or (b) a Cash Exchange Payment, in each case, in accordance with Section 14.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” means the latest of (a) the date that is five (5) Business Days after the Exchange Notice Date, (b) the date specified in the Exchange Notice, or (c) the date on which a contingency described in Section 14.1(a)(i) that is specified in the Exchange Notice is satisfied.

“Exchange Notice” means a written election in the form of Exhibit B, attached hereto; provided that the Exchange Notice may be modified by, as elected by a Holder, to address any contingency referred to in the second sentence of Section 14.1(a)(i).

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 14.1.

“Exchanged Units” means, with respect to any Exchange (or Direct Exchange), the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of Class V Shares being surrendered or cancelled by the Original Member Representative.

“Exchanging Member” means any Member holding Class A Common Units (other than the Managing Member) whose Class A Common Units are subject to an Exchange (or Direct Exchange).

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers, or sisters (whether by blood, marriage or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.4.

“Founder” means Todd G. Schwartz and, upon his death or disability, the personal representative thereof.

“Funding Debt” means any Debt incurred by or on behalf of the Managing Member for the purpose of providing funds to the Company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(ii) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described below (x) may, except in the case of (ii)(3) and (ii)(5), if and as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), and (y) shall, in the case of (ii)(3), and (z) shall, in the case of (ii)(5), except that the Managing Member and the Original Member Representative may elect otherwise, be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), using such reasonable method of valuation as it may adopt, as of the following times:

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(1) the acquisition of an additional interest in the Company (including acquisitions pursuant to Section 4.2 or contributions or deemed contributions by the Managing Member pursuant to Section 4.2) by a new or existing Member in exchange for more than a De Minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(2) the distribution by the Company to a Member of more than a De Minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(3) the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g);

(4) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5) at such other times as the Managing Member shall reasonably determine (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2; provided that the adjustments pursuant to clauses (1), (2), and (4) shall only be made if the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in this paragraph (ii) (other than, if applicable, non-compensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6) immediately after the closing of the transactions contemplated by the Recapitalization and Business Combination Agreement on the Closing Date.

(iii) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Member or (b) an Assignee that owns a Company Unit.

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“Incapacity” or “Incapacitated” means, (a) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the Bankruptcy of such Member.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the date hereof, by and among the Managing Member, the Original Members and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“Lock-Up Period” has the meaning set forth in the Investor Rights Agreement.

“Majority in Interest of the Members” means Members (including the Managing Member and any Controlled Entity of the Managing Member) holding more than fifty percent (50%) of all outstanding Company Units held by all Members (including the Managing Member and any Controlled Entity of the Managing Member); provided that if any Member is, by reason of this Agreement or applicable law, not entitled to vote on or consent to such matter, the Company Units held by such Member shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Managing Member” means OppFi, Inc., a Delaware corporation, and/or any additional or successor Managing Member(s) designated as such pursuant to this Agreement.

“Member” means the Managing Member, the Original Members and any other Person that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, and any Substituted Member, each shown as such in the books and records of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Member equal to the lesser of (a) 1,000 Class A Common Units and (b) all of the Class A Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

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(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as an expenditure under Section 705(a)(2)(B) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Company asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“Original Member” means any Person that is a Member as of the consummation of the transactions contemplated by the Business Combination Agreement, but does not include the Managing Member or any Assignee or other transferee of any Company Interest of any Original Member succeeding to all or any part of such Company Interest; provided that with respect to the period on or after the Closing Date, references to “Original Member” shall also include any Permitted Transferees of such Original Member.

“Original Member Representative” means the Founder or such other Person as may be appointed from time to time by holders of a majority of Company Units held by Original Members who hold Company Units at the time of determination.

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“Percentage Interest” means, with respect to each Member, as to any class or series of Company Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Company Units of such class or series held by such Member and the denominator of which is the total number of Company Units of such class or series held by all Members. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Class A Common Units.

“Permitted Transfer” means a Transfer by a Member of all or part of its Company Interest to any Permitted Transferee of such Member.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of the Managing Member or the Company or any of its Subsidiaries), (d) any Controlled Entity of such Person and (e) any charitable organization to which such Person Transfers its Company Interests. Notwithstanding the foregoing, in no event shall any Person who (in the Managing Member’s determination) is participating or involved in any capacity in any business that is or which the Managing Member determines (in good faith) to be competitive with the business of the Company or any of its Subsidiaries be a Permitted Transferee.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company, or other entity.

“Pre-Closing Units” has the meaning set forth in Section 3.1.

“Recapitalization” has the meaning set forth in the Recitals.

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange Payment” means, with respect to the portion of any Exchange (or Direct Exchange) for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of Class A Shares equal to the number of Class A Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 11.4.

“Tax Distribution Date” means for any Fiscal Year April 10, June 10, September 10 and December 10 of such Fiscal Year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law.

“Tax Receivables Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among FG New America Acquisition Corp., the Company, and certain other parties thereto.

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“Trading Day” means any day on which the Class A Shares are traded on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI, “Transfer” does not include any Exchange of Class A Common Units by the Company, or acquisition of Exchanged Units by the Managing Member, pursuant to Section 14.1. The terms “Transferred” and “Transferring” have correlative meanings.

“Unvested Class A Common Unit” means a Class A Common Unit issued in the Recapitalization with respect to a “profits interest” previously issued by the Company, which “profits interest” was not vested as of the Closing Date and which will continue to vest after the Closing Date pursuant to its terms.

“VWAP” means the daily per share volume-weighted average price of the Class A Shares on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded, as displayed under the heading [Bloomberg VWAP] on the Bloomberg page designated for the Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Share on such Trading Day (determined without regard to after-hours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member.

“Warrants” means any warrants to acquire Class A Shares.

Capitalized terms used in the Opportunity Financial, LLC Profits Interest Plan with reference to the Prior LLC Agreement and which are not defined herein shall have the meanings ascribed thereto in the Prior LLC Agreement.

Section 1.2 Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

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(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation. The Company has been organized as a Delaware limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

Section 2.2 Name. The name of the Company shall be “Opportunity Financial, LLC” and all business of the Company shall be conducted in such name or such other name as the Managing Member shall determine. The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Managing Member may change the name of the Company, from time to time, in accordance with applicable law.

Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Company is located at 130 E. Randolph Street, Suite 3400, Chicago, Illinois 60601, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Company in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. The Company’s registered agent for service of process at such address is Cogency Global Inc.

Section 2.5 Term. The term of the Company commenced on the Formation Date and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No State Law Partnership; Federal Income Tax Status. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes (including Section 303 of the Federal Bankruptcy Code), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend for the Company to be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action (including the filing of an election for the Company to be classified as a corporation for income tax purposes) inconsistent with the express intent of the parties hereto as set forth in this Section 2.6.

Section 2.7 Business Purpose. The purpose of the Company shall be: (a) to make consumer installment loans as a licensee under the Illinois Consumer Installment Loan Act, 205 ILCS 670/1 (as from time to time amended, “CILA”) and comply with all requirements of the CILA and the regulations from time to time adopted by the Illinois Department of Financial and Professional Regulation, Division of Financial Institutions (or its

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successor) which are applicable to the business of making loans under the CILA (“Consumer Loans”), and to invest in, acquire, own, hold, refinance, enforce collection, sell and otherwise deal with, directly or indirectly, Consumer Loans of the Company or of one or more Affiliates who shall be engaged in Illinois and other states in the business of making Consumer Loans; (b) to make consumer installment line of credit loans; (c) to carry on any and all lawful business, purpose or activity, whether or not for profit, which a limited liability company may carry on under the Act and the laws of any other jurisdiction in which the Company is so engaged in regard thereto; and (d) to do anything incidental to the foregoing.

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Company, in the Office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the Company as a limited liability company in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company.

Section 2.10 Representations and Warranties by the Members.

(a) Each Member that is an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(b) Each Member that is not an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(c) Each Member (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Subject to Article XIV and the applicable terms of the Investor Rights Agreement, each Member further represents and warrants

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that (i) it is aware of and understands that the Company Units held by such Member are not registered under the Securities Act and must be held by such Member until such Company Units are registered under the Securities Act or an exemption from such registration is available, (ii) that the Company shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act, (iii) there is no established market for the Company Units and no market (public or otherwise) for the Company Units will develop in the foreseeable future, (iv) such Member has no rights to require that the Company Units be registered under the Securities Act or the securities laws of various states, and the Member will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act, and (v) that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d) The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of a Substituted Member, the admission of such Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

(e) Each Member (including each Substituted Member as a condition to becoming a Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Notwithstanding the foregoing, the Managing Member may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c), as applicable, to any Member (including any Substituted Member or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Company and the Managing Member.

Section 2.11 References to Certain Equity Securities. Each reference to a Class A Share, Class V Share, Class A Common Unit, other Company Unit, or other Company Interest shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend, or other distribution; provided that, for the avoidance of doubt, restrictions applicable to the Class A Common Units and Class V Shares shall not apply to Class A Shares received in respect thereof in connection with the Exchange (or Direct Exchange).

ARTICLE III

RECAPITALIZATION

Section 3.1 Recapitalization. To effectuate the Recapitalization, upon execution of this Agreement and as of immediately prior to the Effective Time, all Company Interests that were issued and outstanding and held by the Continuing Members immediately prior to the execution of this Agreement, which are set forth next to each Continuing Member’s name on Exhibit A (the “Pre-Closing Units”), are hereby converted into that number of Class A Common Units set forth next to such Continuing Member’s name on Exhibit A hereto under the heading “Post-Recapitalization Units”, and such Class A Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Class A Common Units hereby continue as Members.

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ARTICLE IV

CLASSES OF COMPANY INTERESTS; CAPITAL CONTRIBUTIONS

Section 4.1 Classes of Company Interests; Capital Contributions of the Members. Each Member’s relative rights, privileges, preferences, restrictions and obligations with respect to the Company are represented by such Member’s Company Interests. There shall initially be one (1) class of Company Interests, that being Class A Common Units, which shall be issued to and held by the Members (or their Permitted Transferees), including the Managing Member. An unlimited number of Class A Common Units are hereby authorized for issuance. As of the Closing Date, as a result of the transactions contemplated by the Recapitalization and the Business Combination Agreement, the Company Interests are held by the Members in the amounts set forth on Exhibit A hereto.

Each Original Member has heretofore made or is deemed to have made Capital Contributions to the Company and concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Managing Member is making a Capital Contribution to the Company. Except as provided by law or otherwise pursuant to this Agreement, the Members shall have no obligation or, except with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company. The Managing Member shall cause to be maintained in the principal business office of the Company, or such other place as may be determined by the Managing Member, the books and records of the Company, which shall include, among other things, a register containing the name, address and number of Company Units of each Member, and such other information as the Managing Member may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The Managing Member shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Company Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Managing Member may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Member. No action of any Member shall be required to amend or update the Register. Except as required by law, no Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself.

Section 4.2 Issuances of Additional Company Interests. Subject to the terms and conditions of this Agreement (including Section 4.4):

(a) General. The Managing Member is hereby authorized to cause the Company to issue additional Company Interests, in the form of Company Units, for any Company purpose, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as Members, for such consideration and on such terms and conditions as shall be established by the Managing Member, all without the approval of any other Member or any other Person (except as provided in the immediately following sentence). Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Company Units (i) upon the conversion, redemption, or exchange of any Debt, Company Units, or other securities issued by the Company, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger, consolidation, or other reorganization, or (v) upon the contribution of property or assets to the Company; provided, that, any material issuance of Company Interests for no consideration in a manner that disproportionately and adversely affects the Original Members shall be subject to the prior written consent of the Original Members Representative, such consent not to be unreasonably withheld, conditioned or delayed. A Company Interest of any class or series other than a Class A Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Company Interest, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance.

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(b) No Preemptive Rights. Except as expressly provided in this Agreement, no Person, including any Holder, shall have any preemptive, preferential, participation, or similar right or rights to subscribe for or acquire any Company Interest.

Section 4.3 Additional Funds and Capital Contributions.

(a) General. The Managing Member may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Company Units, or for such other purposes as the Managing Member may determine. Additional Funds may be obtained by the Company, at the election of the Managing Member, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Member or any other Person.

(b) Loans by Third Parties. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to any Person (other than, except as contemplated in Section 4.3(c), the Managing Member) upon such terms as the Managing Member determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Company Units; provided, however, that the Company shall not incur any such Debt if any Member (other than the Managing Member in its capacity as such) would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

(c) Managing Member Loans. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt with the Managing Member if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Managing Member, the net proceeds of which are loaned to the Company to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

Section 4.4 Issuances; Repurchases and Redemptions; Recapitalizations.

(a) Issuances by the Managing Member

(i) Subject to Section 4.4(a)(ii) and Section 14.1, if, at any time after the Closing Date, the Managing Member sells or issues Class A Shares or any other Equity Securities of the Managing Member (other than Class V Shares), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Common Units (if the Managing Member issues Class A Shares), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by the Managing Member (if the Managing Member issues Equity Securities other than Class A Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company the net proceeds or other property received by the Managing Member, if any, for such Class A Share or other Equity Security.

(ii) Notwithstanding anything to the contrary contained in Section 4.4(a)(i) or Section 4.4(a)(iii), this Section 4.4(a) shall not apply to (x) the issuance and distribution to holders of Class A Shares or other Equity Securities of the Managing Member of rights to purchase Equity Securities of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan) or (y) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of the Managing Member or rights or property that may be converted into or settled in Equity Securities of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

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(iii) In the event any outstanding Equity Security of the Managing Member is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of the Managing Member are issued (including as a result of the exercise of Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Company shall be issued to the Managing Member as required by the first sentence of Section 4.4(a)(i), and (z) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b) New Company Issuances. Except pursuant to Section 14.1, (x) the Company may not issue any additional Class A Common Units or Company Units to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares (or relevant Equity Security of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Securities of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and contributes the net proceeds therefrom to the Company.

(c) Repurchases and Redemptions.

(i) The Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) may not redeem, repurchase, or otherwise acquire (A) Class A Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases, or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member or such Subsidiary for the same price per security, if any.

(ii) The Company may not redeem, repurchase, or otherwise acquire (x) any Class A Common Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Shares for the same price per security from holders thereof or (y) any other Company Units of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Company Units of the Managing Member or such Subsidiary.

(d) Equity Subdivisions and Combinations. Except in accordance with Section 14.1:

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization, or otherwise) or combination (by reverse equity split,

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reclassification, recapitalization, or otherwise) of the outstanding Company Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Shares or other related class or series of Equity Security of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and the Managing Member.

(ii) The Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Capital Shares or any other class or series of Equity Security of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Company Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and the Managing Member.

(e) General Authority. For the avoidance of doubt, but subject to Section 4.1, Section 4.2 and Section 4.4, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division, or recapitalization, with respect to the Class A Common Units as the Managing Member determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by Managing Member, directly or indirectly, and the number of outstanding Class A Shares, and (ii) the number of outstanding Class V Shares held by all Persons other than the Managing Member and the number of Class A Common Units held by all Persons other than the Managing Member disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for Class A Shares (but in each case prior to such conversion, exercise or exchange).

Section 4.5 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 4.6 Capital Accounts.

(a) A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A, which balances shall reflect a revaluation of the Company’s assets in accordance with clause (6) of the definition of Gross Asset Value. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Net Income pursuant to Section 6.1 and any other items of income or gain allocated to such Member pursuant to Section 6.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Net Losses pursuant to Section 6.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 6.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

(b) In the event of a Transfer of Company Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Company Units shall carry over to the Transferee Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

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(c) This Section 4.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions Generally. Subject to Section 5.5 and Section 5.7, the Managing Member may cause the Company to distribute all or any portion of available cash generated by the Company to the Holders of Class A Common Units in accordance with their respective Percentage Interests of Class A Common Units on the Company Record Date with respect to such distribution. To the extent that any distribution is made payable with respect to any Company Units for a particular period, distributions payable with respect to any Company Units that were not outstanding during the entire period in respect of which any distribution is made shall be prorated based on the portion of the period that such Company Units were outstanding.

Section 5.2 Tax Distributions. Prior to making distributions pursuant to Section 5.1, on or prior to each Tax Distribution Date, the Company shall be required to, subject only to Section 5.5, make pro rata distributions of cash to the Holders of Class A Common Units (in accordance with their respective Percentage Interests of Class A Common Units) in an amount sufficient to ensure that each such Holder receives a distribution at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates. Notwithstanding the foregoing, distributions pursuant to this Section 5.2, if any, shall be made to a Member only to the extent all previous distributions to such Member pursuant to Section 5.1 and Section 5.2 with respect to the taxable period are less than the distributions such Member otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 5.2.

Section 5.3 Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The Managing Member may cause the Company to make a distribution in kind of Company assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V, Article VI and Article X; provided, however, that in the case of the distribution by the Company of the Class V Shares contributed to the Company pursuant to Section 2.1(b) of the Business Combination Agreement, the Managing Member shall distribute all such Class V Shares (including any such Class V Shares treated as Earnout Voting Shares, as defined in the Business Combination Agreement) to OFS, as defined in the Business Combination Agreement. For the avoidance of doubt, OFS following such distribution shall hold such Class V Shares for its own account and shall not hold such Class V Shares as an agent, fiduciary, nominee, custodian or otherwise for or on behalf of any other person.

Section 5.4 Distributions to Reflect Additional Company Units. In the event that the Company issues additional Company Units pursuant to the provisions of Article IV, the Managing Member is hereby authorized to make such revisions to this Article V and to Article VI as it determines are necessary or desirable to reflect the issuance of such additional Company Units, including making preferential distributions to certain classes of Company Units (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned).

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Section 5.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Section 5.6 Use of Distributions. The Managing Member shall use distributions received from and other cash of the Company for payment of taxes, liabilities, or expenses of the Managing Member, to loan funds to the Company in the accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Board; provided that the Managing Member may not use such distributions or other cash of the Company to acquire any Company Interests, except as otherwise provided in Section 4.4 hereof.

Section 5.7 Notwithstanding the foregoing, the portion of any distribution that would otherwise be made in respect of any Unvested Class A Common Unit under Section 5.1 (“Unvested Distribution Amount”) or any Earnout Company Unit under Section 5.1 (“Earnout Distribution Amount”) shall be deducted from such distribution and be recorded as an Unvested Distribution Amount or Earnout Distribution Amount in the Company’s books and records at the time of such distribution, and the Unvested Distribution Amount in respect of any such Class A Common Unit that vested and the Earnout Distribution Amount in respect of any Earnout Company Unit that have satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement following such prior distribution shall be distributed by the Company to the holder of such Class A Common Unit in the proportion of, and promptly following, such vesting or satisfaction of the earnout criteria, as applicable. Upon the termination, forfeiture or cancellation of any Unvested Class A Common Unit or Earnout Company Unit, any Unvested Distribution Amount or Earnout Distribution Amount previously recorded with respect to such Unvested Class A Common Unit or Earnout Company Unit shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 5.1 be distributed pursuant to the terms of Section 5.1.

ARTICLE VI

ALLOCATIONS

Section 6.1 General Allocations. After giving effect to the allocations under Section 6.2 and subject to Section 6.2 and Section 6.4, Net Income and Net Loss (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 12.3 if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 6.2 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article VI:

(a) Regulatory Allocations.

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(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 6.1, or any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 6.2(a)(i), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. A Holder’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 6.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(iv) were not in the Agreement. It is intended that this Section 6.2(a)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Company Interest and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(v) and Section 6.2(a)(iv) were not in the Agreement.

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(vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Class A Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Company Units, as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), subject to the limitations of this Section 6.2(a)(vi).

(vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Class A Common Units in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Class A Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b) (2)(iv)(m)(4) applies.

(viii) Curative Allocations. The allocations set forth in Sections 6.2(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Class A Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Class A Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b) Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Percentage Interest with respect to Class A Common Units.

Section 6.3 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 6.3, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.1 and Section 6.2.

(b) Section 704(c) Allocations. Notwithstanding Section 6.3(a), Tax Items with respect to an Asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code so as to take into account such variation. The Company shall account for such variation under the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned). In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable Regulations and using the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original

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Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned). If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 6.2(a)(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

Section 6.4 Other Allocation Rules. With regard to the Managing Member’s acquisition of the Class A Common Units (including the Earnout Company Units) pursuant to the Business Combination Agreement, Net Income and Net Loss shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder. If during any Fiscal Year there is any other change in any Member’s ownership of Company Units in the Company, the Managing Member shall consult in good faith with the Original Member Representative and the tax advisors to the Company and allocate the Net Income or Net Loss to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder; provided however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Original Member Representative, not to be unreasonably withheld, conditioned or delayed).

Section 6.5 Earnout Company Units. Notwithstanding any other provision of this Agreement, the parties intend that, for U.S. federal income tax purposes, Earnout Company Units shall be treated as having satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement for purposes of allocating Net Income and Net Loss pursuant to this Article VI (including for the purposes of determining amounts distributable to the Members in the case of any hypothetical distribution or liquidation and determining such Members’ Assumed Tax Liability and entitlement to distributions pursuant to Section 5.2). If and when the Earnout Company Units are forfeited for failing to have satisfied the earnout criteria set forth in the Business Combination Agreement, the parties intend and agree (x) that the Managing Member may make such allocations as deemed necessary to reflect such forfeiture and (y) to prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE VII

OPERATIONS

Section 7.1 Management.

(a) The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. The Managing Member shall have the exclusive power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member, and such delegation shall not cause the Managing Member to cease to be a Member or the Managing Member of the Company. The Managing Member shall be an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Managing Member shall at all times be a Member of the Company. The Managing Member shall constitute a “manager” under the Act. Notwithstanding any provision of this Agreement, the Company, and the Managing Member on behalf of the Company, may enter into and perform any document without any vote or consent of any other Person. No Member or Assignee (other than in its separate capacity as the Managing Member, any of its Affiliates or any member, officer or employee of the

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Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair, or eliminate the limitations on the liability of the Members or Assignees under this Agreement. The Managing Member may not withdraw or be removed from the Company except as set forth in Section 11.2.

(b) The determination as to any of the following matters, made by or at the direction of the Managing Member consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Company and every Member: (i) the amount of assets at any time available for distribution or the redemption of Class A Common Units; (ii) the amount and timing of any distribution; (iii) any determination to Exchange Class A Common Units; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Company; or (vii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managing Member.

(c) The Managing Member may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Managing Member deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Managing Member from time to time, provided that in no event shall the Managing Member or the Board be absolved of its fiduciary duties pursuant to Section 7.5(c) by virtue of any such appointment. Each such officer and/or board or committee member shall serve at the pleasure of the Managing Member.

(d) Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Member other than the Managing Member shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Without limiting the generality of the foregoing, the Managing Member may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (H) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the Managing Member, no Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

(e) Only the Managing Member may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f) It is anticipated that the Managing Member’s primary business activities shall be focused on the operation of the Company and its Subsidiaries. Subject to the foregoing, the Members acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Company, the Managing Member, or any Affiliate of either of them:

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(i) any Member and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others;

(ii) neither the Company nor any Member (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and

(iii) the pursuit of such activities by any such Member shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Member to the Company or the other Members.

(g) Subject to Section 7.1(h), the Managing Member shall have the power, without the consent of the Members or the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Members;

(ii) to reflect the admission, substitution or withdrawal of Members, the Transfer of any Company Interest or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 5.4 or as contemplated by the Code or the Regulations);

(vi) to reflect the issuance of additional Company Interests in accordance with Article IV;

(vii) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Company Units issued pursuant to Article IV; and

(viii) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Company or the Managing Member and which does not violate Section 7.1(h).

(h) Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the Managing Member, without the consent of each Member adversely affected thereby (if any), if such amendment or action would (i) modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company, (ii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article V or Section 12.3(a)(iii), or alter the allocations specified in Article VI (except, in any case, as permitted pursuant to Sections 4.2, 5.4 and 7.1(g)), (iii) alter or modify in a manner that adversely affects any Member the Exchange rights, Cash Exchange Payment or Stock Exchange Payment as set forth in Section 14.1, or amend or modify any related definitions, (iv) would convert the Company into a corporation, or (v) amend Section 7.3(b) or this Section 7.1(h); provided, however, that, with respect to clauses (ii), (iii), (iv) and (v), the consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Company Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series. Further, no amendment may alter the restrictions on the Managing Member’s authority set forth elsewhere in this Section 7.1 without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

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Section 7.2 Compensation and Advances.

(a) The Managing Member shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided herein (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled in its capacity as the Managing Member).

(b) From time to time until such time as the Managing Member owns no other Person or businesses (other than the Company or any of its Subsidiaries), the Company shall be liable for, and shall reimburse the Managing Member, on a monthly basis, or such other basis as the Managing Member may determine, for sums to the extent expended by the Managing Member (and specifically excluding sums paid directly by the Company or any of its subsidiaries) in connection with the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees of the Managing Member or the Company, (iii) director fees and expenses, (iv) all costs and expenses of the Managing Member being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders, and (v) other costs and expenses incidental to their existence or related to the foregoing matters; provided that for the avoidance of doubt in no event shall the expenses payable pursuant to this Section 7.2(b) include any tax liability of the Managing Member. Such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 7.6. Notwithstanding anything herein to the contrary, the Managing Member shall not be entitled to reimbursement of expenses incurred at or prior to the Effective Time unless and to the extent such expenses constitute Final Buyer Transaction Expenses within the meaning of the Business Combination Agreement.

(c) To the extent practicable, Company expenses shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing Member or any of its Affiliates by the Company pursuant to this Section 7.2 constitute gross income to such Person (as opposed to a repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.3 Outside Activities.

(a) The Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with and to the extent permitted hereby, (i) the ownership, acquisition and disposition of Company Interests, (ii) the management of the business of the Company, (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company or its assets or activities, and (vi) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the Managing Member from executing guarantees of Company debt for which it would otherwise be liable in its capacity as Managing Member.

(b) Subject to any agreements entered into pursuant to Section 7.4 and any other agreements entered into by a Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary (including any employment agreement), any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member or any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement in any business ventures of any other Person (other than the Managing Member, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.4 and any other agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.

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Section 7.4 Transactions with Affiliates.

(a) The Company may lend or contribute funds or other assets to the Managing Member and its Subsidiaries or other Persons in which the Managing Member has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Member or any other Person. It is expressly acknowledged and agreed by each Member that, to the extent approved by the Managing Member, the Managing Member may (i) borrow funds from the Company in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by the Managing Member, (ii) put to the Company, for cash, any rights, options, warrants or convertible or exchangeable securities that the Managing Member may desire or be required to purchase or redeem, (iii) borrow funds from the Company to acquire assets that will be contributed to the Company for Company Units, or (iv) pay expenses of the Managing Member, including expenses referred to in Section 7.2(b).

(b) Except as provided in Section 7.3, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c) The Managing Member and its Affiliates may sell, transfer or convey any property to the Company, directly or indirectly, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member.

(d) The Managing Member may propose and adopt on behalf of the Company employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries.

Section 7.5 Liability of Members; Fiduciary and Other Duties; Indemnification.

(a) Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member (including any Managing Member) shall be obligated personally for any such debt, expense, obligation, or liability of the Company solely by reason of being a Member. All Persons dealing with the Company shall have recourse solely to the Company for the payment of the debts, expenses, obligations or liabilities of the Company.

(b) To the greatest extent permitted under applicable law, no Member, including the Managing Member and the Original Member Representative in such Member’s capacity as such, and none of such Person’s officers, directors, partners, managers members, shareholders and employees, nor the members of the Board nor the employees and officers of the Company (all such persons being referred to as “Indemnitees”) shall be liable, in damages or otherwise, to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee not in violation of its fiduciary duties, if any.

(c) An Indemnitee acting under this Agreement shall not be liable to the Company or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. No Member, in its capacity as Member, shall owe any duty (including fiduciary duty) to the Company or any of its Members (all such duties being hereby eliminated to the greatest extent possible).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

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Section 7.6 Indemnification.

(a) The Company shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Company or by reason of the fact that the Indemnitee is or was serving as an officer, director, partner, trustee, employee, representative or agent of the Company if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Company, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 7.6), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Company, and (iv) such action or inaction did not constitute fraud or willful misconduct by the Indemnitee.

(b) Expenses incurred by an Indemnitee in defending any Action, subject to this Section 7.6 shall be advanced by the Company prior to the final disposition of such Action upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.6.

(c) Any indemnification obligations of the Company arising under this Section 7.6 shall be satisfied out of any Company assets (including any amounts otherwise currently or subsequently distributable to any Member(s)) and not from any assets of the Members.

(d) The provisions of this Section 7.6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

(e) The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(f) To the fullest extent permitted by applicable law, the Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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(i) Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 7.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1 Return of Capital. Except pursuant to the rights of Exchange set forth in Section 14.1, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Company as provided herein. Except to the extent provided in Article V or Article VI or otherwise expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.2 Rights of Members Relating to the Company.

(a) In addition to other rights provided by this Agreement or by the Act, the Managing Member shall deliver to each Member a copy of any information mailed to all of the common stockholders of the Managing Member as soon as practicable after such mailing.

(b) Notwithstanding any other provision of this Section 8.2, the Managing Member may keep confidential from the Members (or any of them), for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member or (ii) the Company or the Managing Member is required by law or by agreement to keep confidential.

ARTICLE IX

BOOKS AND RECORDS

Section 9.1 Books and Records. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Company shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Member;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 9.2 Inspection. Subject to Section 15.12, Members (personally or through an authorized representative) may, for purposes reasonably related to their respective Company Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

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ARTICLE X

TAX MATTERS

Section 10.1 Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, an estimate of the tax information reasonably required by the Members (including a draft Schedule K-1) for federal and state income tax and any other tax reporting purposes and, within one hundred and eighty (180) days of the close of each taxable year, such final information (including a final Schedule K-1).

Section 10.2 Tax Elections. The Managing Member shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Company for the Fiscal Year that includes the Closing Date and shall maintain and keep such election in effect at all times (and, if applicable, the Managing Member and the Company shall cause any Subsidiary of the Company to file and maintain such an election). Except as otherwise provided herein, the Managing Member shall determine whether to make any other available election pursuant to the Code; provided that the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have an adverse effect on the Original Members.

Section 10.3 Partnership Representative.

(a) The Managing Member is hereby designated as the “partnership representative” pursuant to Section 6223(a) of the Code (in such capacity, the “Partnership Representative”). In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by Managing Member as the Partnership Representative (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned); provided that all actions taken by the Partnership Representative pursuant to this Section 10.3 shall be subject to the overall oversight and authority of the Board. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative and approved by the Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b) Subject to this Section 10.3, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the

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Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”) or (ii) taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members, in the case of clauses (i) and (ii).

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.1 of the Business Combination Agreement and this Agreement, Section 7.1 of the Business Combination Agreement shall control. The Company, the Partnership Representative, the Managing Member, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 7.1 of the Business Combination Agreement.

(e) This Section 10.3 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.4 Withholding Tax Indemnification.

(a) If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 5.1 or Section 5.2 of this Agreement and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this Agreement. For all purposes of this Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual distributions that would have otherwise been made to such Member pursuant to Section 5.1 or Section 5.2 following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset distributions pursuant to this Section 10.4). For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.3(c)), in each case as reasonably determined by the

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Partnership Representative. For the avoidance of doubt, any taxes, penalties, and interest payable under the BBA Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Managing Member.

(b) To the extent there are any Tax Advances outstanding with respect to the Company Units that are the subject of an Exchange (or Direct Exchange) as of the Exchange Date, the Exchanging Member shall repay the Company such Tax Advances on the Exchange Date, immediately prior to the Exchange (or Direct Exchange) and in no event shall the Managing Member have any liability with respect to such Tax Advances outstanding on or prior to the date of such Exchange (or Direct Exchange).

(c) This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units (and shall not burden any such Transferred Company Units nor the transferee of such Company Units) and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE XI

MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

(a) No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Company Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Company Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2 Transfer of Managing Member’s Company Interest. Except as set forth in this Agreement, the Managing Member may not (i) Transfer all or any portion of its Company Interest, (ii) voluntarily withdraw as the Managing Member of the Company, or (iii) be removed from the Company, in each case, without the consent of the Majority in Interest of the Members.

Section 11.3 Members’ Rights to Transfer.

(a) General. Except as provided herein, no Member shall Transfer all or any portion of such Company Interest to any transferee without the consent of the Managing Member. Notwithstanding the foregoing, any Member may, at any time, without the consent of the Managing Member, Transfer all or any portion of its Company Interest pursuant to a Permitted Transfer.

(i) Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the Managing Member an opinion of legal counsel reasonably satisfactory to the Managing Member to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Company Interests Transferred; provided, however, that the Managing Member may waive this condition upon the request of the Transferor. If the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Company or the Company Units, the Managing Member may prohibit any Transfer otherwise permitted under this Section 11.3 by a Member of Company Interests.

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(ii) Exception for Permitted Transfers. The condition set forth in Section 11.3(a)(ii) shall not apply in the case of a Permitted Transfer. It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the applicable Lock-Up Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Company Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5.

(b) Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(c) Adverse Tax Consequences. No Transfer by a Member of its Company Interests may be made to or by any Person if the Managing Member reasonably determines in good faith, such Transfer (i) would create a material risk of the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (ii) would result in the Company having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 11.4 Substituted Members.

(a) No Member shall have the right to substitute a transferee other than a Permitted Transferee as a Member in its place. A transferee of the interest of a Member may be admitted as a Substituted Member only with the consent of the Managing Member; provided, however, that a Permitted Transferee shall be admitted as a Substituted Member pursuant to a Permitted Transfer without the consent of the Managing Member, subject to compliance with the last sentence of this Section 11.4. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance reasonably satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement and the Investor Rights Agreement, (ii) a counterpart signature page to this Agreement and the Investor Rights Agreement executed by such Assignee, (iii) Consent by Spouse and (iv) such other documents and instruments as the Managing Member may reasonably require to effect such Assignee’s admission as a Substituted Member.

(b) Concurrently with, and as evidence of, the admission of a Substituted Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address and number of Company Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Company Units of the predecessor of such Substituted Member.

(c) A transferee who has been admitted as a Substituted Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

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Section 11.5 Assignees. If the Managing Member’s consent is required for the admission of any transferee under Section 11.3 as a Substituted Member, as described in Section 11.4, and the Managing Member withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a membership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Company Units assigned to such transferee and the rights to Transfer the Company Units provided in this Article XI, but shall not be deemed to be a holder of Company Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Member (other than the Managing Member) that becomes an Exchanging Member), and shall not be entitled to effect a consent or vote with respect to such Company Units on any matter presented to the Members for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Company Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Member desiring to make an assignment of Company Units.

Section 11.6 General Provisions.

(a) No Member may withdraw from the Company other than: (i) as a result of a permitted Transfer of all of such Member’s Company Interest in accordance with this Article XI with respect to which the transferee becomes a Substituted Member; (ii) pursuant to a redemption (or acquisition by the Managing Member) of all of its Company Interest pursuant to an Exchange under Section 14.1; or (iii) as a result of the acquisition by the Managing Member of all of such Member’s Company Interest, whether or not pursuant to Section 14.1(b).

(b) Any Member who shall Transfer all of its Company Units (i) in a Transfer permitted pursuant to this Article XI where such transferee was admitted as a Substituted Member, (ii) pursuant to the exercise of its rights to effect an exchange of all of its Company Units pursuant to an Exchange under Section 14.1 or (iii) to the Managing Member, whether or not pursuant to Article XIV, shall cease to be a Member.

(c) If any Company Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Company, or acquired by the Managing Member pursuant to Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Company Unit for such Fiscal Year shall be allocated to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the “interim closing of the books” method or another permissible method or methods selected by the Managing Member. Solely for purposes of making such allocations, unless otherwise determined by the Managing Member, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Member and none of such items for the calendar month in which a Transfer or an Exchange occurs shall be allocated to the transferor Member, or the Exchanging Member (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions attributable to such Company Unit with respect to which the Company Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer other than an Exchange, all distributions thereafter attributable to such Company Unit shall be made to the transferee Member.

(d) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Company Interest by any Member (including any Exchange, any acquisition of Company Units by the Managing Member or any other acquisition of Company Units by the Company) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Company Interest; (ii) in violation of applicable law; (iii) of any component portion of a Company Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Company Interest; (iv) if the Managing Member determines

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that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code); (v) if the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Company Interest pursuant to any applicable federal or state securities laws; (vii) if the Managing Member determines that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

(e) For the avoidance of doubt, except to the extent expressly incorporated therein by reference, the provisions of this Article XI shall not apply to an Exchange pursuant to Article XIV.

(f) In the event any transfer is permitted pursuant to this Article XI, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 12.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the Company’s assets;

(b) at any time there are no members of the Company;

(c) an election to dissolve the Company made by the Managing Member, with the consent of the Majority in Interest of the Members; or

(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3 Distribution upon Dissolution.

(a) Upon the dissolution of the Company pursuant to Section 12.2, the Managing Member (or, in the event that there is no remaining Managing Member or the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Members (the Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

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(i) First, to the satisfaction of all of the Company’s debts and liabilities to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Holders in accordance with Section 5.1. The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets. In the sole and absolute discretion of the Managing Member or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the Managing Member and the Holders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Company Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

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Section 12.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation.

ARTICLE XIII

AMENDMENTS; MEETINGS

Section 13.1 Amendments. Except as otherwise required or permitted by this Agreement (including Section 7.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the Managing Member, the Majority in Interest of the Members and, for as long as the Original Members have a Percentage Interest equal to or greater than 10%, the Original Member Representative; provided that no modification, amendment, or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations hereunder of any Holder, in its capacity as such, without similarly affecting the rights or obligations hereunder of all Holders shall be effective against such Holder unless approved in writing by such Holder; provided further that any amendment, modification, or restatement of Section 4.4 shall also require the consent of Original Members holding a Percentage Interest equal to 67% of the Percentage Interests held by all Original Members. Upon obtaining any such consent, or any other consent required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Members shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Members, the Managing Member shall deliver a copy of such amendment to all Members that did not consent to such amendment.

Section 13.2 Procedures for Meetings and Actions of the Members.

(a) No meetings of the Members are required to be held. Meetings of the Members may be called only by the Managing Member. The call of any meeting by the Managing Member shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting, in each case, by telephone, video conference call, or internet proxy. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of a Majority in Interest of the Members shall be sufficient to approve any proposal at a meeting of the Members. Whenever the consent of any Members is permitted or required under this Agreement, such consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 13.2(b).

(b) Any action requiring the consent of any Member or a group of Members pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

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(c) Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members, or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e) Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of the Managing Member’s stockholders and may be held at the same time as, and as part of, the meetings of the Managing Member’s stockholders.

ARTICLE XIV

EXCHANGE RIGHTS

Section 14.1 Exchange Rights of the Members.

(a) Exchange Procedures.

(i) Upon the terms and subject to the conditions set forth in this Section 14.1, after the expiration of the applicable Lock-Up Period and subject to any contractual limitation under the Investor Rights Agreement or otherwise agreed to in writing by such Member, each Member (other than the Managing Member) shall be entitled at any time and from time to time to cause the Company to effect an Exchange with respect to a number of Class A Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to the Managing Member. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Shares into which the Class A Common Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 14.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of Class A Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchange Units. Each of the Members, including the Managing Member, agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

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(ii) Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Shares), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange which will be exchanged for cash in lieu of Class A Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(iii) The Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election to the Managing Member no later than (1) Business Day prior to the Exchange Date. The giving of any notice pursuant to this Section 14.1 shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations under this Section 14.1 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(iv) Notwithstanding anything to the contrary in this Section 14.1, the Managing Member may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 14.1(a)(ii) and (iii)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Managing Member (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 14.1(a)(iv), the Managing Member shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that, any such election by the Managing Member shall not relieve the Company of its obligation arising with respect to such applicable Exchange Notice. The Managing Member may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to the Company and the Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such Election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Managing Member at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 14.1(a)(iv), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if the Managing Member had not delivered a Direct Exchange Notice.

(v) An Earnout Company Unit is not permitted to be treated as an Exchanged Unit under this Agreement and in no event shall the Company or the Managing Member effect an Exchange (including a Direct Exchange) of such an Earnout Company Unit unless and until such Earnout Company Unit has satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement.

(b) Exchange Payment.

(i) The Exchange (including a Direct Exchange) shall be consummated on the Exchange Date.

(ii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of an Exchange, (i) the Managing Member shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company and the Original Member Representative shall surrender to the Managing Member the corresponding Class V Shares, free and clear of all liens and encumbrances, other than those arising under this Agreement or securities laws, (iii) the Company shall issue to the Managing Member a number of Class A Common Units equal to the number of Class A Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in

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connection with an Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, (v) the Company shall (x) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) the Managing Member shall cancel the surrendered Class V Shares.

(iii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Managing Member shall deliver to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Managing Member the Exchanged Units, free and clear of all liens and encumbrances, other than those arising under this Agreement or securities laws, (iii) solely to the extent necessary in connection with a Direct Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, and (iv) the Managing Member shall cancel the surrendered shares of Class V Shares.

(iv) Upon the Exchange (including by way of a Direct Exchange) of all of a Member’s Class A Common Units, such Member shall cease to be a Member of the Company.

(c) Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, this Section 14.1 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 14.1(c) is intended to preserve the intended economic effect of Section 4.4 and this Section 14.1 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges (including Direct Exchanges) as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d) Managing Member Covenants. The Managing Member shall at all times keep available, solely for the purpose of issuance upon an Exchange (or Direct Exchange, as applicable), out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Exchange (or Direct Exchange, as applicable) of all outstanding Class A Common Units, including the Earnout Company Units (other than those Class A Common Units, including the Earnout Company Units, held by the Managing Member); provided that nothing contained in this Agreement shall be construed to preclude the Managing Member from satisfying its obligations with respect to an Exchange (or Direct Exchange, as applicable) by delivery of a Cash Exchange Payment or Class A Shares that are held in treasury of the Managing Member. The Managing Member covenants that all Class A Shares that shall be issued upon an Exchange (or Direct Exchange, as applicable) shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances, encumbrances, other than those arising under the Investor Rights Agreement or securities laws. In addition, for so long as the Class A Shares are listed on a stock exchange or automated or electronic quotation system, the Managing Member shall cause all Class A Shares issued upon an Exchange (or Direct Exchange, as applicable) to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 14.1(d), references to the “Class A Shares” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Shares that any Member would be entitled to receive pursuant to Section 14.1(c).

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(e) Exchange Taxes. The issuance of Class A Shares upon an Exchange (or Direct Exchange, as applicable) shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such Class A Shares are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article XI), then the Person or Persons in whose name the shares are to be issued shall pay to the Managing Member the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of the Managing Member that such additional tax has been paid or is not payable.

(f) Distribution Rights. No Exchange (or Direct Exchange) shall impair the right of the Exchanging Member to receive any distributions payable on the Class A Common Units exchanged pursuant to such Exchange (or Direct Exchange, as applicable) in respect of a Company Record Date that occurs prior to the Exchange Date for such Exchange (or Direct Exchange, as applicable). No Exchanging Member, or a Person designated by an Exchanging Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Company from such Exchanging Member and on Class A Shares received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange (or Direct Exchange, as applicable).

(g) Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges (including by way of a Direct Exchange), including limiting Exchanges or creating priority procedures for Exchanges, to the extent it reasonably determines in good faith (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(h) Tax Matters.

(i) In connection with any Exchange (or Direct Exchange, as applicable), the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Member shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Class A Common Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and Proposed Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable; provided, however, that the Managing Member shall be permitted to withhold a different amount as the Managing Member determines to be required by applicable Law to be withheld if the Managing Member has actual knowledge that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable; provided, further, that, prior to making any such withholding, the Managing Member provides to the Exchanging Member notice and the basis for the Managing Member’s determination that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable.

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(ii) For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and the Managing Member agree to treat each Exchange (and Direct Exchange) as a taxable sale by the Exchanging Member of the Exchanging Member’s Class A Common Units (together with an equal number of shares of Class V Common Stock, which shares shall not be allocated any economic value) to the Managing Member in exchange for (A) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and (B) corresponding payments under the Tax Receivables Agreement. Within thirty (30) days following the Exchange Date, the Managing Member shall deliver a Section 743 notification to the Company in accordance with Regulations Section 1.743-1(k)(2). Within ninety (90) days following the Closing Date and each Exchange Date, the Managing Member and the Original Member Representative shall use commercially reasonable efforts to agree to a reasonable allocation of the Stock Exchange Payment, the Cash Exchange Payment or other applicable consideration among the assets of the Company in accordance with Regulations Section 1.755-1(a)(2). If the Managing Member and the Original Member Representative reach an agreement with respect to the allocation, the Managing Member and the Exchanging Members shall, and shall cause their respective Affiliates to, report consistently with the allocation on all Tax Returns, and neither the Managing Member nor the Exchanging Members shall take any position on any Tax Return that is inconsistent with the allocation, unless otherwise required by applicable Laws; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.

(i) Representations and Warranties. In connection with any Exchange or Direct Exchange, as applicable, upon the acceptance of the Class A Shares or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Exchanged Units the Exchanging Member is electing to Exchange and that such Exchanged Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Agreement, the charter and governing documents of the Managing Member and applicable Law).

ARTICLE XV

MISCELLANEOUS

Section 15.1 Company Counsel. THE COMPANY, THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE COMPANY, “COMPANY COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE DELAWARE RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO EACH MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

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Section 15.2 Appointment of Managing Member as Attorney-in-Fact.

(a) Each Member, including each Substituted Member that are Members, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Managing Member deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.

(ii) All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the Managing Member deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

(iii) All conveyances of Company assets, and other instruments which the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b) The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members and Assignees under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person’s Company Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Member of all of its Company Interest, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3 Arbitration.

(a) Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be Chicago, Illinois.

(b) There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited liability company matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

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(c) The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple, or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d) All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(e) Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.

(f) Any claim brought by a Member must be brought in such Member’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.

Section 15.4 Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Managing Member. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Managing Member and permitted under the Code.

Section 15.5 Entire Agreement. This Agreement and the other agreements referenced herein and therein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof, including the Prior LLC Agreement.

Section 15.6 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested:

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(i) if to the Company or the Managing Member, to 130 E. Randolph Street, Suite 3400, Chicago, Illinois 60601, Attention: Chief Executive Officer; Email: jared@opploans.com; with a copy to One North Wacker Drive, Suite 3605, Chicago, IL 60606, Attention: Todd G. Schwartz, David Vennettilli; Email: todd@schwartzcap.com, dvennettilli@schwartzcap.com; finance@schwartzcap.com; or to such other address as the Company or the Managing Member may from time to time specify by notice to the Members; and

(ii) if to any Member, to such Member at the address set forth in the records of the Company.

Section 15.8 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law that would cause the law of another jurisdiction to be applied.

Section 15.9 Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substituted Members or otherwise.

Section 15.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.12 Confidentiality. A Member’s rights to access or receive any information about the Company or its business are conditioned on such Member’s willingness and ability to assure that the Company information will be used solely by such Member for purposes reasonably related to such Member’s interest as a Member, and that such Company information will not become publicly available as a result of such Member’s rights to access or receive such Company information. Each Member hereby acknowledges that the Company creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Company and its Subsidiaries. Each Member further acknowledges and agrees that the Company information constitutes a valuable trade secret of the Company and agrees to maintain any Company information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a) Notwithstanding Article IX, the Managing Member shall have the right to keep confidential from the Members (and their respective agents and attorneys) for such period of time as the Managing Member deems reasonable, any information: (i) that the Managing Member believes to be in the nature of trade secrets; or (ii) which the Managing Member (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by law or by agreement with a third party to keep confidential; provided, that the Managing Member shall make available to a Member, upon reasonable request, information required by such Member to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Member. Notwithstanding the immediately preceding proviso, in no event shall the Managing Member be required to disclose to any Member the identity of, or any account details relating to, any other Member unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

(b) Except as permitted by this Section 15.12 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article IX, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, the Company or any of its Subsidiaries, any Members, the Managing Member and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the Managing Member.

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(c) The confidentiality obligations of the parties under this Section 15.12 shall not apply: (i) to the disclosure by a Member of information to the other Members or such Member’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.12 or are otherwise bound by a duty of confidentiality to such Member) solely on a need-to-know basis, which Persons shall be bound by this Section 15.12 as if they were Members, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Member or any Person acting on behalf of any of the foregoing, (iii) to information received from a source not bound by a duty of confidentiality to the Company or any of its Subsidiaries, any Member or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement, or (vi) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the Managing Member thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(c) permit any Member to disclose the identity of, or any account details relating to, any other Member without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.

(d) To the extent that a Member is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Member acknowledges the Managing Member’s and the Company’s position that the information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Member with the specific understanding that such documents and information will remain confidential; (ii) the Managing Member advises each such Member that the documents and information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) would not be supplied to such Member without an understanding that such documents and information will be held and treated by such Member as confidential information; and (iii) to the extent that such Member is nevertheless required to disclose any such confidential information, (A) such Member shall, unless legally prohibited, give the Managing Member prior notice of any such required disclosure and (B) such Member shall in any event maintain the confidentiality of the Company’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Company and the Managing Member than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Member invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(d) permit any Member to disclose the identity of, or any account details relating to, any other Member, without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.

(e) The Company and the Managing Member shall be entitled to enforce the obligations of each Member under this Section 15.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.12 are in addition to and not in limitation of any other right or remedy of the Company or the Managing Member provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Members and/or the Company. Each Member expressly acknowledges that

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the remedy at law for damages resulting from a breach of this Section 15.12 may be inadequate and that the Company and the Managing Member shall be entitled to institute an action for specific performance of a Member’s obligations hereunder. The Managing Member shall be entitled to consider the different circumstances of different Members with respect to the restrictions and obligations imposed on Members hereunder to the full extent permitted by law, and, to the full extent permitted by law, the Managing Member may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Member without waiving or modifying such restrictions and obligations for other Members.

(f) In addition, to the full extent permitted by law, each Member agrees to indemnify the Company and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Company or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Company or any such Indemnitee may be made a party or otherwise involved or with which the Company or any such Indemnitee shall be threatened, by reason of the Member’s obligations (or breach thereof) set forth in this Section 15.12.

(g) Notwithstanding any other provision of this Agreement (including this Section 15.12), the Managing Member may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.13 Consent to Use of Name. Each Member hereby consents to the use and inclusion of its name in the Company’s books and records hereto.

Section 15.14 Consent by Spouse. Each Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Member shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Member. Each Member agrees and acknowledges that compliance with the requirements of this Section 15.14 by each other Member constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.15 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.16 Survival. The provision of Section 7.5, 7.6, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7,15.8, 15.12, 15.13 and 15.14 (and this Section 15.16) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 15.17 Anti-Money Laundering Representations and Undertakings. Each Member acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

Section 15.18 Third Party Beneficiary. Notwithstanding anything to the contrary contained herein, FG New America Investors LLC is an express third party beneficiary of Section 7.1(c), Section 7.5(c) and Section 7.6(h) of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in Section 7.1(c), Section 7.5(c) and Section 7.6(h) of this Agreement as though directly party hereto.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

OPPFI INC.

Name:
Title:

FOUNDER

Name:
Title:

[ORIGINAL MEMBERS]

Name:
Title:

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

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EXHIBIT A CAPITAL CONTRIBUTIONS

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EXHIBIT B EXCHANGE NOTICE

[Managing Member]

[Address]

The undersigned Member or Assignee hereby irrevocably tenders for Exchange Class A Common Units in Opportunity Financial, LLC (the “Company”) in accordance with the terms of the Third Amended and Restated Limited Liability Company Agreement of the Company (the “Agreement”), and the Exchange rights referred to therein in Section 14.1. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Member or Assignee:

(a) undertakes to surrender such Class A Common Units at the closing of the Exchange;

(b) directs that the certified check representing or, at the Managing Member’s discretion, a wire transfer of the Cash Exchange Payment, and/or the Stock Exchange Payment, as applicable, deliverable upon the closing of such Exchange be delivered to the address or bank account, as applicable, specified below;

(c) represents, warrants, certifies and agrees that: (i) the undersigned Member or Assignee is eligible to make an Exchange pursuant to Section 14.1 of the Agreement; (ii) the undersigned Member or Assignee has, and at the closing of the Exchange will have, good, marketable and unencumbered title to such Class A Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Member or Assignee has, and at the closing of the Exchange will have, the full right, power and authority to tender and surrender such Class A Common Units as provided herein; (iv) the undersigned Member or Assignee, and the tender and surrender of such Class A Common Units for Exchange as provided herein complies with all conditions and requirements for redemption of Class A Common Units set forth in the Agreement; and (v) the undersigned Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that the undersigned will continue to own such Class A Common Units unless and until either (1) such Class A Common Units are acquired by the Managing Member pursuant to Section 14.1 of the Agreement or (2) such exchange transaction closes.

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Dated:

Name of Member or Assignee:
Signature of Member or Assignee
Street Address
City, State and Zip Code
Signature Medallion Guaranteed by:*
Issue Check Payable to (or shares in the name of):
Bank Account Details:

*	Required unless waived by the Managing Member or Transfer Agent.

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EXHIBIT C CONSENT BY SPOUSE

I acknowledge that I have read the Third Amended and Restated Limited Liability Company Agreement of (the “Company Agreement”) of Opportunity Financial, LLC (the “Company”), effective as of [●], 2021 and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Company, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Company Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Company Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [●] without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

NAME:

*	Insert jurisdiction of residence of Member and Spouse.

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EXHIBIT D ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Member hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Member holds any Company Interest thereafter:

(a) The monies used to fund the Member’s acquisition of an interest in the Company, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Member’s investment in the Company will not be used to finance any Illegal Activities. To the best of the Member’s knowledge, no contribution or payment, in and of itself, by any Member to the Company will directly cause the Company or its affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”); or applicable anti-money laundering and terrorist financing laws, regulations or government guidance of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Member’s place of organization or principal place of business.

(b) Neither a Member nor any person or entity controlled by or controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange:

(i) Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or the Annex to Executive Order 13224 issued by the President of the United States, each as amended from time to time;

(ii) Is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation;

(iii) Is subject to economic or trade sanctions administered and enforced by OFAC;

(iv) Unless disclosed to the Company, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v) Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c) The Members understand that the Company (and/or its affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Company by the Members, as well as the Members’ identity and that of any associated persons. The Members agree that it will provide such materials as may from time to time be reasonably requested by the Company or the Managing Member for such purposes. In addition, the Members agree to provide to the Company and its affiliates any additional information regarding itself and any person or entity controlled by or controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the

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Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Company may take such actions as the Managing Member may reasonably determine if this information is not provided or on the basis of information that is provided.

(d) All evidence of identity and related information concerning each Member and any person controlling or controlled by the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange, provided to the Company is and will be true, accurate and complete. Each Member will promptly notify the Company and the Managing Member if any of the representations in this section cease to be true and accurate.

(e) The Managing Member may segregate and/or redeem a Member’s investment in the Company, prohibit future investments or capital contributions, or take other appropriate action if the Managing Member determines that the continued participation of any Member could materially adversely affect the Company or if the action is necessary in order for the Company to comply with applicable laws, regulations, orders, directives or special measures. The Members further understand that the Company and the Managing Member (and any of their affiliates) may release confidential information about each such Member and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The Managing Member will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

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EXHIBIT E

TAX RECEIVABLE AGREEMENT

AMONG

FG NEW AMERICA ACQUISITION CORP.

OPPORTUNITY FINANCIAL, LLC

AND

THE PERSONS NAMED HEREIN

DATED AS OF [●], 2021

Exhibit A—Form of Joinder

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [•], 2021, by and among FG New America Acquisition Corp., a Delaware corporation, (the “Corporate Taxpayer”), Opportunity Financial, LLC, a Delaware limited liability company (“OpCo”), and each of the members of OpCo listed on Schedule 1 hereto (each such member, a “TRA Party” and together the “TRA Parties”), Todd Schwartz, in his capacity as the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement. Capitalized terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Class A Common Units in OpCo, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer, OpCo and Todd Schwartz, in his capacity as the Members’ Representative, entered into a Business Combination Agreement, dated February 9, 2021 (as amended, modified or supplemented from time to time in accordance with such agreement, the “Business Combination Agreement”), pursuant to which OpCo will issue Closing Company Units to the Corporate Taxpayer in exchange for the Corporate Taxpayer’s contribution to OpCo of the Cash Consideration and shares of Buyer Class V Voting Stock (the transactions described above being the “Purchase”), with the Purchase, together with certain rights provided under this TRA Agreement, being treated as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Corporate Taxpayer will become the sole managing member of, and will hold equity interests in, OpCo;

WHEREAS, each Class A Common Unit held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one (1) share of Buyer Class V Voting Stock, for one (1) share of Buyer Class A Common Stock or for cash in accordance with and subject to the conditions and limitations in the Limited Liability Company Agreement;

WHEREAS, OpCo and each direct or indirect Subsidiary of OpCo treated as a partnership for U.S. federal income tax purposes has and will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of the Closing (including the Purchase) and future Exchanges, the income, gain, loss, deduction, expense and other tax items of the Corporate Taxpayer and its Subsidiaries may be affected by (i) Basis Adjustments and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Covered Taxes of or with respect to the Corporate Taxpayer and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the net taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year; provided that, for the avoidance of doubt, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (B), attributable to the Corporate Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, or RSM US LLP, or, if mutually agreed in writing by the Corporate Taxpayer and the TRA Party Representative, another accounting firm that is nationally recognized as being expert in U.S. federal, state and local income tax matters.

“Advisory Firm Letter” means a letter prepared by the Advisory Firm (at the expense of OpCo) that prepared the relevant Schedules, notices, or other information to be provided by the Corporate Taxpayer to the TRA Parties stating that such Schedules, notices, or other information, along with all supporting schedules and work papers prepared by such Advisory Firm in connection with such Schedules, notices, or other information, were prepared in a manner that is consistent with the terms of this TRA Agreement and, to the extent not expressly provided in this TRA Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered to the TRA Parties.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo or any of their respective Subsidiaries.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Purchase Basis Adjustments relating to the Class A Common Units Purchased from such TRA Party, determined based on the number of Class A Common Units held by such TRA Party as of immediately following the Closing;

(ii) any Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Partner and are Attributable to each Exchanging Partner in an amount equal to the total Exchange Basis Adjustments relating to such Class A Common Units Exchanged by such Exchanging Partner; and

(iii) any deduction to the Corporate Taxpayer, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to tax thereon).

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“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.

“Basis Schedule” has the meaning set forth in Section 2.1.

“BBA Rules” has the meaning set forth in the Limited Liability Company Agreement.

“Blended Rate” means, with respect to any Taxable Year, the sum of (x) the product of (i) the actual U.S. federal income tax rate applicable to the Corporate Taxpayer for such Taxable Year and (ii) 100% minus the rate computed under clause (y) of this definition and (y) the actual rates of tax imposed on the net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the actual rate in any U.S. state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the actual applicable corporate income tax rate in such jurisdiction in such Taxable Year; it being understood that the sum of the apportionment factors applicable to all such jurisdictions may exceed 100%. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the actual applicable corporate income tax rates in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is 25.7795%, equal to the sum of (A) 19.7295%, which is the product of 21% (assuming 21% is the relevant U.S. federal income tax rate) and 93.95% (100% minus 6.05%) and (B) 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday, or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Change of Control” shall have occurred upon the earlier of (i) a direct or indirect sale, transfer, or other disposition of all or substantially all of the assets of the Corporate Taxpayer (taken as a whole) in any transaction or series of related transactions to a “person” or a “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party, other than such sale, transfer or other disposition by the Corporate Taxpayer of all or substantially all of its assets to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale, transfer or other disposition; (ii) any merger, consolidation, or reorganization of the Corporate Taxpayer or OpCo with another entity, except for a merger, consolidation, or reorganization in which, after giving effect to such merger, consolidation, or reorganization, the holders of the Corporate Taxpayer’s or OpCo’s outstanding voting securities (on a fully-diluted basis) immediately prior to the merger, consolidation, or reorganization will own, directly or indirectly, immediately following the merger, consolidation, or reorganization, a majority of the voting securities (on a fully diluted basis) of the Corporate Taxpayer, OpCo, or the entity into which the Corporate Taxpayer or OpCo merged, consolidated, or reorganized with; (iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer, other than such a liquidation or dissolution pursuant to which substantially all of the assets of the Corporate Taxpayer are transferred to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such liquidation or dissolution; or (iv) any sale or transfer or series of related sales or transfers of the outstanding voting securities of the Corporate Taxpayer which results in a “person” or “group”

A-E-3

(as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party beneficially owning outstanding voting securities of the Corporate Taxpayer representing greater than fifty percent (50%) of all of the outstanding voting securities of the Corporate Taxpayer. For the avoidance of doubt, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of transactions immediately following which the record holders of the Class A Common Stock and Class V Common Stock of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in and voting control over, and own the same number of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions, nor shall a “Change of Control” be deemed to have occurred by virtue of the exchange of OpCo units for shares of Class A Common Stock pursuant to their terms in existence on the date hereof.

“Class A Common Unit” has the meaning set forth in the Limited Liability Company Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Covered Taxes of any Taxable Year.

“Covered Taxes” means any and all U.S. federal, state or local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes that are based on or measured with respect to net income or profits, and any interest related to such tax.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points, but in no event less than 7%.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

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“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the Limited Liability Company Agreement and shall include a Direct Exchange (as defined in the Limited Liability Company Agreement), and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the Limited Liability Company Agreement.

“Exchange Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, analogous sections of state, local and foreign tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Exchange Date” means the date of any Exchange.

“Exchanging Partner” shall mean an “Exchanging Member” as defined in the Limited Liability Company Agreement.

“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability (provided that, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (B), attributable to the Corporate Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination), but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules for such Taxable Year and (b) excluding any deduction attributable to any

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payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“ICC” has the meaning set forth in Section 7.9.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state, local and foreign tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source unanimously selected by the Corporate Taxpayer and the TRA Party Representative as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate unanimously determined by the Corporate Taxpayer and the TRA Party Representative at such time); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer and the TRA Party Representative have unanimously made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as unanimously selected from time to time by the Corporate Taxpayer and the TRA Party Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer, OpCo and the TRA Party Representative (which consent of the Corporate Taxpayer, OpCo and the TRA Party Representative shall not be unreasonably withheld, delayed, or conditioned), as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as unanimously determined by the Corporate Taxpayer and the TRA Party Representative.

“Limited Liability Company Agreement” means, with respect to OpCo, the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Market Value” shall mean, with respect to a Class A Common Unit (i) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (ii) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Class A Common Unit.

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“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“OpCo” has the meaning set forth in the Preamble.

“Permitted Transferee” has the meaning set forth in the Limited Liability Company Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.

“Purchase Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of state, local and foreign tax laws, as a result of the Purchase and the payments made pursuant to this TRA Agreement in respect of such Purchase. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable tax, at the time of the Purchase or an Exchange, as relevant. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, for purposes of the applicable tax, by reference to the tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the Limited Liability Company Agreement.

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“Senior Obligations” has the meaning set forth in Section 5.1.

“Stock Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Stock Value” means, on any date, (i) if the Buyer Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (ii) if the Buyer Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the Limited Liability Company Agreement) on such date of one (1) share of Buyer Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Covered Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Buyer Class A Common Stock is then listed, the Securities Act, or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” has the meaning set forth in the Preamble.

“TRA Party Representative” means, initially, Todd Schwartz, and thereafter, if Todd Schwartz voluntarily resigns in accordance with Section 7.13, such other Person that the TRA Parties determine from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this TRA Agreement determined as if all TRA Parties had fully Exchanged their Class A Common Units for shares of Buyer Class A Common Stock or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

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“Transfer” has the meaning set forth in the Limited Liability Company Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Corporate Taxpayer will have taxable income sufficient to fully utilize the tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including deductions and other tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other tax items would become available, (ii) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the fifteen (15) year anniversary of the Early Termination Date, (iii) the U.S. federal, state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, (iv) except as described in clause (v) below, any non-amortizable, non-depreciable Reference Assets will be disposed of on the later of (A) the fifteenth (15th) anniversary of either the applicable Exchange (in the case of Exchange Basis Adjustments) or the Closing Date (in the case of Purchase Basis Adjustments), as applicable, or (B) the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), (v) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income tax purposes will never be disposed of, and (vi) if, on the Early Termination Date, there are Class A Common Units that have not been Exchanged, then each such Class A Common Unit shall be deemed Exchanged in a fully taxable transaction for the Market Value (as determined in accordance with clause (i)  of the definition thereof) that would be applicable if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange, (ii) the Exchange Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of Exchanges effected by such TRA Party in such Taxable Year and prior Taxable Years, (iii) the Purchase Basis Adjustments Attributable to such TRA Party for the Taxable Year of the Closing, and (iv) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit

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Schedules for each TRA Party in compliance with this TRA Agreement and the obtaining of any Advisory Firm Letter shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section  2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Covered Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state, local and foreign income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) (i) the payments made pursuant to this TRA Agreement in respect of the Purchase (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable TRA Parties for the Purchase at and after the Closing that has the effect of creating additional Purchase Basis Adjustments and (ii) the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable Exchanging Partner for such Exchange that has the effect of creating additional Exchange Basis Adjustments, in each case of (i) and (ii), to the Reference Assets in the Taxable Year of payment, (B) such additional Purchase Basis Adjustments and Exchange Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, (y) indicate which Advisory Firm prepared the Schedule and will cause such Advisory Firm to prepare an Advisory Firm Letter with respect to such Schedule, and (z) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the Advisory Firm that prepared the applicable Schedule in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule

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or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) prior to such date, gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date such waiver is given by the TRA Party Representative. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year (or, in the sole discretion of the Corporate Taxpayer, at an earlier date). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the Taxable Year in which the amendment actually occurs.

Section 2.4 Section 754 Election. In its capacity as the sole managing member of OpCo, the Corporate Taxpayer shall ensure that, for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall

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pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer in writing or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment). Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies the Corporate Taxpayer otherwise on or prior to the date of the Exchange, or specifies a different stated maximum selling price, including, in each case, in connection with its notice of its Exchange, the stated maximum selling price (within the meaning of Treasury Regulations section 15A.453-1(c)(2)) with respect to any Exchange by such TRA Party shall not exceed the sum of (1) fifty percent (50%) of the amount of the initial consideration received in connection with such Exchange (which initial consideration, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Buyer Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments) and (2) the amount of the initial consideration received in connection with such Exchange. The aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed the amount set forth in (1) of the preceding sentence .

(b) For purposes of this TRA Agreement:

(i) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto.

(ii) Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of ninety percent (90%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party.

(iii) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement. It is also intended that the provisions of this TRA Agreement will result in ninety percent (90%) of the Corporate Taxpayer’s Cumulative Net Realized Tax Benefits, and the Interest Amounts thereon, being paid to the TRA Parties pursuant to this TRA Agreement. The provisions of this TRA Agreement shall be construed in the appropriate manner so that these fundamental results are achieved. For purposes of this TRA Agreement, and

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also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer do not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may, with the prior written consent of the Board and the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Class A Common Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective Early Termination Payment and payments described in the next sentence, if any, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this TRA Agreement, other than with respect to (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

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(b) Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Party Representative shall have the option, by written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication:

(i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided, that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(c) Acceleration Upon Material Breach of TRA Agreement. In the event that the Corporate Taxpayer materially breaches any of its material obligations under this TRA Agreement, whether as a result of a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute), failure to honor any other material obligations under this TRA Agreement to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the TRA Party Representative following such failure, or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws then all obligations hereunder shall automatically accelerate (unless such acceleration is waived in writing by the TRA Party Representative, which waiver may be retroactive) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated pursuant to Section 4.1(a) as if an Early Termination Notice had been delivered on the date of the breach, (2) any Tax Benefit Payment that is due and payable but unpaid as of the date of the breach (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (1)) and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the breach (except to the extent that the amounts described in this clause (3) are included in the calculation of Early Termination Payments described in clause (1) (at the option of the Corporate Taxpayer) or are included in clause (2)). Notwithstanding the foregoing, in the event the Corporate Taxpayer breaches this TRA Agreement with respect to one or more TRA Parties, such TRA Parties shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this TRA Agreement for all purposes of this TRA Agreement, and that it will not be considered to be a material breach of a material obligation under this TRA Agreement to make a payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date. Notwithstanding anything in this TRA Agreement to the contrary, it shall not be a material breach of a material obligation of this TRA Agreement if the

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Corporate Taxpayer fails to make any Tax Benefit Payment within thirty (30) calendar days of the relevant Final Payment Date to the extent that the Corporate Taxpayer has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds despite using reasonable best efforts to obtain funds to make such payment (including by causing Subsidiaries to distribute or lend funds for such payment and access any sources of available credit to fund such payment); provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by, or payment obligations under, any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided, further, that such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a) above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date such waiver is given by the TRA Party Representative to the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after the receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule timely given in writing to the TRA Party Representative by a TRA Party.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment Attributable to such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated in writing by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Class A Common Units as of the Early Termination Date.

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ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 or the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with this Section 5.1 or the terms of the Senior Obligations, as applicable, and Section 5.2 shall apply to such payment. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement shall be senior in priority in all respects to any tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create, or assume any Senior Obligations after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate commencing from the Final Payment Date therefor accruing to the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the due date for the applicable Tax Benefit Schedule until the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement, or the Limited Liability Company Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Covered Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Limited

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Liability Company Agreement or the Business Combination Agreement; provided, further, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to any Basis Adjustments or the deduction of Imputed Interest (in each case, that is reasonable expected to materially adversely affect the TRA Parties’ rights and obligations under this TRA Agreement) without the prior written consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective controlled Affiliates to report for all purposes, including U.S. federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties unless otherwise required by applicable law. The Corporate Taxpayer shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause OpCo and its other Subsidiaries, (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) to defend the tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest, or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Except where otherwise expressly provided in this TRA Agreement, the Corporate Taxpayer shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the TRA Party Representative, take any action that has the primary purpose of avoiding, reducing, or preventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this TRA Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Corporate Taxpayer, to:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, IL 60143

Attention: Larry G Swets, Jr.

Email: lswets@itascafinancial.com

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with a copy, in any case, to:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Gary Silverman

Elliott Smith

Email: gary.silverman@whitecase.com

elliott.smith@whitecase.com

If to the TRA Party Representative, to:

Opportunity Financial, LLC

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

and

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz & David Vennettilli

Email: todd@schwartzcap.com & dvennettilli@schwartzcap.com

with copies to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

Section 7.2 Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email, or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This TRA Agreement (together with all Exhibits and Schedules to this TRA Agreement), the Business Combination Agreement (together with the Disclosure Letters and Exhibits thereto), the Limited Liability Company Agreement and the other Ancillary Agreements contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

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Section 7.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5 Severability. If any provision of this TRA Agreement is determined to be invalid, illegal, or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the Board, except that, to the extent that a TRA Party Transfers Class A Common Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the Limited Liability Company Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the Board, to the Permitted Transferee of such Class A Common Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units. As a condition to any such assignment, each Transferee which is a Permitted Transferee or approved by the Board shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Class A Common Units in accordance with the terms of the Limited Liability Company Agreement but does not assign to the Transferee of such Class A Common Units its rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Class A Common Units by such Transferee), and (ii) the Transferee of such Class A Common Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned, or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void. Notwithstanding the foregoing, once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this TRA Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.12.

(b) No provision of this TRA Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected; provided, further, that amendment of the definition of Change of Control will also require the written approval of the TRA Party Representative and the TRA Disinterested Majority. No provision of this TRA Agreement may be

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waived unless such waiver is in writing and signed by the TRA Parties who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange).

(c) Except as otherwise specifically provided herein, all of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, whether in a Change of Control or otherwise, to, by written agreement, expressly assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in U.S. dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.8 Waiver of Jury Trial; Jurisdiction.

(a) EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR

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OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b) Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this TRA Agreement within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal of an Advisory Firm, and unless the Corporate Taxpayer and the TRA Party Representative each agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement or any Affiliate of any such parties or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Parties, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated (such sharing of costs described in (a) and (b), the “Reconciliation Cost Sharing Method”). The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be

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entered and enforced in any court having jurisdiction. Except as otherwise provided herein (such as with respect to the Reconciliation Cost Sharing Method) , in the event that any suit, claim, action or other proceeding is instituted under or in relation to this TRA Agreement, including without limitation to enforce any provision in this TRA Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this TRA Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo, or other applicable withholding agent with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) upon reasonable request and shall promptly provide an update of any such tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state, local or foreign tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the affiliated, consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated, consolidated combined or unitary group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of U.S. state, local or foreign tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Adjusted Tax Basis of the Referenced Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate

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Taxpayer would be determined by recovering the actual tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to a TRA Party), would be the same amount and timing as if such transfer described in the first sentence of Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement in good faith, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made public by the Corporate Taxpayer or any of its Affiliates or becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement or any other agreement) and (ii) the disclosure of information to the extent reasonably necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, or to prosecute or defend any material action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Affiliates and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c) In no event shall this Section 7.12 limit any obligation of any party under the Limited Liability Company Agreement, the Business Combination Agreement, or any other Ancillary Agreement.

Section 7.13 TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and

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compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Parties shall promptly reimburse the TRA Party Representative for all reasonable costs and expenses incurred in connection with the TRA Party Representative performing its duties hereunder. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

CORPORATE TAXPAYER:

FG NEW AMERICA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

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IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

OPCO:

OPPORTUNITY FINANCIAL, LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

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IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY REPRESENTATIVE:

Name:	Todd Schwartz

[Signature Page to Tax Receivable Agreement]

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IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

Name:	[●]

[Signature Page to Tax Receivable Agreement]

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Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Tax Receivable Agreement, made as of                 , is between                (“Transferor”) and                 (“Transferee”).

WHEREAS, Transferor is a party to that certain Tax Receivable Agreement (the “Tax Receivable Agreement”), dated as of [●], 2021, among OppFi, Inc., a Delaware corporation, (the “Corporate Taxpayer”), Opportunity Financial, LLC, a Delaware limited liability company (“OpCo”), each of the members of OpCo listed on Schedule 1 thereto (each such member, a “TRA Party” and together the “TRA Parties”), and Todd Schwartz, in his capacity as the TRA Party Representative (as defined in the Tax Receivable Agreement); and

WHEREAS, Transferee is required, at the time of and as a condition to the assignment by Transferor to Transferee of all or any portion of Transferor’s rights or obligations under the Tax Receivable Agreement, to become a party to the Tax Receivable Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Acquisition. Transferor hereby assigns to Transferee all of Transferor’s rights or obligations under the Tax Receivable Agreement.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Tax Receivable Agreement, (b) such Transferee accepts such assignment in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

Notice. Any notice, demand or other communication under the Tax Receivable Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this

[Exhibit A to Tax Receivable Agreement]

Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Exhibit A to Tax Receivable Agreement]

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:
By:
Name:
Title:

TRANSFEREE:
By:
Name:
Title:
Address for notices:

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EXHIBIT F

INVESTOR RIGHTS AGREEMENT1

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of [●], 2021 (the “Effective Date”), is made by and among (i) OppFi, Inc. (formerly FG New America Acquisition Corp.), a Delaware corporation (“PubCo” or the “Company”); (ii) each of the parties listed on Schedule 1 attached hereto (each, a “Member” and collectively, the “Members”); (iii) Todd Schwartz in his capacity as the Members’ Representative hereunder (the “Members’ Representative”); (iv) FG New America Investors LLC, a Delaware limited liability company (the “Sponsor”); (v) Larry G. Swets, Jr., D. Kyle Cerminara, Hassan R. Baqar, Joseph Moglia, Nicholas Spencer Rudd, Robert Christopher Weeks (together with the Sponsor, the “Founder Holders” and each, a “Founder Holder”) and (vi) Piper Sandler & Co. and ThinkEquity, a division of Fordham Financial Management, Inc. (collectively, the “Underwriter Holders”). Each of PubCo, the Members, the Members’ Representative, each Founder Holder and each of the Underwriter Holders may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of February 9, 2021, by and among PubCo, Opportunity Financial, LLC, a Delaware limited liability company (the “Operating Company”), and the Members’ Representative (as may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms of such agreement, the “BCA”), in connection with the business combination (the “Business Combination”) contemplated by the BCA;

WHEREAS, pursuant to the BCA, at the Closing, in exchange for the Company Enterprise Value, the Members, in the aggregate, retained the Retained Company Units (including the Earnout Company Units) and PubCo issued to the Members an aggregate number of shares of Buyer Class V Voting Stock (including the Earnout Voting Shares) equal to the number of Retained Company Units;

WHEREAS, simultaneously with the Closing, the Members amended and restated the Operating Company’s LLCA by adopting the Third Amended and Restated Limited Liability Company Agreement of the Operating Company (the “Operating Company A&R LLCA”);

WHEREAS, (i) the Earnout Company Units will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Company Units”), and (ii) the Earnout Voting Shares will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Voting Shares”);

WHEREAS, each of the Members has the right to exchange Retained Company Units (including the Earned Earnout Company Units), and cancel an equal number of shares of Buyer Class V Voting Stock, for shares of Buyer Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Operating Company A&R LLCA;

WHEREAS, pursuant to the terms and conditions of the amended and restated certificate of incorporation of Buyer, in connection with the Closing, all then-outstanding shares of Class B Common Stock (as herein defined) converted into shares of Buyer Class A Common Stock (after giving effect to the Amended Sponsor Letter (as herein defined)) on a one-for-one basis (the “Class B Common Stock Conversion”);

WHEREAS, PubCo, the Founder Holders and the Underwriter Holders entered into that certain Registration Rights Agreement, dated as of September 29, 2020 (the “Original RRA”);

[1]	Members, the Members’ Representative, the Founder Holders and the Buyer

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WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, the Founder Holders and the Underwriter Holders desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Amended Sponsor Letter” means that certain Letter Agreement, dated as of [•], 2021, by and among PubCo, the Founder Holders, the Member’s Representative and the Operating Company, as the same may be amended, modified, supplemented or waived from time to time.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the Amended and Restated Bylaws of Buyer, as the same may be amended or amended and restated from time to time.

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“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Buyer, as the same may be amended or amended and restated from time to time.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock, (b) any shares of such Class A common stock issued pursuant to the Class B Common Stock Conversion, and (c) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Common Units” means Class A Common Units (as defined in the Operating Company A&R LLCA) owned by one or more of the Members or any of their Permitted Transferees, including Retained Company Units and Earned Earnout Company Units.

“Class B Common Stock” means, the Class B common stock, par value $0.0001 per share, of PubCo, all of the outstanding shares of which were converted into shares of Class A Common Stock in connection with the Closing of the BCA pursuant to the Class B Common Stock Conversion. Shares of the Class B Common Stock may also be referred to as the “Founders Shares.”

“Class B Common Stock Conversion” has the meaning set forth in the Recitals.

“Class V Voting Stock” means, the Class V common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class V common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class V common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” means shares of the Class A Common Stock and the Class V Voting Stock, including any shares of the Class A Common Stock and the Class V Voting Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class V Voting Stock.

“Operating Company A&R LLCA” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 2.2.

“Controlled Company Eligible” means qualifying as a controlled company under applicable rules of the securities exchange on which PubCo’s Equity Securities are listed.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is Beneficially Owned by such Person or such Person’s Family Members, or either of their Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits, and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Demanding Holders” has the meaning set forth in Section 3.1(c).

“Effective Date” has the meaning set forth in the Preamble.

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“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a).

“Founder Holder” has the meaning set forth in the Preamble.

“Founder Holder Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.

“Holder Information” has the meaning set forth in Section 3.10(b).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 3.1(d).

“Member Director” has the meaning set forth in Section 2.1(a).

“Members” has the meaning set forth in the Preamble.

“Member Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Members’ Representative” has the meaning set forth in the Preamble.

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

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“Moglia Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“NYSE” means The New York Stock Exchange.

“NYSE Independent” means a person who shall qualify as a Director independent from PubCo, the Sponsor and the Members, as such term is used in Rule 303A.02 (or any successor rule) of the NYSE Listed Company Manual determined, as applicable, as of (i) the time of the nomination of such Director pursuant to Section 2.1 and (ii) the time of any vote, decision or recommendation made by such Director as a member of the Board.

“Operating Company” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Operating Company or any of their respective Subsidiaries), (d) any Controlled Entity of such Person, (e) to any member of the Sponsor or any of their affiliates, (f) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (g) any charitable organization to which such Person Transfers their securities.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any shares of Class A Common Stock (including, without limitation, Class A Common Stock (i) issuable pursuant to the Operating Company A&R LLCA upon an exchange of Class A Common Units for Class A Common Stock, along with an equal number of shares of Class V Voting Stock, (ii) issued pursuant to the Class B Common Stock Conversion, or (iii) that comprise Earnout Voting Shares (whether or not earned as of such date)), (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation,

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exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article III hereof, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time and (ii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may rely on a representation from such Holder that it is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo).

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration, listing and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) all fees and disbursements of one (1) separate outside counsel (and local and special counsel, to the extent necessary) selected by the majority-in-interest of the Holders participating in such Registration;

(g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of any Requesting Demand Holders in connection therewith); and

(h) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

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“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“SCG Holder” means each of [●], [●], and [●], and any of their respective Permitted Transferees (other than pursuant to clause (e) of the definition thereof or for purposes of Article II of this Investor Rights Agreement pursuant to clause (g) of the definition thereof) that beneficially own Common Stock.

“SCG Holders’ Representative” means Todd Schwartz, as representative of the SCG Holders, or any other party designated by a majority-in-intertest of the SCG Holders.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Trading Day” means any day on which the Class A Common Stock is traded on the NYSE, or, if the NYSE is not the principal trading market for the Class A Common Stock on such day, then on the principal national securities exchange or securities market on which the Class A Common Stock is then traded.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwriter Holders” has the meaning set forth in the Preamble.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

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“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(e).

“VWAP” means the volume-weighted average share price of Class A Common Stock as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Warrants” means the following outstanding warrants of PubCo, that upon exercise entitle the Sponsor to acquire in the aggregate up to 5,651,937 shares of Class A Common Stock, consisting of (i) 3,848,750 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share, that were issued to the Sponsor pursuant to that certain Founder Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (ii) 1,512,500 warrants to purchase shares of Class A Common Stock at a price of $15.00 per share, that were issued pursuant to that certain $15 Exercise Price Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (iii) 231,250 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share underlying the 462,500 private placement units (the “Private Placement Units”) that were issued to the Sponsor pursuant to that certain Private Placement Units Purchase Agreement, dated September 29, 2020, by and among and the Buyer and the Sponsor, and (iv) 59,437 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share underlying the 118,875 private placement units that were issued to the Underwriter Holders pursuant to that certain Underwriting Agreement, dated September 29, 2020, by and among and the Buyer and the Underwriter Holders, in each case, subject to adjustment as provided in the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 29, 2020, by and between PubCo and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(e).

SECTION 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

(h) the phrase “to the extent” shall be construed to mean “the degree by which.”

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ARTICLE II

GOVERNANCE

SECTION 2.1 Board of Directors.

(a) Composition of the Board. Subject to the last paragraph of this Section 2.1(a), PubCo shall, and the SCG Holders’ Representative agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at Closing of eight (8) directors, (i) five (5) of whom have been nominated by the SCG Holders’ Representative (each, a “Member Director”), initially Ted Schwartz, Todd Schwartz, David Vennettilli, [●], and [●], at least two (2) of which will be NYSE Independent, (ii) [●] and [●] (each a “Designated Director”), and (iii) one (1) individual that shall be NYSE Independent (an “Independent Director”), and Todd Schwartz shall initially be the executive chairman of the Board. Each Independent Director not nominated by the SCG Holders’ Representative shall be nominated by the Nominating and Corporate Governance Committee pursuant to Section 2.1(f). The directors are to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i) the Class I directors shall include: [one] ([1]) Member Director and [one] ([1]) Designated Director, initially [●] and [●], respectively;

(ii) the Class II directors shall include: [two] ([2]) Member Director(s) and [one] ([1]) Independent Director, initially [●], [●] and [●], respectively, and [●]; and

(iii) the Class III directors shall include: [two] ([2]) Member Director(s), and [one] ([1]) Designated Director, initially [●], [●] and [●], respectively.

The initial term of the Class I directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2023 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2024 annual meeting at which directors are elected. The initial composition of the Board may be changed from time to time as provided in the Certificate of Incorporation or the Bylaws, and pursuant to the balance of this Section 2.1.

(b) Members Representation. Subject to the next sentence of this Section 2.1(b), PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected all individuals designated by the SCG Holders’ Representative that, if elected, will result in the SCG Holders’ Representative having a number of Member Directors serving on the Board as shown below:

Equity Securities of PubCo Beneficially Owned by the SCG Holders Representing the Percentage Voting Power Entitled to Vote in the Election of Directors	Number of Member Directors
50% or greater	5
40% to less than 50%	4
30% to less than 40%	3
20% to less than 30%	2
5% to less than 20%	1
Less than 5%	0

For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Member Directors among such classes so as to maintain the proportion of the non-Member Directors in each class as nearly as possible to the relative apportionment of the Member Directors among the classes as contemplated in Section 2.1(a).

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(c) Decrease in Directors. Upon any decrease in the number of directors that the SCG Holders’ Representative is entitled to designate for nomination to the Board pursuant to Section 2.1(b), the SCG Holders’ Representative shall take all Necessary Action to cause the appropriate number of Member Directors to offer to tender their resignation at least sixty (60) days prior to the expected date of PubCo’s next annual meeting of stockholders; provided that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination a Member Director that has tendered his or her resignation pursuant to this Section 2.1(c). In addition to any vote or consent of the Board or the stockholders of PubCo required by applicable Law or the Certificate of Incorporation or the Bylaws, and notwithstanding anything to the contrary in this Investor Rights Agreement, for so long as this Investor Rights Agreement is in effect, any action by the Board to decrease the total number of directors which would require a Member Director to resign in order to maintain compliance with the applicable rules of the securities exchange on which PubCo’s Equity Securities are listed shall require the prior written consent of the SCG Holders’ Representative.

(d) Removal; Vacancies. Directors are subject to removal pursuant to the applicable provisions of the Certificate of Incorporation. Any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled pursuant to the applicable provisions of the Certificate of Incorporation. In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Member Directors, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and PubCo shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the SCG Holders’ Representative.

(e) Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined giving effect to Section 2.1(g), (i) for so long as PubCo is Controlled Company Eligible, the SCG Holders’ Representative shall have the right, and PubCo shall take all Necessary Action, to have a majority of the members of each such committee consist of members of the Board designated by the SCG Holders’ Representative, and (ii) at any time when PubCo is not Controlled Company Eligible, the SCG Holders’ Representative shall have the right, and PubCo shall take all Necessary Action, to have a number of the members of each such committee consist of a proportional number of members of each such committee (rounded up) as relates to the proportion of the Board designated by the SCG Holders’ Representative.

(f) NYSE Independent Directors. PubCo has determined that the initial slate of directors referenced in Section 2.1(a) includes the requisite number of NYSE Independent directors meeting the requirements of the NYSE. From and after such initial slate is constituted, PubCo shall take all Necessary Action to ensure that the Board consists of the requisite number of NYSE Independent directors or any other securities exchange on which the Equity Securities of PubCo are then listed, in each case giving effect, when applicable, to Section 2.1(g) (and for as long as PubCo qualifies as Controlled Company Eligible, but regardless of whether PubCo is then availing itself of the “controlled company” exemptions of any securities exchange on which its Equity Securities are listed, and the SCG Holders’ Representative is entitled to nominate its full slate of directors pursuant to the first sentence of Section 2.1(b), the SCG Holders’ Representative shall include among its nominees such number of NYSE Independent directors meeting requirements that, when taken together with other NYSE Independent directors, PubCo has the requisite number of NYSE Independent directors). For the avoidance of doubt, it is understood and agreed that, if at any time the number of directors entitled to be designated by the SCG Holders’ Representative pursuant to this Section 2.1 is less than the entire membership of the Board, subject to the rights of any other Person to nominate or designate one or more directors (including, without limitation, the right of the Members Representative to designate members for nominations to the Board in accordance with Section 2.1(a)),

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the remaining directors shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board and shall qualify as NYSE Independent.

(g) Controlled Company Exception. If PubCo is Controlled Company Eligible and the SCG Holders’ Representative so elects in writing that PubCo utilize any applicable “controlled company” exemptions, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions pursuant to the rules of the NYSE or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by the SCG Holders’ Representative, for so long as PubCo elects to be Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of NYSE Independent directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of NYSE Independent directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the NYSE or any other exchange on which the Equity Securities of PubCo are then listed.

(h) Compensation and Reimbursement of Expenses. Except to the extent the SCG Holders’ Representative may otherwise notify PubCo, any Members Directors shall be entitled to compensation consistent with the director compensation received by other directors on the Board, including any fees and equity awards. If PubCo adopts a policy that directors own a minimum amount of equity in PubCo, the Member Directors shall not be subject to such policy. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(i) Indemnification. For so long as any Member Director serves as a director of PubCo, (i) PubCo shall provide such Member Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Member Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, Article VIII of the Certificate of Incorporation, Article VIII of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j) D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary, and (ii) for so long as any Member Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of such Member Director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Member Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Member Director occurring at or prior to such event.

SECTION 2.2 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, and the Members agrees and acknowledges that the directors designated by the Members’ Representative may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with the Members. Each of the Members recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Members covenants and agrees with PubCo that it will not (and will cause

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its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit the Members from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.2 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of the Members, unless such Confidential Information is actually provided to such Person.

ARTICLE III

REGISTRATION RIGHTS

SECTION 3.1 Shelf Registration.

(a) Filing. PubCo shall file, within thirty (30) days of the Closing Date or such other earlier date as it is required in accordance with the Warrant Agreement or any other agreements concerning the registration of Registrable Securities to which PubCo is party (each, an “Other Registration Agreement”), a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective, under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any participating Holder reasonably requests, as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof (such date, the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC; provided, further, that PubCo shall have the Shelf declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Shelf will not be “reviewed” or will not be subject to further review; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder. In the event PubCo files a Form S-1 Shelf, PubCo shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or

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combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, a majority-in-interest of the Founder Holders and any Holders of at least fifteen percent (15%) of the then-outstanding number of Registrable Securities may request (such requesting Holders, the “Demanding Holders”) to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. The Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Holder, subject to the first sentence of this Section 3.1(c); provided that PubCo shall not be obligated to effect, or to take any action to effect, any Underwritten Shelf Takedown otherwise permitted pursuant to this Section 3.1(c) if PubCo has already effected an Underwritten Shelf Takedown in the preceding six (6) month period; provided, further, under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to an Underwritten Shelf Takedown under this subsection 3.1(c) with respect to any or all Registrable Securities held by the Founder Holders (or any of their Permitted Transferees), except that a Registration shall not be counted for such purposes unless a Shelf has become effective and all of the Registrable Securities requested by the Demanding Holders who are Founder Holders to be registered in such Underwritten Shelf Takedown have been sold, in accordance with this Section 3.1 of this Investor Rights Agreement..

(d) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of

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Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(e).

(f) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and at any time or from time to time that PubCo does not then have an effective Registration Statement outstanding covering all of the Registrable Securities, each Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Holder’s Registrable Securities (each, a “Demand Registration”). PubCo shall, within ten (10) days of its receipt of the Demand Registration request, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Demand Holder”) shall so notify PubCo, in writing, within five (5) days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Demand Holder(s) to PubCo, such Requesting Demand Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Requesting Demand Holders pursuant to such Demand Registration in accordance with the provision of this Section 3.1(f). Under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 3.1(f) with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 has become effective and all of the Registrable Securities requested by the Requesting Demand Holders to be registered on behalf of the Requesting Demand Holders in such Demand Registration have been sold, in accordance with Section 3.1 of this Investor Rights Agreement. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within sixty (60) days of filing; provided, that such deadline shall be extended to ninety (90) calendar days after the date of filing if the Registration Statement on Form S-1 is reviewed by, and comments thereto are provided from, the SEC; provided, further PubCo shall have the Form S-1 declared

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effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the deadline shall be extended to the next Business Day on which the SEC is open for business. The provisions of Section 3.1(c), Section 3.1(d) and Section 3.1(e) shall apply to this Section 3.1(f) as if a Demand Registration under this Section 3.1(f) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(f).

SECTION 3.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo proposes to conduct a registered offering of Equity Securities on behalf of any Holders (other than pursuant to Underwritten Shelf Registration), or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo, for its own account, in each case, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. PubCo shall use its reasonable best efforts to cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than a Demand Registration or an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to Other Registration Agreement, and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written

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contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to Other Registration Agreements, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown or Demand Registration and all sales pursuant to such Underwritten Shelf Takedown or Demand Registration pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(d), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 3.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (b) to any Demand Registration or any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

SECTION 3.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo and if required by the managing underwriter(s), each Holder that holds more than one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units for Class A Common Stock), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the ten (10) Business Days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a

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customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units), each other Holder that is participating in the Underwritten Offering, and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

SECTION 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall use its commercially reasonable efforts to, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and, subject to the applicable terms of this Investor Rights Agreement, cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) at least three (3) calendar days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, as applicable, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), or such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process (other than service of process in connection with such qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction where it is not then otherwise so subject;

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(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) furnish to each seller of Registrable Securities under a Registration Statement or Prospectus such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(j) permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters,;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

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(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000), use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration.

SECTION 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing PubCo, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

SECTION 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo or the managing underwriter, if any, with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless, on or prior to the later of (i) the fifth (5th) Business Day following the date on which documents or other information are requested from such Holder and (ii) the second (2nd) Business Day prior to the first anticipated filing date of a Registration Statement or Prospectus pursuant to this Investor Rights Agreement, such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering of Equity Securities initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders, and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

SECTION 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

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SECTION 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file, timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and, upon receipt of request from a Holder, to promptly furnish such Holder(s) with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

SECTION 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred, and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

SECTION 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other out-of-pocket expenses actually and reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein

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or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with a single legal counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation, and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any out-of-pocket legal or other fees, charges or expenses actually and reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of

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Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Warrant Agreement, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Founder Holders represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Warrant Agreement.

SECTION 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the reasons for non-compliance to the extent such information does not constitute disclosure of material non-public information.

SECTION 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

SECTION 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.12. Other than the Members and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

SECTION 3.15 Termination of Original RRA. Upon the Closing, PubCo, the Founder Holders and the Underwriter Holders hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

SECTION 3.16 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b) Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor hold any Registrable Securities directly, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that the members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(c) In the event that a Member distributes all of its Registrable Securities to its members, such distributees shall be treated as a Member under this Investor Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on a Member, as if such Member remained a single party to this Investor Rights Agreement.

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(d) Notwithstanding the foregoing, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Member, as applicable.

SECTION 3.17 Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.

ARTICLE IV

LOCK-UP

SECTION 4.1 Lock-Up.

(a) Each Holder (other than the Underwriter Holders) severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below) applicable to such Person; provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) permitted pursuant to Article III, (iii) to PubCo of Class V Voting Stock Beneficially Owned by the Members in connection with the sale by the Members to the Operating Company of any Redeemed Post-Closing Company Units in accordance with the BCA, (iv) by any Member following the Member Lock-Up Period (as defined below), (v) pursuant to the exchange of Class A Common Units for Class A Common Stock and of Class V Voting Stock for Class A Common Units in accordance with the terms and conditions of the Company A&R LLCA, (vi) by Joseph Moglia following the Moglia Lock-Up Period (as defined below), or (vii) by any Founder Holder other than Joseph Moglia following the Founder Holder Lock-Up Period (as defined below). The “Member Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is nine (9) months after the Closing Date; provided that, the Member Lock-Up Period with respect to any Members Earnout Company Units and the Earnout Voting Shares shall not end prior to the date that such Members Earnout Company Units and Earnout Voting Shares are earned in accordance with the BCA. The “Moglia Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is twenty-four (24) months after the Closing Date. The “Founder Holder Lock-Up Period” shall be (i) (x) with respect to 50% of the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion, the earlier of (A) one year after the Closing Date and (B) the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date, and (y) with respect to the remaining 50% of the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion, one year after the Closing Date, or earlier, in each case, if, the Company consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property, and (ii) with respect to any (x) Private Placement Units (or any securities underlying the Private Placement Units, including the shares of Class A Common Stock and the Warrants included in the Private Placement Units and the shares of Class A Common Stock issued or issuable upon exercise of such Warrants) held by them or (y) any Warrants (or any shares of Class A Common Stock issued or issuable upon the exercise of the Warrants) held by them, until 30 days after the Closing Date. “Lock-Up Period” means with respect to the Members (including any Person who succeeds to such Member’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Member Lock-Up Period, with respect to Joseph Moglia (including any Person who succeeds to his rights under this Investor Rights Agreement pursuant to Section 5.1), the Moglia Lock-Up Period, and with respect to the Founder Holders other than Joseph Moglia (including any Person who succeeds to such Founder Holder’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Founder Holder Lock-Up Period. “Lock-Up Shares” means the Equity Securities in PubCo and the Operating Company

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held by the Holders, directly or indirectly, as of the Closing Date, including the Warrants (or any shares of Class A Common Stock resulting from the exercise of any Warrant), Class A Common Stock, Class V Voting Stock, and the Class A Common Units held by the Members or the Founder Holders as of the Closing Date; provided that, solely with respect to Joseph Moglia, such term shall only apply to Equity Securities held directly by Mr. Moglia and any Equity Securities which are distributed or distributable by the Sponsor to Mr. Moglia.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities in the Operating Company (including the Retained Company Units and the Earnout Company Units), the Earnout Voting Shares, shares of Class V Voting Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

SECTION 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees (other than pursuant to clause (e) of the definition thereof), upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Members’ Representative, and in the case of such a Transfer by a Member or its Permitted Transferees, the Sponsor or (ii) (a) a charitable organization, upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Members’ Representative, and in the case of such a Transfer by a Member or its Permitted Transferees, the Sponsor; (b) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii)(a), clause (ii)(b) or clause (ii)(c) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement and, if applicable, and the Amended Sponsor Letter, by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement and, if applicable, the Amended Sponsor Letter.

SECTION 4.3 Other Lock-Up Restrictions. Each of PubCo and the Founder Holders hereby acknowledge and agree that this Article IV supersedes Section 7 of the Amended Sponsor Letter in all respects, and, upon execution of this Investor Rights Agreement by each of PubCo and the Founder Holders, the Amended Sponsor Letter shall be deemed amended to remove Section 7 of the Amended Sponsor Letter.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.1 Assignment; Successors and Assigns; No Third-Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 3.16, no Party may assign such Party’s rights

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and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Members’ Representative, in the case of an assignment by the Sponsor, or the Sponsor, in the case of an assignment by a Member. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-Up Period applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the SCG Holders’ Representative assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement. The Parties acknowledge that there is no intention to form a “group” (as defined in Section 13(d)(3) of the Exchange Act) between the SCG Holders and any other Party to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

SECTION 5.2 Termination. Except for Section 2.1(j), Section 2.1 shall terminate automatically (without any action by any Party) as to the SCG Holders at such time at which the SCG Holders’ Representative no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 3.10 shall survive any such termination with respect to such Holder.

SECTION 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

SECTION 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the BCA, the Company A&R LLC, and all other Ancillary Agreements, constitute the entire agreement among the

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Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own five percent (5%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Class A Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision. Notwithstanding anything to the contrary contained in this Section 5.4(b), Section 2.1 may be amended or modified in whole or in part solely with the express written consent of (i) PubCo and (ii) the SCG Holders’ Representative.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own fifteen percent (15%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, (iv) at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders and (v) if such Party is not already required to sign pursuant to clauses (i) through (iv), the Party to be bound.

(d) Notwithstanding the foregoing provisions of this Section 5.4, other than with respect to amendments, modifications, waivers or consents relating to or airing out of Article IV, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to the Sponsor, and the Founder Holders or (ii) the Members’ Representative or a particular Member or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to such Member or all of the Members.

SECTION 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

SECTION 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission, which may include electronic confirmation) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise,

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on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

OppFi, Inc.

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

if to the Members, to:

Opportunity Financial, LLC

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz and David Vennettilli

Email: todd.schwartz@schwartzcap.com and dvennettilli@schwartzcap.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

if to the Sponsor:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, IL 60143

Attention: Larry G Swets, Jr.

Email: lswets@itascafinancial.com

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with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Gary Silverman, Elliott Smith

Email: gary.silverman@whitecase.com, elliott.smith@whitecase.com if to the Underwriter Holders:

[●]

[●]

[●]

with a copy (which shall not constitute notice) to:

[●]

[●]

[●]

if to the Members’ Representative:

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz and David Vennettilli

Email: todd.schwartz@schwartzcap.com and dvennettilli@schwartzcap.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

SECTION 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING IN RESPECT OF ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in each case in Wilmington, Delaware, in any Proceeding arising out of or relating to this Investor Rights Agreement, agrees that all claims in

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respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

SECTION 5.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

SECTION 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

SECTION 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws, and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement, and (y) remove such restrictive legends upon the request of a Holder following the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

SECTION 5.11 No Third-Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:
OPPFI, INC.

By:
Name:
Title:

SPONSOR:
FG NEW AMERICA INVESTORS LLC.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

MEMBERS’ REPRESENTATIVE

Todd Schwartz

:

[Signature Page to Investor Rights Agreement]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

MEMBERS:

[●]

[Signature Page to Investor Rights Agreement]

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Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Investor Rights Agreement and the Amended Letter, made as of                 , is between                  (“Transferor”) and                  (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], among OppFi, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”) and that certain Amended Sponsor Letter, dated as of [●] (the “Amended Letter”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement and the Amended Letter by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Amended Letter.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement and the Amended Letter, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and the Amended Letter and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Amended Letter.

Notice. Any notice, demand or other communication under the Investor Rights Agreement or the Amended Letter to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement or Section [6] of the Amended Letter, as applicable.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Exhibit A to Investor Rights Agreement]

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IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

By:
Name:
Title:

TRANSFEREE:

By:
Name:
Title:
Address for notices:

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ANNEX B

CURRENT CHARTER OF THE COMPANY

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FG NEW AMERICA ACQUISITION CORP.

September 29, 2020

FG New America Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “FG New America Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2020 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is FG New America Acquisition Corp. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 401,000,000 shares, consisting of (a) 400,000,000 shares of common stock (the “Common Stock”), including (i) 380,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the

Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, 25% of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement warrants issued to FG New America Investors LLC (the “Sponsor”), any private placement units issued to the Sponsor or and any warrants issued to an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii).

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the By Laws of the Corporation (“By Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any By Laws adopted by the stockholders; provided, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the By Laws.

ARTICLE VI

BY LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws; and provided further, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By Laws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the By Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 26, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing: (x) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), by (y) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or a valuation or appraisal firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (b) with respect to any other material provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

Section 9.8 Minimum Value of Initial Business Combination. The Corporation’s initial Business Combination must be comprised of one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

ARTICLE X

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the By Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

[Signature Page Follows]

IN WITNESS WHEREOF, FG New America Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FG NEW AMERICA ACQUISITION CORP.

By:	/s/ Larry G. Swets, Jr.
Name: Larry G. Swets, Jr.
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

ANNEX C

PROPOSED CHARTER OF THE COMPANY

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FG NEW AMERICA ACQUISITION CORP.

                    , 2021

FG New America Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Existing Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Existing Corporation is “FG New America Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 24, 2020 (the “Original Certificate”).

2. The Existing Corporation’s First Amended and Restated Certificate of Incorporation, which amended and restated the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on June 24, 2020 (as amended, the “First Amended and Restated Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate is restating and amending the provisions of the First Amended and Restated Certificate in connection with the business combination (the “Initial Business Combination”) contemplated by that certain Business Combination Agreement, dated as of February 9, 2021, by and among the Corporation, Opportunity Financial, LLC and Todd Schwartz, as Members’ Representative.

5. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

6. Certain capitalized terms used in this Second Amended and Restated Certificate are defined where appropriate herein.

7. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is OppFi Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is                      shares, consisting of (a)                      shares of common stock (the “Common Stock”), including (i)                      shares of Class A common stock (the “Class A Common Stock”), (ii)                      shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Economic Common Stock”), and (iii)                      shares of Class V common stock (the “Class V Common Stock”), and (b)                      shares of preferred stock (the “Preferred Stock”).

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class V Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses (a “Business Combination”).

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to or in connection with the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial Business Combination, the ratio for which the shares of Class B Common Stock shall convert into shares of Class A Common Stock will be adjusted so that the number of shares of Class A Common Stock issuable upon conversion of all shares of Class B Common Stock will equal, in the aggregate, twenty-five percent (25%) of the sum of (a) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (b) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any private placement warrants issued to FG New America Investors LLC (the “Sponsor”), any private placement units issued to the Sponsor or and any warrants issued to an affiliate of the Sponsor or the Corporation’s officers and directors upon the conversion of working capital loans made to the Corporation, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of shares of Class B Common Stock shall never be less than the Initial Conversion Ratio.

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity-linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii).

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Second Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Second Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation

(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Economic Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Corporation may not be declared or paid on the Non-Economic Common Stock.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Non-Economic Common Stock, as such, will not be entitled to receive, with respect of such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Amended and Restated By Laws of the Corporation (“By Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any By Laws adopted by the stockholders; provided, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

Section 5.2 Number, Election and Term.

(a) Except as otherwise provided for or fixed pursuant to the Investor Rights Agreement dated as of                     , 2021 by and between the Corporation and the stockholders party thereto (the “Investor Rights Agreement”) or any certificate of designation with respect to any series of Preferred Stock, the total number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the 2022 annual meeting of the stockholders of the Corporation, the term of the initial Class II Directors shall expire at the 2023 annual meeting of the stockholders of the Corporation and the term of the initial Class III Directors shall expire at the 2024 annual meeting of the stockholders of the Corporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the 2022 annual meeting of the stockholders of the Corporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the By Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and without limiting the rights of any party to the Investor Rights Agreement (as defined below), at any time when the SCG Holders (as defined under the Investor Rights Agreement) beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (i) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class, (ii) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum, or (iii) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Section 5.4 Removal. Subject to Section 5.5 hereof and without limiting the rights of any party to the Investor Rights Agreement, at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class; provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the By Laws.

ARTICLE VI

BY LAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By Laws. The affirmative vote of a majority of the Board or action by written consent of the Board shall be required to adopt, amend, alter or repeal the By Laws. The By Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote or written consent of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws; and provided further, however, that no By Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By Laws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings of Stockholders; Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law:

(a) Special meetings of stockholders of the Corporation may be called only (i) by the Chairman of the Board, (ii) by the Chief Executive Officer of the Corporation, (iii) by the Board pursuant to a resolution adopted by a majority of the Board, or (iv) at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, by a representative of the SCG Holders, and the ability of the other stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons;

(b) At any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock; and

(c) At any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By Laws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering and until the consummation of the initial Business Combination, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the By Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Second Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 26, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 24 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Second Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing: (x) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), by (y) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 24 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority or a valuation or appraisal firm that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Second Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering or (b) with respect to any other material provisions of this Second Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

Section 9.8 Minimum Value of Initial Business Combination. The Corporation’s initial Business Combination must be comprised of one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

Section 10.1. DGCL Section 203. Effective immediately following the closing of the initial Business Combination, the Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. No amendment to this Article X shall be effective unless approved by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of all then outstanding shares of the Common Stock.

Section 10.2. Business Combinations. Notwithstanding the foregoing, effective immediately following the closing of the initial Business Combination, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

(d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

Section 10.3. Definitions. For purposes of this Article X, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “SCG” means any affiliates of Schwartz Capital Group, together with its affiliates, subsidiaries, successors and assigns (other than the Corporation and its subsidiaries).

(d) “SCG Direct Transferee” means any person that acquires (other than in a registered public offering) directly from SCG or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Corporation.

(e) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to or at the time that the interested stockholder became such, including without limitation, the conversion of all then-outstanding shares of the Corporation’s Class B common stock into shares of Class A Common Stock on a one-for-one basis in connection with the consummation of the Initial Business Combination; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(f) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(g) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder or (iii) the affiliates and associates of any such person described in clauses (i) and (ii); provided, however, that “interested stockholder” shall not include (a) SCG, any SCG Direct Transferee, any SCG Holder or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such person or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XII

AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that Article IX and Article X of this Second Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 13.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the By Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 13.1 will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.1.

Section 13.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 13.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 13.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 13.3 Severability. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

OPPFI, INC.

By:
Name: Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

ANNEX D

PROPOSED BYLAWS OF THE COMPANY

AMENDED AND RESTATED BYLAWS

OF

OPPFI, INC.

(THE “CORPORATION”)

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2. Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only (i) by the Chairman of the Board, (ii) the Chief Executive Officer, (iii) by the Board pursuant to a resolution adopted by a majority of the Board, or (iv) at any time when the SCG Holders (as defined in that certain Investor Rights Agreement, dated as of [•], 2021, by and among the Corporation, the SCG Holders, and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time) beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, by a person representing such SCG Holder who holds, or such SCG Holders who collectively hold, a majority of the shares of capital stock of the Corporation beneficially owned by the SCG Holders (the “SCG Representative”) and may not be called by any other person or persons. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided, that the date of any special meeting of stockholders called pursuant to clause (iv) above shall be not later than ninety (90) days after being called by the SCG Representative; provided, further, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3. Notices. Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting; provided, however, any meeting of stockholders called by the SCG Representative pursuant to Section 2.2 may only be postponed or cancelled with the consent of the SCG Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s certificate of incorporation or these bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place; provided, however, any meeting of stockholders called by the SCG Representative pursuant to Section 2.2 may not be adjourned without the consent of the SCG Representative. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7. Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting, or in the case of a special meeting of stockholders called by the SCG Representative pursuant to Section 2.2, pursuant to the SCG Representative’s notice of meeting or as requested to be presented in writing delivered to the SCG Representative by the Board of Directors. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the

Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9. Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation and only at any time when the SCG Holders beneficially own, in the aggregate, thirty-five percent (35%) or more of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, at any time when the SCG Holders beneficially own, in the aggregate, less than thirty-five percent (35%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

ARTICLE III

DIRECTORS

Section 3.1. Powers; Number. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.

Section 3.2. Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board, Chief Executive Officer or President and (b) shall be called by the Chairman of the Board, Chief Executive Officer, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the Board, Presidents, Vice Presidents, Partners, Managing Directors, Senior Managing Directors, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chairman of the Board, Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman of the Board, Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chairman of the Board, Chief Executive Officer or President may also be removed, with or without cause, by the Chairman of the Board, Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chairman of the Board, Chief Executive Officer or President may be filled by the Chairman of the Board, Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1. Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4. Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)(A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least sixty-six and two-thirds percent (66.7%) of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) The record date for determining stockholders of record entitled to express consent to corporate action in writing without a meeting of shareholders shall be as fixed by the Board or otherwise pursuant to this Section 9.2. Any person seeking to have the stockholders of the Corporation authorize, take or express consent to corporate action in writing without a meeting of stockholders shall make such a request by written notice delivered to the Secretary of the Corporation, and in such event the record date for determining stockholders entitled to express consent to corporate action without a meeting of stockholders, when no prior action of the Board is required by law, shall be three (3) business days after the receipt of the aforesaid written notice by the Secretary of the Corporation, or, if prior action by the Board is required by law, shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, either (i) the affirmative vote of the holders of at least a majority (except as otherwise provided in Section 8.7) of the voting power of capital stock of the Corporation that are present in person or represented by proxy and are voted for or against such adoption, amendment, alteration or repeal of the Bylaws at a meeting of the stockholders at which a quorum is present or (ii) the written consent of the holders of at least a majority (except as otherwise provided in Section 8.7) of the voting power of all outstanding capital stock of the Corporation, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ANNEX E

OPPFI INC.

2021 EQUITY INCENTIVE PLAN

E-i

E-ii

E-iii

OppFi Inc.

2021 Equity Incentive Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The OppFi Inc. 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of [____], 2021, the date of the closing of the transactions contemplated by that certain business combination agreement dated as of February 9, 2021, entered into by and between FG New America Acquisition Corp., Opportunity Financial, LLC, and certain other parties, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f) “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h) “Change in Control” means the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(j) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board. Unless the Board specifically determines otherwise, each member of the Committee shall, at the time it takes any action with respect to an Award under the Plan, be a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” under the rules of any stock exchange on which the Stock is listed. However, the fact that a Committee member shall fail to qualify as “non-employee director” or an “independent director” shall not invalidate any Award granted by the Committee which Award is otherwise validly granted under the Plan.

(k) “Company” means OppFi Inc., a Delaware corporation, and any successor corporation thereto.

(l) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m) “Director” means a member of the Board.

(n) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of

Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A or Section 422 of the Code to the extent applicable.

(s) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(v) “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(w) “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(x) “Nonemployee Director” means a Director who is not an Employee.

(y) “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(z) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(aa) “Officer” means any person designated by the Board as an officer of the Company.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc) “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ee) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ff) “Participant” means any eligible person who has been granted one or more Awards.

(gg) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(hh) “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ii) “Performance Award” means an Award of Performance Shares or Performance Units.

(jj) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(kk) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(ll) “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(mm) “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(nn) “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(oo) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(pp) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(qq) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(rr) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(ss) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(tt) “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(uu) “Section 409A” means Section 409A of the Code.

(vv) “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(ww) “Securities Act” means the Securities Act of 1933, as amended.

(xx) “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(yy) “Stock” means the Class A common stock of the Company, as adjusted from time to time in accordance with Section 4.

(zz) “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(aaa) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(bbb) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ccc) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ddd) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and

(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.5 Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to 11,500,000 shares, plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in the year following the fiscal year in which the Company’s stockholders approved the Plan and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on the tenth (10th) anniversary of the commencement of such annual increase, equal to the lesser of (i) [        ] percent ([        ]%) of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such amount, if any, as the Board may determine, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2 Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the net number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 and Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.

4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the annual increase set forth in Section 4.1, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.4 Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of equity awards under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code, without reducing the number of shares otherwise available for issuance under the Plan. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

5. ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed 11,500,000 shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

(b) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.

5.4 Nonemployee Director Award Limit. Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director, may not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6. STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii) Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7. STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.

7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8. RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. RESTRICTED STOCK UNITS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7 Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:

(i) revenue;

(ii) sales;

(iii) expenses;

(iv) operating income;

(v) gross margin;

(vi) operating margin;

(vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii) pre-tax profit;

(ix) net operating income;

(x) net income;

(xi) economic value added;

(xii) free cash flow;

(xiii) operating cash flow;

(xiv) balance of cash, cash equivalents and marketable securities;

(xv) stock price;

(xvi) earnings per share;

(xvii) return on stockholder equity;

(xviii) return on capital;

(xix) return on assets;

(xx) return on investment;

(xxi) total stockholder return;

(xxii) employee satisfaction;

(xxiii) employee retention;

(xxiv) market share;

(xxv) customer satisfaction;

(xxvi) product development;

(xxvii) research and development expenses;

(xxviii) completion of an identified special project;

(xxix) completion of a joint venture or other corporate transaction; and

(xxx) personal performance objectives established for an individual Participant or group of Participants.

Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.

(c) Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, if the Participant’s Service terminates for any reason before the completion of the Performance Period applicable to the Performance Award, the Award shall be forfeited.

10.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1 Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2 Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.

11.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7 Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12. STANDARD FORMS OF AWARD AGREEMENT.

12.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.

12.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13. CHANGE IN CONTROL.

13.1 Effect of Change in Control on Awards. In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:

(a) Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(b) Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without notice or payment of consideration to the holder thereof.

(d) Adjustments and Earnouts. In making any determination pursuant to this Section 13.1 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.

13.2 Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

14. COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15. COMPLIANCE WITH SECTION 409A.

15.1 Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3 Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c) No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4 Payment of Section 409A Deferred Compensation.

(a) Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i) The Participant’s “separation from service” (as defined by Section 409A);

(ii) The Participant’s becoming “disabled” (as defined by Section 409A);

(iii) The Participant’s death;

(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi) The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b) Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c) Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d) Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.

(e) Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

(f) Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g) Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h) Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i) No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

16. TAX WITHHOLDING.

16.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2 Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

17. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18. MISCELLANEOUS PROVISIONS.

18.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

18.3 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating

Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.

18.6 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.

18.9 Beneficiary Designation. Subject to local laws and procedures and if the Committee so permits, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the OppFi Inc. 2021 Equity Incentive Plan as duly adopted by the Board on [            ], 2021.

/s/
[ ], Secretary

ANNEX F

OPPFI INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

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OppFi Inc.

2021 Employee Stock Purchase Plan

1. ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The OppFi Inc. 2021 Employee Stock Purchase Plan (the “Plan”) is hereby established effective as of [            ], 2021, the date of the closing of the transactions contemplated by that certain business combination agreement dated as of February 9, 2021, entered into by and between FG New America Acquisition Corp., Opportunity Financial, LLC, and certain other parties, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward Eligible Employees of the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan provides such Eligible Employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Stock. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3 Term of Plan. The Plan shall continue in effect until its termination on the tenth anniversary of the Effective Date or such earlier date determined by the Committee.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Change in Control” means the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(p)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(b) in which a majority of the members of the board of directors of the

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continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(e) “Company” means OppFi Inc., a Delaware corporation, or any successor corporation thereto.

(f) “Compensation” means, with respect to any Offering Period, regular base wages or salary, overtime payments, shift premiums, payments for paid time off, payments in lieu of notice, annual or other incentive bonuses, commissions, profit-sharing distributions and other incentive-type payments, calculated before deduction of (i) any income or employment tax withholdings or (ii) any amounts deferred under any program or plan, including, without limitation, pursuant to Section 401(k) or Section 125 of the Code. Compensation shall be limited to amounts actually payable in cash or deferred during the Offering Period. Compensation shall not include (i) sign-on bonuses, (ii) any contributions made by a Participating Company on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established (other than amounts deferred pursuant to Section 401(k) or Section 125 of the Code), (iii) payments pursuant to a severance agreement, termination pay, moving allowances, relocation payments, or (iv) any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase, stock option or other stock-based compensation plan, or any other compensation not expressly included by this Section.

(g) “Eligible Employee” means an Employee who meets the requirements set forth in Section 5 for eligibility to participate in the Plan.

(h) “Employee” means a person treated as an employee of a Participating Company for purposes of Section 423 of the Code. A Participant shall be deemed to have ceased to be an Employee either upon an actual termination of employment or upon the corporation employing the Participant ceasing to be a Participating Company. For purposes of the Plan, an individual shall not be deemed to have ceased to be an Employee while on any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Employee on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with the Participating Company Group is guaranteed either by statute or by contract.

(i) “Fair Market Value” means, as of any date:

(i) If, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value is established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as determined by the Committee, in its discretion.

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(ii) If, on the relevant date, the Stock is not then listed on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined in good faith by the Committee.

(j) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(k) “Non-United States Offering” means a separate Offering covering Eligible Employees of one or more Participating Companies whose Eligible Employees are subject to a prohibition under applicable law on payroll deductions, as described in Section 11.1(b).

(l) “Offering” means an offering of Stock pursuant to the Plan, as provided in Section 6.

(m) “Offering Date” means, for any Offering Period, the first day of such Offering Period.

(n) “Offering Period” means a period, established by the Committee in accordance with Section 6, during which an Offering is outstanding.

(o) “Officer” means any person designated by the Board as an officer of the Company.

(p) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(q) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(r) “Participant” means an Eligible Employee who has become a participant in an Offering Period in accordance with Section 7 and remains a participant in accordance with the Plan.

(s) “Participating Company” means the Company and any Parent Corporation or Subsidiary Corporation designated by the Committee as a corporation the Employees of which may, if Eligible Employees, participate in the Plan. The Committee shall have the discretion to determine from time to time which Parent Corporations or Subsidiary Corporations shall be Participating Companies. The Committee shall designate from time to time and set forth in Appendix A to this Plan those Participating Companies whose Eligible Employees may participate in the Plan.

(t) “Participating Company Group” means, at any point in time, the Company and all other corporations collectively which are then Participating Companies.

(u) “Purchase Date” means, for any Offering Period, the last day of such Offering Period, or, if so determined by the Committee, the last day of each Purchase Period occurring within such Offering Period.

(v) “Purchase Period” means a period, established by the Committee in accordance with Section 6, included within an Offering Period and on the final date of which outstanding Purchase Rights are exercised.

(w) “Purchase Price” means the price at which a share of Stock may be purchased under the Plan, as determined in accordance with Section 9.

(x) “Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase such shares of Stock as provided in Section 8, which the Participant may or may not exercise during the Offering

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Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any payroll deductions or other funds accumulated on behalf of the Participant and not previously applied to the purchase of Stock under the Plan, and to terminate participation in the Plan at any time during an Offering Period.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Stock” means the Class A common stock of the Company, as adjusted from time to time in accordance with Section 4.3.

(aa) “Subscription Agreement” means a written or electronic agreement, in such form as specified by the Company, stating an Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation or other method of payment authorized by the Committee pursuant to Section 11.1(b).

(bb) “Subscription Date” means the last business day prior to the Offering Date of an Offering Period or such earlier date as the Company shall establish.

(cc) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any form of agreement or other document employed by the Company in the administration of the Plan, or of any Purchase Right shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or the Purchase Right, unless fraudulent or made in bad faith. Subject to the provisions of the Plan, the Committee shall determine all of the relevant terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or any agreement thereunder (other than determining questions of interpretation pursuant to the second sentence of this Section 3.1) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Power to Adopt Sub-Plans or Varying Terms with Respect to Non-U.S. Employees. The Committee shall have the power, in its discretion, to adopt one or more sub-plans of the Plan as the Committee deems necessary or desirable to comply with the laws or regulations, tax policy, accounting principles or custom of foreign jurisdictions applicable to employees of a subsidiary business entity of the Company, provided that any such sub-plan shall not be within the scope of an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any of the provisions of any such sub-plan may supersede the provisions of this Plan, other than Section 4. Except as superseded by the provisions of a sub-plan, the provisions of this Plan shall govern such sub-plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Committee shall have the power, in its discretion, to grant Purchase Rights in an Offering to citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that

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provide terms which are less favorable than the terms of Purchase Rights granted under the same Offering to Employees resident in the United States.

3.4 Power to Establish Separate Offerings with Varying Terms. The Committee shall have the power, in its discretion, to establish separate, simultaneous or overlapping Offerings having different terms and conditions and to designate the Participating Company or Companies that may participate in a particular Offering, provided that each Offering shall individually comply with the terms of the Plan and the requirements of Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to such Offering shall have the same rights and privileges within the meaning of such section.

3.5 Policies and Procedures Established by the Company. Without regard to whether any Participant’s Purchase Right may be considered adversely affected, the Company may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Company, in its discretion, for the proper administration of the Plan, including, without limitation, (a) a minimum payroll deduction amount required for participation in an Offering, (b) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering, (c) an exchange ratio applicable to amounts withheld or paid in a currency other than United States dollars, (d) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Company’s delay or mistake in processing a Subscription Agreement or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code, and (e) determination of the date and manner by which the Fair Market Value of a share of Stock is determined for purposes of administration of the Plan. All such actions by the Company shall be taken consistent with the requirements under Section 423(b)(5) of the Code that all Participants granted Purchase Rights pursuant to an Offering shall have the same rights and privileges within the meaning of such section, except as otherwise permitted by Section 3.3 and the regulations under Section 423 of the Code.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 1,200,000 and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

4.2 Annual Increase in Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased on January 1, 2022 and on each subsequent January 1, through and including January 1, 2030, by a number of shares (the “Annual Increase”) equal to the smallest of (a) one

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percent (1%) of the number of shares of Stock issued and outstanding on the immediately preceding December 31, (b) 2,400,000 shares, or (c) an amount determined by the Board.

4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan, the Annual Increase, the limit on the shares which may be purchased by any Participant during an Offering (as described in Sections 8.1 and 8.2) and each Purchase Right, and in the Purchase Price in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Committee pursuant to this Section 4.3 shall be final, binding and conclusive.

5. ELIGIBILITY.

5.1 Employees Eligible to Participate. Each Employee of a Participating Company is eligible to participate in the Plan and shall be deemed an Eligible Employee, except the following:

(a) Any Employee who is customarily employed by the Participating Company Group for twenty (20) hours or less per week; or

(b) Any Employee who is customarily employed by the Participating Company Group for not more than five (5) months in any calendar year.

5.2 Exclusion of Certain Stockholders. Notwithstanding any provision of the Plan to the contrary, no Employee shall be treated as an Eligible Employee and granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own, or hold options to purchase, stock of the Company or of any Parent Corporation or Subsidiary Corporation possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Section 423(b)(3) of the Code. For purposes of this Section 5.2, the attribution rules of Section  424(d) of the Code shall apply in determining the stock ownership of such Employee.

5.3 Determination by Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee or an Eligible Employee and the effective date of such individual’s attainment or termination of such status, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

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6. OFFERINGS.

The Plan shall be implemented by sequential Offerings of approximately six (6) months’ duration or such other duration as the Committee shall determine starting on such date as determined by the Committee. Offering Periods shall commence on or about the first trading days of January and July of each year and end on or about the last trading days of the next June and December, respectively, occurring thereafter. Notwithstanding the foregoing, the Committee may establish additional or alternative concurrent, sequential or overlapping Offering Periods, a different duration for one or more Offering Periods or different commencing or ending dates for such Offering Periods; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. If the Committee shall so determine in its discretion, each Offering Period may consist of two (2) or more consecutive Purchase Periods having such duration as the Committee shall specify, and the last day of each such Purchase Period shall be a Purchase Date. If the first or last day of an Offering Period or a Purchase Period is not a day on which the principal stock exchange or quotation system on which the Stock is then listed is open for trading, the Company shall specify the trading day that will be deemed the first or last day, as the case may be, of the Offering Period or Purchase Period.

7. PARTICIPATION IN THE PLAN.

7.1 Initial Participation. An Eligible Employee may become a Participant in an Offering Period by delivering a properly completed written or electronic Subscription Agreement to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) not later than the close of business on the Subscription Date established by the Company for that Offering Period. An Eligible Employee who does not deliver a properly completed Subscription Agreement in the manner permitted or required on or before the Subscription Date for an Offering Period shall not participate in the Plan for that Offering Period or for any subsequent Offering Period unless the Eligible Employee subsequently delivers a properly completed Subscription Agreement to the appropriate Company office or representative on or before the Subscription Date for such subsequent Offering Period. An Employee who becomes an Eligible Employee after the Offering Date of an Offering Period shall not be eligible to participate in that Offering Period but may participate in any subsequent Offering Period provided the Employee is still an Eligible Employee as of the Offering Date of such subsequent Offering Period.

7.2 Continued Participation. A Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Employee on the Offering Date of the new Offering Period and has not either (a) withdrawn from the Plan pursuant to Section 12.1, or (b) terminated employment or otherwise ceased to be an Eligible Employee as provided in Section 13. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional Subscription Agreement for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new Subscription Agreement for a subsequent Offering Period in accordance with the procedures set forth in Section 7.1 if the Participant desires to change any of the elections contained in the Participant’s then effective Subscription Agreement.

8. RIGHT TO PURCHASE SHARES.

8.1 Grant of Purchase Right. Except as otherwise provided below, on the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted automatically a Purchase Right consisting of an option to purchase shares, subject to the limit on such shares for such period determined by dividing the Dollar Limit (determined as provided below) by the Fair Market Value of a share of Stock on such Offering Date. The Committee may, in its discretion and prior to the Offering Date of any Offering Period, (i) change the method of, or any of the foregoing factors in, determining the number of shares of Stock subject to Purchase Rights to be granted on such Offering Date, or (ii) specify a maximum aggregate number of shares that may be purchased by all Participants in an Offering or on any Purchase Date within an Offering Period. No Purchase Right shall be granted on an Offering Date to any person who is not, on such Offering Date, an Eligible Employee. For the purposes of this Section, the “Dollar

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Limit” shall be determined by multiplying $2,083.33 by the number of months (rounded to the nearest whole month) in the Offering Period and rounding to the nearest whole dollar.

8.2 Calendar Year Purchase Limitation. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a Purchase Right which permits his or her right to purchase shares of Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating Company intended to meet the requirements of Section 423 of the Code, exceeds Twenty-Five Thousand Dollars ($25,000) in Fair Market Value (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. For purposes of the preceding sentence, the Fair Market Value of shares purchased during a given Offering Period shall be determined as of the Offering Date for such Offering Period. The limitation described in this Section shall be applied in conformance with Section 423(b)(8) of the Code and the regulations thereunder.

9. PURCHASE PRICE.

The Purchase Price at which each share of Stock may be acquired in an Offering Period upon the exercise of all or any portion of a Purchase Right shall be established by the Committee; provided, however, that the Purchase Price on each Purchase Date shall not be less than eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date. Subject to adjustment as provided by the Plan and unless otherwise provided by the Committee, the Purchase Price for each Offering Period shall be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of a share of Stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of Stock on the Purchase Date.

10. ACCUMULATION OF PURCHASE PRICE THROUGH PAYROLL DEDUCTION.

Except as provided in Section 11.1(b) with respect to a Non-United States Offering, shares of Stock acquired pursuant to the exercise of all or any portion of a Purchase Right may be paid for only by means of payroll deductions from the Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted, subject to the following:

10.1 Amount of Payroll Deductions. Except as otherwise provided herein, the amount to be deducted under the Plan from a Participant’s Compensation on each pay day during an Offering Period shall be determined by the Participant’s Subscription Agreement. The Subscription Agreement shall set forth the percentage of the Participant’s Compensation to be deducted on each pay day during an Offering Period in whole percentages of not less than one percent (1%) (except as a result of an election pursuant to Section 10.3 to stop payroll deductions effective following the first pay day during an Offering) or more than ten percent (10%). The Committee may change the foregoing limits on payroll deductions effective as of any Offering Date.

10.2 Commencement of Payroll Deductions. Payroll deductions shall commence on the first pay day following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided herein.

10.3 Election to Decrease or Stop Payroll Deductions. During an Offering Period, a Participant may elect to decrease the rate of or to stop deductions from his or her Compensation by delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) an amended Subscription Agreement authorizing such change on or before the “Change Notice Date.” The “Change Notice Date” shall be a date prior to the beginning of the first pay period for which such election is to be effective as established by the Company from time to time and announced to the Participants. A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in such Offering Period unless the Participant withdraws from the Plan as provided in Section 12.1.

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10.4 Administrative Suspension of Payroll Deductions. The Company may, in its discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Stock permitted (a) under the Participant’s Purchase Right or (b) during a calendar year under the limit set forth in Section 8.2. Unless the Participant has either withdrawn from the Plan as provided in Section 12.1 or has ceased to be an Eligible Employee, suspended payroll deductions shall be resumed at the rate specified in the Participant’s then effective Subscription Agreement either (i) at the beginning of the next Offering Period if the reason for suspension was clause (a) in the preceding sentence, or (ii) at the beginning of the next Offering Period having a first Purchase Date that falls within the subsequent calendar year if the reason for suspension was clause (b) in the preceding sentence.

10.5 Participant Accounts. Individual bookkeeping accounts shall be maintained for each Participant. All payroll deductions from a Participant’s Compensation (and other amounts received from a non-United States Participant pursuant to Section 11.1(b)) shall be credited to such Participant’s Plan account and shall be deposited with the general funds of the Company. All such amounts received or held by the Company may be used by the Company for any corporate purpose.

10.6 No Interest Paid. Interest shall not be paid on sums deducted from a Participant’s Compensation pursuant to the Plan or otherwise credited to the Participant’s Plan account.

11. PURCHASE OF SHARES.

11.1 Exercise of Purchase Right.

(a) Generally. Except as provided in Section 11.1(b), on each Purchase Date of an Offering Period, each Participant who has not withdrawn from the Plan and whose participation in the Offering has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right the number of whole shares of Stock determined by dividing (a) the total amount of the Participant’s payroll deductions accumulated in the Participant’s Plan account during the Offering Period and not previously applied toward the purchase of Stock by (b) the Purchase Price. However, in no event shall the number of shares purchased by the Participant during an Offering Period exceed the number of shares subject to the Participant’s Purchase Right. No shares of Stock shall be purchased on a Purchase Date on behalf of a Participant whose participation in the Offering or the Plan has terminated before such Purchase Date.

(b) Purchase by Non-United States Participants for Whom Payroll Deductions Are Prohibited by Applicable Law. Notwithstanding Section 11.1(a), where payroll deductions on behalf of Participants who are citizens or residents of countries other than the United States (without regard to whether they are also citizens of the United States or resident aliens) are prohibited by applicable law, the Committee may establish a separate Offering (a “Non-United States Offering”) covering all Eligible Employees of one or more Participating Companies subject to such prohibition on payroll deductions. The Non-United States Offering shall provide another method for payment of the Purchase Price with such terms and conditions as shall be administratively convenient and comply with applicable law. On each Purchase Date of the Offering Period applicable to a Non-United States Offering, each Participant who has not withdrawn from the Plan and whose participation in such Offering Period has not otherwise terminated before such Purchase Date shall automatically acquire pursuant to the exercise of the Participant’s Purchase Right a number of whole shares of Stock determined in accordance with Section 11.1(a) to the extent of the total amount of the Participant’s Plan account balance accumulated during the Offering Period in accordance with the method established by the Committee and not previously applied toward the purchase of Stock. However, in no event shall the number of shares purchased by a Participant during such Offering Period exceed the number of shares subject to the Participant’s Purchase Right. The Company shall refund to a Participant in a Non-United States Offering in accordance with Section 11.4 any excess Purchase Price payment received from such Participant.

11.2 Pro Rata Allocation of Shares. If the number of shares of Stock which might be purchased by all Participants on a Purchase Date exceeds the number of shares of Stock remaining available for issuance under the

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Plan or the maximum aggregate number of shares of Stock that may be purchased on such Purchase Date pursuant to a limit established by the Committee pursuant to Section 8.1, the Company shall make a pro rata allocation of the shares available in as uniform a manner as practicable and as the Company determines to be equitable. Any fractional share resulting from such pro rata allocation to any Participant shall be disregarded.

11.3 Delivery of Title to Shares. Subject to any governing rules or regulations, as soon as practicable after each Purchase Date, the Company shall issue or cause to be issued to or for the benefit of each Participant the shares of Stock acquired by the Participant on such Purchase Date by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

11.4 Return of Plan Account Balance. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded to the Participant as soon as practicable after such Purchase Date. However, if the cash balance to be returned to a Participant pursuant to the preceding sentence is less than the amount that would have been necessary to purchase an additional whole share of Stock on such Purchase Date, the Company may retain the cash balance in the Participant’s Plan account to be applied toward the purchase of shares of Stock in the subsequent Purchase Period or Offering Period.

11.5 Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign taxes (including social insurance), if any, required to be withheld by any Participating Company upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

11.6 Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

11.7 Provision of Reports and Stockholder Information to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total amount credited to his or her Plan account prior to such exercise, the number of shares of Stock purchased, the Purchase Price for such shares, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded or retained in the Participant’s Plan account pursuant to Section 11.4. The report required by this Section may be delivered in such form and by such means, including by electronic transmission, as the Company may determine. In addition, each Participant shall be provided information concerning the Company equivalent to that information provided generally to the Company’s common stockholders.

12. WITHDRAWAL FROM PLAN.

12.1 Voluntary Withdrawal from the Plan. A Participant may withdraw from the Plan by signing and delivering to the Company office or representative designated by the Company (including a third-party administrator designated by the Company) a written or electronic notice of withdrawal on a form provided by the Company for this purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws from the Plan after a Purchase Date, the withdrawal shall not affect shares of Stock acquired by the Participant on such Purchase Date. A Participant who voluntarily withdraws from the Plan is prohibited from resuming participation in the Plan in the same Offering from which he or she withdrew, but may participate in any subsequent Offering by again satisfying the requirements of Sections 5 and 7.1. The Company may impose, from time to time, a requirement that the notice of withdrawal from the Plan be on file with the Company office or representative designated by the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal.

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12.2 Return of Plan Account Balance. Upon a Participant’s voluntary withdrawal from the Plan pursuant to Section 12.1, the Participant’s accumulated Plan account balance which has not been applied toward the purchase of shares of Stock shall be refunded to the Participant as soon as practicable after the withdrawal, without the payment of any interest, and the Participant’s interest in the Plan and the Offering shall terminate. Such amounts to be refunded in accordance with this Section may not be applied to any other Offering under the Plan.

13. TERMINATION OF EMPLOYMENT OR ELIGIBILITY.

Upon a Participant’s ceasing, prior to a Purchase Date, to be an Employee of the Participating Company Group for any reason, including retirement, disability or death, or upon the failure of a Participant to remain an Eligible Employee, the Participant’s participation in the Plan shall terminate immediately. In such event, the Participant’s Plan account balance which has not been applied toward the purchase of shares of Stock shall, as soon as practicable, be returned to the Participant or, in the case of the Participant’s death, to the Participant’s beneficiary designated in accordance with Section 20, if any, or legal representative, and all of the Participant’s rights under the Plan shall terminate. Interest shall not be paid on sums returned pursuant to this Section 13. A Participant whose participation has been so terminated may again become eligible to participate in the Plan by satisfying the requirements of Sections 5 and 7.1.

14. EFFECT OF CHANGE IN CONTROL ON PURCHASE RIGHTS.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under outstanding Purchase Rights or substitute substantially equivalent purchase rights for the Acquiring Corporation’s stock. If the Acquiring Corporation elects not to assume, continue or substitute for the outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Committee, but the number of shares of Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed or continued by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

15. NONTRANSFERABILITY OF PURCHASE RIGHTS.

Neither payroll deductions or other amounts credited to a Participant’s Plan account nor a Participant’s Purchase Right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the Plan or by will or the laws of descent and distribution. (A beneficiary designation pursuant to Section 20 shall not be treated as a disposition for this purpose.) Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan as provided in Section 12.1. A Purchase Right shall be exercisable during the lifetime of the Participant only by the Participant.

16. COMPLIANCE WITH SECURITIES LAW.

The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed. In addition, no Purchase Right may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal

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counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

17. RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

A Participant shall have no rights as a stockholder by virtue of the Participant’s participation in the Plan until the date of the issuance of the shares of Stock purchased pursuant to the exercise of the Participant’s Purchase Right (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3. Nothing herein shall confer upon a Participant any right to continue in the employ of the Participating Company Group or interfere in any way with any right of the Participating Company Group to terminate the Participant’s employment at any time.

18. NOTIFICATION OF DISPOSITION OF SHARES.

The Company may require the Participant to give the Company prompt notice of any disposition of shares of Stock acquired by exercise of a Purchase Right. The Company may require that until such time as a Participant disposes of shares of Stock acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Company may direct that the certificates evidencing shares of Stock acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

19. LEGENDS.

The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

20. DESIGNATION OF BENEFICIARY.

20.1 Designation Procedure. Subject to local laws and procedures, a Participant may file a written designation of a beneficiary who is to receive (a) shares and cash, if any, from the Participant’s Plan account if the Participant dies subsequent to a Purchase Date but prior to delivery to the Participant of such shares and cash, or (b) cash, if any, from the Participant’s Plan account if the Participant dies prior to the exercise of the Participant’s Purchase Right. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. A Participant may change his or her beneficiary designation at any time by written notice to the Company.

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20.2 Absence of Beneficiary Designation. If a Participant dies without an effective designation pursuant to Section 20.1 of a beneficiary who is living at the time of the Participant’s death, the Company shall deliver any shares or cash credited to the Participant’s Plan account to the Participant’s legal representative or as otherwise required by applicable law.

21. NOTICES.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. AMENDMENT OR TERMINATION OF THE PLAN.

The Committee may at any time amend, suspend or terminate the Plan, except that (a) no such amendment, suspension or termination shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Committee, and (b) no such amendment, suspension or termination may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule. In addition, an amendment to the Plan must be approved by the stockholders of the Company within twelve (12) months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Committee as Participating Companies. Notwithstanding the foregoing, in the event that the Committee determines that continuation of the Plan or an Offering would result in unfavorable financial accounting consequences to the Company, the Committee may, in its discretion and without the consent of any Participant, including with respect to an Offering Period then in progress: (i) terminate the Plan or any Offering Period, (ii) accelerate the Purchase Date of any Offering Period, (iii) reduce the discount or the method of determining the Purchase Price in any Offering Period (e.g., by determining the Purchase Price solely on the basis of the Fair Market Value on the Purchase Date), (iv) reduce the maximum number of shares of Stock that may be purchased in any Offering Period, or (v) take any combination of the foregoing actions.

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IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the OppFi Inc. 2021 Employee Stock Purchase Plan as duly adopted by the Board on [●], 2021.

, Secretary

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ANNEX G

TAX RECEIVABLE AGREEMENT

TAX RECEIVABLE AGREEMENT

AMONG

FG NEW AMERICA ACQUISITION CORP.

OPPORTUNITY FINANCIAL, LLC

AND

THE PERSONS NAMED HEREIN

DATED AS OF [●], 2021

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TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [●], 2021, by and among FG New America Acquisition Corp., a Delaware corporation, (the “Corporate Taxpayer”), Opportunity Financial, LLC, a Delaware limited liability company (“OpCo”), and each of the members of OpCo listed on Schedule 1 hereto (each such member, a “TRA Party” and together the “TRA Parties”), Todd Schwartz, in his capacity as the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement. Capitalized terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Class A Common Units in OpCo, which is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Corporate Taxpayer, OpCo and Todd Schwartz, in his capacity as the Members’ Representative, entered into a Business Combination Agreement, dated February 9, 2021 (as amended, modified or supplemented from time to time in accordance with such agreement, the “Business Combination Agreement”), pursuant to which OpCo will issue Closing Company Units to the Corporate Taxpayer in exchange for the Corporate Taxpayer’s contribution to OpCo of the Cash Consideration and shares of Buyer Class V Voting Stock (the transactions described above being the “Purchase”), with the Purchase, together with certain rights provided under this TRA Agreement, being treated as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder;

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Corporate Taxpayer will become the sole managing member of, and will hold equity interests in, OpCo;

WHEREAS, each Class A Common Unit held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one (1) share of Buyer Class V Voting Stock, for one (1) share of Buyer Class A Common Stock or for cash in accordance with and subject to the conditions and limitations in the Limited Liability Company Agreement;

WHEREAS, OpCo and each direct or indirect Subsidiary of OpCo treated as a partnership for U.S. federal income tax purposes has and will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of the Closing (including the Purchase) and future Exchanges, the income, gain, loss, deduction, expense and other tax items of the Corporate Taxpayer and its Subsidiaries may be affected by (i) Basis Adjustments and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Covered Taxes of or with respect to the Corporate Taxpayer and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the net taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year; provided that, for the avoidance of doubt, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (B), attributable to the Corporate Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, or RSM US LLP, or, if mutually agreed in writing by the Corporate Taxpayer and the TRA Party Representative, another accounting firm that is nationally recognized as being expert in U.S. federal, state and local income tax matters.

“Advisory Firm Letter” means a letter prepared by the Advisory Firm (at the expense of OpCo) that prepared the relevant Schedules, notices, or other information to be provided by the Corporate Taxpayer to the TRA Parties stating that such Schedules, notices, or other information, along with all supporting schedules and work papers prepared by such Advisory Firm in connection with such Schedules, notices, or other information, were prepared in a manner that is consistent with the terms of this TRA Agreement and, to the extent not expressly provided in this TRA Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered to the TRA Parties.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo or any of their respective Subsidiaries.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Purchase Basis Adjustments relating to the Class A Common Units Purchased from such TRA Party, determined based on the number of Class A Common Units held by such TRA Party as of immediately following the Closing;

(ii) any Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Partner and are Attributable to each Exchanging Partner in an amount equal to the total Exchange Basis Adjustments relating to such Class A Common Units Exchanged by such Exchanging Partner; and

(iii) any deduction to the Corporate Taxpayer, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to tax thereon).

“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.

“Basis Schedule” has the meaning set forth in Section 2.1.

“BBA Rules” has the meaning set forth in the Limited Liability Company Agreement.

“Blended Rate” means, with respect to any Taxable Year, the sum of (x) the product of (i) the actual U.S. federal income tax rate applicable to the Corporate Taxpayer for such Taxable Year and (ii) 100% minus the rate computed under clause (y) of this definition and (y) the actual rates of tax imposed on the net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the actual rate in any U.S. state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the actual applicable corporate income tax rate in such jurisdiction in such Taxable Year; it being understood that the sum of the apportionment factors applicable to all such jurisdictions may exceed 100%. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the actual applicable corporate income tax rates in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is 25.7795%, equal to the sum of (A) 19.7295%, which is the product of 21% (assuming 21% is the relevant U.S. federal income tax rate) and 93.95% (100% minus 6.05%) and (B) 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday, or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Change of Control” shall have occurred upon the earlier of (i) a direct or indirect sale, transfer, or other disposition of all or substantially all of the assets of the Corporate Taxpayer (taken as a whole) in any transaction or series of related transactions to a “person” or a “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party, other than such sale, transfer or other disposition by the Corporate Taxpayer of all or substantially all of its assets to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale, transfer or other disposition; (ii) any merger, consolidation, or reorganization of the Corporate Taxpayer or OpCo with another entity, except for a merger, consolidation, or reorganization in which, after giving effect to such merger, consolidation, or reorganization, the holders of the Corporate Taxpayer’s or OpCo’s outstanding voting securities (on a fully-diluted basis) immediately prior to the merger, consolidation, or reorganization will own, directly or indirectly, immediately following the merger, consolidation, or reorganization, a majority of the voting securities (on a fully diluted basis) of the Corporate Taxpayer, OpCo, or the entity into which the Corporate Taxpayer or OpCo merged, consolidated, or reorganized with; (iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer, other than such a liquidation or dissolution pursuant to which substantially all of the assets of the Corporate Taxpayer are transferred to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such liquidation or dissolution; or (iv) any sale or transfer or series of related sales or transfers of the outstanding voting securities of the Corporate Taxpayer which results in a “person” or “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party beneficially owning outstanding voting securities of the Corporate Taxpayer representing greater than fifty percent (50%) of all of the outstanding voting securities of the Corporate Taxpayer. For the avoidance of doubt, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of transactions immediately following which the record holders of the Class A Common Stock and Class V Common Stock of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in and voting control over, and own the same number of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions, nor shall a “Change of Control” be deemed to have occurred by virtue of the exchange of OpCo units for shares of Class A Common Stock pursuant to their terms in existence on the date hereof.

“Class A Common Unit” has the meaning set forth in the Limited Liability Company Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the U.S. federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Covered Taxes of any Taxable Year.

“Covered Taxes” means any and all U.S. federal, state or local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes that are based on or measured with respect to net income or profits, and any interest related to such tax.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points, but in no event less than 7%.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the Limited Liability Company Agreement and shall include a Direct Exchange (as defined in the Limited Liability Company Agreement), and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the Limited Liability Company Agreement.

“Exchange Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and, in each case, analogous sections of state, local and foreign tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Exchange Date” means the date of any Exchange.

“Exchanging Partner” shall mean an “Exchanging Member” as defined in the Limited Liability Company Agreement.

“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Covered Taxes imposed at the Blended Rate of, without duplication, (i) the Corporate Taxpayer, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer for such Taxable Year, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability (provided that, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules to the extent such amounts are imposed on, and payable by, the Corporate Taxpayer directly, or (C) without duplication of (B), attributable to the Corporate Taxpayer pursuant to Section 10.4 of the Limited Liability Company Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination), but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules for such Taxable Year and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.

“ICC” has the meaning set forth in Section 7.9.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of U.S. state, local and foreign tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source unanimously selected by the Corporate Taxpayer and the TRA Party Representative as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate unanimously determined by the Corporate Taxpayer and the TRA Party Representative at such time); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer and the TRA Party Representative have unanimously made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and the TRA Party Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as unanimously selected from time to time by the Corporate Taxpayer and the TRA Party Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer, OpCo and the TRA Party Representative (which consent of the Corporate Taxpayer, OpCo and the TRA Party Representative shall not be unreasonably withheld, delayed, or conditioned), as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and the TRA Party Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as unanimously determined by the Corporate Taxpayer and the TRA Party Representative.

“Limited Liability Company Agreement” means, with respect to OpCo, the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Market Value” shall mean, with respect to a Class A Common Unit (i) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (ii) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Class A Common Unit.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“OpCo” has the meaning set forth in the Preamble.

“Permitted Transferee” has the meaning set forth in the Limited Liability Company Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.

“Purchase Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of state, local and foreign tax laws, as a result of the Purchase and the payments made pursuant to this TRA Agreement in respect of such Purchase. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable tax, at the time of the Purchase or an Exchange, as relevant. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, for purposes of the applicable tax, by reference to the tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the Limited Liability Company Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stock Exchange Payment” has the meaning set forth in the Limited Liability Company Agreement.

“Stock Value” means, on any date, (i) if the Buyer Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (ii) if the Buyer Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the Limited Liability Company Agreement) on such date of one (1) share of Buyer Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Covered Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Buyer Class A Common Stock is then listed, the Securities Act, or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” has the meaning set forth in the Preamble.

“TRA Party Representative” means, initially, Todd Schwartz, and thereafter, if Todd Schwartz voluntarily resigns in accordance with Section 7.13, such other Person that the TRA Parties determine from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this TRA Agreement determined as if all TRA Parties had fully Exchanged their Class A Common Units for shares of Buyer Class A Common Stock or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Transfer” has the meaning set forth in the Limited Liability Company Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (i) the Corporate Taxpayer will have taxable income sufficient to fully utilize the tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including deductions and other tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other tax items would become available, (ii) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the fifteen (15) year anniversary of the Early Termination Date, (iii) the U.S. federal, state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, (iv) except as described in clause (v) below, any non-amortizable, non-depreciable Reference Assets will be disposed of on the later of (A) the fifteenth (15th) anniversary of either the applicable Exchange (in the case of Exchange Basis Adjustments) or the Closing Date (in the case of Purchase Basis Adjustments), as applicable, or (B) the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), (v) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income tax purposes will never be disposed of, and (vi) if, on the Early Termination Date, there are Class A Common Units that have not been Exchanged, then each such Class A Common Unit shall be deemed Exchanged in a fully taxable transaction for the Market Value (as determined in accordance with clause (i) of the definition thereof) that would be applicable if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange, (ii) the Exchange Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of Exchanges effected by such TRA Party in such Taxable Year and prior Taxable Years, (iii) the Purchase Basis Adjustments Attributable to such TRA Party for the Taxable Year of the Closing, and (iv) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit

Schedules for each TRA Party in compliance with this TRA Agreement and the obtaining of any Advisory Firm Letter shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Covered Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state, local and foreign income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) (i) the payments made pursuant to this TRA Agreement in respect of the Purchase (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable TRA Parties for the Purchase at and after the Closing that has the effect of creating additional Purchase Basis Adjustments and (ii) the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including tax purposes, as additional contingent consideration to the applicable Exchanging Partner for such Exchange that has the effect of creating additional Exchange Basis Adjustments, in each case of (i) and (ii), to the Reference Assets in the Taxable Year of payment, (B) such additional Purchase Basis Adjustments and Exchange Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, (y) indicate which Advisory Firm prepared the Schedule and will cause such Advisory Firm to prepare an Advisory Firm Letter with respect to such Schedule, and (z) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the Advisory Firm that prepared the applicable Schedule in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) prior to such date, gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date such waiver is given by the TRA Party Representative. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year (or, in the sole discretion of the Corporate Taxpayer, at an earlier date). In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the Taxable Year in which the amendment actually occurs.

Section 2.4 Section 754 Election. In its capacity as the sole managing member of OpCo, the Corporate Taxpayer shall ensure that, for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer in writing or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment). Notwithstanding anything to the contrary in this Agreement, unless a TRA Party notifies the Corporate Taxpayer otherwise on or prior to the date of the Exchange, or specifies a different stated maximum selling price, including, in each case, in connection with its notice of its Exchange, the stated maximum selling price (within the meaning of Treasury Regulations section 15A.453-1(c)(2)) with respect to any Exchange by such TRA Party shall not exceed the sum of (1) fifty percent (50%) of the amount of the initial consideration received in connection with such Exchange (which initial consideration, for the avoidance of doubt, shall include the amount of any cash and the fair market value of any Buyer Class A Common Stock received in such Exchange and shall exclude the fair market value of any Tax Benefit Payments) and (2) the amount of the initial consideration received in connection with such Exchange. The aggregate Tax Benefit Payments to such TRA Party in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed the amount set forth in (1) of the preceding sentence .

(b) For purposes of this TRA Agreement:

(i) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto.

(ii) Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of ninety percent (90%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party.

(iii) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement. It is also intended that the provisions of this TRA Agreement will result in ninety percent (90%) of the Corporate Taxpayer’s Cumulative Net Realized Tax Benefits, and the Interest Amounts thereon, being paid to the TRA Parties pursuant to this TRA Agreement. The provisions of this TRA Agreement shall be construed in the appropriate manner so that these fundamental results are achieved. For purposes of this TRA Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer do not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

Section 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5 Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may, with the prior written consent of the Board and the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Class A Common Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective Early Termination Payment and payments described in the next sentence, if any, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this TRA Agreement, other than with respect to (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Party Representative shall have the option, by written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication:

(i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided, that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(c) Acceleration Upon Material Breach of TRA Agreement. In the event that the Corporate Taxpayer materially breaches any of its material obligations under this TRA Agreement, whether as a result of a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute), failure to honor any other material obligations under this TRA Agreement to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such failure from the TRA Party Representative following such failure, or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws then all obligations hereunder shall automatically accelerate (unless such acceleration is waived in writing by the TRA Party Representative, which waiver may be retroactive) and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated pursuant to Section 4.1(a) as if an Early Termination Notice had been delivered on the date of the breach, (2) any Tax Benefit Payment that is due and payable but unpaid as of the date of the breach (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (1)) and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the breach (except to the extent that the amounts described in this clause (3) are included in the calculation of Early Termination Payments described in clause (1) (at the option of the Corporate Taxpayer) or are included in clause (2)). Notwithstanding the foregoing, in the event the Corporate Taxpayer breaches this TRA Agreement with respect to one or more TRA Parties, such TRA Parties shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this TRA Agreement for all purposes of this TRA Agreement, and that it will not be considered to be a material breach of a material obligation under this TRA Agreement to make a payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date. Notwithstanding anything in this TRA Agreement to the contrary, it shall not be a material breach of a material obligation of this TRA Agreement if the

Corporate Taxpayer fails to make any Tax Benefit Payment within thirty (30) calendar days of the relevant Final Payment Date to the extent that the Corporate Taxpayer has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds despite using reasonable best efforts to obtain funds to make such payment (including by causing Subsidiaries to distribute or lend funds for such payment and access any sources of available credit to fund such payment); provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by, or payment obligations under, any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided, further, that such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1(a) above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date such waiver is given by the TRA Party Representative to the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after the receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule timely given in writing to the TRA Party Representative by a TRA Party.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment Attributable to such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated in writing by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Class A Common Units as of the Early Termination Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment, or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 or the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with this Section 5.1 or the terms of the Senior Obligations, as applicable, and Section 5.2 shall apply to such payment. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement shall be senior in priority in all respects to any tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create, or assume any Senior Obligations after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate commencing from the Final Payment Date therefor accruing to the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate; provided, further, that if any unpaid portion of any Tax Benefit Payment is the subject of a Reconciliation Dispute and is finally determined in such Reconciliation Dispute to be due and payable, then interest shall accrue on such unpaid portion at the Default Rate (in place of the Agreed Rate) from the due date for the applicable Tax Benefit Schedule until the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement, or the Limited Liability Company Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing, or amending of any Tax Return and defending, contesting, or settling any issue pertaining to Covered Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer and OpCo and OpCo’s Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo and

OpCo’s Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Limited Liability Company Agreement or the Business Combination Agreement; provided, further, that the Corporate Taxpayer shall not settle or fail to contest any issue pertaining to any Basis Adjustments or the deduction of Imputed Interest (in each case, that is reasonable expected to materially adversely affect the TRA Parties’ rights and obligations under this TRA Agreement) without the prior written consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective controlled Affiliates to report for all purposes, including U.S. federal, state, local and foreign tax purposes and financial reporting purposes, all tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties unless otherwise required by applicable law. The Corporate Taxpayer shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause OpCo and its other Subsidiaries, (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) to defend the tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest, or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Except where otherwise expressly provided in this TRA Agreement, the Corporate Taxpayer shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the TRA Party Representative, take any action that has the primary purpose of avoiding, reducing, or preventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this TRA Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Corporate Taxpayer, to:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, IL 60143

Attention: Larry G Swets, Jr.

Email: lswets@itascafinancial.com

with a copy, in any case, to:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention:   Gary Silverman

      Elliott Smith

Email:   gary.silverman@whitecase.com

      elliott.smith@whitecase.com

If to the TRA Party Representative, to:

Opportunity Financial, LLC

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

and

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz & David Vennettilli

Email: todd@schwartzcap.com & dvennettilli@schwartzcap.com

with copies to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

Section 7.2 Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email, or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This TRA Agreement (together with all Exhibits and Schedules to this TRA Agreement), the Business Combination Agreement (together with the Disclosure Letters and Exhibits thereto), the Limited Liability Company Agreement and the other Ancillary Agreements contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

Section 7.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5 Severability. If any provision of this TRA Agreement is determined to be invalid, illegal, or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the Board, except that, to the extent that a TRA Party Transfers Class A Common Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the Limited Liability Company Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the Board, to the Permitted Transferee of such Class A Common Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units. As a condition to any such assignment, each Transferee which is a Permitted Transferee or approved by the Board shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Class A Common Units in accordance with the terms of the Limited Liability Company Agreement but does not assign to the Transferee of such Class A Common Units its rights and obligations under this TRA Agreement with respect to such Transferred Class A Common Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Class A Common Units by such Transferee), and (ii) the Transferee of such Class A Common Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned, or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void. Notwithstanding the foregoing, once an Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this TRA Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.12.

(b) No provision of this TRA Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least two-thirds of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected; provided, further, that amendment of the definition of Change of Control will also require the written approval of the TRA Party Representative and the TRA Disinterested Majority. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the TRA Parties who would be entitled to receive at least a majority of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange).

(c) Except as otherwise specifically provided herein, all of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, whether in a Change of Control or otherwise, to, by written agreement, expressly assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in U.S. dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.8 Waiver of Jury Trial; Jurisdiction.

(a) EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b) Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this TRA Agreement within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal of an Advisory Firm, and unless the Corporate Taxpayer and the TRA Party Representative each agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement or any Affiliate of any such parties or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Parties, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated (such sharing of costs described in (a) and (b), the “Reconciliation Cost Sharing Method”). The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction. Except as otherwise provided herein (such as with respect to the Reconciliation Cost Sharing Method) , in the event that any suit, claim, action or other proceeding is instituted under or in relation to this TRA Agreement, including without limitation to enforce any provision in this TRA Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this TRA Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo, or other applicable withholding agent with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) upon reasonable request and shall promptly provide an update of any such tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state, local or foreign tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the affiliated, consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporate Taxpayer or the Corporate Taxpayer’s affiliated, consolidated combined or unitary group transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of U.S. state, local or foreign tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Adjusted Tax Basis of the Referenced Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the

“with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporate Taxpayer takes actions to ensure that the amount to be received by the TRA Parties hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the Corporate Taxpayer, include the payment of an additional amount to a TRA Party), would be the same amount and timing as if such transfer described in the first sentence of Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Confidentiality.

(a) Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement in good faith, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made public by the Corporate Taxpayer or any of its Affiliates or becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement or any other agreement) and (ii) the disclosure of information to the extent reasonably necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, or to prosecute or defend any material action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the tax treatment and tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

(b) If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Affiliates and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c) In no event shall this Section 7.12 limit any obligation of any party under the Limited Liability Company Agreement, the Business Combination Agreement, or any other Ancillary Agreement.

Section 7.13 TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA

Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Parties shall promptly reimburse the TRA Party Representative for all reasonable costs and expenses incurred in connection with the TRA Party Representative performing its duties hereunder. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

CORPORATE TAXPAYER:

FG NEW AMERICA ACQUISITION CORP.

By:

Name: Title:

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

OPCO:

OPPORTUNITY FINANCIAL, LLC

By:

Name:
Title:

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY REPRESENTATIVE:

Name: Todd Schwartz

[Signature Page to Tax Receivable Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this TRA Agreement to be duly executed as of the date first above written.

TRA PARTY:

Name: [●]

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Tax Receivable Agreement, made as of                     , is between                     (“Transferor”) and                     (“Transferee”).

WHEREAS, Transferor is a party to that certain Tax Receivable Agreement (the “Tax Receivable Agreement”), dated as of [●], 2021, among OppFi, Inc., a Delaware corporation, (the “Corporate Taxpayer”), Opportunity Financial, LLC, a Delaware limited liability company (“OpCo”), each of the members of OpCo listed on Schedule 1 thereto (each such member, a “TRA Party” and together the “TRA Parties”), and Todd Schwartz, in his capacity as the TRA Party Representative (as defined in the Tax Receivable Agreement); and

WHEREAS, Transferee is required, at the time of and as a condition to the assignment by Transferor to Transferee of all or any portion of Transferor’s rights or obligations under the Tax Receivable Agreement, to become a party to the Tax Receivable Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Acquisition. Transferor hereby assigns to Transferee all of Transferor’s rights or obligations under the Tax Receivable Agreement.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Tax Receivable Agreement, (b) such Transferee accepts such assignment in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Tax Receivable Agreement.

Notice. Any notice, demand or other communication under the Tax Receivable Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Exhibit A to Tax Receivable Agreement]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

By:
Name:
Title:

TRANSFEREE:

By:
Name:
Title:
Address for notices:

ANNEX H

AMENDED SPONSOR LETTER

AMENDMENT TO THE SPONSOR LETTER

This Amendment (this “Amendment and Agreement”) to that certain letter agreement (the “Original Letter Agreement”), dated September 29, 2020, by and among FG New America Investors LLC, a Delaware limited liability company (the “Sponsor”), FG New America Acquisition Corp., a Delaware corporation (the “Buyer”), and each of the undersigned individuals, each of whom is a member of the Buyer’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders,” and together with the Sponsor and the Buyer, the “Parties”), is dated as of [●], 2021 and entered into by and among the Sponsor, the Buyer, Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), and Todd Schwartz (the “Members’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Letter Agreement.

WHEREAS, this Amendment and Agreement is being delivered in connection with the Business Combination Agreement (as defined in Section 1(a) of this Amendment and Agreement) pursuant to which the Buyer will effectuate a business combination with the Company, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 13 of the Original Letter Agreement, the Original Letter Agreement may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, in order to induce the Company to enter into the Business Combination Agreement, the Parties wish to amend the Original Letter Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment and Agreement, and the mutual promises contained in this Amendment and Agreement, and intending to be legally bound thereby, the Parties agree as follows:

1.	Certain Amendments to the Original Letter Agreement. The Original Letter Agreement is hereby amended as follows:

a.	The below shall be added as Section 21 immediately following the existing Section 20:

“21. Waiver of Anti-Dilution Rights. Section 4.3(b)(i) of the Charter provides that each share of Class B Common Stock of the Buyer, par value $0.0001 per share (the “Class B Common Stock”), shall automatically convert into one share of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination, and Section 4.3(b)(ii) of the Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Buyer’s initial public offering of securities and related to or in connection with the closing of the initial Business Combination such that the Sponsor and the Insiders shall continue to own 25% of the issued and outstanding shares of Class A Common Stock after giving effect to such issuance. As of and conditioned upon the Closing (as such term is defined in the Business Combination Agreement), the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Charter to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment, and, as a result, the shares of Class B Common Stock shall convert into shares of Class A Common Stock (or such equivalent security) at Closing on a one-for-one basis such that, as a result of such conversion, all outstanding shares of Class B Common Stock shall collectively convert into 5,943,750 shares of Class A Common Stock. When used herein, “Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 9, 2021, by and among FG New America Acquisition Corp., a Delaware corporation (the “Buyer”), Opportunity

Financial, LLC, a Delaware limited liability company (the “Company”), OppFi Shares, LLC, a Delaware limited liability company, and Todd Schwartz (the “Members’ Representative”), as the same may be amended modified, supplemented or waived from time to time.

b.	Section 15 of the Original Letter Agreement is hereby replaced in its entirety with the following:

“Except as set forth in the last sentence of this Section 15, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Letter Agreement or any covenant, condition, stipulation, promise or agreement hereof. Except as set forth in the last sentence of this Section 15, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything to the contrary contained herein, both the Company and the Members’ Representative are express third party beneficiaries of this Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Letter Agreement as though directly party hereto and thereto; provided that, to the extent the Business Combination Agreement is terminated for any reason, neither the Company nor the Members’ Representative shall remain a third party beneficiary of this Letter Agreement for any purpose and shall have no right to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) any of the provisions set forth in this Letter Agreement in any respects.”

c.	Section 7(b) of the Original Letter Agreement is hereby amended by adding the following sentence at the end of the section:

“Notwithstanding anything to the contrary in this Section 7, the Lock-Up Period for Equity Securities held directly by Joseph Moglia and any Equity Securities which are distributed or distributable by the Sponsor shall be two years after the completion of the Company’s initial Business Combination.”

2.

Effect of Amendment. The provisions of the Original Letter Agreement, as amended by this Amendment and Agreement, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Original Letter Agreement shall be deemed references to the Original Letter Agreement, as amended by this Amendment and Agreement. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event the Business Combination Agreement is terminated pursuant to Article IX thereof for any reason, this Amendment and Agreement shall automatically terminate and cease to be of further force and effect.

3.

Entire Agreement. This Amendment and Agreement and the Original Letter Agreement, as amended pursuant to this Amendment and Agreement, and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4.

Miscellaneous. Sections 16, 17 and 18 of the Original Letter Agreement are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment and Agreement.

* * *

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment and Agreement to be duly executed as of the day and year first above written.

FG NEW AMERICA INVESTORS LLC

By:

Name: Larry G. Swets, Jr.

Title: Manager

Larry G. Swets, Jr.

D. Kyle Cerminara

Joseph Hugh Moglia

Robert Weeks

Nicholas Rudd

Hassan Baqar

[Signature Page to Amendment to the Sponsor Letter]

Acknowledged and agreed:

FG NEW AMERICA ACQUISITION CORP.

By:

Name: Larry G. Swets, Jr.

Title: Chief Executive Officer

[Signature Page to Amendment to the Sponsor Letter]

Acknowledged and Agreed:

Company:

Opportunity Financial, LLC

By:

Name:

Title:

MEMBERS’ REPRESENTATIVE:

Todd Schwartz

By:

Name: Todd Schwartz

Title:

[Signature Page to Amendment to the Sponsor Letter]

ANNEX I

AMENDED & RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

OPPORTUNITY FINANCIAL, LLC

(a Delaware limited liability company)

Dated as of [●], 2021

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

I-i

I-ii

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

OF

OPPORTUNITY FINANCIAL, LLC

This Third Amended and Restated Limited Liability Company Agreement (as amended, supplemented or restated from time to time in accordance herewith, this “Agreement”) of Opportunity Financial, LLC (the “Company”), dated as of [●], 2021, is entered by and among the Company, the Founder (as defined herein), the Managing Member (as defined herein) and the other Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company under the Act by the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware on December 4, 2015 (the “Formation Date”);

WHEREAS, the Company adopted a Limited Liability Company Operating Agreement of the Company on December 4, 2015, which was amended and restated on December 4, 2015, and which was further amended and restated on November 9, 2018 (as amended, the “Prior LLC Agreement”);

WHEREAS, in connection with a series of transactions effected pursuant to that certain Business Combination Agreement, dated as of February 9, 2021, by and among the Company, the Managing Member, and the Founder, as the Members’ Representative (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), the Managing Member (in its capacity as a Member and as the Managing Member), the Founder (in his capacity as a Member and as the Original Member Representative (as defined herein)) and the Original Members (as defined herein) now desire to amend and restate the Prior LLC Agreement to reflect, amongst other things: (a) the recapitalization of the Company to convert the Pre-Closing Units (as defined herein) held by the Continuing Members (as defined herein) into Class A Common Units (as defined herein) in such amounts as set forth in this Agreement (the “Recapitalization”), (b) the Managing Member’s designation as the sole Managing Member of the Company, and (c) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. §18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Member is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b) (2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract, or otherwise.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of Opportunity Financial, LLC, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity, or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Assets” means any assets and property of the Company, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Company Interest has been Transferred but who has not become a Substituted Member, and who has the rights set forth in Section 11.5.

“Assumed Tax Liability” means, with respect to a Member for a taxable period, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the Managing Member reasonably estimates would be due from such Member as of such Tax Distribution Date for such taxable period, (a) assuming such Member earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member by the Company for such taxable period, (b) assuming that such Member is subject to tax at the Assumed Tax Rate, and (c) computed without regard to any increases to the tax basis in the Company pursuant to Sections 734(b) or 743(b) of the Code. In the case of the Managing Member, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which the Managing Member is required to make payments under the Tax Receivables Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned by the Company prior to the Closing Date shall be disregarded for purposes of calculating any Member’s Assumed Tax Liability.

“Assumed Tax Rate” means the higher of the highest combined maximum marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Section 1411 of the Code, (x) not taking into account any deduction under Code Section 199A or any similar state or local law, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes to the extent applicable), applicable to (A) an individual residing in New York, California or Illinois (whichever results in the application of the highest state and local tax rate) or (B) a corporation doing business in New York, California or Illinois (whichever results in the application of the highest state and local tax rate) during each applicable Fiscal Quarter with respect to such taxable income as determined by the Managing Member in good faith (subject to the approval of the Original Member Representative).

“BBA Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Board” means the board of directors of the Managing Member.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means, with respect to any Member, the capital account maintained by the Managing Member for such Member on the Company’s books and records in accordance with Section 4.6.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Member contributes to the Company or is deemed to contribute pursuant to Article IV. As of the date of this Agreement, each Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Member set forth next to such Member’s name on Exhibit A hereto.

“Capital Share” means a share of any class or series of stock of the Managing Member now or hereafter authorized, other than a Class A Share or a Class V Share.

“Cash Exchange Class A 3-Day VWAP” means the arithmetic average of the VWAP for each of the three (3) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Payment” means with respect to a particular Exchange (including a Direct Exchange) for which the Managing Member, on behalf of the Company, or the Managing Member, as applicable, has elected to make a Cash Exchange Payment in accordance with Section 14.1(a)(ii):

(a) if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 3-Day VWAP;

(b) if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller; or

(c) provided that, if a Holder in an Exchange Notice makes an Exchange (including a Direct Exchange) contingent (including as to timing) upon an event determined pursuant to the second sentence of Section 14.1(a)(i), the Cash Exchange Payment shall in no event be less than an amount equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Member in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Company had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the Managing Member has elected to make a Cash Exchange Payment and (y) the amount payable in respect of one (1) Class A Share in the event that the Exchange is made contingent upon.

“Certificate” means the Certificate of Formation executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Company pursuant to the Act.

“Charter” means the certificate of incorporation of the Managing Member, as may be amended, restated, or amended and restated from time to time, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Class A Common Unit” means a fractional share of the Company Interests of all Members issued pursuant to Sections 4.1 and 4.2.

“Class A Share” means a share of Class A common stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“Class V Share” means a share of Class V voting stock of the Managing Member, par value one ten-thousandth of one dollar ($0.0001) per share.

“CILA” has the meaning set forth in Section 2.7.

“Closing Date” means the Closing Date under the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Opportunity Financial, LLC, the limited liability company formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Company Employee” means an employee of the Company or an employee of a Subsidiary of the Company, if any.

“Company Interest” means an ownership interest in the Company held by either a Member or the Managing Member and includes any and all benefits to which the holder of such a Company Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Company Interests. A Company Interest may be expressed as a number of Class A Common Units or other Company Units.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Company Record Date” means the record date established by the Managing Member for the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Managing Member) generally be the same as the record date established by the Managing Member for a distribution to its stockholders of some or all of its portion of such distribution.

“Company Unit” means a Class A Common Unit or any other fractional share of the Company Interests that the Managing Member has authorized pursuant to Section 4.1, Section 4.2, or Section 4.3.

“Consumer Loans” has the meaning set forth in Section 2.7.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates,

(b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the general or managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (d) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Managing Member.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Earnout Company Units” has the meaning set forth in the Business Combination Agreement. The Earnout Company Units issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Exhibit A attached hereto.

“Effective Time” means the time of the “Closing” as defined in the Business Combination Agreement.

“Equity Plan” means any plan, agreement, or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Managing Member for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the exchange by the Company of Class A Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding Class V Shares held by the Original Member Representative) for either (a) a Stock Exchange Payment or (b) a Cash Exchange Payment, in each case, in accordance with Section 14.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” means the latest of (a) the date that is five (5) Business Days after the Exchange Notice Date, (b) the date specified in the Exchange Notice, or (c) the date on which a contingency described in Section 14.1(a)(i) that is specified in the Exchange Notice is satisfied.

“Exchange Notice” means a written election in the form of Exhibit B, attached hereto; provided that the Exchange Notice may be modified by, as elected by a Holder, to address any contingency referred to in the second sentence of Section 14.1(a)(i).

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 14.1.

“Exchanged Units” means, with respect to any Exchange (or Direct Exchange), the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of Class V Shares being surrendered or cancelled by the Original Member Representative.

“Exchanging Member” means any Member holding Class A Common Units (other than the Managing Member) whose Class A Common Units are subject to an Exchange (or Direct Exchange).

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood, marriage, or adoption), brothers, or sisters (whether by blood, marriage or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.4.

“Founder” means Todd G. Schwartz and, upon his death or disability, the personal representative thereof.

“Funding Debt” means any Debt incurred by or on behalf of the Managing Member for the purpose of providing funds to the Company.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(ii) The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described below (x) may, except in the case of (ii)(3) and (ii)(5), if and as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), and (y) shall, in the case of (ii)(3), and (z) shall, in the case of (ii)(5), except that the Managing Member and the Original Member Representative may elect otherwise, be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), using such reasonable method of valuation as it may adopt, as of the following times:

(1) the acquisition of an additional interest in the Company (including acquisitions pursuant to Section 4.2 or contributions or deemed contributions by the Managing Member pursuant to Section 4.2) by a new or existing Member in exchange for more than a De Minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(2) the distribution by the Company to a Member of more than a De Minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(3) the liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g);

(4) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5) at such other times as the Managing Member shall reasonably determine (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2; provided that the adjustments pursuant to clauses (1), (2), and (4) shall only be made if the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any non-compensatory options are outstanding upon the occurrence of an event described in this paragraph (ii) (other than, if applicable, non-compensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6) immediately after the closing of the transactions contemplated by the Recapitalization and Business Combination Agreement on the Closing Date.

(iii) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) using such reasonable method of valuation as it may adopt.

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Managing Member reasonably determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Member or (b) an Assignee that owns a Company Unit.

“Incapacity” or “Incapacitated” means, (a) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Member, the Bankruptcy of such Member.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the date hereof, by and among the Managing Member, the Original Members and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“Lock-Up Period” has the meaning set forth in the Investor Rights Agreement.

“Majority in Interest of the Members” means Members (including the Managing Member and any Controlled Entity of the Managing Member) holding more than fifty percent (50%) of all outstanding Company Units held by all Members (including the Managing Member and any Controlled Entity of the Managing Member); provided that if any Member is, by reason of this Agreement or applicable law, not entitled to vote on or consent to such matter, the Company Units held by such Member shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Managing Member” means OppFi, Inc., a Delaware corporation, and/or any additional or successor Managing Member(s) designated as such pursuant to this Agreement.

“Member” means the Managing Member, the Original Members and any other Person that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, and any Substituted Member, each shown as such in the books and records of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Member equal to the lesser of (a) 1,000 Class A Common Units and (b) all of the Class A Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as an expenditure under Section 705(a)(2)(B) of the Code pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Company asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“Original Member” means any Person that is a Member as of the consummation of the transactions contemplated by the Business Combination Agreement, but does not include the Managing Member or any Assignee or other transferee of any Company Interest of any Original Member succeeding to all or any part of such Company Interest; provided that with respect to the period on or after the Closing Date, references to “Original Member” shall also include any Permitted Transferees of such Original Member.

“Original Member Representative” means the Founder or such other Person as may be appointed from time to time by holders of a majority of Company Units held by Original Members who hold Company Units at the time of determination.

“Percentage Interest” means, with respect to each Member, as to any class or series of Company Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Company Units of such class or series held by such Member and the denominator of which is the total number of Company Units of such class or series held by all Members. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Class A Common Units.

“Permitted Transfer” means a Transfer by a Member of all or part of its Company Interest to any Permitted Transferee of such Member.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of the Managing Member or the Company or any of its Subsidiaries), (d) any Controlled Entity of such Person and (e) any charitable organization to which such Person Transfers its Company Interests. Notwithstanding the foregoing, in no event shall any Person who (in the Managing Member’s determination) is participating or involved in any capacity in any business that is or which the Managing Member determines (in good faith) to be competitive with the business of the Company or any of its Subsidiaries be a Permitted Transferee.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company, or other entity.

“Pre-Closing Units” has the meaning set forth in Section 3.1.

“Recapitalization” has the meaning set forth in the Recitals.

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange Payment” means, with respect to the portion of any Exchange (or Direct Exchange) for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of Class A Shares equal to the number of Class A Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 11.4.

“Tax Distribution Date” means for any Fiscal Year April 10, June 10, September 10 and December 10 of such Fiscal Year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law.

“Tax Receivables Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among FG New America Acquisition Corp., the Company, and certain other parties thereto.

“Trading Day” means any day on which the Class A Shares are traded on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI, “Transfer” does not include any Exchange of Class A Common Units by the Company, or acquisition of Exchanged Units by the Managing Member, pursuant to Section 14.1. The terms “Transferred” and “Transferring” have correlative meanings.

“Unvested Class A Common Unit” means a Class A Common Unit issued in the Recapitalization with respect to a “profits interest” previously issued by the Company, which “profits interest” was not vested as of the Closing Date and which will continue to vest after the Closing Date pursuant to its terms.

“VWAP” means the daily per share volume-weighted average price of the Class A Shares on the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the Class A Shares on such day, then on the principal national securities exchange or securities market on which the Class A Shares are then traded, as displayed under the heading [Bloomberg VWAP] on the Bloomberg page designated for the Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a Class A Share on such Trading Day (determined without regard to after-hours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member.

“Warrants” means any warrants to acquire Class A Shares.

Capitalized terms used in the Opportunity Financial, LLC Profits Interest Plan with reference to the Prior LLC Agreement and which are not defined herein shall have the meanings ascribed thereto in the Prior LLC Agreement.

Section 1.2 Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation. The Company has been organized as a Delaware limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

Section 2.2 Name. The name of the Company shall be “Opportunity Financial, LLC” and all business of the Company shall be conducted in such name or such other name as the Managing Member shall determine. The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Managing Member may change the name of the Company, from time to time, in accordance with applicable law.

Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Company is located at 130 E. Randolph Street, Suite 3400, Chicago, Illinois 60601, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Company in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. The Company’s registered agent for service of process at such address is Cogency Global Inc.

Section 2.5 Term. The term of the Company commenced on the Formation Date and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No State Law Partnership; Federal Income Tax Status. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes (including Section 303 of the Federal Bankruptcy Code), and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend for the Company to be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action (including the filing of an election for the Company to be classified as a corporation for income tax purposes) inconsistent with the express intent of the parties hereto as set forth in this Section 2.6.

Section 2.7 Business Purpose. The purpose of the Company shall be: (a) to make consumer installment loans as a licensee under the Illinois Consumer Installment Loan Act, 205 ILCS 670/1 (as from time to time amended, “CILA”) and comply with all requirements of the CILA and the regulations from time to time adopted by the Illinois Department of Financial and Professional Regulation, Division of Financial Institutions (or its successor) which are applicable to the business of making loans under the CILA (“Consumer Loans”), and to invest in, acquire, own, hold, refinance, enforce collection, sell and otherwise deal with, directly or indirectly, Consumer Loans of the Company or of one or more Affiliates who shall be engaged in Illinois and other states in the business of making Consumer Loans; (b) to make consumer installment line of credit loans; (c) to carry on any and all lawful business, purpose or activity, whether or not for profit, which a limited liability company may carry on under the Act and the laws of any other jurisdiction in which the Company is so engaged in regard thereto; and (d) to do anything incidental to the foregoing.

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Company, in the Office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the Company as a limited liability company in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company.

Section 2.10 Representations and Warranties by the Members.

(a) Each Member that is an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(b) Each Member that is not an individual (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms.

(c) Each Member (including each Substituted Member as a condition to becoming a Substituted Member) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Subject to Article XIV and the applicable terms of the Investor Rights Agreement, each Member further represents and warrants that (i) it is aware of and understands that the Company Units held by such Member are not registered under the Securities Act and must be held by such Member until such Company Units are registered under the Securities Act or an exemption from such registration is available, (ii) that the Company shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act, (iii) there is no established market for the Company Units and no market (public or otherwise) for the Company Units will develop in the foreseeable future, (iv) such Member has no rights to require that the Company Units be registered under the Securities Act or the securities laws of various states, and the Member will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act, and (v) that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d) The representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of a Substituted Member, the admission of such Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

(e) Each Member (including each Substituted Member as a condition to becoming a Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by any Member or any employee or representative or Affiliate of any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Notwithstanding the foregoing, the Managing Member may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c), as applicable, to any Member (including any Substituted Member or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Company and the Managing Member.

Section 2.11 References to Certain Equity Securities. Each reference to a Class A Share, Class V Share, Class A Common Unit, other Company Unit, or other Company Interest shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend, or other distribution; provided that, for the avoidance of doubt, restrictions applicable to the Class A Common Units and Class V Shares shall not apply to Class A Shares received in respect thereof in connection with the Exchange (or Direct Exchange).

ARTICLE III

RECAPITALIZATION

Section 3.1 Recapitalization. To effectuate the Recapitalization, upon execution of this Agreement and as of immediately prior to the Effective Time, all Company Interests that were issued and outstanding and held by the Continuing Members immediately prior to the execution of this Agreement, which are set forth next to each Continuing Member’s name on Exhibit A (the “Pre-Closing Units”), are hereby converted into that number of Class A Common Units set forth next to such Continuing Member’s name on Exhibit A hereto under the heading “Post-Recapitalization Units”, and such Class A Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Class A Common Units hereby continue as Members.

ARTICLE IV

CLASSES OF COMPANY INTERESTS; CAPITAL CONTRIBUTIONS

Section 4.1 Classes of Company Interests; Capital Contributions of the Members. Each Member’s relative rights, privileges, preferences, restrictions and obligations with respect to the Company are represented by such Member’s Company Interests. There shall initially be one (1) class of Company Interests, that being Class A Common Units, which shall be issued to and held by the Members (or their Permitted Transferees), including the Managing Member. An unlimited number of Class A Common Units are hereby authorized for issuance. As of the Closing Date, as a result of the transactions contemplated by the Recapitalization and the Business Combination Agreement, the Company Interests are held by the Members in the amounts set forth on Exhibit A hereto.

Each Original Member has heretofore made or is deemed to have made Capital Contributions to the Company and concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Managing Member is making a Capital Contribution to the Company. Except as provided by law or otherwise pursuant to this Agreement, the Members shall have no obligation or, except with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company. The Managing Member shall cause to be maintained in the principal business office of the Company, or such other place as may be determined by the Managing Member, the books and records of the Company, which shall include, among other things, a register containing the name, address and number of Company Units of each Member, and such other information as the Managing Member may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The Managing Member shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Company Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the Managing Member may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Member. No action of any Member shall be required to amend or update the Register. Except as required by law, no Member shall be entitled to receive a copy of the information set forth in the Register relating to any Member other than itself.

Section 4.2 Issuances of Additional Company Interests. Subject to the terms and conditions of this Agreement (including Section 4.4):

(a) General. The Managing Member is hereby authorized to cause the Company to issue additional Company Interests, in the form of Company Units, for any Company purpose, at any time or from time to time, to the Members or to other Persons, and to admit such Persons as Members, for such consideration and on such terms and conditions as shall be established by the Managing Member, all without the approval of any other Member or any other Person (except as provided in the immediately following sentence). Without limiting the foregoing, the Managing Member is expressly authorized to cause the Company to issue Company Units (i) upon the conversion, redemption, or exchange of any Debt, Company Units, or other securities issued by the Company, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger, consolidation, or other reorganization, or (v) upon the contribution of property or assets to the Company; provided, that, any material issuance of Company Interests for no consideration in a manner that disproportionately and adversely affects the Original Members shall be subject to the prior written consent of the Original Members Representative, such consent not to be unreasonably withheld, conditioned or delayed. A Company Interest of any class or series other than a Class A Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Company Interest, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance.

(b) No Preemptive Rights. Except as expressly provided in this Agreement, no Person, including any Holder, shall have any preemptive, preferential, participation, or similar right or rights to subscribe for or acquire any Company Interest.

Section 4.3 Additional Funds and Capital Contributions.

(a) General. The Managing Member may, at any time and from time to time, determine that the Company requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Company Units, or for such other purposes as the Managing Member may determine. Additional Funds may be obtained by the Company, at the election of the Managing Member, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Member or any other Person.

(b) Loans by Third Parties. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt to any Person (other than, except as contemplated in Section 4.3(c), the Managing Member) upon such terms as the Managing Member determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Company Units; provided, however, that the Company shall not incur any such Debt if any Member (other than the Managing Member in its capacity as such) would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

(c) Managing Member Loans. The Managing Member, on behalf of the Company, may obtain any Additional Funds by causing the Company to incur Debt with the Managing Member if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the Managing Member, the net proceeds of which are loaned to the Company to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Company than would be available to the Company from any third party; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of such Debt (unless such Member otherwise agrees).

Section 4.4 Issuances; Repurchases and Redemptions; Recapitalizations.

(a) Issuances by the Managing Member

(i) Subject to Section 4.4(a)(ii) and Section 14.1, if, at any time after the Closing Date, the Managing Member sells or issues Class A Shares or any other Equity Securities of the Managing Member (other than Class V Shares), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Common Units (if the Managing Member issues Class A Shares), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by the Managing Member (if the Managing Member issues Equity Securities other than Class A Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company the net proceeds or other property received by the Managing Member, if any, for such Class A Share or other Equity Security.

(ii) Notwithstanding anything to the contrary contained in Section 4.4(a)(i) or Section 4.4(a)(iii), this Section 4.4(a) shall not apply to (x) the issuance and distribution to holders of Class A Shares or other Equity Securities of the Managing Member of rights to purchase Equity Securities of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan) or (y) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of the Managing Member or rights or property that may be converted into or settled in Equity Securities of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Security of the Managing Member is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of the Managing Member are issued (including as a result of the exercise of Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Company shall be issued to the Managing Member as required by the first sentence of Section 4.4(a)(i), and (z) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b) New Company Issuances. Except pursuant to Section 14.1, (x) the Company may not issue any additional Class A Common Units or Company Units to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares (or relevant Equity Security of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Securities of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and contributes the net proceeds therefrom to the Company.

(c) Repurchases and Redemptions.

(i) The Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) may not redeem, repurchase, or otherwise acquire (A) Class A Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases, or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Managing Member or such Subsidiary for the same price per security, if any.

(ii) The Company may not redeem, repurchase, or otherwise acquire (x) any Class A Common Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Shares for the same price per security from holders thereof or (y) any other Company Units of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases, or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Company Units of the Managing Member or such Subsidiary.

(d) Equity Subdivisions and Combinations. Except in accordance with Section 14.1:

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization, or otherwise) or combination (by reverse equity split,

reclassification, recapitalization, or otherwise) of the outstanding Company Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Shares or other related class or series of Equity Security of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and the Managing Member.

(ii) The Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Capital Shares or any other class or series of Equity Security of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Company Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and the Managing Member.

(e) General Authority. For the avoidance of doubt, but subject to Section 4.1, Section 4.2 and Section 4.4, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division, or recapitalization, with respect to the Class A Common Units as the Managing Member determines (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by Managing Member, directly or indirectly, and the number of outstanding Class A Shares, and (ii) the number of outstanding Class V Shares held by all Persons other than the Managing Member and the number of Class A Common Units held by all Persons other than the Managing Member disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for Class A Shares (but in each case prior to such conversion, exercise or exchange).

Section 4.5 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

Section 4.6 Capital Accounts.

(a) A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such Regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A, which balances shall reflect a revaluation of the Company’s assets in accordance with clause (6) of the definition of Gross Asset Value. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Net Income pursuant to Section 6.1 and any other items of income or gain allocated to such Member pursuant to Section 6.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Net Losses pursuant to Section 6.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 6.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

(b) In the event of a Transfer of Company Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Company Units shall carry over to the Transferee Member in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

(c) This Section 4.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions Generally. Subject to Section 5.5 and Section 5.7, the Managing Member may cause the Company to distribute all or any portion of available cash generated by the Company to the Holders of Class A Common Units in accordance with their respective Percentage Interests of Class A Common Units on the Company Record Date with respect to such distribution. To the extent that any distribution is made payable with respect to any Company Units for a particular period, distributions payable with respect to any Company Units that were not outstanding during the entire period in respect of which any distribution is made shall be prorated based on the portion of the period that such Company Units were outstanding.

Section 5.2 Tax Distributions. Prior to making distributions pursuant to Section 5.1, on or prior to each Tax Distribution Date, the Company shall be required to, subject only to Section 5.5, make pro rata distributions of cash to the Holders of Class A Common Units (in accordance with their respective Percentage Interests of Class A Common Units) in an amount sufficient to ensure that each such Holder receives a distribution at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates. Notwithstanding the foregoing, distributions pursuant to this Section 5.2, if any, shall be made to a Member only to the extent all previous distributions to such Member pursuant to Section 5.1 and Section 5.2 with respect to the taxable period are less than the distributions such Member otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 5.2.

Section 5.3 Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The Managing Member may cause the Company to make a distribution in kind of Company assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles V, Article VI and Article X; provided, however, that in the case of the distribution by the Company of the Class V Shares contributed to the Company pursuant to Section 2.1(b) of the Business Combination Agreement, the Managing Member shall distribute all such Class V Shares (including any such Class V Shares treated as Earnout Voting Shares, as defined in the Business Combination Agreement) to OFS, as defined in the Business Combination Agreement. For the avoidance of doubt, OFS following such distribution shall hold such Class V Shares for its own account and shall not hold such Class V Shares as an agent, fiduciary, nominee, custodian or otherwise for or on behalf of any other person.

Section 5.4 Distributions to Reflect Additional Company Units. In the event that the Company issues additional Company Units pursuant to the provisions of Article IV, the Managing Member is hereby authorized to make such revisions to this Article V and to Article VI as it determines are necessary or desirable to reflect the issuance of such additional Company Units, including making preferential distributions to certain classes of Company Units (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned).

Section 5.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Section 5.6 Use of Distributions. The Managing Member shall use distributions received from and other cash of the Company for payment of taxes, liabilities, or expenses of the Managing Member, to loan funds to the Company in the accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Board; provided that the Managing Member may not use such distributions or other cash of the Company to acquire any Company Interests, except as otherwise provided in Section 4.4 hereof.

Section 5.7 Notwithstanding the foregoing, the portion of any distribution that would otherwise be made in respect of any Unvested Class A Common Unit under Section 5.1 (“Unvested Distribution Amount”) or any Earnout Company Unit under Section 5.1 (“Earnout Distribution Amount”) shall be deducted from such distribution and be recorded as an Unvested Distribution Amount or Earnout Distribution Amount in the Company’s books and records at the time of such distribution, and the Unvested Distribution Amount in respect of any such Class A Common Unit that vested and the Earnout Distribution Amount in respect of any Earnout Company Unit that have satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement following such prior distribution shall be distributed by the Company to the holder of such Class A Common Unit in the proportion of, and promptly following, such vesting or satisfaction of the earnout criteria, as applicable. Upon the termination, forfeiture or cancellation of any Unvested Class A Common Unit or Earnout Company Unit, any Unvested Distribution Amount or Earnout Distribution Amount previously recorded with respect to such Unvested Class A Common Unit or Earnout Company Unit shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 5.1 be distributed pursuant to the terms of Section 5.1.

ARTICLE VI

ALLOCATIONS

Section 6.1 General Allocations. After giving effect to the allocations under Section 6.2 and subject to Section 6.2 and Section 6.4, Net Income and Net Loss (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 12.3 if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 6.2 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article VI:

(a) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 6.1, or any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 6.2(a)(i), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt. A Holder’s share of the net decrease in Member Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 6.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(iv) were not in the Agreement. It is intended that this Section 6.2(a)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Company Interest and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.2(a)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(a)(v) and Section 6.2(a)(iv) were not in the Agreement.

(vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss

(or items of loss) shall be reallocated (x) first, among the other Holders of Class A Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Company Units, as determined by the Managing Member (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned), subject to the limitations of this Section 6.2(a)(vi).

(vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Class A Common Units in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Class A Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b) (2)(iv)(m)(4) applies.

(viii) Curative Allocations. The allocations set forth in Sections 6.2(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Class A Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Class A Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b) Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Percentage Interest with respect to Class A Common Units.

Section 6.3 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 6.3, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.1 and Section 6.2.

(b) Section 704(c) Allocations. Notwithstanding Section 6.3(a), Tax Items with respect to an Asset that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code so as to take into account such variation. The Company shall account for such variation under the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned). In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the applicable Regulations and using the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the Managing Member and permitted by Regulations (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned). If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 6.2(a)(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

Section 6.4 Other Allocation Rules. With regard to the Managing Member’s acquisition of the Class A Common Units (including the Earnout Company Units) pursuant to the Business Combination Agreement, Net Income and Net Loss shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder. If during any Fiscal Year there is any other change in any Member’s ownership of Company Units in the Company, the Managing Member shall consult in good faith with the Original Member Representative and the tax advisors to the Company and allocate the Net Income or Net Loss to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder; provided however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder and that is selected by the Managing Member (with the prior written consent of the Original Member Representative, not to be unreasonably withheld, conditioned or delayed).

Section 6.5 Earnout Company Units. Notwithstanding any other provision of this Agreement, the parties intend that, for U.S. federal income tax purposes, Earnout Company Units shall be treated as having satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement for purposes of allocating Net Income and Net Loss pursuant to this Article VI (including for the purposes of determining amounts distributable to the Members in the case of any hypothetical distribution or liquidation and determining such Members’ Assumed Tax Liability and entitlement to distributions pursuant to Section 5.2). If and when the Earnout Company Units are forfeited for failing to have satisfied the earnout criteria set forth in the Business Combination Agreement, the parties intend and agree (x) that the Managing Member may make such allocations as deemed necessary to reflect such forfeiture and (y) to prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE VII

OPERATIONS

Section 7.1 Management.

(a) The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. The Managing Member shall have the exclusive power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member, and such delegation shall not cause the Managing Member to cease to be a Member or the Managing Member of the Company. The Managing Member shall be an agent of the Company’s business, and the actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. The Managing Member shall at all times be a Member of the Company. The Managing Member shall constitute a “manager” under the Act. Notwithstanding any provision of this Agreement, the Company, and the Managing Member on behalf of the Company, may enter into and perform any document without any vote or consent of any other Person. No Member or Assignee (other than in its separate capacity as the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name, or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Managing Member, any of its Affiliates or any member, officer or employee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair, or eliminate the limitations on the liability of the Members or Assignees under this Agreement. The Managing Member may not withdraw or be removed from the Company except as set forth in Section 11.2.

(b) The determination as to any of the following matters, made by or at the direction of the Managing Member consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the Company and every Member: (i) the amount of assets at any time available for distribution or the redemption of Class A Common Units; (ii) the amount and timing of any distribution; (iii) any determination to Exchange Class A Common Units; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Company; or (vii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Managing Member.

(c) The Managing Member may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Managing Member deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Managing Member from time to time, provided that in no event shall the Managing Member or the Board be absolved of its fiduciary duties pursuant to Section 7.5(c) by virtue of any such appointment. Each such officer and/or board or committee member shall serve at the pleasure of the Managing Member.

(d) Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no Member other than the Managing Member shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Without limiting the generality of the foregoing, the Managing Member may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (H) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the Managing Member, no Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

(e) Only the Managing Member may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f) It is anticipated that the Managing Member’s primary business activities shall be focused on the operation of the Company and its Subsidiaries. Subject to the foregoing, the Members acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Company, the Managing Member, or any Affiliate of either of them:

(i) any Member and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others;

(ii) neither the Company nor any Member (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and

(iii) the pursuit of such activities by any such Member shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Member to the Company or the other Members.

(g) Subject to Section 7.1(h), the Managing Member shall have the power, without the consent of the Members or the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Members;

(ii) to reflect the admission, substitution or withdrawal of Members, the Transfer of any Company Interest or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article VI or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 5.4 or as contemplated by the Code or the Regulations);

(vi) to reflect the issuance of additional Company Interests in accordance with Article IV;

(vii) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Company Units issued pursuant to Article IV; and

(viii) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Company or the Managing Member and which does not violate Section 7.1(h).

(h) Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the Managing Member, without the consent of each Member adversely affected thereby (if any), if such amendment or action would (i) modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company, (ii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article V or Section 12.3(a)(iii), or alter the allocations specified in Article VI (except, in any case, as permitted pursuant to Sections 4.2, 5.4 and 7.1(g)), (iii) alter or modify in a manner that adversely affects any Member the Exchange rights, Cash Exchange Payment or Stock Exchange Payment as set forth in Section 14.1, or amend or modify any related definitions, (iv) would convert the Company into a corporation, or (v) amend Section 7.3(b) or this Section 7.1(h); provided, however, that, with respect to clauses (ii), (iii), (iv) and (v), the consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Company Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series. Further, no amendment may alter the restrictions on the Managing Member’s authority set forth elsewhere in this Section 7.1 without the consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such consent by any other Member.

Section 7.2 Compensation and Advances.

(a) The Managing Member shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided herein (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled in its capacity as the Managing Member).

(b) From time to time until such time as the Managing Member owns no other Person or businesses (other than the Company or any of its Subsidiaries), the Company shall be liable for, and shall reimburse the Managing Member, on a monthly basis, or such other basis as the Managing Member may determine, for sums to the extent expended by the Managing Member (and specifically excluding sums paid directly by the Company or any of its subsidiaries) in connection with the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees of the Managing Member or the Company, (iii) director fees and expenses, (iv) all costs and expenses of the Managing Member being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders, and (v) other costs and expenses incidental to their existence or related to the foregoing matters; provided that for the avoidance of doubt in no event shall the expenses payable pursuant to this Section 7.2(b) include any tax liability of the Managing Member. Such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 7.6. Notwithstanding anything herein to the contrary, the Managing Member shall not be entitled to reimbursement of expenses incurred at or prior to the Effective Time unless and to the extent such expenses constitute Final Buyer Transaction Expenses within the meaning of the Business Combination Agreement.

(c) To the extent practicable, Company expenses shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Managing Member or any of its Affiliates by the Company pursuant to this Section 7.2 constitute gross income to such Person (as opposed to a repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 7.3 Outside Activities.

(a) The Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with and to the extent permitted hereby, (i) the ownership, acquisition and disposition of Company Interests, (ii) the management of the business of the Company, (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company or its assets or activities, and (vi) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the Managing Member from executing guarantees of Company debt for which it would otherwise be liable in its capacity as Managing Member.

(b) Subject to any agreements entered into pursuant to Section 7.4 and any other agreements entered into by a Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary (including any employment agreement), any Member and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member or any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement in any business ventures of any other Person (other than the Managing Member, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.4 and any other agreements entered into by a Member or its Affiliates with the Managing Member, the

Company or a Subsidiary, to offer any interest in any such business ventures to the Company, any Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.

Section 7.4 Transactions with Affiliates.

(a) The Company may lend or contribute funds or other assets to the Managing Member and its Subsidiaries or other Persons in which the Managing Member has an equity investment, and such Persons may borrow funds from the Company, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Member or any other Person. It is expressly acknowledged and agreed by each Member that, to the extent approved by the Managing Member, the Managing Member may (i) borrow funds from the Company in order to redeem, at any time or from time to time, options or warrants previously or hereafter issued by the Managing Member, (ii) put to the Company, for cash, any rights, options, warrants or convertible or exchangeable securities that the Managing Member may desire or be required to purchase or redeem, (iii) borrow funds from the Company to acquire assets that will be contributed to the Company for Company Units, or (iv) pay expenses of the Managing Member, including expenses referred to in Section 7.2(b).

(b) Except as provided in Section 7.3, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c) The Managing Member and its Affiliates may sell, transfer or convey any property to the Company, directly or indirectly, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties as determined by the Managing Member.

(d) The Managing Member may propose and adopt on behalf of the Company employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries.

Section 7.5 Liability of Members; Fiduciary and Other Duties; Indemnification.

(a) Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member (including any Managing Member) shall be obligated personally for any such debt, expense, obligation, or liability of the Company solely by reason of being a Member. All Persons dealing with the Company shall have recourse solely to the Company for the payment of the debts, expenses, obligations or liabilities of the Company.

(b) To the greatest extent permitted under applicable law, no Member, including the Managing Member and the Original Member Representative in such Member’s capacity as such, and none of such Person’s officers, directors, partners, managers members, shareholders and employees, nor the members of the Board nor the employees and officers of the Company (all such persons being referred to as “Indemnitees”) shall be liable, in damages or otherwise, to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee not in violation of its fiduciary duties, if any.

(c) An Indemnitee acting under this Agreement shall not be liable to the Company or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. No Member, in its capacity as Member, shall owe any duty (including fiduciary duty) to the Company or any of its Members (all such duties being hereby eliminated to the greatest extent possible).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 7.6 Indemnification.

(a) The Company shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Company or by reason of the fact that the Indemnitee is or was serving as an officer, director, partner, trustee, employee, representative or agent of the Company if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Company, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 7.6), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Company, and (iv) such action or inaction did not constitute fraud or willful misconduct by the Indemnitee.

(b) Expenses incurred by an Indemnitee in defending any Action, subject to this Section 7.6 shall be advanced by the Company prior to the final disposition of such Action upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 7.6.

(c) Any indemnification obligations of the Company arising under this Section 7.6 shall be satisfied out of any Company assets (including any amounts otherwise currently or subsequently distributable to any Member(s)) and not from any assets of the Members.

(d) The provisions of this Section 7.6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

(e) The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(f) To the fullest extent permitted by applicable law, the Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Company’s liability to any Indemnitee under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 7.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

ARTICLE VIII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1 Return of Capital. Except pursuant to the rights of Exchange set forth in Section 14.1, no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Company as provided herein. Except to the extent provided in Article V or Article VI or otherwise expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.2 Rights of Members Relating to the Company.

(a) In addition to other rights provided by this Agreement or by the Act, the Managing Member shall deliver to each Member a copy of any information mailed to all of the common stockholders of the Managing Member as soon as practicable after such mailing.

(b) Notwithstanding any other provision of this Section 8.2, the Managing Member may keep confidential from the Members (or any of them), for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member or (ii) the Company or the Managing Member is required by law or by agreement to keep confidential.

ARTICLE IX

BOOKS AND RECORDS

Section 9.1 Books and Records. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Company shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Member;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 9.2 Inspection. Subject to Section 15.12, Members (personally or through an authorized representative) may, for purposes reasonably related to their respective Company Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

ARTICLE X

TAX MATTERS

Section 10.1 Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, an estimate of the tax information reasonably required by the Members (including a draft Schedule K-1) for federal and state income tax and any other tax reporting purposes and, within one hundred and eighty (180) days of the close of each taxable year, such final information (including a final Schedule K-1).

Section 10.2 Tax Elections. The Managing Member shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Company for the Fiscal Year that includes the Closing Date and shall maintain and keep such election in effect at all times (and, if applicable, the Managing Member and the Company shall cause any Subsidiary of the Company to file and maintain such an election). Except as otherwise provided herein, the Managing Member shall determine whether to make any other available election pursuant to the Code; provided that the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have an adverse effect on the Original Members.

Section 10.3 Partnership Representative.

(a) The Managing Member is hereby designated as the “partnership representative” pursuant to Section 6223(a) of the Code (in such capacity, the “Partnership Representative”). In addition, the Managing Member is hereby authorized to designate or remove any other Person selected by Managing Member as the Partnership Representative (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned); provided that all actions taken by the Partnership Representative pursuant to this Section 10.3 shall be subject to the overall oversight and authority of the Board. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative and approved by the Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b) Subject to this Section 10.3, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith.

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Member Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”) or (ii) taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members, in the case of clauses (i) and (ii).

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.1 of the Business Combination Agreement and this Agreement, Section 7.1 of the Business Combination Agreement shall control. The Company, the Partnership Representative, the Managing Member, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 7.1 of the Business Combination Agreement.

(e) This Section 10.3 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.4 Withholding Tax Indemnification.

(a) If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 5.1 or Section 5.2 of this Agreement and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this Agreement. For all purposes of this Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a

Member exceeds the actual distributions that would have otherwise been made to such Member pursuant to Section 5.1 or Section 5.2 following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset distributions pursuant to this Section 10.4). For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.3(c)), in each case as reasonably determined by the Partnership Representative. For the avoidance of doubt, any taxes, penalties, and interest payable under the BBA Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Managing Member.

(b) To the extent there are any Tax Advances outstanding with respect to the Company Units that are the subject of an Exchange (or Direct Exchange) as of the Exchange Date, the Exchanging Member shall repay the Company such Tax Advances on the Exchange Date, immediately prior to the Exchange (or Direct Exchange) and in no event shall the Managing Member have any liability with respect to such Tax Advances outstanding on or prior to the date of such Exchange (or Direct Exchange).

(c) This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Company Units (and shall not burden any such Transferred Company Units nor the transferee of such Company Units) and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE XI

MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

(a) No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Company Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any Transfer or purported Transfer of a Company Interest not made in accordance with this Article XI shall be null and void ab initio.

Section 11.2 Transfer of Managing Member’s Company Interest. Except as set forth in this Agreement, the Managing Member may not (i) Transfer all or any portion of its Company Interest, (ii) voluntarily withdraw as the Managing Member of the Company, or (iii) be removed from the Company, in each case, without the consent of the Majority in Interest of the Members.

Section 11.3 Members’ Rights to Transfer.

(a) General. Except as provided herein, no Member shall Transfer all or any portion of such Company Interest to any transferee without the consent of the Managing Member. Notwithstanding the foregoing, any

Member may, at any time, without the consent of the Managing Member, Transfer all or any portion of its Company Interest pursuant to a Permitted Transfer.

(i) Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the Managing Member an opinion of legal counsel reasonably satisfactory to the Managing Member to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Company Interests Transferred; provided, however, that the Managing Member may waive this condition upon the request of the Transferor. If the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Company or the Company Units, the Managing Member may prohibit any Transfer otherwise permitted under this Section 11.3 by a Member of Company Interests.

(ii) Exception for Permitted Transfers. The condition set forth in Section 11.3(a)(ii) shall not apply in the case of a Permitted Transfer. It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the applicable Lock-Up Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Member under this Agreement with respect to such Transferred Company Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5.

(b) Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(c) Adverse Tax Consequences. No Transfer by a Member of its Company Interests may be made to or by any Person if the Managing Member reasonably determines in good faith, such Transfer (i) would create a material risk of the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (ii) would result in the Company having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 11.4 Substituted Members.

(a) No Member shall have the right to substitute a transferee other than a Permitted Transferee as a Member in its place. A transferee of the interest of a Member may be admitted as a Substituted Member only with the consent of the Managing Member; provided, however, that a Permitted Transferee shall be admitted as a Substituted Member pursuant to a Permitted Transfer without the consent of the Managing Member, subject to compliance with the last sentence of this Section 11.4. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance reasonably satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement and the Investor Rights Agreement, (ii) a counterpart signature page to this Agreement and the Investor Rights Agreement executed by such Assignee, (iii) Consent by Spouse and (iv) such other documents and instruments as the Managing Member may reasonably require to effect such Assignee’s admission as a Substituted Member.

(b) Concurrently with, and as evidence of, the admission of a Substituted Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address and number of Company Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Company Units of the predecessor of such Substituted Member.

(c) A transferee who has been admitted as a Substituted Member in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

Section 11.5 Assignees. If the Managing Member’s consent is required for the admission of any transferee under Section 11.3 as a Substituted Member, as described in Section 11.4, and the Managing Member withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a membership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Company Units assigned to such transferee and the rights to Transfer the Company Units provided in this Article XI, but shall not be deemed to be a holder of Company Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Member (other than the Managing Member) that becomes an Exchanging Member), and shall not be entitled to effect a consent or vote with respect to such Company Units on any matter presented to the Members for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Member). In the event that any such transferee desires to make a further assignment of any such Company Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Member desiring to make an assignment of Company Units.

Section 11.6 General Provisions.

(a) No Member may withdraw from the Company other than: (i) as a result of a permitted Transfer of all of such Member’s Company Interest in accordance with this Article XI with respect to which the transferee becomes a Substituted Member; (ii) pursuant to a redemption (or acquisition by the Managing Member) of all of its Company Interest pursuant to an Exchange under Section 14.1; or (iii) as a result of the acquisition by the Managing Member of all of such Member’s Company Interest, whether or not pursuant to Section 14.1(b).

(b) Any Member who shall Transfer all of its Company Units (i) in a Transfer permitted pursuant to this Article XI where such transferee was admitted as a Substituted Member, (ii) pursuant to the exercise of its rights to effect an exchange of all of its Company Units pursuant to an Exchange under Section 14.1 or (iii) to the Managing Member, whether or not pursuant to Article XIV, shall cease to be a Member.

(c) If any Company Unit is Transferred in compliance with the provisions of this Article XI, or is redeemed by the Company, or acquired by the Managing Member pursuant to Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Company Unit for such Fiscal Year shall be allocated to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Section 706(d) of the Code, using the “interim closing of the books” method or another permissible method or methods selected by the Managing Member. Solely for purposes of making such allocations, unless otherwise determined by the Managing Member, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Member and none of such items for the calendar month in which a Transfer or an

Exchange occurs shall be allocated to the transferor Member, or the Exchanging Member (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions attributable to such Company Unit with respect to which the Company Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Member or the Exchanging Member (as the case may be) and, in the case of a Transfer other than an Exchange, all distributions thereafter attributable to such Company Unit shall be made to the transferee Member.

(d) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Company Interest by any Member (including any Exchange, any acquisition of Company Units by the Managing Member or any other acquisition of Company Units by the Company) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Company Interest; (ii) in violation of applicable law; (iii) of any component portion of a Company Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Company Interest; (iv) if the Managing Member determines that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code); (v) if the Managing Member determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Company Interest pursuant to any applicable federal or state securities laws; (vii) if the Managing Member determines that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

(e) For the avoidance of doubt, except to the extent expressly incorporated therein by reference, the provisions of this Article XI shall not apply to an Exchange pursuant to Article XIV.

(f) In the event any transfer is permitted pursuant to this Article XI, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 12.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the Company’s assets;

(b) at any time there are no members of the Company;

(c) an election to dissolve the Company made by the Managing Member, with the consent of the Majority in Interest of the Members; or

(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3 Distribution upon Dissolution.

(a) Upon the dissolution of the Company pursuant to Section 12.2, the Managing Member (or, in the event that there is no remaining Managing Member or the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Members (the Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Company’s debts and liabilities to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Holders in accordance with Section 5.1. The Managing Member shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets. In the sole and absolute discretion of the Managing Member or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the Managing Member and the Holders for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Company Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 12.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation.

ARTICLE XIII

AMENDMENTS; MEETINGS

Section 13.1 Amendments. Except as otherwise required or permitted by this Agreement (including Section 7.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the Managing Member, the Majority in Interest of the Members and, for as long as the Original Members have a Percentage Interest equal to or greater than 10%, the Original Member Representative; provided that no modification, amendment, or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations hereunder of any Holder, in its capacity as such, without similarly affecting the rights or obligations hereunder of all Holders shall be effective against such Holder unless approved in writing by such Holder; provided further that any amendment, modification, or restatement of Section 4.4 shall also require the consent of Original Members holding a Percentage Interest equal to 67% of the Percentage Interests held by all Original Members. Upon obtaining any such consent, or any other consent required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Members shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Members, the Managing Member shall deliver a copy of such amendment to all Members that did not consent to such amendment.

Section 13.2 Procedures for Meetings and Actions of the Members.

(a) No meetings of the Members are required to be held. Meetings of the Members may be called only by the Managing Member. The call of any meeting by the Managing Member shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Members may vote in person or by proxy at such meeting, in each case, by telephone, video conference call, or internet proxy. Unless approval by a different number or proportion of the Members is required by this Agreement, the affirmative vote of a Majority in Interest of the Members shall be sufficient to approve any proposal at a meeting of the Members. Whenever the consent of any Members is permitted or required under this Agreement, such consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 13.2(b).

(b) Any action requiring the consent of any Member or a group of Members pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Members. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. Such consent shall be filed with the

Managing Member. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the Managing Member’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(c) Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The Managing Member may set, in advance, a record date for the purpose of determining the Members (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Members, or (iii) in order to make a determination of Members for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Members entitled to notice of or to vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e) Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Members may be conducted in the same manner as meetings of the Managing Member’s stockholders and may be held at the same time as, and as part of, the meetings of the Managing Member’s stockholders.

ARTICLE XIV

EXCHANGE RIGHTS

Section 14.1 Exchange Rights of the Members.

(a) Exchange Procedures.

(i) Upon the terms and subject to the conditions set forth in this Section 14.1, after the expiration of the applicable Lock-Up Period and subject to any contractual limitation under the Investor Rights Agreement or otherwise agreed to in writing by such Member, each Member (other than the Managing Member) shall be entitled at any time and from time to time to cause the Company to effect an Exchange with respect to a number of Class A Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Company, with a copy to the Managing Member. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Shares into which the Class A Common Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.

Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 14.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of Class A Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchange Units. Each of the Members, including the Managing Member, agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Company.

(ii) Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Shares), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange which will be exchanged for cash in lieu of Class A Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(iii) The Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election to the Managing Member no later than (1) Business Day prior to the Exchange Date. The giving of any notice pursuant to this Section 14.1 shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations under this Section 14.1 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(iv) Notwithstanding anything to the contrary in this Section 14.1, the Managing Member may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 14.1(a)(ii) and (iii)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Managing Member (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 14.1(a)(iv), the Managing Member shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that, any such election by the Managing Member shall not relieve the Company of its obligation arising with respect to such applicable Exchange Notice. The Managing Member may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to the Company and the Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such Election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Managing Member at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 14.1(a)(iv), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if the Managing Member had not delivered a Direct Exchange Notice.

(v) An Earnout Company Unit is not permitted to be treated as an Exchanged Unit under this Agreement and in no event shall the Company or the Managing Member effect an Exchange (including a Direct Exchange) of such an Earnout Company Unit unless and until such Earnout Company Unit has satisfied the earnout criteria set forth in Section 2.6 of the Business Combination Agreement.

(b) Exchange Payment.

(i) The Exchange (including a Direct Exchange) shall be consummated on the Exchange Date.

(ii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of an Exchange, (i) the Managing Member shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company and the Original Member Representative shall surrender to the Managing Member the corresponding Class V Shares, free and clear of all liens and encumbrances, other than those arising under this Agreement or securities laws, (iii) the Company shall issue to the Managing Member a number of Class A Common Units equal to the number of Class A Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, (v) the Company shall (x) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) the Managing Member shall cancel the surrendered Class V Shares.

(iii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Managing Member shall deliver to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Managing Member the Exchanged Units, free and clear of all liens and encumbrances, other than those arising under this Agreement or securities laws, (iii) solely to the extent necessary in connection with a Direct Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Managing Member, directly or indirectly, and the number of outstanding Class A Shares, any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, and (iv) the Managing Member shall cancel the surrendered shares of Class V Shares.

(iv) Upon the Exchange (including by way of a Direct Exchange) of all of a Member’s Class A Common Units, such Member shall cease to be a Member of the Company.

(c) Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, this Section 14.1 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 14.1(c) is intended to preserve the intended economic effect of Section 4.4 and this Section 14.1 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges (including Direct Exchanges) as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d) Managing Member Covenants. The Managing Member shall at all times keep available, solely for the purpose of issuance upon an Exchange (or Direct Exchange, as applicable), out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Exchange (or Direct Exchange, as applicable) of all outstanding Class A Common Units, including the Earnout Company Units (other than those Class A Common Units, including the Earnout Company Units, held by the Managing Member); provided that nothing contained in this Agreement shall be construed to preclude the Managing Member from satisfying its obligations with respect to an Exchange (or Direct Exchange, as applicable) by delivery of a Cash Exchange Payment or Class A Shares that are held in treasury of the Managing Member. The Managing Member covenants that all Class A Shares that shall be issued upon an Exchange (or Direct Exchange, as applicable) shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances, encumbrances, other than those arising under the Investor Rights Agreement or securities laws. In addition, for so long as the Class A Shares are listed on a stock exchange or automated or electronic quotation system, the Managing Member shall cause all Class A Shares issued upon an Exchange (or Direct Exchange, as applicable) to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 14.1(d), references to the “Class A Shares” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Shares that any Member would be entitled to receive pursuant to Section 14.1(c).

(e) Exchange Taxes. The issuance of Class A Shares upon an Exchange (or Direct Exchange, as applicable) shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such Class A Shares are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article XI), then the Person or Persons in whose name the shares are to be issued shall pay to the Managing Member the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of the Managing Member that such additional tax has been paid or is not payable.

(f) Distribution Rights. No Exchange (or Direct Exchange) shall impair the right of the Exchanging Member to receive any distributions payable on the Class A Common Units exchanged pursuant to such Exchange (or Direct Exchange, as applicable) in respect of a Company Record Date that occurs prior to the Exchange Date for such Exchange (or Direct Exchange, as applicable). No Exchanging Member, or a Person designated by an Exchanging Member to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Company from such Exchanging Member and on Class A Shares received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange (or Direct Exchange, as applicable).

(g) Exchange Restrictions. The Managing Member may impose additional limitations and restrictions on Exchanges (including by way of a Direct Exchange), including limiting Exchanges or creating priority procedures for Exchanges, to the extent it reasonably determines in good faith (with the approval of the Original Member Representative, such approval not to be unreasonably withheld, delayed, or conditioned) that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Company and the Managing Member shall assume that each Original Member and the Managing Member is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(h) Tax Matters.

(i) In connection with any Exchange (or Direct Exchange, as applicable), the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Member shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Class A Common Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such

Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and Proposed Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable; provided, however, that the Managing Member shall be permitted to withhold a different amount as the Managing Member determines to be required by applicable Law to be withheld if the Managing Member has actual knowledge that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable; provided, further, that, prior to making any such withholding, the Managing Member provides to the Exchanging Member notice and the basis for the Managing Member’s determination that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable.

(ii) For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and the Managing Member agree to treat each Exchange (and Direct Exchange) as a taxable sale by the Exchanging Member of the Exchanging Member’s Class A Common Units (together with an equal number of shares of Class V Common Stock, which shares shall not be allocated any economic value) to the Managing Member in exchange for (A) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and (B) corresponding payments under the Tax Receivables Agreement. Within thirty (30) days following the Exchange Date, the Managing Member shall deliver a Section 743 notification to the Company in accordance with Regulations Section 1.743-1(k)(2). Within ninety (90) days following the Closing Date and each Exchange Date, the Managing Member and the Original Member Representative shall use commercially reasonable efforts to agree to a reasonable allocation of the Stock Exchange Payment, the Cash Exchange Payment or other applicable consideration among the assets of the Company in accordance with Regulations Section 1.755-1(a)(2). If the Managing Member and the Original Member Representative reach an agreement with respect to the allocation, the Managing Member and the Exchanging Members shall, and shall cause their respective Affiliates to, report consistently with the allocation on all Tax Returns, and neither the Managing Member nor the Exchanging Members shall take any position on any Tax Return that is inconsistent with the allocation, unless otherwise required by applicable Laws; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.

(i) Representations and Warranties. In connection with any Exchange or Direct Exchange, as applicable, upon the acceptance of the Class A Shares or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Exchanged Units the Exchanging Member is electing to Exchange and that such Exchanged Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Agreement, the charter and governing documents of the Managing Member and applicable Law).

ARTICLE XV

MISCELLANEOUS

Section 15.1 Company Counsel. THE COMPANY, THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE COMPANY, “COMPANY COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER, THE ORIGINAL MEMBERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE DELAWARE RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO

SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO EACH MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2 Appointment of Managing Member as Attorney-in-Fact.

(a) Each Member, including each Substituted Member that are Members, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the Managing Member deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.

(ii) All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the Managing Member deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement.

(iii) All conveyances of Company assets, and other instruments which the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b) The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members and Assignees under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person’s Company Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Member of all of its Company Interest, the foregoing power of attorney of an assignor Member shall survive such assignment only until such time as the Assignee shall have been admitted to the Company as a Substituted Member and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3 Arbitration.

(a) Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be Chicago, Illinois.

(b) There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited liability company matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c) The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple, or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d) All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(e) Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.

(f) Any claim brought by a Member must be brought in such Member’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.

Section 15.4 Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Managing Member. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Managing Member and permitted under the Code.

Section 15.5 Entire Agreement. This Agreement and the other agreements referenced herein and therein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof, including the Prior LLC Agreement.

Section 15.6 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with non-automated confirmation of receipt) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when delivered (or, if delivery is refused, upon presentment) by reputable overnight express courier (charges prepaid) or certified or registered mail, postage prepaid and return receipt requested:

(i) if to the Company or the Managing Member, to 130 E. Randolph Street, Suite 3400, Chicago, Illinois 60601, Attention: Chief Executive Officer; Email: jared@opploans.com; with a copy to One North Wacker Drive, Suite 3605, Chicago, IL 60606, Attention: Todd G. Schwartz, David Vennettilli; Email: todd@schwartzcap.com, dvennettilli@schwartzcap.com; finance@schwartzcap.com; or to such other address as the Company or the Managing Member may from time to time specify by notice to the Members1; and

(ii) if to any Member, to such Member at the address set forth in the records of the Company.

Section 15.8 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law that would cause the law of another jurisdiction to be applied.

Section 15.9 Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substituted Members or otherwise.

Section 15.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.12 Confidentiality. A Member’s rights to access or receive any information about the Company or its business are conditioned on such Member’s willingness and ability to assure that the Company information will be used solely by such Member for purposes reasonably related to such Member’s interest as a Member, and that such Company information will not become publicly available as a result of such Member’s rights to access or receive such Company information. Each Member hereby acknowledges that the Company creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Company and its Subsidiaries. Each Member further acknowledges and agrees that the Company information constitutes a valuable trade secret of the Company and agrees to maintain any Company information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a) Notwithstanding Article IX, the Managing Member shall have the right to keep confidential from the Members (and their respective agents and attorneys) for such period of time as the Managing Member deems reasonable, any information: (i) that the Managing Member believes to be in the nature of trade secrets; or (ii) which the Managing Member (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by law or by agreement with a third party to keep confidential; provided, that the Managing Member shall make available to a Member, upon reasonable request, information required by such

[1]	NTD: Address to be updated.

Member to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Member. Notwithstanding the immediately preceding proviso, in no event shall the Managing Member be required to disclose to any Member the identity of, or any account details relating to, any other Member unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

(b) Except as permitted by this Section 15.12 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article IX, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, the Company or any of its Subsidiaries, any Members, the Managing Member and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the Managing Member.

(c) The confidentiality obligations of the parties under this Section 15.12 shall not apply: (i) to the disclosure by a Member of information to the other Members or such Member’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.12 or are otherwise bound by a duty of confidentiality to such Member) solely on a need-to-know basis, which Persons shall be bound by this Section 15.12 as if they were Members, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Member or any Person acting on behalf of any of the foregoing, (iii) to information received from a source not bound by a duty of confidentiality to the Company or any of its Subsidiaries, any Member or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement, or (vi) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the Managing Member thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(c) permit any Member to disclose the identity of, or any account details relating to, any other Member without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.

(d) To the extent that a Member is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Member acknowledges the Managing Member’s and the Company’s position that the information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Member with the specific understanding that such documents and information will remain confidential; (ii) the Managing Member advises each such Member that the documents and information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) would not be supplied to such Member without an understanding that such documents and information will be held and treated by such Member as confidential information; and (iii) to the extent that such Member is nevertheless required to disclose any such confidential information, (A) such Member shall, unless legally prohibited, give the Managing Member prior notice of any such required disclosure and (B) such Member shall in any event maintain the confidentiality of the Company’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Company and the Managing Member than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Member invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(d) permit any Member to disclose the identity of, or any account details relating to, any other Member, without the prior written consent of the Managing Member (which may be given or withheld in the Managing Member’s sole discretion) unless the Member delivers to the Managing Member a written opinion of counsel to the Member (which opinion and counsel shall be reasonably acceptable to the Managing Member) to the effect that such disclosure is required under applicable law.

(e) The Company and the Managing Member shall be entitled to enforce the obligations of each Member under this Section 15.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.12 are in addition to and not in limitation of any other right or remedy of the Company or the Managing Member provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Members and/or the Company. Each Member expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.12 may be inadequate and that the Company and the Managing Member shall be entitled to institute an action for specific performance of a Member’s obligations hereunder. The Managing Member shall be entitled to consider the different circumstances of different Members with respect to the restrictions and obligations imposed on Members hereunder to the full extent permitted by law, and, to the full extent permitted by law, the Managing Member may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Member without waiving or modifying such restrictions and obligations for other Members.

(f) In addition, to the full extent permitted by law, each Member agrees to indemnify the Company and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Company or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Company or any such Indemnitee may be made a party or otherwise involved or with which the Company or any such Indemnitee shall be threatened, by reason of the Member’s obligations (or breach thereof) set forth in this Section 15.12.

(g) Notwithstanding any other provision of this Agreement (including this Section 15.12), the Managing Member may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.13 Consent to Use of Name. Each Member hereby consents to the use and inclusion of its name in the Company’s books and records hereto.

Section 15.14 Consent by Spouse. Each Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Member shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Member. Each Member agrees and acknowledges that compliance with the requirements of this Section 15.14 by each other Member constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.15 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.16 Survival. The provision of Section 7.5, 7.6, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7,15.8, 15.12, 15.13 and 15.14 (and this Section 15.16) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 15.17 Anti-Money Laundering Representations and Undertakings. Each Member acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

Section 15.18 Third Party Beneficiary. Notwithstanding anything to the contrary contained herein, FG New America Investors LLC is an express third party beneficiary of Section 7.1(c), Section 7.5(c) and Section 7.6(h) of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in Section 7.1(c), Section 7.5(c) and Section 7.6(h) of this Agreement as though directly party hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

OPPFI INC.

Name:
Title:

FOUNDER

Name:
Title:

[ORIGINAL MEMBERS]

Name:
Title:

Signature Page to Third Amended and Restated Limited Liability Company Agreement of

Opportunity Financial, LLC

EXHIBIT A CAPITAL CONTRIBUTIONS

Member	Pre-Closing Units and Class	Post- Recapitalization Units (Class A Units)	Earnout Units	Closing Date Capital Account Balance
Todd Schwartz Capital Group LP	40,590,000 Preferred Shares
DAV 513 Revocable Trust	102,500 Preferred Shares
JSK Management Holdings, LLC	410,000 Preferred Shares
LTHS Capital Group LP	17,685,715 Economic Interests
Todd Schwartz Capital Group	17,685,715 Economic Interests
MCS 2017 Trust FBO Tracy Ward	1,385,238 Economic Interests
MCS 2017 Trust FBO Todd Schwartz	1,385,238 Economic Interests
Ward Capital Group LP	2,448,094 Economic Interests
OppFi Management Holdings, LLC	11,322,586 Class A Shares
Bruce Hammersley	333,333 Class A Shares
Ray Chay	489,583 Class A Shares
Jessica LaForte	21,750 Class A Shares
Inoh Choe	5,208 Class A Shares
Jeremiah Kaye	4,514 Class A Shares
CJ Newton	25,160 Class A Shares

EXHIBIT B EXCHANGE NOTICE

[Managing Member]

[Address]

The undersigned Member or Assignee hereby irrevocably tenders for Exchange Class A Common Units in Opportunity Financial, LLC (the “Company”) in accordance with the terms of the Third Amended and Restated Limited Liability Company Agreement of the Company (the “Agreement”), and the Exchange rights referred to therein in Section 14.1. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Member or Assignee:

(a) undertakes to surrender such Class A Common Units at the closing of the Exchange;

(b) directs that the certified check representing or, at the Managing Member’s discretion, a wire transfer of the Cash Exchange Payment, and/or the Stock Exchange Payment, as applicable, deliverable upon the closing of such Exchange be delivered to the address or bank account, as applicable, specified below;

(c) represents, warrants, certifies and agrees that: (i) the undersigned Member or Assignee is eligible to make an Exchange pursuant to Section 14.1 of the Agreement; (ii) the undersigned Member or Assignee has, and at the closing of the Exchange will have, good, marketable and unencumbered title to such Class A Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Member or Assignee has, and at the closing of the Exchange will have, the full right, power and authority to tender and surrender such Class A Common Units as provided herein; (iv) the undersigned Member or Assignee, and the tender and surrender of such Class A Common Units for Exchange as provided herein complies with all conditions and requirements for redemption of Class A Common Units set forth in the Agreement; and (v) the undersigned Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that the undersigned will continue to own such Class A Common Units unless and until either (1) such Class A Common Units are acquired by the Managing Member pursuant to Section 14.1 of the Agreement or (2) such exchange transaction closes.

Dated:

Name of Member or Assignee:
Signature of Member or Assignee
Street Address
City, State and Zip Code
Signature Medallion Guaranteed by:*
Issue Check Payable to (or shares in the name of):
Bank Account Details:

*	Required unless waived by the Managing Member or Transfer Agent.

EXHIBIT C CONSENT BY SPOUSE

I acknowledge that I have read the Third Amended and Restated Limited Liability Company Agreement of (the “Company Agreement”) of Opportunity Financial, LLC (the “Company”), effective as of [●], 2021 and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Company, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Company Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Company Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [●] without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

NAME:

*	Insert jurisdiction of residence of Member and Spouse.

EXHIBIT D ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Member hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Member holds any Company Interest thereafter:

(a) The monies used to fund the Member’s acquisition of an interest in the Company, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Member’s investment in the Company will not be used to finance any Illegal Activities. To the best of the Member’s knowledge, no contribution or payment, in and of itself, by any Member to the Company will directly cause the Company or its affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”); or applicable anti-money laundering and terrorist financing laws, regulations or government guidance of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Member’s place of organization or principal place of business.

(b) Neither a Member nor any person or entity controlled by or controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange:

(i) Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or the Annex to Executive Order 13224 issued by the President of the United States, each as amended from time to time;

(ii) Is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation;

(iii) Is subject to economic or trade sanctions administered and enforced by OFAC;

(iv) Unless disclosed to the Company, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government- owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v) Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c) The Members understand that the Company (and/or its affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Company by the Members, as well as the Members’ identity and that of any associated persons. The Members agree that it will provide such materials as may from time to time be reasonably requested by the Company or the Managing Member for such purposes. In addition, the Members agree to provide to the Company and its affiliates any additional information regarding itself and any person or entity controlled by or controlling the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the

Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Company may take such actions as the Managing Member may reasonably determine if this information is not provided or on the basis of information that is provided.

(d) All evidence of identity and related information concerning each Member and any person controlling or controlled by the Member, excluding such persons or entities that are shareholders of the Member or any person or entity controlled by or controlling the Member in the event the Member or any person or entity controlled by or controlling the Member is a public company traded on a recognized securities exchange, provided to the Company is and will be true, accurate and complete. Each Member will promptly notify the Company and the Managing Member if any of the representations in this section cease to be true and accurate.

(e) The Managing Member may segregate and/or redeem a Member’s investment in the Company, prohibit future investments or capital contributions, or take other appropriate action if the Managing Member determines that the continued participation of any Member could materially adversely affect the Company or if the action is necessary in order for the Company to comply with applicable laws, regulations, orders, directives or special measures. The Members further understand that the Company and the Managing Member (and any of their affiliates) may release confidential information about each such Member and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The Managing Member will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

ANNEX J

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of [●], 2021 (the “Effective Date”), is made by and among (i) OppFi, Inc. (formerly FG New America Acquisition Corp.), a Delaware corporation (“PubCo” or the “Company”); (ii) each of the parties listed on Schedule 1 attached hereto (each, a “Member” and collectively, the “Members”); (iii) Todd Schwartz in his capacity as the Members’ Representative hereunder (the “Members’ Representative”); (iv) FG New America Investors LLC, a Delaware limited liability company (the “Sponsor”); (v) Larry G. Swets, Jr., D. Kyle Cerminara, Hassan R. Baqar, Joseph Moglia, Nicholas Spencer Rudd, Robert Christopher Weeks (together with the Sponsor, the “Founder Holders” and each, a “Founder Holder”) and (vi) Piper Sandler & Co. and ThinkEquity, a division of Fordham Financial Management, Inc. (collectively, the “Underwriter Holders”). Each of PubCo, the Members, the Members’ Representative, each Founder Holder and each of the Underwriter Holders may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of February 9, 2021, by and among PubCo, Opportunity Financial, LLC, a Delaware limited liability company (the “Operating Company”), and the Members’ Representative (as may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms of such agreement, the “BCA”), in connection with the business combination (the “Business Combination”) contemplated by the BCA;

WHEREAS, pursuant to the BCA, at the Closing, in exchange for the Company Enterprise Value, the Members, in the aggregate, retained the Retained Company Units (including the Earnout Company Units) and PubCo issued to the Members an aggregate number of shares of Buyer Class V Voting Stock (including the Earnout Voting Shares) equal to the number of Retained Company Units;

WHEREAS, simultaneously with the Closing, the Members amended and restated the Operating Company’s LLCA by adopting the Third Amended and Restated Limited Liability Company Agreement of the Operating Company (the “Operating Company A&R LLCA”);

WHEREAS, (i) the Earnout Company Units will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Company Units”), and (ii) the Earnout Voting Shares will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Voting Shares”);

WHEREAS, each of the Members has the right to exchange Retained Company Units (including the Earned Earnout Company Units), and cancel an equal number of shares of Buyer Class V Voting Stock, for shares of Buyer Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Operating Company A&R LLCA;

WHEREAS, pursuant to the terms and conditions of the amended and restated certificate of incorporation of Buyer, in connection with the Closing, all then-outstanding shares of Class B Common Stock (as herein defined) converted into shares of Buyer Class A Common Stock (after giving effect to the Amended Sponsor Letter (as herein defined)) on a one-for-one basis (the “Class B Common Stock Conversion”);

WHEREAS, PubCo, the Founder Holders and the Underwriter Holders entered into that certain Registration Rights Agreement, dated as of September 29, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, the Founder Holders and the Underwriter Holders desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Amended Sponsor Letter” means that certain Letter Agreement, dated as of [●], 2021, by and among PubCo, the Founder Holders, the Member’s Representative and the Operating Company, as the same may be amended, modified, supplemented or waived from time to time.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the Amended and Restated Bylaws of Buyer, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Buyer, as the same may be amended or amended and restated from time to time.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock, (b) any shares of such Class A common stock issued pursuant to the Class B Common Stock Conversion, and (c) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Common Units” means Class A Common Units (as defined in the Operating Company A&R LLCA) owned by one or more of the Members or any of their Permitted Transferees, including Retained Company Units and Earned Earnout Company Units.

“Class B Common Stock” means, the Class B common stock, par value $0.0001 per share, of PubCo, all of the outstanding shares of which were converted into shares of Class A Common Stock in connection with the Closing of the BCA pursuant to the Class B Common Stock Conversion. Shares of the Class B Common Stock may also be referred to as the “Founders Shares.”

“Class B Common Stock Conversion” has the meaning set forth in the Recitals.

“Class V Voting Stock” means, the Class V common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class V common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class V common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” means shares of the Class A Common Stock and the Class V Voting Stock, including any shares of the Class A Common Stock and the Class V Voting Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class V Voting Stock.

“Operating Company A&R LLCA” has the meaning set forth in the Recitals.

“Confidential Information” has the meaning set forth in Section 2.2.

“Controlled Company Eligible” means qualifying as a controlled company under applicable rules of the securities exchange on which PubCo’s Equity Securities are listed.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is Beneficially Owned by such Person or such Person’s Family Members, or either of their Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits, and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Demanding Holders” has the meaning set forth in Section 3.1(c).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a).

“Founder Holder” has the meaning set forth in the Preamble.

“Founder Holder Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.

“Holder Information” has the meaning set forth in Section 3.10(b).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 3.1(d).

“Member Director” has the meaning set forth in Section 2.1(a).

“Members” has the meaning set forth in the Preamble.

“Member Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Members’ Representative” has the meaning set forth in the Preamble.

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Moglia Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“NYSE” means The New York Stock Exchange.

“NYSE Independent” means a person who shall qualify as a Director independent from PubCo, the Sponsor and the Members, as such term is used in Rule 303A.02 (or any successor rule) of the NYSE Listed Company Manual determined, as applicable, as of (i) the time of the nomination of such Director pursuant to Section 2.1 and (ii) the time of any vote, decision or recommendation made by such Director as a member of the Board.

“Operating Company” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Operating Company or any of their respective Subsidiaries), (d) any Controlled Entity of such Person, (e) to any member of the Sponsor or any of their affiliates, (f) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (g) any charitable organization to which such Person Transfers their securities.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any shares of Class A Common Stock (including, without limitation, Class A Common Stock (i) issuable pursuant to the Operating Company A&R LLCA upon an exchange of Class A Common Units for Class A Common Stock, along with an equal number of shares of Class V Voting Stock, (ii) issued pursuant to the Class B Common Stock Conversion, or (iii) that comprise Earnout Voting Shares (whether or not earned as of such date)), (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article III hereof, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time and (ii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may rely on a representation from such Holder that it is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo).

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration, listing and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) all fees and disbursements of one (1) separate outside counsel (and local and special counsel, to the extent necessary) selected by the majority-in-interest of the Holders participating in such Registration;

(g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of any Requesting Demand Holders in connection therewith); and

(h) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“SCG Holder” means each of [●], [●], and [●], and any of their respective Permitted Transferees (other than pursuant to clause (e) of the definition thereof or for purposes of Article II of this Investor Rights Agreement pursuant to clause (g) of the definition thereof) that beneficially own Common Stock.

“SCG Holders’ Representative” means Todd Schwartz, as representative of the SCG Holders, or any other party designated by a majority-in-intertest of the SCG Holders.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Trading Day” means any day on which the Class A Common Stock is traded on the NYSE, or, if the NYSE is not the principal trading market for the Class A Common Stock on such day, then on the principal national securities exchange or securities market on which the Class A Common Stock is then traded.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwriter Holders” has the meaning set forth in the Preamble.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(e).

“VWAP” means the volume-weighted average share price of Class A Common Stock as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Warrants” means the following outstanding warrants of PubCo, that upon exercise entitle the Sponsor to acquire in the aggregate up to 5,651,937 shares of Class A Common Stock, consisting of (i) 3,848,750 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share, that were issued to the Sponsor pursuant to that certain Founder Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (ii) 1,512,500 warrants to purchase shares of Class A Common Stock at a price of $15.00 per share, that were issued pursuant to that certain $15 Exercise Price Warrants Purchase Agreement, dated September 29, 2020, by and among the Buyer and the Sponsor, (iii) 231,250 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share underlying the 462,500 private placement units (the “Private Placement Units”) that were issued to the Sponsor pursuant to that certain Private Placement Units Purchase Agreement, dated September 29, 2020, by and among and the Buyer and the Sponsor, and (iv) 59,437 warrants to purchase shares of Class A Common Stock at a price of $11.50 per share underlying the 118,875 private placement units that were issued to the Underwriter Holders pursuant to that certain Underwriting Agreement, dated September 29, 2020, by and among and the Buyer and the Underwriter Holders, in each case, subject to adjustment as provided in the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of September 29, 2020, by and between PubCo and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(e).

SECTION 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

(h) the phrase “to the extent” shall be construed to mean “the degree by which.”

ARTICLE II

GOVERNANCE

SECTION 2.1 Board of Directors.

(a) Composition of the Board. Subject to the last paragraph of this Section 2.1(a), PubCo shall, and the SCG Holders’ Representative agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at Closing of eight (8) directors, (i) five (5) of whom have been nominated by the SCG Holders’ Representative (each, a “Member Director”), initially Ted Schwartz, Todd Schwartz, David Vennettilli, [●], and [●], at least two (2) of which will be NYSE Independent, (ii) [●] and [●] (each a “Designated Director”), and (iii) one (1) individual that shall be NYSE Independent (an “Independent Director”), and Todd Schwartz shall initially be the executive chairman of the Board. Each Independent Director not nominated by the SCG Holders’ Representative shall be nominated by the Nominating and Corporate Governance Committee pursuant to Section 2.1(f). The directors are to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i) the Class I directors shall include: [one] ([1]) Member Director and [one] ([1]) Designated Director, initially [●] and [●], respectively;

(ii) the Class II directors shall include: [two] ([2]) Member Director(s) and [one] ([1]) Independent Director, initially [●], [●] and [●], respectively, and [●]; and

(iii) the Class III directors shall include: [two] ([2]) Member Director(s), and [one] ([1]) Designated Director, initially [●], [●] and [●], respectively.

The initial term of the Class I directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2023 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2024 annual meeting at which directors are elected. The initial composition of the Board may be changed from time to time as provided in the Certificate of Incorporation or the Bylaws, and pursuant to the balance of this Section 2.1.

(b) Members Representation. Subject to the next sentence of this Section 2.1(b), PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected all individuals designated by the SCG Holders’ Representative that, if elected, will result in the SCG Holders’ Representative having a number of Member Directors serving on the Board as shown below:

Equity Securities of PubCo Beneficially Owned by the SCG Holders Representing the Percentage Voting Power Entitled to Vote in the Election of Directors	Number of Member Directors
50% or greater	5
40% to less than 50%	4
30% to less than 40%	3
20% to less than 30%	2
5% to less than 20%	1
Less than 5%	0

For so long as the Board is divided into three classes, PubCo agrees to take all Necessary Action to apportion the Member Directors among such classes so as to maintain the proportion of the non-Member Directors in each class as nearly as possible to the relative apportionment of the Member Directors among the classes as contemplated in Section 2.1(a).

(c) Decrease in Directors. Upon any decrease in the number of directors that the SCG Holders’ Representative is entitled to designate for nomination to the Board pursuant to Section 2.1(b), the SCG Holders’ Representative shall take all Necessary Action to cause the appropriate number of Member Directors to offer to tender their resignation at least sixty (60) days prior to the expected date of PubCo’s next annual meeting of stockholders; provided that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination a Member Director that has tendered his or her resignation pursuant to this Section 2.1(c). In addition to any vote or consent of the Board or the stockholders of PubCo required by applicable Law or the Certificate of Incorporation or the Bylaws, and notwithstanding anything to the contrary in this Investor Rights Agreement, for so long as this Investor Rights Agreement is in effect, any action by the Board to decrease the total number of directors which would require a Member Director to resign in order to maintain compliance with the applicable rules of the securities exchange on which PubCo’s Equity Securities are listed shall require the prior written consent of the SCG Holders’ Representative.

(d) Removal; Vacancies. Directors are subject to removal pursuant to the applicable provisions of the Certificate of Incorporation. Any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled pursuant to the applicable provisions of the Certificate of Incorporation. In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Member Directors, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and PubCo shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the SCG Holders’ Representative.

(e) Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined giving effect to Section 2.1(g), (i) for so long as PubCo is Controlled Company Eligible, the SCG Holders’ Representative shall have the right, and PubCo shall take all Necessary Action, to have a majority of the members of each such committee consist of members of the Board designated by the SCG Holders’ Representative, and (ii) at any time when PubCo is not Controlled Company Eligible, the SCG Holders’ Representative shall have the right, and PubCo shall take all Necessary Action, to have a number of the members of each such committee consist of a proportional number of members of each such committee (rounded up) as relates to the proportion of the Board designated by the SCG Holders’ Representative.

(f) NYSE Independent Directors. PubCo has determined that the initial slate of directors referenced in Section 2.1(a) includes the requisite number of NYSE Independent directors meeting the requirements of the NYSE. From and after such initial slate is constituted, PubCo shall take all Necessary Action to ensure that the Board consists of the requisite number of NYSE Independent directors or any other securities exchange on which the Equity Securities of PubCo are then listed, in each case giving effect, when applicable, to Section 2.1(g) (and for as long as PubCo qualifies as Controlled Company Eligible, but regardless of whether PubCo is then availing itself of the “controlled company” exemptions of any securities exchange on which its Equity Securities are listed, and the SCG Holders’ Representative is entitled to nominate its full slate of directors pursuant to the first sentence of Section 2.1(b), the SCG Holders’ Representative shall include among its nominees such number of NYSE Independent directors meeting requirements that, when taken together with other NYSE Independent directors, PubCo has the requisite number of NYSE Independent directors). For the avoidance of doubt, it is understood and agreed that, if at any time the number of directors entitled to be designated by the SCG Holders’ Representative pursuant to this Section 2.1 is less than the entire membership of the Board, subject to the rights of any other Person to nominate or designate one or more directors (including, without limitation, the right of the Members Representative to designate members for nominations to the Board in accordance with Section 2.1(a)), the remaining directors shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board and shall qualify as NYSE Independent.

(g) Controlled Company Exception. If PubCo is Controlled Company Eligible and the SCG Holders’ Representative so elects in writing that PubCo utilize any applicable “controlled company” exemptions, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions pursuant to the rules of the NYSE or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by the SCG Holders’ Representative, for so long as PubCo elects to be Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of NYSE Independent directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of NYSE Independent directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the NYSE or any other exchange on which the Equity Securities of PubCo are then listed.

(h) Compensation and Reimbursement of Expenses. Except to the extent the SCG Holders’ Representative may otherwise notify PubCo, any Members Directors shall be entitled to compensation consistent with the director compensation received by other directors on the Board, including any fees and equity awards. If PubCo adopts a policy that directors own a minimum amount of equity in PubCo, the Member Directors shall not be subject to such policy. PubCo shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(i) Indemnification. For so long as any Member Director serves as a director of PubCo, (i) PubCo shall provide such Member Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Member Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, Article VIII of the Certificate of Incorporation, Article VIII of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(j) D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary, and (ii) for so long as any Member Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of such Member Director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Member Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Member Director occurring at or prior to such event.

SECTION 2.2 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, and the Members agrees and acknowledges that the directors designated by the Members’ Representative may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with the Members. Each of the Members recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the Members covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit the Members from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.2 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of the Members, unless such Confidential Information is actually provided to such Person.

ARTICLE III

REGISTRATION RIGHTS

SECTION 3.1 Shelf Registration.

(a) Filing. PubCo shall file, within thirty (30) days of the Closing Date or such other earlier date as it is required in accordance with the Warrant Agreement or any other agreements concerning the registration of Registrable Securities to which PubCo is party (each, an “Other Registration Agreement”), a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective, under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any participating Holder reasonably requests, as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof (such date, the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC; provided, further, that PubCo shall have the Shelf declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Shelf will not be “reviewed” or will not be subject to further review; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder. In the event PubCo files a Form S-1 Shelf, PubCo shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, a majority-in-interest of the Founder Holders and any Holders of at least fifteen percent (15%) of the then-outstanding number of Registrable Securities may request (such requesting Holders, the “Demanding Holders”) to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. The Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Holder, subject to the first sentence of this Section 3.1(c); provided that PubCo shall not be obligated to effect, or to take any action to effect, any Underwritten Shelf Takedown otherwise permitted pursuant to this Section 3.1(c) if PubCo has already effected an Underwritten Shelf Takedown in the preceding six (6) month period; provided, further, under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to an Underwritten Shelf Takedown under this subsection 3.1(c) with respect to any or all Registrable Securities held by the Founder Holders (or any of their Permitted Transferees), except that a Registration shall not be counted for such purposes unless a Shelf has become effective and all of the Registrable Securities requested by the Demanding Holders who are Founder Holders to be registered in such Underwritten Shelf Takedown have been sold, in accordance with this Section 3.1 of this Investor Rights Agreement..

(d) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of

Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(e).

(f) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and at any time or from time to time that PubCo does not then have an effective Registration Statement outstanding covering all of the Registrable Securities, each Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Holder’s Registrable Securities (each, a “Demand Registration”). PubCo shall, within ten (10) days of its receipt of the Demand Registration request, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Demand Holder”) shall so notify PubCo, in writing, within five (5) days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Demand Holder(s) to PubCo, such Requesting Demand Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Requesting Demand Holders pursuant to such Demand Registration in accordance with the provision of this Section 3.1(f). Under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 3.1(f) with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 has become effective and all of the Registrable Securities requested by the Requesting Demand Holders to be registered on behalf of the Requesting Demand Holders in such Demand Registration have been sold, in accordance with Section 3.1 of this Investor Rights Agreement. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within sixty (60) days of filing; provided, that such deadline shall be extended to ninety (90) calendar days after the date of filing if the Registration Statement on Form S-1 is reviewed by, and comments thereto are provided from, the SEC; provided, further PubCo shall have the Form S-1 declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the deadline shall be extended to the next Business Day on which the SEC is open for business. The provisions of Section 3.1(c), Section 3.1(d) and Section 3.1(e) shall apply to this Section 3.1(f) as if a Demand Registration under this Section 3.1(f) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(f).

SECTION 3.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo proposes to conduct a registered offering of Equity Securities on behalf of any Holders (other than pursuant to Underwritten Shelf Registration), or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo, for its own account, in each case, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. PubCo shall use its reasonable best efforts to cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than a Demand Registration or an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to Other Registration Agreement, and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which

Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to Other Registration Agreements, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown or Demand Registration and all sales pursuant to such Underwritten Shelf Takedown or Demand Registration pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(d), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 3.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (b) to any Demand Registration or any Shelf Take-Down irrespective of whether such Shelf Take-Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

SECTION 3.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo and if required by the managing underwriter(s), each Holder that holds more than one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units for Class A Common Stock), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the ten (10) Business Days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units), each other Holder that is participating in the Underwritten Offering, and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

SECTION 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall use its commercially reasonable efforts to, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and, subject to the applicable terms of this Investor Rights Agreement, cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) at least three (3) calendar days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, as applicable, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), or such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process (other than service of process in connection with such qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) furnish to each seller of Registrable Securities under a Registration Statement or Prospectus such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(j) permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters,;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000), use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration.

SECTION 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing PubCo, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

SECTION 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo or the managing underwriter, if any, with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless, on or prior to the later of (i) the fifth (5th) Business Day following the date on which documents or other information are requested from such Holder and (ii) the second (2nd) Business Day prior to the first anticipated filing date of a Registration Statement or Prospectus pursuant to this Investor Rights Agreement, such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering of Equity Securities initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders, and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

SECTION 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

SECTION 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file, timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and, upon receipt of request from a Holder, to promptly furnish such Holder(s) with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

SECTION 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred, and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

SECTION 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other out-of-pocket expenses actually and reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable

Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with a single legal counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation, and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any out-of-pocket legal or other fees, charges or expenses actually and reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Warrant Agreement, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Founder Holders represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Warrant Agreement.

SECTION 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the reasons for non-compliance to the extent such information does not constitute disclosure of material non-public information.

SECTION 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

SECTION 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.12. Other than the Members and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

SECTION 3.15 Termination of Original RRA. Upon the Closing, PubCo, the Founder Holders and the Underwriter Holders hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

SECTION 3.16 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b) Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor hold any Registrable Securities directly, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that the members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(c) In the event that a Member distributes all of its Registrable Securities to its members, such distributees shall be treated as a Member under this Investor Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on a Member, as if such Member remained a single party to this Investor Rights Agreement.

(d) Notwithstanding the foregoing, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Member, as applicable.

SECTION 3.17 Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.

ARTICLE IV

LOCK-UP

SECTION 4.1 Lock-Up.

(a) Each Holder (other than the Underwriter Holders) severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below) applicable to such Person; provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) permitted pursuant to Article III, (iii) to PubCo of Class V Voting Stock Beneficially Owned by the Members in connection with the sale by the Members to the Operating Company of any Redeemed Post-Closing Company Units in accordance with the BCA, (iv) by any Member following the Member Lock-Up Period (as defined below), (v) pursuant to the exchange of Class A Common Units for Class A Common Stock and of Class V Voting Stock for Class A Common Units in accordance with the terms and conditions of the Company A&R LLCA, (vi) by Joseph Moglia following the Moglia Lock-Up Period (as defined below), or (vii) by any Founder Holder other than Joseph Moglia following the Founder Holder Lock-Up Period (as defined below). The “Member Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is nine (9) months after the Closing Date; provided that, the Member Lock-Up Period with respect to any Members Earnout Company Units and the Earnout Voting Shares shall not end prior to the date that such Members Earnout Company Units and Earnout Voting Shares are earned in accordance with the BCA. The “Moglia Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is twenty-four (24) months after the Closing Date. The “Founder Holder Lock-Up Period” shall be (i) (x) with respect to 50% of the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion, the earlier of (A) one year after the Closing Date and (B) the date on which the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing Date, and (y) with respect to the remaining 50% of the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion, one year after the Closing Date, or earlier, in each case, if, the Company consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property, and (ii) with respect to any (x) Private Placement Units (or any securities underlying the Private Placement Units, including the shares of Class A Common Stock and the Warrants included in the Private Placement Units and the shares of Class A Common Stock issued or issuable upon exercise of such Warrants) held by them or (y) any Warrants (or any shares of Class A Common Stock issued or issuable upon the exercise of the Warrants) held by them, until 30 days after the Closing Date. “Lock-Up Period” means with respect to the Members (including any Person who succeeds to such Member’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Member Lock-Up Period, with respect to Joseph Moglia (including any Person who succeeds to his rights under this Investor Rights Agreement pursuant to Section 5.1), the Moglia Lock-Up Period, and with respect to the Founder Holders other than Joseph Moglia (including any Person who succeeds to such Founder Holder’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Founder Holder Lock-Up Period. “Lock-Up Shares” means the Equity Securities in PubCo and the Operating Company held by the Holders, directly or indirectly, as of the Closing Date, including the Warrants (or any shares of Class A Common Stock resulting from the exercise of any Warrant), Class A Common Stock, Class V

Voting Stock, and the Class A Common Units held by the Members or the Founder Holders as of the Closing Date; provided that, solely with respect to Joseph Moglia, such term shall only apply to Equity Securities held directly by Mr. Moglia and any Equity Securities which are distributed or distributable by the Sponsor to Mr. Moglia.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities in the Operating Company (including the Retained Company Units and the Earnout Company Units), the Earnout Voting Shares, shares of Class V Voting Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

SECTION 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees (other than pursuant to clause (e) of the definition thereof), upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Members’ Representative, and in the case of such a Transfer by a Member or its Permitted Transferees, the Sponsor or (ii) (a) a charitable organization, upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Members’ Representative, and in the case of such a Transfer by a Member or its Permitted Transferees, the Sponsor; (b) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii)(a), clause (ii)(b) or clause (ii)(c) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement and, if applicable, and the Amended Sponsor Letter, by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement and, if applicable, the Amended Sponsor Letter.

SECTION 4.3 Other Lock-Up Restrictions. Each of PubCo and the Founder Holders hereby acknowledge and agree that this Article IV supersedes Section 7 of the Amended Sponsor Letter in all respects, and, upon execution of this Investor Rights Agreement by each of PubCo and the Founder Holders, the Amended Sponsor Letter shall be deemed amended to remove Section 7 of the Amended Sponsor Letter.

ARTICLE V

GENERAL PROVISIONS

SECTION 5.1 Assignment; Successors and Assigns; No Third-Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 3.16, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Members’ Representative, in the case of an assignment by the Sponsor, or the Sponsor, in the case of an assignment by a Member. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b) Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-Up Period applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the SCG Holders’ Representative assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement. The Parties acknowledge that there is no intention to form a “group” (as defined in Section 13(d)(3) of the Exchange Act) between the SCG Holders and any other Party to this Investor Rights Agreement.

(c) All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d) Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

SECTION 5.2 Termination. Except for Section 2.1(j), Section 2.1 shall terminate automatically (without any action by any Party) as to the SCG Holders at such time at which the SCG Holders’ Representative no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 3.10 shall survive any such termination with respect to such Holder.

SECTION 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

SECTION 5.4 Entire Agreement; Amendments; No Waiver.

(a) This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the BCA, the Company A&R LLC, and all other Ancillary Agreements, constitute the entire agreement among the

Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b) No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own five percent (5%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Class A Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision. Notwithstanding anything to the contrary contained in this Section 5.4(b), Section 2.1 may be amended or modified in whole or in part solely with the express written consent of (i) PubCo and (ii) the SCG Holders’ Representative.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own fifteen percent (15%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, (iv) at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders and (v) if such Party is not already required to sign pursuant to clauses (i) through (iv), the Party to be bound.

(d) Notwithstanding the foregoing provisions of this Section 5.4, other than with respect to amendments, modifications, waivers or consents relating to or airing out of Article IV, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to the Sponsor, and the Founder Holders or (ii) the Members’ Representative or a particular Member or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to such Member or all of the Members.

SECTION 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

SECTION 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission, which may include electronic confirmation) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

OppFi, Inc.

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

if to the Members, to:

Opportunity Financial, LLC

130 E. Randolph Street, Suite 3300

Chicago, IL 60601

Attention: Jared Kaplan

Email: jkaplan@opploans.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

200 S. Biscayne Boulevard, Suite 2500

Miami, FL 33131

Attention: Joshua M. Samek, Esq.

Email: joshua.samek@dlapiper.com

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz and David Vennettilli

Email: todd.schwartz@schwartzcap.com and dvennettilli@schwartzcap.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

if to the Sponsor:

FG New America Acquisition Corp.

105 S. Maple Street

Itasca, IL 60143

Attention: Larry G Swets, Jr.

Email: lswets@itascafinancial.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Gary Silverman, Elliott Smith

Email: gary.silverman@whitecase.com, elliott.smith@whitecase.com if to the Underwriter Holders:

[●]

[●]

[●]

with a copy (which shall not constitute notice) to:

[●]

[●]

[●]

if to the Members’ Representative:

Schwartz Capital Group

One North Wacker Drive

Suite 3605

Chicago, IL 60606

Attention: Todd Schwartz and David Vennettilli

Email: todd.schwartz@schwartzcap.com and dvennettilli@schwartzcap.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Thomas J. Ivey, Esq.

Email: thomas.ivey@skadden.com

SECTION 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING IN RESPECT OF ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT.

THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in each case in Wilmington, Delaware, in any Proceeding arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

SECTION 5.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

SECTION 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

SECTION 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws, and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement, and (y) remove such restrictive legends upon the request of a Holder following the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

SECTION 5.11 No Third-Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:
OPPFI, INC.

By:
Name:
Title:

SPONSOR:
FG NEW AMERICA INVESTORS LLC.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

MEMBERS’ REPRESENTATIVE:

Todd Schwartz

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

MEMBERS:

[●]

[Signature Page to Investor Rights Agreement]

Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Investor Rights Agreement and the Amended Letter, made as of                , is between                (“Transferor”) and                (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], among OppFi, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”) and that certain Amended Sponsor Letter, dated as of [●] (the “Amended Letter”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement and the Amended Letter by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Amended Letter.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement and the Amended Letter, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and the Amended Letter and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Amended Letter.

Notice. Any notice, demand or other communication under the Investor Rights Agreement or the Amended Letter to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement or Section [6] of the Amended Letter, as applicable.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

[Exhibit A to Investor Rights Agreement]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

By:
Name:
Title:

TRANSFEREE:

By:
Name:
Title:
Address for notices:

[Signature Paget to Exhibit A to Investor Rights Agreement]

ANNEX K

February 7, 2021

Board of Directors

FG New America Acquisition Corp.

Attn: Mr. Larry G. Swets Jr.

Ladies and Gentlemen:

We understand that FG New America Acquisition Corp., a Delaware corporation (“FGNA” or “Buyers”) has signed a letter of intent (“LOI”), proposing a business combination transaction (“Acquisition”) between FGNA and Opportunity Financial, LLC, a Delaware limited liability company (together with its subsidiaries, “OppFi” or “Sellers”), whereby Buyers will purchase, own and control OppFi for a combination of cash and common stock of the continuing public company, which will be a Delaware corporation (“PubCo”). The total equity value ascribed to OppFi for purposes of the Acquisition will be approximately $743 million (the “Equity Value”) (for the avoidance of doubt, the Equity Value and Final Closing Date Purchase Price described below do not include a) the additional value associated with any Earn Out Shares (as defined below) paid to Sellers following the closing in the manner described below and b) any shares held by FG New America Investors LLC (“Sponsor”)). Subject to adjustment described below, the portion of the Final Closing Date Purchase Price payable to the Sellers in cash will equal amounts held in the Trust Account (after payment for any redemptions of FGNA’s public shares in connection with the Closing (the “Redemptions”), which is expected to be $243,000,000 (“Cash Consideration”), but will be no less than $200,000,000. The actual amount of cash consideration paid to the Sellers (between $200,000,000 and $243,000,000) shall be referred to herein as the “Final Cash Consideration”. Of the Final Closing Date Purchase Price, at least $500 million will be paid to the Sellers in common shares of PubCo (the “Minimum Stock Consideration”), valued at $10.00 per share (the “Closing Share Price”). The Minimum Stock Consideration paid in common shares of PubCo shall be increased by a number of common shares that are equal to the quotient obtained by dividing a) the amount by which Cash Consideration exceeds Final Cash Consideration, by b) the Closing Share Price (such aggregate increased Minimum Stock Consideration, the “Final Stock Consideration”). For the avoidance of doubt, the Final Closing Date Purchase Price shall comprise i) Final Cash Consideration and ii) Final Stock Consideration. In addition to the PubCo common stock comprising the Final Closing Date Purchase Price, 25,500,000 additional shares of PubCo common stock (the “Earn Out Shares”) will be issued by PubCo to the Sellers. (i) One-third of the Earn Out Shares will be fully earned following the date upon which the per-share price of PubCo common stock closes at $12.00 or higher for any 20 out of 30 consecutive trading days over the first 36 months following the Closing, (ii) one-third of the Earn Out Shares will be fully earned following the date upon which the per-share price of PubCo common stock closes at $13.00 or higher for any 20 out of 30 consecutive trading days over the first 36 months following the Closing, and (iii) one-third of the Earn Out Shares will be fully earned following the date upon which the per-share price of PubCo common stock closes at $14.00 or higher for any 20 out of 30 consecutive trading days over the first 36 months following the Closing. For the avoidance of doubt, the Earn Out Shares, and any interests in the Earn Out Shares, will be fully extinguished at the conclusion of the 36 month period following the Closing, should the PubCo shares not close at or above the respective $12, $13 and $14 prices for the 20 out of 30 trading days within the 36 month period following the Closing as described above. For the avoidance of doubt, the Earn Out Shares, and any interests in the Earn Out Shares, will be restricted from direct or indirect transfers (or agreements to engage in such direct or indirect transfer) until the date on which such Earn Out Shares are actually earned. The applicable Earn Out Shares shall be immediately earned at the closing of a change in control that is entered into during the 36 months following the Closing if the price per share payable to the PubCo stockholders in such change in control is greater than or equal to the applicable $12, $13, or $14 prices.

You have requested our opinion (the “Opinion”), as investment bankers, as to the fairness of the consideration paid by FGNA in connection with the Acquisition from a financial point of view. Our Opinion therefore addresses only the fairness, from a financial point of view, of the consideration paid by FGNA in the

Acquisition, and we do not express any views on any other terms of the Acquisition, nor do we express an opinion about the fairness of the amount or nature of the compensation to any of FGNA’s officers, directors, or employees, or class of such persons, relative to the compensation to the public shareholders of FGNA. Specifically, we have not been requested to opine as to, and our Opinion does not in any manner address, the relative merits of the Acquisition as compared to any alternative business strategy that might exist. We did not engage in negotiations and are not aware of any alternative transactions. As such, this is not an opinion as to the merits of the Acquisition relative to any alternative transaction or business strategy (including liquidation).

In arriving at our Opinion, we have:

•	reviewed historical and projected financial information prepared by OppFi and FGNA management concerning OppFi,

•	reviewed publicly available non-financial information concerning OppFi;

•

conducted discussions with FGNA and OppFi senior management concerning OppFi’s historical financial results, business prospects and projected financial information; • reviewed the LOI and analyzed the value of the consideration;

•

conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion, including discounted cash flow analyses;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of OppFi; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion.

In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for the independent verification of such information, and we have further relied upon the assurances of FGNA management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have also assumed that obtaining all regulatory approvals and third party consents, including the approval by FGNA’s shareholders if applicable, required for the consummation of the Acquisition will not have a materially adverse impact on FGNA or on the anticipated benefits of the Acquisition. In addition, we have assumed that the Acquisition will be consummated in accordance with the terms set forth in the LOI without any waiver, amendment or delay of any material terms or conditions thereof. In arriving at our Opinion, we did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of OppFi, nor were we furnished with any such evaluations or appraisals, other than the draft financial statements of OppFi. We relied upon the assurances of FGNA management that the audited financial statements of OppFi will not materially differ from the draft versions. Our Opinion set forth herein is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date hereof without independent verification.

FGNA has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion. We have been engaged by FGNA to render this opinion and will receive a fee in connection therewith upon delivery of this opinion, which is not contingent upon the consummation of the Acquisition. No part of our fee is conditioned upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the FGNA. We have in the past provided investment banking services to FGNA, including as underwriter of FGNA’s initial public offering (“IPO”), for which services we have received compensation, including cash and a Right of First Refusal on future transactions. Also, in connection with the IPO, the FGNA issued to us Underwriter Units comprised of FGNA common stock and common stock purchase warrants that could become worthless if the Acquisition or another business combination is not consummated within the two-year period specified in the IPO prospectus. In connection with the past investment banking services provided to FGNA, several of our employees own Underwriter Units of FGNA. Pursuant to an Advisory Agreement with the FGNA, if, during the period we are retained thereunder, or within two (2) years thereafter, (a) an Acquisition is consummated with OppFi, or (b) FGNA enters into a definitive agreement with OppFi to engage in an Acquisition, FGNA shall pay ThinkEquity (i) an advisory fee in an amount equal to $500,000 and (ii) the fee payable to ThinkEquity pursuant to Section 3.31 of the Underwriting Agreement between the FGNA and ThinkEquity (the “Underwriting Agreement”) payable upon consummation of the Acquisition, and to be reimbursed up to $10,000 in expenses. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after the date of this Opinion. No limitations were imposed upon us by FGNA with respect to the investigations made or procedures followed by us in rendering our Opinion.

Our Opinion is provided for the use and benefit of the Board of Directors of FGNA and is rendered to the Board of Directors. This Opinion is not intended and does not constitute a recommendation as to any action the Board of Directors of FGNA should take in connection with the Acquisition or to any stockholder of FGNA as to how a stockholder should vote with respect to the Acquisition if, in fact, a shareholder vote is deemed necessary by FGNA. Further, we express no opinion herein as to the structure, terms or effect of any other aspect of the Acquisition including, without limitation, the tax, accounting or regulatory consequences thereof. This Opinion is not to be reprinted, reproduced or disseminated without our prior written consent, and is not to be quoted or referred to, in whole or in part, in connection with the Acquisition or any other matter; provided that we understand and agree that if this Opinion is required pursuant to any applicable statute or regulation to be included in any materials to be filed with the Securities and Exchange Commission or mailed to the shareholders of FGNA in connection with the Acquisition, the Opinion may be reproduced in such materials only in its entirety, and any description of or reference to us or any summary of this Opinion in such materials must be in a form acceptable to and consented to in advance in writing by us, such consent not to be unreasonably withheld.

Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth herein, and after approval from our Fairness Committee, we are of the opinion that, as of the date hereof, the consideration to be paid by FGNA in connection with the Acquisition is fair from a financial point of view.

Respectfully submitted,

ThinkEquity, a division of Fordham Financial
Management, Inc.

OppFi

Takeaway

The company has built a best-in-class Artificial Intelligence (AI)/Machine Learning (ML) risk underwriting engine. OppFi operates in a large and growing total available market (TAM) with upside from vertical expansion (credit card, payroll deduction lending). Product expansion provides the next leg of growth, given that the company’s AI tech infrastructure can layer on new loan types (credit card, payroll). Business model scale from repeat customers, new customers, and share-of-wallet supports compounded revenue growth and margin improvement.

The company’s acquisition engine is a key differentiator. It is different than traditional lending companies in how they acquire customers. Rely less on conventional direct mail channels and more through strategic partnerships and organic acquisition sources. This drives an estimated 80% of acquisitions, which preserve the unit economics.

OppFi is a best-in-class consumer experience in an estimated $118 billion personal loan market.

The company has stable and improving unit economics, with an estimated 30% lifetime contribution margin on revenue realized. The margin expansion contributors include – borrower acquisition and continued scale/technology efficiencies, repeat borrowers, and mix shift to more significant bank sourced loans. In the long-run, increased loan origination automation and the mix-shift to bank partner loans should expand the contribution margin.

The company has a deep AI executive bench, and technology improvements across its platform will create a network effect in its models. Risks include execution to plan, referral partner concentration risk, rising rates, timeline to expand verticals, and loan performance through covid-19.

Platform Play

OppFi competitive advantage is its risk underwriting engine. The underwriting algorithm uses leading-edge AI and ML techniques that improve predictive power over time as more repayment events are input into the model. The company has also incorporated more variables into its predictive models and more advanced modeling techniques.

Model improvement is demonstrated in the relationship between automated loans and fraud losses. As the percent of fully automated loans increases to 75%, the fraud percentage declined. A non-action letter from CFPB’s Office of Innovation would further reinforce its use of AI/ML for underwriting loans.

Business Model

With the continuous improvement in the model, the company can offer lower APRs for borrowers, increasing conversion rates and rate requests. Underwriting improvements translate to lower loss rates and less need to subsidize bad loans with good borrowers’ revenues. This helps the company lower APRs for good borrowers, which improves funnel conversion.

Ability and Quality of Lending Partners

The company has significant debt capacity (committed credit facility $470 million, with current utilization at approximately 30%. This translates to lower execution and financing risk. With operational improvements, the cost of non-bank financing has come down. The company closed its most recent credit facility at L+6, a more than 50% reduction versus the facility in 2017 (L+13.25).

Further validation of the business model is that the company added bank financing in 2019 (at L+4.25). The company’s blue-chip lending partners include the Bank of Montreal. Wells Fargo is an established vendor as a Treasury provider, and the company is in discussions to expand the relationship to access credit.

Expanding Market

OppFi primarily operates in the unsecured personal loan category. This is one of the fastest-growing segments of consumer credit. Unsecured personal loans originated by fintech have outpaced the market growth. According to the Federal Reserve, fintech originated personal loans comprised almost 40% of the total personal loan balances at the end of 2018, up from 5% in 2013. OppFi should benefit from this trend. There is also an opportunity for the company to move into adjacent categories – credit card and payroll deduction lending.

Competitive Landscape

OppFi competitors range from traditional banks to fintech. The table below provides a high-level overview of the competitive landscape.

Competitive Landscape Company	Personal	Auto	Home	HELOC	Student	SMB	Credit Card
OppFi	x						x
Upstart	x	x
LendingClub	x					x
LendingTree	x	x	x	x	x	x
Peerform	x	x				x
Prosper	x			x
Marcus	x
Payoff	x
SoFi	x	x	x	x	x	x	x
Avant	x
Tala	x
Lightstream	x	x
Credit Acceptance Corp		x
OneMain Financial	x
Upgrade	x
Rocket Loans			x
LoanDepot
Venmo							x
Chime							x

Sources: Company Reports

The Acquisition Engine

Different than traditional lending companies in how they acquire customers. Rely less on conventional direct mail channels and more through strategic partnerships and organic acquisition sources. This drives an estimated 80% of acquisitions, which preserve the unit economics.

Valuation Analysis

The company has less than 1% penetration in the served market. The target market is underserved, as demonstrated in the company’s historical revenue growth from $9 million in 2015 to $323 million in 2020. Once past the macro effects of covid-19, growth could return to historical trend lines.

The new products should impact the P&L positively, beginning in 2023. The company has taken a measured approach to financial projections.

Our price target is derived from a blend of valuation techniques: relative EV/revenues valuation, relative EV/EBITDA, and discount cash flow (DCF) model. The peer group consists of fintech companies and online lending marketplaces.

Our EV estimate of $1.1 billion is a conservative 8x 2021e EBITDA and 2x 2021 estimated sales, both at the conservative end of the peer group valuation range. Applying net debt of $150 million translates to an equity value of $950 million.

We expect margins to expand with progress on automating originations and benefits from marketing efficiencies. Upside could also come from increased bank partners and greater repeat borrower frequency. A risk factor is that with only a minority of originated loans coming from bank partners, OppFi’s vision of becoming banking software is still in its early days.

Market Multiples Analysis of Financials Companies

(Amounts listed in USD. Numbers in millions, except per share data)
	Stock Price (1)		Market Value of Equity	Enterprise Value(2)	Enterprise Value as a Multiple of:														Price as a Multiple of:				Projected EPS
					Sales						EBITDA						EBIT		CY+1		CY+2			PEG
Company					LTM		CY+1		CY+2		LTM		CY+1		CY+2		LTM		EPS		EPS		Growth	Ratio
PayPal Holdings, Inc.	249.10		291,868.4	287,418.4	14.16	x	13.42	x	11.33	x	71.3	x	46.7	x	39.1	x	89.5	x	65.7	x	54.9	x	22.1%	2.5	x
Square, Inc.	227.63		102,646.7	102,433.9	13.39		10.92		7.75		6,870.1		237.7		153.2		NM		300.1		198.4		38.8%	5.1
Afterpay Limited	110.11	(3)	31,397.1	31,287.2	86.54		55.99		33.43		4,328.7		506.0		292.3		NM		5,560.5		587.1		0.0%	NM
Shift4 Payments, Inc.	71.30		3,219.4	3,577.5	4.72		4.60		3.26		NM		39.6		22.8		NM		NM		125.2		0.0%	NM
Open Lending Corporation	39.40		4,996.0	5,045.1	52.92		48.60		23.02		NM		77.4		33.1		NM		NM		47.1		51.8%	0.9
Upstart Holdings, Inc.	75.47		5,468.6	5,693.4	20.51		25.84		15.88		NM		251.0		212.7		NM		526.8		316.1		0.0%	NM
LendingTree, Inc.	327.43		4,296.7	4,806.4	5.10		5.30		4.48		NM		40.5		28.4		NM		293.4		95.4		33.2%	2.9
EverQuote, Inc.	47.60		1,322.2	1,276.3	3.95		3.74		3.07		NM		72.2		48.3		NM		NM		NM		98.0%	NM
GreenSky, Inc.	5.39		385.0	994.2	1.91		1.91		1.69		13.1		9.4		21.5		14.1		27.4		74.2		0.0%	NM
LendingClub Corporation	11.51		1,053.2	999.8	1.70		3.08		2.09		12.5		NM		14.5		43.2		NM		NM		0.0%	NM

				High	86.54	x	55.99	x	33.43	x	6,870.1	x	506.0	x	292.3	x	89.5	x	5,560.5	x	587.1	x	98.0%	5.1	x
				Average	20.49		17.34		10.60		2,259.2		142.3		86.6		48.9		1,129.0		187.3		24.4%	2.8
				Median	9.24		8.11		6.12		71.3		72.2		36.1		43.2		296.8		110.3		11.0%	2.7
				Low	1.70		1.91		1.69		12.5		9.4		14.5		14.1		27.4		47.1		0.0%	0.9

(1)	Financial data provided by Thomson Reuters, Google Finance, Company Reports and ThinkEquity estimates as of 02/02/2021
(2)	Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.
(3)	Converted to USD from AUD at an exchange rate of 0.759.

We considered for valuation an alternate peer group of non-bank lending companies. Using median EV/S and EV/EBITDA multiples also results in EV of approximately $1.1 billion and equity value of $950 million.

Market Multiples Analysis of Financials Companies

(Amounts listed in USD. Numbers in millions, except per share data)
	Stock Price (1)	Market Value of Equity	Enterprise Value(2)	Enterprise Value as a Multiple of:														Price as a Multiple of:				Projected EPS
				Sales						EBITDA						EBIT		CY+1		CY+2
Company				LTM		CY+1		CY+2		LTM		CY+1		CY+2		LTM		EPS		EPS		Growth
LendingClub Corporation	11.51	1,053.2	999.8	1.70	x	3.08	x	2.09	x	12.5	x	NM		14.5	x	43.2	x	NM		NM		0.0%
Elevate Credit, Inc.	4.23	161.0	387.6	0.60		0.81		0.87		2.8		2.6		5.4		3.0		3.7		16.6		0.0%
CURO Group Holdings Corp.	17.14	700.8	1,412.0	1.49		1.67		1.42		6.9		7.9		8.1		7.6		10.1		11.2		0.0%
Atlanticus Holdings Corporation	28.50	413.3	1,192.6	4.78		NM		NM		NM		NM		NM		NM		NM		NM		0.0%
Consumer Portfolio Services, Inc.	4.05	91.4	2,227.8	12.71		8.06		8.54		NM		17.9		17.4		NM		6.4		5.6		0.0%
Enova International, Inc.	23.56	840.3	1,232.3	1.74		1.16		0.93		NM		3.8		5.4		NM		3.9		5.1		0.0%
Oportun Financial Corporation	16.89	466.3	1,724.9	3.16		2.97		2.66		NM		107.4		28.6		NM		NM		10.1		0.0%
Repay Holdings Corporation	24.42	1,899.9	2,018.1	13.71		13.24		10.72		115.8		31.3		25.1		NM		46.1		40.8		0.0%
PayPal Holdings, Inc.	249.10	291,868.4	287,418.4	14.16		13.42		11.33		71.3		46.7		39.1		89.5		65.7		54.9		22.1%
Upstart Holdings, Inc.	75.47	5,468.6	5,693.4	20.51		25.84		15.88		185.7		251.0		212.7		200.8		526.8		316.1		0.0%
FinServ Acquisition Corp.	16.70	135.5	134.3	NM		NM		NM		NM		NM		NM		NM		NM		NM		0.0%
Social Capital Hedosophia Holdings Corp. V	24.33	502.8	503.0	NM		NM		NM		NM		NM		NM		NM		NM		NM		0.0%

			High	20.51	x	25.84	x	15.88	x	185.7	x	251.0	x	212.7	x	200.8	x	526.8	x	316.1	x	22.1%
			Average	7.46		7.81		6.05		65.8		58.6		39.6		68.8		94.7		57.5		1.8%
			Median	3.97		3.08		2.66		41.9		24.6		17.4		43.2		10.1		13.9		0.0%
			Low	0.60		0.81		0.87		2.8		2.6		5.4		3.0		3.7		5.1		0.0%

(1)	Financial data provided by Thomson Reuters, Google Finance, Company Reports and ThinkEquity estimates as of 02/02/2021
(2)	Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.

For comparison, we also included a broader set of OppFi peers. This set comprises next-gen financial businesses like nCino, Open Lending, PayPal, and Square. We have AI/ML companies like Lemonade, referral businesses like MediaAlpha, and marketplace businesses like Lending Tree in this peer group. Using a 2.6x EV/S at the conservative end of the valuation spectrum translates to an EV value of $1.1 billion and an equity value of $950 million.

Market Multiples Analysis of Peer Group Companies

(Amounts listed in USD. Numbers in millions, except per share data)
	Stock Price (1)	Market Value of Equity	Enterprise Value(2)	Enterprise Value as a Multiple of:														Price as a Multiple of:				Projected EPS
				Sales						EBITDA						EBIT		CY+1		CY+2			PEG
Company				LTM		CY+1		CY+2		LTM		CY+1		CY+2		LTM		EPS		EPS		Growth	Ratio
nCino, Inc.	72.93	6,731.0	6,356.6	34.14	x	31.63	x	25.71	x	NM		NM		NM		NM		NM		NM		0.0%	NM
Open Lending Corporation	40.62	5,150.7	5,199.8	54.54		50.09		23.73		83.6		79.8		34.1		85.1		NM		48.6		51.8%	0.9
PayPal Holdings, Inc.	251.90	295,149.2	290,699.2	14.32		13.57		11.45		72.1		NM		NM		90.5		NM		NM		22.1%	NM
Square, Inc.	227.94	102,786.5	102,573.7	13.40		10.93		7.74		NM		238.0		153.6		NM		300.5		198.8		38.8%	5.1
Intuit Inc.	380.15	104,938.8	101,779.8	12.99		12.63		10.52		NM		32.6		30.0		NM		45.1		43.3		15.3%	2.8
LendingClub Corporation	12.78	1,351.3	1,297.9	2.20		4.00		2.71		NM		NM		18.8		NM		NM		NM		0.0%	NM
Lemonade, Inc.	149.98	8,982.4	8,392.0	86.16		90.19		75.22		NM		NM		NM		NM		NM		NM		0.0%	NM
MediaAlpha, Inc.	58.00	3,404.9	3,598.3	6.91		6.44		5.05		77.0		65.7		58.3		84.1		123.6		192.0		0.0%	NM
LendingTree, Inc.	335.11	4,397.5	4,907.2	5.20		5.41		4.58		61.1		41.3		29.0		235.5		300.3		97.6		33.2%	2.9
ANGI Homeservices Inc.	15.14	7,566.9	7,426.7	5.06		5.07		4.47		83.3		45.0		38.7		NM		NM		NM		30.5%	NM
Fiverr International Ltd.	242.53	8,517.0	8,307.3	50.92		44.26		32.05		NM		912.5		314.8		NM		1,136.2		395.7		0.0%	NM
GoodRx Holdings, Inc.	51.50	20,099.5	19,757.9	38.71		36.25		26.81		249.8		98.8		84.8		315.8		NM		986.2		38.8%	25.4

			High	86.16	x	90.19	x	75.22	x	249.8	x	912.5	x	314.8	x	315.8	x	1,136.2	x	986.2	x	51.8%	25.4	x
			Average	27.05		25.87		19.17		104.5		189.2		84.7		162.2		381.1		280.3		19.2%	7.4
			Median	13.86		13.10		10.99		80.2		72.7		38.7		90.5		300.3		192.0		18.7%	2.9
			Low	2.20		4.00		2.71		61.1		32.6		18.8		84.1		45.1		43.3		0.0%	0.9

(1)	Financial data provided by Thomson Reuters, Google Finance, Company Reports and ThinkEquity estimates as of 02/03/2021
(2)	Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.

We have also listed below the financial metrics on precedent software transactions.

Multiples Analysis of Selected Precedent Application Software Transactions

(Amounts listed in USD. Numbers in millions, except per share data)
			Offer Value of Equity (1)	Transaction Value(2)			Pre-Synergies:
							Transaction Value /					Offer Value		Offer Price
		Date Announced			Consideration		LTM		LTM	LTM		Book		Earnings Per Share
Target	Acquiror				% Cash	% Stock	Sales		EBITDA	EBIT		Value		CY+1		CY+2
Finicity Corporation	Mastercard Incorporated	Jun-23-2020	825.0	985.0	100.0%	NA	NA		NA	NA		NA		NA		NA
TravelClick, Inc.	Amadeus Americas, Inc.	Aug-10-2018	1,520.0	1,520.0	100.0%	NA	NA		NA	NA		NA		NA		NA
Eze Software Group LLC	SS&C Technologies Holdings, Inc.	Jul-31-2018	1,450.0	1,450.0	100.0%	NA	NA		NA	NA		NA		NA		NA
Viewpoint, Inc.	Trimble Inc.	Apr-23-2018		1,200.0	NA	NA	7.73		705.9	NA		NA		NA		NA
Callidus Software Inc.	SAP America, Inc.	Jan-30-2018	2,568.3	2,425.9	100.0%	NA	9.59		(436.2)	(119.7)		10.5		68.18		48.65
Mentor Graphics Corporation	Siemens Industry, Inc.	Nov-14-2016	4,247.0	4,389.9	100.0%	NA	3.42		16.8	20.4		3.1		20.36		17.65
Solera Holdings, Inc.	Vista Equity Partners LLC and others	Sep-13-2015	3,785.4	6,558.6	100.0%	NA	5.47		15.3	25.8		(82.4)		18.68		16.39
Dealertrack Technologies, Inc.	Cox Automotive, Inc.	Jun-15-2015	3,559.2	4,447.3	100.0%	NA	4.48		37.2	834.2		3.3		43.51		33.74
Fundtech Ltd.	DH Corporation	Mar-30-2015		1,250.0	NA	NA	7.93		67.8	109.3		NA		NA		NA
SS&C Advent	SS&C Technologies Holdings, Inc.	Feb-2-2015	2,372.5	2,664.1	97.6%	2.4%	6.61		25.2	29.5		(47.4)		28.68		26.78
Digital Insight Corporation	`	Dec-2-2013	1,645.0	1,650.0	NA	NA	6.93		27.1	38.0		6.4		NA		NA
Harland Financial Solutions, Inc.	Davis + Henderson Corporation	Jul-23-2013	1,200.0	1,628.7	100.0%	NA	5.79		18.4	32.4		68.6		NA		NA
Comverse Technology Inc.	Verint Systems Inc.	Aug-13-2012	984.6	1,471.9	NA	100.0%	0.90		9.3	20.8		2.2		28.07		17.27

						High	9.59	x	705.9x	834.2	x	68.57	x	68.18	x	48.65	x
						Average	5.88		48.7	110.1		(4.47)		34.58		26.75
						Median	6.20		21.8	29.5		3.19		28.38		22.22
						Low	0.90		(436.2)	(119.7)		(82.40)		18.68		16.39

(1)	Financial data from Thomson Reuters, Google Finance, Company Reports and ThinkEquity estimates.
(2)	Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.
(3)	Adjusted EBITDA = Target’s LTM EBITDA + announced annual synergies.

DCF Valuation

The DCF model assumes free cash flow growth at a 28% CAGR from 2021–2025, a WACC of 9%, and a net debt of $150 million, yielding an enterprise value of $1.1 billion.

Discounted Cash Flow Analysis

USD in millions
	Historical year ending 12/31/			Projected year ending 12/31/					2020-2025 CAGR
	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue from Fees, Net	134.0	268.0	323.0	418.0	655.0	875.0	1,118.0	1,362.0	33.4%
Marketing plus Provision for Loan Losses	77.3	152.0	136.0	178.0	313.0	421.0	543.0	672.0

Contribution Profit	56.7	116.0	187.0	240.0	342.0	454.0	575.0	690.0	29.8%
Product Development plus SG&A Expenses	30.8	54.4	79.0	106.0	156.0	196.0	245.0	291.0

EBITDA	25.9	61.6	108.0	134.0	186.0	258.0	330.0	399.0	29.9%
EBITDA Margin	19.3%	23.0%	33.4%	32.1%	28.4%	29.5%	29.5%	29.3%
Less: Depreciation and amortization	2.4	4.3	6.8	12.9	18.4	19.8	21.4	21.7

Adj. EBT	28.3	65.9	114.8	146.9	204.4	277.8	351.4	420.7	29.7%
Taxes @ 25.0%	(7.1)	(16.5)	(28.7)	(36.7)	(51.1)	(41.4)	(53.6)	(65.4)

Tax-effected EBIT	21.2	49.4	86.1	110.2	153.3	236.4	297.8	355.3	32.8%
Plus: Depreciation and amortization	(2.4)	(4.3)	(6.8)	(12.9)	(18.4)	(19.8)	(21.4)	(21.7)
Less: Capital expenditures	(7.3)	(14.3)	(8.9)	(19.8)	(20.9)	(26.5)	(27.0)	(24.7)
Less: Additions to intangibles		0.0	0.0	0.0	0.0	0.0	0.0	0.0
(Increase)/decrease in working capital	(20.6)	(79.2)	(119.3)	(14.8)	(254.3)	(308.9)	(394.9)	(201.2)

Unlevered Free Cash Flow	25.0	51.6	79.2	51.9	116.0	164.2	217.8	272.3	28.0%

Assumptions
Sales growth	100.4%	100.0%	20.5%	29.4%	56.7%	33.6%	27.8%	21.8%
Marketing plus Provision for Loan Losses (as a % sales)	57.7%	56.7%	42.1%	42.6%	47.8%	48.1%	48.6%	49.3%
Product Development plus SG&A (as a % sales)	23.0%	20.3%	24.5%	25.4%	23.8%	22.4%	21.9%	21.4%
CapEx (as a % sales)	5.4%	5.3%	2.8%	4.0%	4.0%	4.0%	4.0%	4.0%
Depreciation (as a % of CapEx)	32.9%	30.1%	76.4%	65.2%	88.0%	74.7%	79.3%	87.9%

Unlevered Free Cash Flow				51.9	116.0	164.2	217.8	272.3
Discount period				1.0	2.0	3.0	4.0	5.0
WACC				8.5%	8.5%	8.5%	8.5%	8.5%
Discount factor				0.922	0.849	0.783	0.722	0.665

Present value of each Unlevered Free Cash Flow				47.8	98.5	128.6	157.2	181.1

Multiple Method
Weighted average cost of capital:	9.0%
Net present value of free cash flow	613.2
Terminal multiple	2.0	x
Terminal value	798.0
Present value of the terminal value	518.6
Enterprise value	1,131.8
Less: Net debt*	(150.0)
Equity value	981.8

*	Note: Net debt represents total debt plus noncontrolling interest plus preferred stock, less cash & short term investments.

Sources: Company Reports and ThinkEquity estimates

Peer Group Weighted Average Cost of Capital Calculation

USD in millions as of 02/02/2021

Comparable Companies	Ticker	Levered Beta	Debt	Mkt. Val. Equity	Debt / Mkt. Cap.	Debt / Total Cap.	Marginal Tax Rate	Unlevered Beta
PayPal Holdings, Inc.	PYPL	1.1	9,664.0	291,868.4	3.3%	3.2%	25.00%	1.0
Square, Inc.	SQ	2.1	2,668.4	102,646.7	2.6%	2.5%	25.00%	2.0
Afterpay Limited	ASX:APT	1.9	323.8	31,719.5	1.0%	1.0%	25.00%	1.9
Shift4 Payments, Inc.	FOUR	0.0	439.5	3,219.4	13.7%	12.0%	25.00%	—
Open Lending Corporation	LPRO	0.0	164.2	4,996.0	3.3%	3.2%	25.00%	—
Upstart Holdings, Inc.	UPST	0.0	115.4	5,468.6	2.1%	2.1%	25.00%	—
LendingTree, Inc.	TREE	1.4	696.9	4,296.7	16.2%	14.0%	25.00%	1.3
EverQuote, Inc.	EVER	1.1	0.0	1,322.2	0.0%	0.0%	25.00%	1.1
GreenSky, Inc.	GSKY	1.4	912.9	385.0	237.1%	70.3%	25.00%	0.5
LendingClub Corporation	LC	1.2	391.8	1,053.2	37.2%	27.1%	25.00%	0.9

Average		1.0	1,537.7	44,697.6	31.7%	13.5%	25.00%	1.3
Re-levered Beta = Averaged Unlevered Beta x (1 + Debt / Equity x (1 - Tax Rate)) 1.257 x (1 + 2.1% x (1 - 25.0%)) = 1.277						Re-levered Beta		1.3

1)	Yield on the 10 year U.S. Government Bond

Source: Thomson Reuters, Google Finance, Company Reports, and ThinkEquity estimates

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION NOTICE OF SPECIAL MEETING IN LIEU OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS OF FG NEW AMERICA ACQUISITION CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints [ ] and [ ] (together, the “Proxies”), and each of them independently, with full of power substitution, as proxies to vote the shares that the undersigned is entitled to vote at the special meeting of shareholders of FG NEW AMERICA ACQUISITION CORP. (“FGNA”) to be held at [ ] a.m., Eastern time on [ ] at https://[ ] and at any adjournments and/or postponements thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” EACH PROPOSAL PRESENTED TO STOCKHOLDERS. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY. PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY CARD PROMPTLY. (Continued and to be marked, dated and signed on the reverse side) ï± PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.ï± Important Notice Regarding the Availability of Proxy Materials for the Special Meeting in lieu of the 2021 Annual Meeting of Stockholders to be held on [ ], 2021. This notice of Special Meeting in lieu of the 2021 Annual Meeting and the accompanying Proxy Statement are available at: https://[ ]

Please mark your votes like this x FG NEW AMERICA ACQUISITION CORP.—THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 8. Proposal No. 1 — Business Combination Proposal — To FOR AGAINST ABSTAIN or 12(g) of the Exchange Act, with any interested stockholder consider and vote upon a proposal to approve and adopt the (which, as defined in the proposed charter, shall not include Business Combination Agreement, dated as of February 9, 2021 ( SCG or any of its affiliates, or any person that acquires (other copy of which is attached to this proxy statement as Annex A) (as than in a registered public offering) directly from SCG or any amended, the “Business Combination Agreement”), by and among of its successors or any “group”, or any member of any such the Company, Opportunity Financial, LLC, a Delaware limited group, of which such persons are a party under Rule 13d-5 liability company (“OppFi”), OppFi Shares, a Delaware limited of the Exchange Act beneficial ownership of fifteen percent liability company (“OFS”) and Todd Schwartz, in his capacity as (15%) or more of the then outstanding voting stock of the the member’s representative (the “Members’ Representative”), Company) for a period of three years following the time that and approve the other transactions contemplated thereby (the such stockholder became an interested stockholder, unless: “business combination” and such proposal, the “Business (a) prior to such time, the Board approved either the business Combination Proposal”); combination or the transaction that resulted in the stockholder Proposal No. 2 — NYSE Proposal — To consider and vote FOR AGAINST ABSTAIN becoming an interested stockholder, or (b) upon consummation upon a proposal to approve, for purposes of complying with of the transaction that resulted in the stockholder becoming applicable NYSE listing rules, the issuance of more than 20% of, an interested Stockholder, the interested stockholder owned the Company’s issued and outstanding common stock (i) pursuant at least 85% of the voting stock (as defined in the proposed to the terms of the Business Combination Agreement and (ii) upon charter) of the Company outstanding at the time the transaction the exchange of the Retained OppFi Units pursuant to the terms of commenced, excluding for purposes of determining the voting the OppFi A&R LLCA, in each case, that may result in a Member stock outstanding (but not the outstanding voting stock owned owning more than 20% of our outstanding common stock, or more by the interested stockholder) those shares owned by (i) than 20% of the voting power, which could constitute a “change of persons who are directors and also officers and (ii) employee control” under NYSE rules; stock plans in which employee participants do not have the Proposal No. 3 — Charter Proposal — To consider and vote right to determine confidentially whether shares held subject FOR AGAINST ABSTAIN upon proposal to approve the Company’s proposed second to the plan will be tendered in a tender or exchange offer, or amended and restated certificate of incorporation (the “proposed (c) at or subsequent to such time, the business combination is charter”), substantially in the form attached to the accompanying approved by the Board and authorized at an annual or special proxy statement as Annex C, in connection with the business meeting of stockholders, and not by written consent, by the combination (the “Charter Proposal”); affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested Proposal No. 4 — Advisory Charter Proposals — To consider FOR AGAINST ABSTAIN stockholder, or (d) the stockholder became an interested and act upon the following proposals to approve and adopt, on a stockholder inadvertently and (i) as soon as practicable non-binding advisory basis, certain material differences between divested itself of ownership of sufficient shares so that the the Company’s amended and restated certificate of incorporation stockholder ceased to be an interested stockholder and (ii) was (as amended through the date of this proxy statement, the not, at any time within the three-year period immediately prior “current charter”) and the proposed charter, which are being to a business combination between the Company and such presented in accordance with the requirements of the U.S. stockholder, an interested stockholder but for the inadvertent Securities and Exchange Commission (the “SEC”) as eight acquisition of ownership; for more information on Section 203 separate sub-proposals of the Delaware General Corporation Law, see the section titled (collectively, the “Advisory Charter Proposals”): “Description of Securities — Certain Anti-Takeover Provisions    Advisory Charter Proposal A — to provide that special FOR AGAINST ABSTAIN of Delaware Law, the Company’s Certificate of Incorporation meetings of stockholders of the Company may be called, and Bylaws” (“Advisory Charter Proposal D”) at any time when the SCG Holders (as defined in the Proposal No. 5 — Incentive Plan Proposal — To consider and FOR AGAINST ABSTAIN accompanying proxy statement) beneficially own, in the vote upon a proposal to approve the Incentive Plan, substantially in aggregate, 35% or more of the voting power of the stock the form attached to the accompanying proxy statement as Annex of the Company entitled to vote generally in the election of E, including the authorization of the initial share reserve under the directors, by a representative of the SCG Holders (“Advisory Incentive Plan (the “Incentive Plan Proposal” and, collectively with Charter Proposal A”); the Business Combination Proposal, the NYSE Proposal and the    Advisory Charter Proposal B — to provide that, at any time FOR AGAINST ABSTAIN Charter Proposal, the “condition precedent proposals”); when the SCG Holders beneficially own, in the aggregate, less Proposal No. 6 — ESPP Proposal — To consider and vote FOR AGAINST ABSTAIN than 35% of the voting power of the stock of the Company upon a proposal to approve, assuming the condition precedent entitled to vote generally in the election of directors, any proposals are approved and adopted, the ESPP, substantially in action required or permitted to be taken by the stockholders the form attached to the accompanying proxy statement as Annex of the Company must be effected at a duly called annual or F, including the authorization of the initial share reserve under the special meeting of such holders and may not be effected by ESPP (the “ESPP Proposal”); written consent of the stockholders; provided, however, that Proposal No. 7 — Director Election Proposal — a proposal to FOR WITHHOLD FOR ALL any action required or permitted to be taken by the holders consider and vote upon a proposal to elect seven directors to serve ALL ALL EXCEPT of preferred stock, voting separately as a series or separately staggered terms on the Board until immediately following the 2022, as a class with one or more other such series, may be taken 2023 and 2024 annual meetings of our stockholders, as applicable without a meeting, without prior notice and without a vote, to and until their respective successors are duly elected and qualified; To withhold authority to vote for any the extent expressly so provided by the applicable certificate alternatively, in the event the condition precedent proposals are individual nominee(s), mark “For All of designation relating to such series of preferred stock not approved, to elect two directors to serve as Class I directors on Except” and write the name of the (“Advisory Charter Proposal B”); nominees on the line below the Board for a term of three years expiring at the annual meeting    Advisory Charter Proposal C — to provide that, at any time FOR AGAINST ABSTAIN of stockholders to be held in 2024 or until each such director’s when the SCG Holders beneficially own, in the aggregate, successor has been duly elected and qualified; and 35% or more of the voting power of the stock of the Company Proposal No. 8 — Adjournment Proposal — To consider and vote FOR AGAINST ABSTAIN entitled to vote generally in the election of directors, any upon a proposal to approve the adjournment of the special meeting action required or permitted to be taken at any annual or to a later date or dates, if necessary, to permit further solicitation special meeting of stockholders of the Company may be taken and vote of proxies if there are insufficient votes for, or otherwise in without a meeting, without prior notice and without a vote, if connection with, the approval of the condition precedent proposals a consent or consents in writing, setting forth the action so (the “Adjournment Proposal”). The Adjournment Proposal will only taken, shall be signed by the holders of outstanding stock be presented at the special meeting if there are not sufficient votes having not less than the minimum number of votes that would to approve the condition precedent proposal be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having Date:_, 2021 custody of the books in which proceedings of meetings of stockholders are recorded (“Advisory Charter Proposal C”);    Advisory Charter Proposal D — to provide that the Company FOR AGAINST ABSTAIN Signature opts out of Section 203 of the Delaware General Corporation Law, which prevents certain Delaware corporations, under Signature (If held jointly) certain circumstances, from engaging in a “business When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee combination” with certain “interested stockholders” and their affiliates, and, instead, effective immediately following or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person. The shares the Closing of the business combination, the Company represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned shall not engage in any business combination (as defined stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposals 1 through 8. If any other in the proposed charter), at any point in time at which the matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote Company’s common stock is registered under Section 12(b) on such matters in their discretion.